FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-286596-06

The information in this preliminary prospectus is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This preliminary prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED NOVEMBER 9, 2026, IS SUBJECT TO COMPLETION
AND MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

PROSPECTUS

$572,889,000 (Approximate)

BENCHMARK 2026-V25 MORTGAGE TRUST
(Central Index Key number 0002155221)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)
Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

Goldman Sachs Mortgage Company

(Central Index Key number 0001541502)

German American Capital Corporation

(Central Index Key number 0001541294)

Barclays Capital Real Estate Inc.

(Central Index Key Number 0001549574)

Bank of Montreal

(Central Index Key number 0000927971)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2026-V25

The Benchmark 2026-V25 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2026-V25, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series and the Uncertificated VRR Interest) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will primarily consist of a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial, multifamily and manufactured housing community properties, which will generally be the sole source of payment on the certificates and the Uncertificated VRR Interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in December 2026. The rated final distribution date for the offered certificates is November 2059.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$3,100,000%		(5)
Class A-2	(6)%		(5)
Class A-3	(6)%		(5)
Class X-A	$454,416,000	(7)%	Variable IO(8)
Class X-B	$118,473,000	(7)%	Variable IO(8)
Class A-S	$60,048,000%		(5)
Class B	$33,270,000%		(5)
Class C	$25,155,000%		(5)

(Footnotes to table begin on page 3)

You should carefully consider the summary of risk factors and risk factors beginning on page 70 and page 72, respectively, of this prospectus.

Neither the Series 2026-V25 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2026-V25 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., Barclays Capital Inc., BMO Capital Markets Corp., Academy Securities, Inc. and Drexel Hamilton, LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part.  The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale.  Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, BMO Capital Markets Corp., Deutsche Bank Securities Inc. and Barclays Capital Inc. are acting as co-lead managers and as joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 49.8% of each class of offered certificates, Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 27.2% of each class of offered certificates, Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 9.4% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 8.7% of each class of offered certificates and BMO Capital Markets Corp. is acting as sole bookrunning manager with respect to approximately 5.0% of each class of offered certificates.  Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about November 30, 2026. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately [__]% of the aggregate principal balance of the offered certificates, plus accrued interest from November 1, 2026, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

Citigroup	Deutsche Bank Securities	Barclays	BMO Capital Markets	Goldman Sachs & Co. LLC
Co-Lead Managers and Joint Bookrunners
Academy Securities Co-Manager	Drexel Hamilton Co-Manager
November , 2026

BENCHMARK 2026-V25 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2026-V25

INDIANA
2 properties
$10,175,000
1.5% of balance
PENNSYLVANIA
3 properties
$23,389,615
3.4% of balance
MISSOURI
1 property
$68,000,000
10.0% of balance
ILLINOIS
6 properties
$5,772,000
0.8% of balance
MICHIGAN
1 property
$1,961,809
0.3% of balance
NEW YORK
14 properties
$108,901,926
15.9% of balance
WASHINGTON
1 property
$50,000,000
7.3% of balance
OHIO
7 properties
$60,896,000
8.9% of balance
NEW JERSEY
5 properties
$59,475,712
8.7% of balance
DISTRICT OF COLUMBIA
1 property
$20,000,000
2.9% of balance
CALIFORNIA
5 properties
$49,665,500
7.3% of balance
VIRGINIA
1 property
$28,000,000
4.1% of balance
GEORGIA
2 properties
$15,302,094
2.2% of balance
ARIZONA
3 properties
$13,600,000
2.0% of balance
NEW MEXICO
3 properties
$9,100,000
1.3% of balance
TENNESSEE
1 property
$766,332
0.1% of balance
TEXAS
7 properties
$96,295,645
14.1% of balance
LOUISIANA
6 properties
$19,961,851
2.9% of balance
KENTUCKY
1 property
$18,000,000
2.6% of balance
FLORIDA
5 properties
$24,070,017
3.5% of balance
% of Initial Pool Balance
10.1% - 15.9%
5.0% - 10.0%
2.0% - 4.9%
0.1% - 1.9%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2026-V25 certificates as well as the non-offered Uncertificated VRR Interest discussed in the footnotes below.

Classes of Certificates	Approximate Initial Certificate Balance, Principal Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$3,100,000		30.000%	%	(5)	2.28	12/26 – 03/31
Class A-2	(6)		30.000%	%	(5)	(6)	(6)
Class A-3	(6)		30.000%	%	(5)	(6)	(6)
Class X-A	$454,416,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class X-B	$118,473,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class A-S	$60,048,000		20.750%	%	(5)	4.96	11/31 – 11/31
Class B	$33,270,000		15.625%	%	(5)	4.96	11/31 – 11/31
Class C	$25,155,000		11.750%	%	(5)	4.96	11/31 – 11/31
Non-Offered Certificates(9)
Class X-D	$21,910,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class X-E	$13,794,000	(7)	N/A	%	Fixed IO(8)	N/A	N/A
Class X-F	$9,738,000	(7)	N/A	%	Fixed IO(8)	N/A	N/A
Class X-G	$8,926,000	(7)	N/A	%	Fixed IO(8)	N/A	N/A
Class X-J	$21,909,825	(7)	N/A	%	Fixed IO(8)	N/A	N/A
Class D	$21,910,000		8.375%	%	(5)	4.96	11/31 – 11/31
Class E	$13,794,000		6.250%	%	(5)	4.96	11/31 – 11/31
Class F	$9,738,000		4.750%	%	(5)	4.96	11/31 – 11/31
Class G	$8,926,000		3.375%	%	(5)	4.96	11/31 – 11/31
Class J	$21,909,825		0.000%	%	(5)	4.96	11/31 – 11/31
Class S(10)	N/A		N/A	N/A	N/A	N/A	N/A
Class R(10)	N/A		N/A	N/A	N/A	N/A	N/A

Non-Offered Vertical Risk Retention Interest(9)
Combined VRR Interest(11)	$34,166,675	(12)	(13)	(14)	(14)	4.88	12/26 – 11/31

(1)	Approximate, subject to a variance of plus or minus 5% and further subject to any additional variances described in the footnotes below. In addition, the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G and Class X-J certificates (collectively, the “Class X certificates”) may vary depending upon the final pricing of the respective classes of non-vertically retained principal balance certificates (as defined in footnote (5) below) whose certificate balances comprise such notional amounts, and if as a result of such pricing (a) the pass-through rate of any class of Class X certificates would be equal to zero at all times, such class of Class X certificates will not be issued on the closing date of this securitization or (b) the pass-through rate of any class of non-vertically retained principal balance certificates whose certificate balance comprises the notional amount of any class of Class X certificates is at all times equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, the certificate balance of such class of non-vertically retained principal balance certificates may not be part of, and there may be a corresponding reduction in, such notional amount of the related class of Class X certificates.
(2)	“Approximate Initial Credit Support" means, with respect to any class of non-vertically retained principal balance certificates, the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates, if any, junior to the subject class of non-vertically retained principal balance certificates, divided by (ii) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates. The approximate initial credit support percentages set forth for the Class A-1, Class A-2 and Class A-3 certificates are represented in the aggregate. The approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest (as defined in footnote (11) below) or any trust subordinate companion loan (as discussed in the paragraph immediately following these footnotes).
(3)	Approximate per annum rate as of the closing date.
(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations”.
(5)	For any distribution date, the pass-through rate for each class of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class J certificates (collectively, the “non-vertically retained principal balance certificates ”, and collectively with the Class X certificates, the Class S certificates and the Class R certificates, the “non-vertically retained certificates”) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate described in clause (ii), or (iv) the weighted average rate described in clause (ii) less a specified percentage, but no less than 0.000%. Any trust subordinate companion loan will not be taken into account in determining the pass-through rate on any class of certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(6)	The exact initial certificate balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, weighted average lives and principal windows of the Class A-2 and Class A-3 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-2 and Class A-3 certificates is expected to be approximately $451,316,000, subject to a variance of plus or minus 5%.
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Class of Certificates	Expected Range of Initial Certificate Balances	Expected Range of Weighted Avg. Lives (Yrs)	Expected Range of Principal Windows
Class A-2	$0 – $175,000,000	N/A – 4.81	N/A / 03/31 – 10/31
Class A-3	$276,316,000 – $451,316,000	4.90 – 4.86	10/31 – 11/31 / 03/31 – 11/31
(7)	The Class X certificates will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the non-vertically retained principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):
Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2 and Class A-3
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D
Class X-E	Class E
Class X-F	Class F
Class X-G	Class G
Class X-J	Class J
(8)	The pass-through rate for each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus.
(9)	The classes of certificates and/or uncertificated interests set forth under “Non-Offered Certificates” and “Non-Offered Vertical Risk Retention Interest” in the table and any loan-specific certificates (as discussed in the paragraph immediately following these footnotes) are not offered by this prospectus.
(10)	Neither the Class S certificates nor the Class R certificates will have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. A specified portion of any excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates as set forth in “Description of the Certificates-Distributions-Excess Interest”. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.
(11)	In satisfaction of Citi Real Estate Funding Inc.’s risk retention obligations as “retaining sponsor” for this securitization transaction, Citi Real Estate Funding Inc. is expected to acquire (or cause one or more other retaining parties to acquire) from the depositor, on the closing date for this transaction, portions of an “eligible vertical interest” in the form of a “single vertical security” with an initial principal balance of approximately $34,166,675 (the “Combined VRR Interest”), and which portions will be both certificated (in the form of the Class VRR certificates) and uncertificated (in the form of an uncertificated VRR interest (the “Uncertificated VRR Interest”)). The initial principal balance of the Combined VRR Interest is expected to represent at least 5.0% of the aggregate principal balance of all the “ABS interests” (i.e., the sum of the aggregate initial certificate balance of all of the certificates (other than the Class R certificates) and the initial principal balance of the Uncertificated VRR Interest) issued by the issuing entity on the closing date for this transaction, as described under “Credit Risk Retention”. The Combined VRR Interest will consist of the Uncertificated VRR Interest and the Class VRR certificates. The Combined VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. “Retaining sponsor,” “eligible vertical interest,” “single vertical security” and “ABS interests” will have the meanings given to such terms in Regulation RR. See “Credit Risk Retention”. The Combined VRR Interest is not offered hereby.
(12)	Constitutes the principal balance of the Combined VRR Interest (the “Combined VRR Interest Balance”), which consists of the aggregate of the certificate balance of the Class VRR certificates and the principal balance of the Uncertificated VRR Interest.
(13)	Although the approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest, losses incurred on the mortgage loans will be allocated between the Combined VRR Interest, on the one hand, and the non-vertically retained principal balance certificates, on the other hand, pro rata in accordance with the Combined VRR Interest Balance and the aggregate outstanding certificate balance of the non-vertically retained principal balance certificates. See “Credit Risk Retention” and “Description of the Certificates”. The Class VRR certificates and the non-vertically retained principal balance certificates are collectively referred to in this prospectus as the “principal balance certificates”, and the Class VRR certificates and the non-vertically retained certificates are collectively referred to in this prospectus as the “certificates”.
(14)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the Combined VRR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

If the assets of the issuing entity include one or more promissory notes evidencing a generally subordinate portion of a whole loan that is to be serviced under the pooling and servicing agreement for this securitization, then (if so specified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”) one or more classes of “loan-specific certificates” will be, and certain related uncertificated loan-specific interests may be, issued by the issuing entity that are solely backed by such subordinate portion of such whole loan (such subordinate portion being referred to in this prospectus as a “trust subordinate companion loan”), which loan-specific certificates and any related uncertificated loan-specific interests are not offered by this prospectus. The loan-specific certificates are not “certificates” or “offered certificates” for purposes of this prospectus. Each subseries of loan-specific certificates that is backed by a particular trust subordinate companion loan will be offered pursuant to, and more fully described in, a separate related offering circular. None of the calculations in

4

the Certificate Summary table above take into account any trust subordinate companion loans or loan-specific certificates. Each subseries of loan-specific certificates and any related uncertificated loan-specific interests will only be entitled to receive distributions from, and will only incur losses with respect to, the related trust subordinate companion loan, and the issuance thereof should be considered a separate securitization. Each trust subordinate companion loan will be included as an asset of the issuing entity but will not constitute a “mortgage loan” and will not be part of the mortgage pool backing the classes of certificates specifically identified in the Certificate Summary table above or the footnotes thereto. See “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

For avoidance of doubt, the assets of the issuing entity will not include any trust subordinate companion loans and accordingly all references to “trust subordinate companion loan”, “trust subordinate companion loans”, “trust subordinate companion whole loan”, “trust subordinate companion whole loans”, “loan-specific certificate”, “loan-specific certificates” and any related concepts are to be disregarded.

The Class X-D, Class X-E, Class X-F, Class X-G, Class X-J, Class D, Class E, Class F, Class G, Class J, Class VRR, Class S and Class R certificates, the Uncertificated VRR Interest and any classes of loan-specific certificates or related uncertificated loan-specific interests (if applicable) are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates or concerning the Uncertificated VRR Interest is presented solely to enhance your understanding of the offered certificates.

5

Table of Contents

Certificate Summary	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in this Prospectus	13
Summary of Terms	21
(This page intentionally left blank)	68
Summary of Risk Factors	69
Special Risks	69
Risks Relating to the Mortgage Loans	69
Risks Relating to Conflicts of Interest	70
Other Risks Relating to the Certificates	70
Risk Factors	71
Special Risks	71
Pandemics and any Related Governmental Response May Adversely Affect the Global Economy and May Adversely Affect the Performance of the Mortgage Loans and the Certificates	71
Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties	73
Risks Relating to the Mortgage Loans	73
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	73
Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	74
Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	80
Any Analysis of the Value or Income Producing Ability of a Commercial, Multifamily or Manufactured Housing Community Property Is Highly Subjective and Subject to Error	81
Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	83
The Types of Properties That Secure the Mortgage Loans Present Special Risks	88
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	107

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	108
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	110
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	110
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	111
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	112
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	113
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	113
Risks Related to Zoning Non-Compliance and Use Restrictions	114
Risks Relating to Inspections of Properties	115
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	115
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	115
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	117
Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates	117
Terrorism Insurance May Not Be Available for All Mortgaged Properties	118
Risks Associated with Blanket Insurance Policies or Self-Insurance	119
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	119
Limited Information Causes Uncertainty	119
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	120
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	120

6

The Mortgage Loans Have Not Been Reviewed or Re-underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	121
Static Pool Data Would Not Be Indicative of the Performance of This Pool	122
Appraisals May Not Reflect Current or Future Market Value of Each Property	122
Seasoned Mortgage Loans Present Additional Risk of Repayment	123
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	123
The Borrower’s Form of Entity May Cause Special Risks	124
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	126
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	127
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	128
Tenancies-in-Common May Hinder Recovery	129
Risks Relating to Enforceability of Cross-Collateralization Arrangements	129
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	130
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	131
Various Other Laws Could Affect the Exercise of Lender’s Rights	132
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates	132
Risks of Anticipated Repayment Date Loans	133
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	133
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	135
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	135

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	136
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	136
Risks Relating to Tax Credits	136
Risks Relating to Conflicts of Interest	137
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	137
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	139
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	140
Potential Conflicts of Interest of the Operating Advisor	143
Potential Conflicts of Interest of the Asset Representations Reviewer	143
Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder	144
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	145
Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan	146
Other Potential Conflicts of Interest May Affect Your Investment	147
Other Risks Relating to the Certificates	147
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	147
The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline	147
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	148
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	151
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	152

7

Your Yield May Be Affected by Defaults, Prepayments and Other Factors	152
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates	157
Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest	157
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	157
Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment	158
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment	159
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	159
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	160
The Servicing of the 636 West 158th Street Whole Loan and the Franklin Avenue Plaza Whole Loan Will Shift to Other Servicers	160
The Controlling Pari Passu Companion Loan for One or More of the Outside Serviced Whole Loans Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern the Servicing of Such Whole Loan Have Yet to Be Finalized	160
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	161
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	161
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	161

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	162
Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	162
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	162
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	163
Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	164
Changes in Pool Composition Will Change the Nature of Your Investment	165
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates	166
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	166
State, Local and Other Tax Considerations	168
General Risk Factors	168
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	168
The Offered Certificates May Not Be a Suitable Investment for You	169
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	169
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	169
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	171
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	174
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	175

8

Description of the Mortgage Pool	176
General	176
Certain Calculations and Definitions	178
Statistical Characteristics of the Mortgage Loans	187
Overview	187
Property Types	188
Specialty Use Concentrations	195
Mortgage Loan Concentrations	196
Geographic Concentrations	197
Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History	198
Tenancies-in-Common and Diversified Ownership	198
Condominium Interests and Other Shared Interests	198
Condemnations	199
Delinquency Information	199
Environmental Considerations	199
Litigation and Other Legal Considerations	203
Redevelopment, Expansion and Renovation	204
Default History, Bankruptcy Issues and Other Proceedings	205
Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases	205
Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts	206
Tenant Issues	207
Tenant Concentrations	207
Lease Expirations and Terminations	208
Unilateral Lease Termination Rights	209
Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants	210
Rights to Cease Operations (Go Dark) at the Leased Property	212
Termination Rights of Government Sponsored Tenants	212
Other Tenant Termination Issues	213
Rights to Sublease	213
Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs	213
Charitable Institutions / Not-For-Profit Tenants	215
Affiliated Leases and Master Leases	215
Purchase Options, Rights of First Offer and Rights of First Refusal	216
Insurance Considerations	217
Zoning and Use Restrictions	218
Non-Recourse Carveout Limitations	218

Real Estate and Other Tax Considerations	219
Certain Terms of the Mortgage Loans	221
Due Dates; Mortgage Rates; Calculations of Interest	221
ARD Loans	221
Single-Purpose Entity Covenants	222
Prepayment Provisions	223
Defeasance; Collateral Substitution	226
Partial Releases	227
Additions to the Mortgaged Property	229
Escrows	229
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	230
Mortgaged Property Accounts	230
Additional Indebtedness	231
Existing Additional Secured Debt	231
Existing Mezzanine Debt	231
Permitted Mezzanine Debt	232
Preferred Equity and Preferred Return Arrangements	232
Permitted Unsecured Debt and Other Debt	233
The Whole Loans	234
General	234
The Serviced Pari Passu Whole Loans	236
The Outside Serviced Pari Passu Whole Loans	239
Additional Mortgage Loan Information	241
The Trust Subordinate Companion Loan(s)	242
Transaction Parties	243
The Sponsors and the Mortgage Loan Sellers	243
Citi Real Estate Funding Inc.	243
Bank of Montreal	251
Barclays Capital Real Estate Inc.	259
German American Capital Corporation	265
Goldman Sachs Mortgage Company	273
Compensation of the Sponsors	281
The Depositor	281
The Issuing Entity	282
The Trustee	283
The Certificate Administrator	284
Servicers	285
General	285
The Master Servicer	286
The Special Servicer	290
The Outside Servicers and the Outside Special Servicers	292
The Operating Advisor and the Asset Representations Reviewer	292
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	293
Transaction Party and Related Party Affiliations	293
Interim Servicing Arrangements	294
Interim and Other Custodial Arrangements	294
Whole Loans and Mezzanine Loan Arrangements	294
Other Arrangements	295
Credit Risk Retention	296
General	296

9

Qualifying CRE Loans; Required Credit Risk Retention Percentage	297
The Combined VRR Interest	297
Hedging, Transfer and Financing Restrictions	302
Description of the Certificates	304
General	304
Distributions	306
Method, Timing and Amount	306
Available Funds	307
Priority of Distributions	309
Pass-Through Rates	312
Interest Distribution Amount	313
Principal Distribution Amount	313
Certain Calculations with Respect to Individual Mortgage Loans	315
Excess Interest	316
Application Priority of Mortgage Loan Collections or Whole Loan Collections	316
Allocation of Yield Maintenance Charges and Prepayment Premiums	318
Assumed Final Distribution Date; Rated Final Distribution Date	320
Prepayment Interest Shortfalls	320
Subordination; Allocation of Realized Losses	322
Reports to Certificateholders; Certain Available Information	324
Certificate Administrator Reports	324
Information Available Electronically	328
Delivery, Form, Transfer and Denomination	333
Book-Entry Registration	333
Voting Rights	336
Definitive Certificates	337
Certificateholder Communication	337
Access to Certificateholders’ Names and Addresses	337
Requests to Communicate	337
The Mortgage Loan Purchase Agreements	339
Sale of Mortgage Loans; Mortgage File Delivery	339
Representations and Warranties	344
Cures, Repurchases and Substitutions	344
Dispute Resolution Provisions	348
Asset Review Obligations	348
The Pooling and Servicing Agreement	348
General	348
Certain Considerations Regarding the Outside Serviced Whole Loans	352
Assignment of the Mortgage Loans	353
Servicing of the Mortgage Loans	354
Subservicing	359
Advances	360
Accounts	365
Withdrawals from the Collection Account	367
Application of Loss of Value Payments	369
Servicing and Other Compensation and Payment of Expenses	370
Master Servicing Compensation	370
Special Servicing Compensation	373

Trustee / Certificate Administrator Compensation	376
Operating Advisor Compensation	377
CREFC® Intellectual Property Royalty License Fee	377
Asset Representations Reviewer Compensation	378
Fees and Expenses	379
Application of Penalty Charges and Modification Fees	385
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	385
Due-On-Sale	385
Due-On-Encumbrance	386
Appraisal Reduction Amounts	387
Inspections	392
Evidence as to Compliance	392
Limitation on Liability; Indemnification	394
Servicer Termination Events	397
Rights Upon Servicer Termination Event	398
Waivers of Servicer Termination Events	400
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	401
General	401
Excluded Special Servicer Mortgage Loans	402
Removal of the Special Servicer by Certificateholders Following a Control Termination Event	402
Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor	403
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	404
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	404
Amendment	406
Realization Upon Mortgage Loans	409
Specially Serviced Loans; Appraisals	409
Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans	409
Sale of Defaulted Mortgage Loans and REO Properties	411
Modifications, Waivers and Amendments	413
Directing Holder	415
General	415
Limitation on Liability of the Directing Holder	422
Consulting Parties	422
Operating Advisor	423
General Obligations	423
Review Materials	424
Consultation Rights	426
Reviewing Certain Calculations	427
Annual Report	427
Replacement of the Special Servicer	429

10

Operating Advisor Termination Events	429
Rights Upon Operating Advisor Termination Event	430
Eligibility of Operating Advisor	430
Termination of the Operating Advisor Without Cause	431
Asset Status Reports	431
The Asset Representations Reviewer	432
Asset Review	432
Eligibility of Asset Representations Reviewer	436
Other Obligations of Asset Representations Reviewer	437
Delegation of Asset Representations Reviewer’s Duties	437
Asset Representations Reviewer Termination Events	438
Rights Upon Asset Representations Reviewer Termination Event	438
Termination of the Asset Representations Reviewer Without Cause	439
Resignation of Asset Representations Reviewer	439
Asset Representations Reviewer Compensation	439
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	439
Repurchase Request Delivered by a Certificateholder	439
Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement	440
Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer	440
Dispute Resolution Provisions	440
Resolution of a Repurchase Request	440
Mediation and Arbitration Provisions	443
Rating Agency Confirmations	444
Termination; Retirement of Certificates	446
Optional Termination; Optional Mortgage Loan Purchase	446
Servicing of the Outside Serviced Mortgage Loans	447
General	447
Specified Servicing Matters	448
Servicing Shift Mortgage Loans	451
Related Provisions of the Pooling and Servicing Agreement	451
Use of Proceeds	452
Yield, Prepayment and Maturity Considerations	453
Yield	453
Yield on the Class X-A and Class X-B Certificates	455
Weighted Average Life of the Offered Certificates	456
Price/Yield Tables	460
Material Federal Income Tax Consequences	464

General	464
Qualification as a REMIC	464
Status of Offered Certificates	466
Taxation of the Regular Interests	466
General	466
Original Issue Discount	466
Acquisition Premium	468
Market Discount	468
Premium	469
Election to Treat All Interest Under the Constant Yield Method	469
Treatment of Losses	470
Prepayment Premiums and Yield Maintenance Charges	470
Sale or Exchange of Regular Interests	471
Taxes That May Be Imposed on a REMIC	471
Prohibited Transactions	471
Contributions to a REMIC After the Startup Day	472
Net Income from Foreclosure Property	472
Bipartisan Budget Act of 2015	472
Taxation of Certain Foreign Investors	473
FATCA	474
Backup Withholding	474
Information Reporting	474
3.8% Medicare Tax on “Net Investment Income”	474
Reporting Requirements	474
Tax Return Disclosure and Investor List Requirements	475
Certain State, Local and Other Tax Considerations	475
ERISA Considerations	475
General	475
Plan Asset Regulations	477
Prohibited Transaction Exemptions	478
Underwriter Exemption	478
Exempt Plans	481
Insurance Company General Accounts	481
Ineligible Purchasers	482
Further Warnings	482
Consultation with Counsel	482
Tax Exempt Investors	483
Legal Investment	483
Certain Legal Aspects of the Mortgage Loans	484
General	485
Types of Mortgage Instruments	485
Installment Contracts	486
Leases and Rents	486
Personalty	487
Foreclosure	487
General	487
Foreclosure Procedures Vary From State to State.	487
Judicial Foreclosure	488
Equitable and Other Limitations on Enforceability of Particular Provisions	488
Nonjudicial Foreclosure/Power of Sale	488

11

Public Sale	489
Rights of Redemption	490
One Action and Security First Rules	490
Anti-Deficiency Legislation	491
Leasehold Considerations	491
Cooperative Shares	492
Bankruptcy Issues	492
Automatic Stay	492
Modification of Lender’s Rights	492
Leases and Rents	493
Lease Assumption or Rejection by Tenant	494
Lease Rejection by Lessor – Tenant’s Right	494
Ground Lessee or Ground Lessor	495
Single-Purpose Entity Covenants and Substantive Consolidation	496
Sales Free and Clear of Liens	496
Post-Petition Credit	497
Avoidance Actions	497
Management Agreements	497
Certain of the Borrowers May Be Partnerships	498
Environmental Considerations	499
General	499
Environmental Assessments	499
Superlien Laws	499

ANNEX A – Certain CHARACTERISTICS OF THE MORTGAGE LOANS and Mortgaged Properties	A-1
ANNEX B – significant loan summaries	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (CREFI, GACC, Barclays AND BMO)	E-1A-1
Annex E-1B – Exceptions to Mortgage Loan representations and warranties (CREFI, GACC Barclays AND BMO)	E-1B-1
ANNEX E-2A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (GSMC)	E-2A-1
Annex E-2B – Exceptions to Mortgage Loan representations and warranties (GSMC)	E-2B-1

CERCLA	499
Other Federal and State Laws	500
Additional Considerations	501
Due-On-Sale and Due-On-Encumbrance Provisions	501
Junior Liens; Rights of Holders of Senior Liens	502
Subordinate Financing	502
Default Interest and Limitations on Prepayments	502
Applicability of Usury Laws	503
Americans with Disabilities Act	503
Servicemembers Civil Relief Act	503
Anti-Money Laundering, Economic Sanctions and Bribery	504
Potential Forfeiture of Assets	504
Ratings	505
Plan of Distribution (Underwriter Conflicts of Interest)	507
Incorporation of Certain Information by Reference	508
Where You Can Find More Information	509
Financial Information	509
Legal Matters	509
Index of Certain Defined Terms	510

12

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS HAVE NO OBLIGATION TO MAKE A MARKET IN THE OFFERED CERTIFICATES. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN REGULATORY REQUIREMENTS APPLICABLE TO MARKETING, HOLDING AND SELLING OF, OR ISSUING QUOTATIONS WITH RESPECT TO, THE OFFERED CERTIFICATES OR ASSET BACKED SECURITIES GENERALLY. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—THE OFFERED CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE OFFERED CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SPONSORS, THE ORIGINATORS, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

▪     This prospectus begins with two introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary”, which sets forth important statistical information relating to the offered certificates; and
●	the “Summary of Terms”, which gives a brief introduction to the key features of the offered certificates and a description of the underlying mortgage loans.

Additionally, the “Summary of Risk Factors” and “Risk Factors” describe the material risks that apply to the offered certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

13

In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.
●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.
●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD, DISTRIBUTED OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD, DISTRIBUTED OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (“UK”). FOR THIS PURPOSE, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE OR BOTH OF THE FOLLOWING: (I) NOT A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED) AND AS AMENDED; OR (II) NOT A QUALIFIED INVESTOR (“UK QUALIFIED INVESTOR”), AS DEFINED IN PARAGRAPH 15 OF SCHEDULE 1 TO THE PUBLIC OFFERS AND ADMISSIONS TO TRADING REGULATIONS 2024 (AS AMENDED, THE “POATRS”). CONSEQUENTLY, NO DISCLOSURE DOCUMENT REQUIRED BY THE PRODUCT DISCLOSURE SOURCEBOOK (AS AMENDED, “DISC”) OF THE HANDBOOK OF RULES AND GUIDANCE ADOPTED BY THE UK’S FINANCIAL CONDUCT AUTHORITY (AS AMENDED, THE “FCA HANDBOOK”) FOR OFFERING, SELLING OR DISTRIBUTING THE OFFERED CERTIFICATES, OR OTHERWISE MAKING THEM AVAILABLE, TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED, AND THEREFORE OFFERING, SELLING OR DISTRIBUTING THE OFFERED CERTIFICATES, OR OTHERWISE MAKING THEM AVAILABLE, TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER DISC AND THE CONSUMER COMPOSITE INVESTMENTS (DESIGNATED ACTIVITIES) REGULATIONS 2024 (AS AMENDED).

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE POATRS OR THE PROSPECTUS RULES: ADMISSION TO TRADING ON A REGULATED MARKET SOURCEBOOK OF THE FCA HANDBOOK. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL ONLY BE MADE TO UK QUALIFIED INVESTORS. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF

14

THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY PERSON SUBSEQUENTLY OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) WHO IS SUBJECT TO THE PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK OF THE FCA HANDBOOK (AS AMENDED, THE “UK MIFIR PRODUCT GOVERNANCE RULES”) IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12B OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

15

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED AS FOLLOWS:

PROHIBITION ON SALES TO UK RETAIL INVESTORS

(A)       IT HAS NOT OFFERED, SOLD, DISTRIBUTED OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL, DISTRIBUTE OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UK. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “UK RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: UNITED KINGDOM” ABOVE; AND
●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO BUY OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

OTHER UK REGULATORY RESTRICTIONS

(B)       IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(C)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THIS PURPOSE, AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (“EU QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO EU QUALIFIED INVESTORS. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF

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THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY EU RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “EU RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA” ABOVE; AND
●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

Eu SECURITIZATION RULES AND UK SECURITIZATION RULES

NO PARTY INTENDS TO TAKE ANY ACTION WITH REGARD TO THIS TRANSACTION IN A MANNER PRESCRIBED OR CONTEMPLATED BY THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION RULES AND THE UK SECURITIZATION RULES, SEE “RISK FACTORS—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH

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DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN

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CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION

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EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,
●	political and/or social conditions, and
●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

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Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Benchmark 2026-V25 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2026-V25.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor”.
Issuing Entity	Benchmark 2026-V25 Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of November 1, 2026, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

From time to time, reference is made in this prospectus to “trust interest”, “trust interests”, “trust interest owner” or “trust interest owners”. A “trust interest” is a certificated or uncertificated beneficial ownership interest in the issuing entity, and a “trust interest owner” is a holder or owner of a trust interest. With respect to this securitization transaction, the only “trust interests” will be the certificates and the Uncertificated VRR Interest, and the only “trust interest owners” will be the holders and beneficial owners of the certificates and the owner of the Uncertificated VRR Interest. For the avoidance of doubt, no loan-specific certificates or uncertificated loan-specific interests will be issued with respect to the issuing entity, and thus neither of those will be trust interests for purposes of this securitization transaction.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:
●	Citi Real Estate Funding Inc., a New York corporation (17 mortgage loans (49.8%));
●	Goldman Sachs Mortgage Company, a New York limited partnership (6 mortgage loans (19.7%));
●	German American Capital Corporation, a Maryland corporation (5 mortgage loans (8.7%));
●	Barclays Capital Real Estate Inc., a Delaware corporation (4 mortgage loans (6.9%));
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●	Bank of Montreal, a Canadian chartered bank (2 mortgage loans (5.0%)); and
●	Goldman Sachs Mortgage Company/ Barclays Capital Real Estate Inc. (1 mortgage loan (9.95%)).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart. In some cases, a mortgage loan may be part of a whole loan that was co-originated by multiple parties. In such cases, only the party or parties that funded the specific related note(s) being transferred to the issuing entity (in general, in each case, the party in whose favor a related note was made) will be identified in the following chart as an originator.
Originator(1)	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	17	$340,300,000	49.8%
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company(2)	6	$134,950,000	19.7%
German American Capital Corporation	German American Capital Corporation	5	$59,172,000	8.7%
Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	4	$46,911,500	6.9%
Bank of Montreal	Bank of Montreal	2	$34,000,000	5.0%
Goldman Sachs Bank USA / Barclays Capital Real Estate Inc.	Goldman Sachs Mortgage Company / Barclays Capital Real Estate Inc.(3)	1	$68,000,000	9.95%
	Total	35	$683,333,500	100.0%

(1)	Certain of the mortgage loans to be contributed to the securitization transaction are each part of a whole loan that was co-originated by the named originator(s) and one or more third party originators. See “Description of the Mortgage Pool—General”.
(2)	Goldman Sachs Mortgage Company has acquired or will acquire the mortgage loans or portions thereof that were originated, co-originated or acquired by its affiliate, Goldman Sachs Bank USA, on or prior to the closing date.
(3)	The West County Center Mortgage Loan (9.95%) is comprised of separate notes that are being sold by Goldman Sachs Mortgage Company and Barclays Capital Real Estate Inc. The West County Center mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA and Barclays Capital Real Estate Inc. The West County Center mortgage loan is evidenced by two promissory notes: (i) note A-1-1, with an outstanding principal balance of $51,000,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller; and (ii) note A-2-1, with an outstanding principal balance of $17,000,000 as of the cut-off date, as to which Barclays Capital Real Estate Inc. is acting as mortgage loan seller.

In addition, one or more sponsors may transfer to the depositor one or more subordinate notes evidencing a generally subordinate portion of a pari passu-AB whole loan or an AB whole loan (such subordinate portion being referred to in this prospectus as a “trust subordinate companion loan”, and such whole loan being referred to in this prospectus as a “trust

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subordinate companion whole loan”), which will be an asset of the issuing entity, will be serviced under the pooling and servicing agreement and will back, and be the sole source of payment on, the related loan-specific certificates and any related uncertificated loan-specific interests, but will not be included in the mortgage pool that will back the certificates. If a trust subordinate companion loan is part of the assets of the issuing entity, it will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

As regards the assets of the trust, references to “mortgage loan” and “mortgage loans” are intended to mean only a mortgage loan or group of mortgage loans that are part of the mortgage pool backing the certificates and are exclusive of any trust subordinate companion loans.

For avoidance of doubt, the assets of the issuing entity will not include any trust subordinate companion loans and accordingly all references to “trust subordinate companion loan”, “trust subordinate companion loans”, “trust subordinate companion whole loan”, “trust subordinate companion whole loans”, “loan-specific certificate”, “loan-specific certificates” and any related concepts are to be disregarded.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Master Servicer	Trimont LLC, a Georgia limited liability company, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced whole loans and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of Trimont LLC are located at Two Alliance Center, 3560 Lenox Road NE, Suite 2200, Atlanta, Georgia 30326 and 101 South Tryon Street, Charlotte, North Carolina 28280. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Whole Loans” below for a discussion of the mortgage loans included in the issuing entity that are part of a whole loan and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related whole loans that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced whole loans,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related whole loans that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as

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“outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced whole loans,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

A mortgage loan transferred to the issuing entity may be part of a separate whole loan that will initially be serviced pursuant to the pooling and servicing agreement for this securitization transaction.  However, upon the inclusion of a related controlling pari passu companion loan in a future securitization transaction, the servicing of such whole loan will shift to the servicing agreement (which will then become an outside servicing agreement) governing that future securitization transaction.  Accordingly, any such mortgage loan, the related companion loan(s) and the related whole loan will be: (i) a serviced mortgage loan, serviced companion loan(s) and a serviced whole loan, respectively, prior to any such shift in servicing; and (ii) an outside serviced mortgage loan, outside serviced companion loan(s) and an outside serviced whole loan, respectively, after the related shift in servicing occurs.  Any such mortgage loan, the related companion loan(s) and the related whole loan are sometimes referred to as a “servicing shift mortgage loan”, “servicing shift companion loan(s)” and a “servicing shift whole loan”, respectively.

See the chart entitled “Whole Loan Summary” under “The Mortgage Pool—The Whole Loans” below in this summary and the chart entitled “Servicing of the Whole Loans” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced whole loans, any outside serviced whole loans and any servicing shift whole loans.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	Torchlight Loan Services, LLC, a Delaware limited liability company, will be appointed the initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans (including any trust subordinate companion loan(s)) pursuant to the pooling and servicing agreement (other than any excluded special servicer mortgage loan). The principal special servicing offices of Torchlight Loan Services, LLC are located at 90 Park Avenue, 20th floor, New York, New York 10016. See “Transaction Parties—Servicers—The Special Servicer”.

The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction.

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See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The applicable directing holder will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such separate special servicer, an “excluded mortgage loan special servicer”). Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If there is no applicable directing holder entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan (or if there is a directing holder so entitled but it has not appointed a replacement special servicer within 30 days), an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

For avoidance of doubt, there will not be any excluded special servicer mortgage loan or trust subordinate companion whole loan as of the closing date of this securitization transaction.

Torchlight Loan Services, LLC is expected to be appointed as the initial special servicer for all serviced loans by Torchlight Debt Fund VIII Holdings (US), LLC, its affiliate, which is expected, on the closing date, to: (a) purchase the Class E, Class F, Class G and Class J certificates and also receive the Class S certificates, and (b) appoint itself (or an affiliate) the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. Torchlight Debt Fund VIII Holdings (US), LLC or its affiliates are also expected to purchase the Class X-E, Class X-F, Class X-G and Class X-J certificates and may purchase additional certificates. Torchlight Loan Services, LLC is also the special servicer pursuant to the Benchmark 2026-V21 pooling and servicing agreement, which governs the servicing of the 400 Arcola Road mortgage loan. See “—Directing Holder” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. Also, see “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for any additional instances where the special servicer may be removed solely with respect to a trust subordinate companion whole loan.

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A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced whole loan.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Trustee	Wilmington Savings Fund Society, FSB, a federal savings bank, will act as trustee. The corporate trust offices of the trustee are located at 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans; except that, with respect to any servicing shift whole loan, the trustee will not become the mortgagee of record unless the related servicing shift does not occur within 180 days after the closing date or the whole loan becomes specially serviced prior to the related servicing shift. Upon the occurrence of the related servicing shift with respect to any servicing shift whole loan, the trustee of the securitization of the related controlling pari passu companion loan will become the mortgagee of record. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, 26th Floor, New York, New York 10013 and for certificate transfer purposes are located at 480 Washington Boulevard, 16th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. In addition, subject to the terms of the pooling and servicing agreement, the certificate administrator will be primarily responsible for back-up advancing and, in such capacity, is referred to as the “back-up advancing agent”. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will, in general and
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under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:

●	after the occurrence and during the continuance of a control termination event, reviewing the actions of the special servicer with respect to specially serviced loans and with respect to major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;
●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;
●	reviewing for accuracy certain calculations made by the special servicer;
●	after the occurrence and during the continuance of a control termination event (and under the circumstances described in this prospectus), issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;
●	after the occurrence and during the continuance of a consultation termination event, recommending the replacement of the special servicer for all the serviced loans if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders and any other applicable trust interest owner(s) related to the mortgage pool (as a collective whole); and
●	after the occurrence and during the continuance of a control termination event, consulting on a non-binding basis with the special servicer with respect to major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced loan(s).

If the assets of the issuing entity include a trust subordinate companion loan, then the special servicer may be replaced, or the operating advisor may perform any of its other duties described above, solely with respect to such trust subordinate companion loan based on the recommendation of the operating advisor if, and under the circumstances, described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

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Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the holders of certificates evidencing the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related whole loans will or are expected to constitute the “outside serviced whole loans”), and such mortgage loans and whole loans will be (or, in the case of a servicing shift whole loan, if any, following the inclusion of the applicable pari passu companion loan in a future commercial mortgage securitization transaction, will be) serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling pari passu companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer(3)	Outside Special Servicer(3)	Outside Trustee(3)	Outside Custodian(3)	Outside Operating Advisor(3)	Initial Outside Controlling Class Representative(4)
Compass Storage National Portfolio 2.0	CREFI	Benchmark 2026-V24(5)	3.6%	Trimont	Argentic	Computershare	Computershare	BellOak	Argentic Securities Income USA 2 LLC
636 West 158th Street	BMO	(6)	3.5%	(6)	(6)	(6)	(6)	(6)	(7)
Hall of the States	GSMC	Benchmark 2026-V24(5)	2.9%	Trimont	Argentic	Computershare	Computershare	BellOak	Argentic Securities Income USA 2 LLC
Franklin Avenue Plaza	GSMC	(6)	2.9%	(6)	(6)	(6)	(6)	(6)	(7)
The Assembly	Barclays	BBCMS 2026-5C43	2.7%	Trimont	Rialto	Computershare	Computershare	Park Bridge	RREF V – D AIV RR L, LLC
400 Arcola Road	GSMC	Benchmark 2026-V21	1.5%	KeyBank	Torchlight	Computershare	Computershare	BellOak	Torchlight Debt Fund VIII Holdings (US), LLC
Whirlpool Portfolio	BMO	Benchmark 2026-V23(8)	1.5%	Midland(8)	K-Star(8)	Computershare(8)	Computershare(8)	Park Bridge(8)	(7)

(1)	Includes any servicing shift mortgage loans that, in each case, will become an outside serviced mortgage loan after the related shift in servicing occurs. However, until the securitization of the related controlling pari passu companion loan, a servicing shift whole loan will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.
(2)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.
(3)	“Argentic” means Argentic Services Company LP. “BellOak” means BellOak, LLC. “Computershare” means Computershare Trust Company, National Association. “CWCapital” means CWCapital Asset Management LLC. “DBNTC” means Deutsche Bank National Trust Company. “Greystone” means Greystone Servicing Company LLC. “K-Star” means K-Star Asset Management LLC. “KeyBank” means KeyBank National Association. “LNR” means LNR Partners, LLC. “Midland” means Midland Loan Services, a Division of PNC Bank, National Association. “Park Bridge” means Park Bridge Lender Services LLC. “Pentalpha” means Pentalpha Surveillance LLC. “Rialto” means Rialto Capital Advisors, LLC. “Torchlight” means Torchlight Loan Services, LLC “Trimont” means Trimont LLC.
(4)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent

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term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder” below.
(5)	The Benchmark 2026-V24 transaction is expected to close on November 13, 2026.
(6)	The 636 West 158th Street mortgage loan and the Franklin Avenue Plaza mortgage loan are servicing shift mortgage loans that, in each such case, (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement governing that future commercial mortgage securitization transaction. The parties to the outside servicing agreement for the securitization of the related controlling pari passu companion loan giving rise to a servicing shift have not been definitively identified.
(7)	With respect to each of the 636 West 158th Street mortgage loan, the Franklin Avenue Plaza mortgage loan and the Whirlpool Portfolio mortgage loan, there will be no initial outside controlling class representative with consent rights until the securitization of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction. See the “Whole Loan Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Whole Loans—General” for the identity of the related controlling note holder for the related whole loan.
(8)	The Whirlpool Portfolio mortgage loan (i) is currently being serviced and administered by an outside servicer and an outside special servicer pursuant to the pooling and servicing agreement for the Benchmark 2026-V23 securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be serviced and administered by an outside servicer and an outside special servicer pursuant to the outside servicing agreement governing that future commercial mortgage securitization transaction. The parties to the outside servicing agreement for the securitization of the related controlling pari passu companion loan giving rise to a servicing shift have not been definitively identified.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced whole loan, the related outside servicer will have primary servicing responsibilities with respect to the entire whole loan, the related outside special servicer will serve as special servicer of the entire whole loan, the related outside trustee generally serves as mortgagee of record with respect to the entire whole loan, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related whole loan (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

There are no serviced AB whole loans, serviced pari passu-AB whole loans, outside serviced AB whole loans, outside serviced pari passu-AB whole loans or trust subordinate companion loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.

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See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced whole loan.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Directing Holder	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be:
●	except (i) with respect to an excluded mortgage loan, (ii) with respect to a serviced whole loan that includes a trust subordinate companion loan (sometimes referred to in this prospectus as a “trust subordinate companion whole loan”) prior to a related control appraisal period, (iii) with respect to a serviced whole loan as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled whole loan”), and (iv) during any period that a control termination event has occurred and is continuing, the controlling class representative;
●	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), if and for so long as the applicable companion loan holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative, the holder of the related controlling note (during any such period, the “outside controlling note holder”); and
●	with respect to a trust subordinate companion whole loan (i) for so long as (A) no related control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan and (B) the related loan-specific controlling class representative otherwise retains the right to be the directing holder with respect thereto under the Series 2026-V25 pooling and servicing agreement, the loan-specific controlling class representative and (ii) for so long as a related control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan and a control termination event does not exist, the controlling class representative.

provided, that with respect to any serviced whole loan, the rights of the directing holder will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt: (A) the controlling class representative will not be the directing holder if and for so long as (1) a control termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) the related serviced whole loan is a serviced outside controlled whole loan, and/or (4) with respect to a trust subordinate companion whole loan, no related control appraisal period exists or is deemed

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to exist with respect to the related trust subordinate companion loan; and (B) with respect to any serviced outside controlled whole loan, the outside controlling noteholder or its representative will be the directing holder only if and for so long as such holder or its representative is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative.

Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative, an outside controlling note holder or a loan-specific controlling class representative, as applicable, is a directing holder in accordance with the foregoing definition, then there will be no directing holder for that serviced mortgage loan or serviced whole loan.

An “excluded mortgage loan” is, if the controlling class representative is the directing holder with respect to the subject mortgage loan, a mortgage loan or related whole loan with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or whole loan or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or whole loan, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

With respect to the serviced mortgage loans and serviced whole loans, in general:

●	the applicable directing holder will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, whole loans; and
●	the applicable directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans (or, in the case of a serviced outside controlled whole loan or a trust subordinate companion whole loan, solely with respect to the applicable whole loan).

For so long as it is serviced pursuant to the pooling and servicing agreement for this securitization, a servicing shift whole loan, if any, will be a serviced outside controlled whole loan and, after the related shift in servicing occurs, such whole loan will be an outside serviced whole loan.

If, with respect to any serviced outside controlled whole loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization and/or the related co-lender agreement may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class

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representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described under “—Controlling Class Representatives” below with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled whole loan is not included in a separate securitization trust and subject to an applicable outside servicing agreement, the related outside controlling note holder or its representative may retain such rights under the related co-lender agreement for a longer period than would otherwise be the case.

Any serviced whole loan with a subordinate companion loan that (i) is held outside the issuing entity and (ii) constitutes the controlling note, will initially be a serviced outside controlled whole loan. However, after such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control rights under the related co-lender agreement, in the event control shifts to the note included in this securitization transaction, then the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a whole loan.

With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced whole loan, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced whole loan, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Each directing holder may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as directing holder under the pooling and servicing agreement and/or any related co-lender agreement.

The directing holder, any outside controlling class representative or any of their respective representatives may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or whole loan(s) that could adversely affect the holders of some or all of the classes of offered certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or whole loan(s) with or without cause. The directing holder or any outside controlling class representative may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors— Risks Relating to Conflicts

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of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”.

“Loan-specific controlling class”, “loan-specific controlling class representative”, “loan-specific controlling class certificateholder” and related terms, if there is a related trust subordinate companion loan, will be defined under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan(s)”.

Controlling Class

Representative	The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then the most senior class of outstanding control eligible certificates will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class J. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class E, Class F, Class G and Class J certificates.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

A “control termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of

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certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); and provided, further, that with respect to any trust subordinate companion whole loan, the foregoing will only apply if a control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan. With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a control termination event will be deemed to exist.

A “consultation termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); provided, that with respect to any trust subordinate companion whole loan, the foregoing will only apply if a control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan. With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a consultation termination event will be deemed to exist.

Torchlight Debt Fund VIII Holdings (US), LLC is expected, on the closing date, to (i) purchase the Class E, Class F, Class G and Class J certificates and also receive the Class S certificates, and (ii) appoint itself or an affiliate as the initial controlling class representative. Torchlight Debt Fund VIII Holdings (US), LLC or its affiliates are also expected to purchase the Class X-E, Class X-F, Class X-G and Class X-J certificates and may purchase additional certificates.

Risk Retention

Consultation Parties	The “risk retention consultation parties”, with respect to any serviced mortgage loan or, if applicable, serviced whole loan, will be the parties selected by Citi Real Estate Funding Inc. and Goldman Sachs Bank USA, respectively. A risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any outside serviced mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any outside serviced mortgage loan), as further described in this prospectus. Notwithstanding the foregoing, no risk retention consultation party will have any consultation rights with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party. Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company, respectively, are expected to be appointed as the initial risk retention consultation parties.
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An “excluded RRCP mortgage loan” is a mortgage loan or whole loan with respect to which a risk retention consultation party, or the person entitled to appoint such risk retention consultation party, is a borrower party.

Consulting Parties	As used in this prospectus, a “consulting party”, with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be, each of:
(i)	except with respect to a serviced outside controlled whole loan, solely (a) after the occurrence and during the continuance of a control termination event, but prior to the occurrence and continuance of a consultation termination event, (b) for so long as the related mortgage loan is not an excluded mortgage loan, and (c) in the case of a trust subordinate companion whole loan, provided that an applicable control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan, the controlling class representative;
(ii)	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), solely (a) if and for so long as the holder of the mortgage loan included in this securitization transaction is entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (b) prior to the occurrence and continuance of a consultation termination event, and (c) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;
(iii)	with respect to any serviced whole loan that includes a pari passu companion loan, the holder of such pari passu companion loan if and to the extent such holder (a) is not the directing holder, and (b) is entitled to exercise consultation rights under the related co-lender agreement;
(iv)	solely after the occurrence and during the continuance of a control termination event (and, in the case of a trust subordinate companion whole loan, under any such other circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), the operating advisor;
(v)	with respect to a trust subordinate companion whole loan, provided that no applicable control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan, the related loan-specific controlling class representative (if and for so long as it is no longer the related directing holder, but is entitled to act as a consulting party under the Series 2026-V25 pooling and servicing agreement); and
(vi)	except with respect to any excluded RRCP mortgage loan, (a) for so long as no consultation termination event is continuing, with respect to any specially serviced loan, and (b) during the continuance of a consultation termination event, with respect to any mortgage loan, each risk retention consultation party;

provided, that with respect to any serviced whole loan, the rights of any consulting party set forth in clauses (i) through (iii) above will be subject

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to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt, with respect to the serviced mortgage loans and serviced whole loans, (A) the controlling class representative will not be a consulting party if and for so long as (1) a consultation termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) with respect to a trust subordinate companion whole loan, no applicable control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan, and/or (4) with respect to any serviced outside controlled whole loan, it is not entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (B) the operating advisor will not be a consulting party if and for so long as no control termination event (and, in the case of a trust subordinate companion whole loan, none of the other applicable circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”)has occurred and is continuing, (C) no risk retention consultation party will be a consulting party with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party, or with respect to any mortgage loans other than as described in clause (vi) of the immediately preceding paragraph, and (D) the consultation rights of the holder of a pari passu companion loan with respect to any related serviced whole loan will be subject to the terms of the related co-lender agreement.

Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative, the operating advisor, the risk retention consultation parties, a related loan-specific controlling class representative or a holder of a pari passu companion loan is a consulting party in accordance with the foregoing definition, then there will be no consulting party for that serviced mortgage loan or serviced whole loan.

Each consulting party may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as consulting party under the pooling and servicing agreement and/or any related co-lender agreement.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:
●	serve in multiple capacities with respect to this securitization transaction;
●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, a directing holder, a consulting party, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;
●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan; or
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●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;
●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or
●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or whole loan(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain

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breaches of representations and warranties and certain document defects.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan (and any trust subordinate companion loan), its respective due date in November 2026 (or, in the case of any mortgage loan (or trust subordinate companion loan) that has its first due date subsequent to November 2026, the date that would have been its due date in November 2026 under the terms thereof if a monthly payment were scheduled to be due in that month).
Closing Date	On or about November 30, 2026.
Distribution Date	The 4th business day following the related determination date of each month, beginning in December 2026.
Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in December 2026.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).
Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.
Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in December 2026, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.
Assumed Final Distribution Date	Class A-1	March 2031
	Class A-2	N/A – October 2031(1)
	Class A-3	November 2031
	Class X-A	November 2031
	Class X-B	November 2031
	Class A-S	November 2031
	Class B	November 2031
	Class C	November 2031

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-2 certificates ranging from $0 to $175,000,000.
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The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A and Class X-B certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in November 2059.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans (and trust subordinate companion loans, if any) to the depositor, which will in turn deposit the mortgage loans (and any such trust subordinate companion loans) into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the applicable trust interests, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales or other transfers of any of the trust interests other than the offered certificates.

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The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass- through certificates as part of Series 2026-V25:
●	Class A-1
●	Class A-2
●	Class A-3
●	Class X-A
●	Class X-B
●	Class A-S
●	Class B
●	Class C

No trust interests except the classes of certificates specified above will be offered by this prospectus. Upon initial issuance, the Series 2026-V25 certificates will, however, also include the Class X-D, Class X-E, Class X-F, Class X-G, Class X-J, Class D, Class E, Class F, Class G, Class J, Class VRR, Class S and Class R certificates. In addition, the Uncertificated VRR Interest will be created under the Series 2026-V25 pooling and servicing agreement but will not be offered by this prospectus.

The offered certificates, together with the Class X-D, Class X-E, Class X-F, Class X-G, Class X-J, Class D, Class E, Class F, Class G, Class J, Class VRR, Class S and Class R certificates, are collectively referred to in this prospectus as the “certificates”. The certificates, exclusive of the Class VRR certificates, are collectively referred to in this prospectus as the “non-vertically retained certificates”. The non-vertically retained certificates (exclusive of the Class S and Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained regular certificates”. The Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G and Class X-J certificates are collectively referred to in this prospectus as the “Class X certificates”. The non-vertically retained regular certificates (exclusive of the Class X certificates) are collectively referred to in this prospectus as the ”non-vertically retained principal balance certificates”. The non-vertically retained principal balance certificates and the Class VRR certificates are collectively referred to in this prospectus as the “principal balance certificates”. The Class VRR certificates and the Uncertificated VRR Interest collectively constitute the “Combined VRR Interest”.

B. Certificate Balances or

Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of each class of the Class X-A and Class X-B certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%, and further subject to any other applicable variance set forth in the footnotes to such table.

The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

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See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to each class of offered certificates (other than the Class X-A and Class X-B certificates) will generally be equal to one of the following: (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage, but no less than 0.000%, as described in this prospectus.

The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2 and Class A-3 certificates as in effect from time to time (weighted based on the respective certificate balances of such classes of principal balance certificates), as described in this prospectus.

The pass-through rate with respect to the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-S, Class B and Class C certificates as in effect from time to time (weighted based on the respective certificate balances of such classes of principal balance certificates), as described in this prospectus.

For purposes of calculating the pass-through rate on any class of non-vertically retained regular certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and
●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date

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deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

No trust subordinate companion loan, if any, will be taken into account in determining pass-through rates on the non-vertically retained certificates.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced whole loans, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date, including the portion thereof payable to any primary servicer or sub-servicer, will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00250% to 0.03125% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced whole loan) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month (or $5,000 in any given month with respect to any Mortgage Loan with respect to which a Risk Retention Consultation Party is entitled to consult with the Special Servicer).

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced whole loan), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out,

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subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans and (after the related shift in servicing occurs) any servicing shift mortgage loan set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below (or in the case of a servicing shift mortgage loan, set forth in the related outside servicing agreement). In addition, each party to the outside servicing agreement governing the servicing of an outside serviced whole loan will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced whole loan and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. With respect to any servicing shift mortgage loan, any related outside special servicing fees, outside workout fees and outside liquidation fees (or limitations thereon), if and to the extent set forth in the table below, are generally based on provisions contained in the related co-lender agreement, given that the applicable outside servicing agreement has not yet been entered into. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

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Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Servicing of Whole Loan(2)	Outside (Primary) Servicer Fee Rate (per annum)(3)	Outside Special Servicer Fee Rate (per annum)(4)		Outside Workout Fee Rate(4)		Outside Liquidation Fee Rate(4)
Compass Storage National Portfolio 2.0	Benchmark 2026-V24 PSA(5)	0.03000%	0.25%		1.00%		1.00%
636 West 158th Street	(6)	0.00125%	(6)		(6)		(6)
Hall of the States	Benchmark 2026-V24 PSA(5)	0.00125%	0.25%		1.00%		1.00%
Franklin Avenue Plaza	(6)	0.00125%	(6)		(6)		(6)
The Assembly	BBCMS 2026-5C43 PSA	0.00125%	0.25%		1.00%		1.00%
400 Arcola Road	Benchmark 2026-V21 PSA	0.00125%	0.25%		1.00%		1.00%
Whirlpool Portfolio	Benchmark 2026-V23 PSA(7)	0.00125%	0.25	%(7)	1.00	%(7)	1.00	%(7)

(1)	Includes any servicing shift mortgage loans that, in each case, will become an outside serviced mortgage loan after the related shift in servicing occurs. Until the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.
(2)	“PSA” means Pooling and Servicing Agreement. “TSA” means Trust and Servicing Agreement.
(3)	Includes any applicable sub-servicing fee rate.
(4)	Subject to such market minimum special servicing compensation, caps and offsets as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).
(5)	The Benchmark 2026-V24 transaction is expected to close on November 13, 2026.
(6)	It is expected that the servicing of the 636 West 158th Street mortgage loan and the Franklin Avenue Plaza mortgage loan will shift from the pooling and servicing agreement to a future outside servicing agreement upon the securitization of the related controlling pari passu companion loan, after which the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in that future outside servicing agreement.
(7)	It is expected that the servicing of the Whirlpool Portfolio mortgage loan will shift from the Benchmark 2026-V23 pooling and servicing agreement to a future outside servicing agreement upon the securitization of the related controlling pari passu companion loan, after which the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in that future outside servicing agreement.

The operating advisor will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The operating advisor is entitled to a fee from general collections on the mortgage loans and any trust subordinate companion loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan and trust subordinate companion loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00245% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced whole loan, if applicable).

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The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and trust subordinate companion loan in the issuing entity and each successor REO loan at a per annum rate equal to 0.00037%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to the trust interest owners.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan, any trust subordinate companion loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to the trust interest owners.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans and any trust subordinate companion loans for each distribution date, calculated on the total outstanding principal balance of the pool of mortgage loans and any trust subordinate companion loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.01156% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each mortgage loan, the administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid

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prior to distributions to the trust interest owners of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Allocation Between Combined

VRR Interest and Non-Vertically

Retained Certificates	The aggregate amount available for distribution to holders of the non-vertically retained certificates and the Combined VRR Interest on each distribution date will: (i) be the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC; and (ii) be allocated to amounts available for distribution to the holders of the

Combined VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-vertically retained certificates (other than the Class R certificates), on the other hand.  On each distribution date, the portion of such aggregate available funds allocable to: (a) the Combined VRR Interest will be the product of such aggregate available funds multiplied by the vertically retained percentage; and (b) the non-vertically retained certificates (other than the Class R certificates) will be the product of such aggregate available funds multiplied by the non-vertically retained percentage.

The “vertically retained percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial certificate balance of all classes of non-vertically retained principal balance certificates and (y) the initial principal balance of the Combined VRR Interest.

The “non-vertically retained percentage” is the difference between 100% and the vertically retained percentage.

The term “percentage allocation entitlement” means: (a) with respect to the Combined VRR Interest, the vertically retained percentage; and (b) with respect to the non-vertically retained certificates, the non-vertically retained percentage.

B. Amount and Order

of Distributions	On each distribution date, funds available for distribution to the holders of the non-vertically retained certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of (i) any yield maintenance charges and prepayment premiums collected on the mortgage loans, and/or (ii) certain excess interest accrued after the
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related anticipated repayment date on any mortgage loan with an anticipated repayment date) (for purposes of the following, “non-vertically retained available funds”) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G and Class X-J certificates: to interest on the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G and Class X-J certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2 and Class A-3 certificates: to the extent of non-vertically retained available funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero;

(B)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above; and
(C)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class J certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, non-vertically retained available funds allocable to principal will be distributed to the Class A-1, Class A-2 and Class A-3 certificates, pro rata, based on their respective certificate balances.

Third: Class A-1, Class A-2 and Class A-3 certificates: to reimburse the Class A-1, Class A-2 and Class A-3 certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2 and Class A-3 certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3 and Class A-S certificates), to principal on the Class B certificates until their

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certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth:  Class C certificates:  (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered non-vertically retained certificates (other than the Class X-D, Class X-E, Class X-F, Class X-G, Class X-J and Class S certificates): in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

No class of certificates will be entitled to distributions paid or advanced on and allocable to any trust subordinate companion loan, and such amounts will not be included in the non-vertically retained available funds.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of non-vertically retained regular certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your offered certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of non-vertically retained principal balance certificates on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D. Yield Maintenance Charges and

Prepayment Premiums	The non-vertically retained percentage of any yield maintenance charges and prepayment premiums collected with respect to the mortgage loans will be allocated among the respective classes of the non-vertically retained regular certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

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E. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of non-vertically retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-vertically retained certificates.

On any distribution date, the non-vertically retained percentage of distributions of principal and interest (other than excess interest that accrues on a mortgage loan with an anticipated repayment date (if any)) will be allocated among the various classes of non-vertically retained regular certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G and Class X-J certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G and Class X-J certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, the non-vertically retained percentage of any mortgage loan losses will be allocated among the various classes of non-vertically retained principal balance certificates in ascending order (beginning with certain non-vertically retained principal balance certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	Interest only certificates. No principal payments or realized mortgage loan losses in respect of principal will be allocated to the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G or Class X-J certificates. However, mortgage loan losses will reduce the respective notional amounts of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G and Class X-J certificates, in each case to the

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extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.
**	Other than Class X-D, Class X-E, Class X-F, Class X-G or Class X-J and Class S certificates.

The non-vertically retained percentage of any principal losses on the mortgage loans allocated to a class of non-vertically retained principal balance certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to any class of Class X certificates, the Class S certificates or the Class R certificates, although mortgage loan losses will reduce the notional amount of each class of Class X certificates (in each case, to the extent such losses are allocated to a class of corresponding principal balance certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate non-vertically retained principal balance certificates that will be subordinate to certain classes of senior non-vertically retained certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

No loan-specific certificates (if any) will be subordinate to any class of certificates, except to the extent of the subordination of the related trust subordinate companion loan to the related mortgage loan, as and to the extent set forth in the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans”.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the non-vertically retained certificates and/or the allocation of losses to the non-vertically retained certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-vertically retained certificates will reduce distributions to the classes of non-vertically retained certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;
●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the back-up advancing agent, or an outside servicer, outside special servicer or other applicable party under an outside servicing agreement, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);
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●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;
●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, the non-vertically retained percentage of any prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the respective classes of non-vertically retained regular certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

G. Excess Interest	On each distribution date, any “excess interest” resulting from the marginal increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date, to the extent actually collected and applied as interest during a collection period in accordance with the related mortgage loan documents during a collection period, will be allocated to the holders of the Class S certificates and the Combined VRR Interest on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions on any other class of certificates, to provide credit support to any class(es) of certificates, to offset any interest shortfalls, or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (and any trust subordinate companion loan) in the issuing entity (including the outside serviced mortgage loans, and even if the related mortgaged property becomes an REO property), unless it determines that the advance will be non-recoverable from collections thereon. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s (or trust subordinate companion loan’s) regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan or trust subordinate companion loan (or, in the case of an appraisal reduction amount with respect to a whole loan, to the extent that such appraisal reduction amount is allocated to the related mortgage loan or trust subordinate companion loan). There may be other circumstances in
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which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the back-up advancing agent will be required to make that advance unless the back-up advancing agent determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or back-up advancing agent, as applicable, will be entitled to reimbursement from general collections on the mortgage loans (or, in the case of an advance of delinquent principal and/or interest on a trust subordinate companion loan, only from collections on the related mortgage loan and such trust subordinate companion loan) for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

Neither the master servicer nor the back-up advancing agent will make, or be permitted to make, any principal or interest advance with respect to any companion loan (other than a trust subordinate companion loan). The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the back-up advancing agent will be required to make that advance unless the back-up advancing agent determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the back-up advancing agent, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

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With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the back-up advancing agent, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the offered certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan or trust subordinate companion loan, until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the back-up advancing agent will each be entitled to receive interest on advances they make at the prime rate, compounded annually (and, solely with respect to the master servicer, subject to a floor rate of 2.0% per annum). If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan or trust subordinate companion loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced whole loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced whole loan and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 35 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $683,333,500. The mortgage loans are secured by first liens on various types of commercial, multifamily and manufactured housing community properties, located in 19 states and Washington, D.C. See “Risk Factors—Risks Relating to the Mortgage Loans”.

References in this prospectus to “trust subordinate companion loan” refers to one or more junior promissory notes that evidence a generally subordinate loan in a whole loan, which junior promissory notes will be an asset of the issuing entity but will back a separate subseries of loan-specific certificates that are set forth in a separate related offering circular. Although a trust subordinate companion loan may be an asset of the issuing entity, for the purpose of numerical and statistical information contained in this prospectus, such trust subordinate companion loan is not reflected in this prospectus and the terms “mortgage loan” and “mortgage pool” in that context do not include any

53

trust subordinate companion loans unless otherwise indicated. A trust subordinate companion loan supports only the related loan-specific certificates and any related uncertificated loan-specific interests. Information in the tables in this prospectus excludes any trust subordinate companion loan unless otherwise stated. For avoidance of doubt, the assets of the issuing entity will not include any trust subordinate companion loans and accordingly all references to “trust subordinate companion loan”, “trust subordinate companion loans”, “trust subordinate companion whole loan”, “trust subordinate companion whole loans”, “loan-specific certificate”, “loan-specific certificates” and any related concepts are to be disregarded.

In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan, trust subordinate companion loan or whole loan by name refer to such mortgage loan, trust subordinate companion loan or whole loan, as the case may be, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

Fee Simple / Leasehold	Seventy-five (75) mortgaged properties (100.0%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Whole Loans	Ten (10) mortgage loans (45.7%) are each part of a split loan structure (referred to as a “whole loan”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that, except in the case of any trust subordinate companion loan, are held outside the issuing entity. The subject

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mortgage loan and its related companion loan(s) comprising any particular whole loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:
●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related whole loan would constitute a “pari passu whole loan”.
●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related whole loan would constitute an “AB whole loan”.
●	If a whole loan includes both a pari passu companion loan and a subordinate companion loan, then such whole loan would constitute a “pari passu-AB whole loan” and the discussions in this prospectus regarding both pari passu whole loans and AB whole loans will apply to such whole loan.

Except in the case of a trust subordinate companion loan, the companion loans are not assets of the issuing entity.

The identity of, and certain other information regarding, the whole loans related to this securitization transaction are set forth in the following table:

Whole Loan Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Servicing of Whole Loan(2)	Type of Whole Loan	Controlling Note Included in Issuing Entity (Y/N)
West County Center	GSMC / Barclays	$68,000,000	9.95%	$67,000,000	NAP	$135,000,000	Serviced	Pari Passu	Y
Legacy Central	GSMC	$68,000,000	9.95%	$72,000,000	NAP	$140,000,000	Serviced	Pari Passu	Y
Google Campus Phase II	CREFI	$50,000,000	7.3%	$24,500,000	NAP	$74,500,000	Serviced	Pari Passu	Y
Compass Storage National Portfolio 2.0	CREFI	$24,400,000	3.6%	$95,000,000	NAP	$119,400,000	Outside Serviced	Pari Passu	N
636 West 158th Street	BMO	$24,000,000	3.5%	$70,000,000	NAP	$94,000,000	Servicing Shift	Pari Passu	N
Hall of the States	GSMC	$20,000,000	2.9%	$120,000,000	NAP	$140,000,000	Outside Serviced	Pari Passu	N
Franklin Avenue Plaza	GSMC	$20,000,000	2.9%	$23,000,000	NAP	$43,000,000	Servicing Shift	Pari Passu	N
The Assembly	Barclays	$18,165,500	2.7%	$154,035,750	NAP	$172,201,250	Outside Serviced	Pari Passu	N
400 Arcola Road	GSMC	$10,000,000	1.5%	$140,000,000	NAP	$150,000,000	Outside Serviced	Pari Passu	N
Whirlpool Portfolio	BMO	$10,000,000	1.5%	$67,300,000	NAP	$77,300,000	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Whole Loans—General” for further information with respect to each whole loan, the related companion loans and the identity of the holders thereof.
(2)	For a discussion of the terms “serviced”, “outside serviced”, “servicing shift” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.

The identity of, and certain other items of information regarding, the mortgage loans that will be (or, with respect to any servicing shift mortgage loans, are expected to become) outside serviced mortgage

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loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.

With respect to any mortgage loan that is part of a whole loan, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

In the case of any whole loan, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related whole loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related whole loan with or without cause. In addition, that co-lender agreement will designate whether servicing of the related whole loan is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the whole loan(s), see “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”, “—Other Risks Relating to the Certificates—Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Other Risks Relating to the Certificates—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment”.

There are no serviced AB whole loans, serviced pari passu-AB whole loans, outside serviced AB whole loans, outside serviced pari passu-AB whole loans or trust subordinate companion loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).
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Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$683,333,500
Number of Mortgage Loans	35
Number of Mortgaged Properties	75
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Number of ARD Loans	1
ARD Loans as a percentage of the Initial Pool Balance	3.3%
Range of Cut-off Date Balances	$4,700,000 to $68,000,000
Average Cut-off Date Balance	$19,523,814
Range of Mortgage Rates	5.95000% to 8.17400%
Weighted Average Mortgage Rate	7.39163%
Range of original terms to Maturity Date/ARD(2)	60 months to 60 months
Weighted average original term to Maturity Date/ARD(2)	60 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	52 months to 60 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	59 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	354 months
Range of remaining amortization terms(3)	300 months to 360 months
Weighted average remaining amortization term(3)	354 months
Range of Cut-off Date LTV Ratios(4)(5)	38.9% to 74.1%
Weighted average Cut-off Date LTV Ratio(4)(5)	60.7%
Range of Maturity Date/ARD LTV Ratios(4)(5)	38.9% to 73.4%
Weighted average Maturity Date/ARD LTV Ratio(4)(5)	60.4%
Range of UW NCF DSCR(4)(6)	1.20x to 2.64x
Weighted average UW NCF DSCR(4)(6)	1.52x
Range of Debt Yield on Underwritten NOI(4)(7)	7.6% to 22.1%
Weighted average Debt Yield on Underwritten NOI(4)(7)	12.3%
Percentage of Initial Pool Balance consisting of:
Interest Only	83.8%
Amortizing Balloon	11.2%
Interest Only – ARD	3.3%
Interest Only, then Amortizing Balloon	1.7%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	17.9%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates (“ARD loans”) are presented as if they were to mature on the related anticipated repayment date.
(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(4)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a whole loan, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), (ii) if such mortgage loan is part of a group of cross-collateralized mortgage loans, unless otherwise specifically indicated, based on the entire such group of cross-collateralized mortgage loans, and (iii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.
(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged property or mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar value for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) a cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and

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“Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance(s) or balloon balance(s) (as applicable) of each mortgage loan or group of cross-collateralized mortgage loans (as the case may be), and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 60.9% and 60.6%, respectively.
(6)	The UW NCF DSCR for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the annual debt service that would be in effect for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(7)	The Debt Yield on Underwritten NOI for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), and the Debt Yield on Underwritten NCF for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be); provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a whole loan, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);
●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-
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to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;
●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;
●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;
●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;
●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;
●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and
●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.
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For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

However, certain of the mortgage loans (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default (or as to which the maturity date had been extended) at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such mortgage loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, in each case as described below:

●	With respect to the Elder Portfolio mortgage loan (4.4%),the North Haven mortgaged property previously secured a mortgage loan that matured in November, 2025 and was in maturity default prior to origination of the current mortgage loan. At origination of the current mortgage loan, such prior loan, along with default interest, was repaid in full. In addition, at origination, default interest with respect to a prior loan secured by The View mortgaged property was paid.
●	With respect to the 900 Broken Sound mortgage loan (2.6%), the prior loan secured by the mortgaged property had been in maturity default since January 2026. The borrower refinanced the prior loan with the mortgage loan on September 18, 2026. Proceeds from the mortgage loan were used to repay the prior loan.
●	With respect to the 2115 O’Nel Drive mortgage loan (2.2%), the prior owner of the related mortgaged property underwent Chapter 11 bankruptcy, and as part of the related bankruptcy settlement with such prior owner’s creditors, certain assets were identified for disposition, including the related mortgaged property. Proceeds from the mortgage loan provided acquisition financing for the borrower’s purchase of the mortgaged property from such prior owner.
●	With respect to the Vinegar Hill Portfolio mortgage loan (1.7%), due to a large concentration of multifamily loans in the prior lender’s portfolio and the approaching maturity date of the prior loan, which was not in default, the previous lender contacted the borrower to negotiate a discounted payoff of approximately $5,000,000 from the then outstanding balance of approximately $18,100,000. Proceeds from the mortgage loan were used to repay the prior loan at the discounted balance.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

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Loans Underwritten Based on

Projections of Future Income	Five (5) of the mortgaged properties (9.8%) have, in each such case, no or limited prior operating history and/or lack historical financial figures and information because the subject mortgaged property:
●	Two (2) of the mortgaged properties (6.8%) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
●	Three (3) of the mortgaged properties (4.8%), although constructed more than 12 months prior to the cut-off date, were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
●	Four (4) of the mortgaged properties (6.2%) are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Certain other mortgaged properties may have less than 3 years of historical financial information presented on Annex A.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Two (2) mortgage loans (3.9%) were originated with one or more exceptions to the related sponsor’s or affiliated originator’s underwriting guidelines. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes—Exceptions”.

With respect to the 2115 O’Nel Drive mortgage loan (2.2%), an underwriting exception exists because the related originator’s underwriting standards require a 65% loan-to-value ratio for interest-only loans for the related property type, and the mortgage loan has a 68.6% loan-to-value ratio. German American Capital Corporation’s decision to include the mortgage loan in this pool notwithstanding such exception is supported by the following considerations: (i) the borrower sponsor is an experienced real estate investor who committed approximately $7.1 million in sponsor equity at loan origination to purchase the mortgaged property and (ii) the mortgage loan has an 11.3% net operating income debt yield and a 1.29x net cash flow debt service coverage ratio.

With respect to the Amsterdam Avenue 2-Pack mortgage loan (1.7%), an underwriting exception exists because the related originator’s

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underwriting standards require a 65% loan-to-value ratio for interest-only loans for the related property type, and the mortgage loan has a 74.1% loan-to-value ratio. German American Capital Corporation’s decision to include the mortgage loan in this pool notwithstanding such exception is supported by the following considerations: (i) the mortgage loan has a 9.7% net cash flow debt yield and a 1.21x net cash flow debt service coverage ratio and (ii) the related submarket has a vacancy rate of 1.5%.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Offered Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

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We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

U.S. Credit Risk Retention	This securitization transaction (i.e. the securitization transaction constituted by the issuance of the certificates) will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this securitization transaction is expected to be retained pursuant to risk retention regulations (as codified at 12 CFR Part 43) promulgated under Section 15G (“Regulation RR”), as an “eligible vertical interest” in the form of the Combined VRR Interest. Citi Real Estate Funding Inc. will act as retaining sponsor under Regulation RR for this securitization transaction and is expected, on the closing date, to partially satisfy its risk retention obligation through the acquisition and retention (directly or through one or more majority-owned affiliates) by Goldman Sachs Bank USA, an originator, of the Uncertificated VRR Interest. Citi Real Estate Funding Inc. is expected to satisfy the remainder of its risk retention obligation by acquiring, on the closing date, and retaining (directly or through a majority-owned affiliate) the Class VRR certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citi Real Estate Funding Inc., as retaining sponsor for this securitization transaction, see “Credit Risk Retention” in this prospectus.

EU Securitization Rules and

UK Securitization Rules	None of the depositor, the sponsors, the originators, the mortgage loan sellers, the issuing entity, the underwriters or their respective affiliates or any other person intends to retain a material net economic interest in this securitization transaction, or to take any other action in respect of this securitization transaction, in a manner prescribed or contemplated by the EU Securitization Rules or the UK Securitization Rules. In particular, no such person will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any requirement of the EU Securitization Rules or the UK Securitization Rules. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the EU Securitization Rules or the UK Securitization Rules. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

Information Available to

Holders of Offered Certificates	On each distribution date, the certificate administrator will prepare and make available to each holder of offered certificates, a statement as to the distributions being made on that date. Additionally, under certain circumstances, such certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans and the trust interests may also be available to subscribers through the following services:
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●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC and DealView Technologies Ltd.;
●	The certificate administrator’s website initially located at https://sf.citidirect.com; and
●	The master servicer’s website initially located at cmsview.trimont.com.
Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans (including REO mortgage loans) and any trust subordinate companion loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans and any such trust subordinate companion loans as of the cut-off date (excluding for the purposes of this calculation, the unpaid principal balance(s) of any mortgage loan(s) with a stated maturity later than November 2031, but in any such case only if the option hereafter described is exercised after the distribution date in November 2031), certain specified persons will have the option to purchase all of the mortgage loans and any trust subordinate companion loan (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then-outstanding trust interests.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class S and Class R certificates) and any other trust interests for the mortgage loans and any trust subordinate companion loan remaining in the issuing entity, if (i) the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid an amount specified in the pooling and servicing agreement related to such termination of the trust and (iii) all of the holders of those classes of outstanding certificates and the holders of any other outstanding trust interests voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”. If there is a trust subordinate companion loan, see also “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for a discussion of any additional related termination and purchase options solely applicable to such trust subordinate companion loan.

Required Repurchases or Substitutions
of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan or any trust subordinate companion loan, as applicable, from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan or any trust
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subordinate companion loan, as applicable, in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan or any trust subordinate companion loan, as applicable, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any trust interest owner in the mortgage loan or any trust subordinate companion loan, as applicable, or the related mortgaged property or causes the mortgage loan or any trust subordinate companion loan, as applicable, to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”).

With respect to each mortgage loan that is comprised of multiple promissory notes contributed to this securitization transaction by multiple mortgage loan sellers, each such mortgage loan seller will be obligated to take the above described remedial actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing a portion of each such mortgage loan were a separate mortgage loan. See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu whole loan) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to any such defaulted mortgage loan’s (or defaulted pari passu whole loan’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu whole loan or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the applicable trust interest owners and any related affected pari passu companion loan holder(s) (as a collective whole as if such trust interest owners and such serviced pari passu companion loan holder(s) constituted a single lender, and with respect to a whole loan that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced whole loan becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) and any related subordinate companion loan(s) (but, in the case of any such subordinate companion loan held outside the issuing entity, only if so provided in the related co-lender agreement), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing

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Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced whole loan may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced whole loan during such time as such whole loan constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in the case of any outside serviced whole loan with a subordinate companion loan, the related subordinate companion loan(s), if so provided in the related co-lender agreement) as a single whole loan, subject in certain cases to the rights of any separate holders of any subordinate companion loans under the related co-lender agreement to purchase a whole loan that constitutes a defaulted loan under the related outside servicing agreement.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are set forth below:
●	The “Lower-Tier REMIC”, which will hold the mortgage loans (excluding any post-anticipated repayment date “excess interest” accrued on any mortgage loan with an anticipated repayment date) and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to the Upper-Tier REMIC.
●	The “Upper-Tier REMIC”, which will hold the Lower-Tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class X-J, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class J certificates and a REMIC regular interest that corresponds to the Combined VRR Interest (excluding the right to receive any post-anticipated repayment date “excess interest”) (the “VRR REMIC regular interest”) as classes of regular interests in the Upper-Tier REMIC.
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The portion of the issuing entity consisting of (i) collections of post-anticipated repayment date “excess interest” accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class S certificates and the Combined VRR Interest, and (ii) the VRR REMIC regular interest and distributions thereon, beneficial ownership of which is represented by the Combined VRR Interest, will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Consequences”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class , Class , Class and Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount, and that the Class certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may significantly affect the yields on your investment.
Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund”

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for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of offered certificates may negatively impact the liquidity, market value and regulatory characteristics of those classes of offered certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of offered certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow of one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	Pandemics: Economic conditions and restrictions on enforcing landlord rights due to a pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are generally non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrences of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures, and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or, if applicable, anticipated repayment date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, retail, hospitality, industrial, multifamily, leased fee, manufactured housing community, parking and self-storage) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans or groups of cross-collateralized mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans or groups may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types (including with respect to related industries) may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
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●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders (or their respective representatives) have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or outside special servicer, as applicable, to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Actions: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your offered certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

Pandemics and any Related Governmental Response May Adversely Affect the Global Economy and May Adversely Affect the Performance of the Mortgage Loans and the Certificates

Epidemics, pandemics or similar outbreaks of an illness, disease or virus (each referred to below as a “pandemic”) that affect regions in which the mortgaged properties are located or in which their suppliers or vendors operate, as well as actions taken to contain or prevent the spread of such pandemics, may have a material and adverse impact on general commercial activity and, correspondingly, on various borrowers’ financial condition, the results of operations at certain mortgaged properties, and on the liquidity and performance of the mortgage loans and the certificates.

For example, in 2020 there was a global outbreak of a coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19") that spread throughout the world, including the United States, resulting in a global pandemic that affected the global economy to varying degrees. Measures implemented in 2020 by U.S. federal and state governments (in many cases by executive orders which remained in effect until 2024), as well as by the governments of a significant number of other countries, included economic relief and significant restrictions on business operations, travel, social gatherings and events, including “stay-at-home” orders and other social distancing guidelines, in each case, designed to prevent the spread of the virus. Such restrictions had lasting economic effects including that many businesses suffered financial losses or even closed as a result.

Certain economies and markets contracted as a result of the COVID-19 pandemic and, in some cases, took significant time to recover to, or may never have fully recovered to, their pre-pandemic status. The effects of the COVID-19 pandemic were particularly severe for certain property types, including, but not limited to: certain hospitality properties and casino properties, due to difficulties in the travel industry; multifamily, residential cooperative and manufactured housing community properties, which also have rental (or, in the case of residential cooperative properties, maintenance charge and, in certain cases, rental) payment streams that are sensitive to unemployment and reductions in disposable income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs, and with respect to student housing properties, may be affected by closures of, or ongoing social distancing measures instituted at, colleges and universities; certain retail properties, due to store closures, declining interest in visiting large, shared spaces such as shopping malls, restaurants, bars and movie theatres, increased interest in remote online shopping, and tenants (including certain national and regional chains) refusing to pay rent; and certain office properties, including those with significant tenants who operate co-working or office-sharing spaces (due to declining interest in such spaces by their users, who typically license or sublease space for shorter durations), as well as generally due to an increase in remote and flexible working arrangements, which may continue for a significant period of time beyond the COVID-19 pandemic.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, most insurance companies reportedly took the position during the COVID-19 pandemic (and may take a similar position in any future pandemic), that such insurance did not cover closures due to the pandemic and any related restrictions. Further, many insurers have since reduced their exposure to pandemic risk, primarily by adding or expanding physical damage requirements or virus exclusions or removing previously available virus coverage. Certain insurers and reinsurers have also taken the position that pandemic risk—which involves potentially large,

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widespread, and difficult-to-predict losses—is largely uninsurable because it does not meet key insurability criteria. In addition, it is expected that the related expense of maintaining such policies will likely be cost prohibitive for many smaller businesses and that the cost-benefit analysis for those businesses that are able to afford such insurance may simply weigh against maintaining any such policy. We cannot assure you that, during or following any pandemic, the cash flow at any mortgaged property will be sufficient for any borrower to pay all required insurance premiums, or that any borrower will maintain any applicable insurance policies even if required to do so pursuant to applicable mortgage loan documents, or that, even if any borrower does maintain any such policy in full force and effect, that a claim under any applicable insurance policy will result in full or partial payment of any losses.

The COVID-19 pandemic additionally led to, and any future pandemic could lead to:

●	severe disruptions in the global supply chain and in the financial and other markets;
●	significant increases in unemployment and reductions in the available workforce;
●	the closing of, or reduction in staff and services in, some federal, state and local administrative offices and courts;
●	delays in foreclosures, recordings of assignments and similar functions;
●	significant reductions in consumer demand across many industries in general; and
●	downturns in the economies of many nations as well as the overall global economy.

In the event of any pandemic and/or any related restrictions, commercial and residential tenants may be unable to meet their rent obligations as a result of extended periods of unemployment, “stay-at-home” orders, inability to operate their respective businesses, or other business slowdowns and/or shutdowns, and we cannot assure you that any tenants at any mortgaged property would continue making rental payments during a pandemic or at all. In addition, leases for certain of the tenants at the mortgaged properties, including single tenants or major tenants, may include provisions which allow the tenants to abate or delay rent payments or, in certain circumstances, to terminate the lease, if the tenant is required to suspend its business operations, or its business operations are otherwise disrupted, as a result of a pandemic. Furthermore, it is unclear whether closures due to any pandemic or related restrictions may trigger co-tenancy provisions or other relief clauses in commercial leases of affected tenants, which may afford certain tenants various rights to contractual relief under applicable leases. As a result, any borrowers may be unable to pay all or a portion of their debt service under any mortgage loan secured by any affected mortgaged property.

Further, to the extent any mortgaged property or related mortgage loan may become affected by any pandemic, the servicer, special servicer or any back-up advancing agent may determine that one or more advances on any applicable mortgage loan would not be recoverable and/or that it is unable to make such advances given the severity of delinquencies, which would result in shortfalls and likely losses on the offered certificates.

As a result of any pandemic, borrowers may seek a forbearance arrangement or loan modification at some point during the term of any affected mortgage loan. In response, the servicer and the special servicer may implement actions with respect to any affected mortgage loan to forbear or modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may lead to shortfalls and losses on the offered certificates. We cannot assure you that any borrower will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Any future failures to make rent or debt service payments may trigger cash sweeps or defaults under the mortgage loan documents for any affected mortgaged property and related mortgage loan. Borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the specific purpose set forth in the applicable mortgage loan documents, and may not have sufficient cash flow to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In the event of any pandemic, investors should consider the possibility of a higher-than-average delinquency rate and loss severity on any affected mortgaged properties and related mortgage loans. If any future pandemic occurs and the response is similar to the measures taken between 2020 and 2024 in response to COVID-19, such circumstances could have an adverse impact on (i) the borrowers’ ability to make timely payments on one or more

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of the mortgage loans, (ii) commercial mortgage markets in general, and (iii) the status of all or portions of the global economy, any of which may in turn also have an adverse impact on the performance and market value of the mortgaged properties and value of the offered certificates.

The widespread and cascading effects of any pandemic, particularly if governmental restrictions are imposed, also heighten many of the other risks described under the heading “RISK FACTORS” herein, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your offered certificates.

Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of such parties. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsors, the master servicer, the special servicer, the borrowers or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for organizations like the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. For example, hackers engage in attacks against organizations from time to time that are designed to disrupt key business services. We cannot assure you that the sponsors, the master servicer, the special servicer, the borrowers or the other transaction parties will not be subject to such attacks and suffer any resulting losses in the future.

Cyberattacks or other breaches, whether affecting the sponsors, the master servicer, the special servicer, the borrowers or other transaction parties, could result in heightened consumer concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsors’, the master servicer’s, the special servicer’s, a borrower’s or another transaction party’s businesses. If the business of the sponsors or any of their affiliates is materially adversely affected by such events, the sponsors may not be able to fulfill their remedy obligations with respect to a mortgage loan.

In addition, due to the transition to remote working environments as a result of the outbreak of the COVID-19 pandemic, there is an elevated risk of such events occurring.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

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Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either (i) do not contain non-recourse carveouts or (ii) contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Furthermore, in certain cases, there may not be a third party guarantor of such non-recourse carveouts.

Certain mortgage loans may have the benefit of a general payment guaranty of all or a portion of the indebtedness under the mortgage loan or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under the guaranty. Accordingly, in all cases, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;
●	the market value of the applicable real property at or prior to maturity; and
●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily, commercial or manufactured housing community property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily, commercial or manufactured housing community property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily, commercial and manufactured housing community properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental, commercial and manufactured housing community real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

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●	the successful operation and value of the related mortgaged property, and
●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily, Commercial and Manufactured Housing Community Properties

The following factors, among others, will affect the ability of a multifamily, commercial or manufactured housing community property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	the characteristics of the neighborhood where the property is located;
●	the degree to which the subject property competes with other properties in the area;
●	the proximity and attractiveness of competing properties;
●	the existence and construction of competing properties;
●	the adequacy of the property’s management and maintenance;
●	tenant mix and concentration;
●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;
●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;
●	demographic factors;
●	customer confidence, tastes and preferences;
●	retroactive changes in building codes and other applicable laws;
●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and
●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily, commercial or manufactured housing community property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;
●	an increase in the capital expenditures needed to maintain the property or make improvements;
●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;
●	an increase in vacancy rates;
●	a decline in rental rates as leases are renewed or replaced;
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●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and
●	environmental contamination.

The volatility of net operating income generated by a multifamily commercial or manufactured housing community property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;
●	the creditworthiness of tenants;
●	the rental rates at which leases are renewed or replaced;
●	the percentage of total property expenses in relation to revenue;
●	the ratio of fixed operating expenses to those that vary with revenues; and
●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial, multifamily and manufactured housing community properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self-storage properties, can be expected to have more volatile cash flows than commercial, multifamily and manufactured housing community properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial, multifamily and manufactured housing community properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

All of the mortgage loans have five (5) year original terms to maturity or anticipated repayment date. Rapid technological advances and changes in consumer tastes over the course of those five (5) years may impact the use, occupancy and demand for the products or services related to the mortgaged properties securing such mortgage loans. In addition, tenant needs may change due to such factors and the related property may not be able to quickly adapt to such changes. We cannot assure you that any such changes will not impact the performance of the related mortgaged properties, the ability of the related mortgagors to continue to make payments of debt service on the related mortgage loans or to secure refinancing of the mortgage loans or to pay the principal balance of their mortgage loans at maturity.

In addition, certain mortgaged properties may be located in an area that is primarily dependent on a single company or industry. In that case, any change that adversely affects that company or industry could reduce occupancy at the related mortgaged properties.

The Successful Operation of a Multifamily, Commercial or Manufactured Housing Community Property Depends on Tenants

Generally, multifamily, commercial and manufactured housing community properties are subject to leases. The owner of an income producing property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;
●	to fund repairs, replacements and capital improvements at the property; and
●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

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Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;
●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;
●	an increase in tenant payment defaults or any other inability to collect rental payments;
●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;
●	an increase in the capital expenditures needed to maintain the property or to make improvements;
●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and
●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back the offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;
●	the creditworthiness of the tenants; and
●	the number of tenants.
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Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Tenant Bankruptcy Adversely Affects Property Performance

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not

Various factors may affect the value of multifamily, commercial and manufactured housing community properties without affecting their current net operating income, including:

●	changes in interest rates;
●	the availability of refinancing sources;
●	changes in governmental regulations, licensing or fiscal policy;
●	changes in zoning or tax laws; and
●	potential environmental or other legal liabilities.
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Property Management May Affect Property Operations and Value

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;
●	operating the property and providing building services;
●	managing operating expenses; and
●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self-storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,
●	reduce operating and repair costs, and
●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial, multifamily or manufactured housing community property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

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Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;
●	location;
●	type of business or services and amenities offered; and
●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;
●	has lower operating costs;
●	offers a more favorable location; or
●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial, multifamily and manufactured housing community properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

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See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Any Analysis of the Value or Income Producing Ability of a Commercial, Multifamily or Manufactured Housing Community Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and
●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily, commercial or manufactured housing community mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily, commercial or manufactured housing community mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to
●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily, commercial or manufactured housing community property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,
●	cover operating expenses, and
●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,
●	hotels and motels,
●	recreational vehicle parks, and
●	mini-warehouse and self-storage facilities,
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tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,
●	retail stores,
●	office buildings, and
●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured` by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily rental properties, multi-tenant commercial properties or manufactured housing community properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily, commercial or manufactured housing community mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;
●	increases in interest rates and real estate tax rates; and
●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily, commercial or manufactured housing community mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to
●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily, commercial or manufactured housing community property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and
●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily, commercial and manufactured housing community mortgage loans. For example, the value of a multifamily, commercial or manufactured housing community property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily, commercial or manufactured housing community property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

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●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;
●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;
●	the income capitalization method, which takes into account the property’s projected net cash flow; or
●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;
●	the replacement cost of a property may have little to do with its current market value; and
●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily, commercial or manufactured housing community property will be affected by property performance. As a result, if a multifamily, commercial or manufactured housing community mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
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●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by a parent entity) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain or corporate group that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores, offices or locations in the chain or corporate group, reduce exposure, relocate stores, offices or locations or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores or redundant stores, offices or locations, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to holders of offered certificates. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

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Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks; Risks Related to Master Leases

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction prior to or in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the Kreate Tiffin mortgaged property (3.3%) and Whirlpool Portfolio mortgaged property (1.5%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant involved in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the

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commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to the Bankruptcy Code, there are limitations on a lessor’s ability to collect damages for lease rejection and full recovery may not be possible.

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the offered certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the holders of offered certificates.

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Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease, and may default on its lease, due to the foregoing factors.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution

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to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,
●	factory outlet centers,
●	malls,
●	automotive sales and service centers,
●	consumer oriented businesses,
●	department stores,
●	grocery stores,
●	convenience stores,
●	specialty shops,
●	gas stations,
●	movie theaters,
●	fitness centers,
●	bowling alleys,
●	salons, and
●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;
●	tenants’ sales;
●	tenant mix;
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●	whether the property is in a desirable location;
●	the physical condition and amenities of the building in relation to competing buildings;
●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and
●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,
●	grant a potential tenant a free rent or reduced rent period,
●	improve the condition of the property generally, or
●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	perceptions regarding the safety of the surrounding area;
●	demographics of the surrounding area;
●	the strength and stability of the local, regional and national economies;
●	traffic patterns and access to major thoroughfares;
●	the visibility of the property;
●	availability of parking;
●	the particular mixture of the goods and services offered at the property;
●	customer tastes, preferences and spending patterns; and
●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. To the extent that a tenant changes the manner in which its gross sales are reported, it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual

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performance of the store remains unchanged. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in the co-tenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

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●	an anchor tenant’s failure to renew its lease;
●	termination of an anchor tenant’s lease;
●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;
●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or
●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;
●	discount shopping centers and clubs;
●	catalogue retailers;
●	home shopping networks and programs;
●	internet web sites and electronic media shopping; and
●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Certain properties have one or more tenants that operate a marijuana dispensary. Although such operations may comply with applicable state law, the possession and sale of marijuana remains illegal under applicable federal law. We cannot assure you of what the legal effect of the operations of such tenants would be on either the related borrower or the issuing entity.

Certain retail properties may have one or more tenants that sell hemp derived cannabidiol-based products. The legality of certain cannabidiol-based products under federal, state and local laws is uncertain, and, as to state and local laws, may vary based on jurisdiction. Retail leases typically require the tenant to comply with applicable law, however, so any governmental action or definitive legal guidance restricting the possession or distribution of some

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or all cannabidiol-based products would require the affected tenants to cease possessing and/or distributing such products or otherwise be in breach of their respective leases.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;
●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;
●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;
●	the location of the property with respect to the central business district or population centers;
●	demographic trends within the metropolitan area to move away from or towards the central business district;
●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;
●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;
●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;
●	the quality and philosophy of building management;
●	access to mass transportation;
●	accessibility from surrounding highways/streets;
●	changes in zoning laws; and
●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

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Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces or co-working spaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. In addition, office tenants that operate shared workspaces or co-working spaces may principally generate revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for such memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in the co-working tenant’s reputation and saturation in the markets where the co-working tenant operates. The foregoing factors may subject the related mortgage loan to increased risk of default and loss.

Certain of the mortgaged properties contain life science laboratory and office buildings, leased to a tenant engaged in the life science industry. Properties with life science tenants have unique risk factors that may affect their performance, revenues and/or value. Life science tenants are subject to a number of risks unique to the life science industry, including (but not limited to): (i) high levels of regulation; (ii) failures in the safety and efficacy of their products; (iii) significant funding requirements for product research and development; and (iv) changes in technology, patent expiration, and intellectual property protection. Risks associated with life science laboratory buildings may affect the business, financial condition and results of operations of the related mortgaged property and such risks may adversely affect a life science tenant’s ability to make payments under its lease, and consequently, may materially adversely affect a borrower’s ability to make payments on the related mortgage loan.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;
●	the building’s age, condition and design, including floor sizes and layout;
●	access to public transportation and availability of parking; and
●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;
●	tax incentives; and
●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

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Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Office Properties”, “—Industrial Properties” and “—Life Science Laboratory”. See Annex A for the 5 largest tenants (by net rentable square footage leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;
●	the types of services or amenities offered at the property;
●	the location of the property;
●	distance from employment centers and shopping areas;
●	the characteristics of the surrounding neighborhood, which may change over time, including whether an area is perceived as safe;
●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;
●	the ability of management to provide adequate maintenance and insurance;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;
●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;
●	the ability of management to respond to competition;
●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the
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physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of or ongoing social distancing measures that may be instituted by colleges and universities due to a pandemic or other public health emergency;

●	certain multifamily properties may be considered to be “flexible apartment properties”, and such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;
●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;
●	local factory or other large employer closings;
●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;
●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;
●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;
●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;
●	whether the property is subject to any age restrictions on tenants;
●	the extent to which increases in operating costs may be passed through to tenants; and
●	the financial condition of the owner of the property.

We cannot assure you that recent action taken, or any additional action that may be taken in the future, by the federal government to freeze payments on certain grants and loans supporting certain federal financial assistance programs will not result in delays or reductions in payments to tenants at mortgaged properties that rely on federal, state or local assistance programs to partially or fully fund their rental payments.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single-family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;
●	require good cause for eviction;
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●	require disclosure of fees;
●	prohibit unreasonable rules;
●	prohibit retaliatory evictions;
●	prohibit restrictions on a resident’s choice of unit vendors;
●	limit the bases on which a landlord may increase rent; or
●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,
●	percentages of increases in the consumer price index,
●	increases set or approved by a governmental agency, or
●	increases determined through mediation or binding arbitration.

Some counties and municipalities may subsequently impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain. In New York City, landlords must register each rent stabilized apartment with the State of New York Division of Housing and Community Renewal (the “DHCR”).

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. The restrictions on the ability of the borrowers to increase rents under the rent stabilization laws or regulations may discourage the borrowers from renovating the related mortgaged properties or otherwise investing in the mortgaged properties, which in turn may adversely affect the ability of the borrowers to relet vacant units to new tenants. If rents are reduced or rents cannot be increased in proportion to increases in operating expenses and/or vacant units are not relet, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses. Moreover, legislative, judicial and administrative actions and proceedings, as well as rules, regulations and statutes concerning the regulatory status and/or legal rents of rent-stabilized multifamily units may adversely affect the ability of property owners to combine, redevelop or reconfigure units and/or charge rents at higher rental rates for such combined, redeveloped or reconfigured units. Any violation or alleged violation of rent control regulation or rent stabilization regulation by the borrowers could result in a loss of the tax benefits that are currently available to the borrowers and/or payments of overcharges and penalties and fines. In addition, the borrowers and their affiliates would be more susceptible to potential lawsuits filed by tenants or a tenants association alleging a violation of rent control regulation or rent stabilization regulation by the borrowers or their affiliates.

In particular, on June 25, 2026 the New York City Rent Guidelines Board approved a freeze on rent increases for both one and two year leases on rent stabilized apartments in New York City. The Board votes annually on rent increases for rent stabilized apartments.

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In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

In addition, certain mortgaged properties in New York City may have tenants that benefit from the New York City Family Homelessness and Eviction Supplement (“CityFHEPS”), a rental assistance program administered by the New York City Department of Social Services. Eligible families can participate in the CityFHEPS program for up to five years, and they must reapply annually. If families still need help after the initial five-year period, they can apply for an extension. Families may lose eligibility for the CityFHEPS program for various reasons, including, among other reasons, the household no longer has a child under 18 years of age (or under 19 years of age who is a full time student), changes in the income of household members, or changes in a cash assistance case of household members. The CityFHEPS program is subject to the availability of funding. Rents paid by the CityFHEPS may be above market. The related mortgaged property may lose significant income if tenants are unable to continue to qualify for such program, or the borrower is unable to continue leasing units to tenants who qualify for such program or if the program is changed or terminated.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—
1.	availability of labor services,
2.	proximity to supply sources and customers, and
3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;
●	building design of the property, the desirability of which in a particular instance may depend on—
1.	ceiling heights,
2.	column spacing,
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3.	number and depth of loading bays,
4.	divisibility,
5.	floor loading capacities,
6.	truck turning radius,
7.	overall functionality, and
8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and
●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;
●	resort hotels with many amenities;
●	limited service hotels;
●	hotels and motels associated with national or regional franchise chains;
●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and
●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;
●	the seasonal nature of business at the property;
●	the level of room rates relative to those charged by competitors;
●	quality and perception of the franchise affiliation;
●	lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;
●	whether management contracts or franchise agreements are renewed or extended upon expiration;
●	the quality of hospitality property management;
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●	ability to convert to alternative uses which may not be readily made;
●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;
●	the existence or construction of competing hospitality properties;
●	nature and quality of the services and facilities;
●	financial strength and capabilities of the owner and operator;
●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;
●	increases in operating costs, which may not be offset by increased room rates;
●	the property’s dependence on business and commercial travelers and tourism;
●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and
●	changes in travel patterns caused by perceptions of travel safety or inconveniences, which perceptions can be significantly and adversely influenced by terrorist acts, foreign conflict and changes in border security measures, as well as apprehension regarding the possibility of such acts, conflicts or security measures.

Because limited-service, select service and extended stay hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. In addition, as limited-service, select service or extended stay hotels and motels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;
●	the public perception of the franchise service mark; and
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●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

Certain franchise agreements may have loan-to-value ratio requirements, debt service coverage ratio requirements or other requirements with respect to loans that finance the related property. Such requirements may impair the ability of the borrower under a related mortgage loan to obtain refinancing of its debt.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate spas, convention centers, and entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants, theaters, lounges, bars and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, lounge’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, theaters, lounges or bars will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

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Certain hotel properties may receive significant revenue from one or more corporate customers, which book multiple room nights for employees travelling to or staying in the local area for business purposes. For example, hotels located near airports may have multiple room nights booked for airlines on behalf of their flight crews. In the event that such a corporate customer determines to instead book rooms at a competing hotel, experiences a change in its business such that fewer room nights are needed, or ceases or reduces its business at the hotel property for any other reason, such hotel property may lose significant revenue.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, multiple countries, including the United Kingdom and Germany, have updated travel guidance for their citizens to reflect the strict enforcement of entry rules by the United States (including the possibility of arrest or detention). We cannot assure you that such actions will not adversely affect the perception of the United States as a destination for international tourism, and a reduction in travel to the United States could negatively impact hospitality properties that currently derive a significant portion of their revenue from international guests.

Warehouse, Mini-Warehouse and Self-Storage Facilities

Warehouse, mini-warehouse and self-storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self-storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self-storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self-storage property depends on—

●	building design,
●	location and visibility,
●	tenant privacy,
●	efficient access to the property,
●	proximity to potential users, including apartment complexes or commercial users,
●	services provided at the property, such as security,
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●	age and appearance of the improvements, and
●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self-storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self-storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self-storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. Additionally, because the cost to replace the improvements at a self-storage property is typically low, the insurable value of a self-storage property is often lower than the mortgage loan balance and in the event of a casualty when a borrower is not required to rebuild or cannot rebuild, insurance proceeds may be insufficient to pay the mortgage loan and there is no “gap” insurance required to cover any shortfall. There is also risk because storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks

Manufactured housing communities and mobile home parks consist of land that is divided into “spaces” or “home sites” that are primarily leased to owners of the individual mobile homes or other housing units. The homeowner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The landowner typically provides private roads within the park, common facilities and, in many cases, utilities. In general, the individual mobile homes and other housing units will not constitute material collateral for a mortgage loan underlying the offered certificates.

Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. In general, parks that lease recreational vehicle spaces may be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes.

Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include—

●	location of the manufactured housing community property;
●	the ability of management to provide adequate maintenance and insurance;
●	the number of comparable competing properties in the local market;
●	the age, appearance, condition and reputation of the property;
●	whether the property is subject to any age restrictions on tenants;
●	the quality of management;
●	the types of facilities and services it provides; and
●	state and local regulations, including rent control or rent stabilization, and tenant association rights.
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Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including—

●	multifamily rental properties,
●	cooperatively-owned apartment buildings,
●	condominium complexes, and
●	single-family residential developments.

Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

Manufactured housing communities, mobile home parks and recreational vehicle parks have few improvements (which are highly specialized) and are “special purpose” properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a manufactured housing community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

Manufactured housing and recreational vehicle communities have few or no insurable buildings or improvements and thus do not have casualty insurance or have very low limits of casualty insurance in comparison with the related mortgage loan balances. In the event that a manufactured housing or recreational vehicle community property constitutes a nonconforming use or has other zoning non-conformities, and a casualty or other event occurs with respect to which the applicable zoning ordinance does not permit continuance of the manufactured housing community use, or requires the community to operate with a lower number of tenants, it is anticipated that the insurance proceeds, if any, in connection with such event would be substantially lower than the principal balance of the related mortgage loan or the allocated loan balance of the related property. Further, since many manufactured housing communities are located in areas with low land value, the lender would generally not be able to recover the shortfall by foreclosing on the land. Accordingly, the issuing entity could experience a substantial loss.

Moreover, manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control and/or rent stabilization on manufactured housing communities and mobile home parks. These ordinances may limit rent increases to—

●	fixed percentages,
●	percentages of increases in the consumer price index,
●	increases set or approved by a governmental agency, or
●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite. Local authority to impose rent control or rent stabilization on manufactured housing communities

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and mobile home parks is pre-empted by state law in some states and rent control or rent stabilization is not imposed at the state level in those states. In some states, however, local rent control and/or rent stabilization ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control or rent stabilization with respect to those tenants.

In addition, some manufactured housing community properties may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community property.

Certain jurisdictions may give the related homeowner’s association or even individual homeowners a right of first refusal with respect to a proposed sale of the manufactured housing community property.

Restaurants and Taverns

Certain tenants are restaurants, taverns and other establishments that are part of the food and beverage service industry. Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;
●	perceptions by prospective customers of safety, convenience, services and attractiveness;
●	the cost, quality and availability of food and beverage products;
●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;
●	changes in demographics, consumer habits and traffic patterns;
●	the ability to provide or contract for capable management; and
●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,
●	product,
●	price,
●	value,
●	quality,
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●	service,
●	convenience,
●	location, and
●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,
●	more favorable locations,
●	more effective marketing,
●	more efficient operations, or
●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and
●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Franchise agreements for chain restaurants typically do not contain provisions protective of lenders. A borrower’s rights as franchisee typically may be terminated without informing the lender, and the borrower may be precluded from competing with the franchisor upon termination. In addition, a lender that acquires title to a restaurant site through foreclosure or similar proceedings may be restricted in the use of the site or may be unable to succeed to the rights of the franchisee under the related franchise agreement. The transferability of a franchise may be subject to other restrictions. Also, federal and state franchise regulations may impose additional risk, including the risk that the transfer of a franchise acquired through foreclosure or similar proceedings may require registration with governmental authorities or disclosure to prospective transferees.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

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●	changing local demographics;
●	competition from other schools or cultural and educational institutions;
●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships;
●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution;
●	poor performance by teachers, administrative staff or students; and
●	mismanagement at the private school.

Loss of accreditation and consequent loss of eligibility of students for federal or state student loans can have a material adverse effect on private schools. Some school tenants are for-profit institutions that rely on tuition from students, many of which finance their education by utilizing the federal financial assistance Title IV of the Higher Education Act of 1965 (“Title IV Financial Aid”). A for-profit education company will become ineligible for enrolling students that utilize the Title IV Financial Aid for at least two fiscal years, if during the immediately preceding two consecutive fiscal years such institution derives more than 90% of its revenues from the enrollment of students that obtain Title IV Financial Aid. A reduction in student enrollment may impact the ability of the school to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent. In addition, there is proposed legislation that could potentially change the Title IV Financial Aid funding methods, which may negatively affect the for-profit education companies. Certain for-profit schools have been subject to governmental investigations and/or lawsuits, or private litigation, alleging that their recruitment practices are predatory, and/or that they fail to adequately prepare students for employment in the professions or areas in which they offer to provide training.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use, office, multifamily, hospitality or other properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator or commercial tenant (which tenant may utilize the property solely to park vehicles utilized in conducting its business), the sole source of income will be the lease to such operator or tenant. Accordingly, such properties will be subject to business risks associated

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with such operator or tenant. If the lease with the sole operator or tenant is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Event Center

Certain mortgaged properties are used as event space. Mortgaged properties used as event space derive their income from one-time events and do not have long-term leases. Therefore, these properties may be sensitive to declines in general economic and business conditions. Demand for event space may be seasonal. Event center properties may also be subject to competition from other property types that provide similar services, such as hospitality properties or restaurants. In addition, mortgaged properties used as event space may not be readily convertible to alternative uses if these properties were to become unprofitable

Life Science Laboratory

Certain of the mortgaged properties contain life science laboratory and office buildings, leased to a tenant engaged in the life science industry. Properties with life science tenants have unique risk factors that may affect their performances, revenues and/or value. Life science tenants are subject to a number of risks unique to the life science industry, including (but not limited to): (i) high levels of regulation; (ii) failures in the safety and efficacy of their products; (iii) significant funding requirements for product research and development; and (iv) changes in technology, patent expiration, and intellectual property protection. Risks associated with life science laboratory buildings may affect the business, financial condition and results of operations of the related mortgaged property and such risks may adversely affect a life science tenant’s ability to make payments under its lease, and consequently, may materially adversely affect a borrower’s ability to make payments on the elated mortgage loan.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and
●	the related voting rights in the owners’ association for the subject building, development or project.

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium declaration rules and/or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units or common elements owned by such owner as a percentage of the total number of units or common elements in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which results in the related borrower not having control of the related condominium or owners association.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to

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be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the holders of offered certificates to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan.

A condominium regime can also be established with respect to land only, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes

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of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are office, multifamily, retail, industrial and hospitality. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. In particular, there have been predictions that climate change may lead to an increase in the frequency of natural disasters and extreme weather conditions, with certain states bearing a greater risk of the adverse effects of climate change, which could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in those states. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in New York, Texas, Missouri, Ohio, New Jersey, Washington and California. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the back-up advancing agent’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.
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See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. There have been concerns that climate change has led to, and may increasingly lead to, an increase in the frequency of natural disasters and extreme weather conditions, such as extreme heat, drought, changes in precipitation and temperature, rise in sea and other water levels and water access, as well as acute events like wildfires, hurricanes and flooding, with certain states bearing a greater risk of the adverse effects of climate change. If material, such events may result in physical damage to or destruction of certain mortgaged properties. Further, the borrowers financial condition or results of operations at affected mortgaged properties may be adversely affected. Should the impact of climate change be perceived as chronic, there may be a decrease in demand for mortgaged properties located in the affected areas, which could adversely affect real estate values, as well as an increase in insurance costs and a reduction in coverage availability.

In addition, changes in federal and state legislation and regulation on climate change could result in increased required capital expenditures to improve the energy efficiency of the borrowers’ existing mortgaged properties or to protect them from the consequence of climate change. Such changes include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example, New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet were to meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. There can be no assurance that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

The foregoing effects of climate change could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in the affected states. In addition, we cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of

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which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below, “Description of the Mortgage Pool—Environmental Considerations” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations” and “Description of the Mortgage Pool—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;
●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;
●	that the results of the environmental testing were accurately evaluated in all cases;
●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or
●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or
●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

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The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or
●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and
●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment or residential use or other land use restrictions.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information regarding environmental conditions at mortgaged properties securing mortgage loans in the issuing entity. See also Mortgage Loan representation and warranty no. (40) (Environmental Conditions) on Annex E-1A to this prospectus, Mortgage Loan representation and warranty no. (40) (Environmental Conditions) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances

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from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion (including construction) or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current expansion or renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the office and retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled or expected to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo expansion, redevelopment or renovation.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self-storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, research and

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development facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on

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favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

For example, certain areas of California are susceptible to severe wildfires that can cause significant property damage and the evacuation of residents. None of the mortgaged properties are located in Los Angeles County.

We cannot assure you that any damage caused by hurricanes, windstorms, floods, droughts, tornadoes, wildfires, oil spills or other events will be covered by insurance, or even if covered by insurance, that the insurer will have sufficient financial resources to make any payment on the insurance policy or that the insurer will not challenge any claim resulting in a delay or reduction of the ultimate insurance proceeds. Any such lack of coverage, insufficiency of resources or challenge to a claim could have a material adverse effect on the performance of the offered certificates.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance. Any such shortfall or lack of coverage may result in losses on the certificates, especially if they are subordinated. In addition, the cost of insurance has increased in certain jurisdictions and, as a result, some borrowers may have difficulty in obtaining appropriate insurance or maintaining insurance coverage at the related mortgaged properties. The cost of force-placed insurance, correspondingly, may be prohibitively high to provide sufficient coverage for a mortgaged property. The additional cost of force-placed insurance or insurance required to be maintained on any REO properties may adversely impact the operation at the mortgaged property and/or reduce liquidation proceeds from any REO properties.

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As a result of the higher cost of hazard insurance policies, certain borrowers may have obtained insurance policies with relatively high deductibles. In the event a borrower makes a claim under its policies, the relatively high out of pocket cost associated with higher deductibles may adversely impact the cash flow at the related mortgaged property.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of the trust interest owners.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Six (6) of the mortgaged properties (14.6%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 18%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP”) is subject to periodic congressional reauthorization. The NFIP is scheduled to expire on December 11, 2026. We cannot assure you if or when the NFIP will be reauthorized or whether any lapse or modification of the program may occur. Any lapse, delay in reauthorization, or change to the NFIP could adversely affect the availability or cost of flood insurance, as well as the value of properties located in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Mortgage Loan representation and warranty no. (16) (Insurance) on Annex E-1A to this prospectus and Mortgage Loan representation and warranty no. (16) (Insurance) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

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Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,
●	riot, strike and civil commotion,
●	terrorism,
●	nuclear, biological or chemical materials,
●	revolution,
●	governmental actions,
●	floods and other water-related causes,
●	earth movement, including earthquakes, landslides and mudflows,
●	wet or dry rot,
●	mold,
●	vermin, and
●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket insurance policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	a title insurer will maintain its present financial strength; or
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●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing (or expected to undergo) renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your offered certificates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2020 by the Terrorism Risk Insurance Program Reauthorization Act of 2015 and was subsequently reauthorized on December 20, 2019 for a period of eight years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool

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of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your offered certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed or significantly renovated. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the

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Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore,

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no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the holders of offered certificates. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the holders of offered certificates. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans or the related whole loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

The interest rate on certain of the mortgage loans may have been reduced significantly as a result of an upfront fee paid to the applicable originator by each of the related borrowers. As a result, the interest rate on those mortgage loans may not reflect the current “market rate” that the related originator would have otherwise charged the related borrower based solely on the credit and collateral characteristics of the related mortgaged property and structural features of the applicable mortgage loan. See the corresponding description of the underwriting standards

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for each applicable mortgage loan seller under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” in this prospectus.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. Additionally, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.
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In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Seasoned Mortgage Loans Present Additional Risk of Repayment

One (1) of the mortgage loans (1.5%) is a seasoned mortgage loan that was originated at least eight months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;
●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;
●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;
●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;
●	the physical condition of the mortgaged properties or improvements may have changed since origination; and
●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or whole loan) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or whole loan) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or whole loan) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations,

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although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your offered certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or whole loan, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

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Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your offered certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your offered certificates.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and
●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your offered certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

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The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or impair the borrower’s ability to operate the related mortgaged property.

See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”, “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “—Tenancies-in-Common May Hinder Recovery”, “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” and “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous federal and state statutes, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” below, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the

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lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;
●	reduce monthly payments due under a mortgage loan;
●	change the rate of interest due on a mortgage loan; or
●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—General” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

The owner of a multifamily, commercial or manufactured housing community property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;
●	negligence resulting in a personal injury; or
●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to holders of offered certificates if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs.

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We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;
●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan (other than any trust subordinate companion loan) is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the

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sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. In any such instance, the issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

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See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.              was insolvent at the time of granting the lien,

2.              was rendered insolvent by the granting of the lien,

3.              was left with inadequate capital, or

4.              was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or
●	a majority ownership interest in the related borrower.
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We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,
●	the exercise of those remedies would be inequitable or unjust, or
●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Defeasance

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of

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the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—Anti-Deficiency Legislation”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to holders of offered certificates. See “Certain Legal Aspects of the Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”). To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). Other banks have also come under pressure as a result of the failure of SVB and Signature Bank and we cannot assure you whether or not the FDIC will take similar or different actions with respect to other banking institutions. Under the related mortgage loan documents, all accounts, including the lockbox accounts, are required to be held at institutions meeting certain financial and ratings requirements, although in certain cases the lender may have waived such requirements as to specific institutions or otherwise. Also, recent news reports have indicated that some rating agencies are assessing a number of financial institutions for possible downgrades and that some institutions have already been the subject of downgrades, which may trigger the obligation to transfer

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accounts held at such institutions if any such downgrades cause them not to meet the requirements of the loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox account is transferred to an institution meeting the necessary financial and ratings requirements. We cannot assure you that the operation of any lockbox accounts at Bridge Bank or Flagstar, or the transfer of those lockbox accounts (or other accounts held at other institutions) to other qualified institutions, if required, will not have an adverse impact on the operational cash flows from the related mortgaged properties or the related borrowers’ ability to meet their respective obligations under the mortgage loan documents during that time. We cannot assure you that Bridge Bank or Flagstar is not the lockbox bank for any mortgage loans to be held by the issuing entity.

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Risks of Anticipated Repayment Date Loans

One (1) mortgage loan, secured by the Kreate Tiffin mortgaged property (3.3%), provides that, if after a certain date (referred to as an anticipated repayment date) the related borrower has not prepaid such mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan interest rate for such mortgage loan. Generally, on each payment date from and after the anticipated repayment date for such mortgage loan up to and including the related maturity date, cash flow in excess of that required for debt service on such mortgage loan and any related companion loans (calculated based on the original mortgage loan interest rate), the funding of required reserves, other amounts then due and payable under the related loan documents (other than “excess interest” described below), debt service due on any related mezzanine loan, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related mortgaged property or portfolio of mortgaged properties will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan interest rate continues to accrue and be payable on a current basis on such mortgage loan after its related anticipated repayment date, payment of the additional interest that accrues by reason of the marginal increase in the interest rate on such mortgage loan after the anticipated repayment date (any such additional interest, “excess interest”) will generally (except for any portion thereof paid currently pursuant to the related loan documents) be deferred (or capitalized and deferred) until (and such deferred excess interest or such capitalized excess interest that has been deferred will itself accrue interest, if and to the extent permitted under applicable law and the related loan documents, and will generally be required to be paid only after) the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest (or capitalized excess interest) that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the Combined VRR Interest owners, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. Furthermore, all of the mortgage loans provide for original terms to maturity or anticipated repayment date of five (5) years and, as of the cut-off date, none of the mortgage loans have more than eight (8) months seasoning. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment

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date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or whole loan) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or whole loan) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your offered certificates will likely extend the weighted average life of your offered certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing

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Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of offered certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will have repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties may be covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. Unions can encourage employees to leave work if the workplace does not meet certain safety requirements, as seen during the COVID-19 pandemic. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

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State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Certain of the mortgaged properties may have been renovated in accordance with the federal tax code and state regulations to make them eligible for federal historic tax credits. Such mortgaged properties may be subject to additional risks, including, without limitation, the possibility of recapture of the tax credits. Historic tax credits may be subject to recapture upon the occurrence of certain events, such as the sale of the related mortgaged property (including at a foreclosure sale) to certain disqualified transferees.

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Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans (and any applicable trust subordinate companion loans) to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors, an originator, the retaining sponsor, an expected initial risk retention consultation party and the expected holder of a portion of the Combined VRR interest, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the certificate administrator) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans and any trust subordinate companion loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. The originators may also earn origination fees in connection with the origination of the mortgage loans to be included in the mortgage pool. In certain cases, additional upfront fees may be earned in connection with a reduction of the mortgage rate of the related mortgage loan, in light of the other credit characteristics of such mortgage loan. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans to this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See

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“Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related whole loan. However, unless such pari passu companion loan is evidenced by the controlling note, none of the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, to violate applicable law, the related mortgage loan documents, the pooling and servicing agreements or an outside servicing agreement, as applicable (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Whole Loans” for more information regarding the rights of any companion loan holder.

In addition, Citi Real Estate Funding Inc., as the retaining sponsor, and Goldman Sachs Bank USA, as an originator, are each expected to hold a portion of the Combined VRR Interest as described in “Credit Risk Retention”; and Citi Real Estate Funding Inc. and Goldman Sachs Bank USA are each expected to appoint itself or an affiliate thereof as an initial risk retention consultation party. The risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or the special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the offered certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. A risk retention consultation party and the party by whom it is appointed may have interests that are in conflict with those of certain other trust interest owners, in particular if a risk retention consultation party or any party that can appoint such risk retention consultation party holds companion loan(s) or securities backed thereby, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party with respect to a mortgage loan is a risk retention consultation party or the person entitled to appoint such risk retention consultation party (any such mortgage loan being referred to in this context as an “excluded RRCP mortgage loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP mortgage loan. See “Credit Risk Retention”.

There can be no assurance that Citi Real Estate Funding Inc. or Goldman Sachs Bank USA (each as a risk retention consultation party or a party with the right to appoint a risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, a sponsor or an affiliate thereof may be a tenant with respect to a mortgaged property securing a mortgage loan. In such situations, there can be no assurance that any related borrower did not receive more favorable loan terms than it would have received if a sponsor or sponsor affiliate was not a tenant, nor can there be any assurance that that any such sponsor or sponsor affiliate did not receive more favorable lease terms than any other tenant would receive. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information regarding any such circumstances.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest

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May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the holders of offered certificates. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan backing the certificates. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, notwithstanding that, consistent with applicable laws, including Rule 192 described below, any such action might have an adverse effect on the offered certificates or the holders of offered certificates. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. Although Securities Act Rule 192 (Prohibition Against Conflicts of Interest in Certain Securitizations) prohibits underwriters, sponsors and certain other securitization participants from engaging in certain “conflicted transactions”, including certain short sale and credit derivatives, and equivalent transactions, the rule contains exceptions for certain market-making transactions, risk-mitigating hedging transactions and liquidity commitment transactions. As a result, it is possible that the Underwriter Entities, consistent with applicable laws, including Rule 192, nonetheless may, from time to time, take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates. As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder or owner of any of the trust interests, through market-making activity or otherwise or in its capacity as an owner of a portion of the Combined VRR Interest, any actions that it takes in its capacity as a trust interest owner, including voting, providing consents or otherwise, will not necessarily be aligned with the interests of other trust interest owners. In connection therewith, each of Citi Real Estate Funding Inc. (as the retaining sponsor) or Goldman Sachs Bank USA (as an originator), respectively, is an Underwriter Entity that is expected to be an owner of a portion of the Combined VRR Interest and an initial risk retention consultation party (or an affiliate of an initial risk retention consultation party) as of the closing date of this securitization transaction. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a trust interest owner (whether in connection with market-making activity or otherwise or in its capacity as an owner of a portion of the Combined VRR Interest) will necessarily be aligned with the interests of other trust interest owners.

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In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of any party to the pooling and servicing agreement, and unless it is a Consulting Party will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced whole loan is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and the applicable directing holder will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. In the event there is no applicable directing holder, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

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Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced whole loan, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the offered certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or
●	as it relates to servicing and administration of any outside serviced whole loan under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced whole loan;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities. In addition, in some cases, the master servicer or special servicer or their respective affiliates may be the holder of a mezzanine or subordinate loan related to a mortgage loan in the mortgage pool. Any such interest in a mezzanine or subordinate loan may result in economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. In any such instance, neither the master servicer nor the special servicer will have any obligation to take, refrain from taking or cease taking any action with respect to any existing or future mezzanine or subordinate loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

Each of the master servicer and the special servicer (or any of their respective sub-servicers) services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer (or any of their respective sub-servicers) and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer(or any of their respective sub-servicers), as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other trust interest owner, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The

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master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of any holder or group of holders of offered certificates. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

It is expected that Torchlight Debt Fund VIII Holdings (US), LLC (or an affiliate thereof) will be the initial controlling class representative and, as such, will be the initial directing holder with respect to the serviced mortgage loans and any related serviced companion loans (other than any serviced outside controlled whole loan or any trust subordinate companion whole loan). It is expected that Torchlight Debt Fund VIII Holdings (US), LLC (or an affiliate thereof) will appoint Torchlight Loan Services, LLC to act as the initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans (other than any excluded special servicer mortgage loan or trust subordinate companion whole loan).

Further, the master servicer, the special servicer, the certificate administrator, the trustee or any of their respective affiliates may be acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer or an affiliate thereof is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand against itself or an affiliate resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of a control termination event (and, in the case of a trust subordinate companion whole loan, under any such other circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), (iv) has no consultation rights in connection with a serviced outside controlled whole loan unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced whole loans, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of offered certificates or any holder of offered certificates. It is not intended that the operating advisor act as a surrogate for the holders of offered certificates. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions

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of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of the State of New York, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans and trust subordinate companion loans (if any); provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the trust interest owners (as a collective whole) and will have no fiduciary duty to any party. In addition, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) (or any securitization transaction constituted by the issuance of any loan-specific certificates) or (ii) directly or indirectly have any financial interest in this securitization transaction (or any securitization transaction constituted by the issuance of any loan-specific certificates) other than in fees from its role as the operating advisor or any fees to which it is entitled as asset representations reviewer. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

In addition, Park Bridge Lender Services LLC and its affiliates may have duties with respect to existing and new commercial, multifamily and manufactured housing community mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgages properties may be in the same market as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the Operating Advisor Standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of the State of New York, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related

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to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the asset representations reviewer or any of its affiliates have financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In addition, Park Bridge Lender Services LLC and its affiliates may have duties with respect to existing and new commercial, multifamily and manufactured housing community mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same market as or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder

It is expected that Torchlight Debt Fund VIII Holdings (US), LLC (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. In addition, in the case of any servicing shift whole loan (for so long as it is serviced under the pooling and servicing agreement for this securitization) or other serviced outside controlled whole loan, the holder of the related controlling pari passu or subordinate companion loan, as applicable, will be the initial directing holder. See “Description of the Mortgage Pool—The Whole Loans”. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”. If the issuing entity contains a trust subordinate companion loan, the initial loan-specific controlling class representative (and, accordingly, the initial directing holder) with respect to the related trust subordinate companion whole loan will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent rights, and a consulting party will have certain consultation rights, with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus. See “The Pooling and Servicing Agreement—Directing Holder”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights (which may include being a directing holder or consulting party) may affect the servicing of the related mortgage loan.

The controlling class representative will be controlled by the controlling class certificateholders, and any loan-specific controlling class representative will be controlled by the related loan-specific controlling class

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certificateholders, and the holders of the controlling class and any loan-specific controlling class, respectively, will not, in the case of any such class, have any duty or liability to any other trust interest owner. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any holder of offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced whole loan, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and the controlling class representative for this securitization transaction, at any time that it is a directing holder or consulting party, will have certain consultation rights with respect to such outside serviced whole loan. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any directing holder, consulting party, or outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests that are in conflict with those of any or all of the holders of offered certificates, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a directing holder or a consulting party, may take actions with respect to the related serviced mortgage loan or serviced whole loan that could adversely affect the holders of some or all of the classes of the offered certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. No directing holder or consulting party will have any duty to the holders of any class of offered certificates and may have interests in conflict with those of the holders of offered certificates. As a result, it is possible that a directing holder may direct or a consulting party may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the offered certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

No certificateholder may take any action against any directing holder or consulting party for having acted solely in its own interests. See “Description of the Mortgage Pool—The Whole Loans”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Although a directing holder, controlling class certificateholder or loan-specific controlling class certificateholder (if any, and if no “control appraisal period” is in effect) that, in each case, is a borrower party with respect to a mortgage loan or whole loan will generally not be entitled to have access to certain excluded information regarding such mortgage loan or whole loan and the related mortgaged property (including asset status reports, final asset status reports or any summaries related thereto (and any other excluded information identified in the pooling and servicing agreement)), and certificateholders of the same controlling class that are not borrower parties will be required to certify that they will not share such excluded information with such borrower parties, we cannot assure you that any such excluded entities will not access, obtain, review and/or use, or that any non-excluded entity will not share with such excluded entity, such excluded information in a manner that adversely impacts your offered certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class F, Class G and Class J certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your offered certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances,

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differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors.

In addition, although Securities Act Rule 192 (Prohibition Against Conflicts of Interest in Certain Securitizations) may be applicable to actions taken by an entity (and, in some cases, an affiliate of an entity) with a contractual right to direct or cause the direction of the structure, design or assembly of an asset-backed security, or the composition of the underlying asset pool, the rule contains exceptions, including for certain risk-mitigating hedging transactions. As a result, it is possible that the B-Piece Buyer may, from time to time, enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class E, Class F, Class G or Class J certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any holder of offered certificates for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that the B-Piece Buyer (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder.

The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan

With respect to each whole loan, the applicable directing holder, or an outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such whole loan and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such whole loan (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of offered certificates. In addition, that party does not have any duties to the holders of any class of offered certificates, may act solely in its own interests, and will have no liability to any holder of offered certificates for having done so. No holder of offered certificates may take any action against the directing holder or the outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate a special servicer.

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Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, any party to the pooling and servicing agreement, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans and any trust subordinate companion loans, and the primary security and source of payment for the mortgage loans and any trust subordinate companion loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline

The offered certificates may have limited or no liquidity.

As described under “—General Risk Factors—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your offered certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no

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secondary market for your offered certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the offered certificates will develop. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the offered certificates and other CMBS generally. Additionally, one or more investors may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your offered certificates. Lack of liquidity could result in a substantial decrease in the market value of your offered certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial, multifamily and manufactured housing community mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;
●	investors’ perceptions regarding the commercial, multifamily and manufactured housing community real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;
●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and
●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
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●	do not represent any assessment of the yield to maturity that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

We make no representation as to the suitability of any criteria established by the nationally recognized statistical rating organizations that assign ratings to any class of offered certificates or any other rating agencies, nor can we assure you that the criteria established by a nationally recognized statistical rating organizations that assign ratings to any class of offered certificates or any other rating agency will be followed in all circumstances (including, in each case, with respect to the certificates) or that they will be applied consistently across all securities analyzed by such nationally recognized statistical rating organizations that assign ratings to any class of offered certificates or any other rating agency. Any change in a rating agency’s criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any securities rated by such rating agency or any other rating agency (including any class of certificates), despite the fact that such securities (or such class) might still be fully performing pursuant to the terms of the related securitization documents. We cannot assure you that any such downgrade, withdrawal or qualification of any rating assigned to any securities (including any class of certificates) will not also adversely affect the market value of those certificates whose ratings have not been subject to such downgrade, withdrawal or qualification.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

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As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to various nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c) (3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade. Under the terms of the pooling and servicing agreement, the certificate administrator and trustee are required to maintain certain minimum credit ratings, which may be satisfied in certain cases by the master servicer maintaining specified minimum credit ratings or by entering into a supplemental agreement with a third party maintaining specified minimum credit ratings providing for certain backup advancing functions. Failure to maintain the ongoing rating requirements or requirements for a supplemental agreement by the master servicer, certificate administrator or trustee may require the existing certificate administrator and/or trustee, as applicable, to resign and be replaced with an entity meeting those requirements. See “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”. If the certificate administrator and/or trustee were required to resign due to a credit rating downgrade or otherwise, we cannot assure you that an appropriate replacement could be identified or that a replacement would agree to the appointment or would be appointed within the time periods required in the pooling and servicing agreement. In addition, accounts established and maintained under the pooling and servicing agreement by the master servicer, the special servicer, the certificate administrator or any institution designated by those parties on behalf of the parties to the pooling and servicing agreement, including, in certain circumstances, borrower reserve accounts, are required to be held at institutions meeting certain eligibility criteria, including minimum long term and/or short term credit ratings depending on the time period funds will be held in those accounts. If an institution holding accounts established and maintained under the pooling and servicing agreement were downgraded below the applicable eligibility criteria and a rating agency confirmation was not delivered, those

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accounts may be required to be transferred to an institution satisfying the applicable eligibility criteria. Any downgrade or required replacement of the certificate administrator and/or trustee or required transfer of accounts may negatively impact the servicing and administration of the mortgage loans and may also adversely impact the performance, ratings, liquidity and/or value of your certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, or any party to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the offered certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the offered certificates, you should monitor whether an unsolicited rating of the offered certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the offered certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See

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“Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other more senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the more senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the offered certificates,
●	the order in which the principal balances of the respective classes of the offered certificates with balances will be reduced in connection with losses and default-related shortfalls, and
●	the characteristics and quality of the mortgage loans in the trust.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the offered certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your offered certificates may adversely affect your yield. In general, if you buy a Class X-A or Class X-B certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your offered certificates is disproportionately large as compared to the amount of principal payable on your offered certificates, or if your offered certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your offered certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your offered certificates at a rate comparable to the effective yield anticipated by you in making your investment in the offered certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of your offered certificates will depend on the terms of those certificates, more particularly:

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●	a class of non-vertically retained principal balance certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of non-vertically retained principal balance certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of offered certificates, or
●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or
●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

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Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or
●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of mortgage credit;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” above.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the offered certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A certificates, the Class X-B certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial

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investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The respective yields to maturity of the Class X-A and Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If the non-vertically retained percentage of losses on the mortgage loans allocated to the non-vertically retained principal balance certificates exceed the aggregate certificate balance of the classes of non-vertically retained principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if the non-vertically retained percentage of losses on the mortgage loans are not borne by your offered certificates, those losses may affect the weighted average life and yield to maturity of your offered certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your offered certificates. In addition, if the master servicer, the special servicer or the back-up advancing agent is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the non-vertically retained principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans) and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the back-up advancing agent is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-vertically retained principal balance certificates and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus, on the related distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-vertically retained principal balance certificates, first the Class J certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2 and Class A-3 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2 or Class A-3 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction in the

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notional amount of the Class X-B certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the trust interest owners, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the trust interest owners may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of offered certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of offered certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

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A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates

The Class X-A and Class X-B certificates will not be entitled to distributions of principal but instead will accrue interest on the notional amount of such class.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2 and Class A-3 certificates. The yield to maturity on the Class X-B certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-S, Class B and Class C certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A and Class X-B certificates and may result in holders not fully recouping their initial investments. The respective yields to maturity of the Class X-A and Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-vertically retained certificates and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlements. Amounts received and allocated to the non-vertically retained certificates will not be available to satisfy any amounts due and payable to the Combined VRR Interest. Likewise, amounts received and allocated to the Combined VRR Interest will not be available to satisfy any amounts due and payable to the non-vertically retained certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-vertically retained certificates (collectively) and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlements. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other holders of offered certificates generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other holders of offered certificates would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. In addition, the special servicer (but not any outside special servicer) may be replaced as to the applicable serviced loan(s) based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) at any time after the occurrence and during the continuance of a consultation termination event, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders and any other applicable trust interest owner(s) with respect to the mortgage pool (as a collective whole)). Furthermore, the special servicer with respect to a trust subordinate companion whole loan may be terminated based on just a related loan-specific

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certificateholder vote (or, in certain cases, a combined certificateholder/related loan-specific certificateholder vote) on circumstances similar to those described in the prior sentence as they relate to the related loan-specific certificates and any related uncertificated loan-specific interests. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

The outside special servicer for any outside serviced whole loan will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced whole loan as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced whole loan, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of offered certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced whole loan. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, whole loan under the pooling and servicing agreement, the special servicer generally will be required to obtain the consent of the applicable directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, whole loan serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with any applicable consulting party. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, whole loan(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor” for a list of actions and decisions requiring consultation with the applicable consulting parties. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or consulting party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates; (ii) may act solely in its own interests (or the interests of any particular class or group of trust interest owners or such other person that appointed it); (iii) does not have any duties to the holders of any class of offered certificates (other than the holders of any particular class or group of trust interest owners or such other person that appointed it); (iv) may take actions that favor its own interests (or the interests of any particular class or group of trust interest owners or such other person that appointed it) over the interests of the holders of one or more classes of offered certificates ; and (v) will have no liability whatsoever (other than to any particular

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class or group of certificateholders or other trust interest owners or other person that appointed it) for having so acted as set forth in (i) – (iv) above, and that no holder of an offered certificate may take any action whatsoever against any directing holder or any consulting party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any consulting party for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment

With respect to each outside serviced whole loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of offered certificates.
●	With respect to any outside serviced whole loan, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced whole loan that conflict with the interests of the holders of certain classes of the offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests (or the interests of the person(s) that appointed it), without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests (or the interests of the person(s) that appointed it) over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected

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transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to this securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced whole loan (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your offered certificates.

See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Servicing of the 636 West 158th Street Whole Loan and the Franklin Avenue Plaza Whole Loan Will Shift to Other Servicers

The servicing of the 636 West 158th Street whole loan and the Franklin Avenue Plaza whole loan will each initially be governed by the pooling and servicing agreement for this securitization transaction but is expected to be governed by the pooling and servicing agreement only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, the servicing and administration of the 636 West 158th Street whole loan or the Franklin Avenue Plaza whole loan, as applicable, will shift to the outside servicer and outside special servicer under that other future securitization and will be governed exclusively by the servicing agreement entered into in connection with that securitization and the related co-lender agreement. Neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan for either the 636 West 158th Street whole loan or the Franklin Avenue Plaza whole loan, as applicable, have not yet been definitively determined, although such agreement will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans”. Prospective investors should be aware that they will not have any control over the identity of any such outside servicer or outside special servicer, nor will they have any assurance as to the particular terms of any such outside servicing agreement except to the extent of compliance with the requirements of the related co-lender agreement.

The Controlling Pari Passu Companion Loan for One or More of the Outside Serviced Whole Loans Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern the Servicing of Such Whole Loan Have Yet to Be Finalized

It is expected that servicing of the Whirlpool Portfolio whole loan will shift from the current outside servicing agreement and eventually be serviced and administered pursuant to the pooling and servicing agreement for any commercial mortgage securitization transaction to which the related controlling pari passu companion is to be contributed. Neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan for the Whirlpool Portfolio whole loan have not yet been definitively determined, although such agreement will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Prospective investors should be aware that they will not have any control over, nor any assurance as to, whether the closing of any such future securitization transaction actually occurs, nor will they have any assurance as to the particular terms of, or parties to, any such

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future outside servicing agreement, except to the extent of compliance with the requirements of the related co-lender agreement.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;
●	limits modifications of payment terms of the subject underlying mortgage loan; and/or
●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or whole loan that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it will not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a material breach of any sponsor’s representations and warranties or any material document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution

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obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

In addition, with respect to the West County Center mortgage loan (9.95%), which is comprised of promissory notes contributed to the securitization transaction by multiple sponsors, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by any such mortgage loan seller and evidencing a portion of such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, with respect to such mortgage loan, only one mortgage loan seller, and not the other, will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty or any document defect.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a control termination event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the back-up advancing agent will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement including, without limitation, special servicing fees, liquidation fees and workout fees. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of holders of offered certificates to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the

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Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your offered certificates may be delayed or reduced.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the offered certificates would be reduced or delayed. Even if the challenge were not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Goldman Sachs Bank USA, an originator, is a New York State chartered bank, and Goldman Sachs Mortgage Company, a mortgage loan seller, is a direct subsidiary thereof. The deposits of Goldman Sachs Bank USA are insured by the Federal Deposit Insurance Incorporation (the “FDIC”). If Goldman Sachs Bank USA were to become subject to a receivership, the proceeding would be administered by the FDIC under the Federal Deposit Insurance Act (“FDIA”); likewise, if Goldman Sachs Bank USA were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship.

The transfer of the mortgage loans by the mortgage loan sellers in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the FDIC from its repudiation powers for securitizations sponsored by insured depository institutions.  However, the safe harbor is non-exclusive.

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Furthermore, Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the offered certificates.

Bank of Montreal is a Schedule I bank under the Bank Act (Canada) and subject to Canadian bankruptcy and insolvency laws. The Superintendent of Financial Institutions and other Canadian regulatory authorities have broad powers under the Bank Act (Canada) and other applicable Canadian federal legislation to take control of BMO or its assets to protect the rights and interests of the depositors and creditors of BMO, including making an application for a winding-up of BMO or a restructuring of its assets under applicable Canadian federal legislation. There is considerable uncertainty about the scope of the powers afforded to these Canadian regulatory authorities and how they may choose to exercise such powers. Actions taken by such authorities may affect the ability of BMO to satisfy its ongoing obligations under the related mortgage loan purchase agreement and/or result in the cancellation, modification or conversion of certain unsecured liabilities of BMO under the transaction documents or in other modifications to such documents without BMO’s or your consent, which could in turn affect the ability of the issuing entity to meet its obligations in respect of the offered certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced whole loan were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted whole loan (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced whole loan. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan or any trust subordinate companion loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu whole loan, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan (or trust subordinate companion loan, if applicable) held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced whole loan, then the net proceeds realized by the issuing entity in connection with such sale may be less than would be the case if only the related mortgage loan (or, if applicable, a trust subordinate companion loan) were subject to such sale.

In the case of a serviced outside controlled whole loan, a related companion loan holder or its representative, if it is the directing holder, will generally have the right to consent to certain servicing actions with respect to such whole loan by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such whole loan). In addition, the controlling class representative if

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it is a consulting party as to such serviced outside controlled whole loan will have non-binding consultation rights with respect to certain servicing decisions involving such serviced outside controlled whole loan.

In connection with the servicing of a serviced pari passu whole loan, the related serviced pari passu companion loan holder, if it is a consulting party, or its representative will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu whole loan, and such recommended servicing actions could adversely affect the holders of some or all of the classes of offered certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of offered certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the offered certificates. Notwithstanding the foregoing, any such consultation with such serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB whole loan, pursuant to the terms of the pooling and servicing agreement and subject to any related co-lender agreement, if such serviced AB whole loan becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) any right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Whole Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced whole loan, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests, without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

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Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your offered certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity (or a portion thereof), including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in one or more of those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose of, or otherwise recover on, the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant

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or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to holders of offered certificates. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to trust interest owners and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the holders of offered certificates.

In addition, there may be other limitations imposed by a REMIC trust on the ability to exercise remedies or take other actions with respect to certain mortgage loans, including in a foreclosure. For example, for certain mortgage loans there may exist a pledge of equity or other collateral that may not qualify as interests in real property, or there may be a need to partner with a third party which is not permitted in a REMIC trust, and, in any such case, the issuing entity may be required to sell the defaulted mortgage loan to a third party transferee who would be able to exercise such equity or other foreclosure rights. Depending on market conditions, such sale could cause a loss to the issuing entity, as compared to foreclosing and selling later.

No Gross Up in Respect of the Offered Certificates Held by Non-U.S. Tax Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any offered certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to holders of offered certificates in respect of such taxes and such withholding tax would therefore result in a shortfall to affected holders of offered certificates. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA”.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates

Ordinarily, a grantor trust that modifies a mortgage loan jeopardizes its tax status as a grantor trust, and a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC, and possibly a grantor trust, may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial, multifamily or manufactured housing community mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of

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default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of offered certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of offered certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC or grantor trust restrictions as well as any potential changes to the tax rules governing REMICs or grantor trusts.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the sponsors, the related borrower, or the parties to the pooling and servicing agreement will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the offered certificates may be significantly increased.

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The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your offered certificates, and the value of your offered certificates, could be adversely affected.

Recently, the financial markets are experiencing significant volatility and uncertainty as a result of newly imposed U.S. tariffs, retaliatory tariffs and other changes in governmental policies. The risk of a prolonged inflation and recession has become a major concern among financial institutions. Consumer and producer prices in the United States have experienced and are expected to continue to experience steep increases. The general effects of inflation on the economy of the United States can be wide ranging, as evidenced by rising interest rates, wages and costs of goods and services. If a borrower’s operating income growth fails to keep pace with the rising costs of operating the related mortgaged property, then such borrower may have less funds available to make its mortgage payments. In addition, rising interest rates may hinder a borrower’s ability to refinance, and provide a borrower with less incentive to cure delinquencies and avoid foreclosure. The foregoing may have a material adverse impact on the amounts available to make payments on the mortgage loans, and consequently, the offered certificates.

In addition, the federal government has instituted a broad review of federal spending, including freezing the payment of previously authorized funds. The federal government or its agencies may be a tenant at one or more mortgaged properties. Additionally, certain tenants at the mortgaged properties may receive income from the federal government, including in the form of grants or as reimbursement for services such as medical care under Medicare, and such funds may no longer be available.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have from time to time experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. In more recent times, much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

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Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters, including without limitation, the invasion of Ukraine by Russia and the economic sanctions triggered thereby, the military conflict between the United States and Israel (on the one hand) and Iran and various U.S. designated terrorist organizations (on the other), may have an adverse effect on the mortgaged properties and/or your offered certificates;
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your offered certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial, multifamily and manufactured housing community real estate markets and may be affected for reasons that are unknown and cannot be discerned; and
●	The market value of your offered certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the offered certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union, United States, United Kingdom, Canada, Japan and a number of other countries responded by announcing successively more restrictive sanctions against Russia, various Russian individuals, corporations, private banks, and the Russian central bank, which sanctions aim to limit such sanctioned persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries in response to political opposition and imposed sanctions or perceptions of increased involvement by the North Atlantic Treaty Organization (NATO) in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or underlying mortgaged properties.

Furthermore, on February 28, 2026, Israel and the United States launched coordinated attacks on a number of sites in Iran, targeting, among other things, Iranian military and nuclear facilities and senior Iranian officials, which resulted in the death of Iran’s supreme leader, Ali Khamenei, and other senior military and government officials. In response, Iran launched drones and ballistic missiles at various sites in Israel, United States military bases and other sites in the Middle East. Although the United States and Iran subsequently agreed to a ceasefire and entered into a memorandum of understanding intended to facilitate negotiations toward a broader settlement, hostilities subsequently resumed and such efforts have not resulted in a durable resolution of the conflict. The conflict has also resulted in significant disruptions to commercial shipping and energy transportation in and around the Strait of Hormuz and has contributed to increased oil and gas prices and shipping costs. It is uncertain whether these events, and the consequences of the ongoing conflicts involving Israel, Iran and other parties in the Middle East, will lead to further escalation or a broader conflict in the Middle East or increase the possibility of terrorist and other attacks against Israel, the United States and other countries. Such regional conflicts and wars (including those that are ongoing or may arise unexpectedly in any region), as well as resulting sanctions and other measures, have led and may lead to global supply disruptions, increased commodity prices (including oil and gas), and other inflationary pressures. Such conflicts may result in regional instability and geopolitical shifts, heightened regulatory scrutiny related to sanctions compliance, increased inflation, further increases or fluctuations in commodity and energy

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prices, decreases in global travel, disruptions to global energy supplies and other adverse effects on macroeconomic conditions.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of certain requirements imposed by European Union (“EU”) and United Kingdom (“UK”) legislation in respect of investments in securitisations (as defined in the applicable legislation), including as follows.
●	EU legislation comprising Regulation (EU) 2017/2402 and related regulatory technical standards and implementing technical standards (in each case, as amended and collectively, the “EU Securitization Rules”) imposes certain requirements (the “EU Due Diligence Requirements”) with respect to institutional investors (as defined in the EU Securitization Rules), being: (a) subject to certain exceptions, institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341, and certain investment managers and authorized entities appointed by such institutions; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “EU CRR”)); (c) alternative investment fund managers as defined in Directive 2011/61/EU which manage and/or market alternative investment funds (as defined in that Directive) in the European Economic Area (the “EEA”); (d) investment firms (as defined in the EU CRR); (e) insurance undertakings and reinsurance undertakings as defined in Directive 2009/138/EC; and (f) management companies of UCITS funds (or internally managed UCITS) (and, in addition, the EU CRR makes provision as to the application of the EU Due Diligence Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the EU CRR). Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”. Provision has been made for the EU Securitization Rules to apply also in the non-EU member states of the EEA.
●	Pursuant to the EU Due Diligence Requirements, an EU Institutional Investor is required (amongst other things), prior to holding a securitisation position, to verify certain matters in accordance with the EU Securitization Rules, including that (a) except in specified cases, certain credit-granting requirements are satisfied; (b) the originator, sponsor or original lender retains a material net economic interest in the securitisation of not less than 5%, in accordance with the EU Securitization Rules; and (c) the originator, sponsor or securitisation special purpose entity has, where applicable, made information available in accordance with the EU Securitization Rules.
●	The consequences of a failure to comply with the EU Due Diligence Requirements with respect to an investment in the offered certificates would depend on the characteristics of the relevant EU Institutional Investor. For example, an EU Institutional Investor that is subject to regulatory capital requirements may be subject to a penalty regulatory capital charge on the relevant offered certificates; and an EU Institutional Investor that is an alternative investment fund manager may be required to take corrective action in the best interest of investors in the relevant fund.
●	UK legislation comprising the Securitisation Regulations 2024 and related rules made by the Financial Conduct Authority and the Prudential Regulation Authority (in each case, as amended, and collectively,
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the “UK Securitization Rules”) imposes certain requirements (the “UK Due Diligence Requirements”) with respect to “institutional investors” (as defined in the UK Securitization Rules), being: (a) insurance undertakings and reinsurance undertakings as defined in the Financial Services and Markets Act 2000 (as amended, “FSMA”); (b) the trustees and managers of occupational pension schemes as defined in the Pension Schemes Act 1993 that have their main administration in the UK, and fund managers of such schemes appointed under the Pensions Act 1995 that, in respect of activity undertaken pursuant to that appointment, are authorized for the purposes of the FSMA; (c) AIFMs as defined in the Alternative Investment Fund Managers Regulations 2013 (as amended, the “AIFM Regulations”) that have permission under the FSMA for managing AIFs (as defined in the AIFM Regulations) and market or manage AIFs in the UK and small registered UK AIFMs, as defined in the AIFM Regulations; (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; (e) CRR firms as defined in Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended) and as amended (the “UK CRR”); and (f) FCA investment firms as defined in the UK CRR (and, in addition, the UK CRR makes provision as to the application of the UK Due Diligence Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the UK CRR). Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”.

●	Pursuant to the UK Due Diligence Requirements, a UK Institutional Investor is required (amongst other things), prior to holding a securitisation position, to verify certain matters in accordance with the UK Securitization Rules to which it is subject, including that (a) except in specified cases, certain credit-granting requirements are satisfied; (b) the originator, sponsor or original lender retains a material net economic interest in the securitisation of not less than 5%, in accordance with the UK Securitization Rules; and (c) the originator, sponsor or securitisation special purpose entity has made information available (and committed to make further information available) in accordance with the UK Securitization Rules to which the UK Institutional Investor is subject.
●	The consequences of a failure to comply with the UK Due Diligence Requirements with respect to an investment in the offered certificates would depend on the characteristics of the relevant UK Institutional Investor. For example, a UK Institutional Investor that is subject to regulatory capital requirements may be subject to a penalty regulatory capital charge on the relevant offered certificates; and a UK Institutional Investor that is an AIFM may be required to take corrective action in the best interest of investors in the relevant AIF.
●	Prospective investors should be aware that none of the depositor, the sponsors, the originators, the mortgage loan sellers, the issuing entity, the underwriters or their respective affiliates or any other person intends to retain a material net economic interest in this securitization transaction, or to take any other action in respect of this securitization transaction, in a manner prescribed or contemplated by the EU Securitization Rules or the UK Securitization Rules. In particular, no such person will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any EU Due Diligence Requirements or any UK Due Diligence Requirements. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the EU Securitization Rules or the UK Securitization Rules.
●	Consequently, the offered certificates may not be a suitable investment for any person that is now or may in the future be an EU Institutional Investor or a UK Institutional Investor. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact such matters may have on it.
●	Certain reforms have been proposed to the EU Securitization Rules and the UK Securitization Rules. It is expected that, if such reforms are implemented, they will result in (amongst other things) changes to the EU Due Diligence Requirements and the UK Due Diligence Requirements, respectively. In each case, such changes may be substantive. However, it is not yet known whether, when, or in what terms the relevant reforms will be implemented (or what their implications may be for existing or future securitisations).
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●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the offered certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.
●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the offered certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”
●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on
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the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). On April 24, 2015, however, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. On December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgage-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. In addition, on October 31, 2018, in the American Fidelity Assurance Co. case, the District Court for the Western District of Oklahoma granted summary judgment in favor of the defendant, relying on the rationale of the United States Court of Appeals for the Second Circuit to hold that the mortgage pass-through certificates in question are exempt from the TIA. The decision was affirmed on appeal in the United States Court of Appeals for the Tenth Circuit on July 7, 2020.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

In addition, compliance with various legal requirements could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance its mortgage loan or sell the related mortgaged property on the related maturity date. We cannot assure you that any borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on the related mortgage loan.

Accordingly, all prospective investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this securitization transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party or parties for this securitization transaction will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of a retaining party to be in compliance with the credit risk retention rules at any time will have on the holders of offered certificates or the market value or liquidity of the offered certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or retaining parties or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the pooling and servicing agreement or the related sub-servicing

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agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the mortgage loans. Accordingly, this may adversely affect the performance of the mortgage loans or the performance of the offered certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your offered certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your offered certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;
●	you may have only limited access to information regarding your offered certificates;
●	you may suffer delays in the receipt of payments on your offered certificates; and
●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

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Description of the Mortgage Pool

General

The issuing entity with respect to the Trust Interests will be Benchmark 2026-V25 Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 35 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of the Cut-off Date after deducting payments of principal due on such respective dates, of approximately $683,333,500 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is its respective due date in November 2026 (or, in the case of any Mortgage Loan or Whole Loan that has its first due date subsequent to November 2026, the date that would have been its due date in November 2026 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple interest in a commercial, multifamily or manufactured housing community property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

For purposes of this prospectus, a Mortgage Loan will be considered secured by a multifamily property or properties if each multifamily property or portfolio of multifamily properties consists of a single parcel or two or more contiguous or non-contiguous parcels that have an aggregate of five or more residential rental units that are collectively managed and operated.

In addition, the Issuing Entity may include one or more subordinate notes evidencing a subordinate portion of a Pari Passu-AB Whole Loan or an AB Whole Loan (each such subordinate portion is referred to in this prospectus as a “Trust Subordinate Companion Loan”, and a Whole Loan that includes a Trust Subordinate Companion Loan is referred to as a “Trust Subordinate Companion Whole Loan”). In any such case, the Trust Subordinate Companion Loan will be an asset of the Issuing Entity and be serviced under the Pooling and Servicing Agreement, and will back, and be the sole source of payment on, the related Loan-Specific Certificates and any related uncertificated loan-specific interests, but will not be included in the Mortgage Pool that will back the Certificates. If a Trust Subordinate Companion Loan is included as an asset of the Issuing Entity, it will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

As regards the assets of the Issuing Entity, references to “Mortgage Loan” and “Mortgage Loans” are intended to mean only a Mortgage Loan or group of Mortgage Loans that are part of the Mortgage Pool and are exclusive of any Trust Subordinate Companion Loans.

For avoidance of doubt, the assets of the Issuing Entity will not include any Trust Subordinate Companion Loans and accordingly all references to “Trust Subordinate Companion Loan”, “Trust Subordinate Companion Loans”, “Trust Subordinate Companion Whole Loan”, “Trust Subordinate Companion Whole Loans”, “Loan-Specific Certificate”, “Loan-Specific Certificates” and any related concepts are to be disregarded.

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

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Ten (10) Mortgage Loans (collectively 45.7%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Whole Loan”). A Whole Loan consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that, except in the case of any Trust Subordinate Companion Loan, will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Whole Loan may be referred to in this prospectus as a “Pari Passu Whole Loan”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Whole Loan may be referred to in this prospectus as an “AB Whole Loan”. If a Whole Loan includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Whole Loan may be referred to in this prospectus as a “Pari Passu-AB Whole Loan” and the discussions in this prospectus regarding both Pari Passu Whole Loans and AB Whole Loans will be applicable to such Whole Loan. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Whole Loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan (other than a Trust Subordinate Companion Loan, if any) is an asset of the Issuing Entity. See “—The Whole Loans” below for more information regarding the identity of, and certain other information regarding, the Whole Loans, as well as rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc. (“CREFI”)	17 (the “CREFI Mortgage Loans”)	$340,300,000	49.8%
Goldman Sachs Mortgage Company (“GSMC”)	6 (the “GSMC Mortgage Loans”)(1)	134,950,000	19.7
German American Capital Corporation (“GACC”)	5 (the “GACC Mortgage Loans”)	59,172,000	8.7
Barclays Capital Real Estate Inc. (“Barclays” or “BCREI”)	4 (the “Barclays Mortgage Loans”)(2)	46,911,500	6.9
Bank of Montreal (“BMO”)	2 (the “BMO Mortgage Loans”)	34,000,000	5.0
Goldman Sachs Mortgage Company / Barclays Capital Real Estate Inc.	1(3)	68,000,000	9.95
Total	35	$683,333,500	100.0%

(1)	Except as otherwise indicated, references to “GSMC Mortgage Loans” also include the West County Center GSMC Note (as defined below).
(2)	Except as otherwise indicated, references to “Barclays Mortgage Loans” also include the West County Center Barclays Note (as defined below).
(3)	The West County Center Mortgage Loan (9.95%) is part of a Whole Loan as to which separate notes are being sold by Goldman Sachs Mortgage Company and Barclays Capital Real Estate Inc. The West County Center Mortgage Loan was co-originated by Goldman Sachs Bank USA and Barclays Capital Real Estate Inc. The West County Center Mortgage Loan is evidenced by two (2) promissory notes: (i) notes A-1-1, with a Cut-off Date Balance of $51,000,000 as to which Goldman Sachs Mortgage Company is acting as Mortgage Loan Seller (the “West County Center GSMC Note”); and (ii) note A-2-1, with a Cut-off Date Balance of $17,000,000 as to which Barclays Capital Real Estate Inc. is acting as Mortgage Loan Seller (the “West County Center Barclays Note”).

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart. In some cases, a Mortgage Loan may be part of a Whole Loan that was co-originated by multiple parties. In such cases, only the party or parties that funded the specific related note(s) being transferred to the Issuing Entity (in general, in each case, the party in whose favor a related note was made) will be identified in the following chart as an originator.

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Originators

Originator	Sponsor	Number of Mortgage Loans		Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	17		$340,300,000	49.8%
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company(1)	6		$134,950,000	19.7%
German American Capital Corporation	German American Capital Corporation	5		$59,172,000	8.7%
Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	4	(2)	$46,911,500	6.9%
Bank of Montreal	Bank of Montreal	2		$34,000,000	5.0%
Goldman Sachs Bank USA / Barclays Capital Real Estate Inc.	Goldman Sachs Mortgage Company / Barclays Capital Real Estate Inc.	1	(3)	$68,000,000	9.95%
	Total	35		$683,333,500	100.0%

(1)	GSMC has acquired or will acquire the Mortgage Loans or portions thereof that were originated or co-originated by its affiliate, Goldman Sachs Bank USA, on or prior to the Closing Date.
(2)	The Assembly Mortgage Loan (2.7%) is part of a Whole Loan that was co-originated by Barclays Capital Real Estate Inc. and Wells Fargo Bank, National Association.
(3)	The West County Center Mortgage Loan (9.95%) is comprised of the West County Center GSMC Note and the West County Center Barclays Note. The West County Center Mortgage Loan is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA and Barclays Capital Real Estate Inc.

Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Bank of Montreal, German American Capital Corporation and Barclays Capital Real Estate Inc. are referred to in this prospectus as originators.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from each of CREFI, GSMC, BMO, GACC and Barclays (collectively, the “Sponsors”) on or about November 30, 2026 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Whole Loan, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

Although a Trust Subordinate Companion Loan may be an asset of the Issuing Entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, such Trust Subordinate Companion Loan is not reflected in this prospectus and the term “Mortgage Loan” and “Mortgage Pool” in that context does not include any Trust Subordinate Companion Loans unless otherwise indicated. Each Trust

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Subordinate Companion Loan will support only the related Loan-Specific Certificates and any related uncertificated loan-specific interests. Information in the tables in this prospectus excludes any Trust Subordinate Companion Loan unless otherwise stated.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the West County Center Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the West County Center Mortgage Loan or the West County Center Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a West County Center Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, West County Center) is combined with any Whole Loan-related defined term (for example, West County Center Companion Loan Holder), reference is being made to such combined term (for example, West County Center Companion Loan Holder) as it relates to that particular Split Mortgage Loan or the related Whole Loan as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Certain appraisals may not reflect the complete effects of the COVID-19 pandemic on the related Mortgaged Properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect the complete effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—Pandemics and any Related Governmental Response May Adversely Affect the Global Economy and May Adversely Affect the Performance of the Mortgage Loans and the Certificates”.

A Mortgage Loan’s Mortgage Rate may be less than the interest rate initially proposed to the related borrower at the loan application stage. Such interest rate may have been reduced in connection with the payment of an upfront fee from the borrower to the related originator, in light of the other credit characteristics of the Mortgage Loan. See Annex A-1 for certain information regarding each Mortgage Loan that was considered in connection with its origination, as well as the descriptions of the underwriting standards for each mortgage loan seller under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount

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that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of November 2026 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to November 2026, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of November 2026); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than seven (7) months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, or reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment or of certain “extraordinary” assumptions:

●	With respect to the Fairfield Inn & Suites Brooklyn Mortgage Loan (4.4%), the Appraised Value of the Mortgaged Property is a “Prospective when Complete” value and was calculated based on the assumption that the required PIP at the Mortgaged Property is completed. The “as-is” appraised value of the Mortgaged Property, as of August 19, 2026, was $50,700,000.
●	With respect to the 636 West 158th Street Mortgage Loan (3.5%), the borrower is in the process of applying for a 421-a tax exemption for the Mortgaged Property which has not been approved. See “—Real Estate and Other Tax Considerations”. The appraisal for the Mortgaged Property takes into account the extraordinary assumption of the Mortgaged Property’s eligibility for the 421-a tax exemption, and calculates the net present value of such applied for 421-a tax exemption to be approximately $34,620,000. If such net present value were to be subtracted from the “as-is” Appraised Value of $128,800,000, the Appraised Value of the Mortgaged Property would be $94,180,000. We cannot assure you that a 421-a tax exemption will be approved, or of what the appraised value or actual value of the Mortgaged Property would be if the exemption were not approved.
●	With respect to the Vinegar Hill Portfolio Mortgage Loan (1.7%), the appraisal for the 226 Pulaski Street Mortgaged Property, is subject to the extraordinary assumption that the Mortgaged Property will continue to be assessed under its current Class 2B designation. See “— Real Estate and Other Tax Considerations” below.
●	With respect to the Whirlpool Portfolio Mortgage Loan (1.5%), the Appraised Value for each Mortgaged Property is based on the hypothetical condition that (i) the two Mortgaged Properties securing the Whirlpool Portfolio Mortgage Loan are currently leased in tandem under a single master lease that is not intended to survive independently of one another, (ii) each Mortgaged Property can be legally separated from the other companion Mortgaged Property and (iii) one of the two Mortgaged Properties could be independently sold while the existing master lease covering both Mortgaged Properties
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remains fully intact and enforceable. Additionally, the related lease terms stated within the appraisal for each Mortgaged Property, including base rent, annual escalations, lease term, and expense structure, are based upon a summary of terms provided by the property manager and therefore the Appraised Value for each Mortgaged Property is also subject to the extraordinary assumption that the lease terms are accurate and reflect the related executed lease agreement.

●	With respect to the Best Western Plus Strongsville Mortgage Loan (1.2%), the appraisal is subject to the extraordinary assumption that the Mortgaged Property will undergo an approximately $1.5 million dollar change of ownership renovation during the first year of the loan term. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” below.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group (which includes 2 or more Mortgage Loans) of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Whole Loan), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus. For the avoidance of doubt, the Mortgage Pool does not include any Crossed Groups.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated;
●	with respect to any Crossed Group, such term means the ratio, expressed as a percentage, of the aggregate Cut-off Date Balance of the applicable Crossed Group, divided by the aggregate Appraised Value of the related Mortgaged Properties; and
●	with respect to each Mortgage Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Fairfield Inn & Suites Brooklyn	4.4%	54.0%	$55,600,000	59.2%	$50,700,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

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●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s);
●	with respect to any Crossed Group, such term means the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group; and
●	With respect to the 636 West 158th Street Mortgage Loan (3.5%), the Debt Yield on Underwritten Net Cash Flow takes into account an applied-for tax exemption. We cannot assure you that a tax exemption will be approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s);
●	with respect to any Crossed Group, such term means the aggregate Underwritten Net Operating Income produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group; and
●	With respect to the 636 West 158th Street Mortgage Loan (3.5%), the Debt Yield on Underwritten Net Operating Income takes into account an applied-for tax exemption. We cannot assure you that a tax exemption will be approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR,” “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise;
●	with respect to any Crossed Group, such term means the ratio of the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, to the aggregate Annual Debt Service of the applicable Crossed Group; and
●	With respect to the 636 West 158th Street Mortgage Loan (3.5%), the Underwritten NCF DSCR takes into account an applied-for tax exemption. We cannot assure you that a tax exemption will be approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. In addition, with
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respect to the 636 West 158th Street Mortgage Loan (3.5%), the Underwritten NCF DSCR takes into account a $252,000 other income holdback reserve.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated;
●	with respect to any Crossed Group, such term means the ratio, expressed as a percentage, of the aggregate Balloon Balance of the applicable Crossed Group divided by the aggregate Appraised Value of the related Mortgaged Properties; and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Fairfield Inn & Suites Brooklyn	4.4%	54.0%	$55,600,000	59.2%	$50,700,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.
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We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, mixed use (to the extent the related Mortgaged Property includes multifamily space) and manufactured housing community properties, the percentage of rental Units, Beds or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or self-storage space), industrial and self-storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card

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receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NCF may also include straight line rent for other tenants at certain Mortgaged Properties. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten Net Cash Flow may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

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The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NOI may also include straight line rent for other tenants at certain Mortgaged Properties. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten NOI may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self-storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases, the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. In certain cases where the related Mortgaged Property is subject to a master lease, the underwritten operating revenues may be based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

See “—Tenant Issues” below.

“Units”, “Rooms”, “Beds” and “Pads” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, or (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a student housing or other co-living property, the number of beds, or (d) in the case of a Mortgaged Property that is a manufactured housing community property, the number of pads.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

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Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$683,333,500
Number of Mortgage Loans	35
Number of Mortgaged Properties	75
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Number of ARD Loans	1
ARD Loans as a percentage of the Initial Pool Balance	3.3%
Range of Cut-off Date Balances	$4,700,000 to $68,000,000
Average Cut-off Date Balance	$19,523,814
Range of Mortgage Rates	5.95000% to 8.17400%
Weighted Average Mortgage Rate	7.39163%
Range of original terms to Maturity Date/ARD(2)	60 months to 60 months
Weighted average original term to Maturity Date/ARD(2)	60 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	52 months to 60 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	59 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	354 months
Range of remaining amortization terms(3)	300 months to 360 months
Weighted average remaining amortization term(3)	354 months
Range of Cut-off Date LTV Ratios(4)(5)	38.9% to 74.1%
Weighted average Cut-off Date LTV Ratio(4)(5)	60.7%
Range of Maturity Date/ARD LTV Ratios(4)(5)	38.9% to 73.4%
Weighted average Maturity Date/ARD LTV Ratio(4)(5)	60.4%
Range of UW NCF DSCR(4)(6)	1.20x to 2.64x
Weighted average UW NCF DSCR(4)(6)	1.52x
Range of Debt Yield on Underwritten NOI(4)(7)	7.6% to 22.1%
Weighted average Debt Yield on Underwritten NOI(4)(7)	12.3%
Percentage of Initial Pool Balance consisting of:
Interest Only	83.8%
Amortizing Balloon	11.2%
Interest Only – ARD	3.3%
Interest Only, then Amortizing Balloon	1.7%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	17.9%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Unless otherwise indicated, Mortgage Loans with anticipated repayment dates (“ARD loans”) are presented as if they were to mature on the related anticipated repayment date.
(3)	Does not include any Mortgage Loan that pays interest-only until its maturity date or anticipated repayment date.
(4)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a Whole Loan, based on both that Mortgage Loan and any related Pari Passu Companion Loan(s) but, unless otherwise specifically indicated, without regard to any related Subordinate Companion Loan(s), (ii) if such Mortgage Loan is part of a group of cross-collateralized Mortgage Loans, unless otherwise specifically indicated, based on the entire such group of cross-collateralized Mortgage Loans, and (iii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.
(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related Mortgaged Property or Mortgaged Properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar value for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) a cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of Mortgaged Properties as a whole rather than as the sum of individually valued Mortgaged Properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance(s) or balloon balance(s) (as applicable) of each Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be), and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 60.9% and 60.6%, respectively.
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(6)	The UW NCF DSCR for each Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) is generally calculated by dividing the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties by the annual debt service for such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be), as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) may be calculated based on the annual debt service that would be in effect for such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(7)	The Debt Yield on Underwritten NOI for each Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) is generally calculated as the underwritten net operating income for the related Mortgaged Property or Mortgaged Properties divided by the related cut-off date balance(s) of such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be), and the Debt Yield on Underwritten NCF for each Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) is generally calculated as the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties divided by the related cut-off date balance(s) of such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be); provided, that with respect to any Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	6	$203,500,000	29.8%
Suburban	4	155,500,000	22.8
CBD	2	48,000,000	7.0
Multifamily	36	$194,572,000	28.5%
Garden	14	94,550,000	13.8
Mid Rise	10	41,019,199	6.0
High Rise	1	24,000,000	3.5
Student Housing	1	18,000,000	2.6
Low Rise	10	17,002,801	2.5
Retail	2	$97,500,000	14.3%
Super Regional Mall	1	68,000,000	9.95
Anchored	1	29,500,000	4.3
Industrial	6	$73,865,500	10.8%
Warehouse/Distribution	3	24,300,000	3.6
Warehouse/Manufacturing	1	22,700,000	3.3
R&D	1	18,165,500	2.7
Flex	1	8,700,000	1.3
Hospitality	3	$50,250,000	7.4%
Limited Service	2	42,000,000	6.1
Full Service	1	8,250,000	1.2
Mixed Use	2	$25,100,000	3.7%
R&D/Office	1	15,100,000	2.2
Lab/Office	1	10,000,000	1.5
Self-Storage	16	$24,400,000	3.6%
Manufactured Housing	4	$14,146,000	2.1%
Total	75	$683,333,500	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

Office Properties

Six (6) office properties (29.8%) secure, in whole or in part, six (6) (29.8%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care

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facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Certain of the Mortgage Loans secured by office Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive office properties near the Mortgaged Property.

●	With respect to the Google Campus Phase II Mortgage Loan (7.3%), the Mortgaged Property is part of a campus that includes three interconnected buildings, all of which are 100% leased to Google LLC (f/k/a Google Inc.), and all of which are owned by entities controlled by the borrower sponsors.
●	With respect to the 900 Broken Sound Mortgage Loan (2.6%), the related borrower sponsor (or affiliates thereof) currently owns other office properties within a five-mile radius which compete with the related Mortgaged Property.
●	With respect to the 900 Broken Sound Mortgage Loan (2.6%), the City of Boca Raton enacted a resolution in 2014 pursuant to which the owner of the Mortgaged Property and the owner of the south adjacent residential property are required to collectively pay to the City of Boca Raton an annual transit fee of $29,824 in connection with development at such properties. Pursuant to a September 3, 2015 agreement between a prior owner of the Mortgaged Property and a prior owner of the south adjacent residential property, such transit fee was initially required to be paid prior to the issuance of any main use building permit and for the first four calendar years thereafter by the south adjacent residential property owner, and from the fifth calendar year thereafter by the owner of the Mortgaged Property. The borrower has not been contacted by the south adjacent residential property owner or by the City of Boca Raton in connection with the annual transit fee and has not paid such fee while owning the Mortgaged Property. The borrower funded a $237,500 upfront reserve in connection with such payments due from 2020 (the first year of the owner of the Mortgaged Property’s responsibility for making payments) through the 2026 payment, together with a pro-rated collection for the payment due on January 15, 2027. The Mortgage Loan documents include recourse for losses relating to any interest or penalties in connection with the transit fee that are greater than the reserved amount.
●	With respect to the 900 Broken Sound Mortgage Loan (2.6%), certain parking spaces serving the Mortgaged Property are located on parcels that are not part of the Mortgaged Property and are available to the Mortgaged Property pursuant to a certain reciprocal easement agreement dated as of June 4, 2018, as amended, and an access easement and parking agreement dated as of September 18, 2026. At Mortgage Loan origination, a portion of the related parking lot was transferred to an affiliate of the borrower sponsor, with the Mortgaged Property retaining access, ingress, egress and parking rights over such parcel pursuant to such access easement and parking agreement at no cost to the borrower. The borrower is responsible for certain costs and expenses associated with the operation and use of such parcel, including real estate taxes and insurance costs.
●	With respect to the 1530 Wilson Boulevard Mortgage Loan (4.1%), the second largest tenant, LPC Commercial Services, Inc., which leases 9.9% of the net rentable area at the related Mortgaged Property, is an affiliate of one of the property managers of the Mortgaged Property.

Multifamily Properties

Thirty-six (36) multifamily properties (28.5%) secure, in whole or in part, 14 (28.5%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Multifamily Rental Properties”.

●	With respect to the Elder Portfolio Mortgage Loan (4.4%), 33 out of 42 tenants at the Appian Way Mortgaged Property (78.6% of tenants), 38 out of 50 tenants at The View Mortgaged Property (76.0%
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of tenants), 29 out of the 35 tenants at the 620 Eddy Street Mortgaged Property (82.9% of tenants), 26 out of 33 tenants at the North Haven Mortgaged Property (78.8% of tenants), 21 out of 23 tenants at the 237 Leavenworth Mortgaged Property (91.3% of tenants), and 17 out of 23 tenants at the Glen Court Mortgaged Property (73.9% of tenants) are renting on month-to-month leases. With respect to all of the Mortgaged Properties in the aggregate, month-to-month leases represent 79.6% of total units and 78.4% of total underwritten base rent.

●	In addition, with respect to the Elder Portfolio Mortgage Loan (4.4%), the Appian Way Mortgaged Property (1.6%) is subject to California’s rent control ordinance and the 237 Leavenworth Mortgaged Property (0.5%) and the 620 Eddy Street Mortgaged Property (0.4%) (collectively 2.4%) each is subject to both the California rent control ordinance and the San Francisco rent control ordinance. The California rent control ordinance limits rent increases to 5.00% plus the consumer price index, with an annual maximum rent increase of 10.00%. The San Francisco rent control ordinance limits annual rental increases to 60% of the annual increase in the consumer price index. Such ordinances do not limit the initial rent that can be charged for a vacant apartment.
●	With respect to the 636 West 158th Street Mortgage Loan (3.5%), the borrower has applied for a 35-year 421-a tax abatement under the Housing Preservation and Development (“HPD”) 421-a tax abatement program. In connection with the expected 421-a tax abatement, the borrower will be required to reserve at least 30% of the units at the Mortgaged Property for tenants earning no more than 130% of the area median income, subject to certain rental restrictions. The borrower has designated 36 out of the 120 units at the Mortgaged Property as affordable. See “—Real Estate and Other Tax Considerations”.
●	With respect to the 636 West 158th Street Mortgage Loan (3.5%), the borrower sponsor owns other multifamily properties in the same metro area that may compete with the Mortgaged Property.
●	With respect to the Oakbrook Crossing & Panorama Apartments Mortgage Loan (3.3%), 42 of the 178 units at the Panorama Apartments Mortgaged Property (1.9%), accounting for 13.6% of total units and 15.1% of total underwritten base rent of the Oakbrook Crossing & Panorama Apartments Mortgaged Properties, are operating on month-to-month leases.
●	In addition, with respect to the Oakbrook Crossing & Panorama Apartments Mortgage Loan (3.3%), the borrower has the right under the Mortgage Loan documents to apply for a tax exemption, which tax exemption is expected to require that at least 50% of the square footage of the dwelling units at the Mortgaged Properties be rented to tenants which have incomes that do not exceed 50% of the greater of area median family income for the Mortgaged Properties’ location or the statewide area median family income and for which units rents may not exceed 30% of the income category, as adjusted for household size.
●	With respect to the CEV Murray Mortgage Loan (2.6%), the related Mortgaged Property is a student housing property serving Murray State University. In addition, 385 out of 898 tenants at the Mortgaged Property (42.9% of tenants) have lease terms of less than 12 months (generally ranging from 9 to 11 months) and 8 tenants have month-to-month leases.
●	With respect to the Harrison and Park Mortgage Loan (2.0%), the 150 South Harrison Street Mortgaged Property is subject to an East Orange, New Jersey rent control regulation. Under such regulation, rent increases on renewal leases are subject to a maximum of 4%; no such restriction applies to new leases. In addition, 42 out of 68 total units at the Mortgaged Properties (61.8% of total units) have tenants that are renting on month-to-month leases.
●	With respect to the Vinegar Hill Portfolio Mortgage Loan (1.7%), all 112 units within the portfolio are rent stabilized. Further, at least six of the units have tenants that use Section 8 vouchers and one of the units has a tenant that uses CityFHEPS vouchers.
●	With respect to the Vinegar Hill Portfolio Mortgage Loan (1.7%), the borrower sponsor owns other multifamily properties in the same metro area that may compete with the Mortgaged Properties.
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●	With respect to the Amsterdam Avenue 2-Pack Mortgage Loan (1.7%), of the 53 total residential units at the Mortgaged Properties, 19 units are subject to rent stabilization one unit is subject to rent control, except that historical lease files regarding regulated and/or historical deregulation of certain units are incomplete. In addition, (i) one unit is rent controlled, but was registered as rent stabilized, (ii) the borrower has a pending petition with the New York State Division of Housing and Community Renewal (the “DHCR”) for administrative review concerning deregulation of another unit and (iii) there are two open DHCR proceedings with respect to the 1973 Amsterdam Avenue Mortgaged Property (claiming a decrease in services and a rent overcharge, respectively). The Mortgage Loan is recourse to the related borrower and guarantor for losses arising out of violations of applicable rent regulations, improper deregulation and certain rent overcharge and related claims.
●	With respect to the Kensington Ridge Mortgage Loan (1.5%) and the Chimney Hill Mortgage Loan (0.7%), as to which the related borrowers are affiliated with each other, the related Mortgaged Properties are located within five miles of each other and are considered by their respective appraisals to be directly competitive with each other. In addition, there is a cross use agreement permitting the tenants of the Chimney Hill Mortgaged Property to utilize the amenities at the Kensington Ridge Mortgaged Property.
●	With respect to the South IN Multi Portfolio Mortgage Loan (1.5%), nine out of the 102 total units (8.8% of total units) at the Tracks at Seymour Mortgaged Property (1.1%) have tenants that are renting on a month-to-month basis and seven out of the 84 total units (8.3% of total units) at the Stonebrook of Scottsburg Mortgaged Property have tenants that are renting on a month-to-month basis.
●	With respect to the Houma Portfolio Mortgage Loan (1.2%), six of the 120 units at the Mortgaged Property were leased to tenants receiving Section 8 rental assistance as of the date of the underwritten rent roll.
●	With respect to the 216 Thompson Street Mortgage Loan (1.4%), one out of the eight total units (12.5% of total units) is rent stabilized. In addition, the Mortgaged Property benefits from a revocable emergency pedestrian easement from 1989 over a portion of an adjacent parcel, which provides an emergency foot traffic path out of the sole ground retail space for Xiang Qiu d/b/a Okinii, the sole commercial tenant at the Mortgaged Property. The occupancy limit of 149 for the commercial tenant’s Certificate of Occupancy is dependent upon the easement. The holder of the easement can terminate it at any time, and in the event of such a termination, the borrower may need to obtain an updated Certificate of Occupancy with respect to the ground floor retail space, and tenant rights may need to be adjusted regarding occupancy.
●	With respect to the Cameleo Multifamily Portfolio Mortgage Loan (0.8%), of the 46 total units at the Mortgaged Properties, 20 units are subject to the Chicago Housing Authority Housing Choice Voucher Program and another 6 units are subject to other subsidies.
●	With respect to the 900 Broken Sound Mortgage Loan (2.6%), the City of Boca Raton enacted a resolution in 2014 pursuant to which the owner of the Mortgaged Property and the owner of the south adjacent residential property are required to collectively pay to the City of Boca Raton an annual transit fee of $29,824 in connection with development at such properties. Pursuant to a September 3, 2015 agreement between a prior owner of the Mortgaged Property and a prior owner of the south adjacent residential property, such transit fee was initially required to be paid prior to the issuance of any main use building permit and for the first four calendar years thereafter by the south adjacent residential property owner, and from the fifth calendar year thereafter by the owner of the Mortgaged Property. The borrower has not been contacted by the south adjacent residential property owner or by the City of Boca Raton in connection with the annual transit fee and has not paid such fee while owning the Mortgaged Property. The borrower funded a $237,500 upfront reserve in connection with such payments due from 2020 (the first year of the owner of the Mortgaged Property’s responsibility for making payments) through the 2026 payment, together with a pro-rated collection for the payment due on January 15, 2027. The Mortgage Loan documents include recourse for losses relating to any interest or penalties in connection with the transit fee that are greater than the reserved amount.
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●	With respect to the Lakeside Lakeview Apartments Mortgage Loan (2.1%), an $800,000 economic holdback reserve was funded at closing. According to the Lakeside Lakeview Apartments Mortgage Loan documents holdback funds may be released on or after the first monthly payment date but no later than the 24th monthly payment date related Mortgaged Property achieving a debt yield of 8.75%, subject to a minimum disbursement amount of $200,000. Any funds that remain undisbursed on or prior to the 24th monthly payment date will be retained as additional collateral for the remaining term of the Mortgage Loan.

Retail Properties

Two (2) retail properties (14.3%) secure, in whole or in part, two (2) (14.3%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. Re-tenanting certain specialty properties that previously had specialty use tenants, such as gas stations and dry cleaners, may also involve substantial costs related to environmental remediation. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Certain of the Mortgage Loans secured by retail Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive retail properties near the Mortgaged Property.

With respect to the West County Center Mortgage Loan (9.95%), the Mortgaged Property is located within the Manchester/Ballas Community Improvement District (the “CID”), which imposes an additional 1.0% sales and use tax on retail sales within the CID (the “CID Tax”). The CID Tax is collected by the Missouri Department of Revenue and distributed to the CID, which deposits the resulting revenues into a trust fund and, subject to annual appropriation, transfers such revenues to the designated CID trustee for application toward CID expenses. In September 2026, the Industrial Development Authority of the County of St. Louis, Missouri issued $22.5 million of sales tax refunding revenue bonds to the CID, of which approximately $2,600,000 of proceeds was allocated to fund certain improvements at the Mortgaged Property (the “CID Allocation”), including security upgrades, escalator replacements, lighting and parking garage improvements and traffic control upgrades (the “CID Improvements”). Pursuant to the Second Amended and Restated Development Agreement, dated September 3, 2026 (the “Development Agreement”) among the related borrower, as the developer, the CID and the City of Des Peres, Missouri (the “City”), the related borrower is entitled to reimbursement of the CID Allocation and other potential allocations by the CID, up to a maximum of $4,000,000 of eligible improvement costs with respect to the CID Improvements, subject to the availability of funds and satisfaction of certain disbursement conditions. The borrower is required to substantially complete the CID Improvements by December 31, 2029, and is subject to certain continuing obligations under the Development Agreement, including, without limitation, obligations relating to the funding of operating cost shortfalls. In the event the borrower fails to substantially complete the CID Improvements by December 31, 2029 (subject to any applicable extensions), the City has the exclusive, noncumulative right to either (1) direct the CID to cancel the applicable note(s), in which case the borrower would be released from its obligations under the Development Agreement and no longer have the right to reimbursement, or (2) seek to compel

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the borrower to complete the CID Improvements, in which case the borrower would retain its reimbursement rights. The related borrower may assign all or a portion of its interest in any of its CID obligations, including its right to reimbursement proceeds, without the consent of the City or the CID. No amounts attributable to the CID reimbursements were included in the underwriting of the related Whole Loan.

Industrial Properties

Six (6) industrial properties (10.8%) secure, in whole or in part, five (5) (10.8%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Industrial Properties” and “—Data Centers”.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and/or (b) rent derived from cell tower leases.

●	With respect to the Kreate Tiffin Mortgage Loan (3.3%), The Goldman Sachs Group, Inc. and certain of its wholly owned subsidiaries have entered into an agreement to acquire LCN Capital Management, L.P., the investment manager of LCN North American Fund IV REIT, which is the sponsor and guarantor of the Kreate Tiffin Mortgage Loan. The Kreate Tiffin Mortgage Loan documents include pre-approval for this post-closing transfer to occur.

Hospitality Properties

Three (3) hospitality properties (7.4%) secure, in whole or in part, three (3) (7.4%) of the Mortgage Loans. Three (3) of the hospitality properties are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation or management contract. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement or management agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement, management agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement/ Management Agreement	Mortgage Loan Maturity Date
Fairfield Inn & Suites Brooklyn	$30,000,000	4.4%	7/12/2051(2)	10/6/2031
Hampton Inn & Suites Harrisburg North	$12,000,000	1.8%	10/31/2041	11/6/2031
Best Western Plus Strongsville	$8,250,000	1.2%	3/8/2036	11/6/2031

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.
(2)	At origination of the Fairfield Inn & Suites Brooklyn Mortgage Loan, the borrower and the franchisor entered into an amendment to the franchise agreement pursuant to which they agreed that the term of the franchise agreement would be extended to July 12, 2051, provided that the borrower successfully completes the PIP set forth in such amendment by no later than September 1, 2029, and certain other conditions are satisfied, including but not limited to no material breach or default by the borrower under the franchise agreement or any other agreement with the franchisor relating to the Mortgaged Property, and the borrower paying the franchisor’s outside counsel legal fees in connection with the amendment.

Securing a new franchise license or branded hotel management agreement may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s or manager’s requirements.

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Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements or management agreement and manager. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality properties may be particularly affected by seasonality. The Fairfield Inn & Suites Brooklyn Mortgage Loan (4.4%) experiences seasonal fluctuations in revenues. During the trailing twelve month period used in underwriting, the Mortgage Loan did not cover monthly debt service for two of such months; however, overall annual revenues covered annual debt service. A seasonality reserve was not required.

With respect to the Fairfield Inn & Suites Brooklyn Mortgage Loan (4.4%), there is a bargaining unit of full time and regular part time front desk employees, housemen/bellmen, housekeepers, laundry attendants and food and beverage employees at the Mortgaged Property represented by the American Federation of Labor and Congress of Industrial Organizations (“AFL-CIO”) Hotel and Gaming Trades Council (the “Union”). The Union initially began representing the bargaining unit in 2018, following which the borrower and the Union were involved in several years of proceedings and related appellate litigation concerning the election and collective bargaining process. No collective bargaining agreement is currently in place, nor has one ever been in place between the borrower and the bargaining unit. In lieu of negotiating an initial collective bargaining agreement, the borrower and the Union are negotiating an agreement pursuant to which the Union would disclaim any interest in representing the bargaining unit. According to information provided by the borrower, the parties have agreed in principle on the economic terms of the proposed resolution, which contemplates a one-time payment to affected employees in an aggregate amount of approximately $130,000, in connection with the Union's disclaimer of interest in the bargaining unit. Such agreement is under review by the Union and has not been finalized, and accordingly the bargaining unit remains represented by the Union unless the agreement becomes effective. There can be no assurance that the Union will enter into an agreement on such terms or any other terms.

With respect to the Hampton Inn & Suites Harrisburg North Mortgage Loan (1.8%), as part of the acquisition of the Mortgaged Property and pursuant to the Mortgaged Loan documents, the borrower is required to obtain a new liquor license by January 20, 2027. The borrower has suspended the service of alcoholic beverages at the Mortgaged Property until a new liquor license is obtained.

Self-Storage Properties

Sixteen (16) self-storage properties (3.6%) secure one (1) (3.6%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self-storage properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Warehouse, Mini-Warehouse and Self-Storage Facilities”.

Certain self-storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Manufactured Housing Community Properties

Four (4) manufactured housing community properties (2.1%) secure, in whole or in part, two (2) (2.1%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of manufactured housing community properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks”.

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Manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

With respect to the New Mexico MHC Portfolio Mortgage Loan (1.3%), 28 of the homes at the Mortgaged Properties are park-owned homes owned by a borrower-affiliate. Such park-owned homes are not collateral for the Mortgage Loan and are leased to tenants pursuant to lease agreements between the borrower-affiliate and the related tenants, and the underlying pads on which such homes are located are leased to tenants pursuant to lease agreements between the borrower and the related tenants. The income derived from the related rental payments for such homes was not underwritten.

With respect to the Brightstar 2 Mortgage Loan (0.7%), 29 of the homes at the Mortgaged Property are park-owned homes owned by a borrower-affiliate and leased to tenants pursuant to lease agreements between the borrower-affiliate and the related tenants, and the underlying pads which such homes are located on are leased to tenants pursuant to lease agreements between the borrower and the related tenants. The park-owned homes are not collateral for the Mortgage Loan and the income derived from the related rental payments was not underwritten.

Mixed Use Properties

Two (2) mixed use properties (3.7%) secure two (2) (3.7%) of the Mortgage Loans.

The 2115 O’Nel Drive Mortgaged Property (2.2%) has R&D industrial and office components. The 400 Arcola Road Mortgaged Property (1.5%) has lab and office components. Accordingly, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Office Properties”, “—Industrial Properties” and “—Life Science Laboratory”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property. Such Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if the property was to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the 400 Arcola Road Mortgage Loan (1.5%), the related borrower sponsor or its affiliates own other office properties in the related market that may compete with the related Mortgaged Property.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its five (5) largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant.

For example, with respect to the five (5) largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
R&D facility and/or data center(1)	2	4.9%
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory, or health management services and/or health professional school(2)	2	5.0%
School, educational facility and/or beauty and cosmetology school(3)	1	1.3%

(1)	Includes the following Mortgaged Properties: 2115 O’Nel Drive and The Assembly.
(2)	Includes the following Mortgaged Properties: 636 West 158th Street (Urgent Medical) and 400 Arcola Road (Dow Chemical Company).
(3)	Includes the following Mortgaged Properties: 2800 South MacArthur Drive (Unitech Training Academy Inc.).
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These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$68,000,000	9.95%
Five (5) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$246,000,000	36.0%
Ten (10) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$374,600,000	54.8%
Largest Related-Borrower Concentration(1)	$14,900,000	2.2%

(1)       Excludes single-borrower Mortgage Loans that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 3.3% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property and Cross-Collateralized Mortgage Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Elder Portfolio	$30,000,000	4.4%
Compass Storage National Portfolio 2.0	24,400,000	3.6%
Oakbrook Crossing & Panorama Apartments	22,400,000	3.3%
Harrison and Park	14,000,000	2.0%
Vinegar Hill Portfolio	11,700,000	1.7%
Amsterdam Avenue 2-Pack	11,700,000	1.7%
South IN Multi Portfolio	10,175,000	1.5%
Whirlpool Portfolio	10,000,000	1.5%
New Mexico MHC Portfolio	9,100,000	1.3%
Houma Portfolio	8,125,000	1.2%
Cameleo Multifamily Portfolio	5,772,000	0.8%
Grand Total	$157,372,000	23.0%

One (1) group(s) of Mortgage Loans (2.2%), set forth in the table entitled “Related Borrower Loans” below, have borrower sponsors that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

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Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Kensington Ridge	10,200,000	1.5%
Chimney Hill	4,700,000	0.7
Total for Group 1:	$14,900,000	2.2%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states and other jurisdictions that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

Property Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
New York	14	$108,901,926	15.9%
Texas	7	96,295,645	14.1
Missouri	1	68,000,000	9.95
Ohio	7	60,896,000	8.9
New Jersey	5	59,475,712	8.7
Washington	1	50,000,000	7.3
California	5	49,665,500	7.3
Total	40	$493,234,783	72.2%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Arizona, Pennsylvania and Texas, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.
●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, Texas, Florida, Louisiana, Georgia, Michigan and Illinois, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.
●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.
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●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Six (6) Mortgaged Properties (14.6%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 18%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Five (5) of the Mortgaged Properties (9.8%) have no or limited prior operating history and/or lack historical financial figures and information, because the subject Mortgaged Property or Mortgaged Properties:

●	Two (2) of the Mortgaged Properties (6.8%), namely, the 636 West 158th Street Mortgaged Property and the Kreate Tiffin Mortgaged Property were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
●	Three (3) of the Mortgaged Properties (4.8%), namely, the Kreate Tiffin Mortgaged Property and the Whirlpool Portfolio Mortgaged Properties, were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
●	Four (4) of the Mortgaged Properties (6.2%), namely, the Kreate Tiffin Mortgaged Property, the 400 Arcola Road Mortgaged Property and the Whirlpool Portfolio Mortgaged Properties, are subject to a triple-net lease with the related tenants and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Certain other Mortgaged Properties may have less than 3 years of historical financial information presented on Annex A.

Tenancies-in-Common and Diversified Ownership

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the 1530 Wilson Boulevard Mortgage Loan (4.1%), the Lakeside Lakeview Apartments Mortgage Loan (2.1%) and the 1-11 South Market Mortgage Loan (2.1%), the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Condominium Interests and Other Shared Interests

One (1) Mortgage Loan (1.5%), namely, the 400 Arcola Road Mortgage Loan, is secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium.

With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below:

●	With respect to the 400 Arcola Road Mortgage Loan (1.5%), the related Mortgaged Property is secured by the borrower’s fee simple interest in four of 12 condominium units (Unit NAB, Unit South Building, Unit North Building and Unit Research Building) in a mixed-use, life science, research and development campus. The other eight condominium units are owned by separate affiliate entities. The condominium board is currently comprised such that board members for each unit vote in proportion to their undivided percentage interest in the common elements, so the borrower’s board members have a 43.15% voting
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stake in the condominium regime. The borrower has two members on the board and, as such, the borrower does not control the board. No other unit owner has a percentage interest in the condominium sufficient to establish control thereunder, but all unit owners are affiliated at this time.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Fairfield Inn & Suites Brooklyn Mortgage Loan (4.4%), the borrower has the right to convert the Mortgaged Property to a two-unit condominium structure, at any time following the date that is the earlier of (x) 180 days after the origination date and (y) 30 days following the final securitization of any portion of the Mortgage Loan, for the purpose of dividing the Mortgaged Property into a hotel parcel and a release parcel consisting currently of an unimproved parking area, which is expected to be developed with a residential building. The condominium conversion is permitted by the Mortgage Loan documents upon the satisfaction of the terms and conditions set forth therein, including, but not limited to, lender reasonable approval of the condominium documents, satisfactory updated property diligence for the remaining hotel parcel, the division of the parcels into separate tax lots, satisfaction of REMIC related conditions, delivery of a restrictive covenant prohibiting use of the release parcel as a hotel or other hospitality use, borrower control of a majority of the governing board of the condominium, and compliance with legal requirements.

With respect to the 636 West 158th Street Mortgage Loan (3.5%), the borrower is expected to convert the Mortgaged Property into a two-unit no-action condominium structure for purposes of the 421-a tax abatement program on or before June 30, 2027. The condominium conversion is subject to the satisfaction of the terms and conditions set forth in the Whole Loan documents, including, but not limited to, lender approval of the condominium documents, satisfaction of REMIC related conditions and borrower control of a majority of the governing board of the condominium and compliance with legal requirements.

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

See “Risk Factors—Risks Related to the Mortgage Loans—Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates” above, and “—Default History, Bankruptcy Issues and Other Proceedings—Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases” below.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than eleven (11) months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited

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sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;
●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;
●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;
●	for which an environmental insurance policy will have been obtained from a third party insurer;
●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;
●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;
●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;
●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or
●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

In certain cases, the environmental testing revealed the presence of asbestos containing materials, lead based paint, mold and/or radon at the subject Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

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Certain of the Mortgaged Properties have one or more RECs, controlled recognized environmental conditions (“CRECs”) or historical recognized environmental conditions (“HRECs”) for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing. Set forth below is a description of certain material environmental conditions existing at certain of the Mortgaged Properties, as identified in the environmental report, for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing or for which further action is required. We cannot assure you that there are no other existing environmental conditions, material or otherwise, in addition to those described below, or that these or other conditions would not ultimately have an adverse effect on the Mortgaged Properties.

With respect to the Fairfield Inn & Suites Brooklyn Mortgage Loan (4.4%), the Phase I ESA identified as a REC for the Mortgaged Property impacts to site soil and groundwater associated with historical fill materials and operations at surrounding properties. Impacts to soil and groundwater were identified on the northern portion of the Mortgaged Property during a 2006 Phase II subsurface investigation conducted prior to redevelopment of the site and construction of the existing hotel. The impacts were attributed to a former gasoline service station on the adjoining property to the north. Extensive soil excavation and dewatering conducted during hotel construction addressed certain soil impacts. Although contaminant concentrations detected in groundwater were reportedly low, the Phase I ESA consultant identified the remaining impacts as a REC because the potential for vapor intrusion had not been fully evaluated. Soil and groundwater contamination were identified on the southern portion of the Mortgaged Property during a 2022 subsurface investigation conducted in connection with proposed redevelopment. The contamination was attributed to historical fill materials and off-site sources, although no specific off-site sources or responsible parties were identified. Following the 2022 investigation, the southern portion of the Mortgaged Property was enrolled in the New York City Office of Environmental Remediation (“OER”) Voluntary Cleanup Program. A Soil/Materials Management Plan has been developed, and a Remedial Action Work Plan (“RAWP”) is currently under development. Any future remediation is expected to be conducted under OER oversight in accordance with the RAWP. The Phase I ESA consultant did not anticipate that additional soil or groundwater investigation will be necessary but considers a vapor intrusion assessment and installation of a sub-slab depressurization system (“SSDS”) likely to be required to evaluate and address potential vapor intrusion concerns. The consultant estimated that the combined costs of the vapor intrusion assessment, SSDS installation, and disposal of contaminated soil excavated during redevelopment of the southern portion of the Mortgaged Property will range from approximately $381,472 to $457,600. In lieu of further investigation and remediation, a Pollution and Remediation Legal Liability (“PRLL”) Policy issued by Indian Harbor Insurance Company was purchased at origination with the lender and its successors and assigns as their interests may appear as the named insured. The PRLL Policy, which has a term of eight years expiring October 6, 2034, and provides a $1 million aggregate limit of liability, including a $1 million limit for Covered Location Pollution Condition Coverage (per pollution condition and in the aggregate) and a $500,000 limit for Emergency Remediation Expense Coverage (per pollution condition and in the aggregate), subject to a $25,000 self-insured retention.

With respect to the Elder Portfolio Mortgage Loan (4.4%), as to The View Mortgaged Property (0.9%), the ESA identified a REC related to the Mortgaged Property’s location within a groundwater plume known as the East Central Phoenix-32nd Street and Indian School Water Quality Assurance Revolving Fund (“WQARF”) Site. The groundwater plume is attributed to historic releases from multiple former dry cleaning facilities located upgradient of the Mortgaged Property. Between 2003 and 2010, the Arizona Department of Environmental Quality (“ADEQ”) conducted extensive remedial investigations and implemented preliminary response actions to address multiple source areas. According to the ESA, the most recent available groundwater monitoring data indicates that contaminant concentrations in the vicinity of the Mortgaged Property have decreased significantly relative to concentrations at the upgradient source areas and are not expected to result in soil vapor concentrations sufficient to present a vapor intrusion concern. The ESA concluded that no cleanup liability is anticipated for the property owner and no further action is warranted beyond general awareness of ongoing WQARF site activities, given that (i) the Mortgaged Property is not a known source of contamination, (ii) vapor intrusion is not considered a concern under current property use conditions, and (iii) ADEQ has identified two former dry cleaning establishments as responsible parties.

With respect to The Gardens Mortgage Loan (4.3%), the ESA identified the adjoining Combe Fill North municipal landfill (“Combe Landfill”), which operated from 1966 through the early 1980s, as a REC. A remedial investigation conducted in the 1980s identified contamination at the Combe Landfill that had migrated offsite, resulting in the landfill’s listing on the Superfund National Priorities List (“NPL”). Remediation was completed in 1991, and the Combe Landfill was removed from the NPL in 2004. However, environmental monitoring and maintenance activities remain ongoing, including efforts to delineate the groundwater contamination and establish a Classification Exception Area/Well Restriction Area (“CEA/WRA”). These activities, which are being overseen by

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the New Jersey Department of Environmental Protection (“NJDEP”), appear to have included the installation of a groundwater monitoring well on the Mortgaged Property. Given that (i) NJDEP is overseeing ongoing monitoring and maintenance activities, (ii) the Mortgaged Property is not considered a source of contamination, and (iii) the Mortgaged Property is connected to public water and sewer systems, thereby limiting potential exposure risks to occupants, the ESA did not recommend any further action beyond remaining apprised of ongoing investigation and monitoring activities at the Combe Landfill and cooperating, as necessary, with any related investigations conducted on the Mortgaged Property.

With respect to the Compass Storage National Portfolio 2.0 Mortgage Loan (3.6%), the ESA for the Hastings-on-Hudson Mortgaged Property (0.3%) identified historical onsite automotive repair operations conducted at the Mortgaged Property from 1947 to 1999 as a CREC. These historical operations resulted in several documented releases of hazardous substances that impacted groundwater and soil vapor. Soil vapor impacts were first identified in 2020 and raised concerns regarding potential groundwater impacts. In 2025, a subsurface investigation confirmed petroleum-related impacts to groundwater at concentrations above applicable New York State Department of Environmental Conservation (“NYSDEC”) Class GA values (applicable to groundwater designated as a potential source of potable water). A supplemental vapor intrusion (“VI”) investigation was subsequently conducted to evaluate the VI pathway associated with the identified groundwater impacts. The sub-slab and indoor air sampling results were evaluated under applicable New York State Department of Health (“NYSDOH”) VI decision criteria, which indicated that no further action was warranted. NYSDOH subsequently confirmed to NYSDEC that no further action was required based on its review of the VI results. Accordingly, NYSDEC closed the matter on March 27, 2026. In light of NYSDEC’s closure, the ESA consultant concluded that the historical releases and associated groundwater impacts do not present a significant health or environmental concern for the Mortgaged Property and did not recommend any further action. In addition, the ESA for the Neptune Mortgaged Property (0.2%) identified the presence of historic fill beneath approximately 2.25 acres of the Mortgaged Property as a CREC. The historic fill was identified during the 1997 removal of underground storage tanks from the Mortgaged Property and was found to contain polycyclic aromatic hydrocarbons, arsenic, and lead at concentrations exceeding applicable cleanup criteria. To address these impacts, a deed restriction was recorded for the affected portion of the Mortgaged Property, limiting the area to non-residential use and requiring maintenance of an engineering barrier consisting of asphalt pavement, building foundations, and/or clean soil. In 1999, the New Jersey Department of Environmental Protection issued a restricted-use No Further Action (“NFA”) determination for the historic fill, subject to continued compliance with the deed restriction and associated engineering controls. Given the NFA and recorded deed restriction, the ESA consultant concluded that no further action was necessary.

With respect to the Amsterdam Avenue 2-Pack Mortgage Loan (1.7%), the related ESA identified a significant data gap related to the absence of site-specific subsurface and vapor-intrusion data in connection with the potential for on-site operation of a dry cleaner at the 1961-1967 Amsterdam Avenue Mortgaged Property between at least 1948 until 1971. The environmental consultant estimated (i) potential investigation costs of $50,000 - $90,000, (ii) a moderate remedial scenario of $300,000 - $550,000 and (iii) a reasonable upper-bound remedial scenario of $750,000 - $1,400,000. In lieu of a Phase II, the lender procured an environmental insurance policy with a $5,000,000 per claim and in the aggregate coverage limit and an 8-year term (expiring in September 2034).

With respect to the Kensington Ridge Mortgage Loan (1.5%), the Phase I ESA identified as a Business Environmental Risk for the Mortgaged Property elevated radon concentrations exceeding the U.S. Environmental Protection Agency (“EPA”) recommended action level of 4.0 pCi/L in 13 of the 102 building units tested. One of the 13 units with elevated radon concentrations (Unit 750-F4) is located in a building with an existing radon mitigation system that, although operational, does not service that particular unit. The Phase I ESA consultant recommended short-term radon resampling in the 13 units with elevated concentrations. The borrower’s Ohio-licensed Radon Mitigation Specialist later recommended long-term radon testing. Accordingly, the mortgage loan agreement requires the borrower to complete long-term radon testing within 12 months of loan closing. If the long-term testing identifies radon concentrations exceeding the EPA action level, the mortgage loan agreement further requires the installation of appropriate mitigation systems and completion of post-installation testing within six months following completion of the long-term testing. The borrower’s Radon Mitigation Specialist estimated the total cost of long-term testing, installation of mitigation systems in the 12 units without existing mitigation systems (if necessary), replacement of the existing radon mitigation fan serving Unit 750-F4, and post-mitigation testing at $29,870. To address these potential costs, the mortgage loan agreement establishes a reserve of $44,805, representing 150% of the estimated costs.

With respect to the Whirlpool Portfolio Mortgage Loan (1.5%), the related ESA identified a controlled recognized environmental condition at the Marion Mortgaged Property in connection with potential remaining soil and/or

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groundwater impacts, including, among other things, tetrachloroethylene (PCE) and, at one location, petroleum present in groundwater, and PCE, toluene, vinyl chloride, arsenic, lead, acetone and cis-1,2-dichloroethene in soil, resulting from historical industrial operations at such Mortgaged Property, which in each instance are required to be managed in-place pursuant to certain engineering and institutional controls. The engineering controls require the construction and maintenance of restrictive fencing to restrict access to the Mortgaged Property, and the institutional controls are a shallow groundwater use restriction and an industrial land use restriction limiting the use of the Mortgaged Property to industrial purposes only.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Risks Relating to the Mortgage Loans—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Litigation and Other Legal Considerations

There may be material pending or threatened litigation or other legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances or other material legal proceedings experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, a Mortgaged Property may be subject to litigation proceedings. For example:

●	With respect to the Fairfield Inn & Suites Brooklyn Mortgage Loan (4.4%), the borrower is a defendant in a dispute with an advertising company relating to a proposed billboard and signage agreement at the Mortgaged Property. A default judgment in the amount of approximately $618,450 was entered in favor of the plaintiff. A motion by the borrower to vacate the judgment was denied on September 16, 2026 and the borrower filed an appeal. The appeal is pending. In connection with origination of the Mortgage Loan, the borrower obtained a litigation bond in the amount of $760,000 from Atlantic Specialty Insurance Company with respect to this matter. The litigation bond provides that if the order appealed from or any part of it, is affirmed, or the appeal is dismissed, it will pay the plaintiff the sum directed to be paid by the judgement plus interest and costs or the part of it as to which the judgment is affirmed.
●	In addition, with respect to the Fairfield Inn & Suites Brooklyn Mortgage Loan (4.4%), the borrower and the borrower sponsor are defendants in a Pennsylvania action alleging unpaid commissions of approximately $600,000 relating to sales and group business generated for the Mortgaged Property. The borrower and borrower sponsor dispute the allegations. The parties participated in mediation proceedings in November 2025 and March 2026, neither of which resulted in a resolution of the dispute. The matter remains pending and is being defended by the defendants.
●	With respect to the Elder Portfolio Mortgage Loan (4.4%), one of the borrowers is a defendant in two cases brought by tenants alleging breach of the warranty of habitability, among other claims. The tenants allege various breaches of such warranty, based on, among other things, alleged vermin infestations, severe water intrusions, faulty and malfunctioning electricity, plumbing, heating and appliances, debris, garbage, and other unsanitary conditions, and toxic mold infestation, and further allege that the borrower failed or refused to correct such conditions, despite multiple requests. The plaintiffs seek damages for, among other things, discomfort and annoyance, emotional distress, overpayment of rent, out-of-pocket expenses, breaches of California civil codes and civil rights violations, generally in unspecified amounts. The same borrower is also a defendant in a breach of contract case filed in July 2026 for failure to pay for elevator work at the 620 Eddy Street Mortgaged Property (0.4%), in which the plaintiff claimed the borrower owed the elevator company $62,920, plus interest and attorneys’ fees. The borrower provided the lender a receipt from the elevator repair company showing payment of $62,920 on September 21, 2026, and advised the lender that the parties are working toward a resolution of the claim.
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●	With respect to The Gardens Mortgage Loan (4.3%), the borrower sponsor and/ or its affiliates have been sued by multiple residential tenants of properties owned by them in cases claiming violations of rent stabilization laws.
●	With respect to the Amsterdam Avenue 2-Pack Mortgage Loan (1.7%), the borrower sponsor is currently a defendant in a foreclosure action pending in the New York Supreme Court involving a property unrelated to the Mortgaged Property. The outstanding principal balance of the related loan is $3,924,466.54, plus interest thereon. According to the borrower sponsor, the plaintiff has obtained a receiver for such property. In addition, the borrower sponsor is named as one of 15 defendants in an active litigation involving a real estate investment in a condominium development in Brooklyn, New York. The lawsuit includes claims for breach of contract, breach of fiduciary duty and fraudulent conveyance. The borrower sponsor denies liability for the claims and has filed a motion to dismiss the complaint, which remains pending. One of the two borrowers, Morningside Heights SN, LLC, is a defendant in a New York City Housing Preservation and Development (“HPD”) action seeking to enforce repairs to a unit at the Mortgaged Properties. According to the borrower, repairs have been made and the unit is awaiting HPD re-inspection to resolve the matter.
●	With respect to the 216 Thompson Street Mortgage Loan (1.4%), affiliates of the borrower sponsor have been sued by residential tenants at multifamily properties owned by them in cases claiming violations of rent stabilization laws and breaches of warranties of habitability.
●	With respect to the Cameleo Multifamily Portfolio Mortgage Loan (0.8%), the borrower sponsors are defendants in a commercial contract case in which they are guarantors for a lease of commercial space by the chain Dos Toros. Dos Toros is alleged to owe $1.53 million of unpaid rent and holdover rent from during the COVID-19 pandemic. The borrower sponsors are personally indemnified against liability by the Founders Table Restaurant Group, which acquired Dos Toros in 2020.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and/or (b) certain of such Mortgaged Properties that are subject to material PIPs.

With respect to the West County Center Mortgage Loan (9.95%), the borrower is expected to complete certain improvements at the Mortgaged Property, including security upgrades, escalator replacements, lighting and parking garage improvements and traffic control upgrades pursuant to the CID with an estimated budget of approximately $2,600,000. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Retail Properties”.

With respect to the Fairfield Inn & Suites Brooklyn Mortgage Loan (4.4%), the borrower is required to complete a franchisor-required PIP by September 1, 2029. Such PIP includes upgrades and renovations to the building envelope, landscaping, public spaces, elevators, fitness center, patio and rooftop, meeting room, guestrooms,

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bathrooms and corridors, as well as fire protection and life safety systems. At origination, $3,575,000 was reserved with the lender in respect of the estimated cost of such PIP.

In addition, with respect to the Fairfield Inn & Suites Brooklyn Mortgage Loan (4.4%), it is anticipated that the borrower sponsor will use the release parcel (as described under “Certain Terms of the Mortgage Loans—Partial Releases”), upon release, to construct a multifamily development adjacent to the Mortgaged Property. The Mortgage Loan documents permit the construction and installation of support columns within the lower level of the hotel building located on the Mortgaged Property, together with related and ancillary work required to install such columns and provide lateral support for the release parcel, provided that certain conditions are satisfied, including but not limited to (i) the lender’s approval of the plans and specifications for such work (which may not be withheld, conditioned or delayed so long as such plans and specifications have been approved by the NYC Department of Buildings, and further provided that such plans and requirements must comply with certain other requirements), (ii) compliance with applicable laws, (iii) payment by the borrower for all such work, and (iv) provision of a completion guaranty by the guarantor. The Mortgage Loan documents provide that such work may not (i) impair access to the Mortgaged Property, (ii) adversely affect the structural integrity, operation or use of the Mortgaged Property, (iii) result in a material adverse effect on the Mortgaged Property or the ability of the borrower and/or guarantor to perform its obligations under the Mortgage Loan documents (for purposes of this paragraph, a “Material Adverse Effect”), or (iv) result in the cancellation, suspension or impairment of any insurance coverage required by the Mortgage Loan documents. In addition, the borrower is permitted to enter into a structural and foundation easement agreement in connection with the support columns provided that such agreement is subordinate to the lien of the Mortgage Loan, and that such easement could not reasonably be expected to have a Material Adverse Effect. The column construction work is expected to temporarily affect the back of house management office and a portion of the fitness center, and could potentially affect other areas of the Mortgaged Property.

With respect to the Kreate Tiffin Mortgage Loan (3.3%), as part of the sale-leaseback transaction involving the Mortgaged Property, Kreate, the sole tenant at the Mortgaged Property, is required to complete a capital expenditure program totaling at least $24,000,000 prior to December 31, 2027.

With respect to the Franklin Avenue Plaza Mortgage Loan (2.9%), the borrower sponsor has disclosed that it invested approximately $3,200,000 into the Mortgaged Property since its acquisition in 2025, with an additional approximately $1,950,000 budgeted for upcoming lobby, canopy and landscaping improvements.

With respect to the Best Western Plus Strongsville Mortgage Loan (1.2%), the borrower is currently completing a change of ownership PIP estimated to cost approximately $1,000,000. Such PIP includes upgrades and renovations to the guest rooms, public spaces, elevators and swimming pool. At origination, $1,000,000 for the estimated cost of such PIP was deposited into a FF&E expenditure account with the lender.

With respect to the Chimney Hill Mortgage Loan (0.7%), the borrower has recently renovated 23 units, and has indicated to the lender that it intends to renovate the remaining units as they turn over. Such renovations are not required or reserved for under the loan documents.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency. However, one or more of the Mortgage Loans, (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default (or as to which the maturity date had been extended) at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such Mortgage Loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, in each case as described below:

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●	With respect to the Elder Portfolio Mortgage Loan (4.4%), the North Haven Mortgaged Property previously secured a prior mortgage loan that matured in November 2025 and was in maturity default prior to origination of the current Mortgage Loan. At origination of the current Mortgage Loan, such prior loans, along with default interest, was repaid in full. In addition, at origination, default interest with respect to a prior loan secured by The View mortgaged property was paid.
●	With respect to the 900 Broken Sound Mortgage Loan (2.6%), the prior loan secured by the Mortgaged Property had been in maturity default since January 2026. The borrower refinanced the prior loan with the Mortgage Loan on September 18, 2026. Proceeds from the Mortgage Loan were used to repay the prior loan.
●	With respect to the 2115 O’Nel Drive Mortgage Loan (2.2%), the prior owner of the related Mortgaged Property underwent Chapter 11 bankruptcy, and as part of the related bankruptcy settlement with such prior owner’s creditors, certain assets were identified for disposition, including the related Mortgaged Property. Proceeds from the Mortgage Loan provided acquisition financing for the borrower’s purchase of the Mortgaged Property from such prior owner.
●	With respect to the Vinegar Hill Portfolio Mortgage Loan (1.7%), due to a large concentration of multifamily loans in the prior lender’s portfolio and the approaching maturity date of the prior loan, which was not in default, the previous lender contacted the borrower to negotiate a discounted payoff of approximately $5,000,000 from the then outstanding balance of approximately $18,100,000. Proceeds from the Mortgage Loan were used to repay the prior loan at the discounted balance.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

●	Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single mortgage loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or Mortgage Loan workouts that are currently occurring or have occurred within the last 10 years and of which we are aware: With respect to the West County Center Mortgage Loan (9.95%), the related borrower sponsor, along with other borrower sponsor affiliates, filed a voluntary Chapter 11 bankruptcy on November 1, 2020. On November 1, 2021 the borrower sponsor emerged from bankruptcy with all matters in the bankruptcy having been resolved, except for the resolution of some disputed claims, which claims have been separately reserved for with an independent third party. As a result of the bankruptcy, outstanding loans guaranteed by the borrower sponsor were deemed to be in default; however, the borrower sponsor worked with servicers to obtain waiver agreements with regard to all loans deemed to have been in default due to the bankruptcy filing.
●	With respect to the Kreate Tiffin Mortgage Loan (3.3%), LCN North American Fund III, L.P., a Delaware limited partnership (“LCN”), an affiliate of the non-recourse carveout guarantor, originated two mortgage loans in 2017 secured in part by the headquarters of Art Van Furniture, which went to special servicing in 2020 following Art Van Furniture’s filing for bankruptcy. LCN originated a mortgage loan in 2015 secured by three industrial properties in Wisconsin, Nebraska and Idaho which was sent to special servicing following a default for missed payments after which the loan was repaid in full (inclusive of the prepayment penalty and liquidation expenses). In addition, in December 2014, LCN obtained a $51.7 million securitized commercial mortgage loan on a suburban office property in Minnesota, which experienced a maturity default in October 2024 after the single tenant vacated, following which the related servicer foreclosed on the property.
●	With respect to the Franklin Avenue Plaza Mortgage Loan (2.9%), Capstone Equities, an entity affiliated with the borrower sponsors, was previously subject to a foreclosure proceeding involving a hotel
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property. Bills and debt service were unable to be paid and the related loan was sold to an investor. Subsequently the buyer of the loan foreclosed on such hotel property, which foreclosure was completed in 2024.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 10 years, (ii) occurred during the last 10 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each retail, office, mixed use and industrial Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Seven (7) of the Mortgaged Properties (17.9%), securing, in whole or in part, six (6) Mortgage Loans (17.9%), are each leased to a single tenant. In addition, three (3) other Mortgaged Properties (6.5%) are leased to a single tenant that, although it is not the sole tenant, represents over 50% of the net rentable area and/or gross rent.
●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 7.3% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

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Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage leased) at each office, industrial, retail, industrial, and mixed use and leased fee Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, industrial, retail, industrial, and mixed use and leased fee Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
900 Broken Sound	2.6%	CSL Plasma Inc.	53.9%	12/31/2030	10/06/2031
2800 South MacArthur Drive	1.3%	Calvary Industries Inc	61.6%	6/30/2031	11/6/2031

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.
●	With respect to certain Mortgaged Properties, there may be tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) that expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs. For example:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
2800 South MacArthur Drive	1.3%	73.0%	2031	11/6/2031

(1)        Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.
●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.
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Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,
(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,
(iii)	if the borrower fails to provide a designated number of parking spaces,
(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,
(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,
(vi)	if a tenant’s use is not permitted by zoning or applicable law,
(vii)	if the tenant is unable to exercise an expansion right,
(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,
(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,
(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,
(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time, including due to lack of access or interruption of utilities,
(xiii)	if the borrower defaults on any other obligations under the lease, or
(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Unilateral Lease Termination Rights

Certain tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or tenants that each lease at least 20% of the net rentable square footage at any other Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Legacy Central Mortgage Loan (9.95%), three of the five largest tenants have unilateral termination options as follows:
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●	The largest tenant at the Mortgaged Property, Freddie Mac, representing approximately 21.8% of the net rentable area at the Mortgaged Property, has the right to terminate all or a portion of its lease effective as of January 31, 2030 for 89,473 square feet and January 31, 2031 for the remaining 64,206 square feet, upon (i) providing the borrower with no less than 12 months’ prior written notice and (ii) paying a termination fee of $9,810,620.43.
●	The third largest tenant at the Mortgaged Property, Ribbon Communications Inc, representing approximately 15.3% of the net rentable area at the Mortgaged Property, has the right to terminate its lease, effective as of September 30, 2027, upon (i) providing the borrower with no less than 15 months’ prior written notice and (ii) paying a termination fee equal to the unamortized amount, as of the termination date, of the sum of the tenant improvements and brokerage commissions paid by the borrower in connection with its lease.
●	The fifth largest tenant at the Mortgaged Property, RGN Plano III dba Spaces, representing approximately 6.8% of the net rentable area at the Mortgaged Property, has the right to terminate its lease, effective as of August 31, 2028, upon (i) providing the borrower with no less than 15 months’ prior written notice and (ii) paying a termination fee of $3,309,656.88.
●	With respect to the Google Campus Phase II Mortgage Loan (7.3%), the sole tenant, Google LLC (f/k/a Google Inc.), has the right to terminate its lease on February 1, 2032 with respect to either all or a portion of its premises (but not less than one half of a floor) upon 12 months’ prior written notice and payment of a termination fee. The Mortgage Loan maturity date is November 6, 2031.
●	With respect to the Franklin Avenue Plaza Mortgage Loan (2.9%), the largest tenant at the Mortgaged Property, Merrill Lynch, Pierce, Fenner & Smith Incorporated, representing approximately 11.1% of the net rentable area at the Mortgaged Property, has an ongoing right to terminate its lease on or after November 30, 2026, with respect to (i) Suite 100 and (ii) up to 20% of the rentable square footage of Suite 350, upon no less than 12 months’ prior written notice to the borrower and payment of a termination fee equal to the unamortized costs, at the time of termination, of the allowance paid by the borrower to the tenant in connection with the 2023 extension of the tenant's lease and brokerage fees and rent abatement associated with the lease of Suite 100 or Suite 350, respectively, to the tenant, among other conditions.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties may permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights.

Furthermore, certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the West County Center Mortgage Loan (9.95%), three of the five largest tenants have co-tenancy related rent abatement and/or termination options as follows:
●	The second largest tenant, Dick’s Sporting Goods, representing approximately 11.0% of the net rentable area at the Mortgaged Property, has an ongoing co-tenancy requirement that (i) at least two of Nordstrom, JC Penney, Famous-Barr (for which Macy’s is the successor) or Lord & Taylor’s (the “Dick’s Sporting Good Co-Tenants”) are open for business in all of the floor area of their respective leased premises, except in at least 70% of its floor area for JC Penney, or (ii) tenants representing at least 70% of the floor area at the related shopping center (excluding the Dick’s Sporting Goods Co-Tenants and the Dick’s Sporting Goods leased premises) must
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be open for business. If a co-tenancy violation occurs, Dick’s Sporting Goods has the right to abate rent to an amount that is equal to the lesser of (a) 2% of monthly gross sales in arrears or (b) 50% of monthly rent. If a co-tenancy violation continues for over 12 months, then Dick’s Sporting Goods has the right to terminate its lease with prior written notice.

●	The third largest tenant, H&M, representing approximately 4.2% of the net rentable area at the Mortgaged Property, has an ongoing co-tenancy requirement that (i) JC Penney, (ii) at least three of Macy’s, Nordstrom and Dick’s Sporting Goods and (iii) retailers having an aggregate of at least 80% of the total gross leasable area at the related shopping center (excluding the H&M premises, the stores named in subclauses (i) and (ii) and temporary tenants) must be open for business. If a co-tenancy violation occurs, H&M has the right to abate rent to an amount that is equal to 5% of all gross sales applicable to such period. If a co-tenancy violation continues for 365 continuous days, then H&M has the right to terminate its lease with prior written notice.
●	The fourth largest tenant, Barnes & Noble Booksellers, representing approximately 4.0% of the net rentable area at the Mortgaged Property, has an ongoing co-tenancy requirement that at least 75% of the leasable square footage at the related shopping center be open for business. If a co-tenancy violation occurs for 12 consecutive months, Barnes & Noble Booksellers has the right to abate rent to an amount that is the lesser of (a) 75% of the scheduled fixed rent or (b) 6% of Barnes & Noble Booksellers’ gross sales.
●	With respect to The Gardens Mortgage Loan (4.3%), all of the five largest tenants have co-tenancy related termination options as follows:
●	TJ Maxx, which leases 14.2% of the net rentable area at the Mortgaged Property, has a co-tenancy clause which provides that if either Walmart or Lowe’s (both of which are non-collateral shadow anchors for the shopping center which includes the Mortgaged Property), is not open for 180 days, the tenant may pay reduced rent equal to the lesser of minimum rent and 2% of gross sales and may terminate its lease at any time.
●	HomeGoods, an affiliate of TJ Maxx, which leases 12.3% of the net rentable area of the Mortgaged Property, has a co-tenancy clause that provides that if either Walmart or Lowe’s are open for less than forty hours per week, for any period of more than 120 consecutive days, the tenant may pay reduced rent equal to the lesser of minimum rent and 2% of gross sales. If such co-tenancy failure continues for a year, the tenant may either terminate its lease within 60 days after the expiration of such one-year period or must resume paying minimum rent.
●	Michaels, which leases 11.5% of the net rentable area at the Mortgaged Property, has a co-tenancy clause which provides that if the entirety of the premises occupied by Wal-Mart and Lowes, plus the entirety of at least two of the premises occupied by TJ Maxx, Ross and HomeGoods, is not open and continuously operated by an anchor tenant for more than six months, the tenant may pay reduced rent equal to the lesser of minimum rent and 4.0% of gross sales. If such co-tenancy failure continues for another six months, either the landlord or tenant may terminate the lease (provided that if the landlord terminates, the tenant can void the termination by returning to paying minimum rent).
●	Ross Dress for Less, which leases 9.5% of the net rentable area of the Mortgaged Property, has a co-tenancy clause that provides that if any of Lowe's, TJ Maxx, and Michaels (or qualifying replacement anchor tenants) are not open and operating for six consecutive months, Ross Dress for Less may pay substitute rent equal to the lesser of 2% of gross sales or minimum rent and, if such condition continues for 12 consecutive months, may terminate its lease at any time thereafter during the continuance of such condition upon 120 days' prior written notice to the landlord.
●	PetSmart, which leases 9.4% of the net rentable area of the Mortgaged Property, has a co-tenancy clause that provides that if any of Walmart, or Sam's Club, or Lowe's (or comparable replacements) and at least 2 national retailers each occupying at least 18,000 square feet
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vacate or cease to operate for 120 days or the Mortgaged Property (excluding the leased premises) is less than 60% occupied by tenants who are open for business, then the tenant may pay reduced rent equal to 50% of base rent for one year. After the expiration of such year, the tenant must either give notice of termination or resume paying base rent.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time or, may otherwise not require certain of the tenants to continuously operate their spaces during the terms of their leases. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a single tenant who has the option to go dark or is otherwise not required to continuously operate its spaces:

●	With respect to the West County Center Mortgage Loan (9.95%), neither the largest tenant, Nordstrom, representing approximately 24.7% of the net rentable area at the Mortgaged Property, nor the second largest tenant, Dick’s Sporting Goods, representing approximately 11.0% of the net rentable area at the Mortgaged Property, covenant to remain in continuous operation at the Mortgaged Property.
●	With respect to the Google Campus Phase II Mortgage Loan (7.3%), the sole tenant, Google LLC (f/k/a Google Inc.), has the right to go dark at any time.
●	With respect to The Gardens Mortgage Loan (4.3%), all of the five largest tenants have the right to go dark. The landlord has the right to recapture the space following a period ranging from 60 to 180 days, provided that, in some cases, it must pay the unamortized costs of the tenant’s leasehold improvements in order to recapture the space.
●	With respect to the 1-11 South Market Mortgage Loan (2.1%), the sole tenant Statco Inc, has the right to go dark, provided that the landlord may recapture the space if the tenant ceases to operate in the space for 90 days or more.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government-sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the underwritten base rent at the related Mortgaged Property. One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

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Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of UW Base Rent
Legacy Central	9.95%	Freddie Mac	21.8%	22.6%
2800 South MacArthur Drive	1.3%	United States General Services Administration(1)	11.4%	25.7%
2800 South MacArthur Drive	1.3%	Department of Public Safety & Corrections	8.8%	21.0%
2800 South MacArthur Drive	1.3%	DEQ - Department Of Environmental Quality	2.2%	4.3%

(1)	The lease for the United States General Services Administration (Social Security) includes a termination option in 2031 and a full term though 2036. The Mortgage Loan was underwritten with the 2031 termination date.

Other Tenant Termination Issues

With respect to the 1530 Wilson Boulevard Mortgage Loan (4.1%), the fifth largest tenant, Artis Senior Living, which leases 3.8% of the net rentable area, has the right to terminate its lease if the commencement date of its lease has not occurred, for reasons other than tenant delays or force majeure, within 120 days following the Artis Estimated Completion Date (as hereinafter defined).

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable square footage at a Mortgaged Property is or may be sublet:

●	With respect to the Legacy Central Mortgage Loan (9.95%), the fourth largest tenant, Peloton Interactive, Inc., subleases all 50,776 square feet of its leased premises to GenPact LLC, for a term through the prime lease expiration of January 31, 2029. The sublease rent is $23.00 per square foot.
●	With respect to the 1530 Wilson Boulevard Mortgage Loan (4.1%), the largest tenant, SAS Institute Inc., subleases 13,425 square feet of its total of 25,335 square feet to Crown Innovations, Inc., for a term through January 31, 2028 (the prime lease expires February 29, 2028). The sublease rent is $29.81 per square foot. The Mortgage Loan was underwritten based on prime lease rent of $52.48 per square foot.
●	With respect to the Hall of the States Mortgage Loan (2.9%), the largest tenant at the related Mortgaged Property, NBC News Channel, representing approximately 13.9% of the net rentable area at the Mortgaged Property, subleases approximately 23.7% of its space to Versant Media, LLC at an average monthly base rent of approximately $130,000 through the expiration of the sublease on September 30, 2028.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy or may not have commenced paying rent. There can be no assurance that any of these tenants will take possession of their premises or commence paying rent as expected or at all. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying full rent or have outstanding rent as set forth below:

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●	With respect to the West County Center Mortgage Loan (9.95%), the fifth largest tenant at the Mortgaged Property, Akira, representing approximately 2.7% of the net rentable area at the Mortgaged Property, is not yet in occupancy in its newly leased space consisting of 20,000 square feet. Akira is expected to take occupancy in January or February 2027. The borrower deposited approximately $92,410 in a gap rent reserve with the lender to cover the unpaid rent between origination of the Mortgage Loan and the anticipated date in which the tenant will take occupancy of the new space.
●	With respect to the Legacy Central Mortgage Loan (9.95%), the second largest tenant at the Mortgaged Property, Samsung, has proposed to add approximately 17,599 rentable square feet (the “Samsung Expansion Space”) that was previously leased by Tata to its already 147,219 square feet of leased space at the Mortgaged Property. The proposed lease term for the Samsung Expansion Space would commence upon delivery and possession of the Samsung Expansion Space with all landlord’s work substantially completed with a 30-day rent abatement. Additionally, an affiliate of Samsung, Samsung SDS America, Inc. (“Samsung SDS”) executed a lease dated October 23, 2026, for 52,983 rentable square feet currently leased by the fourth largest tenant at the Mortgaged Property, Peloton Interactive, Inc. (“Peloton”). Peloton is required to surrender the 52,983 square feet on November 15, 2026, but will retain its 50,776 square feet of lease space, which is currently leased to GenPact LLC. See “—Rights to Sublease”. The lease term for the Samsung SDS lease commences upon the earlier of (i) delivery of possession or (ii) substantial completion of the tenant improvements. Base rent owed by Samsung SDS will be abated for the first 10 months under the new lease. Each of the proposed lease for the Samsung Expansion Space and the Samsung SDS lease provide for early termination rights if the applicable delivery or surrender requirements are not satisfied, subject to notice and cure provisions. At origination of the Whole Loan, the borrower deposited $2,700,000 into a reserve account for all unpaid tenant allowances, leasing commissions, free rent and gap rent, in each case, pursuant to the above leases.
●	With respect to the Google Campus Phase II Mortgage Loan (7.3%), Google LLC (f/k/a Google Inc.), the sole tenant at the related Mortgaged Property, has a free rent period from February through October 2032. The Mortgage Loan maturity date is November 6, 2031.
●	With respect to the 1530 Wilson Boulevard Mortgage Loan (4.1%), the fifth largest tenant, Artis Senior Living, which leases 3.8% of the net rentable area at the related Mortgaged Property, is not yet in occupancy, while its space is being built out. Contractual rent payments are scheduled to commence on March 1, 2027, or the date of substantial completion if later. In addition, the lease provides for contractual rent abatements totaling $452,399.50 through February 2030, including 12 months of free base rent from March 2027 through February 2028 and additional partial rent abatements through February 2030. If the commencement date has not occurred, for reasons other than tenant delays or force majeure, by the date that is 30 days following February 12, 2027 (the “Artis Estimated Completion Date”) the tenant will accrue additional abated base rent in the amount of one day for each day following March 14, 2027 until the commencement date occurs. We cannot assure you that the tenant will take occupancy or commence paying rent as expected, or at all. In addition, the third largest tenant, Mark Wilson Blvd, has remaining rent abatements of $24,684 in 2026.
●	With respect to the Franklin Avenue Plaza Mortgage Loan (2.9%), the fourth largest tenant at the Mortgaged Property, Stark Business Solutions, representing approximately 3.8% of the net rentable area at the Mortgaged Property, is not yet in occupancy in its leased space. Stark Business Solutions is expected to take occupancy in late 2026 / early 2027. At origination of the Mortgage Loan, the borrower deposited $109,526 in a gap rent reserve with the lender to cover the unpaid rent between origination of the Mortgage Loan and the anticipated date in which the tenant will take occupancy. Further, the fifth largest tenant at the Mortgaged Property, Kaufman Borgeest & Ryan LLP, representing approximately 3.2% of net rentable area at the Mortgaged Property, will receive abated base rent (but not electric charges, additional rent or other charges payable under the tenant's lease) from July 1, 2027 through November 30, 2027.
●	With respect to The Assembly Mortgage Loan (2.7%), Figure AI, the largest tenant at the Mortgaged Property, is in occupancy under three leases but has approximately 27 total months of free rent across all three leases. The free rent periods under these leases will end in July 2029, May 2028 and August 2030, respectively. In addition, one of the three leases held by Figure AI has unpaid tenant improvement
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allowances outstanding. At origination of the Mortgage Loan, the borrower deposited approximately (a) $11,358,260 into a free rent reserve for free rent owed to Figure AI and (b) $13,169,140 into an unfunded obligations reserve to cover the remaining unpaid tenant improvement allowances under that lease. Teradyne, the third largest tenant at the Mortgaged Property, has approximately 9 months of remaining free rent through June 2027, followed by approximately 12 months of reduced rent before transitioning to full contractual rent. Teradyne, Inc. is in occupancy, but is currently building out its leased premises, and renovations remain ongoing. At origination of the Mortgage Loan, the borrower deposited approximately (a) $3,789,853 into a free rent reserve for free rent and abated rent owed to Teradyne and (b) $4,398,100 into an unfunded obligations reserve to cover the remaining unpaid tenant improvement allowances under the Teradyne, Inc. lease.

●	With respect to the 2115 O’Nel Drive Mortgage Loan (2.2%), the sole tenant, Lattice Semiconductor Corp, which leases 100% of net rentable square footage at the Mortgaged Property, has a base rent abatement of $158,198.40 per month from October 2026 through January 2027, a base rent abatement of $162,944.35 per month from October 2027 through January 2028, a base rent abatement of $167,832.68 per month from October 2028 through January 2029, and a base rent abatement of $172,867.66 per month from October 2029 through January 2030, all of which were reserved for at origination.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

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●	With respect to the 1530 Wilson Boulevard Mortgage Loan (4.1%), the third largest tenant, Mark Wilson Blvd, which leases 7.8% of the net rentable area at the Mortgaged Property, is a co-working space provider which is affiliated with the borrower sponsor.
●	With respect to the Hall of the States Mortgage Loan (2.9%), as of September 2026, approximately 145,312 square feet at the Mortgaged Property (approximately 23.5% of net rentable area) is master leased to a borrower affiliate, MEBAR HOS, LLC (the “Hall of the States Master Tenant”) pursuant to the terms of a master lease, effective as of January 1, 2012 (the “Hall of the States Master Lease”). The Hall of the States Master Tenant has subleased the entirety of the square footage under the Hall of the States Master Lease to various subtenants. The rent payable under the Hall of the States Master Lease is equal to the actual rent received, including base rent, additional rent, operating expenses, real estate taxes or other payments, from any sublease, license or other occupancy agreement for such leased premises. The Hall of the States Master Lease is scheduled to expire on December 31, 2036.
●	With respect to the 636 West 158th Street Mortgage Loan (3.5%), the borrower, as landlord, and Collective Space LLC (an affiliate of the borrower), as tenant, have entered into that certain Master Lease Agreement, dated as of the origination date (the “Collective Space Master Lease”), covering the co-working amenity space located on the 17th floor of the Mortgaged Property. The Collective Space Master Lease term commenced on the origination date and continues through and including the maturity date. The annual rent payable under the Collective Space Master Lease is equal to $63,000 (representing 0.9% of UW NCF). At the borrower's written request, the lender must consent to termination of the Collective Master Lease once the lender determines that income from the master leased space has exceeded $63,000 for the preceding 12 months.
●	Additionally, Urgent Medical, the sole commercial tenant, leases the ground-floor and below-grade retail component of the Mortgaged Property (representing approximately 33,725 square feet). The tenant accepted its space and began paying rent in July 2026 and is currently building out its space but has not yet obtained all necessary licenses to operate at Mortgaged Property. Under the Whole Loan documents, upon the termination of Urgent Medical’s lease prior to Urgent Medical obtaining the necessary licenses to operate its business at the Mortgaged Property, the borrower, as landlord, and Collective Space LLC (an affiliate of the borrower), as tenant, are required to immediately enter into a master lease agreement (the "Medical Master Lease") for all of Urgent Medical’s leased space. The Medical Master Lease would be on the same economic terms as Urgent Medical’s lease, at rent equal to the gross rent under Urgent Medical’s lease, which is $2,563,100 for the first year of the lease term. The Medical Master Lease would begin when the Urgent Medical lease terminates and would end on the earlier of (x) three years after the maturity date and (y) an acceptable lease sweep lease event as further described in the Whole Loan documents.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties may have a purchase option, right of first offer or a right of first refusal or another similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties. Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties securing the 15 largest Mortgage Loans:

●	With respect to the Google Campus Phase II Mortgage Loan (7.3%), the sole tenant, Google LLC (f/k/a Google Inc.), has a right of first refusal to purchase the Mortgaged Property. Prior to the borrower entering into a binding purchase and sale agreement for the Mortgaged Property with a third party, or marketing the Mortgaged Property for sale, the borrower must provide the tenant with written notice of the price and terms on which it is willing to sell the Mortgaged Property, along with a purchase and sale agreement in a form set forth in the lease. The tenant will then have 60 days to elect whether or not to purchase the Mortgaged Property on such price and terms. Pursuant to a subordination, non-disturbance and attornment agreement executed by the tenant, the tenant has agreed that such right is expressly inapplicable to any transfer of title to the lender by foreclosure, conveyance in lieu of
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foreclosure or otherwise, and, if applicable, to the immediately succeeding sale of the Mortgaged Property by the holder of the deed of trust or its affiliate or nominee; however, such right will be binding upon any succeeding owner after any such foreclosure and immediately succeeding sale.

●	With respect to the Fairfield Inn & Suites Brooklyn Mortgage Loan (4.4%), the related franchisor, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property in the event that the borrower proposes to transfer the Mortgaged Property to a Competitor of the franchisor. A “Competitor” is defined as any person or entity that owns, has an interest in, has management responsibility for, or is an affiliate, principal, officer or director of, a person or entity that owns or has an interest in a hotel brand, trade name, trademark , system or chain (a “Brand”) that is comprised of at least (i) 20 full-service or (ii) 50 limited-service hotels. For the purpose of the foregoing definition, “full -service” hotels are those that typically offer at least three meals per day and have an average of 3,000 square feet or more of meeting space per hotel in the Brand, and limited-service hotels are all hotels that are not full-service hotels. Such right of first refusal would apply to a foreclosure or deed-in-lieu of foreclosure if the issuing entity were determined to be a Competitor of the franchisor or an affiliate of a Competitor.
●	In addition, with respect to the Whirlpool Portfolio Mortgage Loan (1.5%), certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Properties. The related right generally does not apply in the context of a foreclosure, deed-in-lieu of foreclosure or other exercise of remedies under the Mortgage Loan documents, although such rights may apply to subsequent purchasers following any such foreclosure, deed-in-lieu-of-foreclosure or other exercise of remedies.

Insurance Considerations

In the case of 45 Mortgaged Properties, which secure, in whole or in part, 20 Mortgage Loans (65.7%), maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the West County Center Mortgage Loan (9.95%), the largest tenant, Nordstrom, representing approximately 24.7% of the net rentable area at the Mortgaged Property, is required, as a ground lease tenant, to maintain and insure the improvements of the ground leased property.
●	With respect to the Kreate Tiffin Mortgage Loan (3.3%), the Mortgage Loan documents permit the insurance required thereunder to be obtained and maintained by the sole tenant so long as the sole tenant’s insurance meets the requirements under the Mortgage Loan documents. As of the origination date, the tenant maintains the insurance for the Mortgaged Property.
●	With respect to The Assembly Mortgage Loan (2.7%), the Mortgage Loan documents permit the insurance required thereunder to be obtained and maintained by the borrower or the applicable parcel’s tenant so long as the applicable parcel tenant’s insurance meets the requirements under the Mortgage Loan documents. As of the origination date of the Mortgage Loan, the borrower maintains insurance under a blanket insurance policy.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Risks Relating to the Mortgage Loans—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

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Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties (a) are subject to restrictions that (i) restrict the use of the Mortgaged Properties to their current use or some other specified use or (ii) restrict or limit alterations of the Mortgaged Property, (b) are legal non-conforming uses or (c) have other zoning issues.

With respect to the 216 Thompson Street Mortgage Loan (1.4%), the Mortgaged Property has been designated as a landmark by the New York City Landmarks Preservation Commission, and therefore is subject to restrictions on alterations and restoration.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Mortgage Loan representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-1A to this prospectus, Mortgage Loan representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-2A to this prospectus and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

In addition, certain Mortgaged Properties may be subject to use restrictions imposed in connection with addressing environmental concerns. See “—Environmental Considerations”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for certain liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings, breaches of environmental covenants or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor or have other issues. See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to The Assembly Mortgage Loan (2.7%), the Mortgage Loan documents provide that the guarantors’ personal liability for covered environmental losses is conditionally waived if the borrower maintains a pollution legal liability-type environmental insurance satisfying certain requirements, including such policy’s being in a form acceptable to lender, having minimum limits of $5,000,000 per occurrence and in the aggregate with a self-insured retention no greater than $100,000, having a policy period continuing 36 months beyond the loan maturity date, naming lenders and their assignees as additional insureds and requiring reinstatement to original policy limits if claims made erode the policy limits by 50% or more. At origination, the borrower delivered and the lenders approved a pollution legal liability-type environmental insurance policy issued by Great American Insurance Group with
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$10,000,000 limits per occurrence and in the aggregate with a self-insured retention of $25,000 for pollution legal liability and $100,000 for any on-site or off-site clean-up costs, having a policy period to September 23, 2036 (which is beyond the scheduled maturity date of October 6, 2031 for the Mortgage Loan) and naming lenders and their assignees as additional insureds. The Phase I environmental site assessment for the mortgaged property obtained in connection with loan origination did not identify any RECs or CRECs.

●	With respect to the Whirlpool Portfolio Mortgage Loan (1.5%), the non-recourse carve-out guaranty is several (not joint and several), with approximate splits of 61.0289% for AG Net Lease Realty Fund V REIT LLC, and 38.9711% for AG Net Lease Realty Fund V Investments (H-1), L.P.
●	With respect to the Whirlpool Portfolio Mortgage Loan (1.5%), there is no recourse to the guarantor for breaches of the environmental covenants contained in the related Mortgage Loan documents, nor was an environmental indemnity obtained from an entity distinct from the related borrower.

Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1B or Annex E-2B to this prospectus.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the Fairfield Inn & Suites Brooklyn Mortgage Loan (4.4%), the Mortgaged Property is subject to a 25-year property tax exemption under New York City’s Industrial and Commercial Exemption Program (“ICIP”), which began in the 2012/2013 tax year, and will expire after the 2037/2038 tax year. The ICIP provides for a 100% exemption for increases in assessed value resulting from construction of the hotel at the Mortgaged Property for the first 16 years (through 2027/2028), which exemption reduces by 10% annually in years 17 through 25. According to the appraisal of the Mortgaged Property, estimated taxes for the 2026/2027 tax year without the abatement are $1,021,146, and with the abatement are $197,133. The appraisal estimates the net present value

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of the ICIP as $1,700,000, which is included in the appraised value. Real estate taxes with respect to the Mortgaged Property were underwritten at $441,494, based on the average of the estimated abated taxes during the five-year term of the Mortgage Loan.

With respect to the 636 West 158th Street Mortgage Loan (3.5%), the borrower has applied for a 35-year 421-a tax exemption under the NYC Department of Housing Preservation and Development’s 421-a tax abatement program. In connection with the applied-for 421-a tax exemption, the borrower will be required to, among other things, reserve at least 30% of the units at the Mortgaged Property for tenants earning no more than 130% of the area median income. The borrower has designated 36 out of the 120 apartment units as affordable. The exemption would be effective for a period of 35 years and consist of a 100% exemption for the first 25 years and a 30% exemption for the remaining 10 years. The appraised value of the Mortgaged Property includes the net present value of such 421-a exemption, which amount was estimated to be approximately $34,620,000. If such net present value were to be subtracted from the appraised value of $128,800,000, the appraised value of the Mortgaged Property would be $94,180,000. The loan-to-value ratio, debt service coverage ratios and debt yields set forth in this prospectus have been calculated assuming the 421-a tax exemption is approved. If the 421-a tax exemption were not approved, the Cut-off Date LTV Ratio and LTV Ratio at Maturity would be 99.8%, the Underwritten NCF DSCR would be 1.16x, Debt Yield on Underwritten Net Cash Flow would be 7.3% and Debt Yield on Underwritten Net Operating Income would be 7.4%. We cannot assure you that a 421-a exemption will be approved. The appraisal’s estimated full tax liability for the 2026/2027 tax year is $285,902, whereas the underwritten tax expense is approximately $77,000. At origination, the borrower was required to deposit approximately $122,563 into an upfront real estate tax reserve.

With respect to the Harrison and Park Mortgage Loan (2.0%), the 742 Park Avenue Mortgaged Property is in year nine of a payment-in-lieu-of-taxes (“PILOT”) agreement with the City of East Orange in connection with New Jersey’s Long-Term Tax Exemption Law due to such Mortgaged Property being in the city’s Urban Enterprise Zone. Under the PILOT agreement, (i) the Mortgaged Property must be owned by an Urban Renewal limited liability company, (ii) any transfer of the Mortgaged Property requires prior consent from the City of East Orange, except in the case of a foreclosure or a deed in lieu of foreclosure (but would apply to subsequent transfers); and (iii) the Mortgaged Property is subject to a graduated PILOT schedule, starting at 10% of gross rents in years 1-10 and increased through staged adjustments over time, reaching 17.7%-18.8% of gross rents by years 29-30. According to the appraisal, unabated taxes for the 2026-2027 tax year would have been $148,331 and the annual service charge is $82,874. Real estate taxes with respect to such Mortgaged Property were underwritten at $84,468, based on the average of the projected PILOT payments during the five-year term of the Mortgage Loan.

With respect to the Vinegar Hill Portfolio Mortgage Loan (1.7%), the borrower is currently challenging the assessed value for the 1639 Carroll Street Mortgaged Property. The Mortgage Loan is underwritten based on the 2026/2027 tentative actual assessment for the 1639 Carroll Street Mortgaged Property which is $345,600. The borrower estimates the market value for the 1639 Carroll Street Mortgaged Property is $131,000 with an estimated class assessment ratio of 15% (based on permitted increases under local law) for a requested assessment of $19,650 for the 2026/2027 real estate taxes. Additionally, based on the 12-unit configuration, the 226 Pulaski Street Mortgaged Property may no longer qualify for Class 2B treatment and could be subject to reclassification as Class 2 by the New York City Department of Finance. Class 2 assets have the same assessment ratio (currently, 45.0%) as Class 2B assets, however, while Class 2B assets have assessed value increases capped at 8% each year with a 30% cumulative cap over five years, Class 2 assets do not have assessed value increases capped. Such a reclassification may result in a higher tax liability for the 226 Pulaski Street Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds” and “—Other Risks Relating to the Certificates—Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment—Tax Considerations Relating to Foreclosure”.

See also Mortgage Loan representation and warranty no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus, Mortgage Loan representation and warranty no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

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Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
6	0	34	97.1%
6	2 (Once per trailing 12-month period)	1	2.9
Total		35	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related mortgage loan agreement or the promissory note evidencing such Mortgage Loan or related Companion Loan, as applicable, without giving effect to any default rate or Revised Rate. Subject to the discussion under “—ARD Loans” below, all of the Mortgage Loans bear fixed interest rates.

Thirty-two (32) of the Mortgage Loans (87.1%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining three (3) Mortgage Loans (12.9%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those three (3) Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Two (2) of these three (3) Mortgage Loans (11.2%) referenced in the preceding sentence provide for amortizing debt service payments for their entire loan term. The remaining one (1) of these three (3) Mortgage Loans (1.7%) provides for monthly payments of interest-only for 48 months following the related origination date and then provide for amortizing debt service payments for the remainder of their loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

One (1) Mortgage Loan, namely, the Kreate Tiffin Mortgage Loan (3.3%), is an ARD Loan.

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest

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accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Whole Loan documents, all escrows and all other amounts then due and payable under the related Whole Loan documents (other than Excess Interest), mezzanine loan debt service, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any Trust Interests evidencing an interest in such Excess Interest.

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date.

Single-Purpose Entity Covenants

In general, the terms of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that each borrower has in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

With respect to the 636 West 158th Street Mortgage Loan (3.5%), the borrower sponsor provided a payment guaranty for the full indebtedness under the 636 West 158th Street Whole Loan for, among other things, (i) failing to maintain the 421-a tax benefits due to the actions or omissions of the borrower (or an affiliate), (iii) failing to amend, modify or terminate the Collective Space Master Lease or the Medical Master Lease in accordance with the provisions of the 636 West 158th Street Whole Loan agreement and (iv) following a condominium conversion, cancelling or terminating any condominium document without the lender’s prior written consent.

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Certain borrowers have previously owned property other than the related Mortgaged Property or are a so-called “recycled” single-purpose entity that previously had other business activities and liabilities.

●	With respect to the 900 Broken Sound Mortgage Loan (2.6%), the related borrower previously owned a parcel of land containing a parking lot located adjacent to the Mortgaged Property (the “Previously Owned Property”) that was transferred by the borrower to an affiliate of the borrower prior to a recording of the related security instruments for the Mortgage Loan. The Mortgaged Property’s 434 parking spaces are located on the Previously Owned Property and are accessible pursuant to certain easement agreements. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Multifamily Properties”.
●	With respect to the Harrison and Park Mortgage Loan (2.0%), the borrowers were previously party to a property management agreement and a parking lease that also covered two other affiliated entities. Such arrangements were carved out of the special purpose entity representations and warranties set forth in the Mortgage Loan documents.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;
●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;
●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or
●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L,D,O	24	80.3%
L,YM1,O	7	11.3
YM1,O	3	6.9
L,YM1,D or YM1,O	1	1.5
Total	35	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx” is, for the purposes of this prospectus, treated as a yield maintenance period.
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For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;
●	“D” means the Mortgage Loan provides for a defeasance period;
●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;
●	“YMx” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;
●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;
●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;
●	“D or YMx” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and
●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and combined prepayment lock-out/defeasance periods, as applicable:

●	the maximum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 56 months;
●	the minimum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 21 months; and
●	the weighted average remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 48 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
4	4	6.7%
5	4	8.4
6	1	4.1
7	26	80.8
Total	35	100.0%
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Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

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Defeasance; Collateral Substitution

The terms of twenty-five (25) of the Mortgage Loans (81.7%) (the “Defeasance Loans”) permit the applicable borrower (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below. Certain of the Defeasance Loans may have a prepayment consideration period that runs concurrently with all or part of the related Defeasance Lock Out Period, during which any such Mortgage Loan is prepayable together with payment of a yield maintenance charge. See “—Prepayment Provisions” above.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 10 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Whole Loan, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Whole Loan, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities (or in certain cases, the borrower may be required to purchase such government securities rather than providing the defeasance deposit), and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of any Trust REMIC as a REMIC or result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Whole Loan, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Whole Loan, if applicable).

For additional information on Mortgage Loans that permit partial defeasance in connection with property releases, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that

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certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Defeasance Only

●	With respect to the Compass Storage National Portfolio 2.0 Mortgage Loan (3.6%), the borrowers have the right at any time (x) after the earlier of (a) the end of the two-year period commencing on the closing date of the last securitization involving any portion of the Compass Storage National Portfolio 2.0 Whole Loan and (b) August 19, 2030 and (y) prior to the monthly payment date in March 2031, to obtain the release of any one or more of the individual Mortgaged Properties, provided that, among other conditions, (i) the borrower has defeased the related Mortgage Loan in an amount equal to the greater of 120% of the allocated loan amount of the released Mortgaged Property and the net sales proceeds of the released Mortgaged Property, (ii) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties must be greater than the greater of (1) the debt yield of all the related Mortgaged Properties immediately prior to the release and (2) 9.31%, (iii) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties must be greater than the greater of (1) the debt service coverage ratio of all the related Mortgaged Properties immediately prior to the release and (2) 1.54x, (iv) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties must be no greater than the lesser of (1) the loan-to-value ratio with respect to all of the related Mortgaged Properties immediately prior to the release and (2) 62.71%, and (v) compliance with REMIC related conditions.
●	With respect to the Harrison and Park Mortgage Loan (2.0%), the borrowers have the right at any time after the date that is the earlier of two years after the Closing Date and October 2, 2029, to obtain the release of either of the two individual Mortgaged Properties, provided that, among other conditions, (i) the borrower has defeased the related Mortgage Loan in an amount equal to the greater of 115% of the allocated loan amount of the released Mortgaged Property and the net sales proceeds of the released Mortgaged Property, (ii) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties must be greater than the greater of (1) the debt yield of all the related Mortgaged Properties immediately prior to the release and (2) 8.54%, (iii) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties must be greater than the greater of (1) the debt service coverage ratio of all the related Mortgaged Properties immediately prior to the release and (2) 1.21x, (iv) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties must be no greater than the lesser of (1) the loan-to-value ratio with respect to all the related Mortgaged Properties immediately prior to the release and (2) 69.48%, and (v) compliance with REMIC related conditions.

Property Releases; Partial Prepayments Only or Both Partial Defeasance and Partial Prepayments

●	With respect to The Assembly Mortgage Loan (2.7%), the Mortgaged Property is comprised of six constituent, single-building parcels, four leased to the largest tenant and each of the other two leased to other single tenants. The Mortgage Loan documents provide the borrower may obtain the release of any of the constituent parcels at any time (other than 60 days prior to or following the securitization of any component note of The Assembly Whole Loan), subject to certain conditions, including (i) no event of default shall have occurred and be continuing (other than an event of default that would be cured with the release of a subject release property); (ii) payment of a release price equal to 110% of the allocated loan amount for such release parcel, together with any applicable shortfall interest and, if the release is prior to the open period, the yield maintenance premium therefor; (iii) lender’s determination that the pre-release debt yield (NOI) including the release property and post-release debt yield (NOI) based on the remaining property shall be at least equal to 12.5%; (iv) lender’s determination that the
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pre-release LTV ratio including the release property and the post-release LTV ratio based on the remaining property shall be no greater than 65%; (v) lender’s determination that pre-release DSCR (NOI) including the release property and the post-release DSCR (NOI) based on the remaining property shall be at least equal to 1.30x; and (vi) either (A) lender’s determination that the aggregate value of the properties securing the Mortgage Loan is at least 80% of the loan amount at the time of such determination or (B) an opinion of counsel that the proposed partial release complies with REMIC requirements. For the avoidance of doubt, the related allocated loan amounts are $34,151,000.00, with respect to the 3930 North First Street parcel; $20,702,500.00, with respect to the 3940 North First Street parcel; $15,467,750.00, with respect to the 3950 North First Street parcel; $33,061,500.00, with respect to the 3960 North First Street parcel; $38,535,500.00, with respect to the 4000 North First Street parcel; and $30,283,000.00, with respect to the 90 Headquarters Drive parcel.

●	With respect to the New Mexico MHC Portfolio Mortgage Loan (1.3%), the borrower has the right on any business day on or after October 6, 2028 to obtain the release of one or more of the individual Mortgaged Properties, provided that, among other conditions, (i) no event of default has occurred and is continuing, (ii) the borrower prepays the Mortgage Loan in an amount equal to the greater of 100% of the net sales proceeds (which in no event may be less than 94% of the gross proceeds of any such sale) and 120% of the allocated loan amount of the released Mortgaged Property, along with any applicable prepayment fee, (iii) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is not less than the greater of (a) the debt service coverage ratio of all the related Mortgaged Properties immediately prior to the release and (b) 1.20x, (iv) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is not greater than the lesser of (a) the loan-to-value ratio of all the related Mortgaged Properties immediately prior to the release and (b) 63.0%, and (v) satisfaction of customary REMIC requirements.

Property Releases; Free Releases

●	Certain of the other Mortgage Loans, including the West County Center Mortgage Loan (9.95%), permit the release or substitution of specified parcels of real estate (or parcels meeting certain requirements set forth in the related loan agreement) or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. There can be no assurance that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.
●	With respect to the Fairfield Inn & Suites Brooklyn Mortgage Loan (4.4%), the borrower has the right at any time following the date that is the earlier of (x) 180 days after the origination date and (y) 30 days following the final securitization of any portion of the Mortgage Loan, to obtain the free release of a parcel currently consisting of an unimproved parking area upon compliance with various conditions, including but not limited to, (i) the implementation of a two-unit condominium structure for the Mortgaged Property pursuant to which the release parcel will constitute a separate residential condominium unit as described under “Condominium and Other Shared Interests” above, (ii) compliance with REMIC conditions, (iii) compliance with legal requirements and property documents and (iv) no adverse effect on the use or operation of, or access to or from, the remaining portion of the Mortgaged Property.
●	With respect to the 216 Thompson Street Mortgage Loan (1.4%), the loan documents provide that the lender may not unreasonably withhold, condition or delay its consent to a transfer by the borrower and the release from the lien of the Mortgage Loan of all or a portion of the unused development rights, air rights or transferable development rights appurtenant to or associated with the Mortgaged Property
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(collectively, "Air Rights"), provided, that, among other conditions, (i) the Air Rights to be released are in excess to the needs of the existing improvements, the transfer must not adversely impair or affect the existing improvements, violate any applicable zoning or other laws affecting the Mortgaged Property, prevent the borrower from restoring the improvements to their current condition in the event of a casualty, or reduce the remaining floor area ratio, lot coverage or other zoning capacity of the Mortgaged Property below that which is needed to maintain the existing improvements as a legal conforming use or preexisting legal non-conforming use, (ii) the release and transfer of the Air Rights will not have a material adverse effect on the remainder of the Mortgaged Property, and (iii) certain REMIC related conditions are satisfied.

Additions to the Mortgaged Property

The following Mortgage Loans provide for the addition (other than in connection with a substitution) of real property for, or the construction of improvements on, a related Mortgaged Property:

●	With respect to the West County Center Mortgage Loan (9.95%), the related borrower may acquire (the "West County Center Acquisition") the non-collateral real property and related improvements occupied by (i) Macy’s (an anchor tenant), (ii) a future anchor tenant and/or (iii) JCPenney (which is currently occupying and operating in a space in an area immediately adjacent to the Mortgaged Property but which is not considered an anchor space) and the appurtenant interests therein (in each case, the “West County Center Additional Property”), and such West County Center Additional Property will be added as collateral of the West County Center Whole Loan and subject to the related lien, provided that certain condition precedents are satisfied, including: (a) the applicable anchor tenant or JCPenney, as applicable, has vacated its leased premises on a permanent basis and there is no credible evidence of a replacement party intending to take occupancy of such West County Center Additional Property; (b) the West County Center Acquisition must be completed on a date that is not within the period commencing 30 days prior to and terminating 30 days after the closing date of this securitization; (c) the lender has obtained a rating agency confirmation with respect to the West County Center Acquisition; (d) the lender has received acceptable third party reports with respect to the West County Center Additional Property as reasonably required by the lender; and (e) the lender has received a REMIC opinion.

Escrows

Thirty-two (32) Mortgage Loans (92.3%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-nine (29) Mortgage Loans (80.8%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Ten (10) Mortgage Loans (77.6%) secured by office, industrial, retail, mixed use and multifamily (with commercial tenants) properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, industrial, retail and mixed use properties.

Nineteen (19) Mortgage Loans (41.2%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

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See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each Rating Agency;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Trust Interest Owners); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

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Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	14	$380,015,500	55.6%
Springing	19	262,118,000	38.4
Soft	1	29,500,000	4.3
Hard (Commercial); Soft (Residential)	1	11,700,000	1.7
Total:	35	$683,333,500	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Whole Loans” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries” in Annex B to this prospectus for additional information regarding each Split Mortgage Loan that is one of the 15 largest Mortgage Loans.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the

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obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak. Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

As of the Cut-off Date, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Whirlpool Portfolio	$10,000,000	64.3%	N/A	11.1%	Y
Google Campus Phase II(1)	$50,000,000	65%	1.40x	10.75%	Y
Houma Portfolio	$8,125,000	(2)	(2)	(2)	Y

(1)	The Google Campus Phase II Mortgage Loan documents require that (i) a debt yield on the Google Campus Phase II Whole Loan of not less than 10.75% as of the date the lender receives such notice and (ii) a LTV ratio on the Google Campus Phase II Whole Loan of not greater than 65% as of the date the lender receives such notice.
(2)	The Houma Portfolio Mortgage Loan documents require that the combined LTV Ratio be not more than the LTV ratio as of the origination date, and the combined debt service coverage ratio and debt yield be not less than the debt service coverage ratio and debt yield, respectively, as of the origination date.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Such intercreditor agreement is expected to provide the mezzanine lender with customary rights, including but not limited to rights to foreclose on the equity interests in the Mortgage Loan borrower, to cure an event of default under the Mortgage Loan, to purchase the Mortgage Loan following an event of default under the Mortgage Loan or certain other events, and to have consent rights over certain actions of the Mortgage Lender, including certain amendments to the Mortgage Loan, and to make certain amendments to the mezzanine loan without consent of the lender under the Mortgage Loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans have issued or are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine

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indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to The Assembly Mortgage Loan (2.7%), the borrower obtained an approximately $20,000,000 preferred equity investment from Realty Income U.S. Core Plus 5, LP (“The Assembly Preferred Investor”), a subsidiary of Realty Income U.S. Core Plus Fund, LP, in connection with the origination of the Mortgaged Loan. The preferred rate of return payable to The Assembly Preferred Investor is 9% per annum, which is compounded annually, increasing by (i) 25 basis points on September 29, 2032 and on each September 29th thereafter prior to September 29, 2036, and (ii) 50 basis points on September 29, 2036 and each year thereafter. If the preferred return is not paid, The Assembly Preferred Investor cannot demand payment or declare a default, and the unpaid preferred return will continue to accrue. If the preferred equity is still outstanding on the tenth anniversary of the preferred equity investment, The Assembly Preferred Investor may cause a sale of the Mortgaged Property, provided that the borrower can preempt such sale at any time by repaying the preferred equity investment. The preferred equity investment does not have a hard redemption date, as redemption will only occur (1) upon the preferred equity administrative member’s election, in its sole discretion, at any time, (2) upon a change of control event (which will occur if (a) neither of the two borrower sponsors control the entity that indirectly controls the borrower, Preylock Assembly Manager 16 LLC (the “Preylock Parent”); (b) the Preylock Parent ceases to control the borrower, the preferred equity joint venture or any subsidiary thereof, or the Mortgaged Property (or material portion thereof); or (c) the Preylock Parent ceases to control the other members of the related preferred equity joint venture that are not controlled by The Assembly Preferred Equity Investor); (3) at The Assembly Preferred Equity Investor’s election or if any direct or indirect investor in the Mortgaged Property exercises remedies for cause to remove Preylock Parent or its affiliate if a cause event occurs, as defined in the preferred equity documents; (4) upon the sale or disposition of the Mortgaged Property (unless The Assembly Preferred Equity Investor approved such sale); and (5) as a condition to any dissolution of the related preferred equity joint venture. If a redemption of the preferred equity investment is made, then in addition to the unreturned preferred equity contribution, the following amounts are payable: (A) if redemption occurs prior to September 29, 2027, 5% of the sum the unreturned capital contribution, plus the aggregate amount of accrued preferred return through the redemption date; or (B) if on or after September 29, 2027 but prior to September 29, 2029, 1% of the sum the unreturned capital contribution, plus the aggregate amount of accrued preferred return through the redemption date.

Permitted Unsecured Debt and Other Debt

With respect to the Fairfield Inn & Suites Brooklyn Mortgage Loan (4.4%), the related franchise agreement provides that upon completion of the PIP with respect to the Mortgaged Property by the required deadline, provided there is no default of the borrower under the franchise agreement, and certain other conditions are satisfied, upon request of the borrower the franchisor will provide the borrower with a “key money” loan in the amount of $450,000. Such key money loan would be required to be repaid upon the termination of the franchise agreement prior to its expiration date, in an amount equal to (i) the amount of such loan, divided by (ii) the number of months from the date such key money was paid until the last day of the franchise term, multiplied by (iii) the number of months remaining in the franchise term. The franchise comfort letter provided to the lender by the franchisor provides that any new franchise agreement granted to the lender upon its taking title to the Mortgaged Property would include an obligation of the lender to repay any key money loan, which would, however, continue to amortize as provided in the borrower’s franchise agreement.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

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The Whole Loans

General

Each of the Split Mortgage Loans is part of a Whole Loan comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Whole Loan Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan Cut-off Date LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR	Whole Loan Underwritten NCF DSCR	Mortgage Loan Debt Yield on Underwritten NOI	Whole Loan Debt Yield on Underwritten NOI	Controlling Note Included in Issuing Entity (Y/N)
West County Center	GSMC/ Barclays	$68,000,000	9.95%	$67,000,000	N/A	$135,000,000	50.0%	50.0%	1.68x	1.68x	14.7%	14.7%	Y
Legacy Central	GSMC	$68,000,000	9.95%	$72,000,000	N/A	$140,000,000	63.7%	63.7%	1.42x	1.42x	12.4%	12.4%	Y
Google Campus Phase II	CREFI	$50,000,000	7.3%	$24,500,000	N/A	$74,500,000	61.6%	61.6%	1.36x	1.36x	10.9%	10.9%	Y
Compass Storage National Portfolio 2.0	CREFI	$24,400,000	3.6%	$95,000,000	N/A	$119,400,000	62.7%	62.7%	1.54x	1.54x	9.5%	9.5%	N
636 West 158th Street	BMO	$24,000,000	3.5%	$70,000,000	N/A	$94,000,000	73.0%	73.0%	1.20x	1.20x	7.6%	7.6%	N
Hall of the States	GSMC	$20,000,000	2.9%	$120,000,000	N/A	$140,000,000	48.3%	48.3%	2.64x	2.64x	18.1%	18.1%	N
Franklin Avenue Plaza	GSMC	$20,000,000	2.9%	$23,000,000	N/A	$43,000,000	45.8%	45.8%	1.70x	1.70x	14.7%	14.7%	N
The Assembly	Barclays	$18,165,500	2.7%	$154,035,750	N/A	$172,201,250	64.0%	64.0%	1.46x	1.46x	11.1%	11.1%	N
400 Arcola Road	GSMC	$10,000,000	1.5%	$140,000,000	N/A	$150,000,000	64.7%	64.7%	1.28x	1.28x	8.9%	8.9%	N
Whirlpool Portfolio	BMO	$10,000,000	1.5%	$67,300,000	N/A	$77,300,000	64.3%	64.3%	1.47x	1.47x	11.1%	11.1%	N

(1)	With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

With respect to each Whole Loan, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Whole Loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Whole Loan with or without cause, and
II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Whole Loan, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Whole Loan, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Whole Loan will be a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the

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securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Whole Loan, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Whole Loan Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
West County Center	Serviced	Note A-1-1	Control	—	Benchmark 2026-V25	$51,000,000
		Note A-1-2	Non-Control	GSBI	Not identified	$15,000,000
		Note A-1-3	Non-Control	GSBI	Not identified	$15,000,000
		Note A-1-4	Non-Control	GSBI	Not identified	$11,250,000
		Note A-1-5	Non-Control	GSBI	Not identified	$9,000,000
		Note A-2-1	Non-Control	—	Benchmark 2026-V25	$17,000,000
		Note A-2-2	Non-Control	BCREI	Not identified	$16,750,000

Legacy Central	Serviced	Note A-1	Control	—	Benchmark 2026-V25	$68,000,000
		Note A-2	Non-Control	GSBI	Not identified	$40,000,000
		Note A-3	Non-Control	GSBI	Not identified	$25,000,000
		Note A-4	Non-Control	GSBI	Not identified	$7,000,000

Google Campus Phase II	Serviced	Note A-1	Control	—	Benchmark 2026-V25	$50,000,000
		Note A-2	Non-Control	CREFI	Not Identified	$15,000,000
		Note A-3	Non-Control	CREFI	Not Identified	$9,500,000

Compass Storage National Portfolio 2.0	Outside Serviced	Note A-1	Control	—	Benchmark 2026-V24(4)	$65,000,000
		Note A-2	Non-Control	—	BBCMS 2026-5C43	$30,000,000
		Note A-3	Non-Control	—	Benchmark 2026-V25	$24,400,000

636 West 158th Street	Servicing Shift	Note A-1	Control	BMO	Not Identified	$25,000,000
		Note A-2	Non-Control	SMC	Not Identified	$15,000,000
		Note A-3	Non-Control	—	Benchmark 2026-V25	$15,000,000
		Note A-4	Non-Control	BMO	Not Identified	$10,000,000
		Note A-5	Non-Control	BMO	Not Identified	$10,000,000
		Note A-6	Non-Control	BMO	Not Identified	$10,000,000
		Note A-7	Non-Control	—	Benchmark 2026-V25	$9,000,000

Hall of the States	Outside Serviced	Note A-1	Control	—	Benchmark 2026-V24(4)	$75,000,000
		Note A-2	Non-Control	GSBI	Not Identified	$15,000,000
		Note A-3	Non-Control	GSBI	Not Identified	$30,000,000
		Note A-4	Non-Control	—	Benchmark 2026-V25	$20,000,000

Franklin Avenue Plaza	Servicing Shift	Note A-1	Control	GSBI	Not Identified	$15,000,000
		Note A-2	Non-Control	—	Benchmark 2026-V25	$10,000,000
		Note A-3	Non-Control	—	Benchmark 2026-V25	$10,000,000
		Note A-4	Non-Control	GSBI	Not Identified	$8,000,000

The Assembly	Outside Serviced	Note A-1-1-A	Control	—	BBCMS 2026-5C43	$55,867,500
		Note A-1-1-B	Non-Control	—	Benchmark 2026-V25	$3,165,500
		Note A-1-2	Non-Control	—	Benchmark 2026-V25	$15,000,000
		Note A-1-3	Non-Control	BCREI	Not Identified	$24,709,080
		Note A-2-1-A	Non-Control	—	BBCMS 2026-5C43	$41,632,500
		Note A-2-1-B	Non-Control	WFB	Not Identified	$2,284,500
		Note A-2-2	Non-Control	WFB	Not Identified	$29,542,170

400 Arcola Road	Outside Serviced	Note A-1	Control	—	Benchmark 2026-V21	$60,000,000
		Note A-2	Non-Control	—	Benchmark 2026-V21	$30,000,000
		Note A-3-1-1	Non-Control	—	Benchmark 2026-V25	$10,000,000
		Note A-3-1-2	Non-Control	GSBI	Not Identified	$15,000,000
		Note A-3-2	Non-Control	—	BMO 2026-5C16	$10,000,000
		Note A-4-1	Non-Control	—	Benchmark 2026-V24(4)	$5,000,000
		Note A-4-2	Non-Control	—	Benchmark 2026-B44	$10,000,000
		Note A-5	Non-Control	—	Benchmark 2026-V22	$10,000,000

Whirlpool Portfolio	Outside Serviced	Note A-1	Control	BMO	Not Identified	$42,300,000
		Note A-2	Non-Control	—	Benchmark 2026-V23	$25,000,000
		Note A-3	Non-Control	—	Benchmark 2026-V25	$10,000,000

(1)	Unless otherwise specified, with respect to each Whole Loan, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.
(2)	Unless otherwise specified, with respect to each Whole Loan, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization (a) that has closed, (b) as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (c) as to which a preliminary offering circular or final offering circular been printed, that, in each case, has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission nor has any preliminary offering circular or final offering circular has been printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling
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Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. In the case of any Outside Securitization that has not closed, there is no assurance that such securitization will close. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.

(3)	Certain entity names have been abbreviated for presentation as indicated below.

“BCREI” means Barclays Capital Real Estate Inc.

“BMO” means Bank of Montreal.

“CREFI” means Citi Real Estate Funding Inc.

“GSBI” means Goldman Sachs Bank USA.

“SMC” means Starwood Mortgage Capital LLC.

“WFB” means Wells Fargo Bank, National Association.

(4)	The Benchmark 2026-V24 transaction is expected to close on November 13, 2026.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Whole Loan, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Whole Loan, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Whole Loan and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Whole Loan will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Whole Loans” section. In the case of each Whole Loan, the Issuing Entity and operation of the terms of the Pooling and Servicing Agreement will be subject to the related Co-Lender Agreement.

Set forth below are certain terms and provisions of each Whole Loan and the related Co-Lender Agreement. Certain of the Whole Loans are Outside Serviced Whole Loans. For more information regarding the servicing of each of the Whole Loans that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Back-Up Advancing Agent will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Back-Up Advancing Agent, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Whole Loan will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Whole Loan provides that:

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●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights with respect to Serviced Pari Passu Whole Loans other than Serviced Outside Controlled Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Controlling Note will be included in the Issuing Entity, and the applicable Directing Holder will have consent rights and any applicable Consulting Party will have consultation rights with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to any Servicing Shift Whole Loan prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. The related Controlling Note Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

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Certain Rights of each Non-Controlling Note Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Whole Loan, one or more related Non-Controlling Notes will be included in the Issuing Entity, and any applicable Consulting Parties will be entitled to exercise the consultation rights described below.

The Special Servicer will be required, with respect to each Non-Controlling Note Holder that is a Consulting Party (i) to provide to such Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan within the same time frame it is required to provide such notice, information or report to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to such Directing Holder (i.e., including if such Directing Holder is no longer a Directing Holder due to the occurrence of an applicable trigger event)) and (ii) to consult or use reasonable efforts to consult with such Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will generally expire 10 business days (or, with respect to an “acceptable insurance default”, if so provided in the related Co-Lender Agreement, 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30-day) period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such Special Servicer may have as a Trust Interest Owner, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan

If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least 10

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days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Whole Loans

Each Outside Serviced Pari Passu Whole Loan will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Whole Loan in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Back-Up Advancing Agent, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Back-Up Advancing Agent will be obligated to make servicing advances with respect to an Outside Serviced Whole Loan. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Outside Serviced Pari Passu Whole Loans” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Outside Serviced Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.
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Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights

With respect to each Outside Serviced Whole Loan, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. With respect to any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Outside Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to any Outside Serviced Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Whole Loan, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Whole Loan (including each Servicing Shift Whole Loan after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Whole Loan, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action

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previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Whole Loan, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Whole Loan are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Whole Loan, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File

The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Whole Loan (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan

If any Outside Serviced Whole Loan becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Whole Loan without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the

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Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

The Trust Subordinate Companion Loan(s)

For the avoidance of doubt, no Trust Subordinate Companion Loans will be included in the Issuing Entity, and no Loan-Specific Certificates or related uncertificated loan-specific interests will be issued. As such, any references to “Trust Subordinate Companion Loan”, “Trust Subordinate Companion Loans”, “Trust Subordinate Companion Whole Loan”, “Trust Subordinate Companion Whole Loans”, “Loan-Specific Certificate”, “Loan-Specific Certificates”, “Loan-Specific Principal Balance Certificate”, “Loan-Specific Principal Balance Certificates”, “Loan-Specific Control Eligible Certificate”, “Loan-Specific Control Eligible Certificates”, “Loan-Specific Certificateholder”, “Loan-Specific Certificateholders”, “Loan-Specific Certificate Owner”, “Loan-Specific Certificate Owners”, “Loan-Specific Controlling Class”, “Loan-Specific Controlling Class Representative”, “Loan-Specific Controlling Class Certificateholder”, “Loan-Specific Controlling Class Certificateholders”, “Loan-Specific Voting Rights”, “Trust Subordinate Companion Loan REMIC”, “EHRI Trust Subordinate Companion Loan Securitization”, “Loan-Specific Retaining Third Party Purchaser”, “Trust Subordinate Companion Loan Available Funds”, any other term that includes “Loan-Specific” or “Trust Subordinate Companion Loan” as a part thereof, and any concept related to the foregoing, are to be disregarded.

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Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc., Bank of Montreal, Barclays Capital Real Estate Inc., German American Capital Corporation and Goldman Sachs Mortgage Company are the sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor and a Mortgage Loan Seller. CREFI originated or co-originated all of the CREFI Mortgage Loans. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group. CREFI is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) and Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from other lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Trust Interests. None of the Trust Interest Owners will have any rights or remedies against CREFI for any losses or other claims in connection with the Trust Interests or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates or co-originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. The multifamily and commercial mortgage loans originated or co-originated by CREFI may include both fixed rate loans and floating rate loans. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. CREFI securitized approximately $4.4 billion, $7.3 billion, $11.4 billion, $7.8 billion, $15.9 billion, $11.1 billion, $6.7 billion, $13.8 billion and $16.9 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2017, 2018, 2019, 2020, 2021, 2022, 2023, 2024 and 2025, respectively.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

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CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;
●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

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Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;
●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;
●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;
●	a description of any material issues with respect to any of the mortgage loans;
●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;
●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;
●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;
●	whether any mortgage loans are interest-only for their entire term or a portion of their term;
●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;
●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;
●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;
●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;
●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;
●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;
●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;
●	whether any borrower is not a special purpose entity;
●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;
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●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;
●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;
●	a list of any related mortgaged properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular mortgaged property;
●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;
●	a description of any material leasing issues at the related mortgaged properties;
●	whether any related mortgaged properties are subject to condemnation proceedings or litigation;
●	a list of related mortgaged properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II environmental site assessment was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related mortgaged property except for those which will be remediated by the cut-off date;
●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related mortgaged properties, or whether there are any zoning issues at the mortgaged properties;
●	a list of mortgaged properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or
●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one

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hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Trust Interest Owners or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to Trust Interest Owners and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the origination procedures and underwriting guidelines described below. However, variations from these origination procedures and underwriting guidelines described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all origination procedures and underwriting guidelines set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as

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hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others, for review. After a review of the credit committee package and/or term sheet and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting guidelines generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

In addition, CREFI may in some instances have reduced the term interest rate that CREFI would otherwise charge on a CREFI mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the CREFI mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related CREFI mortgage loan satisfied CREFI’s minimum debt service coverage ratio underwriting requirements for such CREFI mortgage loan.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic

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evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, subject to the discussion in the prior paragraph, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net worth individual, or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord for the real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if there is an institutional property sponsor or the sponsor is a high net worth individual, (iii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office, mixed-use and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party. For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.
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Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Mortgage Loan representation and warranty set forth in paragraph (6) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Mortgage Loan representations and warranties in paragraphs (16) and (29) on Annex E-1A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Mortgage Loan representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI (or, in the case of a mortgage loan acquired by CREFI from a third party originator, the related originator) generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent (or, in the case of a mortgage loan acquired by CREFI from a third party originator, the related originator) typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

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None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 10, 2026. CREFI’s Central Index Key is 0001701238. With respect to the period from and including October 1, 2023 to and including September 30, 2026, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain any Trust Interests issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) intends to retain approximately $24,869,175 initial Certificate Balance of the Class VRR Certificates (i.e., the CREFI VRR Interest Portion), as described under “Credit Risk Retention”, and an affiliate of CREFI may acquire the Class R Certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, other Certificates. Any such party will have the right to dispose of any such Certificates that are Non-Vertically Retained Certificates at any time.

The information set forth above under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Bank of Montreal

General

Bank of Montreal (“BMO”) started its business in Montreal in 1817 and was incorporated in 1821 by an Act of Lower Canada as the first Canadian chartered bank. Since 1871, BMO has been a chartered bank under the Bank Act (Canada) (the “Bank Act”), and is named in Schedule I of the Bank Act. The Bank Act is the charter of BMO and governs its operations. BMO is a registered bank holding company and is a financial holding company under the United States Bank Holding Company Act of 1956. BMO’s head office is located at 129 rue Saint Jacques, Montreal, Quebec, H2Y 1L6. Its executive offices are located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, M5X 1A1. BMO offers a broad range of products and services directly and through Canadian and non-Canadian subsidiaries, offices, and branches. BMO has bank branches in Canada and the United States and operates internationally in major financial markets and trading areas through its offices in other jurisdictions, including the United States.

BMO originated, co-originated or acquired all of the Mortgage Loans or portions thereof that it is contributing to this securitization (the “BMO Mortgage Loans”), and funded the origination or acquisition of such BMO Mortgage Loans through its Chicago branch. BMO originates, and may purchase from other lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions. Since 1984, BMO’s Chicago branch has been chartered as a United States branch of BMO with the Illinois Department of Financial and Professional Regulation (“IDFPR”) and, accordingly, is regulated by the IDFPR and the Federal Reserve Board under the United States International Banking Act. BMO’s Chicago branch maintains its principal office at 320 South Canal Street, 8th Floor, Chicago, Illinois 60606.

In addition to CMBS, BMO has been engaged in the securitization of other asset classes, including auto leases and/or auto loans, consumer installment loans, credit card receivables, student loans, and residential mortgages, among others.

BMO is an affiliate of BMO Capital Markets Corp., one of the underwriters and a wholly-owned subsidiary of BMO Financial Corp. (“BMO Financial”). BMO Financial is a wholly-owned subsidiary of BMO. As a financial holding company, BMO Financial is subject to the supervision of the Federal Reserve Board. BMO Financial and its subsidiaries provide retail and commercial financial products and services through more than 1,000 banking offices located throughout the United States. BMO Financial is required to file with the Federal Reserve Board reports and other information regarding its business operations and business operations of its subsidiaries.

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BMO’s Commercial Mortgage Origination and Securitization Program

BMO, directly or through correspondents or affiliates, originates or co-originates multifamily and commercial mortgage loans throughout the United States. Although BMO did not originate multifamily and commercial mortgage loans prior to 2021, BMO is an affiliate of BMO Bank, N.A. (“BBNA”), which has been engaged in the origination of multifamily and commercial mortgage for over ten years. In addition, since 2019, BBNA has originated or co-originated several large commercial mortgage loans that were contributed to single asset single borrower (SASB) securitizations, and BBNA acted as loan seller and sponsor in such securitizations. Many BMO staff – such as members of the BMO Credit and Corporate Banking teams – provide services on an enterprise level, including to both BBNA and BMO. Further, BMO’s securitization financing guidelines, underwriting guidelines, and credit approval process are substantially similar to those utilized for other securitization programs within the BMO enterprise.

The total amount of loans securitized by BMO from December 17, 2019 through June 30, 2026 is approximately $19.148 billion.

In addition, in the normal course of its business, BMO may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by BMO.

The multifamily and commercial mortgage loans originated, co-originated or acquired by BMO include both fixed rate and floating-rate loans and both smaller “conduit” loans and large loans.

In connection with the commercial mortgage securitization transactions in which it participates, BMO generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

BMO will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

BMO generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, BMO and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the BMO Mortgage Loans

General. In connection with the preparation of this prospectus, BMO conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the BMO Mortgage Loans. No sampling procedures were used in the review process.

Database. First, BMO created a database of information (the “BMO Securitization Database”) obtained in connection with the origination or acquisition of the BMO Mortgage Loans, including:

●	certain information from the BMO Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
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●	certain information and other search results obtained by BMO’s deal team for each of the BMO Mortgage Loans during the underwriting process.

BMO also included in the BMO Securitization Database certain updates to such information received by BMO’s securitization team after origination or acquisition, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of BMO’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any BMO Mortgage Loan.

Using the information in the BMO Securitization Database, BMO created a Microsoft Excel file (the “BMO Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the BMO Mortgage Loans.

Data Comparison and Recalculation. BMO engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by BMO, relating to information in this prospectus regarding the BMO Mortgage Loans. These procedures included:

●	comparing the information in the BMO Data File against various source documents provided by BMO that are described above under “—Database”;
●	comparing numerical information regarding the BMO Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BMO Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the BMO Mortgage Loans disclosed in this prospectus.

Legal Review. BMO also reviewed and responded to a due diligence questionnaire (a “Due Diligence Questionnaire”) relating to the BMO Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the BMO Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the BMO Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt.

BMO also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. BMO compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each BMO Mortgage Loan originated by BMO or one of its affiliates, BMO prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each BMO Mortgage Loan, if any, purchased by BMO or its affiliates from a third-party originator of such Mortgage Loan, BMO reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such BMO Mortgage Loan to BMO or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning

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the related mortgaged property provided by the originator of such BMO Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third-party originator, the representations and warranties made by the third party originator in the related purchase agreement between BMO or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of BMO or its affiliates. The rights, if any, that BMO or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Trust Interest Owners or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, BMO, as Mortgage Loan Seller, with respect to the BMO Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to Trust Interest Owners and the Trustee for any uncured material breach of any BMO’s representations and warranties regarding the BMO Mortgage Loans, including any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator.

In addition, with respect to each BMO Mortgage Loan, BMO reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, BMO requested the borrowers under the BMO Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if BMO became aware of a significant natural disaster in the vicinity of a mortgaged property relating to a BMO Mortgage Loan, BMO requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, BMO prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the BMO Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, and the abbreviated loan summaries for those of the BMO Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, BMO found and concluded with reasonable assurance that the disclosure regarding the BMO Mortgage Loans in this prospectus is accurate in all material respects. BMO also found and concluded with reasonable assurance that the BMO Mortgage Loans were originated (or acquired and reunderwritten) in accordance with BMO’s origination procedures and underwriting guidelines, except for any material deviations described under “—Exceptions to Underwriting Guidelines” below. BMO attributes to itself all findings and conclusions resulting from the foregoing review procedures.

BMO’s Origination Procedures and Underwriting Guidelines

General. BMO’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the origination procedures and underwriting guidelines described below. Furthermore, with respect to any BMO Mortgage Loans that were acquired by BMO, BMO reviewed such BMO Mortgage Loans to ensure that each such BMO Mortgage Loan complied with the underwriting guidelines described below. However, variations from these origination procedures and underwriting guidelines may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by BMO. Therefore, this general description of BMO’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all procedures and guidelines set forth below.

Process. The credit underwriting process for each of the BMO Mortgage Loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third-party due diligence provider operating under the review of BMO or an affiliate thereof. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant

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leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third-Party Reports”, “—Appraisal”, “—Environmental Report” and “—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of BMO’s deal team or one of its agents or designees performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market. In the case of a mortgage loan acquired by BMO from a third-party originator, a member of BMO’s deal team or one of its agents or designees will either perform an inspection of the property or review a third party inspection report.

BMO’s deal team or one of its agents or designees also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with BMO’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit approval package is prepared to summarize all of the above referenced information.

Credit Approval. As part of the mortgage loan approval process, all commercial mortgage loans must be presented to one or more senior real estate professionals (which may consist of the group head, the securitization finance head, and/or representatives from underwriting, securitization, capital markets or closing) for review. After a review of the credit package and/or term sheet and a discussion of the loan, the designated reviewer(s) may approve the loan as recommended or request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. BMO’s underwriting guidelines generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and BMO’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless BMO determines that information in its possession has become stale.

In addition, BMO may in some instances have reduced the term interest rate that BMO would otherwise charge on a BMO mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the BMO mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related BMO mortgage loan satisfied BMO’s minimum debt service coverage ratio underwriting requirements for such BMO mortgage loan.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements. While BMO’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR

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set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. BMO may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, BMO may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of BMO’s commercial mortgage loans.

Generally, subject to the discussion in the prior paragraph, BMO requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord for real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (iii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office, mixed use and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
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●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the BMO Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and BMO or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Mortgage Loan representation and warranty set forth in paragraph (6) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Insurance. BMO requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Mortgage Loan representations and warranties in paragraphs (16) and (29) on Annex E-1A to this prospectus without any exceptions that BMO deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the BMO Mortgage Loans, BMO generally considered the results of third-party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. BMO (or, in the case of a mortgage loan acquired by BMO from a third-party originator, the related originator) obtains an appraisal meeting the requirements described in the Mortgage Loan representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that BMO deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. BMO (or, in the case of a mortgage loan acquired by BMO from a third-party originator, the related originator) generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by BMO. BMO or its designated agent (or, in the case of a mortgage loan acquired by BMO from a third-party originator, the related originator) typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, BMO generally requires that the condition be addressed in a manner that complies with the Mortgage Loan representation and warranty set forth in paragraph (40) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Condition Report. BMO (or, in the case of a mortgage loan acquired by BMO from a third-party originator, the related originator) generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by BMO. BMO or an agent (or, in the case of a mortgage loan acquired by BMO from a third-party originator, the related originator) typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, BMO often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all BMO’s mortgage loans prior to securitization is typically performed by a nationally recognized rated third-party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with BMO, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a

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primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Guidelines

One or more of the BMO Mortgage Loans may vary from the specific BMO underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the BMO Mortgage Loans, BMO may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the BMO Mortgage Loans have exceptions to the related underwriting guidelines.

Compliance with Rule 15Ga-1 under the Exchange Act

BMO most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on May 13, 2026. BMO’s Central Index Key is 0000927971. With respect to the period from and including April 1, 2023 to and including June 30, 2026, the following table provides information regarding demand, repurchase and replacement history reported by BMO as required by Rule 15Ga-1 under the Exchange Act.

Name of Issuing Entity	Check if Registered	Name of Originator(1)	Total Assets in ABS by Originator(3)			Assets That Were Subject of Demand(3), (4)			Assets That Were Repurchased or Replaced(3), (5)			Assets Pending Repurchase or Replacement (within cure period)(3), (6)			Demand in Dispute(3), (7)			Demand Withdrawn(3), (8)			Demand Rejected(3), (9)
			(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class - Commercial Mortgages

Benchmark 2025-V14 Mortgage Trust CIK #: 0002056663	X	German American Capital Corporation	5	225,300,000	24.0
		Citi Real Estate Funding Inc.	14	354,486,000	37.7
		Goldman Sachs Mortgage Company	8	147,800,000	15.7
		Barclays Capital Real Estate Inc.	7	130,557,693	13.9
		Bank of Montreal (2)	4	81,100,000	8.6	1	35,500,000.00	3.8	0	0.00	0.0	0	0.00	0.0	0	0.00	0.0	0	0.00	0.0	1	35,500,000.00	3.8
Benchmark 2025-V14 Mortgage Trust Total			38	$939,243,693		1	35,500,000.00	3.8	0	0.00	0.0	0	0.00	0.0	0	0.00	0.0	0	0.00	0.0	1	35,500,000.00	3.8
Commercial Mortgages Total			38	$939,243,693		1	35,500,000.00		0	0.00		0	0.00		0	0.00		0	0.00		1	35,500,000.00

(1) “Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements.

(2) Greystone Servicing Company LLC, as special servicer for Loan No. 12 (Lakeside Place & Shoreline Apartments, the “Loan”), in a letter dated November 7, 2025, requested that BMO, as the mortgage loan seller, cure certain alleged breaches of a representation and warranty under the related mortgage loan purchase agreement or, alternatively, repurchase the Loan. In a letter dated November 26, 2025, BMO rejected the demand to cure or repurchase.

(3) The numbers of assets or demands (shown in columns (d), (g), (j), (m), (p), (s) and (v)) and the principal balances (shown in columns (e), (h), (k), (n), (q), (t) and (w)) are with respect to BMO’s (or, in the case of columns (d) and (e), the subject originator’s) asset contribution only (without taking into account assets contributed by other originators). However, the percentages of principal balances (shown in columns (f), (i), (l), (o), (r), (u) and (x)) are with respect to the entire securitization pool (taking into account assets contributed by other originators) and based on (i) an aggregate principal balance of approximately $939,243,693.00 at the time of securitization (for column (f)), as shown on the Benchmark 2025-V14 Mortgage Trust Form 424B2 filed on March 25, 2025, and (ii) an aggregate principal balance of $938,994,729.57 as of December 17, 2025 (for columns (i) and (x)), as shown on the report of the issuing entity prepared by the Certificate Administrator for the distribution dated December 17, 2025.

(4) Reflects assets subject to new demands to repurchase or replace that were received during the reporting period. Activity appearing in the other applicable columns of this table (“Assets That Were Repurchased or Replaced”, “Assets Pending Repurchase or Replacement (within cure period)”, “Demand in Dispute”, “Demand Withdrawn” and “Demand Rejected”) may relate to demands received during or prior to the reporting period. If an asset was subject to a new demand and additional activity during the reporting period information regarding the asset will appear in this column and the other applicable column in this table.

In connection with the preparation of the information in the table above, BMO undertook the following steps to gather the information required by Rule 15Ga-1: (i) identifying all asset-backed securities transactions in which it acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, and (ii) performing a diligent search of our records for all relevant information.

(5) Reflects assets that were repurchased or replaced during the reporting period. If applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the reporting period.

(6) Includes assets for which the representing party has agreed to repurchase or replace such asset but has not yet repurchased or replaced such asset. If applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the reporting period.

(7) Includes assets for which any of the following situations apply as of the end of the reporting period:

a. A related demand to repurchase or replace such asset was received by the representing party but not yet responded to by the end of the reporting period;

b. The representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting the most recent such demand and rejecting the repurchase demand but the party demanding repurchase or replacement of such asset has responded to such rejection and continues to assert the merits of its demand; or

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       c. The representing party and the party demanding repurchase or replacement of such asset acknowledge that the ongoing dispute over the merits of such demand may not be readily resolved.

If applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the reporting period.

(8) Includes assets for which the party demanding the repurchase or replacement of such asset has agreed to rescind its demand. If applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the reporting period.

(9) Reflects assets for which the representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of the end of the reporting period.

Retained Interests in This Securitization

Neither BMO nor any of its affiliates will retain any Trust Interests issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date. However, BMO and/or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth above under this “—Bank of Montreal” section has been provided by BMO.

Barclays Capital Real Estate Inc.

General

Barclays Capital Real Estate Inc., a Delaware corporation (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays was engaged in commercial mortgage loan securitization in the United States from 2004 through 2008 and reengaged in commercial mortgage loan securitization in the United States in 2018. Certain affiliates of Barclays have been engaged in commercial mortgage loan securitization in the United States since 2011. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hotel, multifamily, manufactured housing, healthcare, self-storage and industrial properties. These loans are primarily originated for the purpose of securitization.
●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.
●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

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Barclays commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on October 15, 2026, Barclays or its affiliates were the loan sellers in approximately 305 commercial mortgage-backed securitization transactions. Approximately $71.2 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays or its affiliates for the years ending on December 31, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020, 2021, 2022, 2023, 2024 and 2025 and through September 30, 2026.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays or its Affiliates (as loan seller) (approximate)
2026(1)	$ 3,369,122,732
2025	$ 6,116,669,693
2024	$ 5,885,080,762
2023	$ 2,463,932,012
2022	$ 5,482,697,941
2021	$ 7,251,700,536
2020	$ 3,078,111,026
2019	$ 4,982,776,203
2018	$ 3,916,450,689
2017	$ 4,970,884,850
2016	$ 3,035,842,410
2015	$ 5,275,015,201
2014	$ 3,227,137,803
2013	$ 2,794,488,744
2012	$ 1,919,346,250

(1)	Through September 30, 2026.

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the Mortgage Loans (or portions thereof) for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (in certain cases remotely) (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, underwriting cash flow file, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. Except as described in the next paragraph, the Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

With respect to the West County Center Whole Loan (9.95%), which was co-originated by GS Bank and Barclays, portions of which are being sold by GSMC and Barclays, the GSMC Data Tape was used to provide certain numerical information regarding the related Whole Loan in this prospectus.

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Data Comparison and Recalculation. Barclays and Barclays Capital Inc. engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;
●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans, and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

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Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Additionally, Barclays reviews the underwriting guidelines of the applicable originator for any Barclays Mortgage Loans that were acquired by Barclays to ensure that each acquired Barclays Mortgage Loan was underwritten pursuant to the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays may use table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at any table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including any originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit (in certain cases by a third party) and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are generally required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

In addition, Barclays may in some instances have reduced the term interest rate that Barclays would otherwise charge on a Barclays Mortgage Loan based on the credit and collateral characteristics of the related Mortgaged Property and structural features of the Barclays Mortgage Loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related Barclays Mortgage Loan satisfied Barclays’ minimum debt service coverage ratio underwriting requirements for such Barclays Mortgage Loan.

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Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.
●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property),(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.
●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (vi) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii)
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where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated,(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.
●	Other Factors—Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Midland Loan Services, a Division of PNC Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Processes” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. None of the Barclays Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on February 13, 2026 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0001549574. As of June 30, 2026, it has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

Neither Barclays nor any of its affiliates intends to retain on the Closing Date any Trust Interests issued by the issuing entity or any other economic interest in this securitization. However, Barclays or its affiliates may retain or own in the future certain Classes of Certificates. Any such party will have the right to dispose of such Certificates at any time.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the Trust Interests. The Trust Interest Owners will have no rights or remedies against Barclays for any losses or other claims in connection with the Trust Interests or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements”.

From time to time, Barclays is engaged in various legal and/or regulatory matters, which may include legal proceedings by or against Barclays, enquiries and examinations, requests for information, audits, investigations and legal and other proceedings by regulators, governmental and other public bodies in connection with areas of banking and business activities in which Barclays is or has been engaged.

The information set forth above under “—Barclays Capital Real Estate Inc.” has been provided by Barclays.

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German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor, a mortgage loan seller and an originator in this securitization transaction. GACC originated or co-originated or acquired (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans, the Mortgage Loans set forth under “Description of the Mortgage Pool—General” for which GACC is identified as a Mortgage Loan Seller.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019. It is expected that GACC will be the holder of the companion loans (if any) for which the noteholder is identified as “GACC” in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Whole Loans—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

With respect to the 900 Broken Sound Mortgage Loan (2.6%), the 2115 O’Nel Drive Mortgage Loan (2.2%), the Amsterdam Avenue 2-Pack Mortgage Loan (1.7%), the New Mexico MHC Portfolio Mortgage Loan (1.3%) and the Cameleo Multifamily Portfolio Mortgage Loan (0.8%), Deutsche Bank AG, New York Branch (“DBNY”) purchased a 100% equity participation interest in the related promissory notes from its affiliate, GACC. DBNY is expected to transfer its interest in the promissory notes to its affiliate, GACC, on or prior to the Closing Date. During the period from DBNY’s purchase to the Closing Date, DBNY will have borne the credit risk in respect of the promissory notes.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Neither GACC nor any of its affiliates will insure or guarantee distributions on the Trust Interests. None of the Trust Interest Owners will have any rights or remedies against GACC for any losses or other claims in connection with the Trust Interests or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by GACC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

GACC’s Securitization Program

GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities Corporation II, J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital

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Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large ﬂoating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through September 30, 2026 is approximately $134.8 billion.

GACC or its affiliates have purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or its affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-1B to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Trust Interests. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as a Sponsor, an originator and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originator during the underwriting process. After origination of each GACC

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Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loans based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;
●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1A to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-1B.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by the DB Originator, a GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with the applicable

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DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originator’s Underwriting Guidelines and Processes

General. GACC is an originator and is affiliated with Deutsche Bank Securities Inc., one of the underwriters. GACC is referred to as the “DB Originator” in this prospectus. The DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex C to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, a DB Originator may in some instances have reduced the term interest rate that such DB Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such DB Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-

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value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (a report dated within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if the applicable DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

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Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related Mortgage Loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator
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may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance—An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions—A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter

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of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originator’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Disclosed above are the DB Originator’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, the applicable DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above except as described below.

With respect to the 2115 O’Nel Drive Mortgage Loan (2.2%), an underwriting exception exists because the DB Originator’s underwriting standards require a 65% loan-to-value ratio for interest-only loans for the related property type, and the Mortgage Loan has a 68.6% loan-to-value ratio. GACC’s decision to include the Mortgage Loan in this pool notwithstanding such exception is supported by the following considerations: (i) the borrower sponsor is an experienced real estate investor who committed approximately $7.1 million in sponsor equity at loan origination to purchase the Mortgaged Property and (ii) the Mortgage Loan has an 11.3% net operating income debt yield and a 1.29x net cash flow debt service coverage ratio.

With respect to the Amsterdam Avenue 2-Pack Mortgage Loan (1.7%), an underwriting exception exists because the DB Originator’s underwriting standards require a 65% loan-to-value ratio for interest-only loans for the related property type, and the Mortgage Loan has a 74.1% loan-to-value ratio. GACC’s decision to include the Mortgage Loan in this pool notwithstanding such exception is supported by the following considerations: (i) the Mortgage Loan has a 9.7% net cash flow debt yield and a 1.21x net cash flow debt service coverage ratio and (ii) the related submarket has a vacancy rate of 1.5%.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2026. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including April 1, 2023 to and including June 30, 2026, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates intends to retain on the Closing Date any Trust Interests issued by the Issuing Entity or any other economic interest in this securitization. However, GACC and/or its affiliates may acquire or own in the future certain Classes of Certificates issued by the Issuing Entity. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth above under “—German American Capital Corporation” has been provided by GACC.

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Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans or portions thereof that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an affiliate of GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See the chart titled “Originators” in “Description of the Mortgage Pool—General” for additional information.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the Trust Interests. The Trust Interest Owners will have no rights or remedies against GSMC for any losses or other claims in connection with the Trust Interests or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2025, GSMC originated or acquired approximately 3,556 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $194.3 billion. As of December 31, 2025, GSMC had acted as a sponsor and mortgage loan seller on approximately 574 fixed- and floating-rate commercial mortgage-backed securitization transactions. From 2011 through 2025, GSMC securitized approximately $124.7 billion of commercial mortgage loans in public and private offerings.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates or, in certain circumstances, are consultants engaged by or on behalf of GSMC (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

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A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;
●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex E-2A to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the mortgage loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions of the Code. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated on “Annex B—Significant Loan Summaries”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined

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that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2025	$6.7 billion	$6.8 billion
2024	$7.2 billion	$7.3 billion
2023	$4.2 billion	$3.8 billion
2022	$770 million	$1.8 billion
2021	$4.2 billion	$2.6 billion
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2025	$7.7 billion	$7.7 billion
2024	$5.9 billion	$5.9 billion
2023	$2.1 billion	$2.1 billion
2022	$4.8 billion	$5.4 billion
2021	$9.5 billion	$12.4 billion
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.
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Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex E-2B—Exceptions to Mortgage Loan Representations and Warranties (GSMC)”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However, these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future. In addition, a Goldman Originator may in some instances have reduced the term interest rate that such Goldman Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage

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loan satisfied such Goldman Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.
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●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A to this prospectus.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.  In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

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Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.
●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third-party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.
●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.
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●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on August 13, 2026.  GSMC’s Central Index Key is 0001541502.  With respect to the period from and including July 1, 2023 to and including June 30, 2026, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

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% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$(t)% of principal balance (u) # (v)	$ (w)	% of principal balance (x)
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0.00	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38.0	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0.00	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates intends to retain any Trust Interests issued by the issuing entity or any other economic interest in this securitization, except that GS Bank intends to retain approximately $9,297,500 of the Combined VRR Interest in the form of the Uncertificated VRR Interest (i.e., the Goldman VRR Interest Portion) as described under “Credit Risk Retention” in this prospectus. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth above under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Compensation of the Sponsors

In connection with the offering and sale of the Offered Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans (and any Trust Subordinate Companion Loans) in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Non-Vertically Retained Certificates to investors and the sale of servicing rights to Trimont LLC, for the master servicing of the Mortgage Loans (and any Trust Subordinate Companion Loans) and primary servicing of certain of the Serviced Loans, and in the case of CREFI and GS Bank, receipt of their respective portions of the Combined VRR Interest, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans (and any Trust Subordinate Companion Loans) and the costs and expenses related to the issuance, offering and sale of the Trust Interests as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage

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loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 388 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., and an affiliate of (i) CREFI, a Sponsor, the Retaining Sponsor, an originator, an expected holder of a portion of the Combined VRR Interest, an expected initial Risk Retention Consultation Party and the current holder of one or more of the Google Campus Phase II Pari Passu Companion Loans, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CREFI or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Trust Interest Owners. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Trust Interests and the Mortgage Loans (and any Trust Subordinate Companion Loans). The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan (or Trust Subordinate Companion Loan), (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Trust Interest Owners giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Trust Interests to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Trust Interest Owners.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Trust Interests.

The Issuing Entity

The Issuing Entity, Benchmark 2026-V25 Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Property, disposing of Defaulted Mortgage Loans, defaulted Trust Subordinate Companion Loans and REO Property, issuing the Trust Interests, making distributions, providing reports to Trust Interest Owners, and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Trust Interests, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Back-Up Advancing Agent may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Back-

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Up Advancing Agent may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee”, “—The Certificate Administrator”, “—Servicers—The Master Servicer and the Special Servicer”, “—Servicers—The Outside Servicers and the Outside Special Servicers”, “—The Operating Advisor and the Asset Representations Reviewer”, “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans (and any Trust Subordinate Companion Loans) to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans (and any Trust Subordinate Companion Loans) from the Sponsors as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Savings Fund Society, FSB, a federal savings bank (“WSFS Bank”) will act as trustee (in such capacity, the “Trustee”) on behalf of the Certificateholders and the Loan-Specific Certificateholders pursuant to the Pooling and Servicing Agreement. WSFS Financial Corporation is a multibillion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally headquartered bank and wealth management franchise in the Greater Philadelphia and Delaware region. As of June 30, 2026, WSFS Financial Corporation had $22.7 billion in assets on its balance sheet and $101.7 billion in assets under management and administration. WSFS Bank operates from 114 offices, 87 of which are banking offices, located in Pennsylvania (58), Delaware (38), New Jersey (14), Florida (2), Nevada (1) and Virginia (1) and provides comprehensive financial services including commercial banking, consumer banking, treasury management, and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Bryn Mawr Capital Management, LLC, Bryn Mawr Trust®, The Bryn Mawr Trust Company of Delaware, Cash Connect®, NewLane Finance®, WSFS Wealth® Management, LLC, WSFS Institutional Services® and WSFS Mortgage®. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States, continuously operating under the same name. WSFS Financial Corporation is traded on the NASDAQ under the ticker symbol WSFS. WSFS Bank has been acting as owner trustee in asset-backed and mortgage-backed securities issuances since 1999. As of June 30, 2026, WSFS Bank is acting as owner trustee for several hundred issuances and acts as trustee under pooling and servicing agreements or indentures for several hundred issuances.

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WSFS Bank’s corporate trust office is located at 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801. As of the date of this prospectus, no legal proceedings are pending, or to the best of the knowledge of WSFS Bank, contemplated by governmental authorities, against WSFS Bank or any property of WSFS Bank that would be material to holders of the Certificates issued by the Issuing Entity.

The foregoing information set forth under this “—The Trustee” heading has been provided by WSFS Bank.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between WSFS Bank and any of the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”), custodian (in such capacity, the “Custodian”) and back-up advancing agent (in such capacity, the “Back-Up Advancing Agent”) under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, 26th Floor, New York, New York 10013, Attention: Global Transaction Services – BMARK 2026-V25 and the office for certificate transfer services is located at 480 Washington Boulevard, 16th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. Citibank has a custodial office at 1000 Technology Drive, MS 470, O’Fallon, Missouri 63368, Attention: Tracy Thompson/Kia Watson – BMARK 2026-V25.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the third quarter of 2026, Citibank’s Agency and Trust group managed in excess of $8 trillion in fixed income and equity investments on behalf of approximately 3,000 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement-backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the third quarter of 2026, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 308 transactions backed by commercial mortgages with an aggregate principal balance of approximately $277.7 billion. The Depositor, the initial purchasers, the Servicer, the Special Servicer, the Operating Advisor and the Trustee may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes Mortgage Loan performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit

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for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all REMIC and, if applicable, grantor trust tax returns on behalf of the issuing entity. In the past three (3) years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

Further, subject to the terms of the Pooling and Servicing Agreement, Citibank is required to act as Back-Up Advancing Agent, and will be required to make any Advance that the Master Servicer was obligated, but failed, to make unless the Certificate Administrator or the Special Servicer, as applicable, determines such Advance would be a Nonrecoverable Advance. In its capacity as trustee and back-up advancing agent on commercial mortgage securitizations, Citibank is generally required to make an advance if the related master servicer or special servicer, fails to make a required advance. Citibank has not been required to make an advance on a CMBS transaction for which it acts as trustee or back-up advancing agent.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three (3) years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as custodian of the mortgage files pursuant to the Pooling and Servicing Agreement. The custodian is responsible to hold and safeguard the mortgage note(s) and other contents of the mortgage files with respect to the Mortgage Loans on behalf of the Trustee and the Certificateholders and any other Trust Interest Owners. Each mortgage file will be maintained in a separate file folder marked with a unique bar code to assure loan level file integrity and to assist in inventory management. Files are segregated by specific transaction and/or issuer and series within the custodial system. Citibank, through its affiliates and third-party vendors, has been engaged in the mortgage document custody business for more than ten years. Citibank will hold and safeguard the mortgage note(s) and other contents of the mortgage files with respect to the Mortgage Loans at its custodial vault in O’Fallon, Missouri.

Neither Citibank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates is expected to purchase the Class R Certificates on the Closing Date and except as otherwise disclosed under “—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.” above.  Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between Citibank and any of the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer and the Special Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

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The Master Servicer

General

Trimont LLC, a Georgia limited liability company (“Trimont”), will act as the master servicer for the Mortgage Loans and as the primary servicer for the Serviced Companion Loans, subject to any primary servicing agreements with other servicers, under the Pooling and Servicing Agreement (in such capacity, the “Master Servicer”). Trimont is a provider of loan servicing, asset management, due diligence, and customized advisory solutions. Trimont is also expected to be the Outside Servicer for the Hall of the States Whole Loan and the Compass Storage National Portfolio 2.0 Whole Loan under the Benchmark 2026-V24 pooling and servicing agreement and is the Outside Servicer for The Assembly Whole Loan under the BBCMS 2026-5C43 pooling and servicing agreement.

The principal servicing offices of Trimont are located at 101 South Tryon Street, Suite 1400, Charlotte, North Carolina 28280 and Two Alliance Center, 3560 Lenox Road NE, Suite 2200, Atlanta, Georgia 30326. Trimont also has offices in the United States located in Overland Park, Kansas, New York, New York, and Dallas, Texas.

Trimont is rated (ranked) by Fitch, S&P and Morningstar DBRS as a master servicer, a primary servicer and a special servicer of commercial mortgage loans in the US. Trimont’s servicer ratings (rankings) by each of these agencies are outlined below:

US Servicer Ratings	Fitch[1]	S&P2	Morningstar DBRS[3]
Primary Servicer:	CPS2	Strong	MOR CS2
Master Servicer:	CMS3+	Strong	MOR CS2
Special Servicer:	CSS2	Strong	MOR CS2

1	Fitch has assigned to Trimont a Negative Rating Outlook as a Commercial Primary Servicer and a Commercial Special Servicer and a Stable Rating Outlook as a Commercial Master Servicer.
2	S&P has stated the ranking outlook is stable for each ranking.
3	Morningstar DBRS has designated the trend for the primary servicer ranking as ‘Positive’, the trend for the special servicer ranking as “Stable”, and the trend for the master servicer ranking as “Stable”.

Trimont is also rated ‘Strong’ as a Construction Loan Servicer by S&P in the US.

Trimont has been primary servicing and special servicing securitized and non-securitized commercial and multifamily loans in excess of 15 years and has been master servicing securitized commercial and multifamily loans since March 1, 2025.

The following table sets forth information about Trimont’s portfolio of primary serviced commercial and multifamily loans (securitized and non-securitized) as of the dates indicated.

Commercial and Multifamily Mortgage Loans	As of 12/31/2023	As of 12/31/2024	As of 12/31/2025
By Approximate Number:	2,529	2,301	19,773
By Approximate Aggregate Unpaid Principal Balance (in billions):	$110.1	$114.6	$628.1

The following table sets forth information as of September 30, 2026 showing the portfolio of Trimont master or primary serviced commercial and multifamily loans (securitized and non-securitized).

Commercial and Multifamily Mortgage Loans	As of 9/30/2026
By Approximate Number:	19,510
By Approximate Aggregate UPB* (in billions):	$654.96

(*)	“UPB” means unpaid principal balance

The properties securing the loans in Trimont’s servicing portfolio include multifamily, office, retail, hospitality, industrial and other income producing properties.

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Within this servicing portfolio, as of September 30, 2026, approximately 14,605 commercial and multifamily loans with an unpaid principal balance of approximately $430.38 billion were loans that back commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities.

Trimont has operating procedures across the various servicing functions to maintain compliance with its servicing obligations and servicing standards under Trimont’s servicing agreements. The only significant changes in Trimont’s policies and procedures over the past three years have come in response to changes in federal or state law, investor requirements or the CMS Transaction. See “—CMS Transaction” below.

Trimont’s servicing platform allows Trimont to process loan servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information as of September 30, 2026 showing the approximate principal and interest advances and protective property advances held by Trimont, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations.

As of*	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB*
9/30/2026	$384,299,228,218.80	$932,156,338.76	0.24%

(*)	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Trimont may perform some of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries, including the engagement of third-party vendors to provide technology or process efficiencies. Trimont monitors its third-party vendors in compliance with its internal procedures and applicable law. Trimont has entered into contracts with third-party vendors for some or all of the following functions:

●	provision of Strategy and Strategy CS software;
●	audit services;
●	tracking and reporting of flood zone changes;
●	abstracting of leasing consent requirements contained in loan documents;
●	legal representation;
●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Trimont;
●	performance of property inspections;
●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;
●	Uniform Commercial Code searches and filings;
●	insurance tracking and compliance;
●	onboarding-new loan setup;
●	lien release-filing and tracking;
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●	credit investigation and background checks; and
●	defeasance calculations.

Trimont may also enter into agreements with certain firms to act as a primary servicer (or sub-servicer) and to provide cashiering or non-cashiering subservicing on the Mortgage Loans and Serviced Companion Loans. Trimont will monitor and review the performance of sub-servicers appointed by it. Generally, all amounts received by Trimont on the Mortgage Loans and Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Trimont and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Trimont, that amount may be transferred to a common disbursement account prior to disbursement.

Trimont will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or Serviced Companion Loans. On occasion, Trimont may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Trimont performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

There are, to the actual current knowledge of Trimont, no special or unique factors of a material nature involved in servicing the Mortgage Loans and Serviced Companion Loans, as compared to the types of assets serviced by Trimont in other commercial real estate securitization pools generally.

Trimont does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, Trimont believes that its financial condition will not have any material impact on the performance of the Mortgage Loans, the Serviced Companion Loans or the Certificates.

No securitization involving commercial or multifamily real estate loans in which Trimont was acting as a servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Trimont in such capacity, including as a result of Trimont’s failure to comply with the applicable servicing criteria in connection with any securitization.

From time to time, Trimont is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Trimont does not believe that any such lawsuits or legal proceedings, individually or in the aggregate, would be material to the Certificateholders. There are no legal proceedings pending against Trimont, or to which any property of Trimont is subject, that are material to the Certificateholders, nor does Trimont have actual knowledge of any proceedings of this type contemplated by governmental authorities.

A Trimont website (cmsview.trimont.com) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Trimont is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Trimont will enter into one or more agreements with the mortgage loan sellers (1) to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Outside-Serviced Mortgage Loans) and Serviced Companion Loans and/or (2) to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Except with respect to BMO, Trimont has interim servicing arrangements in place with each of the Mortgage Loan Sellers (or their respective affiliates), pursuant to which Trimont may act as interim servicer with respect to mortgage loans owned by each of the Mortgage Loan Sellers (or their respective affiliates) from time to time.

Neither Trimont nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Trimont or its affiliates may acquire certificates on the Closing Date or pursuant to secondary market transactions in the future. Any such party will have the right to dispose of any such certificates at any time.

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CMS Transaction

On March 1, 2025 (“CMS Acquisition Closing Date”), Trimont purchased the third-party servicing segment (“CMS”) of Wells Fargo Bank National Association’s (“Wells Fargo Bank”) commercial mortgage servicing business (the “CMS Transaction”). The CMS Transaction did not include Wells Fargo Bank’s rights and obligations related to the servicing of loans that Wells Fargo Bank originated for Fannie Mae, Freddie Mac, and FHA/Ginnie Mae.

Senior leadership of Trimont and CMS and certain Trimont and former Wells Fargo Bank corporate functions that supported CMS have generally been integrated within Trimont and, most of the CMS employees along with relevant CMS systems, technologies and operating procedures and guidelines (“CMS Platform”) supporting CMS were transferred to Trimont as part of the CMS Transaction. Further, as of the CMS Acquisition Closing Date, Wells Fargo Bank’s duties, obligations, and rights as servicer, under the related servicing agreements were transferred to Trimont, subject to the terms and conditions of such servicing agreements.

Currently, Trimont operates two loan servicing platforms, the platform that Trimont was using prior to the CMS Acquisition Closing Date (“Pre-Closing Platform”) and the CMS Platform. Each platform uses a separate instance of McCracken Financial Solutions software, Strategy CS. Trimont expects to integrate these platforms into one instance of Strategy CS, in the future. Until such integration occurs, Trimont expects to service most loans serviced under CMBS servicing agreements on the CMS Platform, but may continue to service the loans it was servicing prior to the CMS Acquisition Closing Date and may also service some loans serviced under CMBS servicing agreements entered into by Trimont after the CMS Acquisition Closing Date, on the Pre-Closing Platform.

Prior to the CMS Acquisition Closing Date, Trimont was not the designated primary advancing agent for the mortgage loans it serviced. In connection with the CMS Transaction, Trimont acquired the outstanding CMS servicer advances using funding from a Wells Fargo Bank credit facility and other capital sources and expects to use such credit facility and other capital sources to fund the future advancing obligations of Trimont as servicer under the CMBS servicing agreements that transferred to Trimont on, or certain servicing agreements that Trimont enters into following, the CMS Acquisition Closing Date.

The foregoing information regarding Trimont LLC under the heading “—Servicers—The Master Servicer” has been provided by Trimont LLC. Trimont LLC does not make any representations as to the validity or sufficiency of the Pooling and Servicing Agreement (other than as to it being a valid obligation of Trimont LLC as master servicer), the Trust Interests, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by Trimont LLC) or any related documents.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer's ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loans), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer's obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer's removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer's rights and obligations with respect to indemnification, and certain limitations on the Master Servicer's liability under the Pooling

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and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer, on the one hand, and the other transaction parties, on the other hand, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

Torchlight Loan Services, LLC (“Torchlight”) is a Delaware limited liability company and will act as the initial special servicer (the “Special Servicer”) under the PSA. Its executive office and principal special servicing office are located at 90 Park Avenue, 20th Floor, New York, New York 10016. Torchlight is wholly owned by Torchlight Investors, LLC, which invests across a broad array of commercial real estate investments, including senior and mezzanine loans, preferred equity, equity and investment grade and non-investment grade CMBS on behalf of institutional investors.

Torchlight has substantial experience in working out loans and has been engaged in servicing CMBS assets since December 2007. Torchlight’s then affiliated predecessor had been engaged in servicing CMBS assets since 1998. In the past twenty-eight years, Torchlight has resolved over $12.3 billion of U.S. commercial and multifamily loans.

The table below sets forth information about Torchlight’s portfolio of specially serviced commercial and multifamily mortgage loans as of the dates indicated:

CMBS Pools	As of 12/31/2023	As of 12/31/2024	As of 12/31/2025	As of 6/30/2026
By Approximate Number	19	18	36	50
Named Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance(1)	$8,187,369,702	$9,980,161,249	$18,362,085,212	$28,757,565,050
Actively Specially Serviced Portfolio By Approximate Number of Loans(2)	41	42	54	72
Actively Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance(2)	$2,555,583,096	$2,756,939,609	$3,080,015,916	$4,938,339,317

(1)	Includes all loans in Torchlight’s portfolio for which Torchlight is the named special servicer, regardless of whether such loans are, as of the specified date, specially serviced loans.
(2)	Includes only those loans in the portfolio that, as of the specified date, are specially serviced loans, including REO loans.

As of June 30, 2026, 25 personnel were involved in the special servicing of commercial real estate assets for Torchlight, of which 6 were dedicated to the special servicing business unit. As of June 30, 2026, Torchlight specially serviced a portfolio that included approximately 72 loans secured by properties throughout the United States, the District of Columbia and Puerto Rico with a then-current face value in excess of $4.94 billion, all of which are commercial or multifamily real estate assets. The portfolio includes commercial real estate mortgage loans secured by the same types of income producing properties as those securing the Mortgage Loan backing the Certificates. Accordingly, the assets that Torchlight services as well as assets owned by its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the Mortgage Loans for tenants, purchasers, financing and so forth. Torchlight does not service or manage any assets other than commercial and multifamily real estate assets.

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Torchlight has developed policies and procedures for the performance of its special servicing obligations in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Torchlight has recognized that technology can greatly improve its performance as a special servicer, and Torchlight’s intranet-based infrastructure provides improved controls for compliance with trust/pooling and servicing agreements, loan administration and procedures in workout/resolution. Standardization and automation have been pursued, and continue to be pursued, wherever practicable to provide for improved accuracy, efficiency, transparency, monitoring and controls.

Torchlight utilizes the services of certain contractors to augment its personnel. Torchlight does not have any material primary advancing obligations with respect to the CMBS pools as to which it acts as special servicer and accordingly Torchlight does not believe that its financial condition will have any adverse effect on the performance of its duties under the TSA nor any material impact on the mortgage pool performance or the performance of the certificates.

Torchlight will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Torchlight may have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent that Torchlight has custody of any such documents, such documents will be maintained in a manner consistent with the servicing standard. There are currently no legal proceedings pending against Torchlight, nor are any known to be contemplated by governmental authorities, that are material to the Certificateholders.

No securitization transaction involving commercial or multifamily mortgage loans in which Torchlight was acting as special servicer has experienced an event of default as a result of any action or inaction performed by Torchlight as special servicer. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Torchlight with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which Torchlight was acting as special servicer.

From time to time, Torchlight and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. Torchlight does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as special servicer.

Torchlight is not an affiliate of the Depositor, the Mortgage Loan Sellers, the Issuing Entity, the Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, or any Originator of the Mortgage Loans. There are no specific relationships involving or relating to this transaction or the securitized mortgage loans between Torchlight or any of its affiliates, on the one hand, and the Depositor or the Issuing Entity, on the other hand, that currently exist or that existed during the past two years.

Torchlight Loan Services, LLC, the Special Servicer, is an affiliate of Torchlight Debt Fund VIII Holdings (US), LLC, the entity expected to purchase the Class E, Class F, Class G and Class J, Class X-E, Class X-F, Class X-G and Class X-J Certificates, acquire the Class S Certificates and be appointed as the initial Controlling Class Representative. Additionally, from time to time, Torchlight or its affiliates may acquire additional Certificates in the secondary market and will also be able to dispose of those additional Certificates at any time. Torchlight Loan Services, LLC is also the special servicer pursuant to the Benchmark 2026-V21 pooling and servicing agreement, which governs the servicing of the 400 Arcola Road Mortgage Loan.

Torchlight may enter into one or more arrangements with the initial Controlling Class Representative or any person with the right to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Torchlight’s appointment as special servicer under the PSA and any related intercreditor agreement and limitations on such person’s right to replace the special servicer.

The Depositor, the Sponsors, the Servicer, the Trustee and the Certificate Administrator may maintain banking and other commercial relationships with Torchlight and its affiliates

The information set forth above under this sub-heading “—The Special Servicer” regarding Torchlight has been provided by Torchlight.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (a) with or without cause by the applicable Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “The Pooling and Servicing Agreement—Termination of the Special

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Servicer Other Than in Connection With a Servicer Termination Event”, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Special Servicer, on the one hand, and the other transaction parties, on the other hand, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Outside Servicers and the Outside Special Servicers

For information regarding the Outside Servicers and Outside Special Servicers and each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus) pursuant to which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Whole Loans, see “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. Park Bridge Lender Services has an address at 600 Third Avenue, 33rd Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2026, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $423.2 billion issued in 507 transactions.

As of September 30, 2026, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $200.7 billion issued in 231 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

In addition, Park Bridge Lender Services believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

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The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between Park Bridge Lender Services and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) CREFI, a Sponsor, the Retaining Sponsor, an originator, an expected initial Risk Retention Consultation Party and an expected holder of a portion of the Combined VRR Interest, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator.

Barclays, a Sponsor and an originator, is an affiliate of Barclays Capital Inc., one of the underwriters.

BMO, a Sponsor and an originator, is an affiliate of BMO Capital Markets Corp., one of the underwriters.

GACC, a Sponsor and an originator, is an affiliate of Deutsche Bank Securities Inc., one of the underwriters.

GSMC, a Sponsor and an expected initial Risk Retention Consultation Party, is an affiliate of (i) GS Bank, an originator and an expected holder of a portion of the Combined VRR Interest, and (ii) Goldman Sachs & Co. LLC, one of the underwriters.

Trimont, LLC, the Master Servicer, is also (a) expected to be the Outside Servicer under the Outside Servicing Agreement that will govern the servicing of the Compass Storage National Portfolio 2.0 Whole Loan and the Hall of the States Whole Loan, and (b) the Outside Servicer under the Outside Servicing Agreement that governs the servicing of The Assembly Whole Loan.

Torchlight Loan Services, LLC, the Special Servicer, is also (x) the Outside Special Servicer under the Outside Servicing Agreement that governs the servicing of the 400 Arcola Road Whole Loan and (y) affiliated with Torchlight Debt Fund VIII Holdings (US), LLC, the entity expected to purchase the Class E, Class F, Class G, Class J, Class X-E, Class X-F, Class X-G, Class X-J and Class S Certificates and be appointed as the initial Controlling Class Representative.

Park Bridge Lender Services, the Operating Advisor and the Asset Representations Reviewer, is also the Outside Operating Advisor and the asset representations reviewer under the respective Outside Servicing Agreements that govern the servicing of The Assembly Whole Loan and the Whirlpool Portfolio Whole Loan.

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Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 16 of the Mortgage Loans (46.2%) with an aggregate Cut-off Date Balance of approximately $315,900,000 to be contributed to this securitization transaction by CREFI.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Trimont, on the other hand, Trimont acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, five (5) of the Mortgage Loans (25.3%) with an aggregate Cut-off Date Balance of approximately $155,950,000 to be contributed to this securitization transaction by GSMC.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, five (5) of the Mortgage Loans (8.7%) with an aggregate Cut-off Date Balance of approximately $59,172,000 to be contributed to this securitization transaction by GACC.

Pursuant to certain interim servicing agreements between Barclays and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, three (3) Mortgage Loans (4.2%) with an aggregate Cut-off Date Balance of approximately $28,746,000 to be contributed to this securitization transaction by Barclays. Additionally, Trimont acts as interim servicer with respect to the West County Center Mortgage Loans (9.95%) with an aggregate Cut-off Date Balance of approximately $17,000,000 to be contributed to this securitization transaction by Barclays.

Pursuant to certain interim servicing agreements between BMO and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, one (1) of the Mortgage Loans (3.5%) with an aggregate Cut-off Date Balance of approximately $24,000,000 to be contributed to this securitization transaction by BMO.

Interim and Other Custodial Arrangements

Computershare acts as interim custodian of the loan documents with respect to the CREFI Mortgage Loans other than the CREFI Mortgage Loans that are Outside Serviced Mortgage Loans (49.8%).

Computershare acts as interim custodian of the loan documents with respect to the Barclays Mortgage Loans other than the Barclays Mortgage Loans that are Outside Serviced Mortgage Loans (4.2%).

Computershare acts as interim custodian of the loan documents with respect to the BMO Mortgage Loans other than the BMO Mortgage Loans that are Outside Serviced Mortgage Loans (3.5%).

Computershare acts as interim custodian of the loan documents with respect to the GACC Mortgage Loans other than the GACC Mortgage Loans that are Outside Serviced Mortgage Loans (8.7%).

Computershare acts as interim custodian of the loan documents with respect to the GSMC Mortgage Loans other than the GSMC Mortgage Loans that are Outside Serviced Mortgage Loans (22.8%).

Whole Loans and Mezzanine Loan Arrangements

CREFI, an Originator and a Sponsor, is the current holder of one or more of the Google Campus Phase II Pari Passu Companion Loans but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

GS Bank, an Originator, is the current holder of one or more of the West County Center Pari Passu Companion Loans, Legacy Central Pari Passu Companion Loans, the Hall of the States Pari Passu Companion Loans, Franklin

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Avenue Plaza Companion Loans and the 400 Arcola Road Pari Passu Companion Loans but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

Barclays, an Originator and a Sponsor, is the current holder of one or more of the West County Center Pari Passu Companion Loans and The Assembly Pari Passu Companion Loans but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

BMO, an Originator and a Sponsor, is the current holder of one or more of the 636 West 158th Street Pari Passu Companion Loans and the Whirlpool Portfolio Pari Passu Companion Loans but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

As of the Cut-off Date, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor.

Other Arrangements

Trimont, LLC, the Master Servicer, will enter into one or more agreements with the Sponsors (1) to purchase the master servicing rights to the Mortgage Loans and the primary servicing rights to certain of the Serviced Loans and/or (2) to be appointed as the Master Servicer with respect to the Mortgage Loans.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

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Credit Risk Retention

General

This securitization transaction (which is constituted by the issuance, offer and sale of the Certificates) will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this securitization transaction is expected to be retained pursuant to Regulation RR (12 CFR Part 43) (“Regulation RR”) which implements the Credit Risk Retention Rules, as follows:

●	Citi Real Estate Funding Inc. (“CREFI”), a New York corporation, has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”);
●	The Retaining Sponsor is expected to acquire (or cause other Retaining Parties to acquire) from the Depositor, on the Closing Date, portions of a “single vertical security” (as defined in Regulation RR) that is an “eligible vertical interest” (as defined in Regulation RR) in the Issuing Entity, with an aggregate initial principal balance of approximately $34,166,675 as of the Closing Date consisting of (i) the Goldman VRR Interest Portion retained by GS Bank (or its MOA), as described below, and (ii) the Class VRR Certificates acquired by CREFI, as described below (collectively, the “Combined VRR Interest”); the Combined VRR Interest will represent at least 5.0% of the sum of the initial Certificate Balance of all of the Certificates and the initial principal balance of the Uncertificated VRR Interest as of the Closing Date; and the Combined VRR Interest will entitle each holder thereof to a specified percentage of the amounts paid on each other class of ABS interests in the Issuing Entity;
●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the Combined VRR Interest acquired on the Closing Date and retained by Goldman Sachs Bank USA, a New York chartered bank (“GS Bank”) (or its MOA), as originator of the GSMC Mortgage Loans, which portion of the Combined VRR Interest will be in the form of the Uncertificated VRR Interest and have an initial principal balance equal to approximately $9,297,500, representing approximately 27.212% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “Goldman VRR Interest Portion”). GS Bank originated Mortgage Loans or portions thereof representing approximately 27.212% of the Initial Pool Balance, which is equal to at least 20.0% of the Initial Pool Balance and is equal to or greater than GS Bank’s percentage ownership interest of the aggregate principal balance of the Combined VRR Interest as of the Closing Date (which percentage ownership interest is at least 20.0% of the aggregate principal balance of the Combined VRR Interest as of the Closing Date), in accordance with Rule 11(a)(1) of Regulation RR;
●	GS Bank will acquire the Goldman VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby GS Bank will sell to the Depositor through its affiliate, GSMC, the GSMC Mortgage Loans originated by it in exchange for cash consideration and the Goldman VRR Interest Portion; and payment for the Goldman VRR Interest Portion (i) will be in the form of a reduction in the price received by GS Bank (through GSMC) from the Depositor for the GSMC Mortgage Loans originated by GS Bank and sold by it (through GSMC) to the Depositor for inclusion in this securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by GS Bank’s acquisition of the Goldman VRR Interest Portion in accordance with Regulation RR; and
●	The Retaining Sponsor is expected to retain (either directly or through its MOA) the portion of the Combined VRR Interest remaining (following the acquisition by or on behalf of GS Bank of the Goldman VRR Interest Portion), which remaining portion will be in the form of Class VRR Certificates and will have an initial Certificate Balance equal to approximately $24,869,175, representing approximately 72.788% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion”).

An owner of the Uncertificated VRR Interest is referred to in this prospectus as an “Uncertificated VRR Interest Owner”, and the Uncertificated VRR Interest Owner(s) and the holder(s) of the Class VRR Certificates are also

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referred to in this prospectus, each individually, as a “Combined VRR Interest Owner” and, collectively, as the “Combined VRR Interest Owners”.

“MOA” means a “majority-owned affiliate” (as defined in Regulation RR).

The Retaining Sponsor and the Combined VRR Interest Owners are collectively referred to herein as the “Retaining Parties”. The percentage of the sum of the aggregate Certificate Balance of all of the Regular Certificates and the principal balance of the Uncertificated VRR Interest as of the Closing Date represented by the Combined VRR Interest, will equal at least 5%, as of the Closing Date.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Sponsors have determined, that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

The Combined VRR Interest

Material Terms of the Combined VRR Interest

General

The Class VRR Certificates constitute a Class of Certificates, a Class of Regular Certificates and a Class of Principal Balance Certificates, but do not constitute a Class of Offered Certificates, a Class of Non-Vertically Retained Certificates, a Class of Non-Vertically Retained Regular Certificates or a Class of Non-Vertically Retained Principal Balance Certificates. The Uncertificated VRR Interest does not constitute a Class of Certificates, or any of the foregoing categories defining certain specified Classes of Certificates. The Class VRR Certificates and the Uncertificated VRR Interest are collectively referred to in this prospectus as the “Combined VRR Interest”.  The Combined VRR Interest is not offered hereby.

The “Certificate Balance” of the Class VRR Certificates outstanding at any time represents the maximum amount that the holders of such Certificates are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus.  On each Distribution Date, the Certificate Balance of the Class VRR Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Class VRR Certificates on that Distribution Date.  In the event that applicable Realized Losses previously allocated to the Class VRR Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the Class VRR Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Uncertificated VRR Interest Balance” represents the maximum amount that the holders of the Uncertificated VRR Interest outstanding at any time are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in

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this prospectus. On each Distribution Date, the Uncertificated VRR Interest Balance will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Uncertificated VRR Interest on that Distribution Date. In the event that applicable Realized Losses previously allocated to the Uncertificated VRR Interest in reduction of its Uncertificated VRR Interest Balance are recovered subsequent to such Uncertificated VRR Interest being reduced to zero, the Uncertificated VRR Interest Owners may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Combined VRR Interest Balance” means the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance, together.

The initial Combined VRR Interest Balance will be approximately $34,166,675, subject to a variance of plus or minus 5.0%.

The Combined VRR Interest will not be rated, and will not have a Rated Final Distribution Date.

Effective Interest Rate

Except for tax reporting purposes, the Combined VRR Interest does not have a specified Pass-Through Rate; however, the effective interest rate on the Combined VRR Interest for any Distribution Date will be a per annum rate equal to the WAC Rate for the related Distribution Date.

Allocation Between Combined VRR Interest and Non-Vertically Retained Regular Certificates

The right to payment of holders of the Combined VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-Vertically Retained Regular Certificates (as a collective whole).  On each Distribution Date, the portion of Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) allocable to: (a) the Combined VRR Interest will be the product of such Aggregate Available Funds multiplied by the Vertically Retained Percentage; and (b) the Non-Vertically Retained Regular Certificates (collectively) will be the product of such Aggregate Available Funds multiplied by the Non-Vertically Retained Percentage.  In addition, any losses incurred on the Mortgage Loans will be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Principal Balance Certificates, on the other hand, pro rata in accordance with the respective Percentage Allocation Entitlements thereof.

The “Vertically Retained Percentage” is a fraction, expressed as a percentage, the numerator of which is the initial Combined VRR Interest Balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial Certificate Balance of all Classes of Non-Vertically Retained Principal Balance Certificates and (y) the initial Combined VRR Interest Balance of the Combined VRR Interest.

The “Non-Vertically Retained Percentage” is the difference between 100% and the Vertically Retained Percentage.

The “Percentage Allocation Entitlement” means:  (a) with respect to the Combined VRR Interest, the “Vertically Retained Percentage”; and (b) with respect to the Non-Vertically Retained Certificates, the “Non-Vertically Retained Percentage”.

The aggregate amount available for distributions on the Combined VRR Interest on each Distribution Date (other than distributions of Excess Interest (if any), prepayment premiums and yield maintenance charges) is referred to as the “Combined VRR Available Funds”, which is equal to the product of the Aggregate Available Funds multiplied by the Vertically Retained Percentage.

Allocation of Applicable Realized Losses

On each Distribution Date, any applicable Realized Loss will be allocated to the Combined VRR Interest; and, in connection therewith, the Combined VRR Interest Balance will be reduced without distribution, as a write-off, to the extent of such Realized Loss, until the Combined VRR Interest Balance has been reduced to zero.

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A “Realized Loss” means, with respect to the Combined VRR Interest for any Distribution Date, the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Back-Up Advancing Agent from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

All reductions in the Combined VRR Interest Balance in respect of Realized Losses allocable to the Combined VRR Interest (as described above) are each referred to as an “Applied Realized Loss Amount”.  Applied Realized Loss Amounts with respect to the Combined VRR Interest will be reimbursed as described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the Combined VRR Interest” below.

Appraisal Reductions

On each Distribution Date, the Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof.

Voting Rights

The Class VRR Certificates will have the Voting Rights and Pooled Voting Rights allocable to such Class as a Class of Principal Balance Certificates as described under “Description of the Certificates—Voting Rights” below in this prospectus. The Uncertificated VRR Interest will not have any voting rights.

Method, Timing and Amount of Distributions on the Combined VRR Interest

Distributions on the Combined VRR Interest are required to be made by the Certificate Administrator on each Distribution Date, to the extent of Combined VRR Available Funds as described in this prospectus, commencing in December 2026.

All distributions (other than the final distribution on the Combined VRR Interest) are required to be made to the persons in whose names the Class VRR Certificates or the Uncertificated VRR Interest, as applicable, are registered at the close of business on each Record Date.  These distributions are required to be made by wire transfer in immediately available funds to the account specified by the applicable Combined VRR Interest Owner at a bank or other entity having appropriate facilities to accept such funds, if the applicable Combined VRR Interest Owner has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the applicable Combined VRR Interest Owner.  The final distribution on any Class VRR Certificates or Uncertificated VRR Interest is required to be made in like manner, but only upon presentation and/or surrender thereof or of the rights thereto at the location that will be specified in a notice of the pendency of the final distribution.  All distributions made with respect to the Class VRR Certificates will be allocated pro rata among the outstanding Class VRR Certificates based on their respective Percentage Interests.

Priority of Distributions on the Combined VRR Interest

On each Distribution Date, for so long as the aggregate Combined VRR Interest Balance has not been reduced to zero, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account for distribution to the Combined VRR Interest, to the extent of the Combined VRR Available Funds, in the following order of priority:

First, to the Combined VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

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Second, to the Combined VRR Interest, in reduction of the Combined VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Combined VRR Interest Balance has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Combined VRR Interest Balance, up to an amount equal to the unreimbursed Applied Realized Loss Amounts previously allocated to the Combined VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any Combined VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Trust REMICs, in compliance with the Code and applicable REMIC Regulations.  The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust.  The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Reimbursement of previously allocated Realized Losses with respect to the Combined VRR Interest will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Combined VRR Interest Balance in respect of which a reimbursement is made.  If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred) the Vertically Retained Percentage of the amount of such recovery will be added to the Combined VRR Interest Balance, up to the lesser of (A) the Vertically Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed applicable Realized Losses previously allocated to the Combined VRR Interest.  If the Combined VRR Interest Balance is so increased, the amount of unreimbursed Applied Realized Loss Amounts of the Combined VRR Interest will be decreased by such amount.

The “Vertical Risk Retention Allocation Percentage” will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

The “VRR Interest Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Non-Vertically Retained Regular Certificates on such Distribution Date in accordance with the discussion under “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-Vertically Retained Principal Balance Certificates on such Distribution Date in accordance with the discussion under “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount” with respect to any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on related unreimbursed Realized Losses distributed to the holders of the Non-Vertically Retained Principal Balance Certificates on such Distribution Date in accordance with the discussion under “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, the Vertically Retained Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) will be required to be distributed to holders of the Combined VRR Interest.

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Excess Interest

On each Distribution Date, the Vertically Retained Percentage of any Excess Interest received by the Issuing Entity with respect to the ARD Loans during the Collection Period for (or, in the case of an Outside Serviced Mortgage Loan, as part of a distribution to the Issuing Entity during the month of) such Distribution Date.

Prepayment Interest Shortfalls

Prepayment Interest Shortfalls on the Mortgage Loans that are not covered by certain Compensating Interest Payments made by the Master Servicer (or any comparable payments made by an Outside Servicer) are required to be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Regular Certificates, on the other hand, in accordance with their respective Percentage Allocation Entitlements.

Allocation Between Class VRR Certificates and the Uncertificated VRR Interest

The right to payment of holders of the Class VRR Certificates is pro rata and pari passu with the right to payment of holders of the Uncertificated VRR Interest. On each Distribution Date, Combined VRR Available Funds and any Appraisal Reduction Amounts, yield maintenance charges and prepayment premiums, Prepayment Interest Shortfalls, and Excess Interest allocated to the Combined VRR Interest will be allocated to the Class VRR Certificates and the Uncertificated VRR Interest pro rata (based on the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance). In addition, any losses incurred on the Mortgage Loans and/or reimbursements of Applied Realized Loss Amounts allocated to the Combined VRR Interest will be allocated between the Class VRR Certificates, on the one hand, and the Uncertificated VRR Interest, on the other hand, pro rata in accordance with the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance.

Risk Retention Consultation Parties

The “Risk Retention Consultation Parties”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan, will be the respective parties selected by CREFI and GS Bank.  The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of any Risk Retention Consultation Party from the Sponsor entitled to select it.  The initial Risk Retention Consultation Parties are expected to be CREFI and GSMC.

The Risk Retention Consultation Parties will have certain non-binding consultation rights in certain circumstances (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Loan, as further described in this prospectus.

Notwithstanding the foregoing, a Risk Retention Consultation Party will not have consultation rights with respect to any Mortgage Loan or Whole Loan with respect to which such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party (as to such Risk Retention Consultation Party, an “Excluded RRCP Mortgage Loan”).

With respect to any Serviced Mortgage Loan or Serviced Whole Loan as to which a Risk Retention Consultation Party has consultation rights as described above, the Master Servicer and the Special Servicer will be required to consult with such Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of a Consulting Party pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with a Consulting Party).  In the event the Master Servicer or the Special Servicer receives no response from a Risk Retention Consultation Party within 10 days following the Master Servicer’s delivery of information in its possession reasonably requested by such Risk Retention Consultation Party or the Special Servicer’s delivery of the related Major Decision Reporting Package, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of a Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future

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matters with respect to the applicable Serviced Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties will not be liable to the Issuing Entity or the Certificateholders or the Uncertificated VRR Interest Owner for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder and Uncertificated VRR Interest Owner will acknowledge and agree, by its acceptance of its Certificates or portion of the Uncertificated VRR Interest, as applicable, that a Risk Retention Consultation Party:

(a)     may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates or other Trust Interests;

(b)     may act solely in the interests of the holders of the related portion of the Combined VRR Interest and does not have any liability or duties to the holders of any other Class of Certificates or other Trust Interests;

(c)     may take actions that favor the interests of the holders of the related portion of the Combined VRR Interest over the interests of the holders of one or more other Classes of Certificates or other Trust Interests; and

(d)     will have no liability whatsoever for having so acted as set forth in (a) – (c) above, and no Certificateholder or Uncertificated VRR Interest Owner may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of such Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Serviced Loan, any law, the Servicing Standard or the provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, will not result in any liability on the part of the Master Servicer or Special Servicer.

Hedging, Transfer and Financing Restrictions

The Combined VRR Interest will be subject to certain hedging, transfer and financing restrictions. The Class VRR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the registered holders of the Class VRR Certificates for so long as the Class VRR Certificates are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement. The Uncertificated VRR Interest will not be evidenced by a certificate.

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator” and any respective “affiliate” (each as defined in, or contemplated by, Regulation RR), as applicable, for so long as compliance with the Credit Risk Retention Rules is required; provided, that pursuant to the Pooling and Servicing Agreement, an Uncertificated VRR Interest Owner will not be permitted to transfer its ownership interest in the Uncertificated VRR Interest at any time (other than to its MOA).

These restrictions will include an agreement by each Retaining Party not to transfer its respective portion of the Combined VRR Interest, except to an MOA (as contemplated by, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Parties will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to their respective portions of the Combined VRR Interest unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid

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principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance, (ii) the date on which the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance has been reduced to 33% of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance as of the Closing Date, and (iii) two years after the Closing Date. Pursuant to the Pooling and Servicing Agreement, an Uncertificated VRR Interest Owner will not be permitted to transfer its ownership interest in the Uncertificated VRR Interest at any time (other than to its MOA).

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Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2026-V25, which include the Certificates and any Loan-Specific Certificates, will be issued on or about November 30, 2026 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and, together with any uncertificated Trust Interests in the Issuing Entity, will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans (and any Trust Subordinate Companion Loans) and all payments under and proceeds of the Mortgage Loans (and any Trust Subordinate Companion Loans) received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans (and any Trust Subordinate Companion Loans) it sold to the Depositor.

Upon initial issuance, the “Certificates” will consist of those classes (each, a “Class”) of the Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2026-V25, specifically designated as set forth in the table under the heading “Certificate Summary” and the footnotes thereto. Further, various groups of those Classes and/or the Uncertificated VRR Interest will be referred to in this prospectus as specified in the table below:

Designation	Classes/Interests
“Offered Certificates”:	The Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates
“Non-Offered Certificates”:	The Class X-D, Class X-E, Class X-F, Class X-G, Class X-J, Class D, Class E, Class F, Class G, Class J, Class VRR, Class S and Class R Certificates
“Senior Certificates”:	The Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G and Class X-J Certificates
“Class X Certificates” or “Interest-Only Certificates”:	The Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G and Class X-J Certificates
“Subordinate Certificates”:	The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class J Certificates
“Regular Certificates”:	The Senior Certificates, the Subordinate Certificates and the Class VRR Certificates (i.e., the Certificates other than the Class S and Class R Certificates)
“Principal Balance Certificates”:	The Regular Certificates (other than the Class X Certificates) (i.e., the Non-Vertically Retained Principal Balance Certificates and the Class VRR Certificates)
“Residual Certificates”:	The Class R Certificates
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Designation	Classes/Interests
“Non-Vertically Retained Certificates”:	The Certificates (other than the Class VRR Certificates)
“Non-Vertically Retained Regular Certificates”:	The Non-Vertically Retained Certificates (other than the Class S and Class R Certificates)
“Non-Vertically Retained Principal Balance Certificates”:	The Non-Vertically Retained Regular Certificates (other than the Class X Certificates)
“Class VRR Certificates”:	The CREFI VRR Interest Portion
“Uncertificated VRR Interest”:	The Goldman VRR Interest Portion
“Combined VRR Interest”:	The Class VRR Certificates and the Uncertificated VRR Interest
“Uncertificated Interest”:	The Uncertificated VRR Interest

Separate classes of loan-specific certificates (the “Loan-Specific Certificates”) and any related uncertificated loan-specific interests may be issued by the Issuing Entity that are solely backed by a related Trust Subordinate Companion Loan and are not offered by this prospectus. Each subseries of Loan-Specific Certificates (and any related uncertificated loan-specific interest) that backs a particular Trust Subordinate Companion Loan is identified in a separate related offering circular. Each subseries of Loan-Specific Certificates and any related uncertificated loan-specific interest will only be entitled to receive distributions from, and will only incur losses with respect to, the related Trust Subordinate Companion Loan, and the issuance thereof should be considered as a separate securitization. Classes of Loan-Specific Certificates that have a principal balance and are entitled to payments of principal are referred to in this prospectus as “Loan-Specific Principal Balance Certificates”. Loan-Specific Certificates will not be “Certificates” or a sub-group of “Certificates” for any purpose of this prospectus.

From time to time, reference is made in this prospectus to “Trust Interest”, “Trust Interests”, “Trust Interest Owner” or “Trust Interest Owners”. A “Trust Interest” is a certificated or uncertificated beneficial ownership interest in the Issuing Entity, and a “Trust Interest Owner” is a holder or owner of a Trust Interest. With respect to this securitization transaction, the only “Trust Interests” will be the Certificates and the Uncertificated VRR Interest, and the only “Trust Interest Owners” will be the holders and beneficial owners of the Certificates and the Uncertificated VRR Interest. For the avoidance of doubt, no Loan-Specific Certificates or uncertificated loan-specific ownership interests will be issued with respect to the Issuing Entity, and thus neither of those will be Trust Interests with respect to this securitization transaction.

Upon initial issuance, the respective Classes of the Non-Vertically Retained Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, set forth in the table under “Certificate Summary” in this prospectus (in each case, subject to a variance of plus or minus 5%, and further subject to any other applicable variance set forth in the footnotes to such table).

The “Certificate Balance” (a) of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus and (b) if there is a Trust Subordinate Companion Loan, of any class of related Loan-Specific Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on such Trust Subordinate Companion Loan. On each Distribution Date, the Certificate Balance of each Class of Non-Vertically Retained Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, that Class of Non-Vertically Retained Principal Balance Certificates on that Distribution Date.  In the event that applicable Realized Losses previously allocated to a Class of Non-Vertically Retained Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Non-Vertically Retained Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

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The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of each Class of the Class X Certificates will equal the Certificate Balance or the aggregate of the Certificate Balances, as applicable, of the related Class(es) of Principal Balance Certificates (as to any Class of Class X Certificates, the “Corresponding Principal Balance Certificates”) indicated below:

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2 and Class A-3
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D
Class X-E	Class E
Class X-F	Class F
Class X-G	Class G
Class X-J	Class J

Neither the Class S nor the Class R Certificates will have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest, except that the Class S Certificates will be entitled to receive the Non-Vertically Retained Percentage of any collections of Excess Interest that may accrue after the related Anticipated Repayment Date on any ARD Loan.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in December 2026. The “Determination Date” will be the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a business day, then the next business day), commencing in December 2026.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate or Loan-Specific Certificate (other than a Class S or Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class; and (b) any Class S or Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on

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such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The “Available Funds” for each Distribution Date will equal: (i) with respect to distributions to be made on the Certificates and the Uncertificated VRR Interest, the Aggregate Available Funds; (ii) with respect to distributions to be made on the Non-Vertically Retained Certificates, the Non-Vertically Retained Available Funds; and (iii) with respect to distributions to be made on the Combined VRR Interest and the Class R Certificates, the Combined VRR Available Funds.

The aggregate amount available for distributions of interest (other than Excess Interest), principal and reimbursements of applicable Realized Losses to holders of the Certificates (including the Class VRR Certificates) and any other applicable Trust Interest Owner(s) related to the Mortgage Pool on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of any Trust Subordinate Companion Loan):

(a)     the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date (including, in the case of the initial Distribution Date, any Initial Month’s Interest Deposit Amount(s) as described in the last paragraph of this “Available Funds” section), exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower(s) in respect of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;
(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Mortgage Loans that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);
(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders or the Uncertificated VRR Interest Owner;
(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
(v)	yield maintenance charges and prepayment premiums on the Mortgage Loans (which are separately distributed to holders of the Regular Certificates and the Uncertificated VRR Interest Owner);
(vi)	Excess Interest on the ARD Loans;
(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or
(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;
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(b)     if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)     all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans for the subject Distribution Date and P&I Advances made by the Master Servicer or the Back-Up Advancing Agent, as applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders or the Uncertificated VRR Interest Owner);

(d)     with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2027, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)     the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

The portion of the Aggregate Available Funds available for distribution to holders of the Non-Vertically Retained Certificates on each Distribution Date (with respect to such Distribution Date, the “Non-Vertically Retained Available Funds”) will, in general, equal the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Whole Loan is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in December 2026, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in

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such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

In the case of any Mortgage Loan without a Monthly Payment due in the month of the first Distribution Date, the related Mortgage Loan Seller will be required to deliver to the Master Servicer on the Closing Date for deposit in the Collection Account, a cash amount that represents interest accrued on the Cut-off Date Balance of such Mortgage Loan at the related Mortgage Rate for a period equal to the number of days in the month preceding the month of the first Distribution Date (such amount with respect to any such Mortgage Loan, the “Initial Month’s Interest Deposit Amount”). For the avoidance of doubt, each Mortgage Loan has a Monthly Payment due in December 2026, and therefore there will be no Initial Month’s Interest Deposit Amount.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Non-Vertically Retained Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G and Class X-J Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2 and Class A-3 Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to zero,
(ii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and
(iii)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclauses (i) and (ii) of this clause Second, until the related Certificate Balance is reduced to zero,

Third, to the holders of the Class A-1, Class A-2 and Class A-3 Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2 and Class A-3 Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

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Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

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Twenty-First, to the holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the holders of the Class G Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class J Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates have been reduced to zero, to the holders of the Class J Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class J Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2 and Class A-3 Certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class J Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates. In addition, in the case of any distributions made pursuant to any of clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, Twenty-Fourth and Twenty-Seventh, such distributions will, in the case of each such clause, be applied first to reimburse previously allocated Realized Losses and then to pay compound interest accrued on previously allocated Realized Losses.

Reimbursement of previously allocated applicable Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Non-Vertically Retained Principal Balance Certificates in respect of which a reimbursement is made.  If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred):  (i) the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Non-Vertically Retained Principal Balance Certificates that previously were allocated applicable Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Vertically Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Non-Vertically Retained Principal Balance Certificates; and (ii) the Interest Shortfall Carryforward

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with respect to each affected Class of Non-Vertically Retained Regular Certificates for the next Distribution Date will be increased by the amount of additional interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Non-Vertically Retained Principal Balance Certificates had never been written down.  If the Certificate Balance of any Class of Non-Vertically Retained Principal Balance Certificates is so increased, the amount of unreimbursed applicable Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Non-Vertically Retained Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to any Class of Non-Vertically Retained Principal Balance Certificates for any Distribution Date and the related Interest Accrual Period will equal one of the following: (i) a fixed rate per annum; (ii) the WAC Rate for such Distribution Date; (iii) the lesser of a fixed rate per annum and the WAC Rate for such Distribution Date; and (iv) the WAC Rate for such Distribution Date minus a fixed percentage, but no less than 0.000%.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2 and Class A-3 Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-S, Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date. The Pass-Through Rate for the Class X-E Certificates for any Distribution Date will equal the Class X Strip Rate for the Class E Certificates for such Distribution Date. The Pass-Through Rate for the Class X-F Certificates for any Distribution Date will equal the Class X Strip Rate for the Class F Certificates for such Distribution Date. The Pass-Through Rate for the Class X-G Certificates for any Distribution Date will equal the Class X Strip Rate for the Class G Certificates for such Distribution Date. The Pass-Through Rate for the Class X-J Certificates for any Distribution Date will equal the Class X Strip Rate for the Class J Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Non-Vertically Retained Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Non-Vertically Retained Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan or Trust Subordinate Companion Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan or Trust Subordinate Companion Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan or Trust Subordinate Companion Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that Distribution Date. However, with respect to each Mortgage Loan and Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, (i) when determining the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year, beginning in 2027 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise

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would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude the related Withheld Amount to be transferred to the Interest Reserve Account in such month; (ii) when determining the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year, beginning in 2027, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account (or any related Trust Subordinate Companion Loan REMIC Distribution Account, if applicable) for distribution on such Distribution Date; and (iii) when determining the related Net Mortgage Pass-Through Rate for the initial Distribution Date in December 2026, but only if such Mortgage Loan or Trust Subordinate Companion Loan, as the case may be, does not provide for a December 2026 payment date or monthly payment, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to equal the related Initial Month’s Interest Deposit Amount (adjusted to the related Net Mortgage Rate) to be deposited in the Collection Account on the Closing Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan or Trust Subordinate Companion Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan or Trust Subordinate Companion Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan or Trust Subordinate Companion Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan or Trust Subordinate Companion Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall Carryforward, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall Carryforward” with respect to any Distribution Date for any Class of Non-Vertically Retained Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Non-Vertically Retained Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts (which, for the avoidance of doubt, will not include any amounts received in respect of any Trust Subordinate Companion Loan):

(1)	the Scheduled Principal Distribution Amount for that Distribution Date; and
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(2)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)    Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

(B)    Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Non-Vertically Retained Principal Balance Certificates will equal the sum of (a) the Principal Shortfall Carryforward for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to the Certificateholders or the Uncertificated VRR Interest Owner on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Back-Up Advancing Agent, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to the Certificateholders or the Uncertificated VRR Interest Owner on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Back-Up Advancing Agent, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent allocable to the related Mortgage Loan, on any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall Carryforward” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually

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distributed on such preceding Distribution Date to holders of the Non-Vertically Retained Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan (and any Trust Subordinate Companion Loan) will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan (other than any Trust Subordinate Companion Loan) as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Whole Loan as of any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan, any Trust Subordinate Companion Loan or Serviced Whole Loan is paid in full, or if any Mortgage Loan, any Trust Subordinate Companion Loan or Serviced Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan, the Trust Subordinate Companion Loan and/or the Serviced Whole Loan will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Non-Vertically Retained Certificates, as well as for purposes of calculating the Servicing Fee, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and, to the extent applicable, any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer, Special Servicer or the Back-Up Advancing Agent for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Whole Loan, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan held outside the Issuing Entity will be available for amounts due to the Certificateholders or the Uncertificated VRR Interest Owner or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to and incurred with respect to such Serviced Whole Loan in accordance with the Pooling and Servicing Agreement, and otherwise as disclosed in this prospectus with respect to any related Subordinate Companion Loan.

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Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the holders of the Class S Certificates the Non-Vertically Retained Percentage of any Excess Interest received by the Issuing Entity with respect to the ARD Loans during the Collection Period for (or, in the case of an Outside Serviced Mortgage Loan, as part of a distribution to the Issuing Entity during the month of) such Distribution Date. Excess Interest will not be available to make distributions to any other Trust Interests (except for the Class VRR Certificates and the Uncertificated VRR Interest) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

For purposes of calculating distributions on the Certificates and the Uncertificated VRR Interest and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Whole Loan, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan) at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) (x) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, and (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case after taking into account any allocations pursuant to clause Fifth below on earlier dates);

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for the subject P&I Advance not having been made as a result of a determination by the Master Servicer, Special Servicer or Back-Up Advancing Agent that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of

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the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such

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Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) (x) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, and (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates);

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for the subject P&I Advance not having been made as a result of a determination by the Master Servicer, Special Servicer or Back-Up Advancing Agent that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Neither the Master Servicer nor the Special Servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the Mortgage Loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to the Master Servicer or the Special Servicer in a higher priority than that which is set forth above under “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Co-Lender Agreement.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, the Non-Vertically Retained Percentage of each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such

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Distribution Date) is required to be distributed to holders of the Non-Vertically Retained Regular Certificates (excluding holders of the Class X-E, Class X-F, Class X-G, Class X-J, Class E, Class F, Class G and Class J Certificates) as follows: (a) first the Non-Vertically Retained Percentage of such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) comprised of the Class A-1, Class A-2, Class A-3 and Class X-A Certificates, (ii) the group (the “YM Group A-S/B/C”) comprised of the Class X-B, Class A-S, Class B and Class C Certificates, (iii) the group (the “YM Group D” and, collectively with the YM Group A and the YM Group A-S/B/C, the “YM Groups”) comprised of the Class X-D and Class D Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Non-Vertically Retained Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Non-Vertically Retained Regular Certificates in such YM Group, in the following manner: (i) each Class of Non-Vertically Retained Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to the subject Class of Non-Vertically Retained Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Non-Vertically Retained Principal Balance Certificates in that YM Group on such Distribution Date, (Y) except in the case of any YM Group comprised solely of a single Class of Non-Vertically Retained Principal Balance Certificates (for which the value of this clause (Y) is one (1)), the Base Interest Fraction for the related principal prepayment and such Class of Non-Vertically Retained Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Non-Vertically Retained Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates (if any) in such YM Group. If there is more than one Class of Non-Vertically Retained Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Non-Vertically Retained Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Non-Vertically Retained Principal Balance Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, the Non-Vertically Retained Percentage of all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class E, Class F, Class G and Class J Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class X-E, Class X-F, Class X-G, Class X-J, Class S or Class R Certificates.

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Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Offered Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class of Certificate	Assumed Final Distribution Date
Class A-1	March 2031
Class A-2	N/A – October 2031(1)
Class A-3	November 2031
Class X-A	November 2031
Class X-B	November 2031
Class A-S	November 2031
Class B	November 2031
Class C	November 2031

(1)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-2 Certificates ranging from $0 to $175,000,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in November 2059. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced

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Mortgage Loans) and, to the extent permitted under the related Co-Lender Agreement, any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) and Trust Subordinate Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan or Trust Subordinate Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and
(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Serviced Mortgage Loan, Serviced Pari Passu Companion Loan, Trust Subordinate Companion Loan and related REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a per annum rate equal to (1) 0.00125% for each Serviced Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial sub-servicer, and (2) 0.000625% for each Serviced Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and the related REO Loan where servicing functions are performed by an initial sub-servicer, and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans and any Trust Subordinate Companion Loans (and, so long as a Whole Loan is serviced under the Pooling and Servicing Agreement and the related Co-Lender Agreement so permits, any related Serviced Pari Passu Companion Loan) and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), (a “Prohibited Prepayment”) then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated: first, between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, until all related Prepayment Interest Shortfalls are covered, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof and then, if applicable, to any Trust Subordinate Companion Loan.

The Non-Vertically Retained Percentage of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among the respective Classes of the Non-Vertically Retained Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, (i) with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to the Mortgage Loans or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the

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related Outside Servicer and, (ii) with respect to any Trust Subordinate Companion Loan, the amount of any Prepayment Interest Shortfall resulting from any principal prepayment made on such Trust Subordinate Companion Loan to be included in the applicable Trust Subordinate Companion Loan Available Funds for any Distribution Date that is not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to such Trust Subordinate Companion Loan.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G and Class J Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G and Class J Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class J Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Non-Vertically Retained Regular Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Non-Vertically Retained Regular Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of applicable Realized Losses to Classes of Non-Vertically Retained Principal Balance Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero. Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2 and Class A-3 Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2 and Class A-3 Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2 and Class A-3 Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2 and Class A-3 Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Non-Vertically Retained Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2 and Class A-3 Certificates by the other Non-Vertically Retained Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2 and Class A-3 Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates and the Class J Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class J Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate applicable Realized Losses.

A “Realized Loss” means, with respect to the Non-Vertically Retained Principal Balance Certificates for any Distribution Date, the amount, if any, by which (A) the product of (1) the Non-Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Back-Up Advancing Agent from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are

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not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the Non-Vertically Retained Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date.

If the assets of the Issuing Entity include a Trust Subordinate Companion Loan, any Realized Loss with respect to the related Loan-Specific Certificates will be described under “Description of the Mortgage Pool—Trust Subordinate Companion Loan(s)”.

The Certificate Administrator will be required to allocate any applicable Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class J Certificates;

second, to the Class G Certificates;

third, to the Class F Certificates;

fourth, to the Class E Certificates;

fifth, to the Class D Certificates;

sixth, to the Class C Certificates;

seventh, to the Class B Certificates; and

eighth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate applicable Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S or Class R Certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the respective Classes of Class X Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

Realized Losses with respect to the Combined VRR Interest for any Distribution Date are defined, and will be allocated to the Combined VRR Interest as described, under “Credit Risk Retention—The Combined VRR Interest—Material Terms of the Combined VRR Interest—Allocation of Applicable Realized Losses” in this prospectus.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans or any Trust Subordinate Companion Loans, including as a result of defaults and delinquencies on the related Mortgage Loans or any Trust Subordinate Companion Loans, Nonrecoverable Advances made in respect of the Mortgage Loans or any Trust Subordinate Companion Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan-specific or non-Trust Subordinate Companion Loan-specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Trustee” and “—The Certificate Administrator” and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

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Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder and the Uncertificated VRR Interest Owner of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant Trust Interests and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate or the Uncertificated VRR Interest, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any) or the Uncertificated VRR Interest Balance, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable Class or other Trust Interest, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder or the Uncertificated VRR Interest Owner, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder, a Certificate Owner or the Uncertificated VRR Interest Owner reasonably requests, to enable Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owner to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (https://sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)     the Distribution Date statement;

(2)     a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)     a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)     a CREFC® advance recovery report;

(5)     a CREFC® total loan report;

(6)     a CREFC® operating statement analysis report;

(7)     a CREFC® comparative financial status report;

(8)     a CREFC® net operating income adjustment worksheet;

(9)     a CREFC® real estate owned status report;

(10)  a CREFC® servicer watch list;

(11)  a CREFC® loan level reserve and letter of credit report;

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(12)  a CREFC® property file;

(13)  a CREFC® financial file;

(14)  a CREFC® loan setup file; and

(15)  a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the Uncertificated VRR Interest Owner by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;
(ii)	a CREFC® financial file;
(iii)	a CREFC® loan periodic update file;
(iv)	a CREFC® appraisal reduction amount template (to the extent received, or prepared pursuant to the Pooling and Servicing Agreement); and
(v)	a CREFC® Schedule AL file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)                   Within 45 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending March 31, 2027, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the CREFC® operating statement analysis report upon request.

(ii)                Within 45 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2027, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above.

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The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the underwriters, any initial purchasers of the Non-Offered Certificates, the Sponsors, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, any Directing Holder, any Consulting Party, the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party (other than a Risk Retention Consultation Party if it is a Borrower Party) be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

Each applicable Directing Holder, Controlling Class Certificateholder, Loan-Specific Controlling Class Certificateholder and Consulting Party (other than the Operating Advisor and the Risk Retention Consultation Parties) and the Special Servicer will only be considered a Privileged Person with respect to any Mortgage Loans or Serviced Whole Loans for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan or Trust Subordinate Companion Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Directing Holder, a Controlling Class Certificateholder or any Loan-Specific Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Uncertificated VRR Interest Owner, the Controlling Class Representative or a Loan-Specific Controlling Class Representative (to the extent the Controlling Class Representative or such Loan-Specific Controlling Class Representative is not a holder or beneficial owner of Certificates or Loan-Specific Certificates), a Risk Retention Consultation Party (to the extent a Risk Retention Consultation Party is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is not the Controlling Class Representative, a Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is or is not a Borrower Party and such Person is or is not a Risk Retention Consultation Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate, the Uncertificated VRR Interest Owner or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any

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Loan-Specific Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Directing Holder, a Controlling Class Certificateholder or a Loan-Specific Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate (including any Class VRR Certificate) is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, or that would trigger an Asset Review with respect to a Mortgage Loan, any Certificate (including any Class VRR Certificate) registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a Certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“Non-Reduced Loan-Specific Certificates” means, as of any date of determination, any class of Loan-Specific Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such class of Loan-

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Specific Principal Balance Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of Loan-Specific Principal Balance Certificates, (y) any Appraisal Reduction Amounts allocated to such class of Loan-Specific Principal Balance Certificates as of the date of determination and (z) any Realized Losses previously allocated to such class of Loan-Specific Principal Balance Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such class of Loan-Specific Principal Balance Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of Loan-Specific Principal Balance Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan held outside the Issuing Entity, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to the related Serviced Whole Loan. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Trust Interests, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC, DealView Technologies Ltd. and CRED iQ pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder or Uncertificated VRR Interest Owner that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder or Uncertificated VRR Interest Owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights such Certificateholder or Uncertificated VRR Interest Owner may have under the Pooling and Servicing Agreement. Certificateholders and Uncertificated VRR Interest Owners will not, however, be given access to, or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:
●	this prospectus;
●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and
●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;
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(B)	the following “SEC EDGAR filings”:
●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:
●	the Distribution Date statements;
●	the CREFC® bond level files;
●	the CREFC® collateral summary files;
●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and
●	the Operating Advisor Annual Report;
(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:
●	the summary of any Final Asset Status Report as provided by the Special Servicer;
●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;
●	any documents provided to the Certificate Administrator by the Master Servicer, the Special Servicer or the Depositor directing the Certificate Administrator to post to the “additional documents” tab; and
●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;
(E)	the following documents, which will be made available under a tab or heading designated “special notices”:
●	any notice provided to the Certificate Administrator by the Depositor, the Master Servicer or the Special Servicer directing the Certificate Administrator to post to the "special notices" tab;
●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;
●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
●	notice of final payment on the Certificates or the Uncertificated VRR Interest;
●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;
●	any notice of resignation or termination of the Master Servicer or Special Servicer;
●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;
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●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;
●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;
●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;
●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any final Asset Review Report received by the Certificate Administrator;
●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;
●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
●	any notice of the termination of the Issuing Entity;
●	any notice that a Control Termination Event or a Trust Subordinate Companion Loan control appraisal period has occurred or is terminated or that a Consultation Termination Event has occurred, including (if the assets of the Issuing Entity include a Trust Subordinate Companion Loan) any such event described under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan(s)”;
●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
●	any assessments of compliance delivered to the Certificate Administrator;
●	any Attestation Reports delivered to the Certificate Administrator;
●	any “special notices” requested by a Trust Interest Owner to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and
●	Proposed Course of Action Notice;
(F)	the “Investor Q&A Forum”;
(G)	solely to Trust Interest Owners that are Privileged Persons, the “Investor Registry”; and
(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

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Notwithstanding the foregoing, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative, such Controlling Class Certificateholder, such Loan-Specific Controlling Class Representative or such Loan-Specific Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such person via the Certificate Administrator’s website, such Controlling Class Representative, Controlling Class Certificateholder, Loan-Specific Controlling Class Representative or Loan-Specific Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC® special servicer loan file and the CREFC® special servicer property file for the related Excluded Special Servicer Mortgage Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

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The Certificate Administrator will be required to post to the Rule 17g-5 website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans), any Trust Subordinate Companion Loans or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Trust Interest Owners, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the related loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with any Directing Holder or Consulting Party as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Trust Interest Owner that is a Privileged Person via the Certificate Administrator’s website. Trust Interest Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Trust Interest Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at https://sf.citidirect.com. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet

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website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at (888) 855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, any applicable Directing Holder or Consulting Party (other than the holder of a Serviced Companion Loan or its representative) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

For purposes of this “—Reports to Certificateholders; Certain Available Information” section, in the case of a Whole Loan with a related Consulting Party (other than the Controlling Class Certificateholder), such Consulting Party may be required to certify that they are not a borrower party, borrower restricted party, restricted holder or any other similar term under the related Co-Lender Agreement, and for such purposes references to “Borrower Party” will be deemed to refer to such analogous term in the related Co-Lender Agreement.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered

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Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only

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through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank

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S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates and any Loan-Specific Certificates in the aggregate (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders and Loan-Specific Certificateholders as follows:

(1)       1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates and any classes of interest-only Loan-Specific Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one class of such certificates is greater than zero), and

(2)       in the case of any Class of Principal Balance Certificates or any class of Loan-Specific Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates and all classes of interest-only Loan-Specific Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such class of Principal Balance Certificates or Loan-Specific Principal Balance Certificates, as applicable, as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all classes of Principal Balance Certificates and Loan-Specific Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or Non-Reduced Loan-Specific Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates exclusive of any Loan-Specific Certificates (the “Pooled Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1)       1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2)       in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the

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Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Pooled Voting Rights will only be exercisable by holders of Certificates that are Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights or, if applicable, Pooled Voting Rights of any class of Certificates or Loan-Specific Certificates are required to be allocated among the holders of such class in proportion to their respective Percentage Interests.

The Class S and Class R Certificates and the Uncertificated VRR Interest will not be entitled to any Voting Rights.

Definitive Certificates

Owners of beneficial interests in Offered Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

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Citibank, N.A.

388 Greenwich Street, 26th Floor

New York, New York 10013

Attention: Global Transaction Services – BMARK 2026-V25

With a copy to: ratingagencynotice@citi.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

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The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from the Sponsors pursuant to the respective mortgage loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between in each case the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans (and such Trust Subordinate Companion Loans), without recourse, to the Trustee for the benefit of the Trust Interest Owners. The West County Center Mortgage Loan (which is sometimes referred to in this prospectus as a “Joint Seller Mortgage Loan”) will constitute a “Mortgage Loan” under each related Mortgage Loan Purchase Agreement only to the extent of the portion thereof sold to the depositor by the applicable Sponsor. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) and any Trust Subordinate Companion Loan sold by the applicable Sponsor and each Serviced Whole Loan (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Whole Loan, the “Mortgage File”); provided that, for the avoidance of doubt, references to the Mortgage File for any Trust Subordinate Companion Loan will refer to the Mortgage File for the related Mortgage Loan, and will include the Mortgage Note(s) evidencing such Trust Subordinate Companion Loan:

(i)                         (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)                        the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)                     the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)                   an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)                      an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)                    the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Whole Loan, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)                 originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)              the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding

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escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)                   an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)                      an original or copy of the related loan agreement, if any;

(xi)                   an original of any guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(xii)                an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)             an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)             an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)                 if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)             in the case of each Whole Loan, an original or a copy of the related Co-Lender Agreement;

(xvii)          any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)        an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)             the original or copy of any related environmental insurance policy;

(xx)               a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)             copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

Notwithstanding anything to the contrary contained in this prospectus, with respect to each Joint Seller Mortgage Loan, the obligation of each applicable Sponsor to deliver a copy of the related documents identified in clauses (ii) through (xxi) above may be satisfied by delivery of such documents by either of the applicable Sponsors.

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each

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Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan or Trust Subordinate Companion Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Trust Interest Owner in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan or Trust Subordinate Companion Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan or Trust Subordinate Companion Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan or Trust Subordinate Companion Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or Trust Subordinate Companion Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan or Trust Subordinate Companion Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)     a copy of each of the following documents:

(i)                         (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, the executed promissory note for each related Serviced Companion Loan;

(ii)                       the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

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(iii)                   any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)                    final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)                       the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)                    the related ground lease, if any, and any ground lessor estoppel;

(vii)                 the related loan agreement, if any;

(viii)               the guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(ix)                   the related lockbox agreement or cash management agreement, if any;

(x)                      the environmental indemnity from the related borrower, if any;

(xi)                   the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)                 in the case of a Mortgage Loan that is a part of a Whole Loan, the related Co-Lender Agreement;

(xiii)             any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)             any mezzanine loan intercreditor agreement;

(xv)                any related environmental insurance policy;

(xvi)             any related letter of credit and any related assignment thereof; and

(xvii)          any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof;

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)     a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

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(f)      a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)     a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)     for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)     a copy of all zoning reports;

(l)        a copy of financial statements of the related mortgagor;

(m)    a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)     a copy of all UCC searches;

(o)     a copy of all litigation searches;

(p)     a copy of all bankruptcy searches;

(q)     a copy of the origination settlement statement;

(r)       a copy of any insurance summary report;

(s)      a copy of the organizational documents of the related mortgagor and any guarantor;

(t)      a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)     the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)      unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)    unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

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Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make certain representations and warranties with respect to each Mortgage Loan and any Trust Subordinate Companion Loan sold by it that we include in the Issuing Entity. Those representations and warranties with respect to the Mortgage Loans are generally to the effect set forth on Annex E-1A to this prospectus (in the case of each of CREFI, GACC, Barclays and BMO) and Annex E-2A (in the case of GSMC), subject to the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;
●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and
●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans or Trust Subordinate Companion Loans (if any), although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B, and Annex E-2B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Trust Interest Owner in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan or Trust Subordinate Companion Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. If a Material Defect exists with respect to any Mortgage Loan or Trust Subordinate Companion Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, solely in the case of an affected Mortgage Loan, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or
●	to repurchase the affected Mortgage Loan (or, in the case of a Joint Seller Mortgage Loan, the applicable portion thereof as if such applicable portion was a separate Mortgage Loan) or Trust Subordinate Companion Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—
(i)	the outstanding principal balance of that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus
(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage
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Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan or Trust Subordinate Companion Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans or Trust Subordinate Companion Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Back-Up Advancing Agent with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan or Trust Subordinate Companion Loan; plus
(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan or Trust Subordinate Companion Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus
(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in connection with the repurchase in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus
(viii)	solely in the case of a Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller;

provided, however, that no Sponsor may repurchase its Trust Subordinate Companion Loan without repurchasing the related Mortgage Loan that it contributed (so long as there is a Material Defect with respect to such related Mortgage Loan).

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing or (if permitted) replacing the affected Mortgage Loan or Trust Subordinate Companion Loan or curing a Material Defect, to the extent that the applicable Sponsor and the Enforcing Servicer (subject to the consent of the applicable Directing Holder) are able to agree upon a cash payment payable by such Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), such Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan or Trust Subordinate Companion Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the applicable Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage.

In the case of a Material Defect with respect to any Joint Seller Mortgage Loan, each of the applicable Sponsors will be responsible for any remedies solely in respect of the related promissory note(s) sold by it, in each such case, as if the note(s) contributed by each such Sponsor and evidencing a portion of the subject Mortgage Loan constituted a separate Mortgage Loan.

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In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Non-Vertically Retained Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator, the Trustee and, so long as a Consultation Termination Event has not occurred and is not continuing, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan or Trust Subordinate Companion Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently

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attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs or any portion of the Issuing Entity to fail to qualify as a Grantor Trust, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan (or, in the case of a Joint Seller Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

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As stated above, with respect to a Material Defect related to a Joint Seller Mortgage Loan, each Sponsor will only be a Mortgage Loan Seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one of the applicable Mortgage Loan Sellers will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those Mortgage Loan Sellers repurchases its interest in such Mortgage Loan and the other Mortgage Loan Seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the Pooling and Servicing Agreement, and the repurchasing Mortgage Loan Seller’s interest in such Mortgage Loan will be deemed to constitute a “Outside Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the related Outside Servicing Agreement and the related intercreditor agreement, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Co-Lender Agreement between the issuing entity, the repurchasing Mortgage Loan Seller and the other related Companion Loan Holders and (iv) the repurchasing Mortgage Loan Seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Loan Holder.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or Trust Subordinate Companion Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor, defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor will have sufficient assets to repurchase or substitute a Mortgage Loan or Trust Subordinate Companion Loan if required to do so. See “Risk Factors—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Other Risks Relating to the Certificates—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review" relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of November 1, 2026 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans (including any Trust Subordinate Companion Loans) and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

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In connection with the servicing of the Whole Loans, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu-AB Whole Loan” means a Serviced Whole Loan that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.
●	“Serviced Pari Passu Whole Loan” means a Pari Passu Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced AB Whole Loan” means an AB Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Whole Loan” means a Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Whole Loan or a Serviced Pari Passu-AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Whole Loan or a Serviced Pari Passu-AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.
●	“Companion Loan Holder” means the holder of a Companion Loan.
●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.
●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.
●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.
●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).
●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.
●	“Serviced Outside Controlled Whole Loan” means a Serviced Whole Loan if and for so long as the “controlling note” with respect to such Serviced Whole Loan is not an asset of the Issuing Entity (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Whole Loan may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Whole Loan, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Whole Loans” will thereafter cease to apply to the subject Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Whole Loan will be a Serviced Outside Controlled Whole Loan.
●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan
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Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.

●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.
●	“Outside Controlling Note Holder” means, with respect to any Whole Loan that is, and only for so long as such Whole Loan is, a Serviced Outside Controlled Whole Loan, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).
●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.
●	“Outside Serviced AB Whole Loan” means any AB Whole Loan that is an Outside Serviced Whole Loan.
●	“Outside Serviced Whole Loan” means a Whole Loan that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan will be an Outside Serviced Whole Loan.
●	“Outside Serviced Pari Passu Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan will be an Outside Serviced Pari Passu Whole Loan.
●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Whole Loan or an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.
●	“Outside Serviced Pari Passu-AB Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.
●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Whole Loan will be an Outside Serviced Subordinate Companion Loan.
●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Whole Loan.
●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Whole Loan is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Whole Loan, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Whole Loan (other than a Servicing Shift Whole Loan following the related Controlling Pari Passu Companion
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Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.
●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Whole Loan.
●	“Servicing Shift Whole Loan” means a Whole Loan that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Whole Loan will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.
●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Whole Loan.
●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Whole Loan or the Whirlpool Portfolio Whole Loan, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.
●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Whole Loan or (ii) an Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Whole Loans and referred to in the immediately preceding bullets.

The chart below identifies, with respect to each Whole Loan, (i) whether such Whole Loan is a Pari Passu Whole Loan, an AB Whole Loan or a Pari Passu-AB Whole Loan, and (ii) whether such Whole Loan is a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan.

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Type and Servicing Status of Whole Loans(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Type of Whole Loan	Servicing Status of Whole Loan
West County Center	GSMC/Barclays	$68,000,000	9.95%	$67,000,000	N/A	$135,000,000	Pari Passu	Serviced
Legacy Central	GSMC	$68,000,000	9.95%	$72,000,000	N/A	$140,000,000	Pari Passu	Serviced
Google Campus Phase II	CREFI	$50,000,000	7.3%	$24,500,000	N/A	$74,500,000	Pari Passu	Serviced
Compass Storage National Portfolio 2.0	CREFI	$24,400,000	3.6%	$95,000,000	N/A	$119,400,000	Pari Passu	Outside Serviced
636 West 158th Street	BMO	$24,000,000	3.5%	$70,000,000	N/A	$94,000,000	Pari Passu	Servicing Shift
Hall of the States	GSMC	$20,000,000	2.9%	$120,000,000	N/A	$140,000,000	Pari Passu	Outside Serviced
Franklin Avenue Plaza	GSMC	$20,000,000	2.9%	$23,000,000	N/A	$43,000,000	Pari Passu	Servicing Shift
The Assembly	Barclays	$18,165,500	2.7%	$154,035,750	N/A	$172,201,250	Pari Passu	Outside Serviced
400 Arcola Road	GSMC	$10,000,000	1.5%	$140,000,000	N/A	$150,000,000	Pari Passu	Outside Serviced
Whirlpool Portfolio	BMO	$10,000,000	1.5%	$67,300,000	N/A	$77,300,000	Pari Passu	Outside Serviced

(1)	See “Description of the Mortgage Pool—The Whole Loans—General” for further information with respect to each Whole Loan, the related Companion Loans and the identity of the holders thereof.

There are no Serviced AB Whole Loans, Serviced Pari Passu-AB Whole Loans, Outside Serviced AB Whole Loans, Outside Serviced Pari Passu-AB Whole Loans, Servicing Shift Whole Loans or Trust Subordinate Companion Whole Loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of Whole Loan(s) or any related terms should be disregarded.

See “Description of the Mortgage Pool—The Whole Loans” for further information with respect to each Whole Loan, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Whole Loans

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Whole Loan or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master

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Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans and any Trust Subordinate Companion Loans, together with all payments due on or with respect to the Mortgage Loans and any Trust Subordinate Companion Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the Trust Interest Owners.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of the Trust Interest Owners the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller's Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions".

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Whole Loan in trust for the benefit of all Certificateholders, any other affected Trust Interest Owners and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans (provided that a Sponsor may not effect a substitution of a Trust Subordinate Companion Loan), or to repurchase the affected Mortgage Loan or Trust Subordinate Companion Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the affected Mortgage Loan or Trust Subordinate Companion Loan. This cure, substitution or repurchase obligation or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

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Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.                                               with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.                                               with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.                                               the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.                                               in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Whole Loan) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Whole Loan) to the Certificateholders and any other Trust Interest Owners (as if they were one lender) (or, if a Serviced Whole Loan is involved, with a view to the maximization of recovery on such Serviced Whole Loan to the Certificateholders, any other Trust Interest Owners and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.                                               any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.                                               the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.                                               the obligation, if any, of the Master Servicer to make Advances;

4.                                               the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.                                               the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

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The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or
●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)     the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or
●	solely in the case of a delinquent balloon payment, (A) one business day after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other and any applicable Directing Holder and Consulting Party), on or before the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application or other similar binding document for refinancing from an acceptable lender or signed purchase agreement related to the sale of the related Mortgaged Property reasonably acceptable to the Master Servicer or the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due (or such shorter period beyond the date on which that balloon payment was due within which the refinancing or purchase is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement) and (2) the termination of the refinancing commitment, letter of intent or otherwise binding application or similar binding document or the purchase agreement; or

(b)     there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of the Trust Interest Owners in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Trust Interest Owners and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided that such 60 day grace period does not apply to a default that gives rise to immediate acceleration of the related Serviced Loan without the application of a grace period under the terms of the Mortgage Loan documents; and provided further, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Trust Interest Owners in the subject Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Trust Interest Owners and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan); or

(c)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

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(d)     the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)     the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)      the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)     the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of the Trust Interest Owners in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Trust Interest Owners or the related Serviced Companion Loan Holder(s) in the Serviced Whole Loan), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days (provided that such 60 day grace period does not apply to a default that gives rise to immediate acceleration without the application of a grace period under the terms of the Serviced Loan).

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the applicable Directing Holder and after non-binding consultation with any applicable Consulting Parties), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the applicable Directing Holder will be required to respond to the Special Servicer’s request for such consent ((or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the applicable Consulting Parties, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);
●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;
●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and
●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;
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provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the subject Serviced Mortgage Loan or any related Serviced Companion Loan to be characterized as a “Specially Serviced Loan”.

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Whole Loan, it will be considered to exist for the entire Serviced Whole Loan.

The Special Servicer will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Whole Loan). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Whole Loan under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the processing of, and the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer (or if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination, will be made by the Master Servicer subject to the Special Servicer’s consent). The Special Servicer will also be required to obtain the consent of any applicable Directing Holder and will be required to consult with any applicable Consulting Parties in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus.

For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision:

(a)     approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(b)     approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities actually known by

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the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan);

(c)     in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(d)     in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral;

(e)     any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(f)      any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related loan documents and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property;

(g)     any determination whether to cure a default under any ground lease or to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion or any determination whether to cure a default by borrower under a ground lease;

(h)     approving any transfers of an interest in the borrower under a Serviced Mortgage Loan or an assumption agreement, unless such transfer or assumption (i) is allowed under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer or assumption set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower;

(i)      approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable square footage at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(j)      approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements; and

(k)     any consent to the incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower and any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto, except that, if any such

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modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness.

With respect to non-Specially Serviced Loans, if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision, the Master Servicer, prior to taking any action with respect to any such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from any applicable Directing Holder and Consulting Party (to the extent such Consulting Party has consultation rights as described under “—Directing Holder” or “—Operating Advisor” below or under “Credit Risk Retention—Combined VRR Interest—Risk Retention Consultation Parties” above, as applicable) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer and the Special Servicer may each delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer or the Special Servicer, as applicable, will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer or the Special Servicer, as applicable, will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer or the Special Servicer, as applicable, will remain primarily liable to the Trustee, the Certificate Administrator, the Trust Interest Owners and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. Notwithstanding the foregoing, the Special Servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the Pooling and Servicing Agreement without, with respect to any Mortgage Loan other than an Excluded Mortgage Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Controlling Class Representative, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the Master Servicer or the Special Servicer, as the case may be, and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, as the case may be, or by any successor Master Servicer or Special Servicer, as the case may be, without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer or the Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer or Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement

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or to the master servicer or other applicable party under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer or the Special Servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, or to otherwise take (or determine not to take) action with respect to Major Decisions or Special Servicer Decisions, without the consent of the Master Servicer (in the case of sub-servicers engaged by the Master Servicer) or the Special Servicer (in the case of sub-servicers engaged by the Special Servicer). The Master Servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement with one of its sub-servicers.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount advanced pursuant to, or required to be advanced pursuant to, the Pooling and Servicing Agreement, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan and any Trust Subordinate Companion Loan (including the Outside Serviced Mortgage Loans, and notwithstanding that the related Mortgaged Property has become an REO Property) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan or any Trust Subordinate Companion Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans (other than any Trust Subordinate Companion Loans). The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan (or Trust Subordinate Companion Loan) as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination; provided that the Master Servicer will be required to forward to the Special Servicer any written notice of default under a ground lease, and the Special Servicer will be required to determine in accordance with the Servicing Standard (subject to the consent or consultation rights of the related Directing Holder or Consulting Party, as applicable) whether such default should be cured. The Master Servicer has no obligation to make any Property Advances with regard to any Outside

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Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan held outside the Issuing Entity if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Certificate Administrator, in its capacity as back-up advancing agent (in such capacity, the “Back-Up Advancing Agent”), to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Back-Up Advancing Agent or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Back-Up Advancing Agent will be required:

●	if a responsible officer of the Back-Up Advancing Agent has actual knowledge of the failure, to give the Master Servicer notice of its failure; and
●	if the failure continues for three more business days, to make the Property Advance, unless the Back-Up Advancing Agent determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Back-Up Advancing Agent, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”) (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Back-Up Advancing Agent, as applicable, to make Advances with respect to any Mortgage Loan or Trust Subordinate Companion Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and until the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or the related Mortgaged Property or Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

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Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Whole Loan and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Back-Up Advancing Agent in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Back-Up Advancing Agent) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Trust Subordinate Companion Loan or the Issuing Entity’s interest in a related REO Property (or, in the case of a Servicing Advance on a Serviced Whole Loan, from such collections with respect to such Serviced Whole Loan and the related REO Property), as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just on or in respect of the related Mortgage Loan or the Issuing Entity’s interest in a related REO Property) prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just on or in respect of the related Mortgage Loan or the Issuing Entity’s interest in a related REO Property).

In connection with a determination by the Master Servicer, the Special Servicer or the Back-Up Advancing Agent as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Back-Up Advancing Agent will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Back-Up Advancing Agent in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Back-Up Advancing Agent, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Trust Subordinate Companion Loan, Serviced Whole Loan or REO Property, as the case may be, as to which such Advance was made;
●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Back-Up Advancing Agent, any applicable Directing Holder and the Controlling Class Representative if it is an applicable Consulting Party, notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Back-Up Advancing Agent; provided that the Special Servicer does not have an obligation to make any determination as to whether an Advance is or is not a Nonrecoverable Advance;
●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Back-Up Advancing Agent is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;
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●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Back-Up Advancing Agent; and
●	notwithstanding the foregoing, the Back-Up Advancing Agent may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other such servicer in accordance with the preceding bullet which is binding on the Back-Up Advancing Agent), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Back-Up Advancing Agent, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Back-Up Advancing Agent, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties and any applicable Directing Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, forming the basis of such determination. For the avoidance of doubt, any non-recoverability determination with respect to a Trust Subordinate Companion Loan will take into account, among other things, the subordinate nature of such Trust Subordinate Companion Loan to the related Mortgage Loan and the related Pari Passu Companion Loans.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Back-Up Advancing Agent’s obligation to make P&I Advances, the Master Servicer and the Back-Up Advancing Agent may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Whole Loan, with interest at a prime lending rate.

For the avoidance of doubt, if a Mortgage Loan is subject to a forbearance agreement, standstill agreement or similar agreement that provides for a temporary deferral or similar temporary accommodation with respect to all or a portion of the monthly payment amount, the Master Servicer will be required to make P&I Advances for such Mortgage Loan based on the terms of the related Mortgage Loan documents in effect immediately prior to the date of such forbearance or similar agreement, subject to any non-recoverability determination with respect to such Mortgage Loan.

The Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Back-Up Advancing Agent, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from a payment of Penalty Charges and Modification Fees on the related Mortgage Loan, the related Trust Subordinate Companion Loan or, to the extent permitted by the related Co-Lender Agreement, the related Serviced Whole Loan, as applicable, by the borrower, (ii) from other payments, insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on or allocable to the related Mortgage Loan, the related Trust Subordinate Companion Loan or, in the case of Property Advances and interest thereon, the related Serviced Whole Loan, as applicable, or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account out of general collections relating to the Mortgage Loans (excluding any Trust Subordinate Companion Loan(s)) (first from principal collections and then from any other collections); provided that Nonrecoverable Advances that are P&I Advances made in respect of a Trust Subordinate Companion Loan (and any interest due on such Advances) may not be reimbursed directly from general collections on the Mortgage Loans in the Mortgage Pool, but can be reimbursed only from collections relating to the applicable Trust Subordinate Companion Whole Loan; and provided, further, that P&I Advances made on any Mortgage Loan or Trust Subordinate Companion Loan and interest thereon will not be reimbursable out of collections on or allocable to any related Pari Passu Companion Loan held outside the Issuing Entity.

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Neither the Master Servicer nor the Back-Up Advancing Agent will be entitled to recover: (1) from any collections on a Trust Subordinate Companion Loan, any Nonrecoverable Advance made, or interest on any Nonrecoverable Advance made, in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Nonrecoverable Advance that is a P&I Advance made in respect of a Trust Subordinate Companion Loan or any interest due on such Advance from any collections or amounts allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). With respect to each Trust Subordinate Companion Loan, the Master Servicer or the Back-Up Advancing Agent will only be entitled to reimbursement for a P&I Advance (and any interest thereon) from the amounts that would have been allocable to such Trust Subordinate Companion Loan or, if such P&I Advance is a Nonrecoverable Advance, allocable to the related Mortgage Loan.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders and any other affected Trust Interest Owners (and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, such other affected Trust Interest Owners and/or the related Serviced Companion Loan Holder(s) constituted a single lender) (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal of the Mortgage Loans and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the applicable Directing Holder; and provided, further, that, if it is an applicable Consulting Party, the Controlling Class Representative must be consulted with. In addition, the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan or Trust Subordinate Companion Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Back-Up Advancing Agent will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account if the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Neither the Master Servicer nor the Back-Up Advancing Agent will be entitled to recover: (1) from collections on a Trust Subordinate Companion Loan any Workout-Delayed Reimbursement Amounts in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Workout-Delayed Reimbursement Amounts in respect of a Trust Subordinate Companion Loan from any collections on or allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). However, if the Workout-Delayed Reimbursement Amount relates to a Property Advance for a Trust Subordinate Companion Whole Loan, the Master Servicer will be entitled to recover such Workout-Delayed

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Reimbursement Amount from general collections on deposit in the Collection Account for the Mortgage Pool and the applicable Trust Subordinate Companion Loan.

Any requirement of the Master Servicer or the Back-Up Advancing Agent to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Trust Interest Owners and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or any Trust Subordinate Companion Loan.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Back-Up Advancing Agent will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some classes or groups of Trust Interest Owners to the detriment of other classes or groups of Trust Interest Owners will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Back-Up Advancing Agent’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Back-Up Advancing Agent or a right of the Trust Interest Owners.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans and any Trust Subordinate Companion Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Whole Loan Custodial Account”) with respect to each Serviced Whole Loan (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Whole Loan in the related Whole Loan Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Companion Loan (other than, if applicable, a Trust Subordinate Companion Loan) or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Whole Loan Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Special Servicer will also be required to establish and maintain one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Certificate Administrator will be required to establish and maintain the following accounts (collectively, the “Distribution Account”), which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, (ii) the “Upper-Tier REMIC Distribution Account” and, (iii) if applicable, a “Trust Subordinate Companion Loan REMIC Distribution Account”.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan), to the extent on deposit in the Collection Account, the applicable portions of Aggregate Available Funds (or Trust Subordinate Companion Loan Available Funds) for such Distribution Date and the applicable portions of any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan) on the related

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Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Back-Up Advancing Agent will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan), as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to (1) withdraw amounts distributable on such date on the Regular Certificates and the Uncertificated VRR Interest and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account, and (2) with respect to any Trust Subordinate Companion Loan, withdraw amounts distributable on such date on the related Loan-Specific Certificates (and any related uncertificated loan-specific interest owners) and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the related Trust Subordinate Companion Loan REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan). See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2027) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit in the Interest Reserve Account, in respect of each Mortgage Loan and any Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2027), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such aggregate amount into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans or, if applicable, the related Trust Subordinate Companion Loan REMIC Distribution Account in respect of a Trust Subordinate Companion Loan.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. The Excess Interest Distribution Account will be an asset of the Grantor Trust. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest on the Class S Certificates and the Combined VRR Interest will be made from the Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized, and allocable to the Issuing Entity, on sales of REO Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Non-Vertically Retained Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated applicable Realized Losses reimbursable to, the holders of the Non-Vertically Retained Regular Certificates on such Distribution Date.  If the Certificate Administrator determines that such Non-Vertically Retained Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the Combined VRR Interest and the Non-Vertically Retained Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency in such Non-Vertically Retained Available Funds and (B) the Vertical Risk Retention Allocation Percentage of the amount described in the immediately preceding sub-clause (A).  In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed

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amounts reasonably anticipated to be required to offset possible future Realized Losses and other shortfalls in payments on the Regular Certificates and the Uncertificated VRR Interest, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Non-Vertically Retained Regular Certificates and the Combined VRR Interest on the final Distribution Date.

“Excess Liquidation Proceeds” means, with respect to any Mortgage Loan (and any related Trust Subordinate Companion Loan), the excess of (i) Liquidation Proceeds of that Mortgage Loan (and any related Trust Subordinate Companion Loan) or any related REO Property (net of any related liquidation expenses and any amounts payable to a related Serviced Companion Loan Holder (in connection with a related Serviced Companion Loan held outside the Issuing Entity) pursuant to the related Co-Lender Agreement), over (ii) the amount that would have been received if a principal payment in full had been made, and all other outstanding amounts had been paid, with respect to such Mortgage Loan (and any related Trust Subordinate Companion Loan) on the Due Date immediately following the date on which such proceeds were received. With respect to any Outside Serviced Mortgage Loan, “Excess Liquidation Proceeds” mean such Outside Serviced Mortgage Loan’s pro rata share of any “excess liquidation proceeds” determined in accordance with the applicable Outside Servicing Agreement and the related Co-Lender Agreement that are received by the Issuing Entity.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties.

The Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (in the case of the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account) or the Master Servicer (in the case of the Collection Account and each Whole Loan Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund) on behalf of the Trustee for the benefit of the Trust Interest Owners. Each of the Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Whole Loan Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Whole Loan Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Whole Loan Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals):

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(i)	to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan) an amount equal to the sum of (I) the applicable portions of Aggregate Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) the applicable portions of any prepayment premiums or yield maintenance charges collected with respect to the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the Excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any, (D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;
(ii)	to pay or reimburse the Master Servicer, the Special Servicer and the Back-Up Advancing Agent , as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Back-Up Advancing Agent’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);
(iii)	to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee (or to pay the initial Master Servicer, if the initial Master Servicer is no longer the Master Servicer, any excess servicing strip to which it is entitled in accordance with the Pooling and Servicing Agreement) earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans and any Trust Subordinate Companion Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans and any Trust Subordinate Companion Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);
(iv)	to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee;
(v)	to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity);
(vi)	to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or Trust Subordinate Companion Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or Trust Subordinate Companion Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;
(vii)	to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses
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incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement;

(viii)	to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on any Trust REMIC;
(ix)	to pay the CREFC® Intellectual Property Royalty License Fee;
(x)	to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below;
(xi)	to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account; and
(xii)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.

However, certain of the foregoing withdrawals of items specifically related to a Serviced Whole Loan or related REO Property will first be made out of the related Whole Loan Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Whole Loan Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Whole Loan (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan (or the related Trust Subordinate Companion Loan in the case of interest on a P&I Advance) or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan may not be paid out of payments or other collections on any related Serviced Pari Passu Companion Loan held outside the Issuing Entity.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan, any Trust Subordinate Companion Loan or any related REO Property, then upon direction from the Master Servicer (subject to any notice or information required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account(or, in the case of clause (v) below, directly to the applicable Sponsors) to be applied for the following purposes:

(i)                to reimburse the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property (together with interest on such Advance);

(ii)             (A) to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property that

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constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and (B) to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer in connection with the receipt of such Loss of Value Payments;

(iii)          to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan (or any related successor REO Mortgage Loan with respect thereto) or any Trust Subordinate Companion Loan (or any related successor REO Companion Loan with respect thereto);

(iv)          following the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, to cover the items contemplated by the immediately preceding clauses (i), (ii)(A) and (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)            on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan and any Trust Subordinate Companion Loan (including any Mortgage Loan or Trust Subordinate Companion Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Loan will be paid monthly from amounts received on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. With respect to each such Mortgage Loan and/or Trust Subordinate Companion Loan (including each Mortgage Loan and Trust Subordinate Companion Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is, with respect to each Mortgage Loan, equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan but excluding any Trust Subordinate Companion Loan, which are discussed above) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans (based on circumstances set forth in the Pooling and Servicing Agreement) and which will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, earnout fees (or similar

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fees), Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include any Modification Fees or waiver fees earned in connection with a defeasance to which either the Master Servicer or the Special Servicer is entitled under the Pooling and Servicing Agreement), (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer, and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Whole Loan Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request (i) with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision, (ii) with respect to any non-Specially Serviced Loan that the Master Servicer reviews in order to determine whether or not such borrower request relates to a Major Decision or a Special Servicer Decision (but with respect to this clause (ii), solely for any out-of-pocket third party expenses incurred in good faith) or (iii) in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (x) not inconsistent with the related Mortgage Loan documents, (y) in accordance with the Servicing Standard and (z) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any review fee due to the Master Servicer without the Master Servicer’s consent. Notwithstanding the foregoing, the Master Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and any Trust Subordinate Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

For the avoidance of doubt, the Master Servicer shall not charge a fee in lieu of any fee that is otherwise to be split between the Master Servicer and Special Servicer.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval (or review thereof) required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees, and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) and reimbursed from such Modification

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Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Whole Loan, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all loan service transaction fees, Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, loan service transaction fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees or similar fees (other than Modification Fees, Consent Fees, earnout fees (or similar fees), Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

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An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly: (i) in the case of a Serviced Whole Loan, from collections on such Serviced Whole Loan; and (ii) in the case of a Mortgage Loan (including a Mortgage Loan that is part of a Serviced Whole Loan, if the fee remains unpaid as described in the immediately preceding clause (i)), from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan (or related Serviced Whole Loan, if applicable) or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month (or less than $5,000 in any given month with respect to any Mortgage Loan with respect to which a Risk Retention Consultation Party is entitled to consult with the Special Servicer), then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 (or $5,000, as applicable) for such month with respect to such Specially Serviced Loan (or the related Serviced Whole Loan, if applicable) or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 3 months following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the Special Servicer will not be entitled to collect a Workout Fee (provided that the Special Servicer may collect from the related borrower and retain any workout fee and such other fees as are provided for in the related loan documents). The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) again becomes a Corrected Loan.

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The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Whole Loans, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; and provided, further, that, except as contemplated by the immediately preceding proviso and the second following paragraph, with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable), no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% or (b) with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) such lesser rate as would result in a Liquidation Fee of $1,000,000.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan or Trust Subordinate Companion Loan by the applicable Sponsor for a Material Defect within 90 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a

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Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans, any Trust Subordinate Companion Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity (or of any Trust Subordinate Companion Loan in connection with an optional termination of the related Trust Subordination Companion Loan REMIC). Furthermore, no Liquidation Fee will be payable if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payments are received within 3 months following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), provided that the Special Servicer may collect from the related borrower and retain any liquidation fee and such other fees as are provided for in the related loan documents. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan or Trust Subordinate Companion Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans (based on circumstances set forth in the Pooling and Servicing Agreement), and which will be 100% for Specially Serviced Mortgage Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, earnout fees (or similar fees), Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the Loss of Value Reserve Fund, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer, and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any borrower request with respect to a non-Specially Serviced Loan that is being processed or consented to by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any review fee due to the Special Servicer without the Special Servicer’s consent. Notwithstanding the foregoing, the Special Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may

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under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

For the avoidance of doubt, the Special Servicer shall not charge a fee in lieu of any fee that is otherwise to be split between the Master Servicer and Special Servicer.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Whole Loans, if applicable))) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will

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be payable monthly from amounts received or advanced in respect of the Mortgage Loans and any Trust Subordinate Companion Loans and, as to each Mortgage Loan and Trust Subordinate Companion Loan, will accrue at 0.01156% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received or advanced in respect of the Mortgage Loans and any Trust Subordinate Companion Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan and Trust Subordinate Companion Loan on the Stated Principal Balance of the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and will be calculated on the same interest accrual basis as the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and prorated for any partial periods.

The “Operating Advisor Fee Rate” will be a rate equal to 0.00245% per annum with respect to each Mortgage Loan.

The Operating Advisor will be paid a fee of $5,000 (the “Operating Advisor Upfront Fee”) on the Closing Date to be paid by the Sponsors.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Trust Interests as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan or Whole Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and Trust Subordinate Companion Loan (including any REO Mortgage Loan and including any REO Companion Loan related to a Trust Subordinate Companion Loan, but excluding any REO Companion Loan related to any other Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related

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Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and any Trust Subordinate Companion Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate”, with respect to any Mortgage Loan, is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan and Trust Subordinate Companion Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00037% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan or Trust Subordinate Companion Loan and prorated for any partial periods.

In connection with each Asset Review with respect to one or more Delinquent Loans, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to the sum of: (i) $22,500 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $2,250 per additional Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $3,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,750 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller (or, in the case of a Joint Seller Mortgage Loan, by the related Mortgage Loan Sellers on a pro rata basis); provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee (or portion thereof payable by such Mortgage Loan Seller) will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee (or the applicable portion thereof, as the case may be) by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

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Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections on the related Mortgage Loan, or if unpaid after final recovery of the related Mortgage Loan, out of general collections on the other Mortgage Loans
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, whole loan custodial account(s) and certain reserve accounts	monthly
– 50% of any Consent Fees with respect to a Serviced Loan that is not a Specially Serviced Loan if consent of the Special Servicer is required and is consented to by the Special Servicer (regardless of whether the Master Servicer or the Special Servicer processes the related servicing matter)

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Type/Recipient	Amount(1)	Frequency	Source of Funds
Special Servicing Fee(3)(5) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan (or any related Serviced Whole Loan, if applicable) that would be less than $3,500 in any given month (or less than $5,000 in any given month with respect to any Mortgage Loan with respect to which a Risk Retention Consultation Party is entitled to consult with the Special Servicer), then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 (or $5,000, as applicable) for such month with respect to such Mortgage Loan (or any related Serviced Whole Loan, if applicable)) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Workout Fee(3)(5) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0%and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date; and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest

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Type/Recipient	Amount(1)	Frequency	Source of Funds
Liquidation Fee(3)(5) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan (or any related Serviced Whole Loan, if applicable) will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account or the Loss of Value Reserve Fund	from time to time
– 50% of any Consent Fees with respect to a Serviced Loan that is not a Specially Serviced Loan if consent of the Special Servicer is required and is consented to by the Special Servicer (regardless of whether the Master Servicer or the Special Servicer processes the related servicing matter)
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.01156% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00245% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Upfront Fee	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00037% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	With respect to each Asset Review, the sum of: (i) $22,500 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $2,250 per additional Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $3,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,750 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3)(6) / Master Servicer, Special Servicer and Back-Up Advancing Agent	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan (or any related Whole Loan, if applicable), or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Back-Up Advancing Agent	at Prime Rate, compounded annually (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum)	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or any related Whole Loan, if applicable), then from general collections on the Mortgage Pool
P&I Advances / Master Servicer and Back-Up Advancing Agent (7)	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool, subject to certain limitations
Interest on P&I Advances / Master Servicer and Back-Up Advancing Agent(7)	at Prime Rate, compounded annually (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum)	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or, in the case of a Mortgage Loan that is part of a Serviced Whole Loan, collections on any related Subordinate Companion Loan), then from general collections on the Mortgage Pool
Indemnification Expenses(3)(6)(8) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections on the Mortgage Pool

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans (including any Trust Subordinate Companion Loan). In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan. Withdrawals permitted to be made above from general collections on deposit in the Collection Account will generally not be permitted to be made from collections on a Trust Subordinate Companion Loan if the expense relates specifically to a Mortgage Loan other than the Mortgage Loan that is part of the related Trust Subordinate Companion Whole Loan.
(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate)
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(each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.

(3)	With respect to any Servicing Shift Whole Loan, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Whole Loan is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Whole Loan will shift to the applicable Outside Servicing Agreement and such Whole Loan will become an Outside Serviced Whole Loan.
(4)	With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.
(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement. See the table entitled “Outside Serviced Mortgage Loan Fees” below. Also see “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject reimbursement and/or indemnification described in the foregoing table. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(7)	P&I Advances on any Trust Subordinate Companion Loan, together with interest thereon, are reimbursable first out of collections on such Trust Subordinate Companion Loan and, if not recoverable therefrom, then from collections on the Mortgage Loan in the same Serviced Whole Loan.
(8)	May be payable out of collections on a Serviced Whole Loan to the extent allocable thereto.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
Compass Storage National Portfolio 2.0	0.03000%	0.25% subject to a minimum special servicing fee of $5,000 per month%	1.00% subject to a minimum workout fee of $25,000 and a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan	1.00% subject to a minimum liquidation fee of $25,000 and a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan
636 West 158th Street	0.00125%	(3)	(3)	(3)
Hall of the States	0.00125%	0.25% subject to a minimum special servicing fee of $5,000 per month%	1.00% subject to a minimum workout fee of $25,000 and a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan	1.00% subject to a minimum liquidation fee of $25,000 and a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan
Franklin Avenue Plaza	0.00125%	(3)	(3)	(3)
The Assembly	0.00125%	0.25%	1.00%	1.00%
400 Arcola Road	0.00125%	0.25%	1.00%	1.00%
Whirlpool Portfolio	0.00125%	0.25% subject to a minimum special servicing fee of $3,500 per month(3)	1.00% subject to a minimum workout fee of $25,000 and a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan(3)	1.00% subject to a minimum liquidation fee of $25,000 and a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan(3)

(1)	Includes Servicing Shift Mortgage Loans.
(2)	Includes any applicable sub-servicing fee rate.
(3)	Upon the securitization of the related Controlling Pari Passu Companion Loan, the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in the Future Outside Servicing Agreement governing the future securitization transaction to which the related Controlling Pari Passu Companion Loan is contributed. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the Pooling and Servicing Agreement.
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Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Whole Loan (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Back-Up Advancing Agent, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Whole Loan;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Whole Loan previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Back-Up Advancing Agent , as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Whole Loan previously paid from the Collection Account or Whole Loan Custodial Account (and such amounts will be retained or deposited in the Collection Account or Whole Loan Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Whole Loan are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Whole Loans” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following

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its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)      the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)     the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)    the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)           the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)        the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or

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greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)     the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding anything to the contrary described in this prospectus, without any other approval or consent of the Special Servicer (in the case of the Master Servicer) or the Directing Holder (in either case), the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent (i) to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), that does not materially affect the use or value of the related Mortgaged Property or the related borrower’s ability to make any payments with respect to the related Serviced Loan, (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that such defeasance does not require any modification, waiver, consent or amendment of such documents as described in the definition of “Major Decision”) and (iii) related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;
●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);
●	solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer and the Special Servicer shall promptly deliver a copy thereof to the Controlling Class Representative), a signed purchase agreement or a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);
●	the date on which the related Mortgaged Property became an REO Property;
●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;
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●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or
●	the date on which the Serviced Loan (or Serviced Whole Loan) remains outstanding five (5) years following any extension of its Maturity Date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Whole Loan.

No Appraisal Reduction Event may occur with respect to any Serviced Loan at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2 and Class A-3 Certificates) and, solely in the case of any Trust Subordinate Companion Whole Loan, in addition to the aggregate Certificate Balance of all related classes of Loan-Specific Principal Balance Certificates, has been reduced to zero.

Promptly upon knowledge of the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards or conduct an internal valuation as described under this “—Appraisal Reduction Amounts” section. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date that is at least five (5) business days following the receipt of the appraisal or the conducting of an internal valuation, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal or internal valuation and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal or conducted an internal valuation within 60 days after the occurrence of an Appraisal Reduction Event, then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan (or, in the case of any Trust Subordinate Companion Whole Loan, for such Whole Loan) will be deemed to be an amount equal to 25% of the then current Stated Principal Balance of such related Serviced Mortgage Loan (or, in the case of any Trust Subordinate Companion Whole Loan, 25% of the then current Stated Principal Balance of such Whole Loan) until the appraisal is received or valuation conducted. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated by the Special Servicer, will generally be equal to (subject to the discussion in the prior paragraph) the excess of:

(a)  the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Whole Loan) as of the last day of the related Collection Period over

(b)  the excess of:

(i)           the sum of:

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(A)  90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by (1) the appraisal, or (2) an internal valuation performed by the Special Servicer (but only with respect to any Serviced Mortgage Loan (or Serviced Whole Loan) with an outstanding principal balance less than $2,000,000 (provided that the Special Servicer may, in its sole discretion in accordance with the Servicing Standard, obtain an appraisal with respect to such Serviced Mortgage Loan (or Serviced Whole Loan) as contemplated by the preceding clause (1))), minus, with respect to any appraisal, such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and

(B)  all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Whole Loan) as of the date of calculation over

(ii)         the sum as of the Due Date occurring in the month of the date of determination of:

(A)  to the extent not previously advanced by the Master Servicer or the Back-Up Advancing Agent, all unpaid interest on that Serviced Mortgage Loan (or Serviced Whole Loan) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Whole Loan, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate),

(B)  all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Whole Loan) and

(C)  all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Whole Loan) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or the Back-Up Advancing Agent , as applicable, and/or for which funds have not been escrowed).

The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Whole Loan will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Whole Loan, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Whole Loan, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Whole Loan.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts in respect of or allocated to any Mortgage Loan(s), the amount of any required P&I Advance thereon will be reduced, which (to the extent of the Non-Vertically Retained Percentage of the reduction in such P&I Advance) will generally have the effect of reducing the amount of interest available to the most subordinate Class of Non-Vertically Retained Regular Certificates then outstanding (i.e., first to the Class J Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B

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Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G and Class X-J Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance or, if applicable, conduct an internal valuation. Based upon the appraisal or internal valuation, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Whole Loan).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan or Trust Subordinate Companion Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained, or, if applicable, internal valuation performed, by the Special Servicer with respect to such Serviced Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any Serviced Mortgage Loan or Trust Subordinate Companion Loan that is an AB Modified Loan as of any date of determination, an amount calculated by the Special Servicer and generally equal to the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan or Trust Subordinate Companion Loan, as applicable,) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties, plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

With respect to each Outside Serviced Mortgage Loan, the “Collateral Deficiency Amount” shall be the portion of any “collateral deficiency amount” relating to such Outside Serviced Whole Loan, that is calculated pursuant to the applicable Outside Servicing Agreement by the related Outside Special Servicer or related Outside Servicer, as applicable, and that is allocable to such Outside Serviced Mortgage Loan pursuant to such Outside Servicing

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Agreement and the related Co-Lender Agreement. The parties to the Pooling and Servicing Agreement will be entitled to rely on such calculations as reported to them by the related Outside Servicer or other applicable party to such Outside Servicing Agreement. The Certificateholders, by the acceptance of their Certificates, and the other Trust Interest Owners will be deemed to have acknowledged that the applicable Outside Servicing Agreement and the related Co-Lender Agreement, taken together, provide that any such “collateral deficiency amount” will be calculated under the applicable Outside Servicing Agreement by the applicable party thereto.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination, will equal with respect to the Mortgage Loans the sum of (i) all Appraisal Reduction Amounts then in effect with respect to the Mortgage Loans, and (ii) with respect to any Mortgage Loan that is an AB Modified Loan, any Collateral Deficiency Amount then in effect.

For various purposes under the Pooling and Servicing Agreement, the Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof, and the Non-Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Non-Vertically Retained Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2 and Class A-3 Certificates). In addition, for purposes of determining the Controlling Class or the occurrence of a Control Termination Event, the Non-Vertically Retained Percentage of any Collateral Deficiency Amounts in respect of or allocated to the Mortgage Loans will be allocated to the respective Classes of Control Eligible Certificates in reverse sequential order to notionally reduce the respective Certificate Balances thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J Certificates, then to the Class G Certificates, then to the Class F Certificates, and then to the Class E Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class or the occurrence of a Control Termination Event affecting all the Serviced Loans, a Class of Control Eligible Certificates may be allocated the Non-Vertically Retained Percentage of both Appraisal Reduction Amounts and Collateral Deficiency Amounts in respect of or allocated to the Mortgage Loans, in accordance with the preceding discussion.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class (or any applicable Loan-Specific Controlling Class) or the occurrence of a Control Termination Event (or any applicable Loan-Specific Control Termination Event), the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Special Servicer will be required to promptly notify the Certificate Administrator, the Operating Advisor, the Master Servicer and the Controlling Class Representative (for so long as the Controlling Class Representative is the applicable Directing Holder or a Consulting Party) of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates and Loan-Specific Control Eligible Certificates, respectively, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan (or, in the case of a class of Loan-Specific Control Eligible Certificates that is an Appraised-Out Class, the related Serviced Whole Loan) as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency

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Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class or the applicable Loan-Specific Controlling Class, as applicable, and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class (even if one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination) may not exercise any direction, control, consent and/or similar rights of the Controlling Class (or any applicable Loan-Specific Controlling Class) until such time, if any, as such class is reinstated as the Controlling Class (or any applicable Loan-Specific Controlling Class) and no Control Termination Event (or any “control appraisal period” with respect to a Serviced Whole Loan or related loan-specific control termination event), exists, and the rights of the Controlling Class (or Loan-Specific Controlling Class) will be exercised by the most subordinate Class of Control Eligible Certificates (or Loan-Specific Control Eligible Certificates, as applicable) that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2027; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator's website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See "Description of the Certificates—Reports to Certificateholders; Certain Available Information".

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer, including with respect to any Trust Subordinate Companion Whole Loan that is part of an EHRI Trust Subordinate Companion Loan Securitization, at any time) and the Depositor on or before the date each year (commencing in 2027) specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s

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knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually (commencing in 2027), to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.
●	Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless (i) those activities relate to 5% or less of the Mortgage Loans by balance or (ii) the Master Servicer or the Special Servicer, as applicable, is permitted, pursuant to the Exchange Act reporting requirements (including any SEC guidance), to take responsibility for, and has assumed responsibility for, the assessment of compliance with the servicing criteria of such person or entity.

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Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, any other Trust Interest Owner(s), a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement, the Certificates or any other Trust Interests, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Issuing Entity or in the interests of the Trust Interest Owners any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the Trust Interest Owners under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special

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Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement, the Certificates or any other Trust Interests, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Trust Interests issued to it or of the proceeds of the sale of such Trust Interests, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, when acting as Back-Up Advancing Agent, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the

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Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Trust Interest Owners, unless those Trust Interest Owners have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “whole loan custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such

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amounts, such indemnified party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Whole Loan provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Whole Loan as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)     (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Whole Loan Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)     any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Whole Loan Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)     any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)     any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Trust Interest Owners or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

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(e)     certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)      Kroll Bond Rating Agency, LLC (“KBRA”) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (ii) placed one or more Classes of Certificates on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA within 60 days of such event);

(g)     the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be;

(h)       Moody’s Investors Service, Inc. (“Moody’s”) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (ii) placed one or more Classes of Certificates on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Moody’s within 60 days of such event);

(i)      any Companion Loan Rating Agency has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Serviced Companion Loan Securities, or (ii) placed one or more classes of Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Companion Loan Rating Agency within 60 days of such event); and

(j)      the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities (including any Loan-Specific Certificates) that evidence an interest in or are secured by the assets of an issuing entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the Pooled Voting Rights of all Certificates (or, if the Servicer Termination Event is with respect to the Special Servicer for any Trust Subordinate Companion Whole Loan, 25% of the Voting Rights of all Certificates and related Loan-Specific Certificates) or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Whole Loan and a

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Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination or that survive termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of (i) in the case of the Master Servicer, at least 25% of the aggregate Voting Rights of all Certificates and Loan-Specific Certificates, or (ii) in the case of the Special Servicer with respect to all the Serviced Loans other than a Trust Subordinate Companion Whole Loan, at least 25% of the aggregate Pooled Voting Rights of all Certificates or (iii) in the case of the Special Servicer with respect to a Trust Subordinate Companion Whole Loan, at least 25% of the aggregate Voting Rights of all Certificates and related Loan-Specific Certificates, so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the applicable Directing Holder will have the right to approve any successor Special Servicer with respect to any Serviced Loan or Serviced Whole Loan. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, the Trustee will be required to consult with any applicable Directing Holder and Consulting Party prior to the appointment of a successor Master Servicer or Special Servicer with respect to any Serviced Loan or Serviced Whole Loan at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities (including any related Loan-Specific Certificates), and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities (including any related Loan-Specific Certificates), then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates (solely in the case of clause (2)) or Loan-Specific Certificates, but upon the written direction of the related Serviced Companion Loan Holder or of holders of related Loan-Specific Certificates evidencing at least 25% of the Loan-Specific Voting Rights of all related Loan-Specific Certificateholders, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g), (h) or (i) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities (including any Loan-Specific Certificates), then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the

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related Serviced Companion Loan Holder or the holders of related Loan-Specific Certificates evidencing at least 25% of the Loan-Specific Voting Rights of all related Loan-Specific Certificateholders may terminate the Special Servicer with respect to the related Serviced Whole Loan.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f), (g), (h) or (i) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action. For the avoidance of doubt, the conditions described in this paragraph do not apply to the rights of Certificateholders to institute proceedings where indemnity is not otherwise required under the Pooling and Servicing Agreement as described in “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement, and such failure is not remedied within the time period specified in the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the holders of Certificates evidencing not less than 66-2/3% of the Pooled Voting Rights (or, if the Servicer Termination Event is with respect to the Special Servicer for any Trust Subordinate Companion Loan, the holders of Certificates and related Loan-Specific Certificates evidencing 66-2/3% of the Voting Rights of all Certificates and the related Loan-Specific Certificates) (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to any Serviced Whole Loan with a Companion Loan held outside the Issuing Entity (including, if applicable, a Trust Subordinate Companion Whole Loan), by each affected Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (j) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Whole Loan, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Whole Loan, which sub-servicer is the subject of a Rating Agency Confirmation.

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Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, as follows:

(a)     with or without cause, at the direction of the applicable Directing Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation from each Rating Agency);

(b)     except in the case of a Serviced Outside Controlled Whole Loan or a Trust Subordinate Companion Loan, and solely if a Control Termination Event has occurred and is continuing, pursuant to a vote of applicable Certificateholders, with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Pooled Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates entitled to vote on the matter evidencing more than 50% of the Pooled Voting Rights allocable to each Class of such Non-Reduced Certificates;

(c)     if a Consultation Termination Event has occurred and is continuing at any time, with respect to all of the applicable Serviced Loans (including any Trust Subordinate Companion Loan), if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owner (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”; and

(d)     solely with respect to any particular Trust Subordinate Companion Loan, as may further identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

“Certificateholder Quorum” means a quorum that:

(1)	for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the Pooled Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all of the Certificates, on an aggregate basis;
(2)	for purposes of each of a vote to terminate and replace the Special Servicer (including with respect to any Trust Subordinate Companion Whole Loan) based on a recommendation of the Operating Advisor, consists of the holders and/or beneficial owners of Certificates evidencing at least 20% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce Certificate Balances) of all Principal Balance Certificates on an aggregate basis; and
(3)	for purposes of a vote to terminate and replace the Special Servicer solely with respect to any particular Trust Subordinate Companion Loan, as further identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate of such current or former Operating Advisor or Asset Representations Reviewer.

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Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan (any such Mortgage Loan or Whole Loan, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. The applicable Directing Holder will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan.

If there is no applicable Directing Holder entitled to appoint an Excluded Mortgage Loan Special Servicer for an Excluded Special Servicer Mortgage Loan (or if there is an applicable Directing Holder so entitled but it has not appointed a replacement Special Servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions or inactions of the Excluded Mortgage Loan Special Servicer.

If (i) at any time the Special Servicer is the party that had acted as the Special Servicer with respect to an Excluded Special Servicer Mortgage Loan prior to it becoming an Excluded Special Servicer Loan or (ii) an Excluded Special Servicer was appointed on the Closing Date and, in either case, the Special Servicer is no longer a Borrower Party, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Whole Loan, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the Special Servicer again for such Mortgage Loan or Whole Loan, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Whole Loan, as the case may be, earned during such time on and after such Mortgage Loan or Whole Loan, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Whole Loan, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer (other than with respect to any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Pooled Voting Rights of all the Certificates requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection

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with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation from each Rating Agency addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Pooled Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Certificates that are Non-Reduced Certificates evidencing more than 50% of the Pooled Voting Rights allocable to each such Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans (other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Whole Loan and Trust Subordinate Companion Whole Loan) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation from each Rating Agency. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

After the occurrence and during the continuance of a Consultation Termination Event, with respect to the applicable Serviced Loan(s) (including, if applicable, any Trust Subordinate Companion Whole Loan), if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owner (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s). In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loan(s) if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loan(s) (including, if applicable, any Trust Subordinate Companion Whole Loan), and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity payable out of collections on the Mortgage Loans. If the entity acting as Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement with respect to the Serviced Loan(s) as to which it was terminated pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

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Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. No such resignation may become effective until the Trustee or a successor Master Servicer or successor Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, any applicable Directing Holder and any applicable Consulting Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that: (i) at any time following the date that the Credit Risk Retention Rules are no longer applicable to the securitization transaction constituted by the issuance of the Certificates and there are no Trust Interests outstanding other than the Control Eligible Certificates, the Combined VRR Interest, the Class S Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than with respect to any Trust Subordinate Companion Whole Loan unless the relevant credit risk retention rules are also no longer applicable to the securitization transaction constituted by the issuance of the Loan-Specific Certificates backed by such Trust Subordinate Companion Loan) will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is so terminated, then no replacement operating advisor will be appointed to act in such capacity.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its long-term senior unsecured debt or a long-term issuer rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s (provided, however, that the Trustee will be deemed to have met the eligibility requirements in this clause (A) for so long as it maintains a long-term senior unsecured debt rating or a long-term issuer rating of at least “Baa3” by Moody’s or a long-term counterparty risk assessment of at least “Baa3(cr)” by Moody’s and either (1) the Master Servicer maintains a long-term senior unsecured debt rating or a long-term issuer rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s or (2) the Back-Up Advancing Agent

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has the Applicable Back-Up Advancing Agent Ratings), (B) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (provided, however, that the Trustee will be deemed to have met the eligibility requirements in this clause (B) for so long as either (1) the Master Servicer has a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch or (2) the Back-Up Advancing Agent has the Applicable Back-Up Advancing Agent Ratings), and (C) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB-” by KBRA (or, if not rated by KBRA, then at least an equivalent rating by two other NRSROs which may include Moody’s and Fitch) or, in the case of any Rating Agency’s requirement set forth in clauses (A), (B) or (C) above, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation. In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain (A) a rating on its long-term senior unsecured debt of at least “Baa3” by Moody’s or a long-term issuer rating of at least “Baa3” by Moody’s (or such other rating with respect to which Moody’s has provided a Rating Agency Confirmation) and (B) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB-” by KBRA or an investment grade rating by any other NRSRO, which may include Moody’s or Fitch. In addition, the Certificate Administrator in its capacity as Back-Up Advancing Agent is required to maintain the ratings set forth in the next paragraph. Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Depositor will be required to use reasonable efforts to appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Certificate Administrator will serve as the initial Back-Up Advancing Agent and shall be deemed appointed as Back-Up Advancing Agent at all times that no other party is so appointed in accordance with the Pooling and Servicing Agreement. The Back-Up Advancing Agent is required at all times to be an institution that (i) has the Applicable Back-Up Advancing Agent Ratings or (ii) is otherwise acceptable to the Rating Agencies as confirmed by receipt of a Rating Agency Confirmation from each Rating Agency. If the Back-Up Advancing Agent ceases to have the Applicable Back-Up Advancing Agent Ratings, then the Back-Up Advancing Agent is required, within 30 days after it ceases to have the Applicable Back-Up Advancing Agent Ratings, to either (1) obtain a Rating Agency Confirmation from each of the Rating Agencies to allow the Back-Up Advancing Agent to remain in such capacity on this transaction or (2) appoint another Back-Up Advancing Agent to perform the Back-Up Advancing Agent’s obligations under the Pooling and Servicing Agreement. The Back-Up Advancing Agent may, at its own expense, appoint a successor Back-Up Advancing Agent to perform its obligations under the Pooling and Servicing Agreement. The appointment of a successor Back-Up Advancing Agent will not relieve the Back-Up Advancing Agent appointing such successor from any of its obligations under the Pooling and Servicing Agreement (including, without limitation, its obligations to make Advances), and the Back-Up Advancing Agent appointing such successor is required to remain responsible for all acts and omissions of the successor Back-Up Advancing Agent. The “Applicable Back-Up Advancing Agent Ratings” are, with respect to any institution that acts or is to act, as the context may require, as the Back-Up Advancing Agent, (a) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch, (b) a rating on its long-term senior unsecured debt or a long-term issuer rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s, and (c) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB-” by KBRA (or, if not rated by KBRA, then at least an equivalent rating by two other NRSROs (which may include Moody’s and Fitch)) (or, in the case of any Rating Agency’s rating requirement set forth in clause (a), (b) or (c) above, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

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Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (when acting as Back-Up Advancing Agent ) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan and any Trust Subordinate Companion Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $100,000,000, and the ratings on its unsecured long-term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the Trust Interest Owners:

(a)     to cure any ambiguity to the extent that it does not adversely affect any Trust Interest Owners;

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(b)     to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)     to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Trust Interest Owner, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) or, if any Certificate (or, if applicable, any Loan-Specific Certificate) is then rated, as evidenced by a Rating Agency Confirmation from each Rating Agency (or comparable confirmation from each applicable Loan-Specific Rating Agency, as applicable) with respect to such amendment;

(d)     to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any Trust Interest Owner, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)     to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of (i) any Trust Interest Owner or (ii) any holder of a Serviced Companion Loan not consenting thereto, as evidenced by an opinion of counsel or as evidenced by, if any Certificate (or, if applicable, any Loan-Specific Certificate) is then rated, a Rating Agency Confirmation from each of the Rating Agencies (or comparable confirmation from each applicable Loan-Specific Rating Agency, as applicable) with respect to such amendment or supplement and, in the case of a securitized Serviced Companion Loan with rated Serviced Companion Loan Securities, confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered with respect to the Certificates pursuant to the Pooling and Servicing Agreement);

(f)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates (or, if applicable, Loan-Specific Certificates) by each Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of (i) any Trust Interest Owner or (ii) any holder of a Serviced Companion Loan not consenting thereto, as evidenced by an opinion of counsel or as evidenced by, if any Certificate (or, if applicable, any Loan-Specific Certificate) is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates (or comparable confirmation from each applicable Loan-Specific Rating Agency, as applicable) and, in the case of a securitized Serviced Companion Loan with rated Serviced Companion Loan Securities, confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to the Pooling and Servicing Agreement); and

(g)     to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that (A) such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely

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affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement) and (B) such modification shall not adversely affect in any material respects the interests of any Trust Interest Owner, as evidenced by (x) an opinion of Counsel or (y) if any Certificate (or, if applicable, any Loan-Specific Certificate) is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates (or a comparable confirmation from each applicable Loan-Specific Rating Agency); and provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative (or, if applicable, of any Loan-Specific Controlling Class Representative without the consent of such Loan-Specific Controlling Class Representative), (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates or Loan-Specific Certificates without the consent of the related underwriter or initial purchaser of such certificates, or (v) adversely affect in any material respect any Serviced Companion Loan Holder in its capacity as such without its consent (the lack of which material adverse effect must in the case of, and under the circumstances described in, clauses (e) and (f) of the prior paragraph, be evidenced as described in such clauses).

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates and any Loan-Specific Certificates evidencing in the aggregate not less than 66⅔% of the aggregate Percentage Interests of each class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates or Loan-Specific Certificates, as applicable, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on any Trust Interest without the consent of the related Trust Interest Owner, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class or Loan-Specific Certificates of any class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class or holders of Loan-Specific Certificates of that class, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders and/or the related Loan-Specific Certificateholders, as applicable, or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders and Loan-Specific Certificateholders that are adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders or Loan-Specific Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders or Loan-Specific Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders or Loan-Specific Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) adversely affect any Loan-Specific Controlling Class Representative without the consent of 100% of the Loan-Specific Controlling Class Certificateholders, (8) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates or Loan-Specific Certificates without the consent of the affected underwriter or initial purchaser, or (9) adversely affect in any material respect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes. The

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party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”) or, with respect to any Serviced Loan with an outstanding principal balance less than $2,000,000, conduct an internal valuation as contemplated under “—Appraisal Reduction Amounts” in this prospectus unless the Special Servicer elects to obtain an Updated Appraisal with respect to such Serviced Loan. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct an internal valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine (9) months old, unless the Special Servicer determines that such previously obtained appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, and any applicable Directing Holder and Consulting Party.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity, the Trust Interest Owners or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance

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with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of the Trust Interest Owners or any related Serviced Companion Loan Holder(s). Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Trust Interest is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC or such Trust Subordinate Companion Loan REMIC, as applicable, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead

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constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Trust Interest Owners and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Trust Interest Owners to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to the Trust Interest Owners. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan (and any related Trust Subordinate Companion Loan) are less than the sum of (1) the outstanding principal balance of the Mortgage Loan (and such Trust Subordinate Companion Loan), (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan (and such Trust Subordinate Companion Loan), the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Back-Up Advancing Agent, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Whole Loan, prior to the distribution of those Liquidation Proceeds to Trust Interest Owners or the Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Whole Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Whole Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Whole Loan. In addition, amounts otherwise distributable on the Trust Interests will be further reduced by interest payable to the Master Servicer, the Special Servicer or the Back-Up Advancing Agent on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan or Serviced Whole Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders (and any other applicable Trust Interest Owners) and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders (and any such other applicable Trust Interest Owners) and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s), constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders (and any other applicable Trust Interest Owners) and, if applicable, any related Serviced Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, any applicable Directing Holder and Consulting Party of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer) received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

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If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan or Serviced Whole Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Whole Loan that, pursuant to the terms of the related Co-Lender Agreement, becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan (and any related Trust Subordinate Companion Loan) together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the applicable Directing Holder and the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. The Special Servicer will not be permitted to sell any such Serviced Whole Loan if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Whole Loan, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Directing Holder and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Whole Loan unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Whole Loans” above in this prospectus.

With respect to any Serviced AB Whole Loan that includes a Subordinate Companion Loan held outside the Issuing Entity, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell such Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Whole Loan, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Whole Loans” with respect to the Outside Serviced Whole Loans.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders (and any other applicable Trust Interest Owners) and

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any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with any applicable Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders (and any other applicable Trust Interest Owners) and, in the case of a sale of a Serviced Whole Loan (or applicable portion thereof), the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders (and any other applicable Trust Interest Owners) and, if applicable, any such related Serviced Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders (and any other applicable Trust Interest Owners) and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders (and any other applicable Trust Interest Owners) and, if applicable, any such related Serviced Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders (and any other applicable Trust Interest Owners) and, in the case of a sale of an REO Property related to a Serviced Whole Loan, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders (and any other applicable Trust Interest Owners) and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders (and any other applicable Trust Interest Owners) and, in the case of an REO Property related to a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders (and any other applicable Trust Interest Owners) and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is any party to the Pooling and Servicing Agreement, any Sponsor, any applicable Directing Holder or Consulting Party, any borrower (other than a former borrower), any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Whole Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, subject, in the case of Major Decisions, to any consent rights of any applicable Directing Holder and/or the consultation rights of any applicable Consulting Party (to the extent any such Directing Holder or Consulting Party has consent or consultation rights, as applicable, as described under “—Directing Holder” and “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section and under “Credit Risk Retention—Combined VRR Interest—Risk Retention Consultation Parties”) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail as a grantor trust or (B) result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as

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defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the applicable Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the applicable Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the applicable Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the applicable Directing Holder, which consent will be deemed given if such Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan (or any Trust Subordinate Companion Loan), then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to enter into, or consent to, any modification, waiver, amendment or forbearance that will (i) extend (or have the effect of extending) the maturity date of a Serviced Loan (other than any Trust Subordinate Companion Loan) beyond a date that is five years prior to the Rated Final Distribution Date of the rated Non-Vertically Retained Regular Certificates (or extend the maturity of a Trust Subordinate Companion Loan beyond a date that is seven years prior to the rated final distribution date of any related rated Loan-Specific Certificates), or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Whole Loans”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any applicable Directing Holder, any applicable Consulting Parties and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any applicable Directing Holder and any applicable Consulting

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Parties, and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Whole Loan, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if the Controlling Class Representative is not permitted to consent or consult, as applicable, under the related Co-Lender Agreement, by the Special Servicer; provided that, after the occurrence and during the continuance of a Control Termination Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if the Controlling Class Representative is not permitted to consent or consult, as applicable, under the related Co-Lender Agreement and, following the occurrence and during the continuance of a Control Termination Event, to the Operating Advisor), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The applicable Directing Holder will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted to take or to consent to the Master Servicer’s taking, any of the following actions as to which the applicable Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 30 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 30-day period, such applicable Directing Holder will be deemed to have approved such action) (each of the following actions, a “Major Decision”)):

(A)                                             any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)                                             any modification, consent to a modification, forbearance (other than in connection with a maturity default if refinancing or sale is expected within 120 days as provided in clause (a) of the definition of “Servicing Transfer Event”) with respect to or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a

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Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)                                             any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)                                             any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property or any approval of a borrower’s determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property, to the extent the lender is required to consent to, or approve, any such determination by the borrower under the related Mortgage Loan documents;

(E)                                             any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(F)                                              any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt (including mezzanine debt), other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or if related to an immaterial easement, right of way or similar agreement;

(G)                                             any approval of property management company changes or franchise changes including any amendments, modifications or terminations of property management agreements or franchise agreements, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $10,000,000 or (ii) the successor property manager is affiliated with the borrower;

(H)                                             any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(I)                                                  any acceleration of a Serviced Loan or the exercise of any other remedy following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(J)                                                the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(K)                                              any consent to the incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower and any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(L)                                               any determination of an Acceptable Insurance Default;

(M)                                            approval of any waiver regarding the receipt of financial statements that are late for more than ninety (90) consecutive days or the failure to abide by cash management provisions of the Mortgage Loan documents for a period of more than ninety (90) days;

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(N)                                             any approval of or consent to a grant of an easement or right of way (including, without limitation for utilities, access, parking, public improvements or another purpose) that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to a Specially Serviced Loan, or subordination of the lien of a Serviced Loan or Serviced Whole Loan to such easement or right of way;

(O)                                             agreeing to any modification, waiver, consent or amendment of the related Serviced Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral) that would permit the defeasance of the subject Serviced Loan, (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(P)                                              any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (i) 30% of the net rentable area of the improvements at the Mortgaged Property and (ii) 30,000 square feet of the improvements at the Mortgaged Property or (b) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Loan, provided that if lender consent is not required for such transaction pursuant to the Mortgage Loan documents, such transaction will not constitute a Major Decision;

(Q)                                             releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves), other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan, in each case as set forth on a schedule to the Pooling and Servicing Agreement;

(R)                                              any determination whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(S)                                              any consent to actions and releases related to condemnation of parcels of a Mortgaged Property with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due; and

(T)                                               the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower; .

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Whole Loan, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer's possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement. For the avoidance of doubt, the Special Servicer may provide the information described in the preceding sentence in the form of an Asset Status Report.

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In addition to the foregoing, the Special Servicer will be required to consult with any applicable Consulting Parties (including, with respect to the Operating Advisor when it is an applicable Consulting Party, under the circumstances described under “—The Operating Advisor—Consultation Rights” below) in connection with any Major Decision affecting a Serviced Mortgage Loan or Serviced Whole Loan and to consider alternative actions recommended by such Consulting Parties, but, in the case of the Controlling Class Representative when it is a Consulting Party, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer.

Furthermore, any applicable Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be:

●	except (i) with respect to an Excluded Mortgage Loan, (ii) with respect to a Trust Subordinate Companion Whole Loan prior to a related “control appraisal period”, (iii) with respect to a Serviced Outside Controlled Whole Loan, and (iv) during any period that a Control Termination Event has occurred and is continuing, the Controlling Class Representative;
●	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), if and for so long as the applicable Companion Loan Holder or its representative is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative, the holder of the related Controlling Note or its representative (during any such period, the “Outside Controlling Note Holder”); and
●	with respect to a Trust Subordinate Companion Whole Loan (i) for so long as (A) no related “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan and (B) the related Loan-Specific Controlling Class Representative otherwise retains the right to be the Directing Holder under the Pooling and Servicing Agreement, and (ii) for so long as a related “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan and a Control Termination Event does not exist, the Controlling Class Representative;

provided, that with respect to any Serviced Whole Loan, the rights of the Directing Holder will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt: (A) the Controlling Class Representative will not be the Directing Holder if and for so long as (1) a Control Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) the related Serviced Whole Loan is a Serviced Outside Controlled Whole Loan, and/or (4) with respect to a Trust Subordinate Companion Whole Loan, no related “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan; and (B) with respect to any Serviced Outside Controlled Whole Loan, the Outside Controlling Note Holder will be the Directing Holder only if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative. Further for the avoidance of doubt, with respect to any Mortgage Loan or Whole Loan, if none of the Controlling Class Representative, an Outside Controlling Note Holder, or a Loan-Specific Controlling Class Representative, as applicable, is a Directing Holder in accordance with the foregoing definition, then there will be no Directing Holder for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Directing Holder may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Directing Holder under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

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The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified by the Certificate Administrator of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be Torchlight Debt Fund VIII Holdings (US), LLC or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” with respect to the Certificates will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any portion of any Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then the most senior Class of outstanding Control Eligible Certificates will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class J Certificates.

The “Control Eligible Certificates” will be any of the Class E, Class F, Class G and Class J Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts); and provided, further, that with respect to any Trust Subordinate Companion Whole Loan, the foregoing will only apply if a “control appraisal period” exists or is deemed to exist with respect to the

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related Trust Subordinate Companion Loan. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts) and provided, further, that with respect to any Trust Subordinate Companion Whole Loan, the foregoing will only apply if a “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be a Consulting Party, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is, if the Controlling Class Representative is the Directing Holder with respect to such Mortgage Loan, a Mortgage Loan or related Whole Loan with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is (i) a Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party or, (ii) a Trust Subordinate Companion Whole Loan (if any) with respect to which the related Loan-Specific Controlling Class Representative or any related Loan-Specific Controlling Class Certificateholder is a Borrower Party; provided in the case of this clause (ii) that a related “control appraisal period” is not continuing.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Whole Loan or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a Mortgage Loan or Whole Loan) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

“Loan-Specific Controlling Class”, “Loan-Specific Controlling Class Representative”, “Loan-Specific Controlling Class Certificateholder” and related terms, if applicable, will be as defined under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan(s)”.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the Serviced Loan(s) as to which it is a Consulting Party.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Whole Loan that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Whole Loan and (ii) certain servicing decisions and other matters relating to any Outside Serviced Whole Loan, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder or a Consulting Party. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any

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other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Whole Loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from the applicable Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The applicable Directing Holder has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement

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and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

Any applicable Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)          may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)          may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)          does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)          may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)          will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

The foregoing discussion regarding the limitation on liability of the Directing Holder applies equally to any Loan-Specific Controlling Class, Loan-Specific Controlling Class Representative, and Loan-Specific Controlling Class Certificateholders, if a Trust Subordinate Companion Loan is included in this securitization.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the applicable Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Consulting Parties

As used in this prospectus, a “Consulting Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be, each of:

(i)	except with respect to a Serviced Outside Controlled Whole Loan, solely (a) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, (b) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, and (c) in the case of a Trust Subordinate Companion Whole Loan, provided that an applicable “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan, the Controlling Class Representative;
(ii)	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), solely (a) if and for so long as the holder of the Mortgage Loan included in this securitization transaction is entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, (b) prior to the occurrence and continuance of a Consultation
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Termination Event, and (c) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;

(iii)	with respect to any Serviced Whole Loan that includes a Pari Passu Companion Loan, the holder of such Pari Passu Companion Loan if and to the extent such holder (a) is not the applicable Directing Holder, and (b) is entitled to exercise consultation rights under the related Co-Lender Agreement;
(iv)	solely after the occurrence and during the continuance of a Control Termination Event (and, in the case of a Trust Subordinate Companion Whole Loan, under any such other circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), the Operating Advisor;
(v)	with respect to a Trust Subordinate Companion Whole Loan, provided that no “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan, the related Loan-Specific Controlling Class Representative (if and for so long as it is no longer the related Directing Holder but is entitled to be a Consulting Party under the Pooling and Servicing Agreement); and
(vi)	except with respect to any Excluded RRCP Mortgage Loan, (a) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (b) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan, each Risk Retention Consultation Party;

provided, that with respect to any Serviced Whole Loan, the rights of any Consulting Party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt, with respect to Serviced Mortgage Loans and Serviced Whole Loans, (A) the Controlling Class Representative will not be a Consulting Party if and for so long as (1) a Consultation Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) with respect to any Serviced Outside Controlled Whole Loan, it is not entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, and/or (4) with respect to any Trust Subordinate Companion Loan, no applicable “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan, (B) the Operating Advisor will not be a Consulting Party if and for so long as no Control Termination Event (and, in the case of a Trust Subordinate Companion Whole Loan, none of the other applicable circumstances, if any, described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”) has occurred and is continuing, (C) no Risk Retention Consultation Party will be a Consulting Party with respect to any Mortgage Loan that is an Excluded RRCP Mortgage Loan with respect to such party, or with respect to any Mortgage Loans other than as described in clause (vi) of the immediately preceding paragraph, and (D) the consultation rights of the holder of a Pari Passu Companion Loan with respect to any related Serviced Whole Loan will be subject to the terms of the related Co-Lender Agreement.

Further for the avoidance of doubt, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, if none of the Controlling Class Representative, any Loan-Specific Controlling Class Representative, the Operating Advisor, the Risk Retention Consultation Parties or a holder of a Pari Passu Companion Loan is a Consulting Party in accordance with the foregoing definition, then there will be no Consulting Party for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Consulting Party may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Consulting Party under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

Operating Advisor

General Obligations

At any time after the occurrence and during the continuance of a Control Termination Event (or, in the case of a Trust Subordinate Companion Whole Loan, under the circumstances, if any, described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), the Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and with respect to Major Decisions regarding the applicable non-Specially Serviced Loan(s) as to which the Operating Advisor has consultation rights,

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in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of a Control Termination Event (or, in the case of a Trust Subordinate Companion Whole Loan, under the circumstances, if any, described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) after the occurrence and during the continuance of a Control Termination Event, upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) after the occurrence and during the continuance of a Consultation Termination Event under certain circumstances, under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any Trust Interest Owner or any particular class or group of Trust Interest Owners. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders and any other Trust Interest Owners (as a collective whole), and not any particular Class of those Certificateholders or any particular class or group of those other Trust Interest Owners (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, the Risk Retention Consultation Parties or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) prior to the occurrence and continuance of a Control Termination Event (and, in the case of a Trust Subordinate Companion Whole Loan, under any such other circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), and with respect to any Specially Serviced Loan, promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to any Serviced Loan, following the occurrence and during the continuance of a Control Termination Event (and, in the case of a Trust Subordinate Companion Whole Loan, under any such other circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if a Control Termination Event (or, in the case of a Trust Subordinate Companion Whole Loan, any such other

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applicable circumstance described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”)exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any information appropriately labeled as or which appears on its face to be Privileged Information received from the Special Servicer, the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the applicable Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to any applicable Directing Holder or Consulting Party or, if different, the Operating Advisor or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and any applicable Directing Holder or Consulting Party, on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any applicable Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise being implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if a Control Termination Event (or, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstance described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”) exists, Major Decisions on the applicable non-Specially Serviced Loan(s), (ii) each related Final Asset Status Report, (iii) if a Control Termination Event (or, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstance described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if a Control Termination Event (or, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstance described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”) exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when a Control Termination Event (or, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstance described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans” does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all information appropriately labeled as or which appears on its face to be Privileged Information confidential and may not disclose such information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is or appears to be Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information, and any information appropriately labeled as or which appears on its face to be Privileged Information, with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives information appropriately labeled as or which appears on its face to be Privileged Information from the Operating Advisor with a notice stating that such information is or appears to be Privileged Information may not disclose such information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Whole Loan is involved)

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and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between any Directing Holder or Consulting Party (other than the Operating Advisor), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder or Consulting Party (other than the Operating Advisor) under the Pooling and Servicing Agreement or any Co-Lender Agreement, as applicable, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege), or (iv) any asset status report or Final Asset Status Report.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the applicable Consulting Parties, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of a Control Termination Event (and, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Whole Loans”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event (and, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”).

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Prior to the occurrence and continuance of a Control Termination Event (and, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), the Operating Advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the Special Servicer may perform with respect to such Serviced Mortgage Loans under the Pooling and Servicing Agreement.

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Reviewing Certain Calculations

The Special Servicer will be required to forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor after they have been finalized.

Prior to the occurrence and continuance of a Control Termination Event (and, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), the Operating Advisor will review such calculations but may not opine on, or otherwise call into question, such Appraisal Reduction Amount, Collateral Deficiency Amount and/or net present value calculations; provided, however, if the Operating Advisor discovers a mathematical error contained in such calculations, then the Operating Advisor will be required to notify the Special Servicer of such error.

After the occurrence and during the continuance of a Control Termination Event (or, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), the Operating Advisor (including in the case of an EHRI Trust Subordinate Companion Loan Securitization) will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of these calculations and, in the event the Operating Advisor does not agree with the mathematical calculations in any material respect or does not agree with the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

After the occurrence and during the continuance of a Control Termination Event (or, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of a Control Termination Event (or, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the applicable Directing Holder, the Risk Retention Consultation Parties or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed a Control Termination Event (or, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly

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post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year. Notwithstanding the foregoing, no Operating Advisor Annual Report will be required from the Operating Advisor with respect to the Special Servicer if during the prior calendar year no asset status report was prepared by the Special Servicer in connection with a Specially Serviced Loan or REO Property or was otherwise in the process of being implemented in connection with a Specially Serviced Loan or REO Property.

Following the occurrence and during the continuance of a Control Termination Event (or, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), in each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement, and (y) with respect to this securitization transaction and any EHRI Trust Subordinate Companion Loan Securitization, the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, following the occurrence and during the continuance of a Control Termination Event (or, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), the Operating Advisor will be required, at any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization) to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and with respect to Major Decisions on any applicable Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the applicable Directing Holder, the Risk Retention Consultation Parties or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) in the case of a Trust Subordinate Companion Loan, the applicable Loan-Specific Controlling Class Representative (at any time that it is an applicable Directing Holder or Consulting Party), and (c) the Controlling Class Representative (at any time that it is an applicable Directing Holder or Consulting Party). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

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Replacement of the Special Servicer

At any time after the occurrence and during the continuance of a Consultation Termination Event (or, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstances described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”), if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of (a) the Certificateholders (as a collective whole) and any other applicable Trust Interest Owners related to the Mortgage Pool and/or (b) any related Loan-Specific Certificateholders and related uncertificated loan-specific interest owners (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above and/or “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)     any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates and/or Loan-Specific Certificates having greater than 25% of the Voting Rights of all then outstanding Certificates and Loan-Specific Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)     any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)     any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days following receipt of written notice by the Operating Advisor of such failure or the Operating Advisor obtaining actual knowledge of such failure; provided that, in the event that Rule 7 of Regulation RR is applicable to this securitization transaction or an EHRI Trust Subordinate Companion Loan Securitization, then such Operating Advisor Termination Event will occur without any requirement for such notice or actual knowledge, and the references thereto above will be deemed inapplicable;

(d)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)     the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)      the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

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Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owner electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, or if an Operating Advisor Termination Event affects only any related Loan-Specific Certificates that are part of an EHRI Trust Subordinate Companion Loan Securitization, upon the written direction of the holders of related Loan-Specific Certificates evidencing at least 25% of the Voting Rights of all related Loan-Specific Certificateholders, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause”, the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, and each Directing Holder and Consulting Party. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P Global Ratings (“S&P”) and/or DBRS, Inc. (“Morningstar DBRS”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P and/or Morningstar DBRS has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, any Consulting Party (other than the Operating Advisor) or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates, (v) that has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a

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successor Special Servicer to become the special servicer, and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Trust Interests, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and Loan-Specific Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each holder and beneficial owner of Certificates and Loan-Specific Certificates may access such notices on the Certificate Administrator’s website and each holder and beneficial owner of Certificates and Loan-Specific Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless a Control Termination Event (or, in the case of a Trust Subordinate Companion Whole Loan, any such other applicable circumstance described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loans”) exists), any applicable Directing Holder, and any applicable Consulting Parties, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any applicable Directing Holder does not disapprove of a related asset status report within 10 business days of receipt, such Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the applicable Directing Holder may object to any asset status report within 10 business days of receipt; provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Trust Interest Owners (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special

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Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Trust Interest Owners (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the applicable Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the applicable Directing Holder disapproves such asset status report within 10 business days of receipt and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until such Directing Holder fails to disapprove such revised asset status report as described above or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Trust Interest Owners (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)). If the applicable Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by such Directing Holder, provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

Any applicable Consulting Party will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by such Consulting Party. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of any applicable Consulting Party.

The asset status report is not intended to replace or satisfy any specific consent or approval right which the applicable Directing Holder may have.

Notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by a Directing Holder or Consulting Party that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Loan or Serviced Whole Loan, expose any Certificateholder, any Uncertificated VRR Interest Owner or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes or the Grantor Trust to fail to qualify as a grantor trust, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer, all Certificateholders and the Uncertificated VRR Interest Owner by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders and the Uncertificated VRR Interest Owner, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset

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Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 30.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 27.2% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

For the avoidance of doubt, the Asset Representations Reviewer will not perform an Asset Review with respect to any Trust Subordinate Companion Loan at any time.

While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 222 reviewed prior pools of commercial mortgage loans for which CREFI (or its predecessors and/or affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between July 1, 2021 and June 30, 2026 was approximately 15.11%; however, the average of the highest delinquency percentages (based on aggregate outstanding principal balance of delinquent mortgage loans) in each of the 222 reviewed transactions (taking into account all reporting periods between July 1, 2021 and June 30, 2025 for each such transaction) in the identified reporting periods was approximately 2.33%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Pooled Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the

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receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the applicable Directing Holder, the Risk Retention Consultation Parties and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, Certificateholders evidencing at least 5.0% of the Pooled Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;
(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;
(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;
(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;
(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and
(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

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The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)     Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b)     Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan

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setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Special Servicer, who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide to the Special Servicer and the Asset Representations Reviewer any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)     Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller (or, if applicable, against any related guarantor(s) of the applicable Mortgage Loan Seller’s cure, repurchase and substitutions obligations), which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate

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Administrator and the applicable Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P or Morningstar DBRS and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P or Morningstar DBRS has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, a Directing Holder, the Risk Retention Consultation Parties or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, a Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Trust Interests, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any information appropriately labeled as or which appears on its face to be Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such information to any person (including Trust Interest Owners), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is or appears to be Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such information appropriately labeled as or which appears on its face to be Privileged Information from the Asset Representations Reviewer with a notice stating that such information is or appears to be Privileged Information may not disclose such information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Trust Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

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Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Pooled Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;
●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;
●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days following receipt of written notice by the Asset Representations Reviewer of such failure or the Asset Representations Reviewer obtaining actual knowledge of such failure;
●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;
●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or
●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights

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and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of holders of Certificates evidencing not less than 25% of all the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Pooled Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the required Certificates elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

Repurchase Request Delivered by a Certificateholder

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan or Trust Subordinate Companion Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder

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Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. In connection with a Mortgage Loan, an “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner of a Certificate (in either case, other than a holder of Class VRR Certificates) to deliver a Certificateholder Repurchase Request as described above with respect to such Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan or Trust Subordinate Companion Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan or Trust Subordinate Companion Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request in respect of a Mortgage Loan, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply.

The “Enforcing Servicer” means the Special Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan or Trust Subordinate Companion Loan, and in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event a Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply with respect to the subject Mortgage Loan (but will not apply to any Trust

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Subordinate Companion Loan). Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request relating to a Mortgage Loan, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

As indicated above, the remaining discussion under this “—Resolution of a Repurchase Request” heading, as well as the discussion under the heading “—Mediation and Arbitration Provisions”, relates solely to Repurchase Requests in respect of Mortgage Loans (and not any Trust Subordinate Companion Loan).

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners and the Uncertificated VRR Interest Owner (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner of a Certificate (in each case, other than a holder of Class VRR Certificates) that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

A “Dispute Resolution Requesting Holder” means either a Requesting Certificateholder or a Consultation Requesting Certificateholder, as applicable.

The “Enforcing Party” means, in connection with a Repurchase Request, (i) in the event one or more Dispute Resolution Requesting Holders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Dispute Resolution Requesting Holder(s), or (ii) in all other cases, the Enforcing Servicer.

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If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder or applicable Consulting Party.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that each such Dispute Resolution Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Dispute Resolution Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder, Uncertificated VRR Interest Owner or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the applicable Directing Holder.

If a Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Dispute Resolution Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Dispute Resolution Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Dispute Resolution Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Pooled Voting Rights among such Dispute Resolution Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Dispute Resolution Requesting Holder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Dispute Resolution Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the Uncertificated VRR Interest Owner to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

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In the event a Dispute Resolution Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, none of the Depositor, the Mortgage Loan Sellers or any of their respective affiliates will be entitled to be a Dispute Resolution Requesting Holder or otherwise vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolutions Provisions” heading.

The Dispute Resolution Requesting Holders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Dispute Resolution Requesting Holder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the Dispute Resolution Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Controlling Class Representative (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Dispute Resolution Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Dispute Resolution Requesting Holder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to

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communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Dispute Resolution Requesting Holder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans and any Trust Subordinate Companion Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the applicable Directing Holder (but only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if such Directing Holder does not respond within seven business days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan or Trust Subordinate Companion Loan, any applicable Rating Agency Confirmation requirement in the Serviced Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Loan documents with respect to such defeasance, release or

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substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)      with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency;
(2)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; and
(3)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting, as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a CMBS transaction as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency; and

(z)      with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with

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respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Neither the Master Servicer nor the Special Servicer will be required to respond to communications from any Rating Agency to such party unless such communications are in writing, including any specific request from any Rating Agency, and unless such response is otherwise consistent with the Servicing Standard and the terms of the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Trust Interest Owners of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan (and any Trust Subordinate Companion Loan) and REO Property, (2) the voluntary exchange of all the then outstanding Certificates (excluding the Class S and Class R Certificates) and any other then outstanding Trust Interests as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, the Uncertificated VRR Interest Owner, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider's website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates and cancellation of the Uncertificated VRR Interest at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans and any Trust Subordinate Companion Loans (in the case of any Serviced Whole Loans, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan (or any Trust Subordinate Companion Loans) remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Trust Interests on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) and any Trust Subordinate Companion Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of the pool of Mortgage Loans and any Trust Subordinate Companion Loans as of the Cut-off Date (excluding for the purposes of this calculation, the unpaid principal balance of any Mortgage Loan(s) with a stated maturity date later than November 2031, but in each case only if the option described above is exercised after the Distribution Date in November 2031). The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans and any Trust Subordinate Companion Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans and Trust Subordinate Companion Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of any

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successor REO Mortgage Loans) and any Trust Subordinate Companion Loans included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer for such REO Property (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class S and Class R Certificates) and any other then outstanding Trust Interests for the Mortgage Loans and any Trust Subordinate Companion Loans and each REO Property (or interests in the Mortgage Loans, any Trust Subordinate Companion Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid an amount specified in the Pooling and Servicing Agreement related to such termination of the Trust, but all the holders of such Classes of outstanding Certificates (excluding the Class S and Class R Certificates) and other Trust Interests would have to voluntarily participate in such exchange. If there is a Trust Subordinate Companion Loan, see “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for a discussion of certain additional related termination and purchase options.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

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Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect and further, subject to any exceptions set forth below, for servicing of the subject Outside Serviced Mortgage Loans in a manner consistent with the servicing of the Serviced Whole Loans under the Pooling and Servicing Agreement:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Whole Loan are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Whole Loan is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Whole Loan; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Whole Loan.
●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.
●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.
●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Whole Loan. The related Outside Servicer will generally be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Whole Loan or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)).
●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Whole Loan will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.
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●	With respect to each Outside Serviced Whole Loan, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided, that, in the case of any Outside Serviced Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right will instead belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and provided, further, that in the case of any Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a different Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan (without regard to the existence of the equivalent of a Control Termination Event) until the applicable Controlling Pari Passu Companion Loan Securitization Date.
●	With respect to each Outside Serviced Whole Loan, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of certain Outside Serviced Whole Loans, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time. Also notwithstanding the foregoing, (i) in the case of any Outside Serviced Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and (ii) in the case of any Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a different Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan (without regard to the existence of the equivalent of a Control Termination Event) until the applicable Controlling Pari Passu Companion Loan Securitization Date.
●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Whole Loan that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.
●	With respect to each Outside Serviced Whole Loan, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of any Outside Serviced Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such approval right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and provided, further, that in the case of any Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a different Outside Servicing Agreement upon the securitization of the
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related Controlling Pari Passu Companion Loan, such approval right will belong to the holder of the related Controlling Pari Passu Companion Loan (without regard to the existence of the equivalent of a Control Termination Event) until the applicable Controlling Pari Passu Companion Loan Securitization Date.

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Whole Loan without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.
●	The Mortgaged Property securing each Outside Serviced Whole Loan will be subject to inspection (A) at least once per calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance of $2,000,000 or more or (B) at least once every other calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.
●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement, provided that, certain Outside Servicing Agreements may not require the related Outside Servicer to make Compensating Interest Payments.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence (or fraud, if so provided in the related Outside Servicing Agreement) in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.
●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.
●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement does not provide for any “risk retention consultation party”.

Appraisal reduction amounts in respect of the related Outside Serviced Mortgage Loan will be calculated by the related Outside Special Servicer under the related Outside Servicing Agreement in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the Pooling and Servicing Agreement in respect of Serviced Mortgage Loans.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain

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related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Whole Loan, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Whole Loan under “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Whole Loan is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Whole Loan will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. See “Description of the Mortgage Pool—The Whole Loans”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.
●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Controlling Class Representative is entitled to consent or consult, as applicable, under the related Co-Lender Agreement) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or if the Controlling Class Representative is not entitled to consent or consult, as applicable, under the related Co-Lender Agreement), and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of a Control Termination Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided, further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense
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of the party requesting such consent or approval if such requesting party is a Certificateholder, the Uncertificated VRR Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if such requesting party is a Certificateholder, the Uncertificated VRR Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise payable from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.
●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Issuing Entity (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.
●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately [__]% of the aggregate principal balance of the Offered Certificates, plus accrued interest from November 1, 2026, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of any other Trust Interests not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

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Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of applicable Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates and the Combined VRR Interest occur when the principal balance of a Mortgage Loan is reduced without an equal distribution (taking into account the allocation of amounts among the Non-Vertically Retained Principal Balance Certificates, on the one hand, and the Combined VRR Interest, on the other hand) to the applicable Certificateholders and the Uncertificated VRR Interest Owner in reduction of the Certificate Balances of the Principal Balance Certificates and the Uncertificated VRR Interest Balance. A Realized Loss with respect to any Loan-Specific Certificates occurs when the principal balance of the related Trust Subordinate Companion Loan is reduced without an equal distribution to such Loan-Specific Certificateholders in reduction of the Certificate Balances of such Loan-Specific Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan or Trust Subordinate Companion Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan or Trust Subordinate Companion Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Back-Up Advancing Agent of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Non-Vertically Retained Principal Balance Certificates as a result of the application of applicable Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Applicable Realized Losses will be allocated to the respective Classes of the Non-Vertically Retained Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

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Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

Any changes in the weighted average lives of your Non-Vertically Retained Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Back-Up Advancing Agent is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Back-Up Advancing Agent is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Non-Vertically Retained Principal Balance Certificates will be affected to the extent of the Non-Vertically Retained Percentage of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Offered Certificates at a rate comparable to

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the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A and Class X-B Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A and Class X-B Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2 and Class A-3 Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-S, Class B and Class C Certificates,

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including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A and Class X-B Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A and Class X-B Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A and Class X-B Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A or Class X-B Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)                            each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)                          the Mortgage Rate in effect for each Mortgage Loan and AB Whole Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Mortgage Rate;

(iii)                       there are no delinquencies or defaults;

(iv)                       scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(v)                          no prepayment premiums or yield maintenance charges are collected;

(vi)                       no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vii)                     no Mortgage Loan is required to be repurchased from the Issuing Entity;

(viii)                  the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(ix)                      there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

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(x)                        distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in December 2026;

(xi)                      the Certificates will be issued on November 30, 2026;

(xii)                   the Pass-Through Rate with respect to each Class of Non-Vertically Retained Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xiii)                the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates (in the case of the 0% CPR scenario);

(xiv)                all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xv)                    with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xvi)                 the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary” subject to any applicable variance set forth in the footnotes to such table;

(xvii)              there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xviii)           with respect to each Mortgage Loan that is part of a Whole Loan that includes one or more Subordinate Companion Loans, for purposes of assumed constant prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

The following tables indicate the percentage of the initial Certificate Balance (or, in the case of each Class of the Class A-2 and Class A-3 Certificates, the percentage of the related potential minimum and maximum initial Certificate Balances, respectively) of each Class of Offered Certificates (other than the Class X-A and Class X-B Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

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Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 15, 2027	80%	80%	80%	80%	80%
November 15, 2028	58%	58%	58%	58%	58%
November 15, 2029	35%	35%	35%	35%	35%
November 15, 2030	9%	9%	9%	9%	9%
November 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.28	2.27	2.27	2.27	2.27
First Principal Payment Date	December 2026	December 2026	December 2026	December 2026	December 2026
Last Principal Payment Date	March 2031	December 2030	December 2030	December 2030	December 2030

Percentages of the Maximum Initial Certificate Balance ($175,000,000)(1) of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 15, 2027	100%	100%	100%	100%	100%
November 15, 2028	100%	100%	100%	100%	100%
November 15, 2029	100%	100%	100%	100%	100%
November 15, 2030	100%	100%	100%	100%	100%
November 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.81	4.69	4.57	4.47	4.33
First Principal Payment Date	March 2031	December 2030	December 2030	December 2030	December 2030
Last Principal Payment Date	October 2031	October 2031	September 2031	July 2031	April 2031

______________________________
(1)	The exact initial Certificate Balance of the Class A-2 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-2 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

Percentages of the Minimum Initial Certificate Balance ($0)(1) of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	N/A	N/A	N/A	N/A	N/A
November 15, 2027	N/A	N/A	N/A	N/A	N/A
November 15, 2028	N/A	N/A	N/A	N/A	N/A
November 15, 2029	N/A	N/A	N/A	N/A	N/A
November 15, 2030	N/A	N/A	N/A	N/A	N/A
November 15, 2031 and thereafter	N/A	N/A	N/A	N/A	N/A
Weighted Average Life (in years)	N/A	N/A	N/A	N/A	N/A
First Principal Payment Date	N/A	N/A	N/A	N/A	N/A
Last Principal Payment Date	N/A	N/A	N/A	N/A	N/A

(1)	The exact initial Certificate Balance of the Class A-2 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-2 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

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Percentages of the Maximum Initial Certificate Balance ($451,316,000)(1)
of the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 15, 2027	100%	100%	100%	100%	100%
November 15, 2028	100%	100%	100%	100%	100%
November 15, 2029	100%	100%	100%	100%	100%
November 15, 2030	100%	100%	100%	100%	100%
November 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.86	4.81	4.75	4.67	4.39
First Principal Payment Date	March 2031	December 2030	December 2030	December 2030	December 2030
Last Principal Payment Date	November 2031	November 2031	November 2031	October 2031	May 2031

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

Percentages of the Minimum Initial Certificate Balance ($276,316,000)(1)
of the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 15, 2027	100%	100%	100%	100%	100%
November 15, 2028	100%	100%	100%	100%	100%
November 15, 2029	100%	100%	100%	100%	100%
November 15, 2030	100%	100%	100%	100%	100%
November 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.90	4.89	4.86	4.79	4.43
First Principal Payment Date	October 2031	October 2031	September 2031	July 2031	April 2031
Last Principal Payment Date	November 2031	November 2031	November 2031	October 2031	May 2031

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 15, 2027	100%	100%	100%	100%	100%
November 15, 2028	100%	100%	100%	100%	100%
November 15, 2029	100%	100%	100%	100%	100%
November 15, 2030	100%	100%	100%	100%	100%
November 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.96	4.96	4.96	4.89	4.46
First Principal Payment Date	November 2031	November 2031	November 2031	October 2031	May 2031
Last Principal Payment Date	November 2031	November 2031	November 2031	November 2031	May 2031

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Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 15, 2027	100%	100%	100%	100%	100%
November 15, 2028	100%	100%	100%	100%	100%
November 15, 2029	100%	100%	100%	100%	100%
November 15, 2030	100%	100%	100%	100%	100%
November 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.96	4.96	4.96	4.96	4.46
First Principal Payment Date	November 2031	November 2031	November 2031	November 2031	May 2031
Last Principal Payment Date	November 2031	November 2031	November 2031	November 2031	May 2031

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 15, 2027	100%	100%	100%	100%	100%
November 15, 2028	100%	100%	100%	100%	100%
November 15, 2029	100%	100%	100%	100%	100%
November 15, 2030	100%	100%	100%	100%	100%
November 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.96	4.96	4.96	4.96	4.46
First Principal Payment Date	November 2031	November 2031	November 2031	November 2031	May 2031
Last Principal Payment Date	November 2031	November 2031	November 2031	November 2031	May 2031

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

460

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

461

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

462

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

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Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, respectively and collectively, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets (exclusive of any Excess Interest) and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class X-J, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class J Certificates and a REMIC regular interest that corresponds to the Combined VRR Interest (excluding the right to receive any Excess Interest) (the “VRR REMIC Regular Interest”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

In addition, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, (i) the portion of the Issuing Entity consisting of (a) collections of Excess Interest (and the related amounts in the Excess Interest Distribution Account) and (b) the VRR REMIC Regular Interest and distributions thereon, will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii)(a) the Class S Certificates and the Combined VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(a) above and (b) the Combined VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(b) above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than

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1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

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If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates and the Uncertificated VRR Interest may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of the Certificates and the Uncertificated VRR Interest Owner qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under

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Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the Combined VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the Combined VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class     Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided,

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that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution.

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Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.
Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class     Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For

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purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Non-Vertically Retained Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income

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tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of the Combined VRR Interest, the related Certificateholder or Uncertificated VRR Interest Owner must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the right to receive Excess Interest.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a

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defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to tax on “net income from foreclosure property” would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into

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account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

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FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Offered Certificates, and proceeds from the sale of the Offered Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Offered Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Offered Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Offered Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Offered Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Offered Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

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Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Offered Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	certain retirement plans and other employee benefit plans or arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which such plans, accounts or arrangements are invested (collectively, “ERISA Plans”), and
●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate

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accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and
●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;
●	loans or other extensions of credit; and
●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or
●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s

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investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,
2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and
3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or
●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and
●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the

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certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgage-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged to consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;
●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;
●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;
●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and
●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and substantially identical prohibited transaction exemptions to Barclays Capital Inc., Final Authorization Number 2004-03E (February 4, 2024), a predecessor of BMO Capital Markets Corp., PTE 2006-07 (June 2, 2006), Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E (December 9, 1996) and Goldman Sachs & Co. LLC, PTE 89-88 (October 17, 1989), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and
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●	the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;
●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);
●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);
●	fourth, the following must be true—
1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,
2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and
3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and
●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	must be recognized by the SEC as a NRSRO,
2.	must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and
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3.	must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Underwriter Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;
●	certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and
●	certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,
●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and
●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;
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●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and
●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,
●	having a specified relationship to this person, or
●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

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Ineligible Purchasers

Even if an exemption is otherwise available, certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated, (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied or (iv) (1) it is a plan subject to Similar Law and (2) its acquisition, holding and disposition of the Offered Certificate will not give rise to or constitute a non-exempt violation of any Similar Law.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or
●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and
●	consult with your legal counsel as to—
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1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and
2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

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Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily, commercial and manufactured housing community properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

New York. Fourteen (14) of the Mortgaged Properties (15.9%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

Texas. Seven (7) of the Mortgaged Properties (14.1%) are located in Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four (4) years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise). Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least twenty-one (21) days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such twenty-one (21) day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above. The trustee’s sale must be performed pursuant to the terms of the deed of trust and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three (3) hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law, the debtor does not have the right to redeem the property after foreclosure. Any action for deficiency must be brought within two (2) years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

Missouri. One (1) of the Mortgaged Properties (9.95%) is located in Missouri. A deed of trust is typically enforced in Missouri by exercise of the trustee’s power of sale through a non-judicial trustee’s sale. Typically, the foreclosing mortgagee executes and records an appointment of successor trustee appointing its foreclosing lawyer (who must be a Missouri resident or entity) as the trustee with the power of sale. A non-judicial foreclosure sale is commenced by the trustee publishing a notice of trustee’s sale in a newspaper or other legal publication as required by statute. Publication requirements depend on the location of the collateral, and can be weekly (typically in more

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rural areas) or daily (typically in more populated areas). If daily, the notice must be published for at least 20 consecutive days prior to sale, and continued to the day of the sale. If weekly, the notice must be published for four consecutive weeks prior to sale. In addition to the statutory publication requirements, Missouri statutes require that notice letters be sent to certain parties not less than 20 days prior to the scheduled sale date, including the owner of the property as of 40 days prior to the scheduled sale date and any other party who has recorded a request for notice in the real estate records as of 40 days prior to the schedule sale date. Under Missouri law, all subordinate interests are wiped out following a foreclosure sale, so it is customary to provide notice to all parties having an interest in the property which is subordinate to the lien of the deed of trust. Redemption rights are available but are not typically used, as certain statutory requirements must be met by the borrower, including delivery of a written notice to the trustee at the sale or within 10 days prior to the sale date, and posting a bond with the court securing payment. If permitted by the loan documents, a deficiency may be recovered after a trustee’s sale by commencement of a judicial action within the time period required by statute. The amount of a deficiency judgment is equal to the total debt owed to the lender (including interest and other charges owed under the loan documents), less the sale price at the foreclosure sale. A deed of trust may also be foreclosed as a mortgage, but that procedure is not commonly utilized because of the additional time and cost involved.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,
●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,
●	the knowledge of the parties to the mortgage, and
●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and
●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,
●	the trustee to whom the real property is conveyed, and
●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

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A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,
●	the law of the state in which the real property is located,
●	various federal laws, and
●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

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If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or
●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and
●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

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Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and
●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;
●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;
●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or
●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—
1.	a failure to adequately maintain the mortgaged property, or
2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or
●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

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●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and
●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and
●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and
●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender

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commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and
●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action”

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or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,
●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and
●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the landowner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the landowner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the landowner/ground lessor.

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Cooperative Shares

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;
●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;
●	extend or shorten the term to maturity of the loan;
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●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or
●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also

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constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,
●	accelerated rent,
●	damages, or
●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or
●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the

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lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee

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would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of

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all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect

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to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable),

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or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or
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●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and
●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

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Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

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In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;
●	second, to real estate taxes;
●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and
●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;
●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;
●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;
●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and
●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

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Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 (the “ADA”) and rules promulgated thereunder , in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Offered Certificates, and would not be covered by advances or any form of credit support

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provided in connection with the Offered Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related Mortgaged Property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by Certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or
●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

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Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the certificates in question on each distribution date and, except in the case of interest-only certificates, the ultimate payment in full of the certificate balance of each class of certificates in question on a date that is not later than the rated final distribution date with respect to such class of certificates. A rating takes into consideration, among other things, the credit quality of the mortgage pool, structural and legal aspects associated with the certificates in question, and the extent to which the payment stream from the mortgage pool is adequate to make payments required under the certificates in question. A securities rating on mortgage pass-through certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those certificates is fair;
●	whether those certificates are a suitable investment for any particular investor;
●	the tax attributes of those certificates or of the trust;
●	the yield to maturity or, if they have principal balances, the average life of those certificates;
●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying mortgage loans;
●	the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;
●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;
●	whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;
●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans;
●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or
●	if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

505

In addition, a securities rating on mortgage pass-through certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the mortgage loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2 and/or Class A-3 Certificates. The Notional Amount of the Class X-B Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-S, Class B and/or Class C Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A and Class X-B Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to five NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the mortgage loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

506

Plan of Distribution (Underwriter Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”) among the Depositor and the underwriters, the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below.

Class	Citigroup Global Markets Inc.	Goldman Sachs & Co. LLC	Deutsche Bank Securities Inc.	Barclays Capital Inc.	BMO Capital Markets Corp.	Academy Securities, Inc.	Drexel Hamilton, LLC
Class A-1	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class A-2	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class A-3	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class X-A	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class X-B	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class A-S	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class B	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class C	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $ .

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from November 1, 2026, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. The underwriters have no obligation to make a market in the Offered Certificates and any market making activities may be discontinued at any time without notice. In addition, the ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, the Offered Certificates and other CMBS generally. Accordingly, no assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—Other Risks Relating to the Certificates—The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline”.

507

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, (ii) CREFI (a Sponsor, the Retaining Sponsor, an originator, an expected holder of a portion of the Combined VRR Interest and an expected initial Risk Retention Consultation Party) and (iii) Citibank, N.A. (the Certificate Administrator). Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GSMC (a Sponsor and an expected initial Risk Retention Consultation Party) and Goldman Sachs Bank USA (an originator and an expected holder of a portion of the Combined VRR Interest). Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of GACC (a Sponsor and an originator). Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays (a Sponsor and an originator). BMO Capital Markets Corp., one of the underwriters, is an affiliate of Bank of Montreal (a Sponsor and an originator). See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus. The Sponsors (or affiliates thereof) may each hold one or more Companion Loans or interests therein. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements” and “Description of the Mortgage Pool—The Whole Loans”.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of (i) Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (ii) Goldman Sachs & Co. LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (iii) Deutsche Bank Securities Inc. one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (iv) Barclays Capital Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and (v) BMO Capital Markets Corp., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (ii) the payment by the Depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a Sponsor, of the purchase price for the GSMC Mortgage Loans, (iii) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor, of the purchase price for the GACC Mortgage Loans, (iv) the payment by the Depositor to Barclays, an affiliate of Barclays Capital Inc., in its capacity as a Sponsor, of the purchase price for the Barclays Mortgage Loans and (v) the payment by the Depositor to BMO, an affiliate of BMO Capital Markets Corp., in its capacity as a Sponsor, of the purchase price for the BMO Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., Barclays Capital Inc. and BMO Capital Markets Corp. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this

508

offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 388 Greenwich Street, 6th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-286596) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

509

Index of Certain Defined Terms

%
% Penalty	224
1
17g-5 Information Provider	333
1986 Act	466
2
2015 Budget Act	472
3
30/360 Basis	312
A
AB Modified Loan	390
AB Whole Loan	177
Accelerated Mezzanine Loan	420
Acceptable Insurance Default	356
Actual/360 Basis	221
ADA	503
ADEQ	201
Administrative Fee Rate	378
ADR	179
Advance Rate	361
Advances	360
Affirmative Asset Review Vote	434
AFL-CIO	194
Aggregate Available Funds	307
Aggregate Principal Distribution Amount	313
AIFM Regulations	172
Air Rights	229
Allocated Cut-off Date Loan Amount	179
Ancillary Fees	372
Annual Debt Service	180
Anticipated Repayment Date	221
Applicable Back-Up Advancing Agent Ratings	405
Applied Realized Loss Amount	299
Appraisal Reduction Amount	388
Appraisal Reduction Event	387
Appraised Value	180
Appraised-Out Class	391
Appraiser	389
Approved Exchange	18
Approximate Initial Credit Support	3
ARD	181
ARD Loan	221
Artis Estimated Completion Date	214
Assessment of Compliance	393
Asset Representations Reviewer	292

Asset Representations Reviewer Asset Review Fee	378
Asset Representations Reviewer Ongoing Fee	378
Asset Representations Reviewer Ongoing Fee Rate	378
Asset Representations Reviewer Termination Event	438
Asset Representations Reviewer Upfront Fee	378
Asset Review	435
Asset Review Notice	434
Asset Review Quorum	434
Asset Review Report	436
Asset Review Report Summary	436
Asset Review Standard	435
Asset Review Trigger	433
Asset Review Vote Election	433
Assumed Final Distribution Date	320
Assumption Fees	372
Attestation Report	393
Available Funds	307
B
Back-Up Advancing Agent	284, 361
Balloon Balance	181
Balloon Mortgage Loans	221
Bank Act	251
Bankruptcy Code	170
Barclays	177, 259
Barclays Data Tape	260
Barclays Mortgage Loans	177, 260
Barclays Review Team	260
Barclays’ Qualification Criteria	261
Base Interest Fraction	319
BBNA	252
BCBS	173
BCREI	177
Beds	186
BMO	177, 251
BMO Data File	253
BMO Financial	251
BMO Mortgage Loans	177, 251
BMO Securitization Database	252
Borrower Delayed Reimbursements	372
Borrower Party	420
B-Piece Buyer	145
Brand	217
Bridge Bank	132
C
CBE	460

510

CDI 202.01	174
CEA/WRA	201
CERCLA	499
Certificate Administrator	284
Certificate Balance	297, 305
Certificate Owner	327
Certificateholder	327
Certificateholder Quorum	401
Certificateholder Repurchase Request	439
Certificates	4, 304
Certifying Certificateholder	337
CGMRC	243
CID	192
CID Allocation	192
CID Improvements	192
CID Tax	192
Citibank	284
City	192
CityFHEPS	97
Class	304
Class VRR Certificates	305
Class X Certificates	3, 304
Class X Strip Rate	312
Clearstream	334
Clearstream Participants	335
Closing Date	178, 304
CMBS	169
CMS	289
CMS Acquisition Closing Date	289
CMS Platform	289
CMS Transaction	289
Code	464
Co-Lender Agreement	236
Collateral Deficiency Amount	390
Collection Account	365
Collection Period	308
Collective Space Master Lease	216
Combe	201
Combined VRR Available Funds	298
Combined VRR Interest	4, 296, 297, 305
Combined VRR Interest Balance	298
Combined VRR Interest Balance	4
Combined VRR Interest Owner	297
Combined VRR Interest Owners	297
Communication Request	337
Companion Loan	177
Companion Loan Holder	349
Companion Loan Rating Agency	398
Companion Note	234
Compensating Interest Payment	321
Consent Fees	371
Consultation Election Notice	441
Consultation Requesting Certificateholder	441
Consultation Termination Event	420
Consulting Party	422
Control Eligible Certificates	419
Control Termination Event	419

Controlling Class	419
Controlling Class Certificateholder	419
Controlling Class Representative	419
Controlling Note	234
Controlling Note Holder	234
Controlling Pari Passu Companion Loan	351
Controlling Pari Passu Companion Loan Securitization Date	351
Corrected Loan	356
Corresponding Principal Balance Certificates	4, 306
CPR	456
CRECs	201
Credit Risk Retention	174
Credit Risk Retention Rules	296
CREFC®	324
CREFC® Intellectual Property Royalty License Fee	377
CREFC® Intellectual Property Royalty License Fee Rate	378
CREFC® Reports	324
CREFI	177, 243, 296
CREFI Data File	244
CREFI Mortgage Loans	177
CREFI Securitization Database	244
CREFI VRR Interest Portion	296
Crossed Group	181
Cross-Over Date	311
Cumulative Appraisal Reduction Amount	391
Cure/Contest Period	436
Custodian	284, 415
Cut-off Date	176
Cut-off Date Balance	176
Cut-off Date DSCR	182
Cut-off Date Loan-to-Value Ratio	181
Cut-off Date LTV Ratio	181
D
D	224
D or YM	224
D or YMx	224
Daily Portions	468
DB Originators	268
DBNY	265
Debt Service Coverage Ratio	182
Debt Yield on Underwritten NCF	181
Debt Yield on Underwritten Net Cash Flow	181
Debt Yield on Underwritten Net Operating Income	182
Debt Yield on Underwritten NOI	182
Defaulted Mortgage Loan	375
Defeasance Deposit	226
Defeasance Loans	226
Defeasance Lock Out Period	226
Defeasance Option	226
Defective Mortgage Loan	347

511

Definitive Certificate	333
Delegated Directive	17
Delinquent Loan	433
Depositaries	334
Depositor	178, 243, 281
Determination Date	306
Deutsche Bank	265
Development Agreement	192
DHCR	96, 191
Dick’s Sporting Good Co-Tenants	210
Diligence File	341
Directing Holder	418
DISC	14
Disclosable Special Servicer Fees	376
Dispute Resolution Consultation	442
Dispute Resolution Cut-off Date	441
Dispute Resolution Requesting Holder	441
Distribution Account	365
Distribution Date	306
Distributor	15
DMARC	265
Document Defect	341
Dodd-Frank Act	173
DOJ	265
DSCR	182
DTC	333
DTC Participants	334
DTC Rules	335
Due Date	221, 308
Due Diligence Questionnaire	245, 253
Due Period	308
E
EDGAR	509
EEA	16, 171
Eligible Asset Representations Reviewer	437
Eligible Operating Advisor	430
Enforcing Party	441
Enforcing Servicer	440
Environmental Condition	499
EPA	202
ERISA	475
ERISA Plans	475
ESA	199, 269
Escrow/Reserve Mitigating Circumstances	264, 271
EU	171
EU CRR	171
EU Due Diligence Requirements	171
EU Institutional Investor	171
EU PRIIPS Regulation	16
EU Prospectus Regulation	16
EU Qualified Investor	16
EU Retail Investor	16
EU Securitization Rules	171
Euroclear	334
Euroclear Operator	336

Euroclear Participants	335
Excess Interest	133, 221
Excess Interest Distribution Account	366
Excess Liquidation Proceeds	367
Excess Liquidation Proceeds Reserve Account	366
Excess Modification Fees	371
Excess Penalty Charges	372
Excess Prepayment Interest Shortfall	321
Exchange Act	242, 272
Excluded Controlling Class Holder	331
Excluded Controlling Class Mortgage Loan	420
Excluded Information	331
Excluded Mortgage Loan	420
Excluded Mortgage Loan Special Servicer	402
Excluded RRCP Mortgage Loan	301
Excluded Special Servicer	140
Excluded Special Servicer Information	331
Excluded Special Servicer Mortgage Loan	402
Exemption Rating Agency	479
F
FATCA	474
FCA HANDBOOK	14
FDIA	163
FDIC	132, 163
FETL	19
FIEL	19
Final Asset Status Report	425
Final Dispute Resolution Election Notice	442
Financial Promotion Order	15
FIRREA	265, 269
Fitch	398
Flagstar	132
Form 8-K	242
FPO Persons	15
FSCMA	19
FSMA	15, 172
Future Outside Servicing Agreement	351
G
GACC	177, 265
GACC Data Tape	266
GACC Deal Team	266
GACC Mortgage Loans	177, 266
Goldman Originator	275
Goldman VRR Interest Portion	296
Grace Period	221
Grantor Trust	464
GS	296
GS Bank	273

512

GSMC	177, 273
GSMC Data Tape	274
GSMC Deal Team	273
GSMC Mortgage Loans	177, 273
H
Hall of the States Master Lease	216
Hall of the States Master Tenant	216
Hard Lockbox	183
HPD	190, 204
HRECs	201
HSTP Act	96
I
ICIP	219
IDFPR	251
Indirect Participants	334
Initial Month’s Interest Deposit Amount	309
Initial Pool Balance	176
Initial Rate	221
Initial Requesting Certificateholder	440
In-Place Cash Management	183
Institutional Investor	18
Interest Accrual Amount	313
Interest Accrual Period	313
Interest Distribution Amount	313
Interest Only Mortgage Loans	221
Interest Reserve Account	366
Interest Shortfall Carryforward	313
Interested Person	413
Interest-Only Certificates	304
intermediary	473
Investment Company Act	1
Investor Certification	326
IRS	465
Issuing Entity	176
J
Japanese Retention Requirement	20
JFSA	19
Joint Seller Mortgage Loan	339
JRR Rule	19
K
KBRA	398
L
L	224
Largest Tenant	183
Largest Tenant Lease Expiration	183
LCN	206
Lender Liability Act	499
Liquidation Fee	374
Liquidation Fee Rate	374
Liquidation Proceeds	375
Loan Per Unit	183
Loan-Specific Certificates	305
Loan-Specific Controlling Class	420

Loan-Specific Controlling Class Certificateholder	420
Loan-Specific Controlling Class Representative	420
Loan-Specific Principal Balance Certificates	305
Loss of Value Payment	345
Loss of Value Reserve Fund	365
Lower-Tier Regular Interests	464
Lower-Tier REMIC	464
Lower-Tier REMIC Distribution Account	365
LTV Ratio at Maturity/ARD	183
LUST	200
M
MAI	388
Major Decision	415
Major Decision Reporting Package	417
Market Discount	468
MAS	18
Master Servicer	286
Master Servicer Remittance Date	360
Material Adverse Effect	205
Material Breach	344
Material Defect	344
Material Document Defect	341
Maturity Date/ARD Loan-to-Value Ratio	183
Maturity Date/ARD LTV Ratio	183
Medical Master Lease	216
MIFID II	16
MOA	297
Modeling Assumptions	456
Modification Fees	372
Monthly Payment	308
Moody’s	398
Morningstar DBRS	430
Mortgage	176
Mortgage File	339
Mortgage Loan Purchase Agreement	339
Mortgage Loan Schedule	353
Mortgage Loan Sellers	177
Mortgage Loans	176
Mortgage Note	176
Mortgage Pool	176
Mortgage Rate	221
Mortgaged Property	176
Most Recent NOI	184
N
Net Cash Flow	185
Net Mortgage Pass-Through Rate	312
Net Mortgage Rate	313
NFA	202
NFIP	116
NI 33-105	20
NJDEP	202

513

Non-Controlling Note	234
Non-Controlling Note Holders	234
Non-Offered Certificates	304
non-qualified intermediary	473
Nonrecoverable Advance	362
Non-Reduced Certificates	327
Non-Reduced Loan-Specific Certificates	327
Non-U.S. Tax Person	473
Non-Vertically Retained Available Funds	308
Non-Vertically Retained Certificates	3, 305
Non-Vertically Retained Percentage	298
Non-Vertically Retained Principal Balance Certificates	305
Non-Vertically Retained Regular Certificates	305
Notional Amount	306
NPL	201
NRSRO	326, 483
NRSRO Certification	328
NYSDEC	202
NYSDOH	202
O
O	224
Occupancy	184
Occupancy Date	184
OER	201
Offered Certificates	304
OID Regulations	466
OLA	164
Operating Advisor	292
Operating Advisor Annual Report	427
Operating Advisor Consulting Fee	377
Operating Advisor Fee	377
Operating Advisor Fee Rate	377
Operating Advisor Standard	424
Operating Advisor Termination Event	429
Operating Advisor Upfront Fee	377
Original Balance	184
Other Crossed Loans	347
Outside Certificate Administrator	351
Outside Controlling Class Representative	351
Outside Controlling Note Holder	350, 418
Outside Custodian	351
Outside Depositor	351
Outside Operating Advisor	351
Outside Securitization	351
Outside Serviced AB Whole Loan	350
Outside Serviced Companion Loan	350
Outside Serviced Mortgage Loan	350
Outside Serviced Pari Passu Companion Loan	350

Outside Serviced Pari Passu Whole Loan	350
Outside Serviced Pari Passu-AB Whole Loan	350
Outside Serviced Subordinate Companion Loan	350
Outside Serviced Whole Loan	350
Outside Servicer	351
Outside Servicer Fee Rate	384
Outside Servicing Agreement	350
Outside Special Servicer	351
Outside Trustee	351
P
P&I Advance	360
PACE	132
Pads	186
PAR	270
Pari Passu Companion Loan	177
Pari Passu Indemnified Items	396
Pari Passu Indemnified Parties	396
Pari Passu Whole Loan	177
Pari Passu-AB Whole Loan	177
Park Bridge Financial	292
Park Bridge Lender Services	292
Participants	334
Party in Interest	476
Pass-Through Rate	312
PCO	218
PCR	250, 257, 279
Peloton	214
Penalty Charges	372
Percentage Allocation Entitlement	298
Percentage Interest	306
Permitted Investments	306
Permitted Special Servicer/Affiliate Fees	376
PILOT	135, 220
PIPs	113, 204
Plan Asset Regulations	476
PML	280
POATRS	14
Pooled Voting Rights	336
Pooling and Servicing Agreement	348
Pooling and Servicing Agreement Party Repurchase Request	440
PRC	17
Pre-Closing Platform	289
Preliminary Asset Review Report	436
Preliminary Dispute Resolution Election Notice	441
Prepayment Assumption	468
Prepayment Interest Excess	320
Prepayment Interest Shortfall	320
Prepayment Penalty Description	184
Prepayment Provision	184
Previously Owned Property	223
Preylock Parent	233
Prime Rate	361

514

Principal Balance Certificates	3, 4, 304
Principal Distribution Amount	314
Principal Shortfall Carryforward	314
Privileged Information	426
Privileged Information Exception	426
Privileged Person	326
PRLL	201
Professional Investors	18
Prohibited Prepayment	321
Promotion of Collective Investment Schemes Exemptions Order	15
Property Advances	360
Proposed Course of Action Notice	441
Prospectus	18
PTE	478
Q
qualified intermediary	473
Qualified Mortgage	341
Qualified Substitute Mortgage Loan	346
Qualifying CRE Loan Percentage	297
R
Rated Final Distribution Date	320
Rating Agencies	505
Rating Agency	505
Rating Agency Confirmation	445
Rating Agency Declination	445
RAWP	201
RCRA	500
Realized Loss	299, 322
REC	200
Record Date	306
Registration Statement	509
Regular Certificates	304
Regular Interestholder	466
Regular Interests	464
Regulation AB	393
Regulation RR	296
Related Group	184
Release Date	226
Relevant Persons	15
REMIC	464
REMIC LTV Test	168
REMIC Regulations	464
REO Account	367
REO Companion Loan	315
REO Loan	315
REO Mortgage Loan	315
REO Property	304
Repurchase Price	344
Repurchase Request	440
Requesting Certificateholder	441
Requesting Holders	391
Requesting Investor	337
Requesting Party	444
Required Credit Risk Retention Percentage	297
Requirements	504

Residual Certificates	304
Resolution Failure	440
Resolved	441
Restricted Group	479
Restricted Party	426
Retaining Parties	297
Retaining Sponsor	296
Review Materials	434
Revised Rate	221
RevPAR	184
Risk Retention Consultation Parties	301
Rooms	186
Rule 17g-5	328, 407
S
S&P	430
Samsung Expansion Space	214
Samsung SDS	214
Scheduled Principal Distribution Amount	314
SEC	242, 272
Securities Act	393
Securitization Accounts	304
SEL	280
Senior Certificates	304
Serviced AB Whole Loan	349
Serviced Companion Loan	349
Serviced Companion Loan Holder	349
Serviced Companion Loan Securities	141, 398
Serviced Loans	349
Serviced Mortgage Loans	349
Serviced Outside Controlled Companion Loan	350
Serviced Outside Controlled Mortgage Loan	349
Serviced Outside Controlled Whole Loan	349
Serviced Pari Passu Companion Loan	349
Serviced Pari Passu Companion Loan Holder	349
Serviced Pari Passu Whole Loan	349
Serviced Pari Passu-AB Whole Loan	349
Serviced Subordinate Companion Loan	349
Serviced Subordinate Companion Loan Holder	349
Serviced Whole Loan	349
Servicer Termination Events	397
Servicing Fee	370
Servicing Fee Rate	370
Servicing Function Participant	393
Servicing Shift Companion Loan	351
Servicing Shift Mortgage Loan	351
Servicing Shift Whole Loan	351
Servicing Standard	354
Servicing Transfer Event	355

515

SFA	18
SFO	18
Similar Law	481
SMMEA	483
Soft Lockbox	184
Special Servicer	290
Special Servicer Decision	357
Special Servicing Fee	373
Special Servicing Fee Rate	373
Specially Serviced Loan	355
Split Mortgage Loan	177
Sponsors	178, 243
Springing Cash Management	185
Springing Lockbox	185
SSDS	201
Startup Day	464
Stated Principal Balance	315
Static Pool Data	122
Structured Product	18
Subordinate Certificates	304
Subordinate Companion Loan	177
Sub-Servicing Agreement	359
SVB	132
T
TCO	218
Termination Purchase Amount	446
Terms and Conditions	336
Tests	435
The Assembly Preferred Investor	233
Third Party Report	179
TIA	173
Title IV Financial Aid	106
Title V	503
Torchlight	290
Trailing 12 NOI	184
Trimont	286
TRIPRA	118
Trust Interest	305
Trust Interest Owner	305
Trust REMICs	464
Trust Subordinate Companion Loan	4, 176
Trust Subordinate Companion Loan REMIC Distribution Account	365
Trust Subordinate Companion Whole Loan	176
Trustee	283
Trustee/Certificate Administrator Fee	376
Trustee/Certificate Administrator Fee Rate	377
U
U.S. Tax Person	473
UK	14, 171
UK CRR	172
UK Due Diligence Requirements	172

UK Institutional Investor	172
UK MIFIR Product Governance Rules	15
UK Qualified Investor	14
UK Retail Investor	14
UK Securitization Rules	172
Uncertificated Interests	305
Uncertificated VRR Interest	4, 305
Uncertificated VRR Interest Balance	297
Uncertificated VRR Interest Owner	296
Underwriter Entities	139
Underwriter Exemption	478
Underwriting Agreement	507
Underwritten EGI	186
Underwritten Expenses	185
Underwritten NCF	185
Underwritten NCF DSCR	182
Underwritten Net Cash Flow	185
Underwritten Net Operating Income	185
Underwritten NOI	185
Underwritten Revenues	186
Union	194
Units	186
Unscheduled Principal Distribution Amount	314
Unsolicited Information	435
Updated Appraisal	409
Upper-Tier REMIC	464
Upper-Tier REMIC Distribution Account	365
UST	200
UW NCF DSCR	182
V
Vertical Risk Retention Allocation Percentage	300
Vertically Retained Percentage	298
VI	202
Volcker Rule	173
Voting Rights	336
VRR Interest Distribution Amount	300
VRR Principal Distribution Amount	300
VRR Realized Loss Interest Distribution Amount	300
VRR REMIC Regular Interest	464
W
WAC Rate	312
Weighted Average Mortgage Rate	186
Wells Fargo Bank	289
West County Center Acquisition	229
West County Center Additional Property	229
Whole Loan	177
Whole Loan Custodial Account	365
Withheld Amounts	366
Workout Fee	373
Workout Fee Rate	374

516

Workout-Delayed Reimbursement Amount	364
WQARF	201
WSFS Bank	283
Y
YM	224

YM Group A	319
YM Group A-S/B/C	319
YM Group D	319
YM Groups	319
YMx	224

517

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ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State	Zip Code

1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	9.95%	100.0%	GSBI, BCREI	GSMC, Barclays	NAP	NAP	4, 17, 47 and 1001 West County Center Drive	Des Peres	St. Louis	MO	63131
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	9.95%	100.0%	GSBI	GSMC	NAP	NAP	6555 Excellence Way and 6500 & 6600 Chase Oaks Boulevard	Plano	Collin	TX	75023
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	7.3%	100.0%	CREFI	CREFI	NAP	NAP	451 7th Avenue South	Kirkland	King	WA	98033
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	4.4%	100.0%	CREFI	CREFI	NAP	NAP	181 3rd Avenue	Brooklyn	Kings	NY	11217
5	Loan	29	6	Elder Portfolio	4.4%		CREFI	CREFI	NAP	NAP	Various	Various	Various	Various	Various
5.01	Property		1	Appian Way	1.6%	36.2%					4576 Appian Way	El Sobrante	Contra Costa	CA	94803
5.02	Property		1	The View	0.9%	20.2%					3024 North 24th Street	Phoenix	Maricopa	AZ	85016
5.03	Property		1	North Haven	0.6%	13.5%					1742 West Vogel Avenue	Phoenix	Maricopa	AZ	85021
5.04	Property		1	Glen Court	0.5%	11.7%					6002 West Glendale Avenue	Glendale	Maricopa	AZ	85301
5.05	Property		1	237 Leavenworth	0.5%	10.3%					237 Leavenworth Street	San Francisco	San Francisco	CA	94102
5.06	Property		1	620 Eddy Street	0.4%	8.2%					620 Eddy Street	San Francisco	San Francisco	CA	94109
6	Loan	30	1	The Gardens	4.3%	100.0%	CREFI	CREFI	NAP	NAP	30 International Drive South	Flanders	Morris	NJ	07836
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	4.1%	100.0%	CREFI	CREFI	NAP	NAP	1530 Wilson Boulevard	Arlington	Arlington	VA	22209
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	3.6%		CREFI	CREFI	NAP	NAP	Various	Various	Various	Various	Various
8.01	Property		1	New Iberia	0.4%	10.4%					405 Jefferson Terrace	New Iberia	Iberia	LA	70560
8.02	Property		1	Ponte Vedra	0.3%	9.7%					1120 Preservation Trail	Ponte Vedra	St. Johns	FL	32081
8.03	Property		1	Hastings-on-Hudson	0.3%	9.0%					1337 Saw Mill River Road	Hastings-on-Hudson	Westchester	NY	10706
8.04	Property		1	Roseville	0.3%	8.0%					29500 Hayes Road	Roseville	Macomb	MI	48066
8.05	Property		1	Neptune	0.2%	6.9%					1109 Ninth Avenue	Neptune	Monmouth	NJ	07753
8.06	Property		1	Spring	0.2%	6.6%					25528 Aldine Westfield Road	Spring	Harris	TX	77373
8.07	Property		1	Gainesville	0.2%	6.1%					9417 Northwest 43rd Street	Gainesville	Alachua	FL	32653
8.08	Property		1	Hudson Oaks	0.2%	5.9%					3761 Fort Worth Highway	Hudson Oaks	Parker	TX	76087
8.09	Property		1	Marble Falls 2	0.2%	5.9%					706 Industrial Boulevard	Marble Falls	Burnet	TX	78654
8.10	Property		1	Mulberry	0.2%	5.7%					3000 Mulford Road	Mulberry	Polk	FL	33860
8.11	Property		1	Marble Falls 1	0.2%	5.7%					500 Industrial Boulevard	Marble Falls	Burnet	TX	78654
8.12	Property		1	Sewickley	0.2%	5.7%					2404 Nicholson Road	Sewickley	Allegheny	PA	15143
8.13	Property		1	West Palm Beach 2	0.2%	5.4%					2021 South Military Trail	West Palm Beach	Palm Beach	FL	33415
8.14	Property		1	Acworth	0.1%	3.3%					5488 Wade Green Road	Acworth	Cherokee	GA	30102
8.15	Property		1	Smyrna	0.1%	3.1%					200 Front Street	Smyrna	Rutherford	TN	37167
8.16	Property		1	Gonzales	0.1%	2.5%					39350 Highway 74	Gonzales	Ascension	LA	70737
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	3.5%	100.0%	BMO	BMO	NAP	NAP	636 West 158th Street	New York	New York	NY	10032
10	Loan	41	1	Kreate Tiffin	3.3%	100.0%	CREFI	CREFI	NAP	NAP	458 2nd Avenue	Tiffin	Seneca	OH	44883
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	3.3%		CREFI	CREFI	NAP	NAP	Various	San Antonio	Bexar	TX	78228
11.01	Property		1	Panorama Apartments	1.9%	58.5%					215 West Broadview Drive	San Antonio	Bexar	TX	78228
11.02	Property		1	Oakbrook Crossing	1.4%	41.5%					4011 Sherril Brook Road	San Antonio	Bexar	TX	78228
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	2.9%	100.0%	GSBI	GSMC	NAP	NAP	400-444 North Capitol Street Northwest	Washington	District of Columbia	DC	20001
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	2.9%	100.0%	GSBI	GSMC	NAP	NAP	1205, 1225, 1305 and 1325 Franklin Avenue	Garden City	Nassau	NY	11530
14	Loan	9, 58, 59, 60	1	The Assembly	2.7%	100.0%	BCREI, WFBNA	Barclays	NAP	NAP	3930, 3940, 3950, 3960, 4000 North First Street and 90 Headquarters Drive	San Jose	Santa Clara	CA	95134
15	Loan	61	1	CEV Murray	2.6%	100.0%	CREFI	CREFI	NAP	NAP	1421 North 16th Street and 1700 Lowes Drive	Murray	Calloway	KY	42071
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	2.6%	100.0%	GACC	GACC	NAP	NAP	900 Broken Sound Parkway Northwest	Boca Raton	Palm Beach	FL	33487
17	Loan	67	1	2115 O’Nel Drive	2.2%	100.0%	GACC	GACC	NAP	NAP	2115 O’Nel Drive	San Jose	Santa Clara	CA	95131
18	Loan	68, 69	1	Lakeside Lakeview Apartments	2.1%	100.0%	CREFI	CREFI	NAP	NAP	1718 & 1817 Northside Drive	Valdosta	Lowndes	GA	31602
19	Loan	70	1	1-11 South Market	2.1%	100.0%	CREFI	CREFI	NAP	NAP	1-11 South Market Street	Passaic	Passaic	NJ	07055
20	Loan	71, 72	2	Harrison and Park	2.0%		CREFI	CREFI	NAP	NAP	Various	East Orange	Essex	NJ	Various
20.01	Property		1	150 South Harrison Street	1.0%	50.7%					150 South Harrison Street	East Orange	Essex	NJ	07018
20.02	Property		1	742 Park Avenue	1.0%	49.3%					742 Park Avenue	East Orange	Essex	NJ	07017
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	1.8%	100.0%	BCREI	Barclays	NAP	NAP	30 Capital Drive	Harrisburg	Dauphin	PA	17110
22	Loan		7	Vinegar Hill Portfolio	1.7%		BCREI	Barclays	NAP	NAP	Various	Brooklyn	Kings	NY	Various
22.01	Property		1	1226 Lincoln Place	0.5%	28.7%					1226 Lincoln Place	Brooklyn	Kings	NY	11213
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue	0.3%	16.5%					3013, 3017 and 3019 Newkirk Avenue	Brooklyn	Kings	NY	11226
22.03	Property		1	226 Pulaski Street	0.2%	14.0%					226 Pulaski Street	Brooklyn	Kings	NY	11206
22.04	Property		1	83 E 94th Street	0.2%	11.1%					83-85 East 94th Street	Brooklyn	Kings	NY	11212
22.05	Property		1	436 E 34th Street	0.2%	10.9%					436 East 34th Street	Brooklyn	Kings	NY	11203
22.06	Property		1	642 Wilson Avenue	0.2%	9.6%					642 Wilson Avenue	Brooklyn	Kings	NY	11207
22.07	Property		1	1639 Carroll Street	0.2%	9.1%					1639 Carroll Street	Brooklyn	Kings	NY	11213
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	1.7%		GACC	GACC	NAP	NAP	Various	New York	New York	NY	10032
23.01	Property		1	1961-1967 Amsterdam Avenue	1.0%	61.0%					1961-1967 Amsterdam Avenue	New York	New York	NY	10032
23.02	Property		1	1973 Amsterdam Avenue	0.7%	39.0%					1973 Amsterdam Avenue	New York	New York	NY	10032
24	Loan		1	Kensington Ridge	1.5%	100.0%	CREFI	CREFI	Group 1	NAP	710 Kensington Court	Middletown	Butler	OH	45044
25	Loan		2	South IN Multi Portfolio	1.5%		CREFI	CREFI	NAP	NAP	Various	Various	Various	IN	Various
25.01	Property		1	Tracks at Seymour	1.1%	73.7%					1206 Hillcrest Drive and 1240 Jackson Park Place	Seymour	Jackson	IN	47274
25.02	Property		1	Stonebrook of Scottsburg	0.4%	26.3%					33 & 101 North Fifth Street and 1293 & 1297 North Pine Street	Scottsburg	Scott	IN	47170
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	1.5%	100.0%	GSBI	GSMC	NAP	NAP	400 Arcola Road	Collegeville	Montgomery	PA	19426
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	1.5%		BMO	BMO	NAP	NAP	Various	Various	Various	OH	Various
27.01	Property		1	Marion	0.8%	52.7%					2509 Marion Williamsport Road	Marion	Marion	OH	43302
27.02	Property		1	Greenville	0.7%	47.3%					1700 KitchenAid Way	Greenville	Darke	OH	45331
28	Loan	90	1	216 Thompson Street	1.4%	100.0%	CREFI	CREFI	NAP	NAP	216 Thompson Street	New York	New York	NY	10012
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	1.3%		GACC	GACC	NAP	NAP	Various	Carlsbad	Eddy	NM	88220
29.01	Property		1	Carlsbad Manor	0.6%	46.8%					111 Farris Street	Carlsbad	Eddy	NM	88220
29.02	Property		1	Town & Country	0.4%	28.9%					1716 North Canal Street	Carlsbad	Eddy	NM	88220
29.03	Property		1	Sweetwater	0.3%	24.3%					3401 National Parks Highway	Carlsbad	Eddy	NM	88220
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	1.3%	100.0%	GSBI	GSMC	NAP	NAP	2800 South MacArthur Drive	Alexandria	Rapides	LA	71301
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	1.2%	100.0%	GSBI	GSMC	NAP	NAP	15471 Royalton Road	Strongsville	Cuyahoga	OH	44136
32	Loan	101	3	Houma Portfolio	1.2%		CREFI	CREFI	NAP	NAP	Various	Houma	Terrebonne Parish	LA	Various
32.01	Property		1	Crestwood Apartments	0.5%	42.8%					700 Levron Street	Houma	Terrebonne Parish	LA	70360
32.02	Property		1	Tanglewood Apartments	0.4%	33.8%					100 Stadium Drive	Houma	Terrebonne Parish	LA	70360
32.03	Property		1	Sonrisa Apartments	0.3%	23.4%					3591 Friendswood Drive	Houma	Terrebonne Parish	LA	70363
33	Loan	102	6	Cameleo Multifamily Portfolio	0.8%		GACC	GACC	NAP	NAP	Various	Chicago	Cook	IL	Various
33.01	Property		1	5116-5118 South Indiana Avenue	0.2%	28.0%					5116-5118 South Indiana Avenue	Chicago	Cook	IL	60615
33.02	Property		1	5226-5228 South Michigan Avenue	0.2%	27.3%					5226-5228 South Michigan Avenue	Chicago	Cook	IL	60615
33.03	Property		1	6820-6822 South Cornell	0.1%	14.0%					6820-6822 South Cornell Avenue	Chicago	Cook	IL	60649
33.04	Property		1	6427-6429 South Drexel	0.1%	12.5%					6427-6429 South Drexel Avenue	Chicago	Cook	IL	60637
33.05	Property		1	1522-1524 East 73rd Street	0.1%	9.6%					1522-1524 East 73rd Street	Chicago	Cook	IL	60619
33.06	Property		1	8030 South Yates Boulevard	0.1%	8.7%					8030 South Yates Boulevard	Chicago	Cook	IL	60617
34	Loan	103	1	Brightstar 2	0.7%	100.0%	BCREI	Barclays	NAP	NAP	8741 Dayton Cincinnati Pike	Miamisburg	Montgomery	OH	45342
35	Loan		1	Chimney Hill	0.7%	100.0%	CREFI	CREFI	Group 1	NAP	935-955 & 967-975 Park Lane	Middletown	Butler	OH	45042

A-1

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %

1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	Retail	Super Regional Mall	2002	NAP	748,041	SF	180.47	68,000,000	68,000,000	64,700,451	7.39800%
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	Office	Suburban	1985	2018-2021	706,395	SF	198.19	68,000,000	68,000,000	68,000,000	7.96800%
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	Office	Suburban	2016	NAP	180,844	SF	411.96	50,000,000	50,000,000	50,000,000	7.81000%
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	Hospitality	Limited Service	2011	2022-2023	133	Rooms	225,563.91	30,000,000	30,000,000	30,000,000	7.89000%
5	Loan	29	6	Elder Portfolio	Multifamily	Various	Various	Various	206	Units	145,631.07	30,000,000	30,000,000	30,000,000	7.54000%
5.01	Property		1	Appian Way	Multifamily	Garden	1965	NAP	42	Units		10,850,000	10,850,000	10,850,000
5.02	Property		1	The View	Multifamily	Garden	1967	2025	50	Units		6,050,000	6,050,000	6,050,000
5.03	Property		1	North Haven	Multifamily	Garden	1981	2025	33	Units		4,050,000	4,050,000	4,050,000
5.04	Property		1	Glen Court	Multifamily	Garden	1981	2025	23	Units		3,500,000	3,500,000	3,500,000
5.05	Property		1	237 Leavenworth	Multifamily	Mid Rise	1922	2022	23	Units		3,100,000	3,100,000	3,100,000
5.06	Property		1	620 Eddy Street	Multifamily	Mid Rise	1910	2025	35	Units		2,450,000	2,450,000	2,450,000
6	Loan	30	1	The Gardens	Retail	Anchored	2000, 2002, 2006	2023	210,853	SF	139.91	29,500,000	29,500,000	29,500,000	7.33000%
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	Office	CBD	1990	2025	174,706	SF	160.27	28,000,000	28,000,000	28,000,000	7.74000%
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	Self Storage	Self Storage	Various	Various	1,069,965	SF	111.59	24,400,000	24,400,000	24,400,000	5.95000%
8.01	Property		1	New Iberia	Self Storage	Self Storage	1984	2016	99,908	SF		2,534,003	2,534,003	2,534,003
8.02	Property		1	Ponte Vedra	Self Storage	Self Storage	2018	NAP	83,076	SF		2,370,519	2,370,519	2,370,519
8.03	Property		1	Hastings-on-Hudson	Self Storage	Self Storage	2000	NAP	35,988	SF		2,201,926	2,201,926	2,201,926
8.04	Property		1	Roseville	Self Storage	Self Storage	2001	NAP	76,864	SF		1,961,809	1,961,809	1,961,809
8.05	Property		1	Neptune	Self Storage	Self Storage	1950	2002	51,889	SF		1,675,712	1,675,712	1,675,712
8.06	Property		1	Spring	Self Storage	Self Storage	2005	NAP	86,417	SF		1,614,405	1,614,405	1,614,405
8.07	Property		1	Gainesville	Self Storage	Self Storage	2000-2001	NAP	75,345	SF		1,491,792	1,491,792	1,491,792
8.08	Property		1	Hudson Oaks	Self Storage	Self Storage	2013	NAP	62,552	SF		1,450,921	1,450,921	1,450,921
8.09	Property		1	Marble Falls 2	Self Storage	Self Storage	2019	NAP	65,710	SF		1,430,486	1,430,486	1,430,486
8.10	Property		1	Mulberry	Self Storage	Self Storage	2007	2019	90,016	SF		1,399,832	1,399,832	1,399,832
8.11	Property		1	Marble Falls 1	Self Storage	Self Storage	1997	NAP	75,560	SF		1,399,832	1,399,832	1,399,832
8.12	Property		1	Sewickley	Self Storage	Self Storage	2017	NAP	51,326	SF		1,389,615	1,389,615	1,389,615
8.13	Property		1	West Palm Beach 2	Self Storage	Self Storage	2019	NAP	88,977	SF		1,307,873	1,307,873	1,307,873
8.14	Property		1	Acworth	Self Storage	Self Storage	1995	NAP	42,079	SF		802,094	802,094	802,094
8.15	Property		1	Smyrna	Self Storage	Self Storage	2012	NAP	31,926	SF		766,332	766,332	766,332
8.16	Property		1	Gonzales	Self Storage	Self Storage	2010	NAP	52,333	SF		602,848	602,848	602,848
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	Multifamily	High Rise	2026	NAP	120	Units	783,333.33	24,000,000	24,000,000	24,000,000	6.19800%
10	Loan	41	1	Kreate Tiffin	Industrial	Warehouse/Manufacturing	1955, 1983, 1992	NAP	543,010	SF	41.80	22,700,000	22,700,000	22,700,000	6.99000%
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	Multifamily	Garden	Various	2023-2026	308	Units	72,727.27	22,400,000	22,400,000	22,400,000	7.51000%
11.01	Property		1	Panorama Apartments	Multifamily	Garden	1976-1977	2023-2026	178	Units		13,100,000	13,100,000	13,100,000
11.02	Property		1	Oakbrook Crossing	Multifamily	Garden	1967	2023-2026	130	Units		9,300,000	9,300,000	9,300,000
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	Office	CBD	1976	2018-2022	619,328	SF	226.05	20,000,000	20,000,000	20,000,000	6.55300%
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	Office	Suburban	1980	2008	489,492	SF	87.85	20,000,000	20,000,000	20,000,000	7.62400%
14	Loan	9, 58, 59, 60	1	The Assembly	Industrial	R&D	1980-1999	2023-2026	491,458	SF	350.39	18,165,500	18,165,500	18,165,500	7.03000%
15	Loan	61	1	CEV Murray	Multifamily	Student Housing	2000, 2008	2022	898	Beds	20,044.54	18,000,000	18,000,000	18,000,000	7.81000%
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	Office	Suburban	1989	2015	116,248	SF	150.54	17,500,000	17,500,000	17,500,000	7.89000%
17	Loan	67	1	2115 O’Nel Drive	Mixed Use	R&D/Office	1985	2013	98,874	SF	152.72	15,100,000	15,100,000	15,100,000	7.90300%
18	Loan	68, 69	1	Lakeside Lakeview Apartments	Multifamily	Garden	1973, 1980	2022-2024	216	Units	67,129.63	14,500,000	14,500,000	14,500,000	7.10000%
19	Loan	70	1	1-11 South Market	Industrial	Warehouse/Distribution	1932	NAP	250,000	SF	57.20	14,300,000	14,300,000	14,300,000	7.65000%
20	Loan	71, 72	2	Harrison and Park	Multifamily	Various	Various	NAP	68	Units	205,882.35	14,000,000	14,000,000	14,000,000	6.98000%
20.01	Property		1	150 South Harrison Street	Multifamily	Mid Rise	1930	NAP	42	Units		7,100,000	7,100,000	7,100,000
20.02	Property		1	742 Park Avenue	Multifamily	Low Rise	2017	NAP	26	Units		6,900,000	6,900,000	6,900,000
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	Hospitality	Limited Service	2012	2024	106	Rooms	113,207.55	12,000,000	12,000,000	12,000,000	8.09000%
22	Loan		7	Vinegar Hill Portfolio	Multifamily	Various	Various	Various	112	Units	104,464.29	11,700,000	11,700,000	11,700,000	7.71000%
22.01	Property		1	1226 Lincoln Place	Multifamily	Mid Rise	1923	NAP	31	Units		3,359,604	3,359,604	3,359,604
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue	Multifamily	Low Rise	1931	2014	18	Units		1,927,164	1,927,164	1,927,164
22.03	Property		1	226 Pulaski Street	Multifamily	Mid Rise	1931	2014	12	Units		1,643,050	1,643,050	1,643,050
22.04	Property		1	83 E 94th Street	Multifamily	Mid Rise	1930	NAP	16	Units		1,296,657	1,296,657	1,296,657
22.05	Property		1	436 E 34th Street	Multifamily	Low Rise	1931	2014	12	Units		1,279,911	1,279,911	1,279,911
22.06	Property		1	642 Wilson Avenue	Multifamily	Low Rise	1906	2013	6	Units		1,123,727	1,123,727	1,123,727
22.07	Property		1	1639 Carroll Street	Multifamily	Mid Rise	1920	NAP	17	Units		1,069,887	1,069,887	1,069,887
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	Multifamily	Mid Rise	Various	Various	53	Units	220,754.72	11,700,000	11,700,000	11,594,824	7.08100%
23.01	Property		1	1961-1967 Amsterdam Avenue	Multifamily	Mid Rise	1900, 1910	2005	22	Units		7,138,263	7,138,263	7,074,094
23.02	Property		1	1973 Amsterdam Avenue	Multifamily	Mid Rise	1908	1979	31	Units		4,561,737	4,561,737	4,520,730
24	Loan		1	Kensington Ridge	Multifamily	Garden	1967	2026	150	Units	68,000.00	10,200,000	10,200,000	10,200,000	7.17000%
25	Loan		2	South IN Multi Portfolio	Multifamily	Garden	Various	Various	186	Units	54,704.30	10,175,000	10,175,000	10,175,000	7.40000%
25.01	Property		1	Tracks at Seymour	Multifamily	Garden	1964	2024	102	Units		7,500,000	7,500,000	7,500,000
25.02	Property		1	Stonebrook of Scottsburg	Multifamily	Garden	1978, 1989	2022	84	Units		2,675,000	2,675,000	2,675,000
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	Mixed Use	Lab/Office	1992	2023	796,633	SF	188.29	10,000,000	10,000,000	10,000,000	6.78100%
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	Industrial	Warehouse/Distribution	Various	NAP	1,355,607	SF	57.02	10,000,000	10,000,000	10,000,000	6.82000%
27.01	Property		1	Marion	Industrial	Warehouse/Distribution	2011	NAP	700,628	SF		5,274,542	5,274,542	5,274,542
27.02	Property		1	Greenville	Industrial	Warehouse/Distribution	2008, 2016	NAP	654,979	SF		4,725,458	4,725,458	4,725,458
28	Loan	90	1	216 Thompson Street	Multifamily	Mid Rise	1834	2026	8	Units	1,162,500.00	9,300,000	9,300,000	9,300,000	7.10000%
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	Manufactured Housing	Manufactured Housing	Various	NAP	147	Pads	61,904.76	9,100,000	9,100,000	9,100,000	7.30800%
29.01	Property		1	Carlsbad Manor	Manufactured Housing	Manufactured Housing	1985	NAP	64	Pads		4,259,330	4,259,330	4,259,330
29.02	Property		1	Town & Country	Manufactured Housing	Manufactured Housing	1970	NAP	45	Pads		2,626,226	2,626,226	2,626,226
29.03	Property		1	Sweetwater	Manufactured Housing	Manufactured Housing	1970	NAP	38	Pads		2,214,444	2,214,444	2,214,444
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	Industrial	Flex	1997	2026	167,205	SF	52.03	8,700,000	8,700,000	8,700,000	6.68800%
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	Hospitality	Full Service	1972	2015	305	Rooms	27,049.18	8,250,000	8,250,000	7,685,341	8.17400%
32	Loan	101	3	Houma Portfolio	Multifamily	Garden	Various	2025	120	Units	67,708.33	8,125,000	8,125,000	8,125,000	7.55000%
32.01	Property		1	Crestwood Apartments	Multifamily	Garden	1973	2025	53	Units		3,475,000	3,475,000	3,475,000
32.02	Property		1	Tanglewood Apartments	Multifamily	Garden	1954	2025	41	Units		2,750,000	2,750,000	2,750,000
32.03	Property		1	Sonrisa Apartments	Multifamily	Garden	1977	2025	26	Units		1,900,000	1,900,000	1,900,000
33	Loan	102	6	Cameleo Multifamily Portfolio	Multifamily	Low Rise	Various	Various	46	Units	125,478.26	5,772,000	5,772,000	5,772,000	7.24020%
33.01	Property		1	5116-5118 South Indiana Avenue	Multifamily	Low Rise	1890-1903	2021	15	Units		1,618,500	1,618,500	1,618,500
33.02	Property		1	5226-5228 South Michigan Avenue	Multifamily	Low Rise	1901	2021-2022	8	Units		1,573,000	1,573,000	1,573,000
33.03	Property		1	6820-6822 South Cornell	Multifamily	Low Rise	1913	2021-2022	6	Units		806,000	806,000	806,000
33.04	Property		1	6427-6429 South Drexel	Multifamily	Low Rise	1900	2021-2022	6	Units		721,500	721,500	721,500
33.05	Property		1	1522-1524 East 73rd Street	Multifamily	Low Rise	1921	2021-2022	6	Units		552,500	552,500	552,500
33.06	Property		1	8030 South Yates Boulevard	Multifamily	Low Rise	1958	2021-2022	5	Units		500,500	500,500	500,500
34	Loan	103	1	Brightstar 2	Manufactured Housing	Manufactured Housing	1950	NAP	89	Pads	56,696.63	5,046,000	5,046,000	5,046,000	6.06000%
35	Loan		1	Chimney Hill	Multifamily	Garden	1970	2024	58	Units	81,034.48	4,700,000	4,700,000	4,700,000	7.05000%
A-2

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)
					1		2		2
1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	0.01738%	7.38062%	470,725.49	NAP	5,648,705.88	NAP	Amortizing Balloon	No	Actual/360	0	0	60
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	0.01738%	7.95062%	NAP	457,791.11	NAP	5,493,493.32	Interest Only	No	Actual/360	60	59	60
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	0.01738%	7.79262%	NAP	329,936.34	NAP	3,959,236.08	Interest Only	No	Actual/360	60	60	60
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	0.01738%	7.87262%	NAP	199,989.58	NAP	2,399,874.96	Interest Only	No	Actual/360	60	59	60
5	Loan	29	6	Elder Portfolio	0.01738%	7.52262%	NAP	191,118.06	NAP	2,293,416.72	Interest Only	No	Actual/360	60	59	60
5.01	Property		1	Appian Way
5.02	Property		1	The View
5.03	Property		1	North Haven
5.04	Property		1	Glen Court
5.05	Property		1	237 Leavenworth
5.06	Property		1	620 Eddy Street
6	Loan	30	1	The Gardens	0.01738%	7.31262%	NAP	182,698.55	NAP	2,192,382.60	Interest Only	No	Actual/360	60	60	60
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	0.01738%	7.72262%	NAP	183,108.33	NAP	2,197,299.96	Interest Only	No	Actual/360	60	59	60
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	0.04613%	5.90387%	NAP	122,663.66	NAP	1,471,963.92	Interest Only	No	Actual/360	60	58	60
8.01	Property		1	New Iberia
8.02	Property		1	Ponte Vedra
8.03	Property		1	Hastings-on-Hudson
8.04	Property		1	Roseville
8.05	Property		1	Neptune
8.06	Property		1	Spring
8.07	Property		1	Gainesville
8.08	Property		1	Hudson Oaks
8.09	Property		1	Marble Falls 2
8.10	Property		1	Mulberry
8.11	Property		1	Marble Falls 1
8.12	Property		1	Sewickley
8.13	Property		1	West Palm Beach 2
8.14	Property		1	Acworth
8.15	Property		1	Smyrna
8.16	Property		1	Gonzales
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	0.01738%	6.18062%	NAP	125,681.67	NAP	1,508,180.04	Interest Only	No	Actual/360	60	60	60
10	Loan	41	1	Kreate Tiffin	0.01738%	6.97262%	NAP	134,063.99	NAP	1,608,767.88	Interest Only - ARD	Yes	Actual/360	60	58	60
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	0.01738%	7.49262%	NAP	142,133.70	NAP	1,705,604.40	Interest Only	No	Actual/360	60	59	60
11.01	Property		1	Panorama Apartments
11.02	Property		1	Oakbrook Crossing
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	0.01738%	6.53562%	NAP	110,733.56	NAP	1,328,802.72	Interest Only	No	Actual/360	60	59	60
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	0.01738%	7.60662%	NAP	128,831.48	NAP	1,545,977.76	Interest Only	No	Actual/360	60	60	60
14	Loan	9, 58, 59, 60	1	The Assembly	0.01738%	7.01262%	NAP	107,897.60	NAP	1,294,771.20	Interest Only	No	Actual/360	60	59	60
15	Loan	61	1	CEV Murray	0.01738%	7.79262%	NAP	118,777.08	NAP	1,425,324.96	Interest Only	No	Actual/360	60	60	60
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	0.01738%	7.87262%	NAP	116,660.59	NAP	1,399,927.08	Interest Only	No	Actual/360	60	59	60
17	Loan	67	1	2115 O’Nel Drive	0.01738%	7.88562%	NAP	100,827.28	NAP	1,209,927.36	Interest Only	No	Actual/360	60	59	60
18	Loan	68, 69	1	Lakeside Lakeview Apartments	0.01738%	7.08262%	NAP	86,983.22	NAP	1,043,798.64	Interest Only	No	Actual/360	60	58	60
19	Loan	70	1	1-11 South Market	0.01738%	7.63262%	NAP	92,428.65	NAP	1,109,143.80	Interest Only	No	Actual/360	60	60	60
20	Loan	71, 72	2	Harrison and Park	0.01738%	6.96262%	NAP	82,564.35	NAP	990,772.20	Interest Only	No	Actual/360	60	59	60
20.01	Property		1	150 South Harrison Street
20.02	Property		1	742 Park Avenue
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	0.01738%	8.07262%	NAP	82,023.61	NAP	984,283.32	Interest Only	No	Actual/360	60	60	60
22	Loan		7	Vinegar Hill Portfolio	0.01738%	7.69262%	NAP	76,216.56	NAP	914,598.72	Interest Only	No	Actual/360	60	60	60
22.01	Property		1	1226 Lincoln Place
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue
22.03	Property		1	226 Pulaski Street
22.04	Property		1	83 E 94th Street
22.05	Property		1	436 E 34th Street
22.06	Property		1	642 Wilson Avenue
22.07	Property		1	1639 Carroll Street
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	0.01738%	7.06362%	78,477.90	69,998.64	941,734.80	839,983.68	Interest Only, Amortizing Balloon	No	Actual/360	48	47	60
23.01	Property		1	1961-1967 Amsterdam Avenue
23.02	Property		1	1973 Amsterdam Avenue
24	Loan		1	Kensington Ridge	0.01738%	7.15262%	NAP	61,791.46	NAP	741,497.52	Interest Only	No	Actual/360	60	60	60
25	Loan		2	South IN Multi Portfolio	0.01738%	7.38262%	NAP	63,617.30	NAP	763,407.60	Interest Only	No	Actual/360	60	59	60
25.01	Property		1	Tracks at Seymour
25.02	Property		1	Stonebrook of Scottsburg
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	0.01738%	6.76362%	NAP	57,293.17	NAP	687,518.04	Interest Only	No	Actual/360	60	52	60
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	0.01738%	6.80262%	NAP	57,622.69	NAP	691,472.28	Interest Only	No	Actual/360	60	57	60
27.01	Property		1	Marion
27.02	Property		1	Greenville
28	Loan	90	1	216 Thompson Street	0.01738%	7.08262%	NAP	55,789.24	NAP	669,470.88	Interest Only	No	Actual/360	60	60	60
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	0.01738%	7.29062%	NAP	56,188.71	NAP	674,264.52	Interest Only	No	Actual/360	60	59	60
29.01	Property		1	Carlsbad Manor
29.02	Property		1	Town & Country
29.03	Property		1	Sweetwater
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	0.01738%	6.67062%	NAP	49,161.44	NAP	589,937.28	Interest Only	No	Actual/360	60	60	60
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	0.01738%	8.15662%	64,628.70	NAP	775,544.40	NAP	Amortizing Balloon	No	Actual/360	0	0	60
32	Loan	101	3	Houma Portfolio	0.01738%	7.53262%	NAP	51,829.79	NAP	621,957.48	Interest Only	No	Actual/360	60	59	60
32.01	Property		1	Crestwood Apartments
32.02	Property		1	Tanglewood Apartments
32.03	Property		1	Sonrisa Apartments
33	Loan	102	6	Cameleo Multifamily Portfolio	0.01738%	7.22282%	NAP	35,309.05	NAP	423,708.60	Interest Only	No	Actual/360	60	60	60
33.01	Property		1	5116-5118 South Indiana Avenue
33.02	Property		1	5226-5228 South Michigan Avenue
33.03	Property		1	6820-6822 South Cornell
33.04	Property		1	6427-6429 South Drexel
33.05	Property		1	1522-1524 East 73rd Street
33.06	Property		1	8030 South Yates Boulevard
34	Loan	103	1	Brightstar 2	0.01738%	6.04262%	NAP	25,836.22	NAP	310,034.64	Interest Only	No	Actual/360	60	59	60
35	Loan		1	Chimney Hill	0.01738%	7.03262%	NAP	27,996.01	NAP	335,952.12	Interest Only	No	Actual/360	60	60	60

A-3

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date

1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	60	360	360	10/8/2026	0	6	12/6/2026	12/6/2026	11/6/2031	NAP
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	59	0	0	9/30/2026	1	6	11/6/2026	NAP	10/6/2031	NAP
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	60	0	0	10/29/2026	0	6	12/6/2026	NAP	11/6/2031	NAP
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	59	0	0	10/6/2026	1	6	11/6/2026	NAP	10/6/2031	NAP
5	Loan	29	6	Elder Portfolio	59	0	0	9/30/2026	1	6	11/6/2026	NAP	10/6/2031	NAP
5.01	Property		1	Appian Way
5.02	Property		1	The View
5.03	Property		1	North Haven
5.04	Property		1	Glen Court
5.05	Property		1	237 Leavenworth
5.06	Property		1	620 Eddy Street
6	Loan	30	1	The Gardens	60	0	0	10/29/2026	0	6	12/6/2026	NAP	11/6/2031	NAP
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	59	0	0	10/5/2026	1	6	11/6/2026	NAP	10/6/2031	NAP
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	58	0	0	8/19/2026	2	6	10/6/2026	NAP	9/6/2031	NAP
8.01	Property		1	New Iberia
8.02	Property		1	Ponte Vedra
8.03	Property		1	Hastings-on-Hudson
8.04	Property		1	Roseville
8.05	Property		1	Neptune
8.06	Property		1	Spring
8.07	Property		1	Gainesville
8.08	Property		1	Hudson Oaks
8.09	Property		1	Marble Falls 2
8.10	Property		1	Mulberry
8.11	Property		1	Marble Falls 1
8.12	Property		1	Sewickley
8.13	Property		1	West Palm Beach 2
8.14	Property		1	Acworth
8.15	Property		1	Smyrna
8.16	Property		1	Gonzales
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	60	0	0	11/4/2026	0	6	12/6/2026	NAP	11/6/2031	NAP
10	Loan	41	1	Kreate Tiffin	58	0	0	8/28/2026	2	6	10/6/2026	NAP	9/6/2031	9/6/2033
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	59	0	0	9/18/2026	1	6	11/6/2026	NAP	10/6/2031	NAP
11.01	Property		1	Panorama Apartments
11.02	Property		1	Oakbrook Crossing
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	59	0	0	9/8/2026	1	6	11/6/2026	NAP	10/6/2031	NAP
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	60	0	0	10/22/2026	0	6	12/6/2026	NAP	11/6/2031	NAP
14	Loan	9, 58, 59, 60	1	The Assembly	59	0	0	9/29/2026	1	6	11/6/2026	NAP	10/6/2031	NAP
15	Loan	61	1	CEV Murray	60	0	0	10/15/2026	0	6	12/6/2026	NAP	11/6/2031	NAP
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	59	0	0	9/18/2026	1	6	11/6/2026	NAP	10/6/2031	NAP
17	Loan	67	1	2115 O’Nel Drive	59	0	0	9/30/2026	1	6	11/6/2026	NAP	10/6/2031	NAP
18	Loan	68, 69	1	Lakeside Lakeview Apartments	58	0	0	9/2/2026	2	6	10/6/2026	NAP	9/6/2031	NAP
19	Loan	70	1	1-11 South Market	60	0	0	10/15/2026	0	6	12/6/2026	NAP	11/6/2031	NAP
20	Loan	71, 72	2	Harrison and Park	59	0	0	10/2/2026	1	6	11/6/2026	NAP	10/6/2031	NAP
20.01	Property		1	150 South Harrison Street
20.02	Property		1	742 Park Avenue
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	60	0	0	10/22/2026	0	6	12/6/2026	NAP	11/6/2031	NAP
22	Loan		7	Vinegar Hill Portfolio	60	0	0	10/16/2026	0	6	12/6/2026	NAP	11/6/2031	NAP
22.01	Property		1	1226 Lincoln Place
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue
22.03	Property		1	226 Pulaski Street
22.04	Property		1	83 E 94th Street
22.05	Property		1	436 E 34th Street
22.06	Property		1	642 Wilson Avenue
22.07	Property		1	1639 Carroll Street
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	59	360	360	9/30/2026	1	6	11/6/2026	11/6/2030	10/6/2031	NAP
23.01	Property		1	1961-1967 Amsterdam Avenue
23.02	Property		1	1973 Amsterdam Avenue
24	Loan		1	Kensington Ridge	60	0	0	10/9/2026	0	6	12/6/2026	NAP	11/6/2031	NAP
25	Loan		2	South IN Multi Portfolio	59	0	0	10/1/2026	1	6	11/6/2026	NAP	10/6/2031	NAP
25.01	Property		1	Tracks at Seymour
25.02	Property		1	Stonebrook of Scottsburg
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	52	0	0	2/12/2026	8	6	4/6/2026	NAP	3/6/2031	NAP
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	57	0	0	8/4/2026	3	6	9/6/2026	NAP	8/6/2031	NAP
27.01	Property		1	Marion
27.02	Property		1	Greenville
28	Loan	90	1	216 Thompson Street	60	0	0	10/13/2026	0	6	12/6/2026	NAP	11/6/2031	NAP
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	59	0	0	9/9/2026	1	6	11/6/2026	NAP	10/6/2031	NAP
29.01	Property		1	Carlsbad Manor
29.02	Property		1	Town & Country
29.03	Property		1	Sweetwater
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	60	0	0	10/30/2026	0	6	12/6/2026	NAP	11/6/2031	NAP
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	60	300	300	10/19/2026	0	6	12/6/2026	12/6/2026	11/6/2031	NAP
32	Loan	101	3	Houma Portfolio	59	0	0	9/24/2026	1	6	11/6/2026	NAP	10/6/2031	NAP
32.01	Property		1	Crestwood Apartments
32.02	Property		1	Tanglewood Apartments
32.03	Property		1	Sonrisa Apartments
33	Loan	102	6	Cameleo Multifamily Portfolio	60	0	0	10/16/2026	0	6	12/6/2026	NAP	11/6/2031	NAP
33.01	Property		1	5116-5118 South Indiana Avenue
33.02	Property		1	5226-5228 South Michigan Avenue
33.03	Property		1	6820-6822 South Cornell
33.04	Property		1	6427-6429 South Drexel
33.05	Property		1	1522-1524 East 73rd Street
33.06	Property		1	8030 South Yates Boulevard
34	Loan	103	1	Brightstar 2	59	0	0	10/1/2026	1	6	11/6/2026	NAP	10/6/2031	NAP
35	Loan		1	Chimney Hill	60	0	0	10/9/2026	0	6	12/6/2026	NAP	11/6/2031	NAP

A-4

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description
							3
1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	5 (Once per trailing 12-month period)	0	L(24),D(29),O(7)	27,491,263	11,162,112	16,329,152	6/30/2026	T-12
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	0	0	L(25),D(28),O(7)	24,474,543	8,266,567	16,207,976	6/30/2026	T-12
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	0	0	L(24),D(29),O(7)	11,515,605	3,552,927	7,962,678	8/31/2026	T-12
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	0	0	L(25),D(28),O(7)	10,218,799	5,238,867	4,979,932	8/31/2026	T-12
5	Loan	29	6	Elder Portfolio	0	0	L(25),D(28),O(7)	4,155,012	1,073,120	3,081,892	5/31/2026	T-12
5.01	Property		1	Appian Way				1,471,527	367,062	1,104,465	5/31/2026	T-12
5.02	Property		1	The View				733,147	131,311	601,836	5/31/2026	T-12
5.03	Property		1	North Haven				476,637	93,816	382,821	5/31/2026	T-12
5.04	Property		1	Glen Court				408,073	67,414	340,659	5/31/2026	T-12
5.05	Property		1	237 Leavenworth				425,290	155,293	269,997	5/31/2026	T-12
5.06	Property		1	620 Eddy Street				640,339	258,224	382,115	5/31/2026	T-12
6	Loan	30	1	The Gardens	0	0	L(24),D(29),O(7)	4,874,186	1,750,155	3,124,030	8/31/2026	T-9 Ann.
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	0	0	L(25),D(29),O(6)	6,831,799	2,453,804	4,377,994	6/30/2026	T-12
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	0	0	L(26),D(27),O(7)	17,246,343	6,782,779	10,463,564	Various	T-12
8.01	Property		1	New Iberia				1,621,393	558,319	1,063,074	2/28/2026	T-12
8.02	Property		1	Ponte Vedra				1,635,141	608,138	1,027,003	6/30/2026	T-12
8.03	Property		1	Hastings-on-Hudson				1,543,420	559,333	984,088	2/28/2026	T-12
8.04	Property		1	Roseville				1,288,669	456,267	832,403	6/30/2026	T-12
8.05	Property		1	Neptune				1,224,575	490,838	733,737	6/30/2026	T-12
8.06	Property		1	Spring				1,176,423	480,718	695,706	6/30/2026	T-12
8.07	Property		1	Gainesville				1,036,221	450,722	585,500	3/31/2026	T-12
8.08	Property		1	Hudson Oaks				995,837	382,464	613,373	4/30/2026	T-12
8.09	Property		1	Marble Falls 2				909,055	284,384	624,671	4/30/2026	T-12
8.10	Property		1	Mulberry				1,207,724	575,287	632,437	1/31/2026	T-12
8.11	Property		1	Marble Falls 1				874,070	232,265	641,805	4/30/2026	T-12
8.12	Property		1	Sewickley				803,526	246,956	556,570	6/30/2026	T-12
8.13	Property		1	West Palm Beach 2				1,261,306	764,326	496,980	6/30/2026	T-12
8.14	Property		1	Acworth				640,750	292,887	347,862	6/30/2026	T-12
8.15	Property		1	Smyrna				548,050	209,102	338,948	6/30/2026	T-12
8.16	Property		1	Gonzales				480,182	190,775	289,407	2/28/2026	T-12
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	0	0	L(24),YM1(29),O(7)	7,681,064	141,015	7,540,049	9/30/2026	T-1 Ann.
10	Loan	41	1	Kreate Tiffin	0	0	L(26),D(29),O(5)	NAV	NAV	NAV	NAV	NAV
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	3 (once per any 366 day period)	0	L(25),D(28),O(7)	3,941,299	1,533,799	2,407,500	6/30/2026	T-12
11.01	Property		1	Panorama Apartments				2,287,577	875,365	1,412,212	6/30/2026	T-12
11.02	Property		1	Oakbrook Crossing				1,653,722	658,434	995,288	6/30/2026	T-12
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	0	0	L(25),D(28),O(7)	41,871,372	26,012,234	15,859,138	5/31/2026	T-12
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	0	2 (Once per trailing 12-month period)	L(24),D(29),O(7)	13,996,513	8,861,701	5,134,812	6/30/2026	T-12
14	Loan	9, 58, 59, 60	1	The Assembly	0	0	YM1(56),O(4)	15,968,229	3,984,436	11,983,793	5/31/2026	T-5 Ann.
15	Loan	61	1	CEV Murray	0	0	L(24),D(29),O(7)	4,678,786	2,118,151	2,560,635	8/31/2026	T-12
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	0	0	YM1(55),O(5)	3,570,986	1,451,513	2,119,473	5/31/2026	T-12
17	Loan	67	1	2115 O’Nel Drive	5 (Three times per loan term, not more than once per trailing 366-day period)	0	L(25),D(28),O(7)	2,916,582	902,398	2,014,185	6/30/2026	T-12
18	Loan	68, 69	1	Lakeside Lakeview Apartments	0	0	L(26),D(27),O(7)	2,343,314	1,219,709	1,123,605	7/31/2026	T-12
19	Loan	70	1	1-11 South Market	0	0	L(24),YM1(29),O(7)	1,817,654	463,913	1,353,742	2/28/2026	T-12
20	Loan	71, 72	2	Harrison and Park	0	0	L(25),D(28),O(7)	1,678,731	489,095	1,189,637	6/30/2026	T-12
20.01	Property		1	150 South Harrison Street				909,418	307,857	601,562	6/30/2026	T-12
20.02	Property		1	742 Park Avenue				769,313	181,238	588,075	6/30/2026	T-12
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	0	0	L(24),D(32),O(4)	4,329,662	2,551,921	1,777,742	7/31/2026	T-12
22	Loan		7	Vinegar Hill Portfolio	0	0	YM1(53),O(7)	2,385,359	895,005	1,490,355	7/31/2026	T-12
22.01	Property		1	1226 Lincoln Place				724,091	294,076	430,015	7/31/2026	T-12
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue				406,503	155,955	250,548	7/31/2026	T-12
22.03	Property		1	226 Pulaski Street				278,208	72,546	205,663	7/31/2026	T-12
22.04	Property		1	83 E 94th Street				276,332	114,772	161,560	7/31/2026	T-12
22.05	Property		1	436 E 34th Street				241,139	79,627	161,512	7/31/2026	T-12
22.06	Property		1	642 Wilson Avenue				184,765	52,551	132,214	7/31/2026	T-12
22.07	Property		1	1639 Carroll Street				274,321	125,477	148,843	7/31/2026	T-12
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	0	0	L(25),D(28),O(7)	1,712,500	473,051	1,239,449	7/31/2026	T-12
23.01	Property		1	1961-1967 Amsterdam Avenue				NAV	NAV	NAV	NAV	NAV
23.02	Property		1	1973 Amsterdam Avenue				NAV	NAV	NAV	NAV	NAV
24	Loan		1	Kensington Ridge	0	0	L(24),YM1(29),O(7)	1,915,281	926,544	988,738	8/31/2026	T-12
25	Loan		2	South IN Multi Portfolio	0	0	L(25),YM1(28),O(7)	2,037,361	973,782	1,063,579	7/31/2026	T-12
25.01	Property		1	Tracks at Seymour				1,298,100	531,807	766,293	7/31/2026	T-12
25.02	Property		1	Stonebrook of Scottsburg				739,261	441,975	297,286	7/31/2026	T-12
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	0	0	L(32),D(24),O(4)	NAV	NAV	NAV	NAV	NAV
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	0	0	L(24),YM1(3),DorYM1(26),O(7)	NAV	NAV	NAV	NAV	NAV
27.01	Property		1	Marion				NAV	NAV	NAV	NAV	NAV
27.02	Property		1	Greenville				NAV	NAV	NAV	NAV	NAV
28	Loan	90	1	216 Thompson Street	0	0	L(24),D(29),O(7)	680,210	151,043	529,167	8/31/2026	T-12
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	0	0	L(23),YM1(32),O(5)	1,224,033	326,641	897,392	6/30/2026	T-12
29.01	Property		1	Carlsbad Manor				529,217	126,660	402,557	6/30/2026	T-12
29.02	Property		1	Town & Country				398,317	128,520	269,797	6/30/2026	T-12
29.03	Property		1	Sweetwater				296,499	71,461	225,037	6/30/2026	T-12
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	0	0	L(24),D(29),O(7)	1,280,624	335,219	945,405	12/31/2025	T-12
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	0	0	L(24),D(31),O(5)	4,671,265	2,859,603	1,811,662	8/31/2026	T-12
32	Loan	101	3	Houma Portfolio	0	0	L(25),D(28),O(7)	1,468,163	398,497	1,069,667	7/31/2026	T-12
32.01	Property		1	Crestwood Apartments				703,209	259,039	444,170	7/31/2026	T-12
32.02	Property		1	Tanglewood Apartments				456,904	66,999	389,904	7/31/2026	T-12
32.03	Property		1	Sonrisa Apartments				308,051	72,458	235,593	7/31/2026	T-12
33	Loan	102	6	Cameleo Multifamily Portfolio	0	0	L(24),D(32),O(4)	772,956	286,905	486,051	8/31/2026	T-12
33.01	Property		1	5116-5118 South Indiana Avenue				NAV	NAV	NAV	NAV	NAV
33.02	Property		1	5226-5228 South Michigan Avenue				NAV	NAV	NAV	NAV	NAV
33.03	Property		1	6820-6822 South Cornell				NAV	NAV	NAV	NAV	NAV
33.04	Property		1	6427-6429 South Drexel				NAV	NAV	NAV	NAV	NAV
33.05	Property		1	1522-1524 East 73rd Street				NAV	NAV	NAV	NAV	NAV
33.06	Property		1	8030 South Yates Boulevard				NAV	NAV	NAV	NAV	NAV
34	Loan	103	1	Brightstar 2	0	0	L(24),YM1(29),O(7)	697,218	327,641	369,577	7/31/2026	T-12
35	Loan		1	Chimney Hill	0	0	L(24),YM1(29),O(7)	700,615	331,689	368,926	8/31/2026	T-12

A-5

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)

1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	26,295,034	11,447,816	14,847,219	12/31/2025	T-12	24,017,435	9,712,043	14,305,393	12/31/2024	T-12	94.4%	30,826,890
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	24,405,518	7,783,462	16,622,056	12/31/2025	T-12	25,581,724	8,186,179	17,395,545	12/31/2024	T-12	95.7%	26,276,072
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	11,487,370	3,465,655	8,021,715	12/31/2025	T-12	11,177,125	3,464,504	7,712,621	12/31/2024	T-12	95.0%	11,431,487
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	9,888,574	4,958,171	4,930,403	12/31/2025	T-12	8,929,212	4,582,536	4,346,675	12/31/2024	T-12	87.9%	10,069,991
5	Loan	29	6	Elder Portfolio	4,165,059	1,039,644	3,125,415	12/31/2025	T-12	4,023,992	1,033,795	2,990,198	12/31/2024	T-12	95.0%	4,060,354
5.01	Property		1	Appian Way	1,452,150	361,372	1,090,778	12/31/2025	T-12	1,403,116	371,459	1,031,658	12/31/2024	T-12	95.0%	1,413,816
5.02	Property		1	The View	723,412	129,833	593,579	12/31/2025	T-12	733,698	125,069	608,629	12/31/2024	T-12	95.0%	738,482
5.03	Property		1	North Haven	492,748	107,614	385,135	12/31/2025	T-12	501,718	86,046	415,672	12/31/2024	T-12	95.0%	475,295
5.04	Property		1	Glen Court	419,043	72,466	346,577	12/31/2025	T-12	410,277	78,199	332,079	12/31/2024	T-12	95.0%	397,121
5.05	Property		1	237 Leavenworth	424,321	130,032	294,289	12/31/2025	T-12	396,426	126,225	270,200	12/31/2024	T-12	95.0%	416,595
5.06	Property		1	620 Eddy Street	653,385	238,327	415,058	12/31/2025	T-12	578,757	246,798	331,959	12/31/2024	T-12	95.0%	619,045
6	Loan	30	1	The Gardens	7,395,441	2,666,006	4,729,436	12/31/2025	T-12	6,726,878	2,607,596	4,119,282	12/31/2024	T-12	92.5%	5,136,388
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	7,163,512	2,557,529	4,605,983	12/31/2025	T-12	7,446,428	2,607,948	4,838,481	12/31/2024	T-12	86.2%	7,274,056
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	17,261,217	6,693,443	10,567,775	12/31/2025	T-12	15,337,918	5,924,984	9,412,933	12/31/2024	T-12	88.1%	17,845,478
8.01	Property		1	New Iberia	1,614,758	551,236	1,063,521	12/31/2025	T-12	NAV	NAV	NAV	NAV	NAV	88.9%	1,615,140
8.02	Property		1	Ponte Vedra	1,663,105	597,653	1,065,451	12/31/2025	T-12	1,592,829	554,478	1,038,352	12/31/2024	T-12	84.9%	1,719,955
8.03	Property		1	Hastings-on-Hudson	1,528,898	557,039	971,859	12/31/2025	T-12	1,522,833	610,219	912,614	12/31/2024	T-12	89.9%	1,586,590
8.04	Property		1	Roseville	1,294,634	438,774	855,861	12/31/2025	T-12	1,284,275	437,255	847,020	12/31/2024	T-12	87.0%	1,358,003
8.05	Property		1	Neptune	1,228,210	462,142	766,068	12/31/2025	T-12	1,306,425	428,912	877,513	12/31/2024	T-12	84.1%	1,288,300
8.06	Property		1	Spring	1,223,979	474,672	749,307	12/31/2025	T-12	1,133,022	431,329	701,692	12/31/2024	T-12	89.5%	1,247,112
8.07	Property		1	Gainesville	1,014,763	482,365	532,398	12/31/2025	T-12	1,010,314	547,193	463,122	12/31/2024	T-12	92.3%	1,087,845
8.08	Property		1	Hudson Oaks	997,198	382,093	615,105	12/31/2025	T-12	978,480	320,528	657,952	12/31/2024	T-12	94.5%	1,014,750
8.09	Property		1	Marble Falls 2	898,430	279,323	619,106	12/31/2025	T-12	859,504	302,730	556,775	12/31/2024	T-12	96.0%	938,008
8.10	Property		1	Mulberry	1,217,909	574,721	643,188	12/31/2025	T-12	1,153,420	469,405	684,015	12/31/2024	T-12	76.8%	1,149,892
8.11	Property		1	Marble Falls 1	879,273	228,513	650,760	12/31/2025	T-12	843,156	214,562	628,594	12/31/2024	T-12	91.6%	866,498
8.12	Property		1	Sewickley	789,441	240,087	549,355	12/31/2025	T-12	715,594	229,764	485,830	12/31/2024	T-12	87.4%	903,936
8.13	Property		1	West Palm Beach 2	1,266,937	747,827	519,110	12/31/2025	T-12	1,277,602	711,353	566,250	12/31/2024	T-12	89.8%	1,387,446
8.14	Property		1	Acworth	629,486	269,415	360,071	12/31/2025	T-12	659,202	259,384	399,818	12/31/2024	T-12	89.0%	655,833
8.15	Property		1	Smyrna	535,379	218,179	317,201	12/31/2025	T-12	536,596	218,431	318,166	12/31/2024	T-12	85.9%	550,122
8.16	Property		1	Gonzales	478,819	189,405	289,415	12/31/2025	T-12	464,664	189,441	275,222	12/31/2024	T-12	82.0%	476,048
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	96.3%	8,352,411
10	Loan	41	1	Kreate Tiffin	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	4,866,519
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	3,799,564	1,619,437	2,180,127	12/31/2025	T-12	3,476,635	1,810,604	1,666,030	12/31/2024	T-12	93.6%	3,941,299
11.01	Property		1	Panorama Apartments	2,233,545	920,855	1,312,691	12/31/2025	T-12	2,060,407	1,017,759	1,042,648	12/31/2024	T-12	94.4%	2,287,577
11.02	Property		1	Oakbrook Crossing	1,566,019	698,583	867,436	12/31/2025	T-12	1,416,228	792,845	623,383	12/31/2024	T-12	92.5%	1,653,722
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	41,117,948	25,819,746	15,298,202	12/31/2025	T-12	37,297,240	23,494,498	13,802,741	12/31/2024	T-12	84.9%	42,512,854
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	14,366,974	8,405,447	5,961,528	12/31/2025	T-12	14,507,506	8,065,075	6,442,432	12/31/2024	T-12	78.4%	13,844,032
14	Loan	9, 58, 59, 60	1	The Assembly	11,812,208	5,155,472	6,656,736	12/31/2025	T-12	5,001,584	4,345,903	655,681	12/31/2024	T-12	90.0%	26,117,752
15	Loan	61	1	CEV Murray	4,567,785	2,218,158	2,349,628	12/31/2025	T-12	4,091,252	2,308,605	1,782,647	12/31/2024	T-12	85.8%	4,609,107
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	3,631,458	1,440,932	2,190,526	12/31/2025	T-12	4,107,481	1,442,633	2,664,848	12/31/2024	T-12	80.6%	3,772,455
17	Loan	67	1	2115 O’Nel Drive	3,581,189	915,882	2,665,307	12/31/2025	T-12	3,737,185	1,169,753	2,567,431	12/31/2024	T-12	92.5%	2,310,540
18	Loan	68, 69	1	Lakeside Lakeview Apartments	2,314,851	1,130,722	1,184,129	12/31/2025	T-12	1,941,349	1,257,357	683,992	12/31/2024	T-12	91.8%	2,576,411
19	Loan	70	1	1-11 South Market	1,814,761	510,517	1,304,244	12/31/2025	T-12	1,788,837	537,418	1,251,419	12/31/2024	T-12	95.0%	1,715,246
20	Loan	71, 72	2	Harrison and Park	1,631,209	458,228	1,172,981	12/31/2025	T-12	1,588,437	390,575	1,197,862	12/31/2024	T-12	97.0%	1,716,391
20.01	Property		1	150 South Harrison Street	873,274	294,548	578,726	12/31/2025	T-12	839,656	256,405	583,251	12/31/2024	T-12	97.0%	945,024
20.02	Property		1	742 Park Avenue	757,935	163,680	594,255	12/31/2025	T-12	748,781	134,170	614,611	12/31/2024	T-12	97.0%	771,367
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	4,200,467	2,439,628	1,760,840	12/31/2025	T-12	4,109,956	2,328,391	1,781,565	12/31/2024	T-12	72.5%	4,329,662
22	Loan		7	Vinegar Hill Portfolio	2,349,671	907,286	1,442,385	12/31/2025	T-12	2,302,427	845,123	1,457,304	12/31/2024	T-12	95.0%	2,262,657
22.01	Property		1	1226 Lincoln Place	709,499	287,987	421,512	12/31/2025	T-12	697,029	333,842	363,187	12/31/2024	T-12	95.0%	686,439
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue	394,337	162,431	231,906	12/31/2025	T-12	383,522	145,427	238,095	12/31/2024	T-12	95.0%	382,639
22.03	Property		1	226 Pulaski Street	272,750	70,854	201,896	12/31/2025	T-12	263,272	70,006	193,266	12/31/2024	T-12	95.0%	264,290
22.04	Property		1	83 E 94th Street	273,863	116,170	157,693	12/31/2025	T-12	266,232	92,465	173,767	12/31/2024	T-12	95.0%	268,347
22.05	Property		1	436 E 34th Street	244,157	96,623	147,534	12/31/2025	T-12	238,795	66,885	171,910	12/31/2024	T-12	95.0%	230,248
22.06	Property		1	642 Wilson Avenue	179,486	50,733	128,753	12/31/2025	T-12	174,528	43,942	130,586	12/31/2024	T-12	95.0%	175,805
22.07	Property		1	1639 Carroll Street	275,580	122,488	153,092	12/31/2025	T-12	279,048	92,555	186,493	12/31/2024	T-12	95.0%	254,890
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	1,643,300	563,733	1,079,567	12/31/2025	T-12	1,655,300	573,775	1,081,525	12/31/2024	T-12	95.0%	1,747,234
23.01	Property		1	1961-1967 Amsterdam Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
23.02	Property		1	1973 Amsterdam Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
24	Loan		1	Kensington Ridge	1,862,816	994,899	867,918	12/31/2025	T-12	1,827,811	1,139,661	688,150	12/31/2024	T-12	91.0%	2,077,078
25	Loan		2	South IN Multi Portfolio	1,847,651	983,313	864,338	12/31/2025	T-12	1,855,184	1,056,040	799,144	12/31/2024	T-12	82.5%	2,066,370
25.01	Property		1	Tracks at Seymour	1,168,066	559,371	608,695	12/31/2025	T-12	1,108,813	597,416	511,398	12/31/2024	T-12	87.9%	1,327,147
25.02	Property		1	Stonebrook of Scottsburg	679,585	423,941	255,643	12/31/2025	T-12	746,370	458,624	287,746	12/31/2024	T-12	73.7%	739,223
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	23,631,824
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	8,546,665
27.01	Property		1	Marion	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
27.02	Property		1	Greenville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
28	Loan	90	1	216 Thompson Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	1,041,409
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	1,191,621	318,468	873,153	12/31/2025	T-12	1,068,664	286,578	782,086	12/31/2024	T-12	94.8%	1,221,003
29.01	Property		1	Carlsbad Manor	516,820	109,823	406,997	12/31/2025	T-12	460,793	95,656	365,137	12/31/2024	T-12	94.4%	540,138
29.02	Property		1	Town & Country	390,924	133,837	257,087	12/31/2025	T-12	355,054	129,383	225,671	12/31/2024	T-12	95.0%	390,370
29.03	Property		1	Sweetwater	283,877	74,808	209,069	12/31/2025	T-12	252,817	61,539	191,278	12/31/2024	T-12	95.1%	290,495
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	1,362,866	394,535	968,331	12/31/2024	T-12	NAV	NAV	NAV	NAV	NAV	97.0%	1,425,860
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	4,592,517	2,923,824	1,668,693	12/31/2025	T-12	4,273,288	3,162,125	1,111,163	12/31/2024	T-12	52.2%	4,671,265
32	Loan	101	3	Houma Portfolio	1,366,330	399,227	967,103	12/31/2025	Various	NAV	NAV	NAV	NAV	NAV	92.3%	1,450,649
32.01	Property		1	Crestwood Apartments	640,856	222,412	418,444	12/31/2025	T-11 Ann	NAV	NAV	NAV	NAV	NAV	89.4%	673,332
32.02	Property		1	Tanglewood Apartments	429,536	103,708	325,827	12/31/2025	T-11 Ann	NAV	NAV	NAV	NAV	NAV	92.7%	470,074
32.03	Property		1	Sonrisa Apartments	295,938	73,107	222,831	12/31/2025	T-12	NAV	NAV	NAV	NAV	NAV	95.0%	307,244
33	Loan	102	6	Cameleo Multifamily Portfolio	753,960	318,643	435,317	12/31/2025	T-12	711,042	304,767	406,276	12/31/2024	T-12	88.5%	831,472
33.01	Property		1	5116-5118 South Indiana Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
33.02	Property		1	5226-5228 South Michigan Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
33.03	Property		1	6820-6822 South Cornell	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
33.04	Property		1	6427-6429 South Drexel	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
33.05	Property		1	1522-1524 East 73rd Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
33.06	Property		1	8030 South Yates Boulevard	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
34	Loan	103	1	Brightstar 2	572,838	330,661	242,176	12/31/2025	T-12	455,446	355,877	99,569	12/31/2024	T-12	95.0%	738,978
35	Loan		1	Chimney Hill	695,342	331,823	363,519	12/31/2025	T-12	655,445	319,070	336,375	12/31/2024	T-12	94.0%	820,750
A-6

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date
										4	4
1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	10,981,287	19,845,603	111,564	928,136	18,805,903	1.77	1.68	14.7%	13.9%	270,000,000	As Is	8/23/2026
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	8,913,350	17,362,722	141,279	1,164,933	16,056,510	1.54	1.42	12.4%	11.5%	219,700,000	As Is	8/7/2026
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	3,326,812	8,104,674	12,008	90,422	8,002,244	1.37	1.36	10.9%	10.7%	121,000,000	As Is	10/7/2026
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	5,535,009	4,534,982	402,800	0	4,132,182	1.89	1.72	15.1%	13.8%	55,600,000	Prospective when Complete	9/1/2027
5	Loan	29	6	Elder Portfolio	1,183,306	2,877,049	81,401	0	2,795,648	1.25	1.22	9.6%	9.3%	45,230,000	As Is	Various
5.01	Property		1	Appian Way	405,305	1,008,511	13,902	0	994,609					15,660,000	As Is	6/12/2026
5.02	Property		1	The View	150,173	588,309	25,050	0	563,259					9,100,000	As Is	6/15/2026
5.03	Property		1	North Haven	103,449	371,846	13,167	0	358,679					6,100,000	As Is	6/15/2026
5.04	Property		1	Glen Court	78,066	319,055	10,212	0	308,843					5,500,000	As Is	6/15/2026
5.05	Property		1	237 Leavenworth	165,241	251,354	5,980	0	245,374					3,540,000	As Is	6/17/2026
5.06	Property		1	620 Eddy Street	281,072	337,973	13,090	0	324,883					5,330,000	As Is	6/17/2026
6	Loan	30	1	The Gardens	1,769,725	3,366,663	42,171	219,762	3,104,730	1.54	1.42	11.4%	10.5%	48,700,000	As Is	7/10/2026
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	2,391,966	4,882,091	35,864	261,639	4,584,588	2.22	2.09	17.4%	16.4%	44,700,000	As Is	8/4/2026
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	6,560,445	11,285,032	166,599	0	11,118,433	1.57	1.54	9.5%	9.3%	190,410,000	As Is	Various
8.01	Property		1	New Iberia	466,065	1,149,075	12,988	0	1,136,087					18,500,000	As Is	4/15/2026
8.02	Property		1	Ponte Vedra	596,197	1,123,758	8,308	0	1,115,450					18,140,000	As Is	6/4/2026
8.03	Property		1	Hastings-on-Hudson	572,920	1,013,670	6,478	0	1,007,192					17,400,000	As Is	4/14/2026
8.04	Property		1	Roseville	455,905	902,099	17,679	0	884,420					17,200,000	As Is	6/4/2026
8.05	Property		1	Neptune	490,985	797,315	26,982	0	770,332					13,300,000	As Is	6/4/2026
8.06	Property		1	Spring	471,532	775,580	8,642	0	766,938					12,340,000	As Is	6/8/2026
8.07	Property		1	Gainesville	409,387	678,458	10,548	0	667,910					11,350,000	As Is	4/7/2026
8.08	Property		1	Hudson Oaks	375,841	638,909	7,506	0	631,402					11,200,000	As Is	4/15/2026
8.09	Property		1	Marble Falls 2	274,454	663,554	6,571	0	656,983					10,500,000	As Is	4/15/2026
8.10	Property		1	Mulberry	529,655	620,237	11,702	0	608,535					13,500,000	As Is	3/25/2026
8.11	Property		1	Marble Falls 1	246,959	619,539	10,578	0	608,961					12,000,000	As Is	4/15/2026
8.12	Property		1	Sewickley	248,475	655,461	7,186	0	648,275					9,770,000	As Is	6/4/2026
8.13	Property		1	West Palm Beach 2	715,351	672,095	12,457	0	659,638					9,300,000	As Is	6/4/2026
8.14	Property		1	Acworth	292,311	363,521	7,995	0	355,526					6,030,000	As Is	6/4/2026
8.15	Property		1	Smyrna	210,401	339,721	5,747	0	333,974					5,580,000	As Is	6/4/2026
8.16	Property		1	Gonzales	204,007	272,041	5,233	0	266,808					4,300,000	As Is	4/15/2026
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	1,201,210	7,151,201	29,059	33,725	7,088,417	1.21	1.20	7.6%	7.5%	128,800,000	As Is	7/1/2026
10	Loan	41	1	Kreate Tiffin	1,478,623	3,387,896	108,602	135,753	3,143,542	2.11	1.95	14.9%	13.8%	41,100,000	As Is	7/20/2026
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	1,527,658	2,413,641	77,000	0	2,336,641	1.42	1.37	10.8%	10.4%	36,000,000	As Is	4/7/2026
11.01	Property		1	Panorama Apartments	873,762	1,413,815	44,500	0	1,369,315					20,800,000	As Is	4/7/2026
11.02	Property		1	Oakbrook Crossing	653,896	999,825	32,500	0	967,325					15,200,000	As Is	4/7/2026
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	17,131,277	25,381,577	123,866	713,213	24,544,498	2.73	2.64	18.1%	17.5%	289,600,000	As Is	6/26/2026
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	7,515,222	6,328,810	122,373	569,313	5,637,124	1.90	1.70	14.7%	13.1%	93,800,000	As Is	7/1/2026
14	Loan	9, 58, 59, 60	1	The Assembly	6,958,281	19,159,471	49,146	1,228,645	17,881,681	1.56	1.46	11.1%	10.4%	269,000,000	As Is	8/10/2026
15	Loan	61	1	CEV Murray	2,203,626	2,405,481	177,239	0	2,228,242	1.69	1.56	13.4%	12.4%	29,400,000	As Is	6/3/2026
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	1,519,146	2,253,309	23,249	174,371	2,055,689	1.61	1.47	12.9%	11.7%	28,200,000	As Is	4/22/2026
17	Loan	67	1	2115 O’Nel Drive	597,555	1,712,985	19,775	133,348	1,559,862	1.42	1.29	11.3%	10.3%	22,000,000	As Is	8/6/2026
18	Loan	68, 69	1	Lakeside Lakeview Apartments	1,213,498	1,362,913	57,579	0	1,305,334	1.31	1.25	9.4%	9.0%	20,200,000	As Is	7/17/2026
19	Loan	70	1	1-11 South Market	197,777	1,517,470	25,000	41,156	1,451,314	1.37	1.31	10.6%	10.1%	36,800,000	As Is	4/13/2026
20	Loan	71, 72	2	Harrison and Park	502,046	1,214,346	18,157	0	1,196,189	1.23	1.21	8.7%	8.5%	20,150,000	As Is	7/21/2026
20.01	Property		1	150 South Harrison Street	315,290	629,734	10,500	0	619,234					10,150,000	As Is	7/21/2026
20.02	Property		1	742 Park Avenue	186,755	584,612	7,657	0	576,954					10,000,000	As Is	7/21/2026
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	2,569,974	1,759,688	173,186	0	1,586,502	1.79	1.61	14.7%	13.2%	17,100,000	As Is	8/13/2026
22	Loan		7	Vinegar Hill Portfolio	951,737	1,310,920	28,000	0	1,282,920	1.43	1.40	11.2%	11.0%	19,000,000	As Is	4/22/2026
22.01	Property		1	1226 Lincoln Place	310,304	376,135	7,750	0	368,385					5,550,000	As Is	4/22/2026
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue	166,823	215,816	4,500	0	211,316					3,300,000	As Is	4/22/2026
22.03	Property		1	226 Pulaski Street	81,128	183,163	3,000	0	180,163					2,650,000	As Is	4/22/2026
22.04	Property		1	83 E 94th Street	122,166	146,180	4,000	0	142,180					2,050,000	As Is	4/22/2026
22.05	Property		1	436 E 34th Street	86,904	143,344	3,000	0	140,344					1,800,000	As Is	4/22/2026
22.06	Property		1	642 Wilson Avenue	51,086	124,718	1,500	0	123,218					1,850,000	As Is	4/22/2026
22.07	Property		1	1639 Carroll Street	133,325	121,565	4,250	0	117,315					1,800,000	As Is	4/22/2026
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	594,883	1,152,351	15,838	0	1,136,514	1.22	1.21	9.8%	9.7%	15,800,000	As Is	7/9/2026
23.01	Property		1	1961-1967 Amsterdam Avenue	NAV	NAV	NAV	NAV	NAV					9,639,705	As Is	7/9/2026
23.02	Property		1	1973 Amsterdam Avenue	NAV	NAV	NAV	NAV	NAV					6,160,295	As Is	7/9/2026
24	Loan		1	Kensington Ridge	1,078,113	998,965	37,500	0	961,465	1.35	1.30	9.8%	9.4%	15,400,000	As Is	9/3/2026
25	Loan		2	South IN Multi Portfolio	992,762	1,073,609	46,500	0	1,027,109	1.41	1.35	10.6%	10.1%	16,060,000	As Is	6/26/2026
25.01	Property		1	Tracks at Seymour	559,832	767,315	25,500	0	741,815					10,700,000	As Is	6/26/2026
25.02	Property		1	Stonebrook of Scottsburg	432,930	306,293	21,000	0	285,293					5,360,000	As Is	6/26/2026
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	10,232,580	13,399,244	159,327	0	13,239,918	1.30	1.28	8.9%	8.8%	231,700,000	As Is	12/17/2025
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	0	8,546,665	135,561	542,243	7,868,861	1.60	1.47	11.1%	10.2%	120,200,000	Hypothetical Market Value As Is	7/16/2026
27.01	Property		1	Marion	NAV	NAV	NAV	NAV	NAV					63,400,000	Hypothetical Market Value As Is	7/16/2026
27.02	Property		1	Greenville	NAV	NAV	NAV	NAV	NAV					56,800,000	Hypothetical Market Value As Is	7/16/2026
28	Loan	90	1	216 Thompson Street	176,615	864,794	2,305	6,417	856,073	1.29	1.28	9.3%	9.2%	15,100,000	As Is	9/8/2026
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	334,171	886,832	7,950	0	878,882	1.32	1.30	9.7%	9.7%	14,276,000	As Is	4/30/2026
29.01	Property		1	Carlsbad Manor	130,293	409,845	3,750	0	406,095					6,682,000	As Is	4/30/2026
29.02	Property		1	Town & Country	132,341	258,029	2,250	0	255,779					4,120,000	As Is	4/30/2026
29.03	Property		1	Sweetwater	71,536	218,959	1,950	0	217,009					3,474,000	As Is	4/30/2026
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	325,267	1,100,593	25,081	71,687	1,003,826	1.87	1.70	12.7%	11.5%	14,060,000	As Is	9/3/2026
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	2,851,267	1,819,998	186,851	0	1,633,147	2.35	2.11	22.1%	19.8%	15,000,000	As Is	4/3/2026
32	Loan	101	3	Houma Portfolio	481,109	969,540	41,543	0	927,997	1.56	1.49	11.9%	11.4%	12,530,000	As Is	7/24/2026
32.01	Property		1	Crestwood Apartments	250,479	422,853	20,407	0	402,446					5,900,000	As Is	7/24/2026
32.02	Property		1	Tanglewood Apartments	140,113	329,960	15,026	0	314,935					3,910,000	As Is	7/24/2026
32.03	Property		1	Sonrisa Apartments	90,517	216,727	6,110	0	210,617					2,720,000	As Is	7/24/2026
33	Loan	102	6	Cameleo Multifamily Portfolio	270,586	560,886	20,304	0	540,582	1.32	1.28	9.7%	9.4%	8,880,000	As Is	6/24/2026
33.01	Property		1	5116-5118 South Indiana Avenue	NAV	NAV	NAV	NAV	NAV					2,490,000	As Is	6/24/2026
33.02	Property		1	5226-5228 South Michigan Avenue	NAV	NAV	NAV	NAV	NAV					2,420,000	As Is	6/24/2026
33.03	Property		1	6820-6822 South Cornell	NAV	NAV	NAV	NAV	NAV					1,240,000	As Is	6/24/2026
33.04	Property		1	6427-6429 South Drexel	NAV	NAV	NAV	NAV	NAV					1,110,000	As Is	6/24/2026
33.05	Property		1	1522-1524 East 73rd Street	NAV	NAV	NAV	NAV	NAV					850,000	As Is	6/24/2026
33.06	Property		1	8030 South Yates Boulevard	NAV	NAV	NAV	NAV	NAV					770,000	As Is	6/24/2026
34	Loan	103	1	Brightstar 2	329,241	409,737	4,450	0	405,287	1.32	1.31	8.1%	8.0%	7,700,000	As Is	6/11/2026
35	Loan		1	Chimney Hill	367,272	453,478	14,500	0	438,978	1.35	1.31	9.6%	9.3%	6,800,000	As Is	9/3/2026

A-7

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date
							5						6
1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	50.0%	47.6%	95.4%	10/1/2026	No	Nordstrom	185,000	24.7%	2/29/2028
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	63.7%	63.7%	97.2%	10/1/2026	No	Freddie Mac	153,679	21.8%	1/31/2035
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	61.6%	61.6%	100.0%	11/6/2026	Yes	Google	180,844	100.0%	11/30/2037
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	54.0%	54.0%	87.9%	8/31/2026	NAP	NAP	NAP	NAP	NAP
5	Loan	29	6	Elder Portfolio	66.3%	66.3%	100.0%
5.01	Property		1	Appian Way			100.0%	6/1/2026	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	The View			100.0%	6/1/2026	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	North Haven			100.0%	6/1/2026	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	Glen Court			100.0%	6/1/2026	NAP	NAP	NAP	NAP	NAP
5.05	Property		1	237 Leavenworth			100.0%	6/1/2026	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	620 Eddy Street			100.0%	6/1/2026	NAP	NAP	NAP	NAP	NAP
6	Loan	30	1	The Gardens	60.6%	60.6%	93.7%	6/1/2026	No	TJ Maxx	30,000	14.2%	3/31/2037
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	62.6%	62.6%	85.4%	8/5/2026	No	SAS Institute Inc.	25,335	14.5%	2/29/2028
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	62.7%	62.7%	88.1%
8.01	Property		1	New Iberia			88.9%	7/27/2026	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Ponte Vedra			84.9%	7/6/2026	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	Hastings-on-Hudson			89.9%	7/6/2026	NAP	NAP	NAP	NAP	NAP
8.04	Property		1	Roseville			87.0%	7/6/2026	NAP	NAP	NAP	NAP	NAP
8.05	Property		1	Neptune			84.1%	7/6/2026	NAP	NAP	NAP	NAP	NAP
8.06	Property		1	Spring			89.5%	7/6/2026	NAP	NAP	NAP	NAP	NAP
8.07	Property		1	Gainesville			92.3%	7/6/2026	NAP	NAP	NAP	NAP	NAP
8.08	Property		1	Hudson Oaks			94.5%	7/6/2026	NAP	NAP	NAP	NAP	NAP
8.09	Property		1	Marble Falls 2			96.0%	5/30/2026	NAP	NAP	NAP	NAP	NAP
8.10	Property		1	Mulberry			76.8%	7/6/2026	NAP	NAP	NAP	NAP	NAP
8.11	Property		1	Marble Falls 1			91.6%	5/30/2026	NAP	NAP	NAP	NAP	NAP
8.12	Property		1	Sewickley			87.4%	7/6/2026	NAP	NAP	NAP	NAP	NAP
8.13	Property		1	West Palm Beach 2			89.8%	7/6/2026	NAP	NAP	NAP	NAP	NAP
8.14	Property		1	Acworth			89.0%	7/6/2026	NAP	NAP	NAP	NAP	NAP
8.15	Property		1	Smyrna			85.9%	7/6/2026	NAP	NAP	NAP	NAP	NAP
8.16	Property		1	Gonzales			82.0%	7/27/2026	NAP	NAP	NAP	NAP	NAP
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	73.0%	73.0%	100.0%	10/16/2026	NAP	NAP	NAP	NAP	NAP
10	Loan	41	1	Kreate Tiffin	55.2%	55.2%	100.0%	11/6/2026	Yes	Kreate	543,010	100.0%	8/27/2051
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	62.2%	62.2%	95.5%
11.01	Property		1	Panorama Apartments			95.5%	9/3/2026	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	Oakbrook Crossing			95.4%	9/3/2026	NAP	NAP	NAP	NAP	NAP
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	48.3%	48.3%	84.3%	8/16/2026	No	NBC News Channel	86,210	13.9%	1/31/2029
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	45.8%	45.8%	77.3%	9/30/2026	No	Merrill Lynch, Pierce, Fenner & Smith Incorporated	54,552	11.1%	11/30/2028
14	Loan	9, 58, 59, 60	1	The Assembly	64.0%	64.0%	100.0%	9/30/2026	No	Figure AI	321,740	65.5%	5/31/2035
15	Loan	61	1	CEV Murray	61.2%	61.2%	83.0%	9/24/2026	NAP	NAP	NAP	NAP	NAP
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	62.1%	62.1%	86.2%	9/30/2026	No	CSL Plasma Inc.	62,644	53.9%	12/31/2030
17	Loan	67	1	2115 O’Nel Drive	68.6%	68.6%	100.0%	11/6/2026	Yes	Lattice Semiconductor Corp	98,874	100.0%	11/30/2033
18	Loan	68, 69	1	Lakeside Lakeview Apartments	71.8%	71.8%	94.9%	8/20/2026	NAP	NAP	NAP	NAP	NAP
19	Loan	70	1	1-11 South Market	38.9%	38.9%	100.0%	11/6/2026	Yes	Statco Inc	250,000	100.0%	11/30/2034
20	Loan	71, 72	2	Harrison and Park	69.5%	69.5%	100.0%
20.01	Property		1	150 South Harrison Street			100.0%	8/4/2026	NAP	NAP	NAP	NAP	NAP
20.02	Property		1	742 Park Avenue			100.0%	8/4/2026	NAP	NAP	NAP	NAP	NAP
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	70.2%	70.2%	72.5%	7/31/2026	NAP	NAP	NAP	NAP	NAP
22	Loan		7	Vinegar Hill Portfolio	61.6%	61.6%	99.1%
22.01	Property		1	1226 Lincoln Place			100.0%	9/16/2026	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue			100.0%	9/16/2026	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	226 Pulaski Street			100.0%	9/16/2026	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	83 E 94th Street			100.0%	9/16/2026	NAP	NAP	NAP	NAP	NAP
22.05	Property		1	436 E 34th Street			100.0%	9/16/2026	NAP	NAP	NAP	NAP	NAP
22.06	Property		1	642 Wilson Avenue			100.0%	9/16/2026	NAP	NAP	NAP	NAP	NAP
22.07	Property		1	1639 Carroll Street			94.1%	9/16/2026	NAP	NAP	NAP	NAP	NAP
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	74.1%	73.4%	98.1%
23.01	Property		1	1961-1967 Amsterdam Avenue			95.5%	8/18/2026	NAP	NAP	NAP	NAP	NAP
23.02	Property		1	1973 Amsterdam Avenue			100.0%	8/18/2026	NAP	NAP	NAP	NAP	NAP
24	Loan		1	Kensington Ridge	66.2%	66.2%	92.7%	10/1/2026	NAP	NAP	NAP	NAP	NAP
25	Loan		2	South IN Multi Portfolio	63.4%	63.4%	92.5%
25.01	Property		1	Tracks at Seymour			91.2%	8/21/2026	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	Stonebrook of Scottsburg			94.0%	8/21/2026	NAP	NAP	NAP	NAP	NAP
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	64.7%	64.7%	100.0%	10/6/2026	Yes	Dow Chemical Company	796,633	100.0%	12/31/2035
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	64.3%	64.3%	100.0%
27.01	Property		1	Marion			100.0%	11/6/2026	Yes	Whirlpool Corporation	700,628	100.0%	6/30/2042
27.02	Property		1	Greenville			100.0%	11/6/2026	Yes	Whirlpool Corporation	654,979	100.0%	6/30/2042
28	Loan	90	1	216 Thompson Street	61.6%	61.6%	100.0%	9/17/2026	NAP	NAP	NAP	NAP	NAP
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	63.7%	63.7%	100.0%
29.01	Property		1	Carlsbad Manor			100.0%	7/16/2026	NAP	NAP	NAP	NAP	NAP
29.02	Property		1	Town & Country			100.0%	7/16/2026	NAP	NAP	NAP	NAP	NAP
29.03	Property		1	Sweetwater			100.0%	7/16/2026	NAP	NAP	NAP	NAP	NAP
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	61.9%	61.9%	97.2%	10/9/2026	No	Calvary Industries Inc	103,000	61.6%	6/30/2031
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	55.0%	51.2%	52.2%	8/31/2026	NAP	NAP	NAP	NAP	NAP
32	Loan	101	3	Houma Portfolio	64.8%	64.8%	93.3%
32.01	Property		1	Crestwood Apartments			90.6%	9/1/2026	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	Tanglewood Apartments			95.1%	9/1/2026	NAP	NAP	NAP	NAP	NAP
32.03	Property		1	Sonrisa Apartments			96.2%	9/1/2026	NAP	NAP	NAP	NAP	NAP
33	Loan	102	6	Cameleo Multifamily Portfolio	65.0%	65.0%	93.5%
33.01	Property		1	5116-5118 South Indiana Avenue			93.3%	10/1/2026	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	5226-5228 South Michigan Avenue			100.0%	10/1/2026	NAP	NAP	NAP	NAP	NAP
33.03	Property		1	6820-6822 South Cornell			83.3%	10/1/2026	NAP	NAP	NAP	NAP	NAP
33.04	Property		1	6427-6429 South Drexel			100.0%	10/1/2026	NAP	NAP	NAP	NAP	NAP
33.05	Property		1	1522-1524 East 73rd Street			100.0%	10/1/2026	NAP	NAP	NAP	NAP	NAP
33.06	Property		1	8030 South Yates Boulevard			80.0%	10/1/2026	NAP	NAP	NAP	NAP	NAP
34	Loan	103	1	Brightstar 2	65.5%	65.5%	96.6%	9/14/2026	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Chimney Hill	69.1%	69.1%	96.6%	10/1/2026	NAP	NAP	NAP	NAP	NAP

A-8

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
								6				6
1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	Dick's Sporting Goods	81,952	11.0%	1/31/2028	H&M	31,529	4.2%	1/31/2029
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	Samsung	147,219	20.8%	1/31/2030	Ribbon Communications Inc	107,762	15.3%	9/30/2032
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	29	6	Elder Portfolio
5.01	Property		1	Appian Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	The View	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	North Haven	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	Glen Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.05	Property		1	237 Leavenworth	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	620 Eddy Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	30	1	The Gardens	Homegoods	25,912	12.3%	6/30/2033	Michaels	24,170	11.5%	8/31/2032
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	LPC Commercial Services, Inc.	17,374	9.9%	12/31/2033	Mark Wilson Blvd	13,639	7.8%	11/30/2035
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0
8.01	Property		1	New Iberia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Ponte Vedra	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	Hastings-on-Hudson	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.04	Property		1	Roseville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.05	Property		1	Neptune	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.06	Property		1	Spring	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.07	Property		1	Gainesville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.08	Property		1	Hudson Oaks	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.09	Property		1	Marble Falls 2	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.10	Property		1	Mulberry	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.11	Property		1	Marble Falls 1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.12	Property		1	Sewickley	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.13	Property		1	West Palm Beach 2	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.14	Property		1	Acworth	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.15	Property		1	Smyrna	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.16	Property		1	Gonzales	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	41	1	Kreate Tiffin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments
11.01	Property		1	Panorama Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	Oakbrook Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	Fox News, Inc.	51,870	8.4%	6/30/2030	C-SPAN	51,638	8.3%	10/31/2034
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	Stifel, Nicolaus & Company, Inc.	28,721	5.9%	3/31/2028	Friedman Vartolo LLP	20,887	4.3%	12/6/2030
14	Loan	9, 58, 59, 60	1	The Assembly	Logitech	86,243	17.5%	11/30/2033	Teradyne	83,475	17.0%	8/31/2042
15	Loan	61	1	CEV Murray	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	Score At the Top, Inc.	15,737	13.5%	2/28/2037	Lang Management	10,188	8.8%	12/31/2032
17	Loan	67	1	2115 O’Nel Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	68, 69	1	Lakeside Lakeview Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	70	1	1-11 South Market	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	71, 72	2	Harrison and Park
20.01	Property		1	150 South Harrison Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.02	Property		1	742 Park Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		7	Vinegar Hill Portfolio
22.01	Property		1	1226 Lincoln Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	226 Pulaski Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	83 E 94th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.05	Property		1	436 E 34th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.06	Property		1	642 Wilson Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.07	Property		1	1639 Carroll Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack
23.01	Property		1	1961-1967 Amsterdam Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.02	Property		1	1973 Amsterdam Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	Kensington Ridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan		2	South IN Multi Portfolio
25.01	Property		1	Tracks at Seymour	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	Stonebrook of Scottsburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio
27.01	Property		1	Marion	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.02	Property		1	Greenville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	90	1	216 Thompson Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio
29.01	Property		1	Carlsbad Manor	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.02	Property		1	Town & Country	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.03	Property		1	Sweetwater	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	Unitech Training Academy Inc	22,067	13.2%	10/31/2029	United States General Service Administration	19,007	11.4%	4/30/2031
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	101	3	Houma Portfolio
32.01	Property		1	Crestwood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	Tanglewood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.03	Property		1	Sonrisa Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	102	6	Cameleo Multifamily Portfolio
33.01	Property		1	5116-5118 South Indiana Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	5226-5228 South Michigan Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.03	Property		1	6820-6822 South Cornell	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.04	Property		1	6427-6429 South Drexel	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.05	Property		1	1522-1524 East 73rd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.06	Property		1	8030 South Yates Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	103	1	Brightstar 2	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Chimney Hill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-9

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
								6				6
1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	Barnes & Noble Booksellers	30,000	4.0%	1/31/2029	Akira	20,000	2.7%	1/31/2033	9/17/2026	NAP
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	Peloton Interactive, Inc.	103,759	14.7%	1/31/2029	RGN Plano III dba Spaces	48,171	6.8%	8/31/2034	8/12/2026	NAP
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/12/2026	NAP
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/28/2026	NAP
5	Loan	29	6	Elder Portfolio
5.01	Property		1	Appian Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/14/2026	NAP
5.02	Property		1	The View	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/14/2026	NAP
5.03	Property		1	North Haven	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/14/2026	NAP
5.04	Property		1	Glen Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/14/2026	NAP
5.05	Property		1	237 Leavenworth	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/14/2026	NAP
5.06	Property		1	620 Eddy Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/14/2026	NAP
6	Loan	30	1	The Gardens	Ross Dress for Less	20,086	9.5%	1/31/2034	PetsMart	19,858	9.4%	1/31/2036	7/13/2026	NAP
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	Changeis, Inc	7,720	4.4%	5/31/2028	Artis Senior Living	6,702	3.8%	2/28/2039	9/4/2026	NAP
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0
8.01	Property		1	New Iberia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/11/2026	NAP
8.02	Property		1	Ponte Vedra	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/4/2026	NAP
8.03	Property		1	Hastings-on-Hudson	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/20/2026	NAP
8.04	Property		1	Roseville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/4/2026	NAP
8.05	Property		1	Neptune	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/4/2026	NAP
8.06	Property		1	Spring	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/4/2026	NAP
8.07	Property		1	Gainesville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/11/2026	NAP
8.08	Property		1	Hudson Oaks	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/21/2026	NAP
8.09	Property		1	Marble Falls 2	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/21/2026	NAP
8.10	Property		1	Mulberry	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/4/2026	NAP
8.11	Property		1	Marble Falls 1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/21/2026	NAP
8.12	Property		1	Sewickley	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/4/2026	NAP
8.13	Property		1	West Palm Beach 2	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/4/2026	NAP
8.14	Property		1	Acworth	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/4/2026	NAP
8.15	Property		1	Smyrna	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/4/2026	NAP
8.16	Property		1	Gonzales	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/24/2026	NAP
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/9/2026	NAP
10	Loan	41	1	Kreate Tiffin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/11/2026	NAP
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments
11.01	Property		1	Panorama Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/9/2026	NAP
11.02	Property		1	Oakbrook Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/9/2026	NAP
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	American Gas Association	31,167	5.0%	12/31/2029	Nexstar Media Group, Inc.	29,707	4.8%	6/30/2034	6/29/2026	NAP
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	Stark Business Solutions	18,377	3.8%	10/31/2039	Kaufman Borgeest & Ryan LLP	15,760	3.2%	6/30/2027	9/30/2026	NAP
14	Loan	9, 58, 59, 60	1	The Assembly	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/3/2026	NAP
15	Loan	61	1	CEV Murray	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/9/2026	NAP
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	1974 Omni Realty, LLC	3,811	3.3%	6/30/2029	Nature City, LLC	2,674	2.3%	6/30/2028	5/4/2026	NAP
17	Loan	67	1	2115 O’Nel Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/23/2026	NAP
18	Loan	68, 69	1	Lakeside Lakeview Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/29/2026	NAP
19	Loan	70	1	1-11 South Market	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/23/2026	NAP
20	Loan	71, 72	2	Harrison and Park
20.01	Property		1	150 South Harrison Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/27/2026	NAP
20.02	Property		1	742 Park Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/27/2026	NAP
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/17/2026	NAP
22	Loan		7	Vinegar Hill Portfolio
22.01	Property		1	1226 Lincoln Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/29/2026	NAP
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/29/2026	NAP
22.03	Property		1	226 Pulaski Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/29/2026	NAP
22.04	Property		1	83 E 94th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/29/2026	NAP
22.05	Property		1	436 E 34th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/29/2026	NAP
22.06	Property		1	642 Wilson Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/29/2026	NAP
22.07	Property		1	1639 Carroll Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/29/2026	NAP
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack
23.01	Property		1	1961-1967 Amsterdam Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/20/2026	NAP
23.02	Property		1	1973 Amsterdam Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/21/2026	NAP
24	Loan		1	Kensington Ridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/16/2026	NAP
25	Loan		2	South IN Multi Portfolio
25.01	Property		1	Tracks at Seymour	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/14/2026	NAP
25.02	Property		1	Stonebrook of Scottsburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/14/2026, 7/21/2026	NAP
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/13/2026	NAP
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio
27.01	Property		1	Marion	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/23/2026	NAP
27.02	Property		1	Greenville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/23/2026	NAP
28	Loan	90	1	216 Thompson Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/10/2026	NAP
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio
29.01	Property		1	Carlsbad Manor	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/11/2026	NAP
29.02	Property		1	Town & Country	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/11/2026	NAP
29.03	Property		1	Sweetwater	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/11/2026	NAP
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	Department Of Public Safety & Corrections	14,645	8.8%	7/31/2030	DEQ - Department Of Environmental Quality	3,755	2.2%	11/30/2030	8/18/2026	NAP
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/13/2026	NAP
32	Loan	101	3	Houma Portfolio
32.01	Property		1	Crestwood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/31/2026	NAP
32.02	Property		1	Tanglewood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/31/2026	NAP
32.03	Property		1	Sonrisa Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/31/2026	NAP
33	Loan	102	6	Cameleo Multifamily Portfolio
33.01	Property		1	5116-5118 South Indiana Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/18/2026	NAP
33.02	Property		1	5226-5228 South Michigan Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/17/2026	NAP
33.03	Property		1	6820-6822 South Cornell	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/17/2026	NAP
33.04	Property		1	6427-6429 South Drexel	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/17/2026	NAP
33.05	Property		1	1522-1524 East 73rd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/17/2026	NAP
33.06	Property		1	8030 South Yates Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/18/2026	NAP
34	Loan	103	1	Brightstar 2	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/26/2026	NAP
35	Loan		1	Chimney Hill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/18/2026	NAP
A-10

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)

1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	9/14/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	3,424,014	271,287	0
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	8/14/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	240,908	0
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	10/12/2026	10/13/2026	6%	No	Fee	NAP	NAP	NAP	NAP	56,546	56,546	0
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	8/28/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	114,021	22,804	0
5	Loan	29	6	Elder Portfolio										103,259	34,420	21,607
5.01	Property		1	Appian Way	7/14/2026	9/21/2026	15%	Yes - AE	Fee	NAP	NAP	NAP	NAP
5.02	Property		1	The View	7/14/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.03	Property		1	North Haven	7/14/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.04	Property		1	Glen Court	7/14/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.05	Property		1	237 Leavenworth	7/14/2026	7/14/2026	18%	No	Fee	NAP	NAP	NAP	NAP
5.06	Property		1	620 Eddy Street	7/14/2026	7/14/2026	18%	No	Fee	NAP	NAP	NAP	NAP
6	Loan	30	1	The Gardens	7/13/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	161,395	80,697	8,847
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	9/2/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	38,124	38,124	0
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0										580,361	116,072	0
8.01	Property		1	New Iberia	4/24/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.02	Property		1	Ponte Vedra	6/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.03	Property		1	Hastings-on-Hudson	10/10/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.04	Property		1	Roseville	6/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.05	Property		1	Neptune	6/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.06	Property		1	Spring	6/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.07	Property		1	Gainesville	4/2/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.08	Property		1	Hudson Oaks	4/16/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.09	Property		1	Marble Falls 2	4/16/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.10	Property		1	Mulberry	1/27/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.11	Property		1	Marble Falls 1	4/16/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.12	Property		1	Sewickley	6/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.13	Property		1	West Palm Beach 2	6/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.14	Property		1	Acworth	6/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.15	Property		1	Smyrna	6/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.16	Property		1	Gonzales	4/24/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	7/9/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	122,563	24,513	79,625
10	Loan	41	1	Kreate Tiffin	7/17/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments										387,845	43,094	129,459
11.01	Property		1	Panorama Apartments	4/9/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.02	Property		1	Oakbrook Crossing	4/9/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	6/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	9/30/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	409,251	102,313	0
14	Loan	9, 58, 59, 60	1	The Assembly	8/13/2026	8/3/2026	13%	Yes - AE, AO	Fee	NAP	NAP	NAP	NAP	1,316,968	Springing	0
15	Loan	61	1	CEV Murray	6/9/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	159,000	13,250	97,360
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	5/4/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	333,000	38,001	104,465
17	Loan	67	1	2115 O’Nel Drive	8/12/2026	7/23/2026	14%	No	Fee	NAP	NAP	NAP	NAP	169,882	24,269	9,180
18	Loan	68, 69	1	Lakeside Lakeview Apartments	7/29/2026	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP	130,124	11,829	51,448
19	Loan	70	1	1-11 South Market	5/6/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	62,503	31,251	89,621
20	Loan	71, 72	2	Harrison and Park										61,095	20,365	0
20.01	Property		1	150 South Harrison Street	7/27/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.02	Property		1	742 Park Avenue	7/27/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	8/17/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	30,167	15,084	5,613
22	Loan		7	Vinegar Hill Portfolio										147,903	16,672	49,325
22.01	Property		1	1226 Lincoln Place	4/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue	4/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
22.03	Property		1	226 Pulaski Street	4/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
22.04	Property		1	83 E 94th Street	4/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
22.05	Property		1	436 E 34th Street	4/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
22.06	Property		1	642 Wilson Avenue	4/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
22.07	Property		1	1639 Carroll Street	4/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack										130,562	18,652	24,547
23.01	Property		1	1961-1967 Amsterdam Avenue	8/12/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
23.02	Property		1	1973 Amsterdam Avenue	7/20/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
24	Loan		1	Kensington Ridge	9/17/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	62,397	15,599	94,180
25	Loan		2	South IN Multi Portfolio										7,277	7,277	82,938
25.01	Property		1	Tracks at Seymour	7/14/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.02	Property		1	Stonebrook of Scottsburg	7/14/2026, 7/21/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	12/29/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	417,477	71,457	169,976
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio										0	Springing	0
27.01	Property		1	Marion	4/23/2026	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
27.02	Property		1	Greenville	4/23/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
28	Loan	90	1	216 Thompson Street	9/14/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	51,654	8,609	0
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio										4,601	767	43,552
29.01	Property		1	Carlsbad Manor	5/9/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
29.02	Property		1	Town & Country	5/9/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
29.03	Property		1	Sweetwater	5/9/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	8/18/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	3,894	15,780
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	10/5/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	81,124	13,521	0
32	Loan	101	3	Houma Portfolio										31,759	2,887	17,423
32.01	Property		1	Crestwood Apartments	7/31/2026	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
32.02	Property		1	Tanglewood Apartments	7/31/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
32.03	Property		1	Sonrisa Apartments	7/31/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
33	Loan	102	6	Cameleo Multifamily Portfolio										9,508	4,754	0
33.01	Property		1	5116-5118 South Indiana Avenue	9/18/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
33.02	Property		1	5226-5228 South Michigan Avenue	9/18/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
33.03	Property		1	6820-6822 South Cornell	9/18/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
33.04	Property		1	6427-6429 South Drexel	9/18/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
33.05	Property		1	1522-1524 East 73rd Street	9/18/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
33.06	Property		1	8030 South Yates Boulevard	9/18/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
34	Loan	103	1	Brightstar 2	9/25/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	34,332	5,722	0
35	Loan		1	Chimney Hill	9/17/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	18,960	4,740	17,652

A-11

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)

1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	Springing	0	9,297	0	0	93,505	0	0	0	0	0	7,408,150
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	Springing	0	11,773	0	0	117,733	0	0	0	0	0	4,191,175
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	Springing	0	0	0	0	7,535	0	0	0	0	0	0
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	Springing	0	16,783	0	0	0	0	0	0	0	3,750	3,575,000
5	Loan	29	6	Elder Portfolio	21,607	0	6,783	0	0	0	0	0	0	0	200,450	23,158
5.01	Property		1	Appian Way
5.02	Property		1	The View
5.03	Property		1	North Haven
5.04	Property		1	Glen Court
5.05	Property		1	237 Leavenworth
5.06	Property		1	620 Eddy Street
6	Loan	30	1	The Gardens	8,847	0	3,583	0	0	8,333	300,000	0	0	0	310,750	48,897
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	Springing	0	2,989	0	500,000	21,838	0	0	0	0	0	3,463,598
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	Springing	0	13,883	499,798	0	0	0	0	0	0	109,422	0
8.01	Property		1	New Iberia
8.02	Property		1	Ponte Vedra
8.03	Property		1	Hastings-on-Hudson
8.04	Property		1	Roseville
8.05	Property		1	Neptune
8.06	Property		1	Spring
8.07	Property		1	Gainesville
8.08	Property		1	Hudson Oaks
8.09	Property		1	Marble Falls 2
8.10	Property		1	Mulberry
8.11	Property		1	Marble Falls 1
8.12	Property		1	Sewickley
8.13	Property		1	West Palm Beach 2
8.14	Property		1	Acworth
8.15	Property		1	Smyrna
8.16	Property		1	Gonzales
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	15,925	0	2,422	87,176	0	2,810	101,175	485,510	0	0	2,255	252,000
10	Loan	41	1	Kreate Tiffin	Springing	0	Springing	0	0	Springing	0	0	0	0	0	0
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	16,182	0	6,417	0	0	0	0	0	0	0	141,606	0
11.01	Property		1	Panorama Apartments
11.02	Property		1	Oakbrook Crossing
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	Springing	0	Springing	0	0	Springing	0	0	0	0	0	4,168,702
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	Springing	0	10,198	0	4,000,000	81,587	0	0	0	0	0	1,167,104
14	Loan	9, 58, 59, 60	1	The Assembly	Springing	0	Springing	98,292	0	Springing	0	0	0	0	0	32,715,353
15	Loan	61	1	CEV Murray	13,909	0	14,770	0	0	0	0	0	0	0	662,400	0
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	9,497	0	1,937	0	0	14,531	0	0	0	0	0	1,270,613
17	Loan	67	1	2115 O’Nel Drive	3,060	0	1,648	39,550	1,483,110	4,120	98,874	0	0	0	0	2,647,372
18	Loan	68, 69	1	Lakeside Lakeview Apartments	10,290	0	4,798	0	0	0	0	0	0	0	54,125	800,000
19	Loan	70	1	1-11 South Market	12,803	450,000	2,083	0	0	0	0	0	0	0	239,487	0
20	Loan	71, 72	2	Harrison and Park	Springing	0	1,513	0	0	0	0	0	0	0	43,125	0
20.01	Property		1	150 South Harrison Street
20.02	Property		1	742 Park Avenue
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	5,613	0	14,432	0	0	0	0	0	0	0	0	150,000
22	Loan		7	Vinegar Hill Portfolio	12,331	0	2,333	0	0	0	0	0	0	0	95,200	0
22.01	Property		1	1226 Lincoln Place
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue
22.03	Property		1	226 Pulaski Street
22.04	Property		1	83 E 94th Street
22.05	Property		1	436 E 34th Street
22.06	Property		1	642 Wilson Avenue
22.07	Property		1	1639 Carroll Street
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	6,137	0	1,320	0	0	0	0	0	0	0	28,475	0
23.01	Property		1	1961-1967 Amsterdam Avenue
23.02	Property		1	1973 Amsterdam Avenue
24	Loan		1	Kensington Ridge	15,697	0	3,125	0	0	0	0	0	0	0	44,331	322,305
25	Loan		2	South IN Multi Portfolio	10,367	200,000	3,875	0	0	0	0	0	0	0	423,900	0
25.01	Property		1	Tracks at Seymour
25.02	Property		1	Stonebrook of Scottsburg
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	24,282	0	Springing	0	0	Springing	0	0	0	0	0	0
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	Springing	0	Springing	271,121	0	Springing	1,355,607	0	0	0	0	0
27.01	Property		1	Marion
27.02	Property		1	Greenville
28	Loan	90	1	216 Thompson Street	Springing	0	192	4,608	0	0	0	0	0	0	0	0
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	3,959	0	663	0	0	0	0	0	0	0	65,358	0
29.01	Property		1	Carlsbad Manor
29.02	Property		1	Town & Country
29.03	Property		1	Sweetwater
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	5,260	0	2,090	0	0	5,974	0	0	0	0	0	0
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	Springing	1,000,000	4% of Operating Income	0	0	0	0	0	0	0	9,700	0
32	Loan	101	3	Houma Portfolio	17,423	0	3,494	0	0	0	0	0	0	0	165,938	0
32.01	Property		1	Crestwood Apartments
32.02	Property		1	Tanglewood Apartments
32.03	Property		1	Sonrisa Apartments
33	Loan	102	6	Cameleo Multifamily Portfolio	Springing	0	11,844	0	0	0	0	0	0	0	33,325	0
33.01	Property		1	5116-5118 South Indiana Avenue
33.02	Property		1	5226-5228 South Michigan Avenue
33.03	Property		1	6820-6822 South Cornell
33.04	Property		1	6427-6429 South Drexel
33.05	Property		1	1522-1524 East 73rd Street
33.06	Property		1	8030 South Yates Boulevard
34	Loan	103	1	Brightstar 2	Springing	0	371	0	0	0	0	0	0	0	0	0
35	Loan		1	Chimney Hill	2,942	0	1,208	0	0	0	0	0	0	0	0	97,672

A-12

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Other Reserve ($)	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)

1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	Springing	Outstanding TI/LC Reserve (Upfront: $7,408,149.88), Anchor Reserve (Ongoing: Springing), Critical Tenant Reserve (Ongoing: Springing)	0	0
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	0	Spec TI/LC Reserve ($2,700,000), Unfunded Obligations Reserve ($1,491,174.90)	0	0
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	0	NAP	0	0
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	0	PIP Reserve	0	0
5	Loan	29	6	Elder Portfolio	0	Insurance Premium Installment Reserve	0	0
5.01	Property		1	Appian Way
5.02	Property		1	The View
5.03	Property		1	North Haven
5.04	Property		1	Glen Court
5.05	Property		1	237 Leavenworth
5.06	Property		1	620 Eddy Street
6	Loan	30	1	The Gardens	0	Property Document Assessment Reserve	0	0
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	0	Unfunded Obligations Reserve ($2,562,191), Free Rent Reserve ($901,407)	0	0
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	0	NAP	0	0
8.01	Property		1	New Iberia
8.02	Property		1	Ponte Vedra
8.03	Property		1	Hastings-on-Hudson
8.04	Property		1	Roseville
8.05	Property		1	Neptune
8.06	Property		1	Spring
8.07	Property		1	Gainesville
8.08	Property		1	Hudson Oaks
8.09	Property		1	Marble Falls 2
8.10	Property		1	Mulberry
8.11	Property		1	Marble Falls 1
8.12	Property		1	Sewickley
8.13	Property		1	West Palm Beach 2
8.14	Property		1	Acworth
8.15	Property		1	Smyrna
8.16	Property		1	Gonzales
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	0	Other Income Holdback Reserve	0	252,000
10	Loan	41	1	Kreate Tiffin	0	NAP	0	0
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	Springing	Panorama Swimming Pool Reserve	0	0
11.01	Property		1	Panorama Apartments
11.02	Property		1	Oakbrook Crossing
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	Springing	Unfunded Obligations (Upfront: $4,168,701.95), Critical Tenant Reserve (Monthly: Springing)	0	0
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	0	Unfunded Obligations Reserve	0	0
14	Loan	9, 58, 59, 60	1	The Assembly	0	Unfunded Obligations Funds ($17,567,240.23), Free Rent Reserve ($15,148,112.70)	0	0
15	Loan	61	1	CEV Murray	0	NAP	0	0
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	61,514	Holdback Reserve (Upfront: $1,000,000), Score at the Top Approved Leasing Expenses (Monthly: $59,013.75), Existing Transit Fee Reserve (Upfront: $237,500; Monthly: $2,500), Rent Replication Reserve (Upfront: $33,113)	0	1,000,000
17	Loan	67	1	2115 O’Nel Drive	0	Lattice Semiconductor Abated Rent Reserve	0	0
18	Loan	68, 69	1	Lakeside Lakeview Apartments	0	Holdback Reserve	0	800,000
19	Loan	70	1	1-11 South Market	0	NAP	0	0
20	Loan	71, 72	2	Harrison and Park	0	NAP	0	0
20.01	Property		1	150 South Harrison Street
20.02	Property		1	742 Park Avenue
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	0	PIP Reserve	0	0
22	Loan		7	Vinegar Hill Portfolio	0	NAP	0	0
22.01	Property		1	1226 Lincoln Place
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue
22.03	Property		1	226 Pulaski Street
22.04	Property		1	83 E 94th Street
22.05	Property		1	436 E 34th Street
22.06	Property		1	642 Wilson Avenue
22.07	Property		1	1639 Carroll Street
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	Springing	Low DSCR Cure Reserve	0	0
23.01	Property		1	1961-1967 Amsterdam Avenue
23.02	Property		1	1973 Amsterdam Avenue
24	Loan		1	Kensington Ridge	0	Internet Installation Reserve ($277,500), Radon Remediation Reserve ($44,805)	0	0
25	Loan		2	South IN Multi Portfolio	0	NAP	0	0
25.01	Property		1	Tracks at Seymour
25.02	Property		1	Stonebrook of Scottsburg
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	Springing	Tax Increase Reserve	0	0
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	0	NAP	0	0
27.01	Property		1	Marion
27.02	Property		1	Greenville
28	Loan	90	1	216 Thompson Street	0	NAP	0	0
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	0	NAP	0	0
29.01	Property		1	Carlsbad Manor
29.02	Property		1	Town & Country
29.03	Property		1	Sweetwater
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	0	NAP	0	0
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	Springing	PIP Reserve	0	0
32	Loan	101	3	Houma Portfolio	0	NAP	0	0
32.01	Property		1	Crestwood Apartments
32.02	Property		1	Tanglewood Apartments
32.03	Property		1	Sonrisa Apartments
33	Loan	102	6	Cameleo Multifamily Portfolio	0	NAP	0	0
33.01	Property		1	5116-5118 South Indiana Avenue
33.02	Property		1	5226-5228 South Michigan Avenue
33.03	Property		1	6820-6822 South Cornell
33.04	Property		1	6427-6429 South Drexel
33.05	Property		1	1522-1524 East 73rd Street
33.06	Property		1	8030 South Yates Boulevard
34	Loan	103	1	Brightstar 2	0	NAP	0	0
35	Loan		1	Chimney Hill	0	Internet Installation Reserve	0	0

A-13

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Description	Lockbox Type

1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	NAP	Hard
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	NAP	Hard
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	NAP	Hard
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	NAP	Hard
5	Loan	29	6	Elder Portfolio	NAP	Springing
5.01	Property		1	Appian Way
5.02	Property		1	The View
5.03	Property		1	North Haven
5.04	Property		1	Glen Court
5.05	Property		1	237 Leavenworth
5.06	Property		1	620 Eddy Street
6	Loan	30	1	The Gardens	NAP	Soft
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	NAP	Hard
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	NAP	Springing
8.01	Property		1	New Iberia
8.02	Property		1	Ponte Vedra
8.03	Property		1	Hastings-on-Hudson
8.04	Property		1	Roseville
8.05	Property		1	Neptune
8.06	Property		1	Spring
8.07	Property		1	Gainesville
8.08	Property		1	Hudson Oaks
8.09	Property		1	Marble Falls 2
8.10	Property		1	Mulberry
8.11	Property		1	Marble Falls 1
8.12	Property		1	Sewickley
8.13	Property		1	West Palm Beach 2
8.14	Property		1	Acworth
8.15	Property		1	Smyrna
8.16	Property		1	Gonzales
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	$252,000 deposited into the Other Income Holdback Reserve to be distributed to the borrower upon lender receiving evidence that the debt yield equals or exceeds 7.5% and the property is at least 95.0% occupied	Springing
10	Loan	41	1	Kreate Tiffin	NAP	Hard
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	NAP	Springing
11.01	Property		1	Panorama Apartments
11.02	Property		1	Oakbrook Crossing
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	NAP	Springing
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	NAP	Hard
14	Loan	9, 58, 59, 60	1	The Assembly	NAP	Hard
15	Loan	61	1	CEV Murray	NAP	Springing
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	$1,000,000 deposited into the Earnout Reserve to be distributed to the borrower upon certain conditions in the loan agreement, including: (i) no Trigger Period is continuing and (ii) the debt yield is at least 10.5%.	Hard
17	Loan	67	1	2115 O’Nel Drive	NAP	Hard
18	Loan	68, 69	1	Lakeside Lakeview Apartments	$800,000 deposited into the Holdback Reserve to be distributed to the borrower upon lender receiving evidence that the debt yield equals or exceeds 8.75%.	Springing
19	Loan	70	1	1-11 South Market	NAP	Hard
20	Loan	71, 72	2	Harrison and Park	NAP	Springing
20.01	Property		1	150 South Harrison Street
20.02	Property		1	742 Park Avenue
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	NAP	Springing
22	Loan		7	Vinegar Hill Portfolio	NAP	Springing
22.01	Property		1	1226 Lincoln Place
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue
22.03	Property		1	226 Pulaski Street
22.04	Property		1	83 E 94th Street
22.05	Property		1	436 E 34th Street
22.06	Property		1	642 Wilson Avenue
22.07	Property		1	1639 Carroll Street
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	NAP	Hard (Commercial); Soft (Residential)
23.01	Property		1	1961-1967 Amsterdam Avenue
23.02	Property		1	1973 Amsterdam Avenue
24	Loan		1	Kensington Ridge	NAP	Springing
25	Loan		2	South IN Multi Portfolio	NAP	Springing
25.01	Property		1	Tracks at Seymour
25.02	Property		1	Stonebrook of Scottsburg
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	NAP	Hard
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	NAP	Hard
27.01	Property		1	Marion
27.02	Property		1	Greenville
28	Loan	90	1	216 Thompson Street	NAP	Springing
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	NAP	Springing
29.01	Property		1	Carlsbad Manor
29.02	Property		1	Town & Country
29.03	Property		1	Sweetwater
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	NAP	Springing
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	NAP	Hard
32	Loan	101	3	Houma Portfolio	NAP	Springing
32.01	Property		1	Crestwood Apartments
32.02	Property		1	Tanglewood Apartments
32.03	Property		1	Sonrisa Apartments
33	Loan	102	6	Cameleo Multifamily Portfolio	NAP	Springing
33.01	Property		1	5116-5118 South Indiana Avenue
33.02	Property		1	5226-5228 South Michigan Avenue
33.03	Property		1	6820-6822 South Cornell
33.04	Property		1	6427-6429 South Drexel
33.05	Property		1	1522-1524 East 73rd Street
33.06	Property		1	8030 South Yates Boulevard
34	Loan	103	1	Brightstar 2	NAP	Springing
35	Loan		1	Chimney Hill	NAP	Springing

A-14

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)

1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	Springing	Yes	Yes	Yes	Yes	68,000,000	67,000,000	463,803.06	934,528.55	NAP	NAP	135,000,000	934,528.55
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	Springing	Yes	Yes	Yes	Yes	68,000,000	72,000,000	484,720.00	942,511.11	NAP	NAP	140,000,000	942,511.11
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	Springing	Yes	Yes	Yes	Yes	50,000,000	24,500,000	161,668.81	491,605.15	NAP	NAP	74,500,000	491,605.15
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	29	6	Elder Portfolio	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	Appian Way
5.02	Property		1	The View
5.03	Property		1	North Haven
5.04	Property		1	Glen Court
5.05	Property		1	237 Leavenworth
5.06	Property		1	620 Eddy Street
6	Loan	30	1	The Gardens	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	Springing	Yes	No	Yes	No	24,400,000	95,000,000	477,583.91	600,247.57	NAP	NAP	119,400,000	600,247.57
8.01	Property		1	New Iberia
8.02	Property		1	Ponte Vedra
8.03	Property		1	Hastings-on-Hudson
8.04	Property		1	Roseville
8.05	Property		1	Neptune
8.06	Property		1	Spring
8.07	Property		1	Gainesville
8.08	Property		1	Hudson Oaks
8.09	Property		1	Marble Falls 2
8.10	Property		1	Mulberry
8.11	Property		1	Marble Falls 1
8.12	Property		1	Sewickley
8.13	Property		1	West Palm Beach 2
8.14	Property		1	Acworth
8.15	Property		1	Smyrna
8.16	Property		1	Gonzales
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	Springing	Yes	Yes	Yes	No	24,000,000	70,000,000	366,571.52	492,253.19	NAP	NAP	94,000,000	492,253.19
10	Loan	41	1	Kreate Tiffin	In Place	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	Panorama Apartments
11.02	Property		1	Oakbrook Crossing
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	Springing	Yes	Yes	Yes	No	20,000,000	120,000,000	664,401.39	775,134.95	NAP	NAP	140,000,000	775,134.95
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	Springing	Yes	Yes	Yes	No	20,000,000	23,000,000	148,156.21	276,987.69	NAP	NAP	43,000,000	276,987.69
14	Loan	9, 58, 59, 60	1	The Assembly	Springing	Yes	Yes	Yes	No	18,165,500	154,035,750	914,926.01	1,022,823.61	NAP	NAP	172,201,250	1,022,823.61
15	Loan	61	1	CEV Murray	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	67	1	2115 O’Nel Drive	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	68, 69	1	Lakeside Lakeview Apartments	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	70	1	1-11 South Market	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	71, 72	2	Harrison and Park	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.01	Property		1	150 South Harrison Street
20.02	Property		1	742 Park Avenue
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		7	Vinegar Hill Portfolio	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	1226 Lincoln Place
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue
22.03	Property		1	226 Pulaski Street
22.04	Property		1	83 E 94th Street
22.05	Property		1	436 E 34th Street
22.06	Property		1	642 Wilson Avenue
22.07	Property		1	1639 Carroll Street
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.01	Property		1	1961-1967 Amsterdam Avenue
23.02	Property		1	1973 Amsterdam Avenue
24	Loan		1	Kensington Ridge	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan		2	South IN Multi Portfolio	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	Tracks at Seymour
25.02	Property		1	Stonebrook of Scottsburg
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	Springing	Yes	Yes	Yes	No	10,000,000	140,000,000	802,104.40	859,397.57	NAP	NAP	150,000,000	859,397.57
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	Springing	No	Yes	Yes	No	10,000,000	67,300,000	387,800.67	445,423.36	NAP	NAP	77,300,000	445,423.36
27.01	Property		1	Marion
27.02	Property		1	Greenville
28	Loan	90	1	216 Thompson Street	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.01	Property		1	Carlsbad Manor
29.02	Property		1	Town & Country
29.03	Property		1	Sweetwater
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	101	3	Houma Portfolio	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.01	Property		1	Crestwood Apartments
32.02	Property		1	Tanglewood Apartments
32.03	Property		1	Sonrisa Apartments
33	Loan	102	6	Cameleo Multifamily Portfolio	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	5116-5118 South Indiana Avenue
33.02	Property		1	5226-5228 South Michigan Avenue
33.03	Property		1	6820-6822 South Cornell
33.04	Property		1	6427-6429 South Drexel
33.05	Property		1	1522-1524 East 73rd Street
33.06	Property		1	8030 South Yates Boulevard
34	Loan	103	1	Brightstar 2	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Chimney Hill	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-15

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
						4							4
1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	50.0%	1.68	14.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	63.7%	1.42	12.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	61.6%	1.36	10.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
5	Loan	29	6	Elder Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
5.01	Property		1	Appian Way
5.02	Property		1	The View
5.03	Property		1	North Haven
5.04	Property		1	Glen Court
5.05	Property		1	237 Leavenworth
5.06	Property		1	620 Eddy Street
6	Loan	30	1	The Gardens	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	62.7%	1.54	9.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
8.01	Property		1	New Iberia
8.02	Property		1	Ponte Vedra
8.03	Property		1	Hastings-on-Hudson
8.04	Property		1	Roseville
8.05	Property		1	Neptune
8.06	Property		1	Spring
8.07	Property		1	Gainesville
8.08	Property		1	Hudson Oaks
8.09	Property		1	Marble Falls 2
8.10	Property		1	Mulberry
8.11	Property		1	Marble Falls 1
8.12	Property		1	Sewickley
8.13	Property		1	West Palm Beach 2
8.14	Property		1	Acworth
8.15	Property		1	Smyrna
8.16	Property		1	Gonzales
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	73.0%	1.20	7.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
10	Loan	41	1	Kreate Tiffin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
11.01	Property		1	Panorama Apartments
11.02	Property		1	Oakbrook Crossing
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	48.3%	2.64	18.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	45.8%	1.70	14.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
14	Loan	9, 58, 59, 60	1	The Assembly	64.0%	1.46	11.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
15	Loan	61	1	CEV Murray	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
17	Loan	67	1	2115 O’Nel Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
18	Loan	68, 69	1	Lakeside Lakeview Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
19	Loan	70	1	1-11 South Market	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
20	Loan	71, 72	2	Harrison and Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
20.01	Property		1	150 South Harrison Street
20.02	Property		1	742 Park Avenue
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
22	Loan		7	Vinegar Hill Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
22.01	Property		1	1226 Lincoln Place
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue
22.03	Property		1	226 Pulaski Street
22.04	Property		1	83 E 94th Street
22.05	Property		1	436 E 34th Street
22.06	Property		1	642 Wilson Avenue
22.07	Property		1	1639 Carroll Street
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
23.01	Property		1	1961-1967 Amsterdam Avenue
23.02	Property		1	1973 Amsterdam Avenue
24	Loan		1	Kensington Ridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
25	Loan		2	South IN Multi Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
25.01	Property		1	Tracks at Seymour
25.02	Property		1	Stonebrook of Scottsburg
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	64.7%	1.28	8.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	64.3%	1.47	11.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
27.01	Property		1	Marion
27.02	Property		1	Greenville
28	Loan	90	1	216 Thompson Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
29.01	Property		1	Carlsbad Manor
29.02	Property		1	Town & Country
29.03	Property		1	Sweetwater
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
32	Loan	101	3	Houma Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
32.01	Property		1	Crestwood Apartments
32.02	Property		1	Tanglewood Apartments
32.03	Property		1	Sonrisa Apartments
33	Loan	102	6	Cameleo Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
33.01	Property		1	5116-5118 South Indiana Avenue
33.02	Property		1	5226-5228 South Michigan Avenue
33.03	Property		1	6820-6822 South Cornell
33.04	Property		1	6427-6429 South Drexel
33.05	Property		1	1522-1524 East 73rd Street
33.06	Property		1	8030 South Yates Boulevard
34	Loan	103	1	Brightstar 2	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
35	Loan		1	Chimney Hill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No

A-16

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type

1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	NAP
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	NAP
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	Mezzanine (Debt Yield is not less than 10.75%; LTV is not greater than 65%; Combined DSCR is not less than 1.40x; Combined LTV is not greater than 65%; Combined Debt Yield is not less than 10.75%; Intercreditor Agreement is required)
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	NAP
5	Loan	29	6	Elder Portfolio	NAP
5.01	Property		1	Appian Way
5.02	Property		1	The View
5.03	Property		1	North Haven
5.04	Property		1	Glen Court
5.05	Property		1	237 Leavenworth
5.06	Property		1	620 Eddy Street
6	Loan	30	1	The Gardens	NAP
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	NAP
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	NAP
8.01	Property		1	New Iberia
8.02	Property		1	Ponte Vedra
8.03	Property		1	Hastings-on-Hudson
8.04	Property		1	Roseville
8.05	Property		1	Neptune
8.06	Property		1	Spring
8.07	Property		1	Gainesville
8.08	Property		1	Hudson Oaks
8.09	Property		1	Marble Falls 2
8.10	Property		1	Mulberry
8.11	Property		1	Marble Falls 1
8.12	Property		1	Sewickley
8.13	Property		1	West Palm Beach 2
8.14	Property		1	Acworth
8.15	Property		1	Smyrna
8.16	Property		1	Gonzales
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	NAP
10	Loan	41	1	Kreate Tiffin	NAP
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	NAP
11.01	Property		1	Panorama Apartments
11.02	Property		1	Oakbrook Crossing
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	NAP
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	NAP
14	Loan	9, 58, 59, 60	1	The Assembly	NAP
15	Loan	61	1	CEV Murray	NAP
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	NAP
17	Loan	67	1	2115 O’Nel Drive	NAP
18	Loan	68, 69	1	Lakeside Lakeview Apartments	NAP
19	Loan	70	1	1-11 South Market	NAP
20	Loan	71, 72	2	Harrison and Park	NAP
20.01	Property		1	150 South Harrison Street
20.02	Property		1	742 Park Avenue
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	NAP
22	Loan		7	Vinegar Hill Portfolio	NAP
22.01	Property		1	1226 Lincoln Place
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue
22.03	Property		1	226 Pulaski Street
22.04	Property		1	83 E 94th Street
22.05	Property		1	436 E 34th Street
22.06	Property		1	642 Wilson Avenue
22.07	Property		1	1639 Carroll Street
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	NAP
23.01	Property		1	1961-1967 Amsterdam Avenue
23.02	Property		1	1973 Amsterdam Avenue
24	Loan		1	Kensington Ridge	NAP
25	Loan		2	South IN Multi Portfolio	NAP
25.01	Property		1	Tracks at Seymour
25.02	Property		1	Stonebrook of Scottsburg
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	NAP
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	Mezzanine (Max Combined LTV of 64.3%; Min Combined Debt Yield of 11.1%; Intercreditor Agreement is required)
27.01	Property		1	Marion
27.02	Property		1	Greenville
28	Loan	90	1	216 Thompson Street	NAP
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	NAP
29.01	Property		1	Carlsbad Manor
29.02	Property		1	Town & Country
29.03	Property		1	Sweetwater
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	NAP
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	NAP
32	Loan	101	3	Houma Portfolio	Mezzanine (Combined DSCR no less than the DSCR as of the Closing Date; Combined LTV no greater than the LTV as of the Closing Date; Combined DY no less than the DY as of the Closing Date; Intercreditor Agreement is required)
32.01	Property		1	Crestwood Apartments
32.02	Property		1	Tanglewood Apartments
32.03	Property		1	Sonrisa Apartments
33	Loan	102	6	Cameleo Multifamily Portfolio	NAP
33.01	Property		1	5116-5118 South Indiana Avenue
33.02	Property		1	5226-5228 South Michigan Avenue
33.03	Property		1	6820-6822 South Cornell
33.04	Property		1	6427-6429 South Drexel
33.05	Property		1	1522-1524 East 73rd Street
33.06	Property		1	8030 South Yates Boulevard
34	Loan	103	1	Brightstar 2	NAP
35	Loan		1	Chimney Hill	NAP

A-17

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)
										8
1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	CBL & Associates Limited Partnership	CBL & Associates Limited Partnership	No	No	Refinance	No	135,000,000
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	Atlantic Regent Holdings, LLC	Samuel L. Kraus and Eric R. L. Fleiss	No	No	Refinance	No	140,000,000
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	James D. Rivard, Dee J. Mcgonigle, III, Trevor L. Ashenbrener and Ryan B. Leong	James D. Rivard, Dee J. Mcgonigle, III, Trevor L. Ashenbrener and Ryan B. Leong	No	No	Refinance	No	74,500,000
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	Marc Jay Freud	Marc Jay Freud	No	No	Refinance	Yes	30,000,000
5	Loan	29	6	Elder Portfolio	Elder Real Estate Fund, LLC	Mahr Elder and Fairuke Elder	No	No	Refinance		30,000,000
5.01	Property		1	Appian Way						No
5.02	Property		1	The View						No
5.03	Property		1	North Haven						No
5.04	Property		1	Glen Court						Yes
5.05	Property		1	237 Leavenworth						No
5.06	Property		1	620 Eddy Street						No
6	Loan	30	1	The Gardens	Barry Rudofsky	Barry Rudofsky	No	No	Acquisition	No	29,500,000
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	Morris Matthew Jemal	Morris Matthew Jemal	No	Yes	Refinance	No	28,000,000
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	Amsdell Group, LLC	Todd C. Amsdell	No	No	Refinance / Acquisition		119,400,000
8.01	Property		1	New Iberia						Yes
8.02	Property		1	Ponte Vedra						No
8.03	Property		1	Hastings-on-Hudson						No
8.04	Property		1	Roseville						No
8.05	Property		1	Neptune						No
8.06	Property		1	Spring						No
8.07	Property		1	Gainesville						No
8.08	Property		1	Hudson Oaks						No
8.09	Property		1	Marble Falls 2						No
8.10	Property		1	Mulberry						No
8.11	Property		1	Marble Falls 1						No
8.12	Property		1	Sewickley						No
8.13	Property		1	West Palm Beach 2						No
8.14	Property		1	Acworth						No
8.15	Property		1	Smyrna						No
8.16	Property		1	Gonzales						No
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	Javier Martinez	Javier Martinez	No	No	Refinance	No	94,000,000
10	Loan	41	1	Kreate Tiffin	LCN North American Fund IV REIT	LCN North American Fund IV REIT	No	No	Acquisition	No	22,700,000
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	David Yshua and Yehuda Dershowitz	David Yshua and Yehuda Dershowitz	No	No	Refinance		22,400,000
11.01	Property		1	Panorama Apartments						No
11.02	Property		1	Oakbrook Crossing						No
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	MEBA Pension Trust	MEBA Pension Trust	No	No	Acquisition	No	140,000,000
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	Joshua Roshanzamir and Behzad Nehmadi	Joshua Roshanzamir and Behzad Nehmadi	No	No	Refinance	No	43,000,000
14	Loan	9, 58, 59, 60	1	The Assembly	Brett Michael Lipman and Farshid Steve Shokouhi	Brett Michael Lipman and Farshid Steve Shokouhi	No	No	Acquisition	No	172,201,250
15	Loan	61	1	CEV Murray	Joey Y. Abraham	Joey Y. Abraham	No	No	Refinance	No	18,000,000
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	Jordan Chandler Paul and Neil Eric Merin	Jordan Chandler Paul and Neil Eric Merin	No	No	Refinance	No
17	Loan	67	1	2115 O’Nel Drive	Gregory J. Hartman, Ian Pihl and Edward Reeves	The Hartman Revocable Trust	No	No	Acquisition	No
18	Loan	68, 69	1	Lakeside Lakeview Apartments	Richard Paek, Cody Littlewood and Michael Pouliot	Richard Paek, Cody Littlewood and Michael Pouliot	No	Yes	Refinance	No
19	Loan	70	1	1-11 South Market	GMF RE Partners LLC	GMF Equity Guarantor LLC	No	Yes	Refinance	Yes
20	Loan	71, 72	2	Harrison and Park	Solomon Freitag and Abraham Rosenberg	Solomon Freitag and Abraham Rosenberg	No	No	Refinance
20.01	Property		1	150 South Harrison Street						Yes
20.02	Property		1	742 Park Avenue						No
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	Jigar Trivedi, Madhusudhan Kopparapu and Vishal Khera	Jigar Trivedi, Madhusudhan Kopparapu and Vishal Khera	No	No	Acquisition	No
22	Loan		7	Vinegar Hill Portfolio	Ryan Colbert	Ryan Colbert and Chaya Baila Engel	No	No	Refinance
22.01	Property		1	1226 Lincoln Place						No
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue						No
22.03	Property		1	226 Pulaski Street						No
22.04	Property		1	83 E 94th Street						No
22.05	Property		1	436 E 34th Street						No
22.06	Property		1	642 Wilson Avenue						No
22.07	Property		1	1639 Carroll Street						No
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	Gili Haberberg	Gili Haberberg, Rosina Rumeltt, Benjamin Haberberg, Robert Seiden, Karen Haberberg and Ruth Mesterman	No	No	Refinance
23.01	Property		1	1961-1967 Amsterdam Avenue						No
23.02	Property		1	1973 Amsterdam Avenue						No
24	Loan		1	Kensington Ridge	Christopher K. Germain	Christopher K. Germain	No	No	Refinance	No
25	Loan		2	South IN Multi Portfolio	Robert Ritzenthaler and Abraham Abadie	Robert Ritzenthaler and Abraham Abadie	No	No	Refinance
25.01	Property		1	Tracks at Seymour						Yes
25.02	Property		1	Stonebrook of Scottsburg						Yes
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	David Werner	David Werner	No	No	Refinance	No
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	Angelo Gordon & Co., L.P. and TPG, Inc.	AG Net Lease Realty Fund V REIT LLC and AG Net Lease Realty Fund V Investments (H-1), L.P.	No	No	Acquisition
27.01	Property		1	Marion						No
27.02	Property		1	Greenville						No
28	Loan	90	1	216 Thompson Street	Alfred Sabetfard	Alfred Sabetfard	No	No	Refinance	No
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	Matthew Antoniou and Joseph Lahore	Matthew Antoniou and Joseph Lahore	No	No	Refinance
29.01	Property		1	Carlsbad Manor						No
29.02	Property		1	Town & Country						No
29.03	Property		1	Sweetwater						No
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	Steven J. Makowsky and Yosef Z. Davidson	Steven J. Makowsky and Yosef Z. Davidson	No	No	Refinance	No
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	Satish Duggal	Satish Duggal	No	No	Refinance	No
32	Loan	101	3	Houma Portfolio	Volton Michael Williams	Volton Michael Williams	No	No	Refinance
32.01	Property		1	Crestwood Apartments						No
32.02	Property		1	Tanglewood Apartments						No
32.03	Property		1	Sonrisa Apartments						No
33	Loan	102	6	Cameleo Multifamily Portfolio	Leo Kremer and Oliver Kremer	Leo Kremer and Oliver Kremer	No	No	Refinance
33.01	Property		1	5116-5118 South Indiana Avenue						Yes
33.02	Property		1	5226-5228 South Michigan Avenue						Yes
33.03	Property		1	6820-6822 South Cornell						Yes
33.04	Property		1	6427-6429 South Drexel						Yes
33.05	Property		1	1522-1524 East 73rd Street						Yes
33.06	Property		1	8030 South Yates Boulevard						No
34	Loan	103	1	Brightstar 2	brightSTAR Communities, LLC.	Jeffrey M. Zalla	No	No	Refinance	No
35	Loan		1	Chimney Hill	Christopher K. Germain	Christopher K. Germain	No	No	Refinance	No

A-18

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration
					7
1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	14,421,852	0	0	149,421,852	136,858,753	0	1,730,935	10,832,164	0	0	149,421,852	NAP
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	0	0	0	140,000,000	133,908,560	0	1,824,213	4,191,175	76,052	0	140,000,000	NAP
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	0	0	0	74,500,000	72,729,764	0	1,569,362	56,546	144,328	0	74,500,000	NAP
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	0	0	0	30,000,000	23,232,912	0	525,866	3,692,771	2,548,451	0	30,000,000	7/12/2051
5	Loan	29	6	Elder Portfolio	0	0	0	30,000,000	26,596,551	0	2,843,512	348,474	211,462	0	30,000,000	NAP
5.01	Property		1	Appian Way												NAP
5.02	Property		1	The View												NAP
5.03	Property		1	North Haven												NAP
5.04	Property		1	Glen Court												NAP
5.05	Property		1	237 Leavenworth												NAP
5.06	Property		1	620 Eddy Street												NAP
6	Loan	30	1	The Gardens	13,070,598	0	505,314	43,075,912	0	41,000,000	1,546,023	529,889	0	0	43,075,912	NAP
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	0	0	0	28,000,000	17,712,773	0	453,160	4,001,722	5,832,345	0	28,000,000	NAP
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	13,334,303	0	0	132,734,303	31,315,085	96,556,900	4,172,535	689,783	0	0	132,734,303	NAP
8.01	Property		1	New Iberia												NAP
8.02	Property		1	Ponte Vedra												NAP
8.03	Property		1	Hastings-on-Hudson												NAP
8.04	Property		1	Roseville												NAP
8.05	Property		1	Neptune												NAP
8.06	Property		1	Spring												NAP
8.07	Property		1	Gainesville												NAP
8.08	Property		1	Hudson Oaks												NAP
8.09	Property		1	Marble Falls 2												NAP
8.10	Property		1	Mulberry												NAP
8.11	Property		1	Marble Falls 1												NAP
8.12	Property		1	Sewickley												NAP
8.13	Property		1	West Palm Beach 2												NAP
8.14	Property		1	Acworth												NAP
8.15	Property		1	Smyrna												NAP
8.16	Property		1	Gonzales												NAP
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	0	0	0	94,000,000	86,458,890	0	6,428,616	941,953	170,541	0	94,000,000	NAP
10	Loan	41	1	Kreate Tiffin	19,167,227	0	0	41,867,227	0	41,000,000	867,227	0	0	0	41,867,227	NAP
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	40,641	0	0	22,440,641	20,582,832	0	1,198,898	658,910	0	0	22,440,641	NAP
11.01	Property		1	Panorama Apartments												NAP
11.02	Property		1	Oakbrook Crossing												NAP
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	43,649,397	0	0	183,649,397	0	169,453,049	2,098,655	4,168,702	0	7,928,991	183,649,397	NAP
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	0	0	0	43,000,000	27,971,297	0	1,879,356	5,576,355	7,572,992	0	43,000,000	NAP
14	Loan	9, 58, 59, 60	1	The Assembly	134,950,978	0	0	307,152,228	0	264,925,000	8,194,907	34,032,321	0	0	307,152,228	NAP
15	Loan	61	1	CEV Murray	0	0	0	18,000,000	13,219,327	0	687,120	918,761	3,174,792	0	18,000,000	NAP
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound												NAP
17	Loan	67	1	2115 O’Nel Drive												NAP
18	Loan	68, 69	1	Lakeside Lakeview Apartments												NAP
19	Loan	70	1	1-11 South Market												NAP
20	Loan	71, 72	2	Harrison and Park												NAP
20.01	Property		1	150 South Harrison Street												NAP
20.02	Property		1	742 Park Avenue												NAP
21	Loan	73	1	Hampton Inn & Suites Harrisburg North												10/31/2041
22	Loan		7	Vinegar Hill Portfolio												NAP
22.01	Property		1	1226 Lincoln Place												NAP
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue												NAP
22.03	Property		1	226 Pulaski Street												NAP
22.04	Property		1	83 E 94th Street												NAP
22.05	Property		1	436 E 34th Street												NAP
22.06	Property		1	642 Wilson Avenue												NAP
22.07	Property		1	1639 Carroll Street												NAP
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack												NAP
23.01	Property		1	1961-1967 Amsterdam Avenue												NAP
23.02	Property		1	1973 Amsterdam Avenue												NAP
24	Loan		1	Kensington Ridge												NAP
25	Loan		2	South IN Multi Portfolio												NAP
25.01	Property		1	Tracks at Seymour												NAP
25.02	Property		1	Stonebrook of Scottsburg												NAP
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road												NAP
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio												NAP
27.01	Property		1	Marion												NAP
27.02	Property		1	Greenville												NAP
28	Loan	90	1	216 Thompson Street												NAP
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio												NAP
29.01	Property		1	Carlsbad Manor												NAP
29.02	Property		1	Town & Country												NAP
29.03	Property		1	Sweetwater												NAP
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive												NAP
31	Loan	98, 99, 100	1	Best Western Plus Strongsville												3/8/2036
32	Loan	101	3	Houma Portfolio												NAP
32.01	Property		1	Crestwood Apartments												NAP
32.02	Property		1	Tanglewood Apartments												NAP
32.03	Property		1	Sonrisa Apartments												NAP
33	Loan	102	6	Cameleo Multifamily Portfolio												NAP
33.01	Property		1	5116-5118 South Indiana Avenue												NAP
33.02	Property		1	5226-5228 South Michigan Avenue												NAP
33.03	Property		1	6820-6822 South Cornell												NAP
33.04	Property		1	6427-6429 South Drexel												NAP
33.05	Property		1	1522-1524 East 73rd Street												NAP
33.06	Property		1	8030 South Yates Boulevard												NAP
34	Loan	103	1	Brightstar 2												NAP
35	Loan		1	Chimney Hill												NAP

A-19

Benchmark 2026-V25
Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	9, 10, 11, 12, 13, 14, 15, 16, 17, 18	1	West County Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	9, 19, 20, 21, 22	1	Legacy Central	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 23, 24, 25	1	Google Campus Phase II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	26, 27, 28	1	Fairfield Inn & Suites Brooklyn	227.71	200.18	87.9%	227.71	200.18	87.9%	217.81	192.81	88.5%	205.16	173.85	84.7%
5	Loan	29	6	Elder Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	Appian Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	The View	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	North Haven	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	Glen Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.05	Property		1	237 Leavenworth	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	620 Eddy Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	30	1	The Gardens	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	31, 32, 33, 34	1	1530 Wilson Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	9, 35, 36	16	Compass Storage National Portfolio 2.0	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	New Iberia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Ponte Vedra	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	Hastings-on-Hudson	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.04	Property		1	Roseville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.05	Property		1	Neptune	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.06	Property		1	Spring	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.07	Property		1	Gainesville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.08	Property		1	Hudson Oaks	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.09	Property		1	Marble Falls 2	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.10	Property		1	Mulberry	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.11	Property		1	Marble Falls 1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.12	Property		1	Sewickley	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.13	Property		1	West Palm Beach 2	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.14	Property		1	Acworth	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.15	Property		1	Smyrna	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.16	Property		1	Gonzales	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	9, 37, 38, 39, 40	1	636 West 158th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	41	1	Kreate Tiffin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	42, 43, 44	2	Oakbrook Crossing & Panorama Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	Panorama Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	Oakbrook Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	9, 45, 46, 47, 48, 49, 50, 51	1	Hall of the States	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	9, 52, 53, 54, 55, 56, 57	1	Franklin Avenue Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	9, 58, 59, 60	1	The Assembly	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	61	1	CEV Murray	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	62, 63, 64, 65, 66	1	900 Broken Sound	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	67	1	2115 O’Nel Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	68, 69	1	Lakeside Lakeview Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	70	1	1-11 South Market	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	71, 72	2	Harrison and Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.01	Property		1	150 South Harrison Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.02	Property		1	742 Park Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	73	1	Hampton Inn & Suites Harrisburg North	148.40	107.65	72.5%	148.40	107.65	72.5%	144.41	104.85	72.6%	147.49	102.54	69.5%
22	Loan		7	Vinegar Hill Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	1226 Lincoln Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	3013, 3017 & 3019 Newkirk Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	226 Pulaski Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	83 E 94th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.05	Property		1	436 E 34th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.06	Property		1	642 Wilson Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.07	Property		1	1639 Carroll Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	74, 75	2	Amsterdam Avenue 2-Pack	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.01	Property		1	1961-1967 Amsterdam Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.02	Property		1	1973 Amsterdam Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	Kensington Ridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan		2	South IN Multi Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	Tracks at Seymour	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	Stonebrook of Scottsburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	9, 76, 77, 78, 79, 80, 81, 82	1	400 Arcola Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	9, 83, 84, 85, 86, 87, 88, 89	2	Whirlpool Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.01	Property		1	Marion	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.02	Property		1	Greenville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	90	1	216 Thompson Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	91, 92, 93	3	New Mexico MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.01	Property		1	Carlsbad Manor	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.02	Property		1	Town & Country	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.03	Property		1	Sweetwater	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	94, 95, 96, 97	1	2800 South MacArthur Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	98, 99, 100	1	Best Western Plus Strongsville	72.65	37.96	52.2%	72.65	37.96	52.2%	73.19	36.56	50.0%	76.84	33.81	44.0%
32	Loan	101	3	Houma Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.01	Property		1	Crestwood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	Tanglewood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.03	Property		1	Sonrisa Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	102	6	Cameleo Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	5116-5118 South Indiana Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	5226-5228 South Michigan Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.03	Property		1	6820-6822 South Cornell	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.04	Property		1	6427-6429 South Drexel	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.05	Property		1	1522-1524 East 73rd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.06	Property		1	8030 South Yates Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	103	1	Brightstar 2	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Chimney Hill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
A-20

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I)($) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) are calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Leased Occupancy (%) includes tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease. See “Description of the Mortgage Pool—Tenant Issues” in the Preliminary Prospectus for certain examples of the foregoing.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his or her delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(9)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a whole loan comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a whole loan, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan(s). See “Description of the Mortgage Pool—The Whole Loans” in the Preliminary Prospectus for additional information regarding the whole loan(s).

(10)	The Mortgage Loan is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA and Barclays Capital Real Estate Inc.

(11)	A grace period of five days is permitted once per trailing 12-month period with respect to late fees.

(12)	Defeasance of the West County Center Whole Loan is permitted at any time on and after the first payment date after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) October 8, 2029. The assumed defeasance lockout period of 24 payments is based on the anticipated closing date of the Benchmark 2026-V25 securitization trust in November 2026. The actual defeasance lockout period may be longer.

(13)	The increase from Most Recent NOI to Underwritten Net Operating Income is primarily attributable to contractual rent steps through October 31, 2027.

A-21

(14)	Following the occurrence of an anchor trigger event, to the extent Macy's, as anchor tenant, or any successor anchor tenant goes dark, discontinues its operations or business or vacates its anchor space (other than in connection with a remodeling or as a result of a casualty event where there is otherwise not any credible evidence that the tenant intends to do so permanently) the borrower has the option, but not the obligation, in its sole discretion, to deposit with the lender a cash deposit or a letter of credit in an amount equal to $40 times the cumulative square footage occupied by the anchor tenant at the time of an ongoing anchor trigger event. Any such cash deposit or letter of credit will be held in the anchor reserve account or with the lender, as applicable, and, to the extent timely made, will prevent a trigger period from initially commencing as a result of an anchor trigger event or, to the extent the deposit is made following the commencement and during the existence of a trigger period resulting solely from an anchor trigger event, cause such trigger period to no longer be deemed to exist. To the extent the borrower fails to timely make the deposit described immediately above, a trigger period will immediately commence and excess cash flow in the cash management account will be required to be deposited into the anchor reserve account in accordance with the terms of the West County Center Whole Loan documents, provided that to the extent the cash management account has not yet been established as of any payment date following the commencement of the related trigger period, the borrower will be required to deposit into the anchor reserve account, as of such payment date, all excess cash flow which would otherwise be deposited therein, as evidenced by the monthly or quarterly operating statements delivered to the lender in accordance with the terms of the West County Center Whole Loan documents.

(15)	Following the occurrence of a critical tenant trigger event involving Dick's Sporting Goods, Nordstrom's or any successor critical tenants, the borrower has the option, but not the obligation, in its sole discretion, to deposit with the lender a cash deposit or a letter of credit in an amount equal to $50 times the square footage of the leased premises occupied by the critical tenant which is subject to an ongoing critical tenant trigger event. Any such cash deposit or letter of credit will be held in the critical tenant reserve account or with the lender, as applicable, and, to the extent timely made, will prevent a trigger period from initially commencing as a result of a critical tenant trigger event or, to the extent the deposit is made following the commencement and during the existence of a trigger period resulting solely from a critical tenant trigger event, cause such trigger period to no longer be deemed to exist. To the extent the borrower fails to timely make the deposit described immediately above, a trigger period will immediately commence and excess cash flow in the cash management account will be required to be deposited into the critical tenant reserve account in accordance with the terms of the West County Center Whole Loan documents, provided that to the extent the cash management account has not yet been established as of any payment date following the commencement of the related trigger period, the borrower will be required to deposit into the critical tenant reserve account, as of such payment date, all excess cash flow which would otherwise be deposited therein, as evidenced by the monthly or quarterly operating statements delivered to the lender in accordance with the terms of the West County Center Whole Loan documents.

(16)	The borrower has the right to obtain the release of an approximately 1.543-acre non-income producing portion of the Mortgaged Property that contains a vacant commercial building (the "Release Parcel"), provided that, among other conditions, (i) the release complies with legal subdivision requirements, (ii) following the release, the Release Parcel and remaining Mortgaged Property constitute separate tax parcels, (iii) if the loan to value ratio of the Mortgaged Property following the partial release is greater than 125%, the borrower pays down the principal balance of the loan in amount sufficient to meet the aforementioned loan to value ratio (no prepayment premium or fee is due in connection with such principal paydown) and (iv) certain REMIC conditions are satisfied.

(17)	The borrower may acquire (the "West County Center Acquisition") the non-collateral real property and related improvements occupied by (i) Macy’s (an anchor tenant), (ii) a future anchor tenant, and/or (iii) JCPenney (which is currently occupying and operating in a space in an area immediately adjacent to the Mortgaged Property but which is not considered an anchor space) and the appurtenant interests therein (in each case, the “West County Center Additional Property”), and such West County Center Additional Property will be added as collateral of the West County Center Whole Loan and subject to the related lien, provided that certain conditions precedent are satisfied, including: (a) the applicable anchor tenant or JCPenney, as applicable, has vacated its leased premises on a permanent basis and there is no credible evidence of a replacement party intending to take occupancy of such West County Center Additional Property; (b) the West County Center Acquisition must be completed on a date that is not within the period commencing 30 days prior to and terminating 30 days after the closing date of this securitization; (c) the lender has obtained a rating agency confirmation with respect to the West County Center Acquisition; (d) the lender has received acceptable third party reports with respect to the West County Center Additional Property as reasonably required by the lender; and (e) the lender has received a REMIC opinion.

(18)	The fifth largest tenant at the Mortgaged Property, Akira, representing approximately 2.7% of the net rentable area at the Mortgaged Property, is not yet in occupancy in its newly leased space consisting of 20,000 square feet. Akira is expected to take occupancy in January or February 2027. The borrower deposited approximately $92,410 in a gap rent reserve with the lender to cover the unpaid rent between origination of the Mortgage Loan and the anticipated date in which the tenant will take occupancy of the new space.

(19)	Defeasance of the Legacy Central Whole Loan is permitted at any time on and after the first payment date after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) September 30, 2029. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the Benchmark 2026-V25 securitization trust in November 2026. The actual defeasance lockout period may be longer.

(20)	The Largest Tenant at the Mortgaged Property, Freddie Mac, has the right to terminate all or a portion of its lease effective as of January 31, 2030 for 89,473 square feet and January 31, 2031 for the remaining 64,206 square feet, upon (i) providing the borrower with no less than 12 months' prior written notice and (ii) paying a termination fee of $9,810,620.43.

A-22

(21)	The Third Largest Tenant at the Mortgaged Property, Ribbon Communications Inc, has the right to terminate its lease, effective as of September 30, 2027, upon (i) providing the borrower with no less than 15 months' prior written notice and (ii) paying a termination fee equal to the unamortized amount, as of the termination date, of the sum of the tenant improvements and brokerage commissions paid by the borrower in connection with its lease.

(22)	The Fifth Largest Tenant at the Mortgaged Property, RGN Plano III dba Spaces, has the right to terminate its lease, effective as of August 31, 2028, upon (i) providing the borrower with no less than 15 months’ prior written notice and (ii) paying a termination fee of $3,309,656.88.

(23)	The sole tenant at the Mortgaged Property, Google, has the right to contract and terminate all or a portion of its space effective February 1, 2032 upon at least 12 months' prior written notice. The tenant's exercise right is subject to payment of a contraction fee equal to unamortized leasing commissions attributable to the surrendered space, plus nine months of scheduled base rent and estimated operating expenses and taxes attributable to the surrendered space following the contraction date.

(24)	Defeasance of the Google Campus Phase II Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Google Campus Phase II Whole Loan to be securitized and (b) October 29, 2029. The assumed defeasance lockout period of 24 payments is based on the anticipated closing date of the Benchmark 2026-V25 securitization in November 2026. The actual lockout period may be longer.

(25)	Future mezzanine debt is permitted under the following conditions: debt yield is not less than 10.75%; loan-to-value ratio is not greater than 65%; combined debt service coverage ratio is not less than 1.40x; combined loan-to-value ratio is not greater than 65%; combined debt yield is not less than 10.75%; intercreditor agreement is required.

(26)	The Appraised Value is the “Prospective when Complete” value as of September 1, 2027, which assumes that the required property improvement plan at the Mortgaged Property is completed. Based on the “As Is” appraised value of $50,700,000 as of August 19, 2026, the Cut-off Date LTV and Maturity Date LTV would each be 59.2%.

(27)	At any time after the earlier of (x) 180 days after origination, and (y) 30 days following the final securitization of the Fairfield Inn & Suites Brooklyn Mortgage Loan, the borrower has the right to obtain a free release of the Release Parcel (as defined below) from the lien of the mortgage without any required prepayment or defeasance of the Fairfield Inn & Suites Brooklyn Mortgage Loan, subject to satisfaction of certain conditions, including but not limited to (i) the implementation of a two-unit condominium structure for Mortgaged Property pursuant to which the release parcel will constitute a separate residential condominium unit as described in the Fairfield Inn & Suites Brooklyn Mortgage Loan agreement, (ii) compliance with REMIC conditions, (iii) compliance with legal requirements and property documents and (iv) no adverse effect on the use or operation of, or access to or from, the remaining portion of the Mortgaged Property, as determined by lender.

“Release Parcel” means the residential unit contemplated to be created in connection with the "Condominium Conversion" (as defined below), together with the common areas and appurtenances thereto, which residential unit shall correspond to that portion of the Fairfield Inn & Suites Brooklyn Property that, prior to the Condominium Conversion, is depicted as the cross-hatched area on a schedule to the Fairfield Inn & Suites Brooklyn loan agreement and consists of an unimproved parking area.

“Condominium Conversion” means the borrower’s right to convert the entire Fairfield Inn & Suites Brooklyn Property to a condominium form of ownership comprised of two units, one unit covering the Release Parcel and the other covering the remainder of the Fairfield Inn & Suites Brooklyn Property, at any time following the date that is the earlier to occur of (x) 180 days after origination and (y) 30 days following the final securitization of the Fairfield Inn & Suites Brooklyn Mortgage Loan, subject to the satisfaction of certain conditions, including but not limited to lender reasonable approval of the condominium documents, satisfactory updated property diligence for the remaining hotel parcel, the division of the parcels into separate tax lots, satisfaction of REMIC related conditions, delivery of a restrictive covenant prohibiting use of the release parcel as a hotel or other hospitality use, and borrower control of a majority of the governing board of the condominium and compliance with legal requirements.

(28)	The borrower is required to deposit into an eligible account held by the lender or servicer on each monthly payment date, the FF&E Reserve Monthly Deposit, an amount equal to the greater of (i) the FF&E Payment and (ii) an amount equal to 1/12th of the applicable FF&E Percentage (as defined below) of the greater of (x) the annual gross revenues for the hotel related operations at the Mortgaged Property for the immediately preceding calendar year as reasonably determined by the lender and (y) the projected annual gross revenues for the hotel related operations at the Mortgaged Property for the calendar year in which such monthly payment date occurs as set forth in the approved annual budget, or if no approved annual budget exists for such calendar year, as reasonably determined by the lender. The initial monthly FF&E Payment was determined to be approximately $16,783.

“FF&E Percentage” means (a) 2.00% from the origination date through and including the monthly payment date occurring in October, 2027, (b) 3.00% from October 6, 2027 through and including the monthly payment date occurring in October, 2028, and (c) 4.00% for the remainder of the term.

A-23

(29)	164 units accounting for 79.6% of total units and 78.4% of total underwritten base rent across the portfolio are operating on month-to-month leases.

(30)	The Mortgaged Property was was subdivided in November 2025 and the seller sold the Lowe’s anchor parcel and seven outparcel pad sites, while retaining The Gardens Property (the 210,853-square-foot in-line retail component comprising Parcels B and C). Historical financial information through the date of sale includes income and expenses attributable to the disposed parcels and is therefore inflated relative to the current collateral. The Most Recent NOI and Underwritten NOI reflect the post-sale operating performance of The Gardens Property, without the sold parcels.

(31)	The borrowers own the Mortgaged Property as tenants-in-common.

(32)	The Fifth Largest Tenant at the Mortgaged Property, Artis Senior Living executed a lease in August 2026. The tenant is currently building out its space and contractual rent payments are scheduled to commence on March 1, 2027, or the date of substantial completion if later. In addition, the lease provides for contractual rent abatements totaling $452,399.50 through February 2030, including 12 months of free base rent from March 2027 through February 2028 and additional partial rent abatements through February 2030. If the commencement date has not occurred, for reasons other than tenant delays or force majeure, by the date that is 30 days following February 12, 2027 (the “Estimated Completion Date”) the tenant will accrue additional abated base rent in the amount of one day for each day following March 14, 2027 until the commencement date occurs. In addition, Artis Senior Living has a right to terminate its lease if the commencement date has not occurred, for reasons other than tenant delays or force majeure, within 120 days following the Estimated Completion Date, subject to written notice and a 45-day cure period. We cannot assure you whether the tenant will open for business and begin paying rent as expected or at all.

(33)	The Largest Tenant at the Mortgaged Property, SAS Institute Inc. has a lease for 13,425 SF of space expiring February 29, 2028 and a lease for 11,910 SF of space expiring February 28, 2030. SAS subleases one of its two suites, Suite 900 to Crown Innovations, Inc., for a term through January 31, 2028, at a sublease rent of $29.81 per square foot (compared to a current prime lease underwritten rent of $52.48 per square foot). The 1530 Wilson Boulevard Mortgage Loan was underwritten based on the prime lease rent.

(34)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to lease up following the renovation of the 1530 Wilson Boulevard Property in 2025.

(35)	The borrowers have the right at any time (x) after the earlier of (a) the end of the two-year period commencing on the closing date of the last securitization involving any portion of the Compass Storage National Portfolio 2.0 whole loan and (b) August 19, 2030 and (y) prior to the monthly payment date in March 2031, to obtain the release of any one or more of the individual mortgaged properties, provided that, among other conditions, (i) the borrower has defeased the mortgage loan in an amount equal to the greater of 120% of the allocated loan amount of the released Mortgaged Property and the net sales proceeds of the released mortgaged property, (ii) after giving effect to the release, the debt yield with respect to the remaining mortgaged properties must be greater than the greater of (1) the debt yield of all the related mortgaged properties immediately prior to the release and (2) 9.31%, (iii) after giving effect to the release, the debt service coverage ratio with respect to the remaining mortgaged properties must be greater than the greater of (1) the debt service coverage ratio of all the related mortgaged properties immediately prior to the release and (2) 1.54x, (iv) after giving effect to the release, the loan-to-value ratio with respect to the remaining mortgaged properties must be no greater than the lesser of (1) the loan-to-value ratio with respect to all of the related mortgaged properties immediately prior to the release and (2) 62.71%, and (v) compliance with REMIC related conditions.

(36)	The increase from Fourth Most Recent NOI to Third Most Recent NOI is primarily attributable to including financial information for the Gonzales property and the subsequent increase from Third Most Recent NOI to Second Most Recent NOI can be attributed to including financial information for the New Iberia property.

(37)	Prepayment of the 636 West 158th Street Whole Loan in whole, but not in part, is permitted on or after the earlier to occur of the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized and November 4, 2029; provided that if the prepayment occurs prior to May 6, 2031, the borrower is required to pay a yield maintenance premium equal to no less than 1% of the principal amount of the outstanding 636 W 158th St Whole Loan. The assumed lockout period of 24 payments is based on the anticipated closing date of the Benchmark 2026-V25 securitization in November 2026. The actual lockout period may be longer.

(38)	Historical financial information is not available as development of the Mortgaged Property was completed in 2026, with leasing commencing in March 2026.

(39)	On each payment date following the occurence of the amount on deposit in the replacement reserve account falling below $70,000, the borrower is required to deposit $2,421.56 into the replacement reserve account, subject to an aggregate replacement reserve cap of $87,176.

A-24

(40)	Subject to ongoing compliance with the 421-a program requirements, the Mortgaged Property is expected to benefit from a 421-a tax abatement for which an application has been submitted. The abatement is currently in the process of being approved and is expected to subject the Mortgaged Property to a 100% exemption from taxes associated with an increase in the prior assessed valuation of the Mortgaged Property through the 2051-2052 tax year and, thereafter, a 30% exemption through the 2061-2062 tax year.

(41)	Historical financial information is not available because the borrower acquired the Mortgaged Property in a sale/leaseback transaction with the sole tenant at the Mortgaged Property, and the sole tenant signed a new 25-year triple net lease at the origination of the Kreate Tiffin mortgage loan.

(42)	The Mortgage Loan has a three-day grace period once per any 365-day period. The borrower is required to pay to the lender upon demand an amount equal to the lesser of four percent of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by the lender in handling and processing such delinquent payment and to compensate the lender for the loss of the use of such delinquent payment.

(43)	The increase from 2023 NOI through the Most Recent NOI can primarily be attributed to the lease up of the portfolio following the extensive renovation of the properties from 2023 to 2026.

(44)	42 units at the Panorama Apartments Mortgaged Property, accounting for 13.6% of total units and 15.1% of total underwritten base rent of the Oakbrook Crossing & Panorama Apartments Mortgaged Properties are operating on month-to-month leases.

(45)	Defeasance of the Hall of the States Whole Loan is permitted at any time on and after the first payment date after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) September 8, 2029. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the Benchmark 2026-V25 securitization trust in November 2026. The actual defeasance lockout period may be longer.

(46)	On each monthly payment date following a collateral account deposit period, the borrower is required to deposit into a tenant improvement and leasing commission reserve account an amount equal to approximately $51,611.

(47)	On each monthly payment date following a collateral account deposit period, the borrower is required to deposit into a replacement reserve account an amount equal to approximately $12,903.

(48)	Following the occurrence of a critical tenant non-renewal trigger event, to the extent the date by which a critical tenant is required to give notice of renewal under its lease is less than 12 months prior to the current expiration date thereof, the borrower has the option, but not the obligation, in its sole discretion, to deposit with the lender, as of the date which is 12 months prior to the lease expiration, a cash deposit or a letter of credit in an amount equal to $4,075,996.75. Any such cash deposit or letter of credit will be held in a critical tenant account or by the lender, as applicable, and, to the extent timely made, a trigger period will not initially commence as a result of a critical tenant non-renewal trigger event. To the extent (x) the borrower fails to timely make the deposit described immediately above, (y) the borrower makes the deposit described immediately above but the applicable critical tenant fails to renew its lease as of the date required pursuant to its lease or (z) any other critical tenant trigger event occurs, a trigger period will immediately commence and excess cash flow will be required to be deposited in the critical tenant account in accordance with the terms of the Hall of the States Whole Loan documents, provided that to the extent the lockbox account and/or the cash management account has not yet been established as of any payment date, the borrower will be required to deposit into the critical tenant account, as of such payment date, all excess cash flow which would otherwise be deposited into an escrow account, as evidenced by the monthly operating statements delivered to the lender in accordance with the terms of the Hall of the States Whole Loan documents.

(49)	The increase from Most Recent NOI to Underwritten Net Operating Income is primarily attributable to the elimination of the annual ground lease obligation due to the acquisition of the Mortgaged Property.

(50)	A portion of the Mortgaged Property is master leased to a borrower affiliate, MEBAR HOS, LLC (the “Hall of the States Master Tenant”) pursuant to the terms of a master lease, effective as of January 1, 2012 (the “Hall of the States Master Lease”). The Hall of the States Master Tenant has subleased the entirety of the square footage under the Hall of the States Master Lease to various subtenants, which, as of September 2026, represents approximately 145,312 occupied square feet at the Mortgaged Property (approximately 23.5% of the net rentable area). The rent payable under the Hall of the States Master Lease is equal to the actual rent received, including base rent, additional rent, operating expenses, real estate taxes or other payments, from any sublease, license or other occupancy agreement for such leased premises. The Hall of the States Master Lease is scheduled to expire on December 31, 2036.

(51)	The Largest Tenant at the related Mortgaged Property, NBC News Channel, representing approximately 13.9% of the net rentable area at the Mortgaged Property, subleases approximately 23.7% of its space to Versant Media, LLC at an average monthly base rent of approximately $130,000 through the expiration of the sublease on September 30, 2028.

(52)	A grace period of two days is permitted once per trailing 12-month period with respect to default.

A-25

(53)	Defeasance of the Franklin Avenue Plaza Whole Loan is permitted at any time on and after the first payment date after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) October 22, 2029. The assumed defeasance lockout period of 24 payments is based on the anticipated closing date of the Benchmark 2026-V25 securitization trust in November 2026. The actual defeasance lockout period may be longer.

(54)	The increase from Most Recent NOI to Underwritten Net Operating Income is primarily attributable to increased operating efficiency and a reduction in operating expenses.

(55)	The Largest Tenant at the Mortgaged Property, Merrill Lynch, Pierce, Fenner & Smith Incorporated, has an ongoing right to terminate its lease with respect to (i) Suite 100 and (ii) on or after November 30, 2026, up to 20% of the rentable square footage of Suite 350, upon no less than 12 months' prior written notice to the borrower and payment of a termination fee equal to the unamortized costs, at the time of termination, of the allowance paid by the borrower to the tenant in connection with the 2023 extension of the tenant's lease and brokerage fees and rent abatement associated with the lease of Suite 100 or Suite 350, respectively, to the tenant, among other conditions.

(56)	The Fourth Largest Tenant at the Mortgaged Property, Stark Business Solutions, is not yet in occupancy in its leased space. Stark Business Solutions is expected to take occupancy in late 2026 / early 2027. At origination of the mortgage loan, the borrower deposited $109,526 in a gap rent reserve with the lender to cover the unpaid rent between origination of the Mortgage Loan and the anticipated date in which the tenant will take occupancy.

(57)	In connection with the tenant's 2026 lease extension, base rent (but not electric charges, additional rent or other charges payable under the tenant's lease) for the Fifth Largest Tenant at the Mortgaged Property, Kaufman Borgeest & Ryan LLP, will be abated from July 1, 2027 through November 30, 2027.

(58)	The Mortgage Loan is part of a whole loan that was co-originated by Barclays Capital Real Estate Inc. and Wells Fargo Bank, National Association.

(59)	On each monthly payment date during the continuance of a cash trap event period, the borrower is required to deposit an amount equal to $40,954.83 into the TI/LC reserve.

(60)	On each monthly payment date during the continuance of a cash trap event period, the borrower is required to deposit an amount equal to the lesser of (a) $4,095.48 and (b) the amount needed to cause the replacement reserve account to contain $98,291.60 into the replacement reserve.

(61)	385 of the 898 tenants at the CEV Murray property have leases of less than 12 months (ranging from 9 to 11 months) and 8 of the 898 tenants are on month-to-month leases.

(62)	Beginning on the first monthly payment date and continuing through the monthly payment date occurring in June 2027, the borrower is required to deposit $59,013.75 per month into a rollover reserve in connection with the $472,110 tenant improvement allowance for the Second Largest Tenant, Score At the Top, Inc.

(63)	At origination, the borrower deposited $237,500 into a transit fee reserve in connection with certain annual transit fees payable to the City of Boca Raton. In addition, the borrower is required to make ongoing deposits into such transit fee reserve in an amount equal to $2,500 per month.

(64)	In April 2019, the lease of the Largest Tenant, CSL Plasma Inc., was amended to, among other things, expand the tenant’s premises from 48,828 square feet to 62,644 square feet, extend the lease expiration date from December 31, 2027 to December 31, 2030, and eliminate the tenant’s termination and contraction options.

(65)	At origination, the borrower deposited $1,000,000 into an earnout reserve in connection with the Lang Management lease. The earnout reserve will be released upon the satisfaction of certain conditions, including, among others, the Mortgaged Property achieving a debt yield of at least 10.5%, Lang Management occupying substantially all of its space and commencing payment of full contractual rent, and the satisfaction of all leasing commission, tenant improvement and other landlord obligations under the lease.

(66)	Certain parking spaces serving the Mortgaged Property are located on parcels that are not part of the collateral and are available to the Mortgaged Property pursuant to a certain reciprocal easement agreement and an access easement and parking agreement. At loan origination, a portion of the parking lot was transferred to a borrower sponsor affiliate, with the Mortgaged Property retaining access, ingress, egress and parking rights over such parcel pursuant to an access easement and parking agreement at no cost to the borrower. The borrower is responsible for certain costs and expenses associated with the operation and use of such parcel, including real estate taxes and insurance costs

(67)	A Grace Period – Late Fee (Days) of five days is permitted three times during the term of the 2115 O'Nel Drive Mortgage Loan, but not more than once per trailing 366-day period.

(68)	The related Mortgage Loan documents require a holdback reserve of $800,000 which is required to be distributed to the borrower if within 24 months after the first monthly payment date, the lender receives evidence that the debt yield equals or exceeds 8.75%.

A-26

(69)	The borrowers own the Mortgaged Property as tenants-in-common.

(70)	The borrowers own the Mortgaged Property as tenants-in-common.

(71)	The borrowers have the right at any time after the release date and prior to the maturity date to obtain the release of any one or more of the individual mortgaged properties, provided that, among other conditions, (i) the borrowers have defeased the mortgage loan in an amount equal to the greater of 115% of the allocated loan amount of the released Mortgaged Property and the net sales proceeds of the released mortgaged property, (ii) after giving effect to the release, the debt yield with respect to the remaining mortgaged properties must be greater than the greater of (1) the debt yield of all the related mortgaged properties immediately prior to the release and (2) 8.54%, (iii) after giving effect to the release, the debt service coverage ratio with respect to the remaining mortgaged properties must be greater than the greater of (1) the debt service coverage ratio of all the related mortgaged properties immediately prior to the release and (2) 1.21x, (iv) after giving effect to the release, the loan-to-value ratio with respect to the remaining mortgaged properties must be no greater than the lesser of (1) the loan-to-value ratio with respect to all of the related mortgaged properties immediately prior to the release and (2) 69.48%, and (v) compliance with REMIC related conditions.

(72)	42 out of 68 total units at the Mortgaged Properties (61.8% of total units) have tenants that are renting on month-to-month leases.

(73)	On each monthly payment date, the borrower is required to deposit an amount equal to 1/12th of the greater of (a) 4% of the projected annual gross income from operations of the mortgaged property and (b) the amount required by the franchisor pursuant to the franchise agreement into the FF&E reserve. The initial monthly FF&E Payment was determined to be approximately $14,432.21.

(74)	The Mortgaged Properties are comprised of (i) the 1973 Amsterdam Avenue Mortgaged Property, which includes 31 residential units and two ground-floor commercial units, and (ii) the 1961-1967 Amsterdam Avenue Mortgaged Property, which includes 22 residential units and six ground-floor commercial units. The eight commercial units total approximately 10,350 square feet and account for approximately 30.7% of underwritten effective gross income. The Mortgaged Properties were 98.1% occupied as of August 18, 2026, inclusive of one residential unit that is in the process of being evicted and was underwritten as vacant.

(75)	One apartment was incorrectly registered as rent stabilized rather than rent controlled, one apartment has a pending petition for administrative review that was filed by the borrower concerning its deregulation status and there are two open New York State Division of Housing and Community Renewal proceedings at the 1973 Amsterdam Avenue Mortgaged Property, including a decrease in services complaint and a rent overcharge proceeding currently subject to administrative review. The Mortgage Loan documents contain certain recourse provisions relating to violations of applicable rent regulations, improper deregulation and certain rent overcharge and related claims.

(76)	At the time of acquisition, the 1,853,053 SF Arcola Campus was approximately 86.6% triple net leased to Dow Chemical Company (927,828 SF expiring 12/31/2028) and Wyeth Pharmaceuticals (a wholly owned subsidiary of Pfizer, 677,311 SF expiring 8/15/2028), with 247,914 SF of vacant office space. The broader campus consists of 14 buildings and spans approximately 1.9 million SF.

(77)	The defeasance lockout period will be at least 32 payment dates beginning with and including the first payment date on April 6, 2026. Defeasance of the 400 Arcola Road Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) February 12, 2029. The assumed lockout period of 32 payments is based on the closing date of the Benchmark 2026-V25 securitization in November 2026. The actual defeasance lockout period may be longer.

(78)	Historical financial information was not provided by the borrower because of the new condominium structure and because the Mortgaged Property is a single tenant property subject to a double-net, triple-net or absolute-net lease with the related tenant.

(79)	During a trigger period, the borrower is required to make ongoing deposits into the TI/LC reserve in an amount equal to $132,772.17 per month.

(80)	During a trigger period, the borrower is required to make ongoing deposits into the replacement reserve in an amount equal to $13,277.22 per month.

A-27

(81)	During a Tax Increase Period (as defined below), the lender will maintain an eligible account (the “Tax Increase Reserve Account”) (which may be a book-entry subaccount) for the purpose of reserving amounts anticipated to be required. On each payment date during a Tax Increase Period, the borrower is required to remit to the lender, for deposit into the Tax Increase Reserve Account, an amount equal to 1/12th of an amount, as reasonably determined by the lender as of such date of determination, that, if applied to the then-principal indebtedness, would result in a debt yield of 8.5% (the "Tax Increase Amount"). Upon the conclusion of a Tax Increase Period and payment of all costs and expenses in respect thereof, provided no event of default or trigger period is then continuing, any amounts then remaining in the Tax Increase Reserve Account must promptly be remitted to the borrower and the Tax Increase Reserve Account will no longer be maintained. The “Tax Increase Period” means any period that commences upon a determination, whether by settlement with Dow Chemical Company or by final judgment from a court of competent jurisdiction, that requires the borrower to make any payment of property taxes that are not subject to be reimbursed by Dow Chemical Company under the Dow Chemical Company lease and concludes upon the earlier of (i) the date on which Dow Chemical Company tenant reimburses the borrower for 100% of the property taxes due and owing and (ii) the entry into a written agreement with the Dow Chemical Company tenant pursuant to which the Dow Chemical Company tenant agrees to reimburse the borrower for or to pay directly any and all property taxes due and owing from and after the date of such agreement.

(82)	The Mortgaged Property is secured by the borrower's fee simple interest in four of 12 condominium units (Unit NAB, Unit South Building, Unit North Building and Unit Research Building) in a mixed-use, life science, research and development campus. The other eight condominium units are owned by separate borrower affiliate entities. The condominium board is currently comprised such that board members for each unit vote in proportion to their undivided percent interest in the common elements, so the borrower's board members have a 43.15% voting stake in the condominium regime. The borrower has two members on the board and, as such, the borrower does not control the board. No other unit owner has a percentage interest in the condominium sufficient to establish control thereunder, but all unit owners were affiliated with the borrower as of the origination of the Mortgage Loan.

(83)	The Appraised Value for each Mortgaged Property is based on the hypothetical condition that (i) the two Mortgaged Properties secured by the Whirlpool Portfolio Mortgage Loan are currently leased in tandem under a single master lease that is not intended to survive independently of one another, (ii) each Mortgaged Property can be legally separated from the other companion Mortgaged Property and (iii) one of the two Mortgaged Properties could be independently sold while the existing master lease covering both Mortgaged Properties remains fully intact and enforceable. Additionally, the related lease terms stated within the appraisal for each Mortgaged Property, including base rent, annual escalations, lease term, and expense structure, are based upon a summary of terms provided by the property manager and therefore the Appraised Value for each Mortgaged Property is also subject to the extraordinary assumption that the lease terms are accurate and reflect the related executed lease agreement.

(84)	The lockout period will be at least 27 payment dates beginning with and including the first payment date on September 6, 2026. Provided no event of default is continuing, defeasance of the Whirlpool Portfolio Whole Loan in full is permitted at any time (A) after the earlier to occur of (i) September 6, 2029 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized, but excluding (B) the monthly payment date that occurs in February 2031. In addition, on any business day from and after September 6, 2028, voluntary prepayment of the Whirlpool Portfolio Whole Loan is permitted in whole (but not in part), together with, if such voluntary prepayment occurs prior to the monthly payment date that occurs in February 2031, a prepayment fee equal to the greater of (x) 1.00% of the principal amount of the Whirlpool Portfolio Whole Loan being prepaid and (y) a yield maintenance premium. The assumed lockout period of 27 payments is based on the anticipated closing date of the Benchmark 2026-V25 securitization in November 2026. The actual lockout period may be longer.

(85)	During the continuance of any cash sweep period, Borrower will be required to pay or cause to be paid to lender, on each payment date, an amount equal to approximately $22,593.

(86)	During the continuance of any cash sweep period caused by a dark tenant trigger event, Borrower will be required to pay or cause to be paid to lender, on each payment date, an amount equal to approximately $112,967.

(87)	A future mezzanine loan is permitted, subject to the satisfaction of certain conditions, including, among others: (i) no event of default under the Whirlpool Portfolio Whole Loan is continuing, (ii) the loan-to-value ratio (as calculated under the Whirlpool Portfolio Whole Loan documents and taking into account the mezzanine loan and the Whirlpool Portfolio Whole Loan) is no greater than 64.3%, (iii) the debt yield (as calculated under the Whirlpool Portfolio Whole Loan documents and taking into account the mezzanine loan and the Whirlpool Portfolio Whole Loan) is at least 11.1%, and (iv) the execution of an intercreditor agreement that is reasonably acceptable to the lender.

(88)	Historical financials are not available due to the Mortgaged Properties being acquired by the borrower sponsors in a sale lease-back transaction in June 2026.

(89)	The sole tenant at the Mortgaged Properties, Whirlpool Corporation, has a right of first offer to purchase the Mortgaged Properties (or any applicable portion thereof) in the event of a proposed sale of all or any portion of any such Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, the right of first offer is subject and subordinate to the mortgage loan documents will not apply to a foreclosure or deed-in-lieu thereof or to any person or entity taking title by foreclosure or a deed-in-lieu thereof.

A-28

(90)	The Mortgaged Property has a commercial component that accounts for 16.5% of NRA and 19.0% of EGI.

(91)	Current Occupancy reflects occupancy for the manufactured homes at the Mortgaged Property. Inclusive of the 12 RV sites (11 of 12 occupied), blended physical occupancy is 99.4%.

(92)	The borrower has the right on any business day on or after October 6, 2028 to obtain the release of one or more of the individual Mortgaged Properties, provided that, among other conditions, (i) no event of default has occurred and is continuing, (ii) the borrower prepays the Mortgage Loan in an amount equal to the greater of 100% of the net sales proceeds (which in no event may be less than 94% of the gross proceeds of any such sale) and 120% of the allocated loan amount of the released Mortgaged Property, along with any applicable prepayment fee (iii) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is not less than the greater of (a) the debt service coverage ratio of all the related Mortgaged Properties immediately prior to the release and (b) 1.20x, (iv) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is not greater than the lesser of (a) the loan-to-value ratio of all the related Mortgaged Properties immediately prior to the release and (b) 63.0%, and (v) satisfaction of customary REMIC requirements.

(93)	The fourth most recent historical financial information was not provided by the borrower sponsor because the Mortgaged Properties were undergoing capital improvements which were completed in 2023.

(94)	Fourth and third most recent historical financial information are not available as the borrowers acquired the Mortgaged Property in 2022, with the Largest Tenant, Calvary Industries Inc, taking occupancy of its space in 2025.

(95)	The increase from Most Recent NOI to Underwritten Net Operating Income is primarily attributable to an increase in base rental revenue in connection with the 2026 renovation of the Mortgaged Property.

(96)	On each payment date that occurs from May 2030 through April 2031, the borrower is required to deposit $25,921.83 per month into the TI/LC Account. On each other payment date the borrower is required to deposit $5,973.83 per month into the TI/LC Account.

(97)	The full lease term for the Third Largest Tenant at the Mortgaged Property, United States General Service Administration, operating as the Social Security Administration, expires on April 30, 2036. The tenant has the right to terminate its lease at any time on or after May 1, 2031, and, as such, the Mortgaged Property was underwritten to reflect a lease expiration date for the tenant of April 30, 2031.

(98)	Fourth most recent historical financial information is not available as the Mortgaged Property was transitioned to meet the needs of the Best Western brand (formerly IHG), with the transition being completed in 2023.

(99)	On each monthly payment date, the borrower is required to remit to the lender, for deposit into the FF&E Expenditure Account, an amount equal to one-twelfth of 4% of the operating income of the Mortgaged Property for the previous twelve month period.

(100)	In connection with any PIP required to be completed at the Mortgaged Property, the borrower shall deposit into the PIP Account an amount sufficient to cause the funds on deposit in the PIP Account to equal 110% of the estimated completion costs of any such PIP requirements as reasonably approved by the lender.

(101)	Future mezzanine debt is permitted at the mortgaged property under the following conditions: combined debt service coverage ratio no less than the debt service coverage ratio as of the origination date; combined loan-to-value ratio no greater than the loan-to-value ratio as of the origination date; combined debt yield no less than the debt yield as of the origination date; intercreditor agreement is required.

(102)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to higher underwritten rental income reflecting recent leasing activity, higher rental rates following the turnover of legacy tenants and lower underwritten vacancy.

(103)	The Mortgaged Property is legally subdivided from certain adjacent parcels but currently shares a tax lot with those parcels. Pursuant to the mortgage loan documents, the borrower is required to complete the separation of the tax lots. Until the separation is completed, the borrower is required to escrow in the tax reserve the taxes payable with respect to the Mortgaged Property and the parcels that share the tax lot with the Mortgaged Property.

A-29

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ANNEX B

SIGNIFICANT LOAN SUMMARIES

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Retail – Super Regional Mall 4, 17, 47 and 1001 West County Center Drive Des Peres, MO 63131	Collateral Asset Summary – Loan No. 1 West County Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 50.0% 1.68x 14.7%

B-1

Retail – Super Regional Mall 4, 17, 47 and 1001 West County Center Drive Des Peres, MO 63131	Collateral Asset Summary – Loan No. 1 West County Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 50.0% 1.68x 14.7%

B-2

Retail – Super Regional Mall 4, 17, 47 and 1001 West County Center Drive Des Peres, MO 63131	Collateral Asset Summary – Loan No. 1 West County Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 50.0% 1.68x 14.7%
Mortgage Loan Information		Property Information
Loan Sellers:	GSMC, Barclays	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Retail - Super Regional Mall
Borrower Sponsor(s):	CBL & Associates Limited Partnership	Collateral:	Fee
Borrower(s):	West County Mall CMBS, LLC	Location:	Des Peres, MO
Original Balance(1):	$68,000,000	Year Built / Renovated:	2002 / NAP
Cut-off Date Balance(1):	$68,000,000	Property Management:	CBL & Associates Management, Inc.
% by Initial UPB:	9.95%	Size:	748,041 SF
Interest Rate:	7.39800%	Appraised Value / Per SF:	$270,000,000 / $361
Note Date:	October 8, 2026	Appraisal Date:	August 23, 2026
Original Term:	60 months	Occupancy:	95.4% (as of October 1, 2026)
Amortization:	Amortizing Balloon	UW Economic Occupancy:	94.4%
Original Amortization:	360	Underwritten NOI(5):	$19,845,603
Interest Only Period:	None	Underwritten NCF:	$18,805,903
First Payment Date:	December 6, 2026
Maturity Date:	November 6, 2031	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI(5):	$16,329,152 (TTM June 30, 2026)
Additional Debt Balance(1):	$67,000,000	2025 NOI(5):	$14,847,219
Call Protection(2):	L(24),D(29),O(7)	2024 NOI:	$14,305,393
Lockbox / Cash Management:	Hard / Springing	2023 NOI:	$14,593,719

Reserves(3)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$180
Taxes:	$3,424,014	$271,287	NAP	Maturity Date Loan / SF:	$172
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	50.0%
Replacement Reserves:	$0	$9,297	NAP	Maturity Date LTV:	47.6%
TI/LC Reserve:	$0	$93,505	NAP	UW NOI DY:	14.7%
Other Reserves(4):	$7,408,150	Springing	NAP	UW NCF DSCR:	1.68x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan:(1)	$135,000,000	90.3%	Loan Payoff:	$136,858,753	91.6%
Borrower Sponsor Equity:	14,421,852	9.7	Upfront Reserves:	10,832,164	7.2
			Closing Costs:	1,730,935	1.2
Total Sources	$149,421,852	100.0%	Total Uses	$149,421,852	100.0%
(1)	The West County Center Mortgage Loan (as defined below) is part of the West County Center Whole Loan (as defined below) evidenced by seven pari passu promissory notes with an aggregate original principal balance of $135,000,000. The Financial Information above is based on the West County Center Whole Loan.
(2)	Defeasance of the West County Center Whole Loan is permitted at any time on and after the first payment date after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) October 8, 2029. The assumed defeasance lockout period of 24 payments is based on the anticipated closing date of the Benchmark 2026-V25 securitization trust in November 2026. The actual defeasance lockout period may be longer.
(3)	See “Initial and Ongoing Reserves” below for further discussion of reserve requirements.
(4)	Other Reserves is inclusive of approximately $6,926,171 upfront for unfunded obligations (including tenant improvement allowances, leasing commissions and landlord work), approximately $481,979 upfront for gap rent, a springing anchor reserve, and a springing critical tenant reserve.
(5)	Increase from 2025 NOI to Most Recent NOI and Most Recent NOI to Underwritten NOI are due primarily to contractual rent steps.

The Loan. The largest mortgage loan (the “West County Center Mortgage Loan”) is part of a whole loan (the “West County Center Whole Loan”) secured by the borrower’s fee simple interest in an approximately 748,041 SF retail property located in Des Peres, Missouri (the “West County Center Property”). The West County Center Whole Loan is evidenced by seven pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $135,000,000. The West County Center Mortgage Loan is evidenced by the controlling note A-1-1 contributed by Goldman Sachs Mortgage Company (“GSMC”), and the non-controlling note A-2-1, contributed by Barclays Capital Real Estate Inc. (“BCREI”), which have an aggregate outstanding principal balance as of the Cut-off Date of $68,000,000. The West County Center Whole Loan was originated on October 8, 2026, by Goldman Sachs Bank USA, an affiliate of GSMC, one of the loan sellers, and BCREI. The West County Center Whole Loan has a five-year term, amortizes on a 30-year schedule and accrues interest at a rate of 7.39800% per annum on an Actual/360 basis. The scheduled maturity date of the West County Center Whole Loan is November 6, 2031.

B-3

Retail – Super Regional Mall 4, 17, 47 and 1001 West County Center Drive Des Peres, MO 63131	Collateral Asset Summary – Loan No. 1 West County Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 50.0% 1.68x 14.7%

The relationship between the holders of the West County Center Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The West County Center Whole Loan will be serviced under the pooling and servicing agreement for the Benchmark 2026-V25 securitization trust. See “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the West County Center Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$51,000,000	$51,000,000	Benchmark 2026-V25	Yes
A-1-2(1)	$15,000,000	$15,000,000	GSBI	No
A-1-3(1)	$15,000,000	$15,000,000	GSBI	No
A-1-4(1)	$11,250,000	$11,250,000	GSBI	No
A-1-5(1)	$9,000,000	$9,000,000	GSBI	No
A-2-1	$17,000,000	$17,000,000	Benchmark 2026-V25	No
A-2-2(1)	$16,750,000	$16,750,000	BCREI	No
Whole Loan	$135,000,000	$135,000,000
(1)	Expected to be contributed to one or more future securitizations.

The Property. The West County Center Property is a 748,041 SF, primarily two-story super regional mall located in Des Peres, Missouri. The West County Center Property is anchored by Nordstrom (part of the collateral, but ground leased from the borrower), Dick’s Sporting Goods (part of the collateral), and Macy’s and JCPenney (both such tenants are non-collateral). Other major tenants at the West County Center Property include H&M, American Eagle Outfitters / Aerie, Barnes & Noble Booksellers, Apple, and Lululemon Athletica. Built in 2002, the West County Center Property is situated on an approximately 41.99-acre site. The West County Center Property contains 5,500 combined surface and structure spaces, which results in a parking ratio of 7.35 spaces per 1,000 SF. As of October 1, 2026, the West County Center Property was 95.4% occupied.

The following tables present certain information relating to the historical tenant sales at the West County Center Property:

Sales Performance History(1)
Sales	2023	2024	2025	TTM June 2026	PSF
Gross Property Sales	$313,845,412	$331,822,604	$358,395,567	$251,864,878	$337
Anchor(2)(3)	$56,629,437	$62,001,317	$66,459,193	$0	$0
In Line < 2,000 SF	$10,764,468	$12,728,203	$14,210,478	$15,269,793	$514
In Line 2,000 - 5,000	$54,759,228	$58,437,155	$64,723,864	$68,134,681	$546
In Line 5,000 - 10,000	$90,865,370	$97,203,209	$101,874,084	$108,807,866	$895
In Line > 10,000 SF	$24,112,337	$23,892,763	$26,960,941	$21,832,956	$189
Food Court	$13,745,293	$14,244,989	$15,754,671	$15,671,917	$1,720
Jewelry	$7,229,579	$7,945,733	$9,173,864	$9,308,488	$903
Restaurants / Specialty Food	$7,468,592	$8,163,134	$8,587,947	$8,403,558	$410
(1)	Sales provided in underwritten rent roll as of October 1, 2026.
(2)	Anchor tenants include Dick’s Sporting Goods and Nordstrom, but excludes the non-collateral anchor tenants, Macy’s and JCPenney.
(3)	TTM June 2026 for anchor tenants is shown as $0, as both Dick’s Sporting Goods and Nordstrom only report sales annually.

B-4

Retail – Super Regional Mall 4, 17, 47 and 1001 West County Center Drive Des Peres, MO 63131	Collateral Asset Summary – Loan No. 1 West County Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 50.0% 1.68x 14.7%
Sales Performance History(1)(2)
Tenant Name	SF	2023	2024	2025	TTM June 2026	TTM June 2026 PSF / Occ. Cost(3)
Apple	9,980	$50,115,097	$55,590,614	$55,642,904	$58,329,966	$5,845 / 0.9%
Charley’s Philly Steaks	575	$2,157,931	$2,125,025	$2,206,738	$2,197,723	$3,822 / 6.8%
Auntie Anne’s (9118)	300	$1,050,282	$1,149,934	$1,200,991	$1,118,456	$3,728 / 11.0%
Chick-fil-A	867	$2,739,841	$2,544,836	$2,989,446	$2,508,236	$2,893 / 5.2%
LEGO	2,500	$5,654,311	$6,080,854	$6,779,955	$7,361,206	$2,944 / 3.1%
Starbucks Coffee	288	$673,275	$749,456	$808,893	$824,421	$2,863 / 9.8%
Sarku Japan	588	$1,418,953	$1,519,221	$1,616,840	$1,668,709	$2,838 / 13.4%
Auntie Anne’s (9030)	280	$790,132	$888,985	$781,796	$720,329	$2,573 / 12.8%
Sephora	4,197	$8,867,700	$9,989,187	$9,892,586	$10,025,487	$2,389 / 3.3%
Helzbergs Diamonds	1,938	$2,787,704	$3,390,422	$3,775,112	$4,032,691	$2,081 / 5.4%
(1)	Sales provided in underwritten rent roll as of October 1, 2026.
(2)	Sales Performance History is inclusive of top ten tenants by TTM June 2026 PSF.
(3)	Occupancy Cost is calculated based on contractual in-place rent divided by gross sales.

Major Tenants. The three largest tenants based on underwritten base rent at the West County Center Property are Dick’s Sporting Goods, American Eagle Outfitters / Aerie, and Apple.

Dick’s Sporting Goods (81,952 SF, 11.0% of NRA, 6.5% of underwritten base rent): DICK'S Sporting Goods, Inc. (NYSE: DKS) (“Dick’s”) is the largest omni-channel sporting goods retailer in the United States, offering an assortment of sports equipment, apparel, footwear, and accessories. Dick’s operates more than 850 locations nationwide under the DICK'S Sporting Goods, House of Sport, Golf Galaxy, Public Lands, and Going Going Gone! banners. Dick's generated approximately $12.4 billion of revenue in fiscal 2022. Dick’s has been a tenant at the West County Center Property since March 2002 and has a lease expiration on January 31, 2028 with three five-year renewal options remaining and no remaining termination options.

American Eagle Outfitters / Aerie (9,821 SF, 1.3% of NRA, 4.4% of underwritten base rent): The first American Eagle Outfitters (“AEO”) store opened in 1977. AEO operates stores specializing in clothing and accessories in the United States, Canada, and Mexico. Aerie is an intimate apparel and lifestyle sub-brand owned and operated by AEO. AEO / Aerie has been a tenant at the West County Center Property since February 2016 and has a lease expiration on January 31, 2036, with no renewal options remaining. AEO / Aerie may terminate its lease in the event that gross sales for the year ending January 31, 2031 do not exceed $4,929,630.

Apple (9,980 SF, 1.3% of NRA, 2.9% of underwritten base rent): Apple is an American multinational technology company headquartered in Cupertino, California, in Silicon Valley, known for consumer electronics, software and online services. Apple is a top S&P 500 component with a market cap of $4.835 trillion as of November 3, 2026. Apple has been a tenant at the West County Center Property since June 2016 and has a lease expiration on June 30, 2036, with one, five-year renewal option remaining. Apple may terminate its lease for any reason before July 1, 2031, with 270 days’ prior notice.

B-5

Retail – Super Regional Mall 4, 17, 47 and 1001 West County Center Drive Des Peres, MO 63131	Collateral Asset Summary – Loan No. 1 West County Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 50.0% 1.68x 14.7%

The following table presents certain information relating to the largest tenants at the West County Center Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration	Renewal Option (Y/N)	Termination Option (Y/N)(3)
Dick’s Sporting Goods	Baa3/BBB/NR	81,952	11.0%	$1,206,333	$14.72	6.5%	1/31/2028	3 x 5 year	N
American Eagle Outfitters / Aerie	NR/NR/NR	9,821	1.3%	819,759	$83.47	4.4%	1/31/2036	N	Y(4)
Apple	Aaa/AA+/NR	9,980	1.3%	536,716	$53.78	2.9%	6/30/2036	1 x 5 year	Y(5)
Barnes & Noble Booksellers	NR/NR/NR	30,000	4.0%	525,000	$17.50	2.8%	1/31/2029	2 x 5 year	N
JD Sports	NR/NR/NR	7,490	1.0%	524,052	$69.97	2.8%	1/31/2032	N	N
Altar’d State and AS Revival	NR/NR/NR	10,533	1.4%	486,624	$46.20	2.6%	7/31/2028	N	N
The Cheesecake Factory	NR/NR/NR	8,240	1.1%	477,920	$58.00	2.6%	1/31/2047	2 x 5 year	Y(6)
Victoria’s Secret / Pink	NR/NR/NR	12,000	1.6%	452,040	$37.67	2.4%	1/31/2036	N	N
H&M	NR/NR/NR	31,529	4.2%	429,320	$13.62	2.3%	1/31/2029	3 x 5 year	N
Capital One Café	Baa1/BBB+/A-	5,028	0.7%	417,562	$83.05	2.3%	9/30/2034	1 x 5 year	N
Major Tenants Subtotal / Wtd. Avg.		206,573	27.6%	$5,875,326	$28.44	31.8%
Remaining Total / Wtd. Avg.		507,139	67.8%	12,629,250	$24.90	68.2%
Occupied Collateral Total / Wtd. Avg.		713,712	95.4%	$18,504,576	$25.93	100.0%
Vacant Space		34,329	4.6%
Collateral Total		748,041	100.0%

(1)	Based on the underwritten rent roll dated as of October 1, 2026, inclusive of contractual rent steps through October 2027.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Termination Option (Y/N) denotes unilateral tenant termination rights. Other tenant termination or contraction rights may exist. See also “Description of the Mortgage Pool--Tenant Issues—Lease Expirations and Terminations” in the Preliminary Prospectus.
(4)	American Eagle Outfitters/Aerie may terminate its lease in the event that gross sales for the period of February 1, 2030 through January 31, 2031 do not exceed $4,929,630.
(5)	Apple may terminate its lease for any reason before July 1, 2031, with at least 270 days’ notice.
(6)	The Cheesecake Factory may terminate its lease in the event that the tenant has not achieved gross sales of at least $7,500,000 during the lease year ending January 31, 2032.

The following table presents certain information relating to the lease rollover schedule at the West County Center Property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026 & MTM	11,980	1.6%	1.6%	$0	0.0%	$0.00	6
2027	78,390	10.5%	12.1%	$2,257,457	12.2%	$28.80	29
2028	323,695	43.3%	55.4%	$4,205,827	22.7%	$12.99	23
2029	110,621	14.8%	70.1%	$2,903,671	15.7%	$26.25	18
2030	21,218	2.8%	73.0%	$1,061,317	5.7%	$50.02	8
2031	27,192	3.6%	76.6%	$1,511,022	8.2%	$55.57	8
2032	16,786	2.2%	78.9%	$852,756	4.6%	$50.80	4
2033	21,912	2.9%	81.8%	$462,855	2.5%	$21.12	2
2034	9,225	1.2%	83.0%	$832,975	4.5%	$90.30	4
2035	12,336	1.6%	84.7%	$629,040	3.4%	$50.99	4
2036	40,935	5.5%	90.1%	$2,376,674	12.8%	$58.06	8
2037 & Thereafter	39,422	5.3%	95.4%	$1,410,981	7.6%	$35.79	7
Vacant	34,329	4.6%	100.0%	NAP	NAP	NAP	NAP
Total/Wtd. Avg.	748,041	100.0%	100.0%	$18,504,576	100.0%	$25.93	121
(1)	Based on underwritten rent roll dated as of October 1, 2026 inclusive of contractual rent steps through October 2027. Certain tenants may have termination options that are not considered in the above Lease Rollover Schedule.

B-6

Retail – Super Regional Mall 4, 17, 47 and 1001 West County Center Drive Des Peres, MO 63131	Collateral Asset Summary – Loan No. 1 West County Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 50.0% 1.68x 14.7%

The following table presents certain information relating to the historical operating performance and underwritten cash flows of the West County Center Property:

Cash Flow Analysis(1)
	2023	2024	2025	TTM 6/30/2026	U/W	U/W Per SF
Base Rent	$14,006,571	$14,846,688	$16,145,228	$16,727,993	$18,827,571	$25.17
Overage / Percentage Rent	2,434,310	2,431,986	2,586,624	2,988,797	2,953,741	$3.95
Kiosks/ Temporary/ Specialty	2,036,594	1,963,237	2,021,420	2,196,065	2,242,075	$3.00
Gross-Up Vacant Rent	0	0	0	0	1,832,584	$2.45
Gross Potential Income	$18,477,474	$19,241,911	$20,753,272	$21,912,854	$25,855,971	$34.56
Total Recoveries	4,688,547	4,573,084	5,199,703	5,311,730	6,351,068	$8.49
Vacancy & Bad Debt	263,943	(202,894)	(67,855)	(159,124)	(1,832,584)	($2.45)
Other Income	497,935	405,335	409,914	425,802	452,434	$0.60
Effective Gross Income	$23,927,899	$24,017,435	$26,295,034	$27,491,263	$30,826,890	$41.21

Real Estate Taxes	$3,159,537	$3,161,837	$3,324,286	$3,013,919	$3,324,286	$4.44
Insurance	194,724	278,373	255,262	263,876	247,233	$0.33
Other Expenses(2)	5,979,919	6,271,832	7,868,268	7,884,316	7,409,767	$9.91
Total Expenses	$9,334,181	$9,712,043	$11,447,816	$11,162,112	$10,981,287	$14.68
Net Operating Income	$14,593,719	$14,305,393	$14,847,219	$16,329,152	$19,845,603	$26.53
Capital Expenditures	0	0	0	0	111,564	$0.15
TI/LC	0	0	0	0	928,136	$1.24
Net Cash Flow	$14,593,719	$14,305,393	$14,847,219	$16,329,152	$18,805,903	$25.14

Occupancy(3)	96.0%	94.5%	94.7%	95.4%	94.4%
NOI Debt Yield(4)	10.8%	10.6%	11.0%	12.1%	14.7%
NCF DSCR(4)	1.30x	1.28x	1.32x	1.46x	1.68x
(1)	Based on underwritten rent roll as of October 1, 2026, inclusive of contractual rent steps through October 2027.
(2)	Other Expenses include utilities, repairs & maintenance, janitorial, management fee, payroll, advertising, security, garage expenses and general & administrative expenses.
(3)	Historical occupancy reflects physical occupancy; TTM 6/30/2026 occupancy was derived from the October 2026 rent roll. U/W occupancy reflects economic occupancy.
(4)	DSCRs and Debt Yields are based on the West County Center Whole Loan.

Appraisal. The appraisal determined an “as-is” appraised value for the West County Center Property of $270,000,000 as of August 23, 2026.

Appraisal Valuation Summary(1)
Property	Appraised Value	Capitalization Rate
West County Center	$270,000,000	7.0%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental report dated September 17, 2026, there were no recognized environmental conditions at the West County Center Property.

B-7

Retail – Super Regional Mall 4, 17, 47 and 1001 West County Center Drive Des Peres, MO 63131	Collateral Asset Summary – Loan No. 1 West County Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 50.0% 1.68x 14.7%

The Market. The West County Center Property is located in the St. Louis metropolitan statistical area (the “St. Louis MSA”) which is located straddling the Missouri-Illinois border along the Mississippi River. According to the appraisal, as of 2024, the St. Louis MSA has a gross metropolitan product of $181.3 billion. Major industries in the St. Louis MSA include healthcare and social work, professional services, educational services and manufacturing. Major employers in the St. Louis MSA include BJC Healthcare (47,000 employees), Washington University in St. Louis (22,136 employees), Boeing Defense, Space & Security (18,000 employees), Walmart Inc. (17,000 employees), and SSM Health (15,681 employees).

According to the appraisal, the 2025 population within a 1-, 3- and 5- mile radius of the West County Center Property was 6,313, 59,426, and 163,680, respectively. The average 2025 household income within the same radii was $275,942, $219,872, and $206,793 respectively.

According to the appraisal, the West County Center Property is located within the West County submarket of the St. Louis MSA. As of the second quarter of 2026, the West County submarket reported a total inventory of approximately 10,821,236 SF, with a 5.2% vacancy rate and average asking rent of $17.49 PSF.

The table below sets forth certain information regarding competitive retail centers:

Competitive Retail Center Summary(1)
Property / Location	Year Built / Renovated or Expanded	Total NRA (SF)	Occupancy	Distance to Subject	Rent PSF	Outparcel Tenants
West County Center Des Peres, MO	2002 / NAP	748,041(2)	95.4%(2)	NAP	$25.93 (2)	Vacant(2)
West 100 Plaza Ballwin, MO	1989 / NAP	12,715	NAV	8.4 miles	$18.00	Blonde Flamingo
Plaza on the Boulevard Saint Louis, MO	2006 / NAP	110,439	NAV	20.9 miles	$14.75	Oak Street Health
14334 Manchester Road Manchester, MO	2006 / NAP	8,114	NAV	4.1 miles	$14.00	Marketplace at the Abbey
Westgate Centre Creve Coeur, MO	1978 / 2016	58,763	NAV	5.8 miles	$20.00	Rajaghani Indian Cuisine
(1)	Information obtained from the appraisal, unless otherwise specified.
(2)	Based on the underwritten rent roll dated as of October 1, 2026.

The Borrower and the Borrower Sponsor. The borrower is West County Mall CMBS, LLC, a Delaware limited liability company and special purpose entity with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the West County Center Whole Loan. The borrower sponsor and non-recourse carveout guarantor is CBL & Associates Limited Partnership (“CBL Properties”). CBL Properties is an American real estate investment trust that invests in shopping centers, primarily in the Southeastern and Midwestern United States. CBL Properties owns and manages a portfolio of 89 properties totaling approximately 55 million SF.

Property Management. The West County Center Property is managed by CBL & Associates Management, Inc., an affiliate of the borrower sponsor and non-recourse carveout guarantor.

Initial and Ongoing Reserves. At origination of the West County Center Whole Loan, the borrower deposited approximately (a) $3,424,014 into a tax reserve and (b) $7,408,150 into an outstanding TI/LC reserve to be used for outstanding tenant improvement allowances owed to certain tenants, landlord work, leasing commissions and gap rent.

Tax Escrows – On each payment date, the borrower is required to deposit into a real estate tax reserve an amount equal to 1/12th of the amount that the lender reasonably estimates will be necessary to pay real estate taxes over the next 12-month period, initially estimated to be approximately $271,287.

Insurance Escrows – On each payment date, the borrower is required to deposit into an insurance reserve an amount equal to 1/12th of the amount that the lender reasonably estimates will be necessary to cover premiums (provided that such reserve will be conditionally waived (i) so long as no event of default under the West County Center Whole Loan documents has occurred and is continuing, and (ii) the borrower has provided evidence that insurance satisfying the requirements set forth in the West County Center Whole Loan documents has been obtained under one or more blanket insurance policies and insurance premiums have been paid in accordance with the requirements of the West County Center Whole Loan documents). At the origination of the West County Center Whole Loan, an acceptable blanket policy was in place such that the monthly reserves were waived.

B-8

Retail – Super Regional Mall 4, 17, 47 and 1001 West County Center Drive Des Peres, MO 63131	Collateral Asset Summary – Loan No. 1 West County Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 50.0% 1.68x 14.7%

Replacement Reserves – On each payment date, the borrower is required to deposit approximately (i) $9,297.02 plus (ii) to the extent the borrower fails to timely satisfy the Parking Garage Improvements Condition (as defined below), a monthly amount equal to 1/12th of the difference between (y) $1,000,000.00 and (z) the cumulative amount of capital expenditures and/or operating expenses (in the form of repairs and maintenance) incurred and paid for by the borrower for the preceding calendar year in relation to the parking garages at the West County Center Property, into a replacement reserve account for replacements and repairs required to be made to the West County Center Property during the calendar year.

Rollover Reserves – On each payment date, the borrower is required to deposit approximately, $93,505 into a rollover reserve account for anticipated lease rollover during the term of the West County Center Whole Loan.

Operating Expense Reserves – On each payment date during the continuance of a Trigger Period (as defined below), the borrower is required to deposit an amount equal to the aggregate amount of approved operating expenses and approved extraordinary expenses to be incurred by the borrower for the then current interest accrual period.

Anchor Reserve Account – Upon the occurrence of an Anchor Trigger Event (as defined below), the borrower has the option, but is not required, to deposit with the lender a cash deposit or deliver to the lender a letter of credit in an aggregate amount equal the applicable Anchor Threshold Amount (as defined below). To the extent such deposit is timely made or letter of credit is timely delivered to the lender, a Trigger Period will not commence as a result of the Anchor Trigger Event and, to the extent such deposit is made or letter of credit is delivered to the lender following the commencement and during the existence of a Trigger Period resulting solely from an Anchor Trigger Event, such Trigger Period will no longer be deemed to exist. If the borrower fails to timely make a deposit or deliver a letter of credit pursuant to the terms above, a Trigger Period will immediately commence. To the extent a Trigger Period occurs as a result of an Anchor Trigger Event, the borrower is required to deposit into the anchor reserve account, all excess cash flow in the cash management account, provided that, to the extent the cash management account has not yet been established as of any payment date following the commencement of the related Trigger Period, the borrower is required to deposit into the anchor reserve account, as of such payment date, all excess cash flow which would otherwise be deposited into the cash management account, as evidenced by the monthly or quarterly operating statements delivered to the lender in accordance with the terms of the West County Center Whole Loan agreement.

Critical Tenant Account – Upon the occurrence of a Critical Tenant Trigger Event (as defined below), the borrower has the option, but is not required, to deposit with the lender a cash deposit or deliver to the lender a letter of credit in an aggregate amount equal the applicable Critical Tenant Threshold Amount (as defined below). To the extent such deposit is timely made or letter of credit is timely delivered to the lender, a Trigger Period will not commence as a result of the Critical Tenant Trigger Event and, to the extent such deposit is made or letter of credit is delivered to the lender following the commencement and during the existence of a Trigger Period resulting solely from a Critical Tenant Trigger Event, such Trigger Period will no longer be deemed to exist. If the borrower fails to timely make a deposit or deliver a letter of credit pursuant to the terms above, a Trigger Period will immediately commence. To the extent a Trigger Period occurs as a result of a Critical Tenant Trigger Event, the borrower is required to deposit into the critical tenant reserve account, all excess cash flow in the cash management account, provided that, to the extent the cash management account has not yet been established as of any payment date following the commencement of the related Trigger Period, the borrower is required to deposit into the critical tenant reserve account, as of such payment date, all excess cash flow which would otherwise be deposited into the cash management account, as evidenced by the monthly or quarterly operating statements delivered to the lender in accordance with the terms of the West County Center Whole Loan agreement.

An "Anchor" means: (i) Macy’s which is currently occupying an Anchor Space (as defined below) in the area immediately adjacent to the West County Center Property and (ii) any successor occupant which takes occupancy of all or at least 51% of an Anchor Space.

An "Anchor Space" means the premises occupied by a current or future Anchor.

"Anchor Threshold Amount" means an amount equal to $40.00 times the cumulative square footage of the Anchor Space when subject to an ongoing Anchor Trigger Event.

An “Anchor Trigger Event” means the date that an Anchor goes dark, discontinues its operations or business or vacates its Anchor Space (other than in connection with a remodeling or as a result of a casualty event and there is otherwise not any credible evidence that such Anchor intends to permanently cease its operations, go dark or vacate).

A "Critical Tenant" means any of the following: (i) Dick’s Sporting Goods, (ii) Nordstrom and (iii) any successor occupant which takes occupancy of all or at least 51% of a Critical Tenant Space (as defined below) pursuant to a Critical Tenant Lease (as defined below).

“Critical Tenant Disbursement Conditions” mean the satisfaction of the following conditions: (a) as it relates to a Critical Tenant Bankruptcy Trigger Event (as defined below), the occurrence of any of the following: (1) any bankruptcy case is dismissed, the Critical Tenant and its lease guarantor is no longer deemed legally insolvent and any general assignment for the benefit of creditors is legally withdrawn without, in any case, any negative impact on the applicable Critical Tenant Lease and the Critical Tenant thereunder is paying normal monthly rent and is otherwise in compliance with the terms of its Critical Tenant Lease and having provided an updated estoppel

B-9

Retail – Super Regional Mall 4, 17, 47 and 1001 West County Center Drive Des Peres, MO 63131	Collateral Asset Summary – Loan No. 1 West County Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 50.0% 1.68x 14.7%

certificate acceptable to the lender, (2) the applicable Critical Tenant will have assumed its Critical Tenant Lease during the bankruptcy proceeding, is paying normal monthly rent and is otherwise in compliance with the terms of thereof and having provided an updated estoppel certificate acceptable to the lender or (3) such Critical Tenant Lease will be terminated and the Re-leasing Condition (as defined below) is satisfied; (b) as it relates to a Critical Tenant Non-Renewal Trigger Event (as defined below), either (1) such Critical Tenant enters a renewal or extension of its Critical Tenant Lease pursuant to the existing terms contained therein and such Critical Tenant being in occupancy of the greater of (i) 75% or more of its Critical Tenant Space or (ii) the portion of its Critical Tenant Space necessary to satisfy any co-tenancy requirements set forth in other leases at the West County Center Property, paying full monthly rent, being open for business and having provided an updated estoppel certificate satisfactory to the lender or (2) such Critical Tenant Lease will be terminated and the Re-leasing Condition is satisfied; (c) as it relates to a Critical Tenant Vacating Trigger Event (as defined below), either (1) the lender is provided with evidence reasonably satisfactory to the lender that the applicable Critical Tenant has recommenced its business and operations in the greater of (i) 75% or more of its Critical Tenant Space or (ii) the portion of its Critical Tenant Space necessary to satisfy any co-tenancy requirements set forth in other leases at the West County Center Property, is paying full monthly rent, and has provided an updated estoppel certificate satisfactory to the lender or (2) such Critical Tenant Lease will be terminated and the Re-leasing Condition is satisfied; and (d) as it relates to a Critical Tenant Default Trigger Event (as defined below), either (1) such event of default has been cured, as determined in the reasonable discretion of the lender, or (2) the applicable Critical Tenant Lease will be terminated and the Re-leasing Condition is satisfied.

A “Critical Tenant Lease” means (a) the existing lease with any of the following tenants: (i) Dick's Sporting Goods and (ii) Nordstrom and (b) any future lease for at least 51% of the leased premises occupied by any of the tenants referenced in clause (a).

A "Critical Tenant Space" means the leased premises occupied by a current or future Critical Tenant pursuant to its Critical Tenant Lease.

"Critical Tenant Threshold Amount" means an amount equal to $50.00 times the square footage of the applicable Critical Tenant Space which is subject to an ongoing Critical Tenant Trigger Event.

A “Critical Tenant Trigger Event” means the occurrence of any of the following: (w) the date which is the earliest of (i) the filing of a bankruptcy petition by any Critical Tenant or the guarantor under its Critical Tenant Lease under the bankruptcy code, (ii) 60 days following an involuntary filing of a bankruptcy petition against any Critical Tenant or the guarantor under its Critical Tenant Lease under the bankruptcy code if such filing has not otherwise been dismissed or (iii) any such Critical Tenant or guarantor is deemed legally insolvent or otherwise makes a general assignment for the benefit of creditors (the Critical Tenant Trigger Event described in this clause (w) being sometimes referred to as a "Critical Tenant Bankruptcy Trigger Event"); (x) if any Critical Tenant has not given notice to renew its Critical Tenant Lease as of the date that is the earlier of (a) the date required pursuant to its Critical Tenant Lease or (b) six months prior to the expiration of its Critical Tenant Lease (the Critical Tenant Trigger Event described in this clause (x) being sometimes hereinafter referred to as a "Critical Tenant Non-Renewal Trigger Event"); (y) the date that any Critical Tenant either (i) gives notice or there is otherwise written evidence (including from publicly available information) of an intent to terminate its Critical Tenant Lease or vacate in 25% or more of its Critical Tenant Space or (ii) goes dark, discontinues its operations or business or vacates in the greater of (a) 75% or more of its Critical Tenant Space, or (b) such portion of its Critical Tenant Space necessary to satisfy any co-tenancy requirements for other leases at the West County Center Property, excluding, in any case, any temporary discontinuance of its business (A) for a period not to exceed 30 consecutive days and not more than 90 days in any 12-month period so long as the Critical Tenant is otherwise in compliance with the terms of its Critical Tenant Lease, and (B) caused solely by casualty, condemnation, renovations or alterations undertaking pursuant to the terms of its Critical Tenant Lease or force majeure delays and which discontinuance does not extend for a period in excess of 90 consecutive days (the Critical Tenant Trigger Event described in this clause (y) being sometimes referred to as a "Critical Tenant Vacating Trigger Event"); or (z) the occurrence of a monetary or material non-monetary event of default by the borrower, as landlord, or a Critical Tenant under any Critical Tenant Lease beyond any applicable cure or grace period (the Critical Tenant Trigger Event described in this clause (z) being sometimes referred to as a "Critical Tenant Default Trigger Event").

"Parking Garage Improvements Condition" means the borrower’s delivery of written evidence reasonably satisfactory to the lender by January 31 of each calendar year (beginning in 2028) that the borrower has, for the immediately preceding calendar year, incurred and paid at least $1,000,000 in capital expenditures and/or operating expenses (in the form of repairs and maintenance costs) in relation to the parking garage structures located at the West County Center Property.

A "Re-leasing Condition" means the borrower enters one or more approved substitute leases for any Critical Tenant Space which is subject to a Critical Tenant Trigger Event which collectively are for at least 75% of such Critical Tenant Space and which approved substitute leases collectively satisfy any co-tenancy requirements contained in other leases at the West County Center Property.

A “Trigger Period” means a period of time (A) commencing upon the earliest of (i) the occurrence of an event of default, (ii) the debt yield being less than 11% for two consecutive calendar quarters (each, a “Debt Yield Trigger Event”) and the failure of the borrower to timely make a cash deposit into the excess cash reserve account or deliver a letter of credit to the lender pursuant to the terms of the West County Center Whole Loan documents, (iii) the occurrence of an Anchor Trigger Event and the failure of the borrower to timely make a cash deposit into the anchor reserve account or deliver a letter of credit to the lender pursuant to the terms of the West County

B-10

Retail – Super Regional Mall 4, 17, 47 and 1001 West County Center Drive Des Peres, MO 63131	Collateral Asset Summary – Loan No. 1 West County Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 50.0% 1.68x 14.7%

Center Whole Loan documents, or (iv) the occurrence of a Critical Tenant Trigger Event and the borrower has not timely made the cash deposit into the critical tenant reserve account or delivered a letter of credit to the lender, in each case, pursuant to the terms of the West County Center Whole Loan documents; and (B) expiring upon (w) with regard to any Trigger Period commenced in connection with clause (A) (i) above, the cure (if applicable) of such event of default, (x) with regard to any Trigger Period commenced in connection with clause (A) (ii) above, the earlier of (a) the date the West County Center Property achieves a debt yield of at least 11% for two consecutive calendar quarters or (b) an appropriate deposit of cash is made to the excess cash flow reserve account or a letter of credit is deposited with the lender pursuant to the terms of the West County Center Whole Loan documents, (y) with regard to any Trigger Period commenced in connection with clause (A) (iii) above, the earlier of (a) any Anchor Spaces which were subject to an Anchor Trigger Event are occupied by one or more replacement occupants or tenants who are operating in the Anchor Space or (b) the cumulative amount of funds deposited into the anchor reserve account or the face amount of any letter of credit deposited with the lender is equal to the applicable Anchor Threshold Amount or (z) with regard to any Trigger Period commenced in connection with clause (A)(iv) above, the earlier to occur of the following: (a) the satisfaction of the applicable Critical Tenant Disbursement Conditions or (b) the cumulative amount of funds deposited into the critical tenant account reserve or the face amount of any letter of credit deposited with the lender is equal to the Critical Tenant Threshold Amount. Notwithstanding the foregoing, a Trigger Period will not be deemed to expire in the event that a Trigger Period then exists for any other reason.

Lockbox / Cash Management. The West County Center Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to deposit all gross income, forfeited security deposits and other revenues from the West County Center Whole Loan into a lender-controlled lockbox account within two business days of receipt, and to direct all tenants to make direct rent deposits into the lockbox account. As long as a Trigger Period is not in effect, all funds in the lockbox account are required to be distributed to the borrower in accordance with the lockbox agreement. During the continuance of a Trigger Period, all funds in the lockbox will be transferred on a daily basis to a lender-controlled cash management account to be disbursed in accordance with the West County Center Whole Loan documents, with any excess funds required to be deposited in either (i) the anchor reserve account during a Trigger Period caused by an Anchor Trigger Event and held as additional security for so long as the Trigger Period continues, provided that the borrower may obtain disbursements from the anchor reserve account for the payment of tenant improvements and leasing commissions for either (y) a new lease (or lease extension) for any leased premises for which any co-tenancy requirements are no longer satisfied as a result of the related Anchor Trigger Event or (z) a new lease for any premises previously occupied by an Anchor which has been acquired and added as collateral for the West County Center Whole Loan as described below, (ii) the critical tenant reserve account during a Trigger Period caused by an Critical Tenant Trigger Event and held as additional security for so long as the Trigger Period continues, provided that the borrower may obtain disbursements from the critical tenant reserve account for the payment of tenant improvements and leasing commissions for either a new lease (or lease extension) entered into in accordance with the West County Center Whole Loan documents for a portion of the Critical Tenant Space or (iii) an excess cash flow reserve account controlled by the lender during a Trigger Period caused by any event other than an Anchor Trigger Event or Critical Tenant Trigger Event and held as additional security.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Subordinate Indebtedness. None permitted.

Release of Collateral. The West County Center Whole Loan documents permit the borrower to obtain a release of an approximately 1.543-acre non-income producing portion of the West County Center Property that contains a vacant commercial building in connection with a transfer to third parties or affiliates of the borrower without the payment of a release price, provided that, among other conditions, the borrower satisfies customary REMIC requirements.

Ground Lease. None.

Additional Property. The borrower may acquire (the "Acquisition") the non-collateral real property and related improvements occupied by (i) Macy’s, (ii) a future Anchor, and/or (ii) JCPenney (which is currently occupying and operating in a space in an area immediately adjacent to the West County Center Property but which is not considered an Anchor Space) and the appurtenant interests therein (in each case, the "Additional Property"), and such Additional Property will be added as collateral of the West County Center Whole Loan and subject to the related lien, provided that certain conditions precedent are satisfied, including: (a) the applicable Anchor or JCPenney, as applicable, has vacated its leased premises on a permanent basis, and there is no credible evidence of a replacement party planning to take occupancy of such Additional Property; (b) the Acquisition is required to be completed on a date that is not within the period commencing 30 days prior to and terminating 30 days after the closing date of this securitization; (c) the lender has obtained a rating agency confirmation with respect to the Acquisition; (d) the lender has received acceptable third party reports with respect to the Additional Property as reasonably required by the lender; and (e) the lender has received a REMIC opinion.

B-11

Office – Suburban 6555 Excellence Way and 6500 & 6600 Chase Oaks Boulevard Plano, TX 75023	Collateral Asset Summary – Loan No. 2 Legacy Central	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 63.7% 1.42x 12.4%

B-12

Office – Suburban 6555 Excellence Way and 6500 & 6600 Chase Oaks Boulevard Plano, TX 75023	Collateral Asset Summary – Loan No. 2 Legacy Central	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 63.7% 1.42x 12.4%

B-13

Office – Suburban 6555 Excellence Way and 6500 & 6600 Chase Oaks Boulevard Plano, TX 75023	Collateral Asset Summary – Loan No. 2 Legacy Central	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 63.7% 1.42x 12.4%
Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Office – Suburban
Borrower Sponsor(s):	Atlantic Regent Holdings, LLC	Collateral:	Fee
Borrower(s):	AR LC 1-3, LLC	Location:	Plano, TX
Original Balance(1):	$68,000,000	Year Built / Renovated:	1985 / 2018-2021
Cut-off Date Balance(1):	$68,000,000	Property Management:	Regent PM Services TX, LLC
% by Initial UPB:	9.95%	Size:	706,395 SF
Interest Rate:	7.96800%	Appraised Value / Per SF:	$219,700,000 / $311
Note Date:	September 30, 2026	Appraisal Date:	August 7, 2026
Original Term:	60 months	Occupancy:	97.2% (as of October 1, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	95.7%
Original Amortization:	NAP	Underwritten NOI:	$17,362,722
Interest Only Period:	60 months	Underwritten NCF:	$16,056,510
First Payment Date:	November 6, 2026
Maturity Date:	October 6, 2031	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI:	$16,207,976 (TTM June 30, 2026)
Additional Debt Balance(1):	$72,000,000	2025 NOI:	$16,622,056
Call Protection(2):	L(25),D(28),O(7)	2024 NOI:	$17,395,545
Lockbox / Cash Management:	Hard / Springing	2023 NOI:	$16,427,026

Reserves(3)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$198
Taxes:	$0	$240,908	NAP	Maturity Date Loan / SF:	$198
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	63.7%
Replacement Reserves:	$0	$11,773	NAP	Maturity Date LTV:	63.7%
TI / LC:	$0	$117,733	NAP	UW NOI DY:	12.4%
Spec TI / LC Reserve:	$2,700,000	$0	NAP	UW NCF DSCR:	1.42x
Unfunded Obligations Reserve:	$1,491,175	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan:(1)	$140,000,000	100.0%	Loan Payoff:	$133,908,560	95.6%
			Upfront Reserves:	4,191,175	3.0
			Closing Costs:	1,824,213	1.3
			Repatriation of Equity:	76,052	0.1
Total Sources	$140,000,000	100.0%	Total Uses	$140,000,000	100.0%
(1)	The Legacy Central Mortgage Loan (as defined below) is part of the Legacy Central Whole Loan (as defined below), which is comprised of four pari passu promissory notes with an aggregate original principal balance of $140,000,000. The Financial Information in the chart above is based on the Legacy Central Whole Loan. See “—The Loan” below.
(2)	Defeasance of the Legacy Central Whole Loan is permitted at any time on and after the first payment date after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) September 30, 2029. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the Benchmark 2026-V25 securitization trust in November 2026. The actual defeasance lockout period may be longer.
(3)	See “—Initial and Ongoing Reserves” below for further discussion of reserve information.

The Loan. The second largest mortgage loan (the “Legacy Central Mortgage Loan”) is part of a whole loan (the “Legacy Central Whole Loan”) which is comprised of four pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $140,000,000. The Legacy Central Whole Loan is secured by the borrower’s fee simple interest in a 706,395 SF office building located in Plano, Texas (the “Legacy Central Property”). The Legacy Central Whole Loan was originated on September 30, 2026, by Goldman Sachs Bank USA (“GSBI”), an affiliate of the loan seller. The Legacy Central Mortgage Loan is evidenced by the controlling Note A-1 with an outstanding principal balance as of the Cut-off Date of $68,000,000. The Legacy Central Whole Loan has a five-year term, is interest-only for the full term and accrues interest at a rate of 7.96800% per annum on an Actual/360 basis. The scheduled maturity date of the Legacy Central Whole Loan is October 6, 2031.

B-14

Office – Suburban 6555 Excellence Way and 6500 & 6600 Chase Oaks Boulevard Plano, TX 75023	Collateral Asset Summary – Loan No. 2 Legacy Central	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 63.7% 1.42x 12.4%

The table below identifies the promissory notes that comprise the Legacy Central Whole Loan. The relationship between the holders of the Legacy Central Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Legacy Central Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2026-V25 securitization trust. See “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$68,000,000	$68,000,000	Benchmark 2026-V25	Yes
A-2(1)	$40,000,000	$40,000,000	GSBI	No
A-3(1)	$25,000,000	$25,000,000	GSBI	No
A-4(1)	$7,000,000	$7,000,000	GSBI	No
Total	$140,000,000	$140,000,000
(1)	Expected to be contributed to one or more future securitizations.

The Property. The Legacy Central Property is a three building 706,395 SF, Class A, office complex located in Plano, Texas. The buildings were built in 1985 and renovated from 2018 through 2021. The Legacy Central Property is located in the Legacy Central Campus (“Legacy Central Campus”) with an agreement in place for shared access to shared amenities such as Wi-Fi-enabled courtyards, jogging and bike trails, a 25,000-square-foot fitness and wellness center, and a 400-seat dining facility. As of October 1, 2026, the Legacy Central Property was 97.2% occupied. There are two additional buildings within the Legacy Central Campus which are not a part of the collateral for the Legacy Central Whole Loan.

Top Tenants. The three largest tenants based on underwritten base rent are Freddie Mac, Samsung, and Ribbon Communications Inc.

Freddie Mac (153,679 SF, 21.8% of net rentable area, 22.6% of UW base rent, Aa1/AA+/AA+ (Moody’s / S&P / Fitch)). Freddie Mac is a government sponsored enterprise under the conservatorship of the Federal Housing and Finance Agency and is headquartered in McLean, Virginia. The enterprise operates in the secondary mortgage market and buys mortgage loans to then securitize for sale to investors. Freddie Mac occupies 153,679 SF across two office suites at the Legacy Central Property under a lease expiring January 31, 2035, with two five-year renewal options and two termination options exercisable on January 31, 2030 for 89,473 SF and January 31, 2031 for the remaining 64,206 SF.

Samsung (147,219 SF, 20.8% of net rentable area, 20.6% of UW base rent, Aa2/AA-/AA- (Moody’s / S&P / Fitch)). Samsung was founded in 1969 in Suwon-Si, South Korea and is an international electronics conglomerate. The company operates under two divisions, Device Experience focusing on visual displays and digital appliances and Device Solutions which targets memory and semiconductors. Samsung had over $220 billion in revenue in 2025. Samsung will relocate its U.S. headquarters to Plano, moving from New Jersey. Samsung occupies 147,219 SF across three office suites at the Legacy Central Property and has a lease expiration date of January 31, 2030, with two five-year renewal options, also exercisable as a single ten-year renewal option. Samsung executed a lease for an additional 52,983 SF, the lease will terminate 10 years and 10 months after the commencement date, which is not yet determinable as the space is currently being built out for the tenant and contains one option to renew for seven years. The tenant has no termination options.

Ribbon Communications Inc (107,762 SF, 15.3% of net rentable area, 17.2% of UW base rent). Ribbon Communications Inc is a global communications and network solutions provider that serves service providers, enterprises, and critical infrastructure. The company was created through a merger of Sonus and GENBAND in 2017. Since the merger Ribbon Communications has continued to make acquisitions within the industry. Ribbon Communications Inc has 3,100 employees across 61 offices and had $845 million in revenue in 2025. Ribbon Communications Inc occupies one suite of 107,762 SF at the Legacy Central Property and has a lease expiration date of September 30, 2032, with two five-year renewal options and a termination option effective on September 30, 2027.

B-15

Office – Suburban 6555 Excellence Way and 6500 & 6600 Chase Oaks Boulevard Plano, TX 75023	Collateral Asset Summary – Loan No. 2 Legacy Central	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 63.7% 1.42x 12.4%

The following table presents certain information relating to the top tenants at the Legacy Central Property based on underwritten base rent:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P / Fitch)(2)	Net Rentable Area (SF)	% of NRSF	U/W Base Rent	U/W Base Rent Per SF	% Annual U/W Base Rent	Lease Expiration	Renewal Option	Termination Option (Y/N)(3)
Major Tenants-Office
Freddie Mac	Aa1 / AA+ / AA+	153,679	21.8%	$4,029,621	$26.22	22.6%	1/31/2035	2 x 5 Year	Y(4)
Samsung	Aa2 / AA- / AA-	147,219	20.8%	$3,680,475	$25.00	20.6%	1/31/2030	2 x 5 Year(5)	N
Ribbon Communications Inc	NR / NR / NR	107,762	15.3%	$3,063,387	$28.43	17.2%	9/30/2032	2 x 5 Year	Y(6)
Peloton Interactive, Inc.	NR / NR / NR	103,759	14.7%	$2,593,975	$25.00	14.5%	1/31/2029	2 x 5 Year	N
RGN Plano III dba Spaces	NR / NR / NR	48,171	6.8%	$1,276,532	$26.50	7.1%	8/31/2034	2 x 7 Year	Y(8)
Nokia of America Corporation	Ba1 / BBB- / BBB-	43,647	6.2%	$1,163,193	$26.65	6.5%	6/30/2034	1 x 5 Year	N
Lion RE:Sources, Inc	NR / NR / NR	28,926	4.1%	$809,928	$28.00	4.5%	9/30/2027	1 x 5 Year	N
Cheil USA Inc.	NR / NR / NR	28,839	4.1%	$720,975	$25.00	4.0%	12/31/2032	2 x 5 Year(7)	N
Roland Technology Group	NR / NR / NR	22,716	3.2%	$522,468	$23.00	2.9%	4/30/2028	1 x 5 Year	N
Top 9 Tenants		684,718	96.9%	$17,860,553	$26.08	100.0%
Transwestern Mgmt Office		1,481	0.2%	NAP	NAP	NAP	12/31/2028
Security Office		284	0.0%	NAP	NAP	NAP	12/31/2028
Total Occupied		686,483	97.2%	$17,860,553	$26.08	100.0%
Vacant		19,912	2.8%
Total		706,395	100.0%
(1)	Based on the underwritten rent roll dated October 1, 2026, including contractual rent steps through October 1, 2027.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Termination Option (Y/N) denotes unilateral tenant termination rights. Other tenant termination or contraction rights may exist. See also “Description of the Mortgage Pool--Tenant Issues—Lease Expirations and Terminations” in the Preliminary Prospectus.
(4)	Freddie Mac may terminate its lease with respect to all or a portion of its leased premises effective as of January 31, 2030 for 89,473 SF and January 31, 2031 for the remaining 64,206 SF.
(5)	In lieu of the two, five-year extension options, Samsung may also exercise a single ten-year extension option.
(6)	Ribbon Communications Inc may terminate its lease effective September 30, 2027.
(7)	In lieu of the two, five-year extension options, Cheil USA Inc. may also exercise a single ten-year extension option.
(8)	RGN Plano III dba Spaces may terminate its lease effective August 31,2028.

The following table presents certain information relating to the lease rollover schedule at the Legacy Central Property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
MTM & 2026	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	28,926	4.1%	4.1%	$809,928	4.5%	$28.00	1
2028	24,481	3.5%	7.6%	$522,468	2.9%	$23.00(2)	1(3)
2029	103,759	14.7%	22.2%	$2,593,975	14.5%	$25.00	1
2030	147,219	20.8%	43.1%	$3,680,475	20.6%	$25.00	1
2031	0	0.0%	43.1%	$0	0.0%	$0.00	0
2032	136,601	19.3%	62.4%	$3,784,362	21.2%	$27.70	2
2033	0	0.0%	62.4%	$0	0.0%	$0.00	0
2034	91,818	13.0%	75.4%	$2,439,724	13.7%	$26.57	2
2035	153,679	21.8%	97.2%	$4,029,621	22.6%	$26.22	1
2036 & Thereafter	0	0.0%	97.2%	$0	0.0%	$0.00	0
Vacant	19,912	2.8%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	706,395	100.0%		$17,860,553	100.0%	$26.08(2)	9
(1)	Based on the underwritten rent roll dated October 1, 2026, including contractual rent steps through October 1, 2027.
(2)	Excludes the square footage occupied by the Security Office and Transwestern Management Office.
(3)	Excludes Security Office and Transwestern Management Office.

B-16

Office – Suburban 6555 Excellence Way and 6500 & 6600 Chase Oaks Boulevard Plano, TX 75023	Collateral Asset Summary – Loan No. 2 Legacy Central	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 63.7% 1.42x 12.4%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Legacy Central Property:

Cash Flow Analysis
	2023	2024	2025	TTM 6/30/2026	UW	UW PSF
Base Rent(1)	$16,612,953	$17,085,574	$16,751,918	$16,792,676	$17,860,553	$25.28
Rent Step(2)	0	0	0	0	223,113	$0.32
Other Rental Revenue	3,409	7,200	7,200	7,200	7,200	$0.01
Gross Potential Rent	$16,616,362	$17,092,774	$16,759,118	$16,799,876	$18,090,866	$25.61
Total Reimbursements(3)	$7,437,053	$8,411,128	$7,565,608	$7,589,875	$8,535,609	$12.08
Market Revenue from Vacant Units	0	0	0	0	753,260	$1.07
Net Rental Income	$24,053,415	$25,503,902	$24,324,726	$24,389,751	$27,379,736	$38.76
Other Income(4)	$86,306	$77,822	$80,792	$84,792	$77,760	$0.11
(Vacancy & Credit Loss)(5)	0	0	0	0	(1,181,424)	($1.67)
Effective Gross Income	$24,139,721	$25,581,724	$24,405,518	$24,474,543	$26,276,072	$37.20

Real Estate Taxes(6)	$3,214,210	$3,204,219	$2,874,124	$3,123,022	$3,289,293	$4.66
Insurance	119,560	130,261	132,206	135,235	98,260	$0.14
Management Fee	574,272	596,610	661,551	705,896	788,282	$1.12
Other Expenses(7)	3,804,654	4,255,089	4,115,581	4,302,414	4,737,515	$6.71
Total Expenses	$7,712,695	$8,186,179	$7,783,462	$8,266,567	$8,913,350	$12.62

Net Operating Income	$16,427,026	$17,395,545	$16,622,056	$16,207,976	$17,362,722	$24.58
Replacement Reserves	0	0	0	0	141,279	$0.20
TI/LC	0	0	0	0	1,164,933	$1.65
Net Cash Flow	$16,427,026	$17,395,545	$16,622,056	$16,207,976	$16,056,510	$22.73

Occupancy %	99.3%	99.3%	95.5%	97.2%(8)	95.7%(8)
NCF DSCR(9)	1.45x	1.54x	1.47x	1.43x	1.42x
NOI Debt Yield(9)	11.7%	12.4%	11.9%	11.6%	12.4%
(1)	Base Rent based on underwritten rent roll dated October 1, 2026, with rent steps through October 1, 2027.
(2)	Rent Step based on a straight-line average of credit tenant rent steps over the Legacy Central Whole Loan term.
(3)	Actual CAM calculations based on the 2026 Budget expenses, adjusted for actual insurance premiums.
(4)	Other Income includes parking income and other revenue.
(5)	Vacancy & Credit Loss include vacancy loss, concessions, and bad debt.
(6)	Based on 2026 Borrower Sponsor Budget.
(7)	Other Expenses includes utilities, repairs and maintenance, janitorial, and general and administrative direct.
(8)	June 30, 2026 TTM Occupancy % based on historical financials and underwritten based on the October 1, 2026 rent roll. Underwritten Occupancy % represents economic occupancy.
(9)	DSCRs and Debt Yields are based on the Legacy Central Whole Loan.

Appraisal. According to the appraisal, the Legacy Central Property had an “as-is” appraised value of $219,700,000, as of August 7, 2026.

Legacy Central Appraised Value(1)
Property	Value	Capitalization Rate
Legacy Central	$219,700,000	7.75%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental site assessment report dated August 12, 2026, there was no evidence of any recognized environmental conditions at the Legacy Central Property.

B-17

Office – Suburban 6555 Excellence Way and 6500 & 6600 Chase Oaks Boulevard Plano, TX 75023	Collateral Asset Summary – Loan No. 2 Legacy Central	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 63.7% 1.42x 12.4%

The Market. The Legacy Central Property is located at 6555 Excellence Way and 6500 & 6600 Chase Oaks Boulevard in Plano, Texas. According to the appraisal, the Legacy Central Property surrounding area is viewed as suburban with commercial and residential uses. The immediate area around the subject can be described as primarily commercial.

According to the appraisal, the Legacy Central Property is located in the northern area of the Plano, Texas market. The property is surrounded by large concentration of commercial activity and is provided easy access by US Highway 75 and McKinney National Airport. Plano’s main employers include AT&T, The Kroger Co. and Methodist Health System.

According to the appraisal, the 2024 population within a 1-, 3-, and 5-mile radius of the Legacy Central Property was 11,941, 113,083, and 319,384, respectively. Average household income within the same radii was $95,075, $130,373, and $150,297, respectively. As of the second quarter of 2026, the Plano submarket reported a total office inventory of 9,925,735 square feet with average asking rents of $28.12 per square foot. Several buildings within the Class A segment reported 100% occupancy in the submarket.

The table below presents certain information relating to office leases comparable to those at the Legacy Central Property identified by the appraisal:

Comparable Office Leases(1)
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (years)	Annual Rent PSF
Legacy Central Plano, TX	1985 / 2018-2021	706,395(2)	Nokia of America Corporation	10,259(2)	Jul-26(2)	8.0(2)	$26.65(2)
Assembly Park Plano, TX	2023 / NAP	180,000	Unspecified	30,811	Aug-26	Negotiable	$26.00
Parkway Centre IV Plano, TX	2006 / 2021	153,238	Undisclosed	5,423	Aug-25	5.0	$23.50
International Business Park Plano, TX	2008 / NAP	183,255	Pilot Flying J	12,162	April-25	3.0	$24.00
One Legacy Circle Plano, TX	2008 / NAP	214,110	Cadence McShane Construction	16,242	Jan-25	10.0	$29.00
Granite Park Four Plano, TX	2014 / NAP	306,340	Logan Finance	26,419	Jan-25	1.9	$24.00
Legacy Town Center I Plano, TX	2001 / 2022	156,757	Helen of Troy	13,711	Sep-24	10.8	$29.00
(1)	Source: Appraisal unless otherwise noted.
(2)	Information derived from underwritten rent roll dated October 1, 2026, inclusive of rent steps through October 1, 2027.

The Borrower and the Borrower Sponsor. The borrower is AR LC 1-3, LLC, a Delaware limited liability company and single purpose entity with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Legacy Central Whole Loan.

The borrower sponsor is Atlantic Regent Holdings, LLC, an affiliate of Regent Properties. Samuel L. Kraus and Eric R. L. Fleiss provided a joint and several guaranty of the non-recourse carve-out obligations. Regent Properties was founded in 1989 and specializes in real estate investing, development, and operation. The firm has 7 offices and more than 70 employees across the United States. Since inception, Regent Properties has owned, sponsored, or operated over $4 billion in assets.

Property Management. The Legacy Central Property is currently managed by Regent PM Services TX, LLC, a Delaware limited liability company, affiliated with the borrower sponsor.

Initial and Ongoing Reserves. At origination of the Legacy Central Whole Loan, the borrower deposited (i) approximately $1,491,175 into an unfunded obligations reserve for tenant allowances, leasing commissions, gap rent and free rent and (ii) $2,700,000 into a spec TI/LC reserve account.

Tax Reserve – On each monthly payment date, the borrower is required to fund 1/12th of the projected annual taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be $240,908).

Insurance Reserve – On each monthly payment date, the borrower is required to fund 1/12th of the insurance premiums that the lender reasonably estimates will be payable over the next-ensuing 12-month period. The required deposit is waived to the extent a blanket policy is in place, provided no event of default is continuing. At the origination of the Legacy Central Whole Loan, an acceptable blanket policy was in place.

B-18

Office – Suburban 6555 Excellence Way and 6500 & 6600 Chase Oaks Boulevard Plano, TX 75023	Collateral Asset Summary – Loan No. 2 Legacy Central	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 63.7% 1.42x 12.4%

Replacement Reserves – On each monthly payment date, the borrower is required to fund a capital expenditure reserve in the amount of approximately $11,773.

TI/LC Reserve – On each monthly payment date, the borrower is required to fund a TI/LC reserve in the amount of approximately $117,733.

A “Spec TI/LC Reserve Period” means the period that commences on September 30, 2026 and concludes on the date on which the reserve account for all specific TI/LC deposits contains an amount equal to the Spec TI/LC Reserve Amount (as defined below).

The “Spec TI/LC Reserve Amount” means an amount equal to the greater of (i) $5,000,000 and (ii) the aggregate amount of any and all unpaid tenant allowances, leasing commissions, free rent and gap rent, in each case, pursuant to one or more leases that were entered into after September 30, 2026 with respect to the space demised as of September 30, 2026 by Tata in the amount of 17,599 rentable square feet and Peloton in the amount of 52,983 rentable square feet (the “Samsung Unfunded Obligations”).

Lockbox / Cash Management. The Legacy Central Whole Loan is structured with a hard lockbox and springing cash management. At origination, the borrower was required to deliver a tenant direction letter directing each tenant to directly deposit all rents into a lender-controlled lockbox account. In addition, the borrower is required to cause all cash revenues relating to the Legacy Central Property and all other money actually received by the borrower or the property manager with respect to the Legacy Central Property (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account (to the extent that a Trigger Period (as defined below) then exists) by the end of the second business day of receipt thereof. On each business day that no Trigger Period, or event of default under the Legacy Central Whole Loan is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day that a Trigger Period or an event of default under the Legacy Central Whole Loan is continuing, all funds in the lockbox account are required to be swept into the lender-controlled cash management account.

During the continuance of a Trigger Period or an event of default (to the extent lender so elects in its sole discretion, during the continuance of an event of default until the loan has been accelerated) under the Legacy Central Whole Loan, all amounts on deposit in the cash management account after payment of debt service, required reserves (including, if a Trigger Period is in effect solely as a result of the Spec TI/LC Reserve Period, into the Spec TI/LC Reserve Account for the Samsung Unfunded Obligations until such time as the amount contained therein is equal to the Spec TI/LC Reserve Amount) and budgeted operating expenses, including any distributions necessary for the borrower or any direct or indirect owner thereof that is a “real estate investment trust” to (i) maintain its status as a “real estate investment trust,” (ii) avoid payment of any U.S. federal or state income tax, and to avoid the imposition of the excise tax under Section 4981 of the Internal Revenue Code of 1986, or (c) pay any accrued return on preferred equity issued to meet the 125 shareholder requirements of Sections 859 through 860 of the Internal Revenue Code of 1986, are required to be deposited into an excess cash flow reserve account as additional collateral for the Legacy Central Whole Loan.

A “Trigger Period” means each period beginning (a) when the debt yield as of the end of any fiscal quarter, based on the related net operating income, falls below 11.25% as of the end of such fiscal quarter and ending when the debt yield exceeds 11.25% as of the end of one fiscal quarter thereafter (provided that if no event of default is continuing, the borrower has the right to avoid the commencement or terminate the continuance of a Trigger Period caused by this clause (a) by delivering to the lender, as additional collateral for the Legacy Central Whole Loan, cash or a letter of credit, in each case, in the manner set forth in the Legacy Central Whole Loan documents), (b) upon the occurrence of a Specified Tenant Event (as defined below) and ending upon the expiration of such Specified Tenant Event and/or (c) the Spec TI/LC Reserve Period is in effect and ending upon the expiration of such Spec TI/LC Reserve Period.

A “Specified Tenant Event” means (a) there is an event of default by the borrower under a lease with a Specified Tenant (as defined below) beyond any applicable grace or cure period and ending when the borrower cures such event of default and the Specified Tenant has accepted such cure such that the related lease remains in full force and effect, (b) a Specified Tenant files bankruptcy or is adjudged bankrupt or insolvent and ending when (i) such proceeding is dismissed, (ii) the Specified Tenant assumes its lease during such proceeding and is paying current rent, or (iii) any or all of the space demised to the Specified Tenant has been relet pursuant to executed leases in accordance with the Legacy Central Whole Loan documents and the debt yield is greater than 11.25%, (c) there is an early termination, cancellation or surrender by a Specified Tenant or delivery of valid notice of termination, cancellation or surrender by a Specified Tenant pursuant to the terms of its lease, in each of the foregoing cases, such that such lease will terminate in the succeeding 12-month period and ending when (i) any or all of the space demised to the Specified Tenant has been relet pursuant to executed leases in accordance with the Legacy Central Whole Loan documents and the debt yield is greater than 11.25%, or (ii) the termination, cancellation or surrender is withdrawn in writing by the Specified Tenant, (d) a Specified Tenant “goes dark,” vacates or ceases to occupy the applicable demised space or discontinues its operations, in each of the foregoing cases, with respect to more than 50% of its demised space for more than 120 consecutive days or 180 days in any 12-month period (in each of the foregoing cases, excluding temporary vacancies for the purposes of repair, restoration (or in connection with a casualty or condemnation) or permitted alterations under the lease (or installation of equipment)), or force majeure) and ending when (i) any or all of the space demised to the Specified Tenant has been relet pursuant to executed leases in accordance with the Legacy Central Whole Loan documents and the debt yield is greater than 11.25%, or (ii) the Specified Tenant recommences operating out of more than 50% of its demised space or (e) a Specified Tenant fails to

B-19

Office – Suburban 6555 Excellence Way and 6500 & 6600 Chase Oaks Boulevard Plano, TX 75023	Collateral Asset Summary – Loan No. 2 Legacy Central	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,000,000 63.7% 1.42x 12.4%

exercise a renewal option or does not otherwise renew 12-months prior to its lease expiration, in each case such that such lease will terminate in the succeeding 12 months and ending when any or all of the space demised to the Specified Tenant has been relet pursuant to executed leases in accordance with the Legacy Central Whole Loan documents and the debt yield is greater than 11.25%. For the avoidance of doubt, any space that is subleased is not be considered in occupancy or operation for the purposes of this definition.

“Specified Tenant” means each of Freddie Mac, Samsung and Ribbon Communications.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

B-20

Office – Suburban 451 7th Avenue South Kirkland, WA 98033	Collateral Asset Summary – Loan No. 3 Google Campus Phase II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 61.6% 1.36x 10.9%

B-21

Office – Suburban 451 7th Avenue South Kirkland, WA 98033	Collateral Asset Summary – Loan No. 3 Google Campus Phase II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 61.6% 1.36x 10.9%

B-22

Office – Suburban 451 7th Avenue South Kirkland, WA 98033	Collateral Asset Summary – Loan No. 3 Google Campus Phase II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 61.6% 1.36x 10.9%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Office - Suburban
Borrower Sponsor(s):	James D. Rivard, Dee J. Mcgonigle, III, Trevor L. Ashenbrener and Ryan B. Leong	Collateral:	Fee
Borrower(s):	SRMKIID, LLC	Location:	Kirkland, WA
Original Balance(1):	$50,000,000	Year Built / Renovated:	2016 / NAP
Cut-off Date Balance(1):	$50,000,000	Property Management:	SRM Development, LLC
% by Initial UPB:	7.3%	Size:	180,844 SF
Interest Rate:	7.81000%	Appraised Value / Per SF(5):	$121,000,000 / $669
Note Date:	October 29, 2026	Appraisal Date:	October 7, 2026
Original Term:	60 months	Occupancy:	100.0% (as of November 6, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	95.0%
Original Amortization:	NAP	Underwritten NOI:	$8,104,674
Interest Only Period:	60 months	Underwritten NCF:	$8,002,244
First Payment Date:	December 6, 2026
Maturity Date:	November 6, 2031	Historical NOI
Additional Debt Type(1)(2):	Pari Passu	Most Recent NOI:	$7,962,678 (TTM August 31, 2026)
Additional Debt Balance(1):	$24,500,000	2025 NOI:	$8,021,715
Call Protection(3):	L(24),D(29),O(7)	2024 NOI:	$7,712,621
Lockbox / Cash Management:	Hard / Springing	2023 NOI:	$7,516,186

Reserves(4)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$412
Taxes:	$56,546	$56,546	NAP	Maturity Date Loan / SF:	$412
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	61.6%
Replacement Reserves:	$0	$0	NAP	Maturity Date LTV:	61.6%
TI / LC:	$0	$7,535	NAP	UW NOI DY:	10.9%
				UW NCF DSCR:	1.36x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan:(1)	$74,500,000	100.0%	Loan Payoff:	$72,729,764	97.6%
			Closing Costs:	1,569,362	2.1
			Sponsor Equity:	144,328	0.2
			Upfront Reserves:	56,546	0.1
Total Sources	$74,500,000	100.0%	Total Uses	$74,500,000	100.0%
(1)	The Google Campus Phase II Mortgage Loan (as defined below) is part of the Google Campus Phase II Whole Loan (as defined below) evidenced by three pari passu promissory notes with an aggregate original principal balance of $74,500,000. The Financial Information in the chart above is based on the Google Campus Phase II Whole Loan.
(2)	See “Permitted Future Mezzanine or Secured Subordinate Indebtedness” below.
(3)	Defeasance of the Google Campus Phase II Whole Loan is permitted at any time after the earlier to occur of (a) the two-year period commencing with the “startup day” of the REMIC trust established in connection with the last securitization involving any portion of the Google Campus Phase II Whole Loan and (b) October 29, 2029. The assumed defeasance lockout period of 24 payments is based on the expected Benchmark 2026-V25 securitization trust closing date in November 2026. The actual defeasance lockout period may be longer.
(4)	See “Initial and Ongoing Reserves” below.
(5)	The appraisal also determined a “go dark” valuation scenario, assuming the Google Campus Phase II Property (as defined below) is vacant, of $51,600,000.

The Loan. The third largest mortgage loan (the “Google Campus Phase II Mortgage Loan”) is part of a whole loan (the “Google Campus Phase II Whole Loan”) evidenced by three pari passu promissory notes with an aggregate outstanding balance of $74,500,000 secured by the borrower’s fee interest in a 180,844 square foot office property located in Kirkland, Washington (the “Google Campus Phase II Property”). The Google Campus Phase II Mortgage Loan is evidenced by the controlling Note A-1 with an outstanding principal balance as of the Cut-off Date of $50,000,000. The Google Campus Phase II Whole Loan was originated on October 29, 2026 by CREFI and accrues interest at a fixed rate of 7.81000% per annum, on an Actual/360 basis. The Google Campus Phase II Whole Loan has an initial term of five years and is interest-only for the full term. The scheduled maturity date of the Google Campus Phase II Whole Loan is November 6, 2031.

B-23

Office – Suburban 451 7th Avenue South Kirkland, WA 98033	Collateral Asset Summary – Loan No. 3 Google Campus Phase II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 61.6% 1.36x 10.9%

The table below identifies the promissory notes that comprise the Google Campus Phase II Whole Loan. The relationship between the holders of the Google Campus Phase II Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Google Campus Phase II Whole Loan will be serviced under the pooling and servicing agreement for the Benchmark 2026-V25 securitization trust. See “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2026-V25	Yes
A-2(1)	$15,000,000	$15,000,000	CREFI	No
A-3(1)	$9,500,000	$9,500,000	CREFI	No
Whole Loan	$74,500,000	$74,500,000
(1)	Expected to be contributed to one or more future securitizations.

The Property. The Google Campus Phase II Property is a two-story, 180,844 square foot, Class A office property located in Kirkland, Washington, approximately 11.1 miles northeast of downtown Seattle. The Google Campus Phase II Property was completed in 2016 as a build-to-suit facility for Google LLC (f/k/a Google Inc.) (“Google”) and is LEED Gold-certified. The Google Campus Phase II Property is situated on a 4.78-acre site and features 695 parking spaces, resulting in a parking ratio of 3.84 spaces per 1,000 square feet. The Google Campus Phase II Property is physically connected to the non-collateral Google Campus Phases I (195,000 square feet) and III (135,000 square feet) and forms part of Google's broader Sixth Street Kirkland Campus (Phases I, II and III), all of which is leased to Google and owned by entities controlled by the borrower sponsors. Campus amenities include a rooftop garden, fitness center, cafeteria, micro-kitchens, conference facilities, and outdoor recreational space.

As of November 6, 2026, the Google Campus Phase II Property was 100.0% leased and occupied by Google. Google has occupied the Google Campus Phase II Property since it was built and has a current lease term through November 2037.

Sole Tenant. The Google Campus Phase II Property is 100.0% leased to Google.

Google (180,844 square feet; 100.0% of net rentable area; 100.0% of underwritten rent). Google is a global technology company and a subsidiary of Alphabet Inc., providing internet search, cloud computing, digital advertising, software, hardware, artificial intelligence, and other technology services. The Google Campus Phase II Property serves as part of Google's broader Sixth Street Kirkland Campus in Kirkland, Washington. Google has been a tenant at the Google Campus Phase II Property since it was built and has a current lease term through November 2037 with three, five-year renewal options and the right to contract or terminate all or a portion (but not less than half of one floor) of its space effective February 1, 2032 (shortly after the maturity date of the Google Campus Phase II Whole Loan in November 2031) upon at least 12 months' prior written notice. Google’s exercise right is subject to payment of a contraction fee equal to unamortized leasing commissions attributable to the surrendered space, plus nine months of scheduled base rent and estimated operating expenses and taxes attributable to the surrendered space following the contraction date. Google has a future free rent period from February through October 2032, shortly after the maturity date of the Google Campus Phase II Whole Loan in November 2031. Google has a right of first refusal to purchase the Google Campus Phase II Property prior to the borrower entering into a binding purchase and sale agreement for the Google Campus Phase II Property or marketing the Google Campus Phase II Property for sale.

The following table presents certain information relating to the major tenants at the Google Campus Phase II Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Portfolio Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Portfolio U/W Base Rent	Lease Expiration	Term. Option (Y/N)(3)	Renewal Option
Google	Aa2 / AA+ / NR	180,844	100.0%	$8,696,439	$48.09	100.0%	11/30/2037	Y(4)	3 x 5 yrs
Total Major Tenants		180,844	100.0%	$8,696,439	$48.09	100.0%
Vacant		0	0.0%
Total		180,844	100.0%
(1)	Based on the underwritten rent roll dated November 6, 2026 and inclusive of $383,040 of straight line rent steps.
(2)	Ratings are those of the parent company, however, the parent company does not guarantee the lease.
(3)	Term. Option (Y/N) denotes unilateral tenant termination rights. Other tenant termination or contraction rights may exist. See also “Description of the Mortgage Pool--Tenant Issues—Lease Expirations and Terminations” in the Preliminary Prospectus.
(4)	Google has the right to contract and terminate all or a portion (but not less than half of one floor) of its space effective February 1, 2032 upon at least 12 months' prior written notice. The tenant's exercise right is subject to payment of a contraction fee equal to unamortized leasing commissions attributable to the surrendered space, plus nine months of scheduled base rent and estimated operating expenses and taxes attributable to the surrendered space following the contraction date.

B-24

Office – Suburban 451 7th Avenue South Kirkland, WA 98033	Collateral Asset Summary – Loan No. 3 Google Campus Phase II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 61.6% 1.36x 10.9%

The following table presents certain information relating to the lease rollover schedule at the Google Campus Phase II Property:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	0	0.0%	0.0%	$0	0.0%	$0.00	0
2029	0	0.0%	0.0%	$0	0.0%	$0.00	0
2030	0	0.0%	0.0%	$0	0.0%	$0.00	0
2031	0	0.0%	0.0%	$0	0.0%	$0.00	0
2032	0	0.0%	0.0%	$0	0.0%	$0.00	0
2033	0	0.0%	0.0%	$0	0.0%	$0.00	0
2034	0	0.0%	0.0%	$0	0.0%	$0.00	0
2035	0	0.0%	0.0%	$0	0.0%	$0.00	0
2036 & Beyond	180,844	100.0%	100.0%	$8,696,439	100.0%	$48.09	1
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	180,844	100.0%		$8,696,439	100.0%	$48.09	1
(1)	Based on the underwritten rent roll dated November 6, 2026, and inclusive of $383,040 of straight line rent steps.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.

B-25

Office – Suburban 451 7th Avenue South Kirkland, WA 98033	Collateral Asset Summary – Loan No. 3 Google Campus Phase II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 61.6% 1.36x 10.9%

The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Google Campus Phase II Property:

Cash Flow Analysis(1)
	2023	2024	2025	TTM 8/31/2026	U/W	U/W Per SF
Base Rent	$7,703,395	$7,895,986	$8,097,861	$8,077,065	$8,313,399	$45.97
Contractual Rent Steps(2)	0	0	0	0	383,040	$2.12
Potential Income from Vacant Space	0	0	0	0	0	$0.00
Gross Potential Rent	$7,703,395	$7,895,986	$8,097,861	$8,077,065	$8,696,439	$48.09
Reimbursements	3,253,764	3,270,048	3,380,160	3,429,142	3,326,812	$18.40
Total Gross Potential Income	$10,957,159	$11,166,034	$11,478,021	$11,506,207	$12,023,251	$66.48
Other Income(3)	8,521	11,091	9,349	9,398	9,398	$0.05
(Vacancy / Credit Loss)	0	0	0	0	(601,163)	($3.32)
Effective Gross Income	$10,965,680	$11,177,125	$11,487,370	$11,515,605	$11,431,487	$63.21

Management Fee	$328,970	$335,314	$344,621	$345,468	$342,945	$1.90
Real Estate Taxes	804,139	881,216	616,820	636,772	646,245	$3.57
Insurance	293,796	332,510	315,536	304,226	71,162	$0.39
CAM Expenses	1,430,130	1,314,454	1,486,613	1,482,257	1,482,257	$8.20
Utilities	592,459	601,010	702,065	784,204	784,204	$4.34
Total Expenses	$3,449,494	$3,464,504	$3,465,655	$3,552,927	$3,326,812	$18.40

Net Operating Income	$7,516,186	$7,712,621	$8,021,715	$7,962,678	$8,104,674	$44.82
Replacement Reserves	0	0	0	0	12,008	$0.07
Normalized TI/LC	0	0	0	0	90,422	$0.50
Net Cash Flow	$7,516,186	$7,712,621	$8,021,715	$7,962,678	$8,002,244	$44.25

Occupancy (%)	100.0%	100.0%	100.0%	100.0%	95.0%(4)
NCF DSCR(5)	1.27x	1.31x	1.36x	1.35x	1.36x
NOI Debt Yield(5)	10.1%	10.4%	10.8%	10.7%	10.9%
(1)	Based on the underwritten rent roll dated as of November 6, 2026.
(2)	Represents straight line rent increases through the term of the Google Campus Phase II Whole Loan.
(3)	Other Income includes HVAC after-hours charges.
(4)	Represents Economic Occupancy.
(5)	Metrics are based on the Google Campus Phase II Whole Loan.

Appraisal. The Google Campus Phase II Property had an “as-is” appraised value of $121,000,000 as of October 7, 2026. The appraisal also determined a “go dark” valuation scenario as of October 7, 2026, assuming the Google Campus Phase II Property is vacant, of $51,600,000.

Google Campus Phase II Appraised Value(1)
Property	Value	Capitalization Rate
Google Campus Phase II	$121,000,000	6.75%
(1)	Source: Appraisal.

Environmental Matters. According to a Phase I environmental report dated October 12, 2026, there was no evidence of any recognized environmental conditions at the Google Campus Phase II Property.

B-26

Office – Suburban 451 7th Avenue South Kirkland, WA 98033	Collateral Asset Summary – Loan No. 3 Google Campus Phase II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 61.6% 1.36x 10.9%

The Market. The Google Campus Phase II Property is located at 451 7th Avenue South in Kirkland, Washington, adjacent to Lake Washington and approximately 11.1 miles northeast of downtown Seattle. According to the appraisal, the City of Kirkland benefits from its proximity to major employment centers, with major employers including Amazon, The Boeing Company, and Microsoft Corporation, among others. The Google Campus Phase II Property also benefits from access to Interstate 405 and State Route 520, which provide connectivity throughout the greater Seattle metropolitan area.

According to a third-party market research report, the Google Campus Phase II Property is located in the Kirkland office submarket of the Seattle metropolitan area. As of October 29, 2026, the Kirkland office submarket had a total inventory of 5,382,409 square feet, an overall vacancy rate of 7.3%, and market asking rent of $46.61 per square foot, with Class A asking rent of $57.58 per square foot.

According to the appraisal, the 2025 population within a one-, three- and five-mile radius of the Google Campus Phase II Property was 17,176, 89,410, and 326,026, respectively. The 2025 average household income within the same radii was $235,082, $257,613, and $244,179, respectively.

The following table presents certain information relating to comparable office leases for the Google Campus Phase II Property:

Comparable Office Rental Summary(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Tenant	Suite Size (SF)	Lease Commencement	Lease Term (Yrs)	Base Rent (PSF)
Google Campus Phase II	-	2016 / NAP	Google(2)	180,844 SF(2)	Aug-15(2)	22.3(2)	$45.97(2)
451 7th Avenue South
Kirkland, WA
Kirkland Ascent	0.3 mi	2024 / NAP	Alpha School 98033	13,496 SF	Aug-26	5.5	$46.00
620 5th Avenue South
Kirkland, WA
Lakeview Plaza - Phase III	0.3 mi	2022 / NAP	Google	136,678 SF	Jul-22	15.0	$52.83
423 6th Street South
Kirkland, WA
Continental Plaza	0.6 mi	1990 / 2007	Boop	2,310 SF	Sep-25	3.3	$38.00
550 Kirkland Way
Kirkland, WA
Emerald Building	0.6 mi	1995 / NAP	McMillen	3,916 SF	Oct-26	5.3	$45.00
520 Kirkland Way
Kirkland, WA
3000 Carillon Point	1.5 mi	1991 / NAP	Servicenow	77,716 SF	Sep-26	5.0	$43.65
3000 Carillon Point
Kirkland, WA
Plaza Yarrow Bay	2.4 mi	1987 / NAP	Suttell & Hammer	27,191 SF	Dec-25	8.7	$36.00
10210-10230 NE Points Drive
Kirkland, WA
The Spring District - Block 5	4.0 mi	2023 / NAP	Facebook	333,908 SF	Oct-23	15.0	$52.50
1615 123rd Avenue NE
Bellevue, WA
Spring District Block 6	4.1 mi	2022 / NAP	Facebook	327,153 SF	Mar-23	15.0	$51.50
1227 124th Avenue NE
Bellevue, WA
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated November 6, 2026. Base Rent (PSF) is exclusive of rent steps.

The Borrower and the Borrower Sponsors. The borrower is SRMKIID, LLC, a Delaware limited liability company and special purpose entity with a one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Google Campus Phase II Whole Loan.

The non-recourse carveout guarantors and borrower sponsors are James D. Rivard, Dee J. Mcgonigle, III, Trevor L. Ashenbrener and Ryan B. Leong, all of whom are managing principals of SRM Development. SRM Development is a privately held real estate development, construction, and investment firm headquartered in Spokane, Washington. SRM Development’s construction platform has delivered more than six million square feet of projects, including over 5,000 residential units and 750,000 square feet of commercial space.

B-27

Office – Suburban 451 7th Avenue South Kirkland, WA 98033	Collateral Asset Summary – Loan No. 3 Google Campus Phase II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 61.6% 1.36x 10.9%

Property Management. The Google Campus Phase II Property is managed by SRM Development, LLC, a borrower affiliated property management company.

Initial and Ongoing Reserves. At origination of the Google Campus Phase II Whole Loan, the borrower deposited approximately $56,546 into a real estate tax reserve.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $56,546).

Insurance Reserve – At the option of the lender, if the liability or casualty policy maintained by the borrower is not an approved blanket or umbrella policy, or if the lender requires the borrower to obtain a separate policy, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount that will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies. As of the origination date, an approved blanket policy was in effect.

TI/LC Reserve – On each monthly payment date, the borrower is required to deposit approximately $7,535 into a leasing reserve for future tenant improvements and leasing commissions.

Lease Termination Reserve – The borrower is required to deposit into a lease termination reserve, within three business days of receipt, any termination fee paid by Google under its lease, to be used for tenant improvements and leasing commissions in connection with replacement leases of the terminated space.

Lockbox / Cash Management. The Google Campus Phase II Whole Loan is structured with a hard lockbox and springing cash management. At origination, the borrower was required to establish a lender-controlled lockbox account, and to deliver a direction letter to the sole tenant at the Google Campus Phase II Property directing it to pay rent and other sums due to the lockbox account. The borrower is required to immediately deposit (or cause the property manager to deposit) all revenue derived from the Google Campus Phase II Property and received by the borrower or property manager into the lender-controlled lockbox account. All funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period (as defined below) exists and the lender elects, in its sole and absolute discretion, to deliver a restricted account notice, in which case all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Google Campus Phase II Whole Loan documents. All excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Google Campus Phase II Whole Loan documents are required to the extent that a Trigger Period exists, be held by the lender in an excess cash flow reserve account as additional collateral for the Google Campus Phase II Whole Loan Upon the cure of all Trigger Periods, provided no event of default is continuing, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the Google Campus Phase II Whole Loan documents, the lender may apply funds to the Google Campus Phase II Whole Loan in such priority as it may determine.

“Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio for the Google Campus Phase II Whole Loan being less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period, and (iv) the existence of mezzanine debt; and (B) expiring upon, with regard to any Trigger Period commenced in connection with (x) clause (i) above, the cure (if applicable) of such event of default, (y) clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters, and (z) clause (iii) above, a Specified Tenant Trigger Period ceasing to exist.

“Specified Tenant” means, as applicable, (i) Google, together with any successor and/or assigns thereof in accordance with the terms of the Google Campus Phase II Whole Loan documents, and (ii) any guarantor(s) of the applicable related Specified Tenant lease(s).

“Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) a Specified Tenant being in default under the applicable Specified Tenant lease, (ii) a Specified Tenant failing to be in actual, physical possession of the Specified Tenant space or applicable portion thereof, (iii) Specified Tenant failing to be open for business during customary hours and/or “going dark” in the Specified Tenant space, or applicable portion thereof, (iv) Specified Tenant giving notice that it is terminating all or any portion of its lease of the Specified Tenant space or applicable portion thereof, (v) any termination or cancellation of any Specified Tenant lease, including, without limitation, rejection in any bankruptcy or similar insolvency proceeding, and/or any Specified Tenant lease failing to otherwise be in full force and effect, (vi) any bankruptcy or similar insolvency of a Specified Tenant, (vii) Specified Tenant failing to extend or renew the applicable Specified Tenant lease, for a term of 5 years, on or prior to the date that is 24 months prior to the maturity date of the Google Campus Phase II Whole Loan, and (viii) Specified Tenant ceasing to maintain a long-term unsecured debt rating of at least “AA-” from S&P and an equivalent rating from each of the other rating agencies which rate such entity (the “Credit Rating Trigger”), and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender of (1) the satisfaction of the applicable Specified Tenant Cure Conditions (as defined below) or (2) the borrower leasing the entire Specified Tenant space, or applicable portion thereof, pursuant to one or more leases in accordance with the terms and conditions of the Google Campus Phase II Whole Loan documents, the applicable tenant(s) under such lease(s) being in actual, physical occupancy of the space demised under its

B-28

Office – Suburban 451 7th Avenue South Kirkland, WA 98033	Collateral Asset Summary – Loan No. 3 Google Campus Phase II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 61.6% 1.36x 10.9%

lease, all contingencies to effectiveness of each such lease have expired or been satisfied, each such lease has commenced and a rent commencement date has been established (without possibility of delay).

“Specified Tenant Cure Conditions” means each of the following, as applicable, the applicable Specified Tenant (i) has cured all defaults under the applicable Specified Tenant lease, (ii) is in actual, physical possession of the Specified Tenant space, or applicable portion thereof, and open for business during customary hours and not “dark” in the Specified Tenant space, or applicable portion thereof, (iii) has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant lease, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant lease in accordance with the terms thereof for five years, (v) with respect to any bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or Specified Tenant lease, is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction, (vi) is paying full, unabated rent under the applicable Specified Tenant lease, and (vii) in the event the Specified Tenant Trigger Period is due to a Credit Rating Trigger, the applicable Specified Tenant with respect to which such Credit Rating Trigger occurred, then maintains (and has maintained for at least two consecutive calendar quarters) a long-term unsecured debt rating of at least “AA+” from S&P and an equivalent rating from each of the other rating agencies which rate such entity.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Permitted, subject to the satisfaction of certain conditions, including (i) the lender’s receipt of at least 30 days’ prior written notice, (ii) the security for the mezzanine debt consisting only of a pledge of all ownership interests in the borrower, (iii) a debt yield on the Google Campus Phase II Whole Loan of not less than 10.75% as of the date the lender receives such notice, (iv) a loan-to-value ratio on the Google Campus Phase II Whole Loan of not greater than 65% as of the date the lender receives such notice, (v) as of the date the mezzanine debt is incurred, a combined debt service coverage ratio on the Google Campus Phase II Whole Loan and the mezzanine loan of not less than 1.40x, a combined loan-to-value ratio on the Google Campus Phase II Whole Loan and the mezzanine loan of not greater than 65% and a combined debt yield on the Google Campus Phase II Whole Loan and the mezzanine loan of not less than 10.75%, (vi) the mezzanine lender being acceptable to the lender and entering into an intercreditor agreement in form and substance reasonably acceptable to the lender and any applicable rating agency, (vii) receipt of a rating agency confirmation, and (viii) the borrower executing such documentation as the lender requires to institute hard cash management and providing such other documents or customary opinions as reasonably requested by the lender.

Release of Collateral. Not permitted.

Ground Lease. None.

B-29

Hospitality – Limited Service 181 3rd Avenue Brooklyn, NY 11217	Collateral Asset Summary – Loan No. 4 Fairfield Inn & Suites Brooklyn	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 54.0% 1.72x 15.1%

B-30

Hospitality – Limited Service 181 3rd Avenue Brooklyn, NY 11217	Collateral Asset Summary – Loan No. 4 Fairfield Inn & Suites Brooklyn	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 54.0% 1.72x 15.1%

B-31

Hospitality – Limited Service 181 3rd Avenue Brooklyn, NY 11217	Collateral Asset Summary – Loan No. 4 Fairfield Inn & Suites Brooklyn	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 54.0% 1.72x 15.1%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Hospitality - Limited Service
Borrower Sponsor(s):	Marc Jay Freud	Collateral:	Fee
Borrower(s):	Freud Third Avenue Properties, LLC	Location:	Brooklyn, NY
Original Balance:	$30,000,000	Year Built / Renovated:	2011 / 2022-2023
Cut-off Date Balance:	$30,000,000	Property Management:	Troutbrook Company LLC
% by Initial UPB:	4.4%	Size:	133 Rooms
Interest Rate:	7.89000%	Appraised Value / Per Room(3):	$55,600,000 / $418,045
Note Date:	October 6, 2026	Appraisal Date(3):	September 1, 2027
Original Term:	60 months	Occupancy:	87.9% (as of August 31, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	87.9%
Original Amortization:	NAP	Underwritten NOI:	$4,534,982
Interest Only Period:	60 months	Underwritten NCF:	$4,132,182
First Payment Date:	November 6, 2026
Maturity Date:	October 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$4,979,932 (TTM August 31, 2026)
Additional Debt Balance:	NAP	2025 NOI:	$4,930,403
Call Protection:	L(25),D(28),O(7)	2024 NOI:	$4,346,675
Lockbox / Cash Management:	Hard / Springing	2023 NOI:	$4,428,168

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Room:	$225,564
Taxes:	$114,021	$22,804	NAP	Maturity Date Loan / Room:	$225,564
Insurance:	$0	Springing	NAP	Cut-off Date LTV(3):	54.0%
FF&E:	$0	$16,783	NAP	Maturity Date LTV(3):	54.0%
Deferred Maintenance:	$3,750	$0	NAP	UW NOI DY:	15.1%
Other(2):	$3,575,000	$0	NAP	UW NCF DSCR:	1.72x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$30,000,000	100.0%	Loan Payoff:	$23,232,912	77.4%
			Upfront Reserves:	3,692,771	12.3
			Borrower Sponsor Equity:	2,548,451	8.5
			Closing Costs:	525,866	1.8
Total Sources	$30,000,000	100.0%	Total Uses	$30,000,000	100.0%
(1)	See “Initial and Ongoing Reserves” below.
(2)	Other Reserves are comprised of a PIP (as defined below) reserve, having an initial deposit of $3,575,000 (the “PIP Reserve”). See “Initial and Ongoing Reserves” below.
(3)	The Appraised Value is the “Prospective when Complete” value as of September 1, 2027, which assumes that the required PIP at the Fairfield Inn & Suites Brooklyn Property (as defined below) is completed. Based on the “As Is” appraised value of $50,700,000 as of August 19, 2026, the Cut-off Date LTV and Maturity Date LTV would each be 59.2%, and the Appraised Value / Per Room would be $381,203.

The Loan. The fourth largest mortgage loan (the “Fairfield Inn & Suites Brooklyn Mortgage Loan”) is secured by the borrower’s fee interest in a 133-room, limited-service hotel located in the Gowanus neighborhood of Brooklyn, New York (the “Fairfield Inn & Suites Brooklyn Property”). The Fairfield Inn & Suites Brooklyn Mortgage Loan was originated on October 6, 2026 by CREFI. The Fairfield Inn & Suites Brooklyn Mortgage Loan has an initial term of five years, is interest-only for the full term and accrues interest at a fixed rate of 7.89000% per annum on an Actual/360 basis. The scheduled maturity date of the Fairfield Inn & Suites Brooklyn Mortgage Loan is October 6, 2031.

B-32

Hospitality – Limited Service 181 3rd Avenue Brooklyn, NY 11217	Collateral Asset Summary – Loan No. 4 Fairfield Inn & Suites Brooklyn	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 54.0% 1.72x 15.1%

The Property. The Fairfield Inn & Suites Brooklyn Property is a 12-story, 133-room, limited-service hotel located in the Gowanus neighborhood of Brooklyn, New York. The Fairfield Inn & Suites Brooklyn Property was constructed in 2011, and was most recently renovated from 2022 to 2023. The Fairfield Inn & Suites Brooklyn Property benefits from proximity to nearby attractions including the Barclays Center, Brooklyn Academy of Music, Atlantic Terminal, Prospect Park, and dining and entertainment venues located throughout the Gowanus, Park Slope and Downtown Brooklyn neighborhoods.

The Fairfield Inn & Suites Brooklyn Property contains 102 king guestrooms, 28 double/double guestrooms and three one-bedroom suites. Amenities at the Fairfield Inn & Suites Brooklyn Property include a fitness center, business center, meeting room, market pantry, rooftop terrace and complimentary breakfast area. The Fairfield Inn & Suites Brooklyn Property also contains approximately 450 square feet of meeting space and on-site parking.

The Fairfield Inn & Suites Brooklyn Property is subject to a franchise agreement with Marriott International, Inc., which was amended in connection with the Fairfield Inn & Suites Brooklyn Mortgage Loan to extend the franchise term from July 12, 2031 to July 12, 2051, subject to completion of a brand-mandated property improvement plan (“PIP”) by September 1, 2029 and certain other customary conditions. The planned PIP includes upgrades to guestrooms, bathrooms, corridors, the lobby, meeting room, breakfast area and fitness center, as well as various exterior, site and building system improvements.

The following table presents certain information relating to the estimated demand analysis as of 2025 with respect to the Fairfield Inn & Suites Brooklyn Property based on market segmentation, as provided by the appraisal:

Demand Segmentation(1)
Property	Rooms	Leisure	Commercial	Group
Fairfield Inn & Suites Brooklyn	133	55.0%	35.0%	10.0%
(1)	Source: Appraisal.

The following table presents certain information relating to the current and historical Occupancy, ADR and RevPAR at the Fairfield Inn & Suites Brooklyn Property and its competitors:

Occupancy, ADR, RevPAR(1)
	Fairfield Inn & Suites Brooklyn(2)			Competitive Set(3)			Penetration Factor(4)
Period	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2022	81.4%	$173.94	$141.55	79.7%	$186.08	$148.29	102.1%	93.5%	95.5%
2023	82.4%	$203.05	$167.41	82.7%	$215.53	$178.19	99.7%	94.2%	93.9%
2024	84.7%	$205.16	$173.85	87.4%	$222.12	$194.09	96.9%	92.4%	89.6%
2025	88.5%	$217.81	$192.81	84.8%	$218.82	$185.64	104.3%	99.5%	103.9%
TTM 8/31/2026	87.9%	$227.71	$200.18	87.7%	$224.03	$196.50	100.2%	101.6%	101.9%
(1)	Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Fairfield Inn & Suites Brooklyn Property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Occupancy, ADR and RevPAR for the Fairfield Inn & Suites Brooklyn Property are based on the underwritten cash flow.
(3)	Occupancy, ADR and RevPAR for the competitive set are based on data provided by a third-party hospitality research report. The competitive set consists of: Aloft by Marriott New York Brooklyn, The Tillary Hotel Brooklyn, TownePlace Suites New York Brooklyn, Comfort Inn Prospect Park-Brooklyn and EVEN Hotels Brooklyn.
(4)	Penetration Factor is calculated based on the underwritten cash flow and competitive set data provided by a third-party hospitality research report.

B-33

Hospitality – Limited Service 181 3rd Avenue Brooklyn, NY 11217	Collateral Asset Summary – Loan No. 4 Fairfield Inn & Suites Brooklyn	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 54.0% 1.72x 15.1%

The following table presents certain information relating to the historical operating performance and underwritten net cash flows of the Fairfield Inn & Suites Brooklyn Property:

Cash Flow Analysis
	2022	2023	2024	2025	TTM 8/31/2026	UW	UW Per Room(1)
Occupancy (%)	81.4%	82.4%	84.7%	88.5%	87.9%	87.9%
ADR	$173.94	$203.05	$205.16	$217.81	$227.71	$227.71
RevPAR	$141.55	$167.41	$173.85	$192.81	$200.18	$200.18

Rooms Revenue	$6,814,856	$8,126,978	$8,462,614	$9,359,910	$9,717,606	$9,717,606	$73,065
Other Revenue(2)	503,315	497,381	466,598	528,664	501,193	352,385	$2,650
Total Revenue	$7,318,171	$8,624,359	$8,929,212	$9,888,574	$10,218,799	$10,069,991	$75,714

Rooms Expense	$1,463,977	$1,647,271	$1,716,923	$1,834,703	$1,946,611	$1,946,611	$14,636
Other Departmental Expenses(3)	52,058	72,595	54,577	77,876	77,543	77,543	$583
Departmental Expenses	$1,516,035	$1,719,866	$1,771,500	$1,912,579	$2,024,154	$2,024,154	$15,219

Departmental Profit	$5,802,136	$6,904,494	$7,157,712	$7,975,995	$8,194,645	$8,045,837	$60,495

Marketing & Franchise Fee	$755,925	$746,244	$1,006,010	$1,072,783	$1,094,574	$1,084,448	$8,154
Administrative & General	615,012	638,780	624,259	655,541	690,066	690,066	$5,188
Operations & Maintenance	440,675	443,900	503,707	474,193	485,794	485,794	$3,653
Management Fee	109,878	129,284	133,958	150,989	155,934	302,100	$2,271
Heat, Power & Light	211,501	255,581	265,522	294,758	326,297	326,297	$2,453
Info & Telecommunication	73,944	74,455	89,695	84,884	100,588	100,588	$756
Total Undistributed Expenses	$2,206,935	$2,288,244	$2,623,150	$2,733,148	$2,853,253	$2,989,293	$22,476

Real Estate Taxes(4)	$49,904	$49,904	$49,904	$195,820	$268,008	$441,494	$3,320
Property Insurance	107,801	138,178	137,983	116,624	93,452	80,068	$602
Net Operating Income	$3,437,496	$4,428,168	$4,346,675	$4,930,403	$4,979,932	$4,534,982	$34,098

FF&E	$292,727	$344,974	$357,168	$395,543	$408,752	$402,800	$3,029
Net Cash Flow	$3,144,769	$4,083,194	$3,989,507	$4,534,860	$4,571,180	$4,132,182	$31,069

NCF DSCR	1.31x	1.70x	1.66x	1.89x	1.90x	1.72x
NOI Debt Yield	11.5%	14.8%	14.5%	16.4%	16.6%	15.1%
(1)	Per Room values are based on 133 rooms.
(2)	Other Revenue consists of parking income, collections from market pantry sales, occasional room rental revenue, occasional food and beverage revenue, guest laundry sales, and other minor items.
(3)	Other Departmental Expenses include costs of market pantry sales, occasional room rental revenue, occasional food and beverage revenue, and other minor items.
(4)	The Fairfield Inn & Suites Brooklyn Property benefits from a tax abatement under the New York City Industrial and Commercial Exemption Program (“ICIP”). The ICIP abatement began in the 2012/2013 tax year and expires following the 2036/2037 tax year. For the first 16 years (through the 2027/2028 tax year), the Fairfield Inn & Suites Brooklyn Property is 100% exempt from any increases in assessed value resulting from the construction of the hotel. Thereafter the abatement is phased out by 10% per annum. The appraisal estimates the unabated taxes for the 2026/2027 tax year to be $1,021,146 and the abated taxes to be $197,133. The Fairfield Inn & Suites Brooklyn Mortgage Loan was underwritten based on the five-year average of the abated taxes.

B-34

Hospitality – Limited Service 181 3rd Avenue Brooklyn, NY 11217	Collateral Asset Summary – Loan No. 4 Fairfield Inn & Suites Brooklyn	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 54.0% 1.72x 15.1%

Appraisal. The appraisal concluded to a “Prospective when Complete” value for the Fairfield Inn & Suites Brooklyn Property of $55,600,000 as of September 1, 2027. The appraisal also concluded to an “As Is” value of $50,700,000 as of August 19, 2026.

Fairfield Inn & Suites Brooklyn Appraised Value(1)
	As-Is Value	Capitalization Rate
As-Is Value	$50,700,000(2)	6.3%
Prospective when Complete Value	$55,600,000(3)	6.0%
(1)	Source: Appraisal.
(2)	Represents the “As Is” value as of August 19, 2026.
(3)	Represents the “Prospective when Complete” value as of September 1, 2027, which assumes that the required PIP at the Fairfield Inn & Suites Brooklyn Property is completed.

Environmental. According to the Phase I environmental assessment dated August 28, 2026, there was a recognized environmental condition at the Fairfield Inn & Suites Brooklyn Property related to site soil and groundwater impacts associated with historical fill materials and operations at surrounding properties. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The Fairfield Inn & Suites Brooklyn Property is located at 181 3rd Avenue in the Gowanus neighborhood of Brooklyn, New York. The Fairfield Inn & Suites Brooklyn Property benefits from its proximity to numerous demand generators throughout Brooklyn and Manhattan, including Barclays Center, Atlantic Terminal, Brooklyn Academy of Music, Downtown Brooklyn, Prospect Park, and the dining, entertainment and commercial corridors located throughout the Gowanus and Park Slope neighborhoods. The Fairfield Inn & Suites Brooklyn Property also benefits from convenient access to Manhattan, which supports both business and leisure lodging demand.

Primary access to the Fairfield Inn & Suites Brooklyn Property is provided by the Union Street subway station, located approximately three blocks southeast of the Fairfield Inn & Suites Brooklyn Property, which offers access to the D, N, R, and W subway lines. Additional access is provided by the nearby Atlantic Terminal transportation hub, which provides access to multiple subway lines and Long Island Rail Road service throughout the New York metropolitan area.

The following table presents certain information relating to the competitive set of the Fairfield Inn & Suites Brooklyn Property:

Competitive Property Summary(1)
Property	Number of Rooms	Year Opened	Estimated 2025 Occupancy	Estimated 2025 ADR	Estimated 2025 RevPAR
Fairfield Inn & Suites Brooklyn(2)	133	2011	88.5%	$217.81	$192.81
Hampton Inn Brooklyn/Downtown	262	2014	85-90%	$240-$250	$220-$230
TownePlace Suites By Marriott New York Brooklyn	112	2021	85-90%	$220-$230	$190-$200
Tru by Hilton Brooklyn	101	2018	80-85%	$190-$200	$160-$170
Aloft by Marriott New York Brooklyn	176	2011	85-90%	$220-$230	$200-$210
EVEN Hotel Brooklyn	202	2016	85-90%	$210-$220	$180-$190
Total Avg. Competitive Set	986		88.0%	$224.79	$197.92
(1)	Source: Appraisal unless otherwise indicated. Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Fairfield Inn & Suites Brooklyn Property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Based on the underwritten cash flow.

The Borrower and the Borrower Sponsors. The borrower is Freud Third Avenue Properties, LLC, a New York limited liability company and single purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Fairfield Inn & Suites Brooklyn Mortgage Loan.

The borrower sponsor and non-recourse carveout guarantor is Marc Jay Freud, founder of Troutbrook Development, a vertically integrated real estate investment, development, construction, hospitality and asset management company headquartered in Manhattan. Prior to founding Troutbrook Development, Marc Jay Freud was a principal of a real estate investment group with ownership and management experience across approximately 4.5 million square feet of central business district office properties located in Boston, Chicago and Houston.

Property Management. The Fairfield Inn & Suites Brooklyn Property is managed by Troutbrook Company LLC, a borrower affiliated management company.

B-35

Hospitality – Limited Service 181 3rd Avenue Brooklyn, NY 11217	Collateral Asset Summary – Loan No. 4 Fairfield Inn & Suites Brooklyn	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 54.0% 1.72x 15.1%

Initial and Ongoing Reserves. At origination of the Fairfield Inn & Suites Brooklyn Mortgage Loan, the borrower deposited approximately (i) $114,021 into a real estate tax reserve account, (ii) $3,575,000 into the PIP Reserve in respect of the scheduled PIP at the Fairfield Inn & Suites Brooklyn Property, and (iii) $3,750 into an immediate repair reserve.

Tax Escrows – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that are required to be paid by the borrower or that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $22,804).

Insurance Reserve – At the lender’s option, if the liability or casualty policy maintained by the borrower is not an approved blanket or umbrella policy, or the lender requires the borrower to obtain a separate policy, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage afforded by the insurance policies. At origination of the Fairfield Inn & Suites Brooklyn Mortgage Loan, an acceptable blanket policy was in place.

FF&E Reserve – The borrower is required to deposit into a furniture, fixtures and equipment (“FF&E”) reserve, on a monthly basis, an amount equal to the greater of (i) the FF&E Payment (as defined below), and (ii) the amount of the deposit (if any) then required by the franchisor on account of FF&E under the Franchise Agreement (as defined below).

“FF&E Payment” means with respect to each monthly payment date, an amount equal to 1/12th of the applicable FF&E Percentage (as defined below) of the greater of (x) the annual gross revenues for the hotel related operations at the Fairfield Inn & Suites Brooklyn Property for the immediately preceding calendar year as reasonably determined by the lender and (y) the projected annual gross revenues for the hotel related operations at the Fairfield Inn & Suites Brooklyn Property for the calendar year in which such monthly payment date occurs as set forth in the approved annual budget, or if no approved annual budget exists for such calendar year, as reasonably determined by the lender. The initial monthly FF&E Payment was determined to be approximately $16,783.

“FF&E Percentage” means (a) 2.00% from the origination date through and including the monthly payment date occurring in October, 2027, (b) 3.00% from October 6, 2027 through and including the monthly payment date occurring in October, 2028, and (c) 4.00% for the remainder of the term.

“Franchise Agreement” means (i) that certain Fairfield Inn by Marriott Franchise Agreement dated as of November 2, 2007 by and between borrower and Marriott International, Inc., a Delaware corporation, as franchisor, as amended by that certain Amendment to Fairfield Inn by Marriott Franchise Agreement dated as of October 6, 2026, and guaranteed by Marc J. Freud, a natural person, pursuant to that certain Guaranty dated as of November 2, 2007, or (ii) any qualified franchise agreement entered into subsequent to the origination date in accordance with the terms and provisions of the Fairfield Inn & Suites Brooklyn Mortgage Loan documents.

PIP Reserve – If required, in addition to the initial deposit into the PIP Reserve described above, the borrower is required to deposit into the PIP Reserve an amount equal to 110% of the costs of the related PIP work as estimated by the lender in its reasonable discretion (A) in the case of any then-existing or renewal Franchise Agreement, prior to the effective date that any subsequent PIP is imposed and (B) in the case of any new Franchise Agreement, on or prior to the date such Franchise Agreement is executed and delivered; provided, however, that such costs are exclusive of the cost of any PIP work which is duplicative of any approved FF&E for which adequate FF&E reserves exist, as reasonably determined by the lender.

Lockbox / Cash Management. The Fairfield Inn & Suites Brooklyn Mortgage Loan is structured with a hard lockbox and springing cash management. At origination of the Fairfield Inn & Suites Brooklyn Mortgage Loan, the borrower was required to establish a lender-controlled lockbox account into which the borrower was immediately required to deposit, or cause the property manager to immediately deposit, all revenue generated by the Fairfield Inn & Suites Brooklyn Property. On or before origination of the Fairfield Inn & Suites Brooklyn Mortgage Loan, the borrower was required to deliver direction letters to (i) all tenants occupying space at the Fairfield Inn & Suites Brooklyn Property directing them to pay all rent and other sums due under the lease to which they are a party into the lender-controlled lockbox account and (ii) each of the credit card companies or credit card clearing banks with which the borrower or property manager has entered into a merchant’s or other credit card agreement directing them to pay all payments which would otherwise be paid to the borrower or property manager under the applicable credit card processing agreement into the lender-controlled lockbox account. All funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period (as defined below) exists, in which case, at the lender’s election, all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the Fairfield Inn & Suites Brooklyn Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Fairfield Inn & Suites Brooklyn Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Fairfield Inn & Suites Brooklyn Mortgage Loan, provided that, in the lender’s sole discretion, such amounts may be used to pay taxes, insurance premiums, tenant improvement costs, leasing commissions and other operating expenses. Upon the cure of the applicable Trigger Period, so long as no event of default exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the Fairfield Inn & Suites Brooklyn Mortgage Loan documents, the lender may apply funds to the Fairfield Inn & Suites Brooklyn Mortgage Loan in such priority as it may determine.

B-36

Hospitality – Limited Service 181 3rd Avenue Brooklyn, NY 11217	Collateral Asset Summary – Loan No. 4 Fairfield Inn & Suites Brooklyn	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 54.0% 1.72x 15.1%

“Trigger Period” means the period commencing on the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio falling below 1.30x, (iii) the occurrence of a Franchise Agreement Trigger Period (as defined below), and (iv) the occurrence of a property manager bankruptcy event; and expiring upon (w) with respect to clause (i) above, the cure of the applicable event of default, (x) with respect to clause (ii) above, the debt service coverage ratio remaining equal to or greater than 1.30x for two consecutive calendar quarters, (y) with respect to clause (iii) above, the cure of the applicable Franchise Agreement Trigger Period, and (z) with respect to clause (iv) above, the borrower’s replacement of the applicable property manager with a property manager and a management agreement each approved by the lender.

“Franchise Agreement Trigger Period” means a period (A) commencing upon the first to occur of any of the following: (i) the borrower being in default under the Franchise Agreement beyond any applicable notice and cure periods, (ii) the borrower or franchisor giving notice that it is terminating the Franchise Agreement, (iii) any termination or cancellation or expiration of the Franchise Agreement (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding of the franchisor), (iv) any bankruptcy or insolvency of the franchisor, (v) the Fairfield Inn & Suites Brooklyn Property failing to be operated, “flagged” and/or branded pursuant to the Franchise Agreement and (vi) any permit applicable to the Franchise Agreement ceasing to be in full force and effect; and (B) expiring upon the lender’s receipt of evidence reasonably acceptable to the lender of (1) (a) the satisfaction of the Franchise Agreement Cure Conditions (as defined below) or (b) the branding, “flagging” and operation of the Fairfield Inn & Suites Brooklyn Property pursuant to a replacement qualified franchise agreement approved in writing by lender and entered into in accordance with the Fairfield Inn & Suites Brooklyn Mortgage Loan documents and (2) to the extent a PIP is required in connection with the foregoing, the deposit of the corresponding PIP deposit into the PIP Reserve in accordance with the Fairfield Inn & Suites Brooklyn Mortgage Loan documents.

“Franchise Agreement Cure Conditions” means each of the following: (i) the borrower has cured all defaults (if any) under the Franchise Agreement to the satisfaction of the applicable franchisor, (ii) the borrower and the applicable franchisor have re-affirmed the Franchise Agreement as being in full force and effect, (iii) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable franchisor and/or Franchise Agreement (if any), such franchisor is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed such Franchise Agreement pursuant to a final, non-appealable order of a court of competent jurisdiction, (iv) the Fairfield Inn & Suites Brooklyn Property continues to be operated, “flagged” or branded pursuant to the Franchise Agreement, and (v) all permits applicable to the related Franchise Agreement are in full force and effect.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. At any time after the earlier of (x) 180 days after origination, and (y) 30 days following the final securitization of the Fairfield Inn & Suites Brooklyn Mortgage Loan, the borrower has the right to obtain a free release of the Release Parcel (as defined below) from the lien of the mortgage without any required prepayment or defeasance of the Fairfield Inn & Suites Brooklyn Mortgage Loan, subject to satisfaction of certain conditions, including but not limited to (i) the implementation of a condominium structure for the Fairfield Inn & Suites Brooklyn Property pursuant to which the release parcel will constitute a separate condominium unit as described under “Condominium Conversion” below, (ii) compliance with REMIC conditions, (iii) compliance with legal requirements and property documents and (iv) no adverse effect on the use or operation of, or access to or from, the remaining portion of the Fairfield Inn & Suites Brooklyn Property, as determined by the lender.

“Release Parcel” means the residential unit contemplated to be created in connection with the Condominium Conversion (as defined below), together with the common areas and appurtenances thereto, which residential unit shall correspond to that portion of the Fairfield Inn & Suites Brooklyn Property that, prior to the Condominium Conversion, is depicted as the cross-hatched area on a schedule to the Fairfield Inn & Suites Brooklyn loan agreement and consists of an unimproved parking area.

“Condominium Conversion” means the borrower’s right to convert the entire Fairfield Inn & Suites Brooklyn Property to a condominium form of ownership comprised of two units, one unit covering the Release Parcel and the other covering the remainder of the Fairfield Inn & Suites Brooklyn Property, at any time following the date that is the earlier to occur of (x) 180 days after origination and (y) 30 days following the final securitization of the Fairfield Inn & Suites Brooklyn Mortgage Loan, subject to the satisfaction of certain conditions, including but not limited to lender reasonable approval of the condominium documents, satisfactory updated property diligence for the remaining hotel parcel, the division of the parcels into separate tax lots, satisfaction of REMIC related conditions, delivery of a restrictive covenant prohibiting use of the release parcel as a hotel or other hospitality use, and borrower control of a majority of the governing board of the condominium and compliance with legal requirements.

Ground Lease. None.

B-37

Multifamily – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 Elder Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 66.3% 1.22x 9.6%

B-38

Multifamily – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 Elder Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 66.3% 1.22x 9.6%

San Pablo Bay
Pinole
Hercules
El Sobrante
San Pablo
North Richmond
Richmond
CONTRA COSTA COUNTY
Wildcat Canyon Reg. Park
San Pablo Reservoir
El Cerrito
Tilden Regional Park
ALAMEDA COUNTY
Berkeley
San Francisco Bay

Deer Valley
Desert Ridge
MC DOWELL MTS.
Sun City
Peoria
Scottsdale
El Mirage
Glendale
Paradise Valley
SALT RIVER-PIMA MARICOPA INDIAN COMMUNITY
Avondale
PHOENIX
Tolleson
Mesa
Laveen
South Mountain
MARICOPA COUNTY
Tempe
Gilbert
SOUTH MTS.
Ahwatukee Foothills
Chandler
Komatke
GILA RIVER INDIAN RESERVATION
PINAL COUNTY
Sun Lakes

San Francisco Bay
PRESIDIO OF SAN FRANCISCO
Marina
Russian Hill
North Beach
Pacific Heights
Chinatown
Sea Cliff
Laurel Heights
Nob Hill
Civic Center
SoMa
SAN FRANCISCO
Inner Richmond
Hayes Valley
South Beach
Haight Ashbury
Castro
Mission Bay
Golden Gate Park
Mission District
Inner Sunset
Potrero Hill
Forest Hill
Noe Valley
Twin Peaks
SAN FRANCISCO COUNTY
Excelsior
Hunters Point
Ocean View
Bayview

## Elder Portfolio

| | | |
|---|---|---|
| 1 | Appian Way | El Sobrante, CA |
| 2 | The View | Phoenix, AZ |
| 3 | North Haven | Phoenix, AZ |
| 4 | Glen Court | Glendale, AZ |
| 5 | 237 Leavenworth | San Francisco, CA |
| 6 | 620 Eddy Street | San Francisco, CA |

B-39

Multifamily – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 Elder Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 66.3% 1.22x 9.6%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype(3):	Multifamily - Various
Borrower Sponsor(s):	Elder Real Estate Fund, LLC	Collateral:	Fee
Borrower(s):	Sejas LLC, Meabd LLC, Dorem North Haven, LLC and 6002 W Glendale LLC	Location(3):	Various, Various
Original Balance:	$30,000,000	Year Built / Renovated(3):	Various / Various
Cut-off Date Balance:	$30,000,000	Property Management(4):	Various
% by Initial UPB:	4.4%	Size:	206 Units
Interest Rate:	7.54000%	Appraised Value / Per Unit:	$45,230,000 / $219,563
Note Date:	September 30, 2026	Appraisal Date(5):	Various
Original Term:	60 months	Occupancy:	100.0% (as of June 1, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	95.0%
Original Amortization:	NAP	Underwritten NOI:	$2,877,049
Interest Only Period:	60 months	Underwritten NCF:	$2,795,648
First Payment Date:	November 6, 2026
Maturity Date:	October 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$3,081,892 (TTM May 31, 2026)
Additional Debt Balance:	NAP	2025 NOI:	$3,125,415
Call Protection:	L(25),D(28),O(7)	2024 NOI:	$2,990,198
Lockbox / Cash Management:	Springing / Springing	2023 NOI:	$2,912,633
Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$145,631
Taxes:	$103,259	$34,420	NAP	Maturity Date Loan / Unit:	$145,631
Insurance:	$21,607	$21,607	NAP	Cut-off Date LTV:	66.3%
Replacement Reserves:	$0	$6,783	NAP	Maturity Date LTV:	66.3%
Deferred Maintenance:	$200,450	$0	NAP	UW NOI DY:	9.6%
Other Reserves(2):	$23,158	$0	NAP	UW NCF DSCR:	1.22x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$30,000,000	100.0%	Loan Payoff:(6)	$26,596,551	88.7%
			Closing Costs:	2,843,512	9.5
			Upfront Reserves:	348,474	1.2
			Sponsor Equity:	211,462	0.7
Total Sources	$30,000,000	100.0%	Total Uses	$30,000,000	100.0%
(1)	See “Initial and Ongoing Reserves” below.
(2)	Initial Other Reserves are comprised of a $23,158 insurance premium installment reserve.
(3)	See the chart titled “Portfolio Summary” under “The Properties” below.
(4)	The Elder Portfolio Properties (as defined below) are managed by Bella Vista Property Solutions LP, with respect to the properties located in California, and Sayyed Waleed Khalid, with respect to the properties located in Arizona.
(5)	Appraisal dates are between June 12, 2026, and June 17, 2026.
(6)	The North Haven property secured a prior loan that matured in November 2025 and was in maturity default prior to origination. At origination, such prior loan, along with default interest was repaid in full.

The Loan. The fifth largest mortgage loan (the “Elder Portfolio Mortgage Loan”) is secured by the borrowers’ fee simple interests in a 206-unit, six property multifamily portfolio located across El Sobrante and San Francisco, California, as well as Phoenix and Glendale, Arizona (the “Elder Portfolio Properties”). The Elder Portfolio Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $30,000,000. The Elder Portfolio Mortgage Loan was originated on September 30, 2026 by CREFI and accrues interest at a fixed rate of 7.54000% per annum. The Elder Portfolio Mortgage Loan has an initial term of five years and is interest-only for the full term. The scheduled maturity date of the Elder Portfolio Mortgage Loan is October 6, 2031.

B-40

Multifamily – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 Elder Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 66.3% 1.22x 9.6%

The Properties. The Elder Portfolio Properties are comprised of six multifamily properties totaling 206 units, located in Phoenix and Glendale, Arizona, and San Francisco and El Sobrante, California. The Elder Portfolio Properties were originally constructed between 1910 and 1981 and range in size from 23 units to 50 units.

 The unit mix at the Elder Portfolio Properties consists of four efficiency units, 80 studio units, 59 one-bedroom units, and 63 two-bedroom units. As of June 1, 2026, the portfolio was 100.0% leased. Of the 206 units at the Elder Portfolio Properties, 164 units accounting for 78.4% of underwritten base rent are operating on month-to-month leases, of which 162 have had the same tenants since June 2025 or earlier. The Elder Portfolio Properties located in California are subject to rent control ordinances. See “Description of the Mortgage Pool—Property Types—Multifamily Properties” in the Preliminary Prospectus.

The following table presents certain information relating to the Elder Portfolio Properties:

Portfolio Summary
Property Name	City, State(1)	Subtype(1)	Year Built / Renovated(1)	# of Units(2)	Occupancy(2)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	UW NOI(2)	% of UW NOI(2)	Appraised Value(1)
Appian Way	El Sobrante, CA	Garden	1965 / NAP	42	100.0%	$10,850,000	36.2%	$1,008,511	35.1%	$15,660,000
The View	Phoenix, AZ	Garden	1967 / 2025	50	100.0%	$6,050,000	20.2%	$588,309	20.4%	$9,100,000
North Haven	Phoenix, AZ	Garden	1981 / 2025	33	100.0%	$4,050,000	13.5%	$371,846	12.9%	$6,100,000
Glen Court	Glendale, AZ	Garden	1981 / 2025	23	100.0%	$3,500,000	11.7%	$319,055	11.1%	$5,500,000
237 Leavenworth	San Francisco, CA	Mid Rise	1922 / 2022	23	100.0%	$3,100,000	10.3%	$251,354	8.7%	$3,540,000
620 Eddy Street	San Francisco, CA	Mid Rise	1910 / 2025	35	100.0%	$2,450,000	8.2%	$337,973	11.7%	$5,330,000
Total/ Wtd. Avg				206	100.0%	$30,000,000	100.0%	$2,877,049	100.0%	$45,230,000
(1)	Source: Appraisals.
(2)	Based on the underwritten rent rolls dated June 1, 2026.

The following table presents certain information relating to the unit mix at the Elder Portfolio Properties:

Elder Portfolio Properties Unit Mix(1)(2)
Unit Type	# of Units	% of Total Units	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rent Per Unit	Average Monthly Market Rent Per Unit
Appian Way
2 BR / 1 BA	42	100.0%	42	100.0%	758	$2,912	$2,995
Property Total / Wtd Avg.	42	20.4%	42	100.0%	758	$2,912	$2,995
The View
Studio	29	58.0%	29	100.0%	398	$1,217	$1,138
1 BR / 1 BA	21	42.0%	21	100.0%	493	$1,375	$1,300
Property Total / Wtd Avg.	50	24.3%	50	100.0%	438	$1,283	$1,206
North Haven
Studio	1	3.0%	1	100.0%	350	$1,050	$1,000
1 BR / 1 BA	18	54.5%	18	100.0%	600	$1,108	$1,200
2 BR / 1 BA	14	42.4%	14	100.0%	700	$1,346	$1,250
Property Total / Wtd Avg.	33	16.0%	33	100.0%	635	$1,207	$1,215
Glen Court
Studio	1	4.3%	1	100.0%	312	$1,400	$1,000
1 BR / 1 BA	15	65.2%	15	100.0%	548	$1,363	$1,360
2 BR / 1 BA	7	30.4%	7	100.0%	840	$1,617	$1,700
Property Total / Wtd Avg.	23	11.2%	23	100.0%	627	$1,442	$1,448
237 Leavenworth
Studio	23	100.0%	23	100.00%	350	$1,555	$1,700
Property Total / Wtd Avg.	23	11.2%	23	100.0%	350	$1,555	$1,700
620 Eddy Street
Efficiency(3)	4	11.4%	4	100.0%	250	$1,278	$1,400
Studio	26	74.3%	26	100.0%	400	$1,482	$1,700
1 BR / 1 BA	5	14.3%	5	100.0%	600	$1,936	$2,100
Property Total / Wtd Avg.	35	17.0%	35	100.0%	411	$1,524	$1,723
Portfolio Total / Wtd Avg.	206	100.0%	206	100.0%	542	$1,692	$1,742
(1)	Based on the underwritten rent rolls dated June 1, 2026.
(2)	164 units accounting for 79.6% of total units and 78.4% of total underwritten base rent across the portfolio are operating on month-to-month leases.
(3)	The 620 Eddy Street property has four efficiency units which are compact apartment units that generally consist of a combined living/sleeping area with limited kitchen facilities and a separate bathroom. These units are smaller than traditional studio apartments.
B-41

Multifamily – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 Elder Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 66.3% 1.22x 9.6%

The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Elder Portfolio Properties:

Cash Flow Analysis(1)
	2023	2024	2025	TTM 5/2026	U/W	U/W Per Unit
Base Rent	$3,794,007	$3,962,112	$4,008,549	$4,068,401	$4,182,888	$20,305
Potential Income from Vacant Units	0	0	0	0	0	$0
Gross Potential Rent	$3,794,007	$3,962,112	$4,008,549	$4,068,401	$4,182,888	$20,305
Other Income(2)	90,200	61,880	156,509	86,611	86,611	$420
Net Rental Income	$3,884,207	$4,023,992	$4,165,059	$4,155,012	$4,269,499	$20,726
(Vacancy / Credit Loss)	0	0	0	0	(209,144)	($1,015)
Effective Gross Income	$3,884,207	$4,023,992	$4,165,059	$4,155,012	$4,060,354	$19,710

Real Estate Taxes	$362,615	$369,386	$396,862	$381,025	$383,535	$1,862
Insurance	124,123	186,296	178,786	219,239	246,942	$1,199
Management Fee	116,526	120,720	124,952	124,650	121,811	$591
Other Expenses(3)	368,310	357,393	339,044	348,205	431,017	$2,092
Total Expenses	$971,574	$1,033,795	$1,039,644	$1,073,120	$1,183,306	$5,744

Net Operating Income	$2,912,633	$2,990,198	$3,125,415	$3,081,892	$2,877,049	$13,966
Replacement Reserves	0	0	0	0	81,401	$395
Net Cash Flow	$2,912,633	$2,990,198	$3,125,415	$3,081,892	$2,795,648	$13,571

Occupancy	97.1%	96.6%	95.5%	97.0%	95.0%(4)
NCF DSCR	1.27x	1.30x	1.36x	1.34x	1.22x
NOI Debt Yield	9.7%	10.0%	10.4%	10.3%	9.6%
(1)	Based on the underwritten rent rolls dated June 1, 2026.
(2)	Other Income includes violation charges, prepaid rent, late fees, parking income, laundry and vending income, NSF fees, internet reimbursement, and miscellaneous income.
(3)	Other Expenses include repairs and maintenance, general and administrative, payroll and benefits and utilities.
(4)	Represents economic occupancy.

Appraisals. The appraisals, dated between June 12, 2026 and June 17, 2026, concluded to an aggregate “As-Is” value of the Elder Portfolio Properties of $45,230,000.

Elder Portfolio Appraised Value(1)
Property	Value	Capitalization Rate
Appian Way	$15,660,000	5.75%
The View	$9,100,000	6.00%
North Haven	$6,100,000	6.00%
Glen Court	$5,500,000	6.00%
237 Leavenworth	$3,540,000	6.75%
620 Eddy Street	$5,330,000	6.50%
Total / Wtd. Avg.	$45,230,000	6.03%
(1)	Source: Appraisals.

Environmental Matters. According to the Phase I environmental reports dated July 14, 2026, there was a recognized environmental condition at The View property related to its location within the plume of the East Central Phoenix-32nd Street and Indian School Water Quality Assurance Revolving Fund Site, and there were no recognized environmental conditions at the other Elder Portfolio Properties.

B-42

Multifamily – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 Elder Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 66.3% 1.22x 9.6%

The Markets. The Elder Portfolio Properties are comprised of six multifamily properties totaling 206 units, located in the Richmond/Martinez submarket of El Sobrante, California (one property, 35.1% of underwritten NOI), the Civic Center / Tenderloin submarket of San Francisco, California (two properties, 20.5% of underwritten NOI), the Camelback submarket of Phoenix, Arizona (one property, 20.4% of underwritten NOI), the North Phoenix submarket of Phoenix, Arizona (one property, 12.9% of underwritten NOI), and the South West Valley of Glendale, Arizona (one property, 11.1% of underwritten NOI).

The following table presents certain information relating to the Elder Portfolio Properties’ submarkets:

Submarket Summary(1)
Property Name	City, State(2)	Submarket	Submarket Inventory (Units)	Submarket Vacancy	Submarket Rent per Unit	UW Rent Per Unit(3)
Appian Way	El Sobrante, CA	Richmond/Martinez	11,662	4.2%	$2,221	$2,912
The View	Phoenix, AZ	Camelback	11,057	8.1%	$1,510	$1,283
North Haven	Phoenix, AZ	North Phoenix	46,996	8.8%	$1,402	$1,207
Glen Court	Glendale, AZ	South West Valley	57,287	12.9%	$1,397	$1,442
237 Leavenworth	San Francisco, CA	Civic Center / Tenderloin	11,393	4.9%	$2,803	$1,555
620 Eddy Street	San Francisco, CA	Civic Center / Tenderloin	11,393	4.9%	$2,803	$1,524
Total/ Wtd. Avg(4)			149,788	7.1%	$1,989	$1,692
(1)	Source: Third-party provided market research reports unless otherwise indicated.
(2)	Source: Appraisals.
(3)	Based on the underwritten rent rolls dated June 1, 2026.
(4)	Total/Wtd. Avg. is based on the number of units for each property.

The following table includes certain information regarding the demographics of each immediate trade area for the individual Elder Portfolio Properties:

Demographic Summary(1)
		Population(2)			Average Household Income(2)
Property Name	Location	1-Mile	3-Mile	5-Mile	1-Mile	3-Mile	5-Mile
Appian Way	El Sobrante, CA	15,586	135,948	263,905	$146,986	$142,223	$144,189
The View	Phoenix, AZ	20,093	174,067	327,383	$113,084	$127,761	$130,696
North Haven	Phoenix, AZ	19,087	157,079	429,999	$76,494	$93,118	$102,960
Glen Court	Glendale, AZ	20,793	187,961	526,970	$61,036	$80,722	$87,223
237 Leavenworth	San Francisco, CA	149,508	488,304	772,041	$144,100	$212,000	$207,986
620 Eddy Street	San Francisco, CA	157,470	497,323	784,347	$149,322	$212,185	$207,856
Wtd. Avg. (based on UW NOI)		45,905	225,477	433,056	$121,434	$140,414	$142,837
(1)	Source: Appraisals.
(2)	Population and Average Household Income are 2025 estimates for the Elder Portfolio Properties except for the 237 Leavenworth property which is based on 2024 estimates.

B-43

Multifamily – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 Elder Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 66.3% 1.22x 9.6%

The following table presents certain information relating to comparable multifamily properties to the Elder Portfolio Properties:

Multifamily Rent Comparables(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Number of Units	Occupancy	Unit Type	Average Unit Size	Average Rent Per Unit
Appian Way(2)	-	1965 / NAP	42(2)	100.0%(2)	2 BR / 1 BA	758 SF(2)	$2,912(2)
Appian Terrace Apartments	0.2 mi	1977 / NAP	41	93.0%	2 BR / 1 BA	750 SF	$2,700
El Sobrante, CA					2 BR / 1.5 BA	900 SF	$2,895
					2 BR / 2 BA	800 SF	$2,895
The Terraces Apartments	0.4 mi	1990 / 2003	72	97.0%	2 BR / 1 BA	999 SF	$2,945
El Sobrante, CA					2 BA / 2 BA	1,000 SF	$3,063
The View(2)	-	1967 / 2025	50(2)	100.0%(2)	Studio	398 SF(2)	$1,217(2)
					1 BR / 1 BA	493 SF(2)	$1,375(2)
Summit on Thomas	0.5 mi	1969 / 2014	100	96.0%	Studio	475 SF	$750-$950
Phoenix, AZ					1 BR / 1 BA	675 SF	$900-$1,100
The Retro on 32nd	1.1 mi	1968 / 2022	61	97.0%	Studio	300 SF	$699
Phoenix, AZ					1 BR / 1 BA	450 SF	$999
North Haven(2)	-	1981 / 2025	33(2)	100.0%(2)	Studio	350 SF(2)	$1,050(2)
					1 BR / 1 BA	600 SF(2)	$1,108(2)
					2 BR / 1 BA	700 SF(2)	$1,346(2)
Cimarron Springs	2.9 mi	1974 / 2019	66	97.0%	Studio	375 SF	$900
Phoenix, AZ					1 BR / 1 BA	400-440 SF	$1,000-$1,100
					2 BR / 1 BA	720 SF	$1,250
Laurel Lane	3.1 mi	1984 / NAP	74	96.0%	Studio	436 SF	$799
Phoenix, AZ					1 BR / 1 BA	552-568 SF	$1,000-$1,095
					2 BR / 1.5 BA	901 SF	$1,340
Glen Court(2)	-	1981 / 2025	23(2)	100.0%(2)	Studio	312 SF(2)	$1,400(2)
					1 BR / 1 BA	548 SF(2)	$1,363(2)
					2 BR / 1 BA	840 SF(2)	$1,617(2)
Stone View	1.2 mi	1974 / 2007	122	96.00%	1 BR / 1 BA	625-675 SF	$1,575
Glendale, AZ					2 BR / 1 BA	784 SF	$1,675
The Beverly IV	2.0 mi	1974 / 2020	24	100.0%	2 BR / 1 BA	644 SF	$2,185
Glendale, AZ
237 Leavenworth(2)	-	1922 / 2022	23(2)	100.0%(2)	Studio	350 SF(2)	$1,555(2)
765 Geary Street	0.1 mi	1911 / NAP	48	NAV	Studio	239 SF	$1,495
San Francisco, CA
581 O'Farrell Street	0.2 mi	1911 / NAP	70	NAV	Studio	170 SF	$1,200
San Francisco, CA
620 Eddy Street(2)	-	1910 / 2025	35(2)	100.0%(2)	Efficiency	250 SF(2)	$1,278(2)
					Studio	400 SF(2)	$1,482(2)
					1 BR / 1 BA	600 SF(2)	$1,936(2)
765 Geary Street	0.3 mi	1911 / NAP	48	NAV	Studio	239 SF	$1,495
San Francisco, CA
935 Sutter Street	0.5 mi	1923 / NAP	30	NAV	1 BR	450 SF	$2,495
San Francisco, CA
(1)	Source: Appraisals, unless otherwise indicated.
(2)	Based on the underwritten rent rolls dated June 1, 2026.

The Borrowers and the Borrower Sponsor. The borrowers are Sejas LLC (The View property), Meabd LLC (all California properties), Dorem North Haven, LLC (the North Haven property) and 6002 W Glendale LLC (the Glen Court property), each a California limited liability company and single purpose entity having at least one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Elder Portfolio Mortgage Loan.

The borrower sponsor is Elder Real Estate Fund, LLC and the non-recourse carveout guarantors are Mahr Elder and Fairuke Elder. Mahr Elder and Fairuke Elder are multifamily owners and operators with a focus on the acquisition and management of small- to mid-sized apartment properties. Their portfolio includes 17 multifamily properties totaling 467 units.

B-44

Multifamily – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 Elder Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 66.3% 1.22x 9.6%

Property Management. The Elder Portfolio Properties are managed with respect to the California properties by Bella Vista Property Solutions LP, a borrower affiliated management company, and with respect to the Arizona properties by Sayyed Waleed Khalid, a borrower affiliated manager.

Initial and Ongoing Reserves. At origination of the Elder Portfolio Mortgage Loan, the borrowers deposited (i) approximately $103,259 into a reserve account for real estate taxes, (ii) approximately $21,607 into a reserve account for insurance premiums, (iii) $200,450 into a reserve account for immediate repairs and (iv) approximately $23,158 into a reserve account for the North Haven and The View properties representing three months of insurance premium installments.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $34,420).

Insurance Reserve –The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies at least thirty days prior to the due date thereof (initially estimated to be approximately $21,607).

Replacement Reserve – The borrowers are required to deposit into a replacement reserve, on a monthly basis, $6,783.

Lockbox / Cash Management. The Elder Portfolio Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period (as defined below), the borrowers are required to establish a lender-controlled lockbox account, and are thereafter required to deposit, or cause to be deposited, immediately upon receipt, all revenue received by the borrowers or the property manager into such lockbox. All funds deposited into the lockbox are required to be transferred on each business day to the borrowers, unless a Trigger Period exists and the lender elects (in its sole and absolute discretion) to deliver a restricted account notice, in which case such funds are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the Elder Portfolio Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Elder Portfolio Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Elder Portfolio Mortgage Loan. Upon the cure of all Trigger Periods, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers. Upon an event of default under the Elder Portfolio Mortgage Loan documents, the lender may apply funds to the Elder Portfolio Mortgage Loan in such priority as it may determine.

A “Trigger Period” commences upon the earlier of (i) the occurrence and continuance of an event of default under the Elder Portfolio Mortgage Loan documents, and (ii) the debt service coverage ratio being less than 1.15x and expires upon (x) with regard to clause (i) above, the cure (if applicable) of such event of default under the Elder Portfolio Mortgage Loan documents, and (y) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.15x for two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

B-45

Retail – Anchored 30 International Drive South Flanders, NJ 07836	Collateral Asset Summary – Loan No. 6 The Gardens	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 60.6% 1.42x 11.4%

B-46

Retail – Anchored 30 International Drive South Flanders, NJ 07836	Collateral Asset Summary – Loan No. 6 The Gardens	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 60.6% 1.42x 11.4%

INTERNATIONAL DRIVE SOUTH
Wendy's
Applebee's
LONGHORN STEAKHOUSE
VACANT
PETSMART
HomeGoods
SKECHERS
VACANT
SportClips
MATTRESS FIRM
VACANT
N
Anchor
Junior Anchor
Non Anchor / Inline
Vacant
Shadow Anchor
Not Part of Collateral
INTERNATIONAL DR.
T-Mobile
five BELOW
TJ maxx
BOOT BARN
Walmart
SALLY BEAUTY
PIZZERIA
GARDEN GIFT
Rita's
Hand&Stone
Entourage SALON
ROSS
Michaels
LOWE'S
LINK ROAD
GOLD MINE ROAD

B-47

Retail – Anchored 30 International Drive South Flanders, NJ 07836	Collateral Asset Summary – Loan No. 6 The Gardens	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 60.6% 1.42x 11.4%

B-48

Retail – Anchored 30 International Drive South Flanders, NJ 07836	Collateral Asset Summary – Loan No. 6 The Gardens	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 60.6% 1.42x 11.4%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Acquisition	Property Type – Subtype:	Retail - Anchored
Borrower Sponsor(s):	Barry Rudofsky	Collateral:	Fee
Borrower(s):	Grand Gardens Realty LLC	Location:	Flanders, NJ
Original Balance:	$29,500,000	Year Built / Renovated:	2000, 2002, 2006 / 2023
Cut-off Date Balance:	$29,500,000	Property Management:	Cushman & Wakefield U.S., Inc.
% by Initial UPB:	4.3%	Size:	210,853 SF
Interest Rate:	7.33000%	Appraised Value / Per SF:	$48,700,000 / $231
Note Date:	October 29, 2026	Appraisal Date:	July 10, 2026
Original Term:	60 months	Occupancy:	93.7% (as of June 1, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	92.5%
Original Amortization:	NAP	Underwritten NOI(3):	$3,366,663
Interest Only Period:	60 months	Underwritten NCF:	$3,104,730
First Payment Date:	December 6, 2026
Maturity Date:	November 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(3):	$3,124,030 (T9 Ann. August 31, 2026)
Additional Debt Balance:	NAP	2025 NOI(3):	$4,729,436
Call Protection:	L(24),D(29),O(7)	2024 NOI(3):	$4,119,282
Lockbox / Cash Management:	Soft / Springing	2023 NOI(3):	$2,855,217
Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$140
Taxes:	$161,395	$80,697	NAP	Maturity Date Loan / SF:	$140
Insurance:	$8,847	$8,847	NAP	Cut-off Date LTV:	60.6%
Replacement Reserves:	$0	$3,583	NAP	Maturity Date LTV:	60.6%
TI / LC:	$0	$8,333	$300,000	UW NOI DY:	11.4%
Deferred Maintenance:	$310,750	$0	NAP	UW NCF DSCR:	1.42x
Other(2):	$48,897	$0	NAP
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$29,500,000	68.5%	Purchase Price:	$41,000,000	95.2%
Borrower Sponsor Equity:	13,070,598	30.3	Closing Costs:	1,546,023	3.6
Other Sources(4):	505,314	1.2	Upfront Reserves:	529,889	1.2
Total Sources	$43,075,912	100.0%	Total Uses	$43,075,912	100.0%
(1)	See “Initial and Ongoing Reserves” below.
(2)	Initial Other Reserves are comprised of a $48,897 document assessment reserve equal to one months’ worth of assessments for common area maintenance under the reciprocal easement agreement.
(3)	In November 2025, the Gardens Shopping Center, of which The Gardens Property (as defined below) is a part, was subdivided, and the seller sold the Lowe’s anchor parcel and seven outparcel pad sites, while retaining The Gardens Property (the 210,853 square-foot in-line retail component comprising Parcels B and C). Historical financial information through the date of sale includes income and expenses attributable to the disposed parcels and is therefore inflated relative to the current collateral. The Most Recent NOI and Underwritten NOI reflect the post-sale operating performance of The Gardens Property, without the sold parcels.
(4)	Other Sources are comprised of credits for roof repair, security deposits, prepaid rents, and escalations as part of the acquisition of The Gardens Property (as defined below).

The Loan. The sixth largest mortgage loan (“The Gardens Mortgage Loan”) is secured by the borrower’s fee interest in a 210,853 square foot anchored retail shopping center located in Flanders, New Jersey (“The Gardens Property”). The Gardens Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $29,500,000. The Gardens Mortgage Loan was originated on October 29, 2026 by CREFI and accrues interest at a fixed rate of 7.33000% per annum on an Actual/360 basis. The Gardens Mortgage Loan has an initial term of five-years and is interest-only for the full term. The scheduled maturity date of The Gardens Mortgage Loan is November 6, 2031.

B-49

Retail – Anchored 30 International Drive South Flanders, NJ 07836	Collateral Asset Summary – Loan No. 6 The Gardens	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 60.6% 1.42x 11.4%

The Property. The Gardens Property is a 210,853 square foot anchored retail power center located at 30 International Drive South in Flanders, New Jersey. The Gardens Property was constructed between 2000 and 2006 and most recently renovated in 2023. The Gardens Property consists of two single-story retail buildings situated on an approximately 18.2-acre site and contains approximately 900 surface parking spaces, resulting in a parking ratio of approximately 4.27 spaces per 1,000 square feet. The Gardens Property is part of the larger Gardens Shopping Center, which also includes a non-collateral Walmart and Lowe's which serve as shadow anchors for The Gardens Property as well as several non-collateral outparcel pads occupied by national retailers.

As of June 1, 2026, The Gardens Property was 93.7% leased by 18 tenants. Tenancy at The Gardens Property includes a mix of national and local retailers. The Gardens Property is anchored by TJ Maxx, HomeGoods, Michael’s, PetSmart, Ross Dress for Less, Fitness Factory, Boot Barn, and Skechers. No tenant represents more than 14.2% of net rentable area or 13.3% of underwritten rent at The Gardens Property. Investment-grade tenants account for approximately 36.0% of net rentable area and 32.9% of underwritten rent at The Gardens Property. As of June 1, 2026, tenants at The Gardens Property had a weighted average tenancy of approximately 11.6 years and a weighted average remaining lease term of approximately 7.6 years.

 Major Tenants. The three largest tenants based on underwritten base rent are TJ Maxx, PetSmart and Michael’s.

TJ Maxx (30,000 square feet; 14.2% of net rentable area; 13.3% of underwritten base rent). Founded in 1976, TJ Maxx is a discount department store which, together with its affiliate Marshalls, is the largest off-price retailer of apparel and home fashions in the United States. TJ Maxx is a wholly owned subsidiary of TJX Companies (NYSE: TJX). TJ Maxx has been a tenant at The Gardens Property since March 2002 and has a current lease term through March 2037 with three, five-year renewal options and no unilateral termination options.

PetSmart (19,858 square feet; 9.4% of net rentable area; 13.0% of underwritten base rent). Founded in 1987, PetSmart is a specialty pet retailer offering pet food and supplies, grooming, training, boarding, daycare, and veterinary services. PetSmart operates more than 1,680 stores across the United States, Canada, and Puerto Rico. PetSmart has been a tenant at The Gardens Property since January 2006 and has a current lease term through January 2036 with three, five-year renewal options and no unilateral termination options remaining.

Michael’s (24,170 square feet; 11.5% of net rentable area; 12.2% of underwritten base rent). Founded in 1973, Michael’s is an arts and crafts retailer providing arts, crafts, floral and wall décor, framing and merchandise for makers and do-it-yourself home decorators. Michael’s operates over 1,300 stores in 49 states and Canada. Michael’s has been a tenant at The Gardens Property since August 2002 and has a current lease term through August 2032 with two, five-year renewal options and no unilateral termination options remaining.

The following table presents certain information relating to the largest tenants at The Gardens Property:

Tenant Summary(1)
Tenant	Credit Rating (Fitch/Moody's/S&P)(2)	Net Rentable Area (SF)	% of NRSF	U/W Base Rent	U/W Base Rent Per SF	% Annual U/W Base Rent	Sales PSF / Year(3)	U/W Occ. Costs	Lease Expiration	Term. Option (Y/N)(4)	Renewal Option
TJ Maxx(5)	NR/A2/A	30,000	14.2%	$456,750	$15.23	13.3%	$304.49	5.0%	3/31/2037	N	3 x 5 yrs
PetSmart	NR/B2/B+	19,858	9.4%	$446,805	$22.50	13.0%	NAV	NAV	1/31/2036	N	3 x 5 yrs
Michael’s	NR/B2/B	24,170	11.5%	$418,141	$17.30	12.2%	NAV	NAV	8/31/2032	N	2 x 5 yrs
HomeGoods(5)	NR/A2/A	25,912	12.3%	$380,906	$14.70	11.1%	NAV	NAV	6/30/2033	N	4 x 5 yrs
Fitness Factory	NR/NR/NR	16,397	7.8%	$295,146	$18.00	8.6%	NAV	NAV	4/30/2034	N	4 x 5 yrs
Ross Dress for Less	NR/A2/A-	20,086	9.5%	$291,667	$14.52	8.5%	NAV	NAV	1/31/2034	N	4 x 5 yrs
Boot Barn	NR/NR/NR	13,804	6.5%	$189,805	$13.75	5.5%	NAV	NAV	11/30/2033	N	2 x 5 yrs
Skechers	NR/NR/NR	11,745	5.6%	$164,430	$14.00	4.8%	$124.60	11.2%	6/30/2034	N	2 x 5 yrs
Five Below, Inc	NR/NR/NR	10,500	5.0%	$152,250	$14.50	4.4%	NAV	NAV	1/31/2032	N	3 x 5 yrs
Mattress Firm	NR/NR/NR	7,200	3.4%	$151,200	$21.00	4.4%	NAV	NAV	11/30/2029	N	1 x 5 yrs
Total Major Tenants		179,672	85.2%	$2,947,100	$16.40	85.9%
Other Tenants		17,973	8.5%	$482,168	$26.83	14.1
Total Occupied		197,645	93.7%	$3,429,268	$17.35	100.0%
Vacant		13,208	6.3%
Total		210,853	100.0%
(1)	Based on the underwritten rent roll dated June 1, 2026 inclusive of $44,055 of straight line rent steps and $8,699 of contractual rent steps through September 1, 2027.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Sales PSF / Year represent the most recent sales as provided by the borrower.
(4)	Term. Option (Y/N) denotes unilateral tenant termination rights. Other tenant termination or contraction rights may exist. See also “Description of the Mortgage Pool--Tenant Issues—Lease Expirations and Terminations” in the Preliminary Prospectus.
(5)	TJ Maxx and HomeGoods are affiliated.

B-50

Retail – Anchored 30 International Drive South Flanders, NJ 07836	Collateral Asset Summary – Loan No. 6 The Gardens	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 60.6% 1.42x 11.4%

The following table presents certain information relating to the historical sales of the top tenants that report sales at The Gardens Property:

Tenant Sales History
Tenant	Net Rentable Area (SF)	2023 Sales PSF	2024 Sales PSF	2025 Sales PSF	TTM Sales PSF(1)	Occ Cost(2)
T-Mobile	1,800	$967.77	$1,231.49	$724.38	$606.54	7.3%
Entourage Salon LLC	5,000	NAV	NAV	$366.18	$347.26	5.5%
Skechers	11,745	NAV	NAV	$126.98	$124.60	11.2%
Hand & Stone	3,000	NAV	NAV	$484.40	NAV	5.0%
Sally Beauty Supply	1,200	$398.77	$423.24	$411.91	NAV	8.6%
Sports Clips	1,200	$266.24	$252.20	$263.14	NAV	11.5%
Rita's Ice, Custard, Happiness	1,973	NAV	NAV	$175.51	NAV	13.8%
TJ Maxx	30,000	$317.55	$304.49	NAV	NAV	5.0%
(1)	TTM Sales PSF represents the most recent TTM Sales PSF as provided by the borrower as of March 2026.
(2)	Occ Cost is based on the most recent historical Sales PSF as provided by the borrower.

The following table presents certain information relating to the lease rollover schedule at The Gardens Property, based on initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	2,400	1.1%	1.1%	$64,200	1.9%	$26.75	2
2029	12,000	5.7%	6.8%	$303,900	8.9%	$25.33	3
2030	2,600	1.2%	8.1%	$85,509	2.5%	$32.89	1
2031	1,200	0.6%	8.6%	$36,300	1.1%	$30.25	1
2032	41,643	19.7%	28.4%	$713,851	20.8%	$17.14	4
2033	39,716	18.8%	47.2%	$570,711	16.6%	$14.37	2
2034	48,228	22.9%	70.1%	$751,243	21.9%	$15.58	3
2035	0	0.0%	70.1%	$0	0.0%	$0.00	0
2036 & Thereafter	49,858	23.6%	93.7%	$903,555	26.3%	$18.12	2
Vacant	13,208	6.3%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	210,853	100.0%	100.0%	$3,429,268	100.0%	$17.35	18
(1)	Based on the underwritten rent roll dated June 1, 2026 inclusive of $44,055 of straight line rent steps and $8,699 of contractual rent steps through September 1, 2027. Certain tenants may have lease termination options that are not reflected in the Lease Rollover Schedule.

B-51

Retail – Anchored 30 International Drive South Flanders, NJ 07836	Collateral Asset Summary – Loan No. 6 The Gardens	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 60.6% 1.42x 11.4%

The following table presents certain information relating to the historical operating performance and underwritten net cash flow at The Gardens Property:

Cash Flow Analysis
	2023(1)	2024(1)	2025(1)	T-9 Ann. 8/31/2026(1)	UW(1)	UW PSF
Base Rent(2)	$3,593,533	$4,594,752	$4,732,651	$3,468,382	$3,376,514	$16.01
Contractual Rent Steps(3)	0	0	0	0	52,754	$0.25
Potential Income from Vacant Space	0	0	0	0	419,423	$1.99
Reimbursements	1,751,974	2,132,126	2,602,117	1,405,803	1,707,119	$8.10
Gross Potential Income	$5,345,507	$6,726,878	$7,334,768	$4,874,186	$5,555,811	$26.35
Economic Vacancy & Credit Loss	0	0	0	0	(419,423)	($1.99)
Other Income(4)	1,000	0	60,673	0	0	$0.00
Effective Gross Income	$5,346,507	$6,726,878	$7,395,441	$4,874,186	$5,136,388	$24.36

Real Estate Taxes	$1,587,624	$1,631,570	$1,649,410	$749,091	$918,875	$4.36
Management Fee	160,395	201,806	221,863	146,226	154,092	$0.73
Insurance	72,452	118,871	211,226	258,627	101,109	$0.48
Other Expenses(5)	670,819	655,349	583,506	596,212	595,649	$2.82
Total Operating Expenses	$2,491,290	$2,607,596	$2,666,006	$1,750,155	$1,769,725	$8.39

Net Operating Income	$2,855,217	$4,119,282	$4,729,436	$3,124,030	$3,366,663	$15.97
Replacement Reserves	0	0	0	0	42,171	$0.20
TI/LC	0	0	0	0	219,762	$1.04
Net Cash Flow	$2,855,217	$4,119,282	$4,729,436	$3,124,030	$3,104,730	$14.72

Occupancy (%)	90.6%	97.4%	98.7%	93.7%(6)	92.5%(7)
NCF DSCR	1.30x	1.88x	2.16x	1.42x	1.42x
NOI Debt Yield	9.7%	14.0%	16.0%	10.6%	11.4%
(1)	In November 2025, The Gardens Shopping Center, of which The Gardens Property is a part, was subdivided, and the seller sold the Lowe’s anchor parcel and seven outparcel pad sites, while retaining The Gardens Property (the 210,853-square-foot in-line retail component comprising Parcels B and C). Historical financial information through the date of sale includes income and expenses attributable to the disposed parcels and are therefore inflated relative to the current collateral. The August 31, 2026 T-9 Ann and UW reflect the post-sale operating performance of The Garden Property, without the sold parcels.
(2)	Underwritten Base Rent is based on the underwritten rent roll dated June 1, 2026.
(3)	Contractual Rent Steps are inclusive of $44,055 of straight-line rent steps and $8,699 of contractual rent steps through September 1, 2027.
(4)	Other Income consists of miscellaneous non tenant income.
(5)	Other Expenses include repairs and maintenance, and utilities.
(6)	Represents occupancy as of the June 1, 2026 underwritten rent roll.
(7)	Represents economic occupancy.

Appraisal. According to the appraisal, The Gardens Property had an “as-is” appraised value of $48,700,000 as of July 10, 2026, as shown in the table below.

The Gardens Appraised Value(1)
Property	Value	Capitalization Rate
The Gardens	$48,700,000	7.00%
(1)	Source: Appraisal.

Environmental Matters. According to a Phase I environmental report dated July 13, 2026, there was a recognized environmental condition at The Gardens Property related to an adjacent municipal landfill site. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

B-52

Retail – Anchored 30 International Drive South Flanders, NJ 07836	Collateral Asset Summary – Loan No. 6 The Gardens	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 60.6% 1.42x 11.4%

The Market. The Gardens Property is located at 30 International Drive South in the Flanders section of Mount Olive Township, Morris County, New Jersey, approximately 54 miles west of New York City. The Gardens Property is situated near the interchange of Interstate 80, U.S. Route 206, and U.S. Route 46, which provide access throughout Northern New Jersey. Morris County serves as a regional employment center within Northern New Jersey and is home to a diverse base of corporate, industrial, healthcare, and professional service employers. Major employers in the region include United Airlines, Rutgers Health, Prudential Financial, Horizon Blue Cross & Blue Shield, Panasonic, and Verizon amongst others.

According to a third-party market research report, The Gardens Property is located in the Western Morris retail submarket of Northern New Jersey. As of November 2, 2026, the Western Morris retail submarket had inventory of 13,980,366 square feet, an overall vacancy rate of 5.4% and an average asking rent of $28.28 per square foot. Furthermore, power centers in the submarket had an inventory of 2,019,666 square feet, an overall vacancy rate of 2.2% and an average asking rent of $28.69 per square foot.

 According to the appraisal, the 2025 population within a 0.5-, one- and two-mile radius of The Gardens Property was 157, 1,998 and 17,886, respectively. The 2025 average household income within the same radii was $182,779, $142,598 and $145,394, respectively.

The following table presents certain information relating to comparable anchor store retail leases for The Gardens Property:

Comparable Anchor Retail Leases(1)
Property Name / Address	Distance from Subject	Tenant	Suite Size (SF)	Lease Commencement	Lease Term (yrs)	Base Rent (PSF)(2)
The Gardens(2)	-	Homegoods	25,912 SF	Jun-23	10.0	$14.00
30 International Drive South
Flanders, NJ
Plaza Square Shopping Center	33.0 mi	Retro Fitness	15,697 SF	Jul-24	10.0	$17.00
Wayne, NJ
Brunswick Square Power Center	41.5 mi	Picklr Pickleball	41,628 SF	Feb-27	10.0	$14.41
East Brunswick, NJ
Brunswick Square Power Center	41.5 mi	Fun City Adventure Park	50,360 SF	Jan-27	10.0	$17.50
East Brunswick, NJ
Brunswick Square Power Center	41.5 mi	Barnes & Noble	17,987 SF	Nov-26	10.0	$19.25
East Brunswick, NJ
The Shoppes at Old Bridge	48.2 mi	Ataia Spa	23,239 SF	Jul-25	10.0	$15.06
Old Bridge, NJ
Parkway Commons	48.7 mi	PC Richards & Sons	33,000 SF	Sep-26	10.0	$15.29
Woodbridge Township, NJ
Parkway Commons	48.7 mi	HomeSense	32,000 SF	Sep-26	10.0	$19.00
Woodbridge Township, NJ
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated June 1, 2026. Base Rent (PSF) is exclusive of rent steps.

B-53

Retail – Anchored 30 International Drive South Flanders, NJ 07836	Collateral Asset Summary – Loan No. 6 The Gardens	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 60.6% 1.42x 11.4%

The following table presents certain information relating to comparable in-line retail leases for The Gardens Property:

Comparable In-Line Retail Leases(1)
Property Name / Address	Distance from Subject	Tenant	Suite Size (SF)	Lease Commencement	Lease Term (yrs)	Base Rent (PSF)(2)
The Gardens(2)	-	Entourage Salon LLC	5,000 SF	Aug-21	10.8	$18.77
30 International Drive South
Flanders, NJ
Rockaway Town Plaza	9.0 mi	Carter's / Osh Kosh	4,501 SF	Jun-24	10.0	$34.75
Rockaway Township, NJ
Rockaway Town Plaza	9.0 mi	Primo Hoagies	2,422 SF	May-25	5.0	$28.38
Rockaway Township, NJ
Pine Brook Plaza	21.5 mi	Taqueria La Unica	900 SF	Jan-24	5.0	$33.00
Montville, NJ
Chadwell Plaza	24.4 mi	Tiger Schulman	4,800 SF	Sep-24	15.0	$29.13
East Hanover, NJ
Plaza Square Shopping Center	33.0 mi	Big Blue Swim School	6,807 SF	May-26	10.0	$31.00
Wayne, NJ
Plaza Square Shopping Center	33.0 mi	Skyline Dental	4,000 SF	Oct-25	15.0	$27.31
Wayne, NJ
Neptune Plaza	40.1 mi	Lutra	4,071 SF	Sep-24	5.0	$35.00
Paramus, NJ
Airmont Commons	46.0 mi	Chick'n Haus	2,724 SF	Aug-25	5.0	$27.00
Airmont, NY
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated June 1, 2026. Base Rent (PSF) is exclusive of rent steps.

The Borrower and the Borrower Sponsor. The borrower is Grand Gardens Realty LLC, a Delaware limited liability company and special purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Gardens Mortgage Loan.

The borrower sponsor and non-recourse carveout guarantor is Barry Rudofsky, president of Bronstein Properties, LLC (“Bronstein Properties”). Bronstein Properties is a third-generation, family-owned real estate company with over 60 years of experience acquiring, managing, and enhancing residential and commercial real estate throughout the New York metropolitan area. Bronstein Properties is headquartered in Forest Hills, Queens, and has a portfolio of more than 120 properties with approximately 6,500 apartments in Manhattan, Brooklyn, Queens, Westchester and Long Island.

Property Management. The Gardens Property is managed by Cushman & Wakefield U.S., Inc., a third party property management company.

Initial and Ongoing Reserves. At origination of The Gardens Mortgage Loan, the borrower deposited (i) $310,750 into an immediate repairs reserve, (ii) approximately $161,395 into a real estate tax reserve, (iii) approximately $8,847 into an insurance reserve and (iv) approximately $48,897 into a property document assessment reserve.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially approximately $80,697 monthly).

Insurance Reserve – If the liability or casualty policy maintained by the borrower covering The Gardens Property does not constitute an approved blanket or umbrella policy, or the lender requires the borrower to obtain a separate policy, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially approximately $8,847 monthly).

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, approximately $3,583.

Leasing Reserve – The borrower is required to deposit into a leasing reserve, on a monthly basis, approximately $8,333, provided that the borrower is not required to make any deposit that would cause the amount in such leasing reserve to exceed $300,000.

B-54

Retail – Anchored 30 International Drive South Flanders, NJ 07836	Collateral Asset Summary – Loan No. 6 The Gardens	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 60.6% 1.42x 11.4%

Lockbox / Cash Management. The Gardens Mortgage Loan is structured with a soft lockbox (prior to a Trigger Period (as defined below), which thereafter is required to become a hard lockbox) and springing cash management. At origination of The Gardens Mortgage Loan, the borrower was required to establish a lender-controlled lockbox account and is thereafter required to, immediately deposit, or cause the property manager to deposit, all revenue received by the borrower or property manager, as applicable, from The Gardens Property into such lender-controlled lockbox account. Within the first five days after the first occurrence of a Trigger Period , the borrower will be required to send a notice to all tenants occupying space at The Gardens Property directing them to pay all rent and other sums due under the applicable lease into the lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period (as defined below) exists and the lender elects (in its sole and absolute discretion) to deliver a restricted account notice, in which case all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender, to be applied and disbursed in accordance with The Gardens Mortgage Loan documents; and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with The Gardens Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for The Gardens Mortgage Loan. Upon the expiration of all Trigger Periods, the lender is required to promptly return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under The Gardens Mortgage Loan documents, the lender may apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period: (A) commencing upon the earlier of (i) the occurrence and continuance of an event of default and (ii) the debt service coverage ratio (“DSCR”) falling below 1.20x; and (B) expiring upon, with regard to any Trigger Period commenced in connection with (x) clause (i) above, the cure (if applicable) of such event of default and (y) clause (ii) above, the date that the DSCR is equal to or greater than 1.20x for one calendar quarter.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not Permitted.

Ground Lease. None.

B-55

Office – CBD 1530 Wilson Boulevard Arlington, VA 22209	Collateral Asset Summary – Loan No. 7 1530 Wilson Boulevard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 62.6% 2.09x 17.4%

B-56

Office – CBD 1530 Wilson Boulevard Arlington, VA 22209	Collateral Asset Summary – Loan No. 7 1530 Wilson Boulevard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 62.6% 2.09x 17.4%

B-57

Office – CBD 1530 Wilson Boulevard Arlington, VA 22209	Collateral Asset Summary – Loan No. 7 1530 Wilson Boulevard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 62.6% 2.09x 17.4%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Office - CBD
Borrower Sponsor(s):	Morris Matthew Jemal	Collateral:	Fee
Borrower(s):	GTW Granary Landowner LLC and Jemal’s 1530 Wilson Landowner LLC	Location:	Arlington, VA
Original Balance:	$28,000,000	Year Built / Renovated:	1990 / 2025
Cut-off Date Balance:	$28,000,000	Property Management:	Joyce Parking LLC and Lincoln Property Company Commercial LLC
% by Initial UPB:	4.1%	Size:	174,706 SF
Interest Rate:	7.74000%	Appraised Value / Per SF:	$44,700,000 / $256
Note Date:	October 5, 2026	Appraisal Date:	August 4, 2026
Original Term:	60 months	Occupancy:	85.4% (as of August 5, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	86.2%
Original Amortization:	NAP	Underwritten NOI(3):	$4,882,091
Interest Only Period:	60 months	Underwritten NCF:	$4,584,588
First Payment Date:	November 6, 2026
Maturity Date:	October 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(3):	$4,377,994 (TTM June 30, 2026)
Additional Debt Balance:	NAP	2025 NOI:	$4,605,983
Call Protection:	L(25),D(29),O(6)	2024 NOI:	$4,838,481
Lockbox / Cash Management:	Hard / Springing	2023 NOI:	$4,233,888

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$160
Taxes:	$38,124	$38,124	NAP	Maturity Date Loan / SF:	$160
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	62.6%
Replacement Reserves:	$0	$2,989	NAP	Maturity Date LTV:	62.6%
TI / LC:	$500,000	$21,838	NAP	UW NOI DY:	17.4%
Other Reserves(2):	$3,463,598	$0	NAP	UW NCF DSCR:	2.09x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$28,000,000	100.0%	Loan Payoff:	$17,712,773	63.3%
			Sponsor Equity:	5,832,345	20.8
			Upfront Reserves:	4,001,722	14.3
			Closing Costs:	453,160	1.6
Total Sources	$28,000,000	100.0%	Total Uses	$28,000,000	100.0%
(1)	See “Initial and Ongoing Reserves” below.
(2)	Other Reserves are comprised of an initial unfunded obligations reserve of $2,562,191 and a free and gap rent reserve of $901,407.
(3)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to lease up following the renovation of the 1530 Wilson Boulevard Property (as defined below) in 2025.

The Loan. The seventh largest mortgage loan (the “1530 Wilson Boulevard Mortgage Loan”) is secured by the borrowers’ fee interest in a 174,706 square foot office property located in Arlington, Virginia (the “1530 Wilson Boulevard Property”). The 1530 Wilson Boulevard Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $28,000,000. The 1530 Wilson Boulevard Mortgage Loan was originated on October 5, 2026 by CREFI and accrues interest at a fixed rate of 7.74000% per annum on an Actual/360 basis. The 1530 Wilson Boulevard Mortgage Loan has an initial term of five years, and is interest-only for the full term. The scheduled maturity date of the 1530 Wilson Boulevard Mortgage Loan is October 6, 2031.

B-58

Office – CBD 1530 Wilson Boulevard Arlington, VA 22209	Collateral Asset Summary – Loan No. 7 1530 Wilson Boulevard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 62.6% 2.09x 17.4%

The Property. The 1530 Wilson Boulevard Property is a 10-story, 174,706 square foot, Class A office property located on Wilson Boulevard in the Rosslyn neighborhood of Arlington, Virginia, approximately three blocks from the Rosslyn Metro Station. The 1530 Wilson Boulevard Property was originally constructed in 1990 and underwent renovations between 2022 and 2025. The 1530 Wilson Boulevard Property is LEED Gold and Energy Star certified and features a recently renovated lobby and building entrance, tenant lounge, conference center, fitness center, outdoor terrace, and a 350-space below-grade parking garage, resulting in a parking ratio of 2.0 spaces per 1,000 square feet. Recent capital improvements totaling approximately $4.8 million included new chillers, a cooling tower and pumps, upgraded elevator cabs and control systems, and a renovation of the lobby/building entrance.

The 1530 Wilson Boulevard Property is located within walking distance of the Rosslyn Metro Station, which serves the Blue, Silver, and Orange Metrorail lines. The 1530 Wilson Boulevard Property also benefits from proximity to several major transportation corridors, including Interstate 66, Route 50, the George Washington Memorial Parkway, and the Francis Scott Key Bridge, providing access throughout Northern Virginia and Washington, D.C. Ronald Reagan Washington National Airport is located approximately five Metro stops from the 1530 Wilson Boulevard Property.

As of August 5, 2026, the 1530 Wilson Boulevard Property was 85.4% leased to 36 tenants. No individual tenant accounts for more than 14.5% of net rentable area or 20.1% of underwritten base rent. As of the Cut-off Date, tenants at the 1530 Wilson Boulevard Property had been in occupancy for a weighted average of approximately 8.9 years and had a weighted average lease term remaining of approximately 4.8 years.

Major Tenants. The three largest tenants based on underwritten base rent are SAS Institute Inc. ("SAS"), LPC Commercial Services, Inc. ("Lincoln Property Company"), and the Mark Wilson Blvd ("The Mark").

SAS (25,335 square feet; 14.5% of net rentable area; 20.1% of underwritten rent). SAS is a global software company that provides advanced analytics, AI and data management solutions to organizations across industries. SAS has customers in over 150 countries with over 1,400 partners. SAS has been a tenant at the 1530 Wilson Boulevard Property since July 2004 and has a current lease term through February 29, 2028 as to Suite 900 (13,425 square feet) and February 28, 2030 as to Suite 800 (11,910 square feet) with one five-year renewal option and no termination options. SAS has subleased Suite 900 to Crown Innovations since December 2022, for a term through January 31, 2028, at a sublease rent of $29.81 per square foot (compared to an underwritten rent of $52.48 per square foot). The 1530 Wilson Boulevard Mortgage Loan was underwritten based on the prime lease rent.

Lincoln Property Company (17,374 square feet; 9.9% of net rentable area; 9.7% of underwritten rent). Lincoln Property Company is a privately held commercial real estate services and investment firm that provides leasing, property management, development, and investment services across office, industrial, life science, retail, and mixed-use properties. Lincoln Property Company has been a tenant at the 1530 Wilson Boulevard Property since November 1996 and has a current lease term through December 31, 2033 with one, five-year renewal option and no termination options remaining. An affiliate of Lincoln Property Company is one of the property managers of the 1530 Wilson Boulevard Property.

The Mark (13,639 square feet; 7.8% of net rentable area; 7.6% of underwritten rent). The Mark is a flexible workspace and coworking provider with a focus on design-focused, service-oriented office space for entrepreneurs, startups, and small businesses. The Mark is an affiliate of the borrower sponsor and operates two locations in the Washington D.C. metropolitan area. The Mark has been a tenant at the 1530 Wilson Boulevard Property since December 2025 and has a current lease term through November 30, 2035 with no renewal options or termination options remaining.

B-59

Office – CBD 1530 Wilson Boulevard Arlington, VA 22209	Collateral Asset Summary – Loan No. 7 1530 Wilson Boulevard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 62.6% 2.09x 17.4%

The following table presents certain information relating to the major tenants at the 1530 Wilson Boulevard Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Portfolio Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Portfolio U/W Base Rent	Lease Expiration	Term. Option (Y/N)(3)	Renewal Option
SAS	NR/NR/NR	25,335	14.5%	$1,329,581(5)	$52.48	20.1%	Various(4)(5)	N	1 x 5yr
Lincoln Property Company	NR/NR/NR	17,374	9.9%	$641,101	$36.90	9.7	12/31/2033	N	1 x 5yr
The Mark	NR/NR/NR	13,639	7.8%	$502,052(6)	$36.81	7.6	11/30/2035	N	N
Changeis, Inc	NR/NR/NR	7,720	4.4%	$343,986	$44.56	5.2	5/31/2028	N	N
Artis Senior Living	NR/NR/NR	6,702	3.8%	$253,764(7)	$37.86	3.8	2/28/2039	Y(8)	N
LMH Holdings	NR/NR/NR	4,979	2.8%	$230,826	$46.36	3.5	1/31/2034	Y(9)	1 x 5yr
Blue Origin, LLC	NR/NR/NR	4,254	2.4%	$210,488	$49.48	3.2	5/31/2028	N	1 x 5yr
Sanametrix, Inc.	NR/NR/NR	4,236	2.4%	$201,411	$47.55	3.0	5/31/2027	N	1 x 3yr or 1 x 5yr
Systecon North America	NR/NR/NR	4,578	2.6%	$183,452(10)	$40.07	2.8	2/28/2035	N	1 x 5yr
Potomac River Partners	NR/NR/NR	4,049	2.3%	$170,989	$42.23	2.6	8/31/2029	N	N
Largest Tenants		92,866	53.2%	$4,067,650	$43.80	61.4%
Remaining Occupied		56,334	32.2%	$2,553,444	$45.33	38.6
Total Occupied		149,200	85.4%	$6,621,093	$44.38	100.0%
Vacant		25,506	14.6%
Total		174,706	100.0%
(1)	Based on the underwritten rent roll dated August 5, 2026 and inclusive of $139,914 of underwritten rent steps through September 1, 2027.
(2)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.
(3)	Term. Option (Y/N) denotes unilateral tenant termination rights. Other tenant termination or contraction rights may exist. See also “Description of the Mortgage Pool--Tenant Issues—Lease Expirations and Terminations” in the Preliminary Prospectus.
(4)	SAS has a lease for Suite 900 (13,425 SF) expiring February 29, 2028 and for Suite 800 (11,910 SF) expiring February 28, 2030.
(5)	SAS has subleased one of its two suites, Suite 900 to Crown Innovations since December 2022, for a term through January 31, 2028, at a sublease rent of $29.81 per square foot (compared to an underwritten rent of $52.48 per square foot). The 1530 Wilson Boulevard Mortgage Loan was underwritten based on the prime lease rent.
(6)	The Mark is an affiliate of the borrower sponsor and has a $24,684 rent abatement remaining in the year 2026.
(7)	Artis Senior Living executed a lease in August 2026. The tenant is currently building out its space and contractual rent payments are scheduled to commence on March 1, 2027, or the date of substantial completion if later. In addition, the lease provides for contractual rent abatements totaling $452,399.50 through February 2030, including 12 months of free base rent from March 2027 through February 2028 and additional partial rent abatements through February 2030. If the commencement date has not occurred, for reasons other than tenant delays or force majeure, by the date that is 30 days following February 12, 2027 (the “Estimated Completion Date”), the tenant will accrue additional abated base rent in the amount of one day for each day of delay following March 14, 2027 until the commencement date occurs.
(8)	The tenant has a right to terminate its lease if the commencement date has not occurred, for reasons other than tenant delays or force majeure, within 120 days following the Estimated Completion Date, subject to written notice and a 45-day cure period. We cannot assure you whether the tenant will open for business and begin paying rent as expected or at all.
(9)	LMH Holdings has a one-time right to terminate its lease effective December 31, 2029, upon not less than 12 months' prior written notice to the landlord and payment of a termination fee.
(10)	The Systecon North America lease includes contractual rent abatements totaling approximately $157,196 through October 2030, consisting of five separate two-month free rent periods occurring annually from September through October 2030.

B-60

Office – CBD 1530 Wilson Boulevard Arlington, VA 22209	Collateral Asset Summary – Loan No. 7 1530 Wilson Boulevard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 62.6% 2.09x 17.4%

The following table presents certain information relating to the lease rollover schedule at the 1530 Wilson Boulevard Property:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026 & MTM(3)	1,555	0.9%	0.9%	$73,069	1.1%	$46.99	3
2027	14,365	8.2%	9.1%	$667,459	10.1%	$46.46	5
2028	37,320	21.4%	30.5%	$1,821,299	27.5%	$48.80	9
2029	10,790	6.2%	36.7%	$472,723	7.1%	$43.81	4
2030	16,921	9.7%	46.3%	$848,646	12.8%	$50.15	4
2031	4,610	2.6%	49.0%	$205,992	3.1%	$44.68	2
2032	0	0.0%	49.0%	$0	0.0%	$0.00	0
2033	22,781	13.0%	62.0%	$877,300	13.3%	$38.51	3
2034	10,917	6.2%	68.3%	$490,694	7.4%	$44.95	3
2035	20,809	11.9%	80.2%	$794,698	12.0%	$38.19	3
2036 & Thereafter	9,132	5.2%	85.4%	$369,213	5.6%	$40.43	2
Vacant	25,506	14.6%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	174,706	100.0%		$6,621,093	100.0%	$44.38	38
(1)	Based on the underwritten rent roll dated August 5, 2026 and inclusive of $139,914 of underwritten rent steps through September 1, 2027.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.
(3)	2026 includes an antenna lease to Century Link Communications, LLC to which 0 SF of NRA and $0 of UW Base Rent are attributable.

B-61

Office – CBD 1530 Wilson Boulevard Arlington, VA 22209	Collateral Asset Summary – Loan No. 7 1530 Wilson Boulevard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 62.6% 2.09x 17.4%

The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the 1530 Wilson Boulevard Property:

Cash Flow Analysis(1)
	2023	2024	2025	TTM 6/30/2026(2)	U/W(2)	U/W Per SF
Base Rent	$6,096,467	$6,678,281	$6,345,991	$6,087,551	$6,481,179	$37.10
Contractual Rent Steps	0	0	0	0	139,914	$0.80
Potential Income from Vacant Space	0	0	0	0	1,071,252	$6.13
Gross Potential Rent	$6,096,467	$6,678,281	$6,345,991	$6,087,551	$7,692,345	$44.03
Reimbursements	211,545	315,299	340,528	262,338	72,085	$0.41
Total Gross Potential Income	$6,308,012	$6,993,579	$6,686,520	$6,349,890	$7,764,430	$44.44
Parking	330,237	440,411	463,148	472,758	577,842	$3.31
Other Income(3)	30,085	12,438	13,845	9,151	3,036	$0.02
(Vacancy / Credit Loss)	0	0	0	0	(1,071,252)	($6.13)
Effective Gross Income	$6,668,334	$7,446,428	$7,163,512	$6,831,799	$7,274,056	$41.64

Management Fee	$200,050	$223,393	$214,905	$204,954	$218,222	$1.25
Real Estate Taxes	636,265	615,420	447,702	435,240	435,707	$2.49
Insurance	64,399	74,953	142,862	107,102	31,528	$0.18
Repairs & Maintenance	681,725	773,206	831,883	834,753	834,753	$4.78
Utilities	241,819	268,757	284,831	300,693	300,693	$1.72
Other Expenses(4)	610,187	652,220	635,345	571,062	571,062	$3.27
Total Expenses	$2,434,446	$2,607,948	$2,557,529	$2,453,804	$2,391,966	$13.69

Net Operating Income	$4,233,888	$4,838,481	$4,605,983	$4,377,994	$4,882,091	$27.94
Replacement Reserves	0	0	0	0	$35,864	$0.21
Normalized TI/LC	0	0	0	0	261,639	$1.50
Net Cash Flow	$4,233,888	$4,838,481	$4,605,983	$4,377,994	$4,584,588	$26.24

Occupancy (%)(5)	NAV	NAV	NAV	NAV	86.2%(6)
NCF DSCR	1.93x	2.20x	2.10x	1.99x	2.09x
NOI Debt Yield	15.1%	17.3%	16.4%	15.6%	17.4%
(1)	Based on the underwritten rent roll dated August 5, 2026 and inclusive of $139,914 of underwritten rent steps through September 1, 2027.
(2)	The increase from TTM 6/30/2026 Net Operating Income to U/W Net Operating Income is primarily attributable to lease up following the renovation of the 1530 Wilson Boulevard Property in 2025.
(3)	Other Income is comprised of storage rent and antenna rents.
(4)	Other Expenses includes payroll and benefits, and general and administrative.
(5)	Historical Occupancy (%) is unavailable because the borrower sponsor acquired the 1530 Wilson Boulevard Property in 2025.
(6)	Represents Economic Occupancy.

B-62

Office – CBD 1530 Wilson Boulevard Arlington, VA 22209	Collateral Asset Summary – Loan No. 7 1530 Wilson Boulevard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 62.6% 2.09x 17.4%

Appraisal. According to the appraisal, the 1530 Wilson Boulevard Property had an “as-is” appraised value of $44,700,000 as of August 4, 2026.

1530 Wilson Boulevard Appraised Value(1)
Property	Value	Capitalization Rate
1530 Wilson Boulevard	$44,700,000	9.50%
(1)	Source: Appraisal.

Environmental Matters. According to a Phase I environmental report dated September 4, 2026, there was no evidence of any recognized environmental conditions at the 1530 Wilson Boulevard Property.

The Market. The 1530 Wilson Boulevard Property is located at 1530 Wilson Boulevard in the Rosslyn neighborhood of Arlington, Virigina and is part of the broader Washington-Arlington-Alexandria, DC-VA-MD-WV metropolitan statistical area ("Washington-DC MSA"). The 1530 Wilson Boulevard Property is located in proximity to several major demand generators, including Georgetown University (1.2 miles north), the Rosslyn Metro Station, and numerous federal agencies and government contractors located throughout Rosslyn and downtown Washington, D.C. The 1530 Wilson Boulevard Property benefits from direct access to the Rosslyn Metro Station, which serves the Blue, Orange, and Silver Metrorail lines, as well as nearby access to Interstate 66, U.S. Route 50, the George Washington Memorial Parkway, and the Francis Scott Key Bridge.

According to a third-party market research report, the 1530 Wilson Boulevard Property is located in the Rosslyn office submarket of the Washington-DC MSA. As of September 14, 2026, the Rosslyn office submarket had a total inventory of 9,853,568 square feet, an overall vacancy rate of 18.0%, and market asking rent of $47.28 per square foot.

According to the appraisal, the 2026 population within a one-, three- and five-mile radius of the 1530 Wilson Boulevard Property was 43,787, 313,074, and 823,259, respectively. The average household income within the same radii was $186,590, $202,997, and $197,627, respectively.

The following table presents information relating to comparable office leases for the 1530 Wilson Boulevard Property:

Comparable Office Rental Summary(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Tenant	Suite Size (SF)	Lease Commencement	Lease Term (Yrs)	Base Rent (PSF)
1530 Wilson Boulevard	-	1990 / 2025	Changeis, Inc(2)	7,720(2)	Jun-24(2)	4.0(2)	$43.26(2)
Arlington, VA
1515 Wilson Boulevard	0.0 mi	1970 / 2011	The Wire Digital	2,484	Feb-26	1.9	$35.00
Arlington, VA
1525 Wilson Boulevard	0.1 mi	1987 / NAP	American Made Media Company	5,575	Apr-26	5.7	$45.19
Arlington, VA
1525 Wilson Boulevard	0.1 mi	1987 / NAP	WICT Network	5,489	Nov-25	5.5	$42.00
Arlington, VA
1000 Wilson Boulevard Arlington, VA	0.3 mi	1981 / NAP	Perpetual Capital Management	9,811	Feb-26	2.0	$45.00
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated August 5, 2026. Base Rent (PSF) is exclusive of rent steps.

The Borrowers and the Borrower Sponsor. The borrowers are GTW Granary Landowner LLC and Jemal’s 1530 Wilson Landowner LLC as tenants in common, each a Delaware limited liability company and special purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 1530 Wilson Boulevard Mortgage Loan.

The non-recourse carveout guarantor and borrower sponsor is Morris Matthew Jemal (“Matthew Jemal”). Matthew Jemal is a managing principal of Douglas Development and supervises all aspects of the company’s real estate portfolio, with a focus on acquisitions, leasing, lease administration, construction management, and strategic dispositions. Douglas Development currently owns over 270 properties in 44 municipalities across seven states and the District of Columbia.

Property Management. The 1530 Wilson Boulevard Property is managed by Lincoln Property Company Commercial LLC, an independent third-party property management company, which is an affiliate of Lincoln Property Company, the second largest tenant at the 1530 Wilson Property. The parking component of the 1530 Wilson Boulevard Property is managed by Joyce Parking LLC, an affiliated parking operator.

B-63

Office – CBD 1530 Wilson Boulevard Arlington, VA 22209	Collateral Asset Summary – Loan No. 7 1530 Wilson Boulevard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 62.6% 2.09x 17.4%

Initial and Ongoing Reserves. At origination of the 1530 Wilson Boulevard Mortgage Loan, the borrowers deposited approximately: (i) $38,124 into a real estate tax reserve, (ii) $2,562,191 into an unfunded obligations reserve, (iii) $500,000 into a reserve for potential future tenant improvements and leasing commissions, and (iv) $901,407 into a reserve for free and gap rent obligations.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $38,124).

Insurance Reserve – At the option of the lender, if the liability or casualty policy maintained by the borrowers is not an approved blanket or umbrella policy, or if the lender requires the borrowers to obtain a separate policy, the borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount that will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies. As of the origination date, an approved blanket policy was in effect.

Replacement Reserve – On each monthly payment date, the borrowers are required to deposit approximately $2,989 for replacements to the 1530 Wilson Boulevard Property.

TI/LC Reserve – On each monthly payment date, the borrowers are required to deposit approximately $21,838 into a leasing reserve for future tenant improvements and leasing commissions.

Lockbox / Cash Management. The 1530 Wilson Boulevard Mortgage Loan is structured with a hard lockbox and springing cash management. At origination, the borrowers were required to establish a lender-controlled lockbox account, and to deliver direction letters to each tenant at the 1530 Wilson Boulevard Property directing them to pay rent and other sums due under their leases to the lockbox account. The borrowers are required to deposit (or cause the property manager to deposit) all revenue derived from the 1530 Wilson Boulevard Property and received by the borrowers or property manager into the lender-controlled lockbox account within two business days of receipt. All funds deposited into the lockbox account are required to be transferred to or at the direction of the borrowers unless a Trigger Period (as defined below) exists and the lender elects, in its sole and absolute discretion, to deliver a restricted account notice, in which case all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the 1530 Wilson Boulevard Mortgage Loan documents. All excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 1530 Wilson Boulevard Mortgage Loan documents are required, to the extent that a Trigger Period exists, to be held by the lender in an excess cash flow reserve account as additional collateral for the 1530 Wilson Boulevard Mortgage Loan; provided that if a Specified Tenant Trigger Period (as defined below) exists, then provided the debt service coverage ratio is at least 1.75x (excluding rent from the applicable Specified Tenant (as defined below)), there will be no obligation to deposit excess cash flow into the excess cash flow reserve account if the amount of funds on deposit in the excess cash flow reserve account as a result thereof would exceed $50.00 per square foot of the applicable Specified Tenant’s space. Upon the cure of all Trigger Periods, provided no event of default is continuing, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers; provided, however, that any excess cash flow funds required to satisfy the Specified Tenant Excess Cash Flow Condition (as defined below), if applicable, must be retained in the excess cash flow account. Provided no Trigger Period is then ongoing at such time as the Specified Tenant Stabilization Conditions (as defined below) are satisfied, any excess cash flow funds which have been retained to satisfy the Specified Tenant Excess Cash Flow Condition must be disbursed to the borrowers. Upon an event of default under the 1530 Wilson Boulevard Mortgage Loan documents, the lender may apply funds to the 1530 Wilson Boulevard Mortgage Loan in such priority as it may determine.

“Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio being less than 1.35x, and (iii) the occurrence of a Specified Tenant Trigger Period; and (B) expiring upon, with regard to any Trigger Period commenced in connection with (x) clause (i) above, the cure (if applicable) of such event of default, (y) clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.35x for two consecutive calendar quarters, and (z) clause (iii) above, a Specified Tenant Trigger Period ceasing to exist.

“Specified Tenant” means, as applicable, (i) any tenant under any lease at the 1530 Wilson Boulevard Property taken in the aggregate with all other leases by the same tenant (or an affiliate thereof) at the 1530 Wilson Boulevard Property which either accounts for (A) 15% or more of the total rental income for the 1530 Wilson Boulevard Property or (B) 15% of the square footage of the 1530 Wilson Boulevard Property and/or (ii) any parent company or affiliate providing credit support for, or guarantor of, any such Specified Tenant lease(s). For the avoidance of doubt, Crown Innovations will not be considered a tenant to the extent Crown Innovations does not have a lease, sub-lease or other agreement to which the borrowers are a party.

“Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) a Specified Tenant being in monetary or material non-monetary default under the applicable Specified Tenant lease beyond applicable notice and cure periods, (ii) a Specified Tenant failing to be in actual, physical possession of 30% or more of the applicable Specified Tenant space, a Specified Tenant failing to be open to the public for business during customary hours and/or “going dark” in the Specified Tenant space, or applicable portion thereof (a “Vacate Event”) (provided, however, that notwithstanding the foregoing, no Specified Tenant Trigger Period will be deemed to have occurred solely due to a Vacate Event so long as the senior unsecured credit rating (or the equivalent thereof) of Specified Tenant remains at least “Baa3” from Moody’s, “BBB-” from S&P or “BBB-” from Fitch), (iii) a Specified Tenant giving official notice that it is terminating its

B-64

Office – CBD 1530 Wilson Boulevard Arlington, VA 22209	Collateral Asset Summary – Loan No. 7 1530 Wilson Boulevard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 62.6% 2.09x 17.4%

lease with respect to 30% or more of the Specified Tenant space, (iv) any termination or cancellation of any Specified Tenant lease, including, without limitation, rejection in any bankruptcy or similar insolvency proceeding, and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of a Specified Tenant, and (vi) Specified Tenant failing to extend or renew the applicable Specified Tenant lease on or prior to the earlier of (x) the date 12 months prior to its expiration and (y) the date by which the applicable Specified Tenant must provide notice of renewal under the terms of its lease, in accordance with the applicable terms and conditions of such lease for a term of at least five years, and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender of (1) the satisfaction of the applicable Specified Tenant Cure Conditions (as defined below) or (2) (i) the date that the debt service coverage ratio is equal to or greater than 1.95x for two consecutive calendar quarters, and (ii) the borrowers leasing at least 45% of the Specified Tenant space to one or more leases, in accordance with the terms and conditions of the 1530 Wilson Boulevard Mortgage Loan documents, for a term of at least five years or (iii) the borrowers leasing an equivalent amount of the Specified Tenant space pursuant to one or more leases in accordance with the applicable terms and conditions of the 1530 Wilson Boulevard Mortgage Loan documents on market terms, the applicable tenant(s) under such lease(s) being in actual, physical occupancy of the space demised under its lease, all contingencies to effectiveness of each such lease have expired or been satisfied, each such lease has commenced and a rent commencement date has been established (without possibility of delay) and, in the lender’s judgment, the applicable Specified Tenant Excess Cash Flow Condition is satisfied in connection therewith.

“Specified Tenant Cure Conditions” means each of the following, as applicable, the applicable Specified Tenant (i) has cured all defaults under the applicable Specified Tenant lease, (ii) is in actual, physical possession of the Specified Tenant space, or applicable portion thereof, and open for business during customary hours and not “dark” in the Specified Tenant space, or applicable portion thereof, (iii) has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant lease in accordance with clause (vi) of the definition of Specified Tenant Trigger Period, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant lease in accordance with the terms of such lease and the 1530 Wilson Boulevard Mortgage Loan documents for a term of at least five years and, in the lender’s judgment, the applicable Specified Tenant Excess Cash Flow Condition is satisfied in connection therewith, (v) with respect to any bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or Specified Tenant lease, is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction, and (vi) is paying full, unabated rent under the applicable Specified Tenant lease.

“Specified Tenant Excess Cash Flow Condition” means with respect to curing any Specified Tenant Trigger Period by re-tenanting the applicable Specified Tenant space or renewal/extension of any Specified Tenant lease, sufficient funds have been accumulated in the excess cash flow account (during the continuance of the subject Specified Tenant Trigger Period) to cover all anticipated leasing commissions, tenant improvement costs, tenant allowances, free rent periods, and/or rent abatement periods to be incurred in connection with any such re-tenanting or renewal/extension.

“Specified Tenant Stabilization Conditions” means with respect to curing any Specified Tenant Trigger Period by re-tenanting any Specified Tenant space or by renewal/extension of any Specified Tenant lease, the delivery by the borrowers to the lender of evidence reasonably satisfactory to the lender that all leasing commissions payable in connection with each such lease have been paid and all tenant improvement obligations or other similar landlord obligations have been completed and paid in full, each such tenant has actually commenced paying full contractual rent under the applicable lease and any free rent period or period of partial rent abatements has expired, and each such tenant is open for business in the entirety of its leased premises.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

B-65

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 Compass Storage National Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,400,000 62.7% 1.54x 9.5%

B-66

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 Compass Storage National Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,400,000 62.7% 1.54x 9.5%

KENTUCKY
VIRGINIA
TENNESSEE
NC
NASHVILLE
Smyrna
KNOXVILLE
CHATTANOOGA
HUNTSVILLE
ALABAMA
GEORGIA
SC
Acworth
ATLANTA
BIRMINGHAM
Augusta
MICHIGAN
CANADA
OTTAWA
MONTREAL
Lake Huron
TORONTO
Lake Ontario
NEW YORK
ROCHESTER
SYRACUSE
BUFFALO
Roseville
DETROIT
WINDSOR
Lake Erie
TOLEDO
CLEVELAND
AKRON
PENNSYLVANIA
OHIO
COLUMBUS
PITTSBURGH
Sewickley
NEW YORK
Neptune
PHILADELPHIA
NJ
BALTIMORE
WASH. DC
MD
DE
CINCINNATI
WEST VIRGINIA
LEXINGTON
KY
VIRGINIA
Richmond
NORFOLK
Atlantic Ocean
ARKANSAS
SHREVEPORT
LOUISIANA
JACKSON
MISSISSIPPI
TEXAS
BATON ROUGE
Gonzales
LAFAYETTE
New Iberia
NEW ORLEANS
BEAUMONT
Gulf of Mexico
OKLAHOMA
ARKANSAS
FORT WORTH
DALLAS
Hudson Oaks
Shreveport
LOUISIANA
TEXAS
Waco
Marble Falls
Georgetown
AUSTIN
Katy
Spring
HOUSTON
SAN ANTONIO
Gulf of Mexico
GEORGIA
TALLAHASSEE
JACKSONVILLE
Ponte Vedra
Gainesville
Atlantic Ocean
ORLANDO
TAMPA
Mulberry
ST. PETERSBURG
FLORIDA
Gulf of Mexico
West Palm Beach
FORT LAUDERDALE
MIAMI

| Compass Storage National Portfolio 2.0 | | |
|---|---|---|
| 1 | New Iberia | New Iberia, LA |
| 2 | Ponte Vedra | Ponte Vedra, FL |
| 3 | Hastings-on-Hudson | Hastings-on-Hudson, NY |
| 4 | Roseville | Roseville, MI |
| 5 | Neptune | Neptune, NJ |
| 6 | Spring | Spring, TX |
| 7 | Gainesville | Gainesville, FL |
| 8 | Hudson Oaks | Hudson Oaks, TX |
| 9 | Marble Falls 2 | Marble Falls, TX |
| 10 | Mulberry | Mulberry, FL |
| 11 | Marble Falls 1 | Marble Falls, TX |
| 12 | Sewickley | Sewickley, PA |
| 13 | West Palm Beach 2 | West Palm Beach, FL |
| 14 | Acworth | Acworth, GA |
| 15 | Smyrna | Smyrna, TN |
| 16 | Gonzales | Gonzales, LA |

B-67

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 Compass Storage National Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,400,000 62.7% 1.54x 9.5%
Mortgage Loan Information		Properties Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Loan Purpose(1):	Refinance / Acquisition	Properties Type – Subtype:	Self Storage - Self Storage
Borrower Sponsor(s):	Amsdell Group, LLC	Collateral:	Fee
Borrower(s)(2):	Various	Location(5):	Various, Various
Original Balance(3):	$24,400,000	Year Built / Renovated(5):	Various / Various
Cut-off Date Balance(3):	$24,400,000	Property Management(6):	Various
% by Initial UPB:	3.6%	Size:	1,069,965 SF
Interest Rate:	5.95000%	Appraised Value / Per SF:	$190,410,000 / $178
Note Date:	August 19, 2026	Appraisal Date(7):	Various
Original Term:	60 months	Occupancy(8):	88.1% (as of Various)
Amortization:	Interest Only	UW Economic Occupancy:	88.1%
Original Amortization:	NAP	Underwritten NOI:	$11,285,032
Interest Only Period:	60 months	Underwritten NCF:	$11,118,433
First Payment Date:	October 6, 2026
Maturity Date:	September 6, 2031	Historical NOI
Additional Debt Type(3):	Pari Passu	Most Recent NOI(9):	$10,463,564 (TTM Various)
Additional Debt Balance(3):	$95,000,000	2025 NOI(10):	$10,567,775
Call Protection:	L(26),D(27),O(7)	2024 NOI(10):	$9,412,933
Lockbox / Cash Management:	Springing / Springing	2023 NOI(10):	$9,017,796

Reserves(4)				Financial Information(3)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$112
Taxes:	$580,361	$116,072	NAP	Maturity Date Loan / SF:	$112
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	62.7%
Replacement Reserves:	$0	$13,883	$499,798	Maturity Date LTV:	62.7%
Deferred Maintenance:	$109,422	$0	NAP	UW NOI DY:	9.5%
				UW NCF DSCR:	1.54x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(3)	$119,400,000	90.0%	Purchase Price(1)	$96,556,900	72.7%
Borrower Sponsor Equity	13,334,303	10.0	Loan Payoff(1)	31,315,085	23.6
			Closing Costs	4,172,535	3.1
			Upfront Reserves	689,783	0.5
Total Sources	$132,734,303	100.0%	Total Uses	$132,734,303	100.0%
(1)	Loan proceeds were used to finance the acquisition of eight properties through fundings completed in May and July 2026 and to refinance eight properties in August 2026.
(2)	See “The Borrowers and the Borrower Sponsor” below.
(3)	The Compass Storage National Portfolio 2.0 Mortgage Loan (as defined below) is part of the Compass Storage National Portfolio 2.0 Whole Loan (as defined below), which is comprised of three pari passu promissory notes with an aggregate principal balance as of the Cut-off Date of $119,400,000. Financial Information presented above is based on the Compass Storage National Portfolio 2.0 Whole Loan.
(4)	See “Initial and Ongoing Reserves” below.
(5)	See “Portfolio Summary” below.
(6)	See “Property Management” below.
(7)	Appraisals are as of various dates between March 25, 2026, and June 8, 2026.
(8)	Occupancy dates are as of the underwritten rent rolls dated between May 30, 2026 and July 27, 2026.
(9)	Most Recent NOI represents the rolled-up NOI as of various trailing twelve-month periods ending between January 31, 2026 and June 30, 2026.
(10)	2023 NOI excludes NOI attributable to the New Iberia and Gonzales properties, as financial information was not available due to their recent acquisitions. 2024 NOI excludes NOI attributable to the New Iberia property as this information was not provided by the seller. The increase from 2023 NOI to 2024 NOI is primarily attributable to including financial information for the Gonzales property and the subsequent increase from 2024 NOI to 2025 NOI can be attributed to including financial information for the New Iberia property.

The Loan. The eighth largest mortgage loan (the “Compass Storage National Portfolio 2.0 Mortgage Loan”) is part of a whole loan (the “Compass Storage National Portfolio 2.0 Whole Loan”) evidenced by three pari passu promissory notes that are secured by the borrowers’ fee interests in 16 self-storage properties, totaling 8,682 units and 1,069,965 square feet, located across Florida, Texas, Louisiana, New York, Michigan, New Jersey, Pennsylvania, Georgia, and Tennessee (the “Compass Storage National Portfolio 2.0 Properties”). The Compass Storage National Portfolio 2.0 Whole Loan was originated on August 19, 2026 by Citi Real Estate Funding Inc. The Compass Storage National Portfolio 2.0 Whole Loan has an initial term of five years, is interest-only for the full term and accrues interest at a fixed rate of 5.95000% per annum on an Actual/360 basis. The scheduled maturity date of the Compass Storage National

B-68

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 Compass Storage National Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,400,000 62.7% 1.54x 9.5%

Portfolio 2.0 Whole Loan is September 6, 2031. The Compass Storage National Portfolio 2.0 Mortgage Loan is evidenced by the non-controlling Note A-3 with an outstanding principal balance as of the Cut-off Date of $24,400,000.

The table below identifies the promissory notes that comprise the Compass Storage National Portfolio 2.0 Whole Loan. The relationship between the holders of the Compass Storage National Portfolio 2.0 Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Compass Storage National Portfolio 2.0 Whole Loan will be serviced under the pooling and servicing agreement for the Benchmark 2026-V24 securitization trust. See “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$65,000,000	$65,000,000	Benchmark 2026-V24	Yes
A-2	$30,000,000	$30,000,000	BBCMS 2026-5C43	No
A-3	$24,400,000	$24,400,000	Benchmark 2026-V25	No
Whole Loan	$119,400,000	$119,400,000

The Properties. The Compass Storage National Portfolio 2.0 Properties consist of 16 self-storage properties, totaling 8,682 units and 1,069,965 square feet, located across Florida, Texas, Louisiana, New York, Michigan, New Jersey, Pennsylvania, Georgia, and Tennessee. The Compass Storage National Portfolio 2.0 Properties were built between 1950 and 2019 and have an average facility size of approximately 66,873 square feet. As of the underwritten rent rolls dated between May 30, 2026 and July 27, 2026, the portfolio was 88.1% occupied based on net rentable square footage (86.7% occupied based on units) and generated a weighted average trailing twelve-month revenue per available square foot ("RevPAF") of $16.12. The Compass Storage National Portfolio 2.0 Properties’ unit mix includes 3,188 non-climate controlled storage units, 5,141 climate-controlled units, 6 commercial units, 346 parking units and one apartment unit, and no individual property accounts for more than 10.2% of UW NOI or 9.3% of total net rentable area.

The following table presents certain information relating to the Compass Storage National Portfolio 2.0 Properties:

Portfolio Summary
Property Name	City, State	Year Built / Renovated(1)	Allocated Whole Loan Amounts ($)	Total SF(2)	Total Occ. %(2)	As-is Appraised Value(1)	UW NOI(2)	% of UW NOI(2)
New Iberia	New Iberia, LA	1984 / 2016	$12,400,000	99,908	88.9%	$18,500,000	$1,149,075	10.2%
Ponte Vedra	Ponte Vedra, FL	2018 / NAP	$11,600,000	83,076	84.9%	$18,140,000	$1,123,758	10.0%
Hastings-on-Hudson	Hastings-on-Hudson, NY	2000 / NAP	$10,775,000	35,988	89.9%	$17,400,000	$1,013,670	9.0%
Roseville	Roseville, MI	2001 / NAP	$9,600,000	76,864	87.0%	$17,200,000	$902,099	8.0%
Neptune	Neptune, NJ	1950 / 2002	$8,200,000	51,889	84.1%	$13,300,000	$797,315	7.1%
Spring	Spring, TX	2005 / NAP	$7,900,000	86,417	89.5%	$12,340,000	$775,580	6.9%
Gainesville	Gainesville, FL	2000-2001 / NAP	$7,300,000	75,345	92.3%	$11,350,000	$678,458	6.0%
Hudson Oaks	Hudson Oaks, TX	2013 / NAP	$7,100,000	62,552	94.5%	$11,200,000	$638,909	5.7%
Marble Falls 2	Marble Falls, TX	2019 / NAP	$7,000,000	65,710	96.0%	$10,500,000	$663,554	5.9%
Mulberry	Mulberry, FL	2007 / 2019	$6,850,000	90,016	76.8%	$13,500,000	$620,237	5.5%
Marble Falls 1	Marble Falls, TX	1997 / NAP	$6,850,000	75,560	91.6%	$12,000,000	$619,539	5.5%
Sewickley	Sewickley, PA	2017 / NAP	$6,800,000	51,326	87.4%	$9,770,000	$655,461	5.8%
West Palm Beach 2	West Palm Beach, FL	2019 / NAP	$6,400,000	88,977	89.8%	$9,300,000	$672,095	6.0%
Acworth	Acworth, GA	1995 / NAP	$3,925,000	42,079	89.0%	$6,030,000	$363,521	3.2%
Smyrna	Smyrna, TN	2012 / NAP	$3,750,000	31,926	85.9%	$5,580,000	$339,721	3.0%
Gonzales	Gonzales, LA	2010 / NAP	$2,950,000	52,333	82.0%	$4,300,000	$272,041	2.4%
Total			$119,400,000	1,069,965	88.1%	$190,410,000	$11,285,032	100.0%
(1)	Source: Appraisals.
(2)	Based on the underwritten rent rolls dated between May 30, 2026 and July 27, 2026. Total Occ. % presented above is based on total SF. Occupancy based on self-storage units is 86.7%.

B-69

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 Compass Storage National Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,400,000 62.7% 1.54x 9.5%

The following table presents certain information relating to the unit mix at the Compass Storage National Portfolio 2.0 Properties:

Compass Storage National Portfolio 2.0 Properties Unit Mix(1)
Property Name	Available Units	% of Available Units	Available SF	% of Available SF	% of Climate Controlled Self-Storage Units	% of Climate Controlled Self-Storage SF	Current Occupancy(2)	TTM RevPAF(3)
New Iberia	955	11.0%	99,908	9.3%	100.0%	100.0%	88.9%	$16.23
Ponte Vedra	596	6.9%	83,076	7.8%	79.5%	60.1%	84.9%	$19.68
Hastings-on-Hudson	436	5.0%	35,988	3.4%	100.0%	100.0%	89.9%	$42.89
Roseville	524	6.0%	76,864	7.2%	30.0%	25.7%	87.0%	$16.77
Neptune	601	6.9%	51,889	4.8%	62.7%	69.7%	84.1%	$23.60
Spring	677	7.8%	86,417	8.1%	41.7%	30.7%	89.5%	$13.61
Gainesville	556	6.4%	75,345	7.0%	60.8%	46.6%	92.3%	$13.75
Hudson Oaks	472	5.4%	62,552	5.8%	100.0%	100.0%	94.5%	$15.92
Marble Falls 2	376	4.3%	65,710	6.1%	45.5%	34.0%	96.0%	$13.83
Mulberry	803	9.2%	90,016	8.4%	49.4%	45.2%	76.8%	$13.42
Marble Falls 1	431	5.0%	75,560	7.1%	37.8%	31.2%	91.6%	$11.57
Sewickley	486	5.6%	51,326	4.8%	35.0%	22.6%	87.4%	$15.66
West Palm Beach 2	729	8.4%	88,977	8.3%	68.0%	48.0%	89.8%	$14.18
Acworth	375	4.3%	42,079	3.9%	0.0%	0.0%	89.0%	$15.23
Smyrna	337	3.9%	31,926	3.0%	51.3%	48.3%	85.9%	$17.17
Gonzales	328	3.8%	52,333	4.9%	24.4%	17.6%	82.0%	$9.18
Total / Wtd. Avg	8,682	100.0%	1,069,965	100.0%	59.2%	49.7%	88.1%	$16.12
(1)	Based on the underwritten rent rolls dated between May 30, 2026 and July 27, 2026.
(2)	Current Occupancy presented above is based on total SF. Current Occupancy for the Compass Storage National Portfolio 2.0 Properties based on self-storage units is 86.7%.
(3)	TTM RevPAF is as of various trailing twelve-month periods ending between January 31, 2026 and June 30, 2026.

B-70

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 Compass Storage National Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,400,000 62.7% 1.54x 9.5%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Compass Storage National Portfolio 2.0 Properties:

Cash Flow Analysis(1)
	2023(2)	2024(2)	2025(2)	TTM(3)	UW	UW Per SF
Storage Rental Income	$13,612,416	$15,036,981	$16,814,931	$16,821,631	$16,864,957	$15.76
Net Rental Income	$13,612,416	$15,036,981	$16,814,931	$16,821,631	$16,864,957	$15.76
Vacancy Gross Up	0	0	0	0	2,477,436	$2.32
Gross Potential Rent	$13,612,416	$15,036,981	$16,814,931	$16,821,631	$19,342,393	$18.08
Vacancy	(617,152)	(533,401)	(503,899)	(534,468)	(2,477,436)	($2.32)
Insurance Revenue	133,462	162,311	221,014	223,669	104,793	$0.10
Merchandise	66,915	63,996	58,508	60,297	48,198	$0.05
Other Income(4)	1,285,649	608,031	670,662	675,215	827,530	$0.77
Effective Gross Income	$14,481,289	$15,337,918	$17,261,217	$17,246,343	$17,845,478	$16.68

Management Fee	$645,049	$779,755	$797,929	$783,721	$731,618	$0.68
Real Estate Taxes	1,723,965	1,624,194	1,699,669	1,736,481	1,854,849	$1.73
Insurance	316,290	443,769	569,373	594,623	353,539	$0.33
Payroll	1,093,150	1,235,922	1,359,197	1,372,638	1,391,668	$1.30
General & Administrative	633,060	716,590	857,885	866,889	763,839	$0.71
Other Expenses(5)	1,051,979	1,124,754	1,409,391	1,428,427	1,464,932	$1.37
Total Expenses	$5,463,493	$5,924,984	$6,693,443	$6,782,779	$6,560,445	$6.13

Net Operating Income	$9,017,796	$9,412,933	$10,567,775	$10,463,564	$11,285,032	$10.55
Replacement Reserves	148,378	153,611	166,599	166,599	166,599	$0.16
Net Cash Flow	$8,869,418	$9,259,322	$10,401,175	$10,296,964	$11,118,433	$10.39

Occupancy(6)	NAV	87.7%	83.7%	88.1%	88.1%
NOI Debt Yield(7)	7.6%	7.9%	8.9%	8.8%	9.5%
NCF DSCR(7)	1.23x	1.29x	1.44x	1.43x	1.54x
(1)	Based on the underwritten rent rolls dated between May 30, 2026 and July 27, 2026.
(2)	2023 Net Operating Income excludes Net Operating Income attributable to the New Iberia and Gonzales properties, as financial information was not available due to their recent acquisitions. 2024 Net Operating Income excludes Net Operating Income attributable to the New Iberia property as this information was not provided by the seller. The increase from 2023 Net Operating Income to 2024 Net Operating Income is primarily attributable to including financial information for the Gonzales property and the subsequent increase from 2024 Net Operating income to 2025 Net Operating Income can be attributed to including financial information for the New Iberia property.
(3)	TTM represents the T-12 cash flows ending between January 31, 2026 and June 30, 2026 for the 16 properties.
(4)	Other Income consists of administrative fees, late fees, truck rental income, service charges, convenience fee payments and insurance revenue for select assets.
(5)	Other Expenses include utilities, marketing, repairs and maintenance expenses and cost of sales.
(6)	Historical Occupancies represent the year end occupancy as of December 31 for 2024 and 2025. TTM Occupancy is based on the underwritten rent rolls between May 30, 2026 and July 27, 2026. Underwritten Occupancy represents economic occupancy.
(7)	NOI Debt Yield and NCF DSCR are calculated based on the Compass Storage National Portfolio 2.0 Whole Loan.

B-71

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 Compass Storage National Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,400,000 62.7% 1.54x 9.5%

Appraisals. According to the appraisals as of various dates between March 25, 2026 and June 8, 2026, the Compass Storage National Portfolio 2.0 Properties had an aggregate “as is” appraised value of $190,410,000.

Appraisal Valuation Summary (1)
Property	As Is Value	Capitalization Rate
New Iberia	$18,500,000	6.00%
Ponte Vedra	$18,140,000	6.00%
Hastings-on-Hudson	$17,400,000	5.25%
Roseville	$17,200,000	5.50%
Mulberry	$13,500,000	6.25%
Neptune	$13,300,000	5.75%
Spring	$12,340,000	5.50%
Marble Falls 1	$12,000,000	5.50%
Gainesville	$11,350,000	5.75%
Hudson Oaks	$11,200,000	5.50%
Marble Falls 2	$10,500,000	5.50%
Sewickley	$9,770,000	5.75%
West Palm Beach 2	$9,300,000	5.75%
Acworth	$6,030,000	6.00%
Smyrna	$5,580,000	5.50%
Gonzales	$4,300,000	6.75%
Total / Wtd. Avg.	$190,410,000	5.73%
(1)	Source: Appraisals.

Environmental Matters. According to the Phase I environmental reports dated between April 20, 2026 and August 4, 2026, there was no evidence of any recognized environmental conditions at any of the 16 Compass Storage National Portfolio 2.0 Properties. According to the Phase I environmental report dated August 4, 2026, the Neptune property, was identified as having a controlled recognized environmental condition (“CREC”) relating to historic fill managed under a deed notice. In addition, according to the Phase I environmental report dated April 20, 2026, the Hastings-on-Hudson property was identified as having a CREC related to closed onsite release cases with evidence of impacts remaining onsite and historical onsite automotive operations. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Markets. The Compass Storage National Portfolio 2.0 Properties are located within Florida (four properties, 27.4% of underwritten NOI), Texas (four properties, 23.9% of underwritten NOI), Louisiana (two properties, 12.6% of underwritten NOI), New York (one property, 9.0% of underwritten NOI), Michigan (one property, 8.0% of underwritten NOI), New Jersey (one property, 7.1% of underwritten NOI), Pennsylvania (one property, 5.8% of underwritten NOI), Georgia (one property, 3.2% of underwritten NOI), and Tennessee (one property, 3.0% of underwritten NOI).

B-72

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 Compass Storage National Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,400,000 62.7% 1.54x 9.5%

The following table presents certain geographical information relating to the Compass Storage National Portfolio 2.0 Properties:

Geographic Summary(1)
State	Number of Properties	Square Feet	% of Total Square Feet	UW NOI	% of UW NOI
Florida	4	337,414	31.5%	$3,094,548	27.4%
Texas	4	290,239	27.1%	$2,697,582	23.9%
Louisiana	2	152,241	14.2%	$1,421,116	12.6%
New York	1	35,988	3.4%	$1,013,670	9.0%
Michigan	1	76,864	7.2%	$902,099	8.0%
New Jersey	1	51,889	4.8%	$797,315	7.1%
Pennsylvania	1	51,326	4.8%	$655,461	5.8%
Georgia	1	42,079	3.9%	$363,521	3.2%
Tennessee	1	31,926	3.0%	$339,721	3.0%
Total	16	1,069,965	100.0%	$11,285,032	100.0%
(1)	Based on the underwritten rent rolls dated between May 30, 2026 and July 27, 2026.

The following table includes certain information regarding the demographics of each immediate trade area for the individual Compass Storage National Portfolio 2.0 Properties:

Demographic Summary(1)
		Population(2)		Average Household Income(2)
Property Name	Location	3-Mile	5-Mile	3-Mile	5-Mile
New Iberia	New Iberia, LA	NAV	45,035	NAV	$76,193
Ponte Vedra	Ponte Vedra, FL	28,471	52,586	$202,486	$201,931
Hastings-on-Hudson	Hastings-on-Hudson, NY	125,076	370,544	$178,917	$176,976
Roseville	Roseville, MI	130,179	329,548	$86,994	$84,974
Neptune	Neptune, NJ	72,228	126,102	$135,702	$144,493
Spring	Spring, TX	87,287	250,660	$119,528	$113,735
Gainesville	Gainesville, FL	16,741	50,013	$119,220	$117,361
Hudson Oaks	Hudson Oaks, TX	18,242	34,512	$142,101	$140,562
Marble Falls 2	Marble Falls, TX	NAV	NAV	NAV	NAV
Mulberry	Mulberry, FL	28,666	66,817	$104,693	$114,291
Marble Falls 1	Marble Falls, TX	NAV	NAV	NAV	NAV
Sewickley	Sewickley, PA	28,011	74,457	$207,026	$178,561
West Palm Beach 2	West Palm Beach, FL	164,276	362,827	$89,940	$99,912
Acworth	Acworth, GA	80,086	181,770	$116,859	$119,118
Smyrna	Smyrna, TN	51,073	112,039	$91,667	$99,468
Gonzales	Gonzales, LA	42,078	84,062	$105,856	$115,700
Wtd. Avg. (based on UW NOI)		71,047	159,547	$138,199	$130,676
(1)	Source: Appraisals.
(2)	Population and Average Household Income are 2025 estimates for the Compass Storage National Portfolio 2.0 Properties.

The Borrowers and the Borrower Sponsor. The borrowers are Amsdell Storage Ventures 98, LLC, Amsdell Storage Ventures 102, LLC, Amsdell Storage Ventures 99, LLC, Amsdell Storage Ventures 100, LLC, Amsdell Storage Ventures 101, LLC, Amsdell Storage Ventures 84, LLC, Amsdell Storage Ventures 51, LLC, Amsdell Storage Ventures IV, LLC, Amsdell Storage Ventures XXX, LLC, Amsdell Storage Ventures XLII, LLC, Amsdell Storage Ventures XLVI, LLC and Amsdell Storage Ventures XXIV, LLC, each a Delaware limited liability company and single purpose entity with one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Compass Storage National Portfolio 2.0 Whole Loan.

The borrower sponsor is Amsdell Group, LLC (“Amsdell”) and the non-recourse carveout guarantor is Todd C. Amsdell, who is the president and Chief Executive Officer of Amsdell. Founded in 1928, Amsdell is a full service, privately owned real estate company, specializing in the construction, development and management of self-storage facilities, business parks, and related commercial real estate, with a portfolio of 123 self-storage properties located across 15 states.

B-73

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 Compass Storage National Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,400,000 62.7% 1.54x 9.5%

Property Management. The Compass Storage National Portfolio 2.0 Properties are managed by Compass Self Storage, LLC, a borrower-affiliated property management company and Extra Space Management, Inc., a third-party property management company.

Initial and Ongoing Reserves. At origination of the Compass Storage National Portfolio 2.0 Whole Loan, the borrowers deposited approximately (i) $580,361 into a reserve account for real estate taxes and (ii) $109,422 into a reserve account for immediate repairs.

Tax Reserve. The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $116,072 per month).

Insurance Reserve. At the option of the lender, if the insurance policies which cover the Compass Storage National Portfolio 2.0 Properties (or any portion thereof) do not constitute an approved blanket or umbrella policy pursuant to the Compass Storage National Portfolio 2.0 Whole Loan documents, or the lender requires the applicable borrower(s) to obtain a separate policy, the borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of an amount which would be sufficient to pay the insurance premiums due for the renewal of the coverage afforded by such policies upon the expiration thereof. At origination of the Compass Storage National Portfolio 2.0 Whole Loan, an acceptable blanket policy was in place.

Replacement Reserve. The borrowers are required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $13,883; provided, however, the borrowers will have no obligation to make the replacement reserve monthly deposit on any monthly payment date if the balance of the replacement reserve funds equals or exceeds 36 months of replacement reserve monthly deposits.

Lockbox / Cash Management. The Compass Storage National Portfolio 2.0 Whole Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period (as defined below), the borrowers are required to establish a lender-controlled lockbox account for the Compass Storage National Portfolio 2.0 Properties (the “Restricted Account”) and thereafter, the borrowers are required to (i) immediately deposit (or cause the property manager to immediately deposit) all revenue derived from the Compass Storage National Portfolio 2.0 Properties into the Restricted Account and (ii) instruct the property manager to deposit, within three business days, all revenue derived from the Compass Storage National Portfolio 2.0 Properties collected by the property manager (other than any tenant insurance premium collected by the property manager pursuant to a self-storage lease on behalf of a third-party tenant insurance provider) and all funds otherwise payable to the borrowers by the property manager into the Restricted Account. All funds deposited into the Restricted Account are required to be transferred on each business day to the borrowers, unless a Trigger Period exists, in which case the funds are required to be transferred each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the Compass Storage National Portfolio 2.0 Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Compass Storage National Portfolio 2.0 Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Compass Storage National Portfolio 2.0 Whole Loan. Upon the cure of the applicable Trigger Period, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers. Upon an event of default under the Compass Storage National Portfolio 2.0 Whole Loan documents, the lender may apply funds to the Compass Storage National Portfolio 2.0 Whole Loan in such priority as it may determine.

“Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under the Compass Storage National Portfolio 2.0 Whole Loan documents, or (ii) the date that the debt service coverage ratio falls below 1.15x and (B) expiring upon (x) with regard to clause (A)(i) above, the cure (if applicable) of such event of default, and (y) with regard to clause (A)(ii) above, the date that the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. The borrowers have the right at any time (x) after the earlier of (a) the end of the two-year period commencing on the closing date of the last securitization involving any portion of the Compass Storage National Portfolio 2.0 Whole Loan and (b) August 19, 2030, and (y) before the monthly payment date in March 2031, to obtain the release of any one or more of the individual Compass Storage National Portfolio 2.0 Properties, provided that, among other conditions, (i) the Compass Storage National Portfolio 2.0 Whole Loan is partially defeased in an amount equal to the greater of (a) 120% of the allocated loan amount of the related individual Compass Storage National Portfolio 2.0 Properties being released and (b) the net sales proceeds applicable to such individual Compass Storage National Portfolio 2.0 Properties, (ii) after giving effect to the release, the debt service coverage ratio with respect to the remaining Compass Storage National Portfolio 2.0 Properties must be greater than the greater of (a) the debt service coverage ratio of all the related Compass Storage National Portfolio 2.0 Properties immediately prior to the release, and (b) 1.54x, (iii) after giving effect to the release, the debt yield with respect to the remaining Compass Storage National Portfolio 2.0 Properties must be greater than the greater of (a) the debt yield of all the related Compass Storage National Portfolio 2.0 Properties immediately prior to the release, and (b) 9.31%, (iv) after giving effect to the release, the loan-to-value ratio with respect to the remaining Compass Storage National Portfolio 2.0 Properties

B-74

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 Compass Storage National Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,400,000 62.7% 1.54x 9.5%

must be no greater than the lesser of (a) the loan-to-value ratio with respect to all of the related Compass Storage National Portfolio 2.0 Properties immediately prior to the release, and (b) 62.71% and (v) compliance with REMIC related conditions.

In addition, the borrowers have the right, without prepayment or defeasance, but subject to compliance with REMIC related conditions, to (i) make transfers of immaterial portions of the Compass Storage National Portfolio 2.0 Properties to governmental authorities for dedication or public use or to third parties for private use as roadways or for access, ingress or egress, and (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for signage, use, access, utilities, and telecommunications leases, provided that no such grant, conveyance or encumbrance may materially impair the utility and operation of the Compass Storage National Portfolio 2.0 Properties or have a material adverse effect on the related individual Compass Storage National Portfolio 2.0 Property or the ability of the related borrower to perform its obligations under the Compass Storage National Portfolio 2.0 Whole Loan.

Ground Lease. None.

B-75

Multifamily – High Rise 636 West 158th Street New York, NY 10032	Collateral Asset Summary – Loan No. 9 636 West 158th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,000,000 73.0% 1.20x 7.6%

B-76

Multifamily – High Rise 636 West 158th Street New York, NY 10032	Collateral Asset Summary – Loan No. 9 636 West 158th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,000,000 73.0% 1.20x 7.6%

B-77

Multifamily – High Rise 636 West 158th Street New York, NY 10032	Collateral Asset Summary – Loan No. 9 636 West 158th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,000,000 73.0% 1.20x 7.6%

Mortgage Loan Information		Property Information
Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily – High Rise
Borrower Sponsor(s):	Javier Martinez	Collateral:	Fee
Borrower(s):	West 158 Street Opportunity, LLC	Location:	New York, NY
Original Balance(1):	$24,000,000	Year Built / Renovated:	2026 / NAP
Cut-off Date Balance(1):	$24,000,000	Property Management:	Artifact Opportunity Holdings, LLC
% by Initial UPB:	3.5%	Size:	120 Units
Interest Rate:	6.19800%	Appraised Value / Per Unit(3):	$128,800,000 / $1,073,333
Note Date:	November 4, 2026	Appraisal Date(3):	July 1, 2026
Original Term:	60 months	Occupancy:	100.0% (as of October 16, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	96.3%
Original Amortization:	NAP	Underwritten NOI:	$7,151,201
Interest Only Period:	60 months	Underwritten NCF:	$7,088,417
First Payment Date:	December 6, 2026
Maturity Date:	November 6, 2031	Historical NOI(4)
Additional Debt Type(1):	Pari Passu	Most Recent NOI:	$7,540,049 (T-1 Ann. September 30, 2026)
Additional Debt Balance(1):	$70,000,000	2025 NOI:	NAV
Call Protection(2):	L(24),YM1(29),O(7)	2024 NOI:	NAV
Lockbox / Cash Management:	Springing / Springing	2023 NOI:	NAV

Reserves(5)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$783,333
Taxes:	$122,563	$24,513	NAP	Maturity Date Loan / Unit:	$783,333
Insurance:	$79,625	$15,925	NAP	Cut-off Date LTV:	73.0%
Replacement Reserves:	$0	$2,422	$87,176	Maturity Date LTV:	73.0%
Rollover Reserves:	$0	$2,810	$101,175	UW NOI DY:	7.6%
Deferred Maintenance Reserve:	$2,255	$0	NAP	UW NCF DSCR:	1.20x
Other Income Holdback Reserve:	$252,000	$0	NAP
Debt Service Reserve:	$485,510	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan:(1)	$94,000,000	100.0%	Loan Payoff:	$86,458,890	92.0%
			Closing Costs:	6,428,616	6.8
			Upfront Reserves:	941,953	1.0
			Return of Equity:	170,541	0.2
Total Sources	$94,000,000	100.0%	Total Uses	$94,000,000	100.0%
(1)	The 636 West 158th Street Mortgage Loan (as defined below) is part of a whole loan evidenced by seven pari passu promissory notes with an aggregate original principal balance of $94,000,000. The Financial Information presented in the chart above is based on the 636 West 158th Street Whole Loan (as defined below).
(2)	Prepayment of the 636 West 158th Street Whole Loan is permitted at any time on or after the earlier to occur of (a) three years from the origination date and (b) the expiration of the two-year period commencing with the “startup day” of the final REMIC trust, in whole, but not in part, with payment of the yield maintenance premium. The assumed lockout period of 24 payments is based on the expected Benchmark 2026-V25 securitization trust closing date in November 2026. The actual lockout period may be longer.
(3)	The borrower is in the process of applying for a Section 421-a tax exemption, which has not been approved. The appraisal calculates the net present value of the applied for Section 421- a tax exemption to be approximately $34,620,000, which amount is included in the appraised value set forth in the appraisal.
(4)	2023 NOI, 2024 NOI and 2025 NOI are unavailable due to the 636 West 158th Street Property (as defined below) being built in 2026. See “Cash Flow Analysis” table below for the T-1 Ann. September 30, 2026, financial information.
(5)	See “Initial and Ongoing Reserves” below.

The Loan. The ninth largest mortgage loan (the “636 West 158th Street Mortgage Loan”) is part of a whole loan (the “636 West 158th Street Whole Loan”) evidenced by seven pari passu promissory notes in the aggregate original principal amount of $94,000,000. The 636 West 158th Street Mortgage Loan is evidenced by the non-controlling Notes A-3 and A-7, which have an aggregate outstanding principal balance as of the Cut-off Date of $24,000,000. The 636 West 158th Street Whole Loan is secured by a first mortgage lien on the borrower’s fee simple interest in a 120-unit multifamily property located in New York, NY (the “636 West 158th Street Property”). The 636 West 158th Street Whole Loan has a 60-month interest only term accruing interest at a rate of 6.19800% per annum on an Actual/360 basis. The scheduled maturity date of the 636 West 158th Street Whole Loan is November 6, 2031.

B-78

Multifamily – High Rise 636 West 158th Street New York, NY 10032	Collateral Asset Summary – Loan No. 9 636 West 158th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,000,000 73.0% 1.20x 7.6%

The 636 West 158th Street Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2026-V25 trust securitization until the controlling note is securitized, at which point it will be serviced pursuant to the pooling and servicing agreement of the securitization to which the controlling note is contributed. The relationship between the holders of notes evidencing the 636 West 158th Street Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the 636 West 158th Street Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1(1)	$25,000,000	$25,000,000	BMO	Yes
A-2(1)	$15,000,000	$15,000,000	SMC	No
A-3	$15,000,000	$15,000,000	Benchmark 2026-V25	No
A-4(1)	$10,000,000	$10,000,000	BMO	No
A-5(1)	$10,000,000	$10,000,000	BMO	No
A-6(1)	$10,000,000	$10,000,000	BMO	No
A-7	$9,000,000	$9,000,000	Benchmark 2026-V25	No
Whole Loan	$94,000,000	$94,000,000
(1)	Expected to be contributed to one or more future securitizations.

The Property. The 636 West 158th Street Property is a 120-unit, high-rise multifamily property located in New York, NY, approximately 7 miles north of Midtown, Manhattan. The 636 West 158th Street Property was constructed in 2026. The borrower sponsor developed the 636 West 158th Street Property and as of July 2026 total project costs were approximately $92.8 million, excluding subject loan closing costs. A temporary certificate of occupancy was issued in June 2026. Amenities at the 636 West 158th Street Property include a fitness center, rooftop area, courtyard, coworking and conference rooms, dog run, lounge, bike storage, and elevators. Unit amenities include in-unit washer/dryer, dishwashers, electric cooktops, microwaves, and refrigerators. The 636 West 158th Street Property does not have any parking spaces.

As of October 16, 2026, the 636 West 158th Street Property was 100.0% leased. The unit mix consists of 15 studio units, 90 one-bedroom units, and 15 two-bedroom units, with an average unit size of 738 square feet. Average in-place rents are $3,904 per unit per month. The 636 West 158th Street Property was developed under a New York 421-a exemption, which requires certain units to be rent stabilized and regulated by the Department of Homes and Community Renewal. The application for the 421-a exemption has been submitted to the New York City Department of Housing Preservation and Development but has not yet been approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus. Additionally, the 636 West 158th Street Mortgaged Property has applied for a future no-action condominium regime for purposes of the 421-a exemption. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests” in the Preliminary Prospectus.

The ground-floor and below-grade retail component consists of approximately 33,725 SF and is leased to Urgent Medical, which uses its space as medical offices and a childcare facility. The tenant accepted its space, began paying rent in July 2026, and is currently building out its space. Urgent Medical’s lease expires in June 2041.

The following table presents certain information relating to the unit mix at the 636 West 158th Street Property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rental Rate per Unit(2)	Average Monthly Market Rent per Unit(3)
Studio	11	9.2%	11	100.0%	534	$3,400	$3,550
Studio – Affordable	4	3.3%	4	100.0%	684	$2,900	$2,900
1 Bed / 1 Bath	63	52.5%	63	100.0%	736	$4,105	$4,200
1 Bed / 1 Bath – Affordable	27	22.5%	27	100.0%	695	$3,200	$3,200
2 Bed / 2 Bath	10	8.3%	10	100.0%	986	$5,400	$5,600
2 Bed / 2 Bath – Affordable	5	4.2%	5	100.0%	986	$4,100	$4,100
Total/Wtd. Avg.	120	100.0%	120	100.0%	738	$3,904	$3,985
(1)	Based on the underwritten rent roll dated October 16, 2026.
(2)	Average Monthly Rental Rate is based on Occupied Units.
(3)	Based on Market Rent per the underwritten rent roll dated October 16, 2026.

B-79

Multifamily – High Rise 636 West 158th Street New York, NY 10032	Collateral Asset Summary – Loan No. 9 636 West 158th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,000,000 73.0% 1.20x 7.6%

The following table presents certain information relating to the underwritten net cash flow at the 636 West 158th Street Property:

Cash Flow Analysis
	T-1 Ann.	U/W	U/W Per Unit
In-Place Base Rent(1)	$5,044,040	$5,622,060	$46,851
Vacancy – Residential	0	(168,662)	($1,406)
Bad Debt	0	(28,110)	($234)
Net Rental Income	$5,044,040	$5,425,288	$45,211
Commercial Income(2)	2,563,104	2,639,997	$22,000
Vacancy – Commercial	0	(137,480)	($1,146)
Reimbursements	0	109,606	$913
Net Rental Income	$2,563,104	$2,612,123	$21,768
Other Income	73,920	315,000	$2,625
Effective Gross Income	$7,681,064	$8,352,411	$69,603
Real Estate Taxes(3)	26,946	77,000	$642
Insurance	30,719	182,000	$1,517
Management Fee	32,958	250,572	$2,088
Other Operating Expenses	50,392	691,638	$5,764
Total Expenses	$141,015	$1,201,210	$10,010
Net Operating Income	$7,540,049	$7,151,201	$59,593
Replacement Reserves	0	29,059	$242
TI/LC Reserves	0	33,725	$281
Net Cash Flow	$7,540,049	$7,088,417	$59,070

Occupancy %	100.0%(4)	96.3%(5)
NCF DSCR(6)	1.28x	1.20x
NOI Debt Yield(6)	8.0%	7.6%
(1)	Based on the rent roll dated October 16, 2026.
(2)	The commercial space is 100% leased by Urgent Medical.
(3)	Underwritten Real Estate Taxes reflect the projected 421-a “mini tax” of approximately $45,383, calculated by applying the current Class 2 and Class 4 tax rates to the 636 West 158th Street Property’s fiscal year 2020/2021 assessed value of $374,701, as allocated between the anticipated residential unit and the anticipated commercial unit, plus approximately $31,617 of additional taxes payable on 8.55% of the increase in the assessed value of the commercial unit above its allocated prior assessed value. The 421-a tax exemption has not yet been approved and the related condominium regime has not yet been established. Based on the appraisal, unabated taxes for the 2026/2027 tax year would be $285,902.
(4)	Occupancy based on the underwritten rent roll dated October 16, 2026.
(5)	Occupancy based on economic occupancy.
(6)	NOI Debt Yields and NCF DSCR are based on the 636 West 158th Street Whole Loan.

Appraisal. According to the appraisal, the 636 West 158th Street Property had an “as-is” appraised value of $128,800,000 as of July 1, 2026. The table below shows the appraisal’s “as-is” conclusions. The appraisal takes into account the extraordinary assumption of the Mortgaged Property’s eligibility for the 421-a tax exemption, and calculates the net present value of such applied for 421-a tax exemption to be approximately $34,620,000. If such net present value were to be subtracted from the “as-is” appraised value of $128,800,000, the appraised value of the Mortgaged Property would be $94,180,000.

636 West 158th Street Appraised Value(1)
Property	Appraised Value	Capitalization Rate
636 West 158th Street	$128,800,000	5.25%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental site assessment dated July 9, 2026, there was no evidence of any recognized environmental conditions at the 636 West 158th Street Property.

B-80

Multifamily – High Rise 636 West 158th Street New York, NY 10032	Collateral Asset Summary – Loan No. 9 636 West 158th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,000,000 73.0% 1.20x 7.6%

The Market. The 636 West 158th Street Property is located in the Washington Heights neighborhood of Upper Manhattan, within the New York Metro market. The surrounding area is predominantly developed with multifamily residential uses, with office, retail and mixed-use properties located along major commercial corridors. Regional access is provided by the Henry Hudson Parkway and Harlem River Drive, while the George Washington Bridge provides access to New Jersey and points west. Public transportation is provided by the A, C and 1 subway lines, as well as local bus service along major avenues. The surrounding area also benefits from access to schools, hospitals, parks, retail and personal services, with nearby recreational and institutional amenities including Riverbank State Park, Jackie Robinson Park, St. Nicholas Park and City College of New York.

According to the appraisal, the 10032 ZIP Code had a 2025 population of 52,314 and approximately 20,233 households. The 2025 average household income and median household income were approximately $92,790 and $65,254, respectively. The local housing stock is predominantly renter occupied, with approximately 18,262 renter-occupied housing units compared with 1,971 owner-occupied housing units.

The 636 West 158th Street Property is located within the Morningside Heights/Washington Heights apartment submarket. As of the first quarter of 2026, the submarket contained approximately 55,313 apartment units, of which approximately 1,659 units were vacant, resulting in a 3.0% vacancy rate. The submarket reported average asking rents of approximately $3,036 per unit, compared with approximately $3,012 per unit during 2025 and a ten-year average of approximately $2,707 per unit. The first quarter 2026 vacancy rate compares with 3.3% during 2025 and a ten-year average of 3.5%.

The following table presents certain information regarding certain competitive properties to the 636 West 158th Street Property:

Multifamily Rent Comparables(1)
Property Name / Address	Year Built / Renovated	Occupancy	Number of Units	Unit Type	Average Unit Size (SF)	Average Rent Per Unit
636 West 158th Street New York, NY	2026 / NAP	100.0%(2)	120	Studio Studio – Affordable 1BR / 1BA 1BR / 1BA – Affordable 2BR / 2BA 2BR / 2BA - Affordable	534(2) 684(2) 736(2) 695(2) 986(2) 986(2)	$3,400(2) $2,900(2) $4,105(2) $3,200(2) $5,400(2) $4,100(2)
1440 Amsterdam New York, NY	2025 / NAP	97.0%	490	Studio 1BR / 1BA 2BR / 2BA	490 516 817	$3,795 $4,613 $6,018
Sunrose Tower New York, NY	2022 / NAP	94.1%	238	Studio 1BR / 1BA 2BR / 2BA	392 551 758	$3,200 $3,710 $4,950
The Smile New York, NY	2020 / NAP	15.4%	233	Studio 1BR / 1BA 2BR / 1BA	564 751 982	$3,423 $3,575 $5,417
224 West 124th St New York, NY	2023 / NAP	96.0%	168	1BR / 1BA 2BR / 2BA	720 1,050	$4,300 $6,343
The Franklin New York, NY	2024 / NAP	94.2%	52	1BR / 1BA 2BR / 2BA	700 986	$3,717 $4,887
(1)	Source: Appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated October 16, 2026. Average Rent Per Unit is based on Occupied Units.

The Borrower and the Borrower Sponsor. The borrower is West 158 Street Opportunity, LLC, a Delaware limited liability company and single purpose entity with one independent director in its organizational structure.

The borrower sponsor and non-recourse carveout guarantor is Javier Martinez. Javier Martinez is also the founder and principal of the property manager, Artifact Opportunity Holdings, LLC. Artifact Opportunity Holdings, LLC’s current portfolio consists of 22 buildings, with an additional seven buildings under construction and five in the planning or under-contract stages.

Property Management. The property manager is Artifact Opportunity Holdings, LLC, an affiliate of the borrower sponsor.

B-81

Multifamily – High Rise 636 West 158th Street New York, NY 10032	Collateral Asset Summary – Loan No. 9 636 West 158th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,000,000 73.0% 1.20x 7.6%

Initial and Ongoing Reserves. At origination of the 636 West 158th Street Whole Loan, the borrower deposited approximately (i) $122,563 into a tax escrow reserve, (ii) $79,625 for insurance premiums, (iii) $2,255 into a deferred maintenance reserve, (iv) $252,000 into an other income holdback reserve (equal to the budgeted amenity fee, which represents $200 per month for each occupied free-market unit and $35 per unit per month for Wi-Fi), and (v) $485,510 into a debt service reserve.

Tax Reserves – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the annual estimated taxes that the lender determines will be payable over the next-ensuing 12-month period (initially estimated to be approximately $24,513).

Insurance Reserves – On each monthly payment date, unless the 636 West 158th Street Property is insured under an acceptable blanket policy, the borrower is required to deposit into an insurance reserve account an amount equal to 1/12th of the insurance premiums due for renewal of the coverage afforded by such policies upon expiration thereof (initially estimated to be approximately $15,925). No acceptable blanket policy was in place at origination.

Replacement Reserve – The borrower is required to deposit approximately $2,422 per month upon the first occurrence of the reserve balance falling below $70,000 and thereafter at any time the balance in the replacement reserve account is below $87,176.

TI/LC Reserve – On each payment date the borrower is required to deposit approximately $2,810 into a rollover reserve account, subject to an aggregate cap of $101,175.

Lockbox and Cash Management. The 636 West 158th Street Whole Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period (defined below), the borrower is required to establish a lockbox account. The borrower and the property manager are required to deposit all gross revenue from the 636 West 158th Street Property received by them into the lender-controlled lockbox account no later than two business days after receipt; provided, however, that lease termination payments are required to be deposited directly into the rollover reserve account no later than two business days after receipt. So long as no Trigger Period is continuing, amounts on deposit in the lockbox account will be swept on each business day to the borrower’s operating account. During the continuance of a Trigger Period, amounts on deposit in the lockbox account are required to be transferred on each business day to a cash management account controlled by the lender. Funds deposited into the cash management account are required to be applied in accordance with the 636 West 158th Street Whole Loan documents, including to fund applicable tax and insurance deposits, debt service, required reserve deposits, budgeted operating expenses and approved extraordinary expenses. Any remaining excess cash flow is generally required to be deposited into an excess cash reserve account and held as additional collateral until the applicable Trigger Period is cured; provided that, during a Trigger Period resulting solely from a Lease Sweep Period (as defined below), such excess cash flow is required to be deposited into the applicable lease sweep reserve account.

A “Trigger Period” means a period: (A) commencing upon the earliest of (i) the occurrence of an event of default, (ii) from and after the payment date occurring in May, 2027, the debt service coverage ratio being less than 1.10x for two consecutive calendar quarters, and (iii) a Lease Sweep Period; and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default and (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio has been equal to or greater than 1.15x for two consecutive calendar quarters, and (z) with respect to a Trigger Period continuing pursuant to clause (iii), such Lease Sweep Period has ended. Notwithstanding the foregoing, a Trigger Period will not be deemed to expire in the event that a Trigger Period then exists for any other reason.

A “Lease Sweep Period” commences on the first payment date following the occurrence of any of the following: (a) with respect to each Lease Sweep Lease (as defined below), earliest to occur of (i) 12 months prior to the earliest stated expiration (including the stated expiration of any renewal term) of a Lease Sweep Lease, (ii) upon the date the lease sweep tenant is required to give notice of its renewal, and (iii) the date that any lease sweep tenant gives notice of its intention not to renew or extend its lease, (b) the receipt by the borrower or property manager of notice from any tenant under a Lease Sweep Lease exercising any right to terminate its Lease Sweep Lease, (c) the date the lease sweep tenant’s lease is surrendered, cancelled, or terminated, (d) the date the lease sweep tenant goes dark, vacates, or ceases to occupy its leased space, (e) the default of the lease sweep tenant under its lease beyond any applicable cure periods, or (f) the occurrence of a lease sweep tenant insolvency proceeding.

A Lease Sweep Period will end with respect to clauses (a), (b), (c) and (d), upon the occurrence of an Acceptable Lease Sweep Lease Event (as defined below). With respect to clause (b), the termination is irrevocably waived by the tenant, with respect to clause (d), the tenant has re-commenced its operations for a period of six consecutive months, with respect to clause (e) the date the subject default has been cured and no other default has occurred for a period of six consecutive months, with respect to clause (f) either (1) the applicable insolvency proceeding has terminated or (2) the applicable lease has been assumed and assigned to a third party in a manner reasonably satisfactory to the lender.

A “Lease Sweep Lease” means either the medical tenant lease or any renewal or replacement lease with respect to all or a portion of the space leased under such lease.

B-82

Multifamily – High Rise 636 West 158th Street New York, NY 10032	Collateral Asset Summary – Loan No. 9 636 West 158th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,000,000 73.0% 1.20x 7.6%

An “Acceptable Lease Sweep Lease Event” means the entirety of the lease sweep space is leased under one or more qualified leases and each of the following have been satisfied: (A) the borrower has delivered to lender an officer’s certificate attaching a complete copy of such qualified lease(s) and confirming the same to be a true, correct and complete copy thereof, and confirming that: (i) the applicable tenant(s) have accepted possession of the space under such qualified lease(s), (ii) the applicable tenant(s) occupy all of the leased space, are open for business and are paying regularly scheduled base rent in accordance with such qualified lease(s), without abatement, offset or credit, and any free rent periods have expired, (iii) the applicable tenant(s) or their corporate parent(s) are not subject to a bankruptcy action, (iv) all required tenant improvements under such qualified lease(s) have been completed in accordance with the applicable plans and accepted by the tenant(s), (v) all construction costs have been paid in full or reserved for pursuant to the loan agreement, (vi) all conditions to the effectiveness of such qualified lease(s) have been satisfied, and (vii) all leasing commissions, tenant improvement obligations or allowances, concessions, rebates and similar landlord obligations under such qualified lease(s) have been completed and paid in full, and (B) at lender’s option, the applicable tenant(s) have delivered a tenant estoppel certificate reasonably satisfactory to lender confirming that the conditions set forth in clauses (A)(i) through (vii) have been satisfied.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

B-83

Industrial – Warehouse/Manufacturing 458 2nd Avenue Tiffin, OH 44883	Collateral Asset Summary – Loan No. 10 Kreate Tiffin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,700,000 55.2% 1.95x 14.9%

B-84

Industrial – Warehouse/Manufacturing 458 2nd Avenue Tiffin, OH 44883	Collateral Asset Summary – Loan No. 10 Kreate Tiffin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,700,000 55.2% 1.95x 14.9%

B-85

Industrial – Warehouse/Manufacturing 458 2nd Avenue Tiffin, OH 44883	Collateral Asset Summary – Loan No. 10 Kreate Tiffin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,700,000 55.2% 1.95x 14.9%

Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Acquisition	Property Type – Subtype:	Industrial - Warehouse/Manufacturing
Borrower Sponsor(s):	LCN North American Fund IV REIT	Collateral:	Fee
Borrower(s):	KRT Tiffin (OH) LLC	Location:	Tiffin, OH
Original Balance:	$22,700,000	Year Built / Renovated:	1955, 1983, 1992 / NAP
Cut-off Date Balance:	$22,700,000	Property Management:	Self-Managed
% by Initial UPB:	3.3%	Size:	543,010 SF
Interest Rate:	6.99000%	Appraised Value (As Is) / Per SF(3):	$41,100,000 / $76
Note Date:	August 28, 2026	Appraisal Date:	July 20, 2026
Original Term:	60 months	Occupancy:	100.0% (as of November 6, 2026)
Amortization:	Interest Only - ARD	UW Economic Occupancy:	95.0%
Original Amortization:	NAP	Underwritten NOI:	$3,387,896
Interest Only Period:	60 months	Underwritten NCF:	$3,143,542
First Payment Date:	October 6, 2026
Anticipated Repayment Date(1):	September 6, 2031	Historical NOI(4)
Additional Debt Type:	NAP	Most Recent NOI:	NAV
Additional Debt Balance:	NAP	2025 NOI:	NAV
Call Protection:	L(26),D(29),O(5)	2024 NOI:	NAV
Lockbox / Cash Management:	Hard / In Place	2023 NOI:	NAV

Reserves(2)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$42
Taxes:	$0	Springing	NAP	Maturity Date Loan / SF:	$42
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	55.2%
Replacement Reserves:	$0	Springing	NAP	Maturity Date LTV:	55.2%
TI / LC:	$0	Springing	NAP	UW NOI DY:	14.9%
				UW NCF DSCR:	1.95x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$22,700,000	54.2%	Purchase Price:(4)	$41,000,000	97.9%
Sponsor Equity:	19,167,227	45.8	Closing Costs:	867,227	2.1

Total Sources	$41,867,227	100.0%	Total Uses	$41,867,227	100.0%
(1)	The Kreate Tiffin Mortgage Loan (as defined below) is structured with an anticipated repayment date of September 6, 2031 (the “ARD”) and a final maturity date of September 6, 2033 (the “Final Maturity Date”). From and after the ARD, the Kreate Tiffin Mortgage Loan will bear interest at a rate per annum (the “Adjusted Interest Rate”) equal to the greater of (i) the Initial Interest Rate (as defined below) plus 3.00% or (ii) the Treasury Rate (as defined below) plus 2.50%, provided that Accrued Interest (as defined below) will be deferred as described below.
(2)	See “Initial and Ongoing Reserves” below.
(3)	The appraisal also determined a dark value as of July 20, 2026, assuming the Kreate Tiffin Property (as defined below) is vacant, of $29,300,000.
(4)	Historical NOI is not available as the borrower acquired the Kreate Tiffin Property in a sale-leaseback transaction.

The Loan. The tenth largest mortgage loan (the “Kreate Tiffin Mortgage Loan”) is secured by the borrower’s fee interest in a 543,010 square foot industrial property located in Tiffin, Ohio (the “Kreate Tiffin Property”). The Kreate Tiffin Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $22,700,000. The Kreate Tiffin Mortgage Loan was originated on August 28, 2026 by CREFI and accrues interest through the ARD at a fixed rate of 6.99000% per annum (the “Initial Interest Rate”), on an Actual/360 basis. From and after the ARD, the Kreate Tiffin Mortgage Loan will bear interest at the Adjusted Interest Rate, which is a per annum rate equal to the greater of 3.00% in excess of the Initial Interest Rate and 2.50% in excess of the Treasury Rate. The Kreate Tiffin Mortgage Loan has an initial term of five years to the ARD and a seven-year term to the Final Maturity Date and is interest-only for the full term to the Final Maturity Date (except as described below with respect to application of excess cash flow to principal following the ARD). The ARD of the Kreate Tiffin Mortgage Loan is September 6, 2031 and the scheduled Final Maturity Date of the Kreate Tiffin Mortgage Loan is September 6, 2033. Following the ARD, only interest at the Initial Interest Rate will be required to be paid currently, and payment of interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (“Accrued Interest”) will be deferred, and all excess cash flow from the Kreate Tiffin Property will be applied (i) first to reduce the outstanding principal balance of the Kreate Tiffin Mortgage Loan to zero (without payment of any prepayment fee or yield maintenance premium) and (ii) to pay Accrued Interest until reduced to zero.

B-86

Industrial – Warehouse/Manufacturing 458 2nd Avenue Tiffin, OH 44883	Collateral Asset Summary – Loan No. 10 Kreate Tiffin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,700,000 55.2% 1.95x 14.9%

The “Treasury Rate” means, as of the ARD, the yield, calculated by linear interpolation (rounded to the nearest 0.001%) of the yields of non-callable United States Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from such date of determination to the Final Maturity Date, as determined by the lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or other recognized source of financial market information selected by the lender.

The Property. The Kreate Tiffin Property is a 543,010-square-foot, rail-served industrial warehouse and manufacturing facility located in Tiffin, Ohio. The Kreate Tiffin Property was originally constructed in 1955 and expanded through 1983 and 1992 and consists of a single industrial building situated on a 35.56-acre site, of which approximately 3.45% of the total net rentable area is office space. The Kreate Tiffin Property features 14- to 22-foot clear heights, 16 dock-high loading positions, two drive-in doors, active rail service, heavy power infrastructure, and 220 surface parking spaces, resulting in a parking ratio of approximately 0.41 spaces per 1,000 square feet.

The borrower acquired the Kreate Tiffin Property as part of a sale-leaseback transaction, with Findlay Machine & Tool, LLC d/b/a Kreate ("Kreate") contractually committing to invest approximately $24 million into the Kreate Tiffin Property. Planned improvements include structural, building envelope, site, interior, mechanical, electrical, plumbing, and fire protection upgrades, as well as the installation of manufacturing and automation equipment. Upon completion, the improvements are expected to support the consolidation of Kreate's operations at the Kreate Tiffin Property.

As of November 6, 2026, the Kreate Tiffin Property was 100.0% leased to Kreate pursuant to a lease scheduled to expire in August 2051.

Sole Tenant. The Kreate Tiffin Property is 100.0% leased to Kreate.

Kreate (543,010 square feet; 100.0% of net rentable area; 100.0% of underwritten rent). Kreate is a privately held product development, engineering, and manufacturing company that operates as a vertically integrated product lifecycle partner, providing services spanning market research, product innovation, industrial design, engineering, prototyping, tooling, manufacturing, packaging, distribution, and commercialization. Kreate designs, develops, and manufactures products sold exclusively through The Home Depot, including products marketed under the HDX, Husky, StyleWell, Vigoro, and Glacier Bay brand families. Kreate has occupied the Kreate Tiffin Property since August 2026 and is subject to a lease scheduled to expire in August 2051, with two, ten-year renewal options and no tenant termination rights.

The following table presents certain information relating to the sole tenant at the Kreate Tiffin Property:

Tenant Summary(1)
Tenant	Credit Rating (Fitch/Moody's/S&P)	Net Rentable Area (SF)	% of NRSF	U/W Base Rent	U/W Base Rent Per SF	% Annual U/W Base Rent	Lease Expiration	Term. Option (Y/N)(2)	Renewal Option
Kreate	NR/NR/NR	543,010	100.0%	$3,644,029	$6.71	100.0%	8/27/2051	N	2 x 10yr
Total Sole Tenant		543,010	100.0%	$3,644,029	$6.71	100.0%
Vacant		0	0.0%
Total		543,010	100.0%
(1)	Based on the underwritten rent roll dated November 6, 2026, and inclusive of $97,529 of contractual rent steps through August 28, 2027.
(2)	Term. Option (Y/N) denotes unilateral tenant termination rights. Other tenant termination or contraction rights may exist. See also “Description of the Mortgage Pool--Tenant Issues—Lease Expirations and Terminations” in the Preliminary Prospectus.

B-87

Industrial – Warehouse/Manufacturing 458 2nd Avenue Tiffin, OH 44883	Collateral Asset Summary – Loan No. 10 Kreate Tiffin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,700,000 55.2% 1.95x 14.9%

The following table presents certain information relating to the lease rollover schedule at the Kreate Tiffin Property, based on the initial lease expiration date:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	0	0.0%	0.0%	$0	0.0%	$0.00	0
2029	0	0.0%	0.0%	$0	0.0%	$0.00	0
2030	0	0.0%	0.0%	$0	0.0%	$0.00	0
2031	0	0.0%	0.0%	$0	0.0%	$0.00	0
2032	0	0.0%	0.0%	$0	0.0%	$0.00	0
2033	0	0.0%	0.0%	$0	0.0%	$0.00	0
2034	0	0.0%	0.0%	$0	0.0%	$0.00	0
2035	0	0.0%	0.0%	$0	0.0%	$0.00	0
2036 & Beyond	543,010	100.0%	100.0%	$3,644,029	100.0%	$6.71	1
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	543,010	100.0%		$3,644,029	100.0%	$6.71	1
(1)	Based on the underwritten rent roll dated November 6, 2026, and inclusive of $97,529 of contractual rent steps through August 28, 2027.

B-88

Industrial – Warehouse/Manufacturing 458 2nd Avenue Tiffin, OH 44883	Collateral Asset Summary – Loan No. 10 Kreate Tiffin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,700,000 55.2% 1.95x 14.9%

The following table presents certain information relating to the underwritten net cash flow at the Kreate Tiffin Property:

Cash Flow Analysis(1)(2)
	UW	UW PSF
Base Rent	$3,546,500	$6.53
Contractual Rent Steps(3)	97,529	$0.18
Reimbursements	1,478,623	$2.72
Gross Potential Income	$5,122,651	$9.43
Economic Vacancy & Credit Loss	(256,133)	($0.47)
Effective Gross Income	$4,866,519	$8.96

Real Estate Taxes	$816,766	$1.50
Management Fee	145,996	$0.27
Insurance	81,452	$0.15
Utilities	135,753	$0.25
Other Expenses(4)	298,656	$0.55
Total Operating Expenses	$1,478,623	$2.72

Net Operating Income	$3,387,896	$6.24
Replacement Reserves	108,602	$0.20
TI/LC	135,753	$0.25
Net Cash Flow	$3,143,542	$5.79

Occupancy (%)	95.0%(5)
NCF DSCR	1.95x
NOI Debt Yield	14.9%
(1)	Underwritten Base Rent is based on the underwritten rent roll dated November 6, 2026.
(2)	Historical financial information is not available as the borrower acquired the Kreate Tiffin Property in a sale-leaseback transaction.
(3)	Contractual Rent Steps are inclusive of $97,529 of rent steps through August 28, 2027.
(4)	Other Expenses include repairs and maintenance and general and administrative expenses.
(5)	Represents economic occupancy.

Appraisal. According to the appraisal, the Kreate Tiffin Property had an “As-Is” appraised value of $41,100,000 as of July 20, 2026. The appraisal also concluded to a hypothetical “Go-Dark” value as of July 20, 2026 of $29,300,000.

Kreate Tiffin Appraised Value(1)
Property	Value	Capitalization Rate
Kreate Tiffin	$41,100,000	8.50%
(1)	Source: Appraisal.

Environmental Matters. According to a Phase I environmental report dated May 11, 2026, there was no evidence of any recognized environmental conditions at the Kreate Tiffin Property.

B-89

Industrial – Warehouse/Manufacturing 458 2nd Avenue Tiffin, OH 44883	Collateral Asset Summary – Loan No. 10 Kreate Tiffin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,700,000 55.2% 1.95x 14.9%

The Market. The Kreate Tiffin Property is located at 458 2nd Avenue in Tiffin, Ohio, and is located approximately 50.3 miles southeast of Toledo, 89.2 miles northwest of Columbus, 94.9 miles southwest of Cleveland and 106 miles south of Detroit. According to the appraisal, primary access to the Kreate Tiffin Property is provided by US Highway 224 with the nearest interchange located approximately 2.1 miles from the Kreate Tiffin Property. The Kreate Tiffin Property is also served by active rail infrastructure and is situated within an industrial corridor characterized by a mix of manufacturing, warehouse, commercial, and residential development.

According to a third-party market research report, the Kreate Tiffin Property is located in the Seneca County industrial submarket of the Tiffin, Ohio market. As of October 29, 2026, the Seneca County industrial submarket had a total inventory of 10,395,946 square feet, an overall vacancy rate of 0.7%, and market asking rent of $4.48 per square foot.

According to the appraisal, the 2026 population within a one-, three- and five-mile radius of the Kreate Tiffin Property was 5,843, 20,859, and 24,885, respectively. The average household income within the same radii was $69,485, $79,336, and $82,497, respectively.

The following table presents information relating to comparable industrial leases for the Kreate Tiffin Property:

Market Analysis – Industrial Lease Comparables(1)
Property Name / Address	Distance from Subject	Tenant	Suite Size (SF)	Lease Commencement	Lease Term (yrs)	NNN Rent (PSF)
Kreate Tiffin(2)	-	Kreate	543,010	Aug-26	25.0	$6.53
458 2nd Avenue
Tiffin, OH
1207 Cheney Avenue	42.0 mi	PTG USA Inc	164,856	May-25	10.0	$5.50
Marion, OH
Reich Bros	53.3 mi	FCA US LLC	80,000	Jan-25	5.0	$7.75
Toledo, OH
1899 Cottage Street	55.4 mi	Mid Ohio Roto-Mold	134,000	Jun-25	7.0	$4.20
Ashland, OH
Paragon Parkway	67.9 mi	School Specialty	314,736	Oct-24	5.0	$5.10
Mansfield, OH
4676 Erie Avenue SW	104.0 mi	ARE Accessories	369,616	Oct-24	10.8	$5.25
Navarre, OH
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated November 6, 2026. NNN Rent (PSF) is exclusive of rent steps.

The Borrower and the Borrower Sponsor. The borrower is KRT Tiffin (OH) LLC, a Delaware limited liability company and special purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Kreate Tiffin Mortgage Loan.

The non-recourse carveout guarantor and borrower sponsor is LCN North American Fund IV REIT which is an affiliate of LCN Capital Partners (“LCN”). LCN is a private real estate investment firm focused on originating and investing in sale-leaseback and build-to-suit transactions involving corporate real estate. Founded in 2011, LCN specializes in providing long-term capital solutions to corporate occupiers through direct real estate acquisitions and sale-leaseback transactions. According to LCN, the firm currently manages six portfolios across North America and Europe.

Property Management. The Kreate Tiffin Property is self-managed.

B-90

Industrial – Warehouse/Manufacturing 458 2nd Avenue Tiffin, OH 44883	Collateral Asset Summary – Loan No. 10 Kreate Tiffin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,700,000 55.2% 1.95x 14.9%

Initial and Ongoing Reserves. At origination of the Kreate Tiffin Mortgage Loan, the borrower was not required to deposit any amounts into any reserves.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period, provided that if either (i) a Trigger Period (as defined below) is not then continuing or (ii) either the borrower or the Specified Tenant has timely paid real estate taxes directly to the appropriate taxing authority and provided evidence reasonably satisfactory to the lender of such payment within three business days after the lender’s request therefor, the borrower is not required to make any deposit to such tax reserve.

Insurance Reserve – If the liability or casualty policy maintained by the borrower covering the Kreate Tiffin Property does not constitute an approved blanket or umbrella policy, or the lender requires the borrower to obtain a separate policy, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies, provided that if either (i) a Trigger Period is not then continuing or (ii) either the borrower or the Specified Tenant has timely paid insurance premiums due on the appropriate insurance policies to the issuer of such policies and provided evidence reasonably satisfactory to the lender of such payment within five business days after the lender’s request therefor, the borrower is not required to make any deposit to such insurance reserve.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, approximately $9,050; provided, however, that so long as (i) the Specified Tenant’s lease is in full force and effect and continues to be “triple net”, (ii) there are no uncured defaults thereunder beyond any applicable cure period and (iii) either no Trigger Period is then continuing or there is no failure of the borrower or the Specified Tenant to maintain the Kreate Tiffin Property in good and safe condition and repair (which continues for 15 days after written notice by the lender), the borrower is not required to make any deposit to such replacement reserve.

Leasing Reserve – On each monthly payment date occurring during the continuance of a Trigger Period, the borrower is required to deposit into a leasing reserve for future tenant improvements and leasing commissions, on a monthly basis, approximately $11,313.

Lockbox / Cash Management. The Kreate Tiffin Mortgage Loan is structured with a hard lockbox and in-place cash management. At origination of the Kreate Tiffin Mortgage Loan, the borrower was required to establish a lender-controlled lockbox account and is thereafter required to, on each business day, promptly deposit, or cause the property manager to promptly deposit, all revenue generated by the Kreate Tiffin Property into such lender-controlled lockbox account. At origination, the borrower was required to send a notice to the sole tenant occupying space at the Kreate Tiffin Property directing it to pay all rent and other sums due under the applicable lease into the lockbox account. All funds deposited into the lockbox are required to be swept on each business day to a cash management account under the control of the lender, to be applied and disbursed in accordance with the Kreate Tiffin Mortgage Loan documents; and during the continuance of a Trigger Period, all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Kreate Tiffin Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Kreate Tiffin Mortgage Loan; provided, that from and after the ARD, all funds on deposit in such excess cash flow account are required to be applied by the lender in the following order of priority; (i) first, to the reduction of the principal balance of the Kreate Tiffin Mortgage Loan (excluding any Accrued Interest) until the principal balance of the Kreate Tiffin Mortgage Loan (excluding any Accrued Interest) is zero, and (ii) second, to the payment of Accrued Interest until the outstanding amount of Accrued Interest is zero. Upon an event of default under the Kreate Tiffin Mortgage Loan documents, the lender may apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period: (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio (“DSCR”) falling below 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period (as defined below); and (iv) the ARD; and (B) expiring upon, with regard to any Trigger Period commenced in connection with (x) clause (i) above, the cure (if applicable) of such event of default, (y) clause (ii) above, the date that the DSCR is equal to or greater than 1.25x for one calendar quarter and (z) clause (iii) above, a Specified Tenant Trigger Period expiring in accordance with the terms of the Kreate Tiffin Mortgage Loan documents. A Trigger Period will remain in effect from and after the ARD.

A “Specified Tenant Trigger Period” commences upon the first to occur of (i) the Specified Tenant being in default under the applicable Specified Tenant’s lease and continues beyond any applicable notice and cure period, (ii) the Specified Tenant failing to be in actual, physical possession of the Specified Tenant’s space, and conducting its business in more than 75% of the aggregate square footage of the Specified Tenant’s space, except for force majeure events and temporary closures permitted under the Specified Tenant’s lease for alterations, maintenance, restoration, and/or repairs, which shall not be included in determining whether the Specified Tenant has satisfied the foregoing requirement of this clause (ii), until the date that is 120 days following the date thereof, (iii) the Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant’s space prior to its stated expiration date, (iv) any termination or cancellation of any Specified Tenant’s lease (or any guaranty or similar instrument furnished thereunder) (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant’s lease (or any guaranty or similar instrument furnished thereunder) failing to otherwise be in full force and effect or (v) any bankruptcy or similar insolvency of Specified Tenant (or any guarantor(s) of the applicable related Specified Tenant’s lease(s), including, without limitation, the lease executed by Findlay Machine & Tool).

B-91

Industrial – Warehouse/Manufacturing 458 2nd Avenue Tiffin, OH 44883	Collateral Asset Summary – Loan No. 10 Kreate Tiffin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,700,000 55.2% 1.95x 14.9%

A Specified Tenant Trigger Period expires upon the occurrence of the lender’s receipt of evidence reasonably acceptable to it of: (1) with respect to clause (i) above, all defaults under the applicable Specified Tenant’s lease having been cured, (2) with respect to clause (ii) above, the applicable Specified Tenant is in actual, physical possession of the Specified Tenant’s space, and is conducting its business in more than 75% of the aggregate square footage of the Specified Tenant’s space, (3) with respect to clause (iii) above, the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant’s lease and has re-affirmed the applicable Specified Tenant’s lease as being in full force and effect, (4) with respect to clause (iv) above, the occurrence of each Specified Tenant Replacement Lease Condition (as defined below), and (5) with respect to clause (v) above, the applicable Specified Tenant (or any guarantor(s) of the applicable related lease(s), including, without limitation, the lease executed by Findlay Machine & Tool) is no longer insolvent or subject to any bankruptcy or insolvency proceedings and the applicable Specified Tenant’s lease (or any guaranty or similar instrument furnished thereunder) has been affirmed, assumed or assigned pursuant to final, non-appealable order of a court of competent jurisdiction.

“Specified Tenant Replacement Lease Conditions” means, with respect to the applicable replacement Specified Tenant’s lease, the satisfaction of each of the following: (a) at least 75% of the Specified Tenant’s space has been leased to a single tenant under a lease entered into in compliance with the Kreate Tiffin Mortgage Loan documents for an initial lease term of at least five years, (b) the tenant under such new lease has accepted possession of the space demised under its lease and is paying full, unabated rent due under its lease, and (c) all landlord leasing obligations under each such new lease to be satisfied as a condition to rent commencement have been paid and if any landlord leasing obligations shall become payable after rent commencement, the borrower has deposited with the lender amounts sufficient to pay such unpaid landlord leasing obligations (which sums relating to any applicable new lease are required to be disbursed to the borrower from time to time in the same manner applicable to the leasing reserve funds).

A “Specified Tenant” means, as applicable, (a) Findlay Machine & Tool, together with its permitted successors and assigns, (b) any replacement tenant of Findlay Machine & Tool approved in accordance with the Kreate Tiffin Mortgage Loan documents, or (c) any parent or affiliate of any of the foregoing providing credit support or a guaranty under the applicable Specified Tenant’s lease.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

B-92

Multifamily – Garden Various San Antonio, TX 78228	Collateral Asset Summary – Loan No. 11 Oakbrook Crossing & Panorama Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,400,000 62.2% 1.37x 10.8%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	David Yshua and Yehuda Dershowitz	Collateral:	Fee
Borrower(s):	Panorama Apartments LLC and Oakbrook Crossing LLC	Location:	San Antonio, TX
Original Balance:	$22,400,000	Year Built / Renovated(2):	Various / 2023-2026
Cut-off Date Balance:	$22,400,000	Property Management:	Silverstone Management, LLC
% by Initial UPB:	3.3%	Size(2):	308 Units
Interest Rate:	7.51000%	Appraised Value / Per Unit:	$36,000,000 / $116,883
Note Date:	September 18, 2026	Appraisal Date:	April 7, 2026
Original Term:	60 months	Occupancy(2):	95.5% (as of September 3, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	93.6%
Original Amortization:	NAP	Underwritten NOI(2):	$2,413,641
Interest Only Period:	60 months	Underwritten NCF:	$2,336,641
First Payment Date:	November 6, 2026
Maturity Date:	October 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(3):	$2,407,500 (TTM June 30, 2026)
Additional Debt Balance:	NAP	2025 NOI(3):	$2,180,127
Call Protection:	L(25),D(28),O(7)	2024 NOI(3):	$1,666,030
Lockbox / Cash Management:	Springing / Springing	2023 NOI:	NAV

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$72,727
Taxes:	$387,845	$43,094	NAP	Maturity Date Loan / Unit:	$72,727
Insurance:	$129,459	$16,182	NAP	Cut-off Date LTV:	62.2%
Replacement Reserves:	$0	$6,417	NAP	Maturity Date LTV:	62.2%
Deferred Maintenance:	$141,606	$0	NAP	UW NOI DY:	10.8%
Other(1):	$0	Springing	NAP	UW NCF DSCR:	1.37x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$22,400,000	99.8%	Loan Payoff:	$20,582,832	91.7%
Sponsor Equity:	40,641	0.2	Closing Costs:	1,198,898	5.3
			Upfront Reserves:	658,910	2.9
Total Sources	$22,440,641	100.0%	Total Uses	$22,440,641	100.0%
(1)	Other Monthly Reserves is comprised of a springing Panorama Swimming Pool Reserve. If the swimming pool at the Panorama Apartments property is not operational and open for use by the tenants within seven days of the monthly payment date in May 2027, the borrower is required to deposit an amount equal to $25,000.
(2)	See “Portfolio Summary” below.
(3)	The increase from 2024 NOI through the Most Recent NOI can primarily be attributed to the lease up of the portfolio following the extensive renovation of the properties from 2023 to 2026.

B-93

Multifamily – Garden Various San Antonio, TX 78228	Collateral Asset Summary – Loan No. 11 Oakbrook Crossing & Panorama Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,400,000 62.2% 1.37x 10.8%

The following table presents certain information relating to the Oakbrook Crossing & Panorama Apartments properties:

Portfolio Summary
Property Name	City, State(1)	Year Built / Renovated(1)	# of Units(2)	Occupancy(2)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	UW NOI(2)	% of UW NOI(2)	Appraised Value(1)
Panorama Apartments	San Antonio, TX	1976-1977 / 2023-2026	178	95.5%	$13,100,000	58.5%	$1,413,815	58.6%	$20,800,000
Oakbrook Crossing	San Antonio, TX	1967 / 2023-2026	130	95.4%	$9,300,000	41.5%	$999,825	41.4%	$15,200,000
Total/ Wtd. Avg			308	95.5%	$22,400,000	100.0%	$2,413,641	100.0%	$36,000,000
(1)	Source: Appraisals, unless otherwise indicated.
(2)	Based on the underwritten rent rolls dated September 3, 2026.

The following table presents certain information relating to the unit mix at the Oakbrook Crossing & Panorama Apartments properties:

Portfolio Unit Mix(1)
Unit Type	# of Units	% of Total Units	Occupied Units	Occupancy	Sq. Ft.	Average Monthly Rent Per Unit(1)	Average Monthly Market Rent Per Unit
Panorama Apartments(2)
Studio	49	15.9%	44	89.8%	416	$767	$780
1 BR / 1 BA	56	18.2%	54	96.4%	654	$901	$907
2 BR / 1 BA	22	7.1%	22	100.0%	902	$1,217	$1,221
2 BR / 2 BA	31	10.1%	30	96.8%	965	$1,285	$1,286
3 BR / 1 BA	16	5.2%	16	100.0%	1,001	$1,350	$1,350
3 BR / 1.5 BA	4	1.3%	4	100.0%	1,001	$1,369	$1,375
Property Total / Wtd Avg.	178	57.8%	170	95.5%	712	$1,028	$1,027
Oakbrook Crossing
1 BR / 1 BA	72	23.4%	70	97.2%	588	$861	$870
2 BR / 1 BA	56	18.2%	52	92.9%	792	$1,083	$1,091
3 BR / 1 BA	2	0.6%	2	100.0%	986	$1,250	$1,300
Property Total / Wtd Avg.	130	42.2%	124	95.4%	682	$960	$972
Portfolio Total / Wtd Avg.	308	100.0%	294	95.5%	700	$1,000	$1,004
(1)	Based on the underwritten rent rolls dated September 3, 2026. Average Monthly Rent Per Unit is based on occupied units.
(2)	42 units at the Panorama Apartments property, accounting for 13.6% of total units and 15.1% of total underwritten base rent of the Oakbrook Crossing & Panorama Apartments properties are operating on month-to-month leases.
B-94

Multifamily – Garden Various San Antonio, TX 78228	Collateral Asset Summary – Loan No. 11 Oakbrook Crossing & Panorama Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,400,000 62.2% 1.37x 10.8%

The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Oakbrook Crossing & Panorama Apartments properties:

Cash Flow Analysis(1)(2)
	2024	2025	TTM 6/30/2026	UW	U/W Per Unit
Base Rent - Residential	$3,657,088	$3,662,297	$3,694,670	$3,526,452	$11,450
Potential Income from Vacant Units	0	0	0	157,560	$512
Gross Potential Rent - Residential	$3,657,088	$3,662,297	$3,694,670	$3,684,012	$11,961
Other Income(3)	526,611	510,597	493,712	493,712	$1,603
Net Rental Income	$4,183,698	$4,172,894	$4,188,381	$4,177,724	$13,564
(Vacancy / Credit Loss)	(707,064)	(373,330)	(247,082)	(236,425)	($768)
Effective Gross Income	$3,476,635	$3,799,564	$3,941,299	$3,941,299	$12,796

Real Estate Taxes	$527,214	$514,469	$505,997	$492,502	$1,599
Insurance	307,702	207,150	200,485	184,941	$600
Management Fee	104,299	113,987	118,239	118,239	$384
Other Expenses(4)	871,389	783,831	709,078	731,976	$2,377
Total Expenses	$1,810,604	$1,619,437	$1,533,799	$1,527,658	$4,960

Net Operating Income	$1,666,030	$2,180,127	$2,407,500	$2,413,641	$7,836
Replacement Reserves	0	0	0	77,000	$250
Net Cash Flow	$1,666,030	$2,180,127	$2,407,500	$2,336,641	$7,586

Occupancy	81.7%	92.1%	95.5%(5)	93.6%(6)
NCF DSCR	0.98x	1.28x	1.41x	1.37x
NOI Debt Yield	7.4%	9.7%	10.7%	10.8%

(1)	Based on the underwritten rent rolls dated September 3, 2026.
(2)	The increase from 2024 NOI through the TTM 6/30/2026 NOI can primarily be attributed to the lease up of the portfolio following the extensive renovation of the properties from 2023 to 2026.
(3)	Other Income includes renters insurance, utility fees, late fees, application fees, and various other sources of miscellaneous income.
(4)	Other Expenses include payroll and benefits, repairs and maintenance, general and administrative, and utilities.
(5)	Represents occupancy as of the September 3, 2026 rent rolls.
(6)	Represents economic occupancy.

Appraisal. According to the appraisals, the Oakbrook Crossing & Panorama Apartments properties had an aggregate “as-is” appraised value of $36,000,000 as of April 7, 2026, as shown in the table below.

Oakbrook Crossing & Panorama Apartments Appraised Value(1)
Property	Value	Capitalization Rate
Panorama Apartments	$20,800,000	6.00%
Oakbrook Crossing	$15,200,000	6.00%
Total / Wtd. Avg.	$36,000,000	6.00%

(1)	Source: Appraisals.

B-95

Multifamily – Garden Various San Antonio, TX 78228	Collateral Asset Summary – Loan No. 11 Oakbrook Crossing & Panorama Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,400,000 62.2% 1.37x 10.8%

The following table presents certain information relating to comparable multifamily properties to the Oakbrook Crossing & Panorama Apartments properties:

Multifamily Rent Comparables(1)
Property Name / Location	Distance from Subject	Year Built / Renovated	Number of Units	Occupancy	Unit Type	Size (SF)	Average Rent Per Unit
Panorama Apartments San Antonio, TX	-	1976-1977 / 2023-2026	178(2)	95.5%(2)	Studio(2)	416 SF(2)	$767(2)
					1 BR / 1 BA(2)	654 SF(2)	$901(2)
					2 BR / 1 BA(2)	902 SF(2)	$1,217(2)
					2 BR / 2 BA(2)	965 SF(2)	$1,285(2)
					3 BR / 1 BA(2)	1,001 SF(2)	$1,350(2)
					3 BR / 1.5 BA(2)	1,001 SF(2)	$1,369(2)
Oakbrook Crossing San Antonio, TX	-	1967 / 2023-2026	130(2)	95.4%(2)	1 BR / 1 BA(2)	588 SF(2)	$861(2)
					2 BR / 1 BA(2)	792 SF(2)	$1,083(2)
					3 BR / 1 BA(2)	986 SF(2)	$1,250(2)
The Park on Bandera San Antonio, TX	0.1 mi	1970 / NAP	237	96.0%	1 BR / 1 BA	600-1,400 SF	$800-$1,160
					2 BR / 1 BA	900-1,400 SF	$975-$1,160
					2 BR / 2 BA	910 SF	$1,000
					3 BR / 1 BA	962 SF	$1,300
					3 BR / 2 BA	1,255 SF	$1,400
Summer Place San Antonio, TX	0.7 mi	1984 / NAP	156	89.3%	Studio	396 SF	$635
					1 BR / 1 BA	480 SF	$695
Pearl Park Apartments San Antonio, TX	1.0 mi	1974 / NAP	188	94.0%	1 BR / 1 BA	737 SF	$968
					2 BR / 1 BA	949 SF	$1,053
					2 BR / 2 BA	1,076 SF	$1,236
					3 BR / 2 BA	1,267 SF	$1,430
The Connally Apartments San Antonio, TX	1.0 mi	1973 / NAP	152	89.0%	1 BR / 1 BA	737 SF	$1,000
					2 BR / 1 BA	949 SF	$1,150
					2 BR / 2 BA	1,036 SF	$1,036
					3 BR / 2 BA	1,267 SF	$1,450
Oaks on Bandera Apartments San Antonio, TX	1.4 mi	1970 / NAP	208	90.0%	1 BR / 1 BA	555-585 SF	$900-$975
					2 BR / 1 BA	667-775 SF	$775-$1,225
(1)	Source: Appraisals, unless otherwise indicated.
(2)	Based on the underwritten rent rolls dated September 3, 2026. Average Rent Per Unit reflects the average value for occupied units.

B-96

Office – CBD 400-444 North Capitol Street Northwest Washington, DC 20001	Collateral Asset Summary – Loan No. 12 Hall of the States	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 48.3% 2.64x 18.1%
Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Acquisition	Property Type – Subtype:	Office – CBD
Borrower Sponsor(s):	MEBA Pension Trust	Collateral:	Fee
Borrower(s):	MEBAR Realty LLC	Location:	Washington, DC
Original Balance(1):	$20,000,000	Year Built / Renovated:	1976 / 2018-2022
Cut-off Date Balance(1):	$20,000,000	Property Management:	LPC Commercial Services, Inc.
% by Initial UPB:	2.9%	Size:	619,328 SF
Interest Rate:	6.55300%	Appraised Value / Per SF:	$289,600,000 / $468
Note Date:	September 8, 2026	Appraisal Date:	June 26, 2026
Original Term:	60 months	Occupancy:	84.3% (as of August 16, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	84.9%
Original Amortization:	NAP	Underwritten NOI(4):	$25,381,577
Interest Only Period:	60 months	Underwritten NCF:	$24,544,498
First Payment Date:	November 6, 2026
Maturity Date:	October 6, 2031	Historical NOI(3)
Additional Debt Type(1):	Pari Passu	Most Recent NOI(4):	$15,859,138 (TTM May 31, 2026)
Additional Debt Balance(1):	$120,000,000	2025 NOI:	$15,298,202
Call Protection(2):	L(25),D(28),O(7)	2024 NOI:	$13,802,741
Lockbox / Cash Management:	Springing / Springing	2023 NOI:	$16,437,294

Reserves				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$226
Taxes:	$0	Springing	NAP	Maturity Date Loan / SF:	$226
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	48.3%
Replacement Reserves:	$0	Springing	NAP	Maturity Date LTV:	48.3%
TI / LC:	$0	Springing	NAP	UW NOI DY:	18.1%
Critical Tenant Reserve:	$0	Springing	NAP	UW NCF DSCR:	2.64x
Unfunded Obligations:	$4,168,702	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan:(1)	$140,000,000	76.2%	Land Purchase Price:	$169,453,049	92.3%
Principal Equity Contribution:	43,649,397	23.8	Transfer Tax and Recordation Fees:	7,928,991	4.3
			Upfront Reserves:	4,168,702	2.3
			Closing Costs:	2,098,655	1.1
Total Sources	$183,649,397	100.0%	Total Uses	$183,649,397	100.0%
(1)	The Hall of the States mortgage loan is part of the Hall of the States whole loan, which is comprised of four pari passu promissory notes with an aggregate original principal balance of $140,000,000. The Financial Information in the chart above is based on the Hall of the States whole loan.
(2)	Defeasance of the Hall of the States whole loan is permitted at any time on and after the first payment date after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) September 8, 2029. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the Benchmark 2026-V25 securitization trust in November 2026. The actual defeasance lockout period may be longer.
(3)	Historical cash flows include ground lease expense. The purpose of the Hall of the States whole loan was to finance the fee simple interest in the land and collapse the fee and leasehold interests. As a consequence, there will be no future ground lease payments.
(4)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to the elimination of the annual ground lease obligation due to the acquisition of the Hall of the States property.

The table below identifies the promissory notes that comprise the Hall of the States whole loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	Benchmark 2026-V24	Yes
A-2(1)	$15,000,000	$15,000,000	GSBI	No
A-3(1)	$30,000,000	$30,000,000	GSBI	No
A-4	$20,000,000	$20,000,000	Benchmark 2026-V25	No
Total	$140,000,000	$140,000,000
(1)	Expected to be contributed to one or more future securitizations or may otherwise be transferred at any time.

B-97

Office – CBD 400-444 North Capitol Street Northwest Washington, DC 20001	Collateral Asset Summary – Loan No. 12 Hall of the States	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 48.3% 2.64x 18.1%

The following table presents certain information relating to the top tenants at the Hall of the States property based on underwritten base rent:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P / Fitch)(2)	Net Rentable Area (SF)	% of NRSF	U/W Base Rent	U/W Base Rent Per SF	% Annual U/W Base Rent	Lease Expiration	Renewal Option	Termination Option (Y/N)(3)
Major Tenants-Office
NBC News Channel(4)	A3 / A- / A-	86,210	13.9%	$6,793,184	$78.80	19.2%	1/31/2029(5)	2 x 5 Year	N
Fox News, Inc.	Baa2 / BBB / NR	51,870	8.4%	$3,366,206	$64.90	9.5%	6/30/2030	2 x 5 Year	Y(12)
C-SPAN	NR / NR / NR	51,638	8.3%	$2,725,834	$52.79	7.7%	10/31/2034(6)	Various(9)	N
Nexstar Media Group, Inc.	NR / BB+ / NR	29,707	4.8%	$2,273,383	$76.53	6.4%	6/30/2034(7)	1 x 5 Year	N
American Gas Association	NR / NR / NR	31,167	5.0%	$2,272,706	$72.92	6.4%	12/31/2029	Various(10)	N
National Governors Association	NR / NR / NR	23,615	3.8%	$1,813,493	$76.79	5.1%	12/31/2032	1 x 5 Year(11)	N
Media Investment Projects OPCO LLC	NR / NR / NR	10,525	1.7%	$834,175	$79.26	2.4%	3/31/2032(8)	N	Y(13)
TWCNews	NR / BB+ / NR	8,834	1.4%	$703,540	$79.64	2.0%	12/31/2030	1 x 5 Year	N
District No.1 PCD, MEBA	NR / NR / NR	9,000	1.5%	$614,250	$68.25	1.7%	12/31/2037	1 x 5 Year	N
Dominion Resources Service Inc	NR / NR / NR	7,017	1.1%	$517,623	$73.77	1.5%	11/30/2029	1 x 5 Year	N
Top 10 Tenants		309,583	50.0%	$21,914,392	$70.79	62.1%
Other Tenants		212,396	34.3%	$13,375,178	$62.97	37.9%
Total Occupied		521,979	84.3%	$35,289,571	$67.61	100.0%
Vacant		97,349	15.7%
Total		619,328	100.0%
(1)	Based on the underwritten rent roll dated August 16, 2026, including contractual rent steps of $853,519 through October 31, 2027.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Termination Option (Y/N) denotes unilateral tenant termination rights. Other tenant termination or contraction rights may exist. See also “Description of the Mortgage Pool--Tenant Issues—Lease Expirations and Terminations” in the Preliminary Prospectus.
(4)	NBC News Channel subleases approximately 23.7% of its space to Versant Media, LLC at an average monthly base rent of approximately $130,000 through the expiration of the sublease on September 30, 2028.
(5)	NBC News Channel's leased space expires on January 31, 2029; however, antenna space PH850 expires on December 31, 2028.
(6)	C-SPAN's leased space expires on October 31, 2034; however, storage space C-3 is leased on a month-to-month basis.
(7)	Nexstar Media Group, Inc.’s leased premises have staggered expiration dates ranging from February 28, 2027, through June 30, 2034.
(8)	Media Investments Projects OPCO LLC leased space expires on March 31, 2032; however, storage space G-1 is leased on a month-to-month basis.
(9)	C-SPAN has the option to renew its lease for two additional, successive terms of five years each, or for one additional term of 10 years.
(10)	American Gas Association has the option to renew its lease for an additional consecutive term of five or 10 years.
(11)	Sublandlord elected to renew the prime lease; the remaining term of the prime lease expires December 31, 2032.
(12)	Fox News, Inc. has a one-time option to terminate its Storage Premises Suite #S-10 (259 SF), subject to advance notice and satisfaction of the conditions set forth in the lease.
(13)	Media Investment Projects OPCO LLC has a one-time lease termination option exercisable effective March 31, 2028, subject to notice provided no later than January 31, 2027, no uncured default, and payment of the applicable termination fee.

The following table presents certain information relating to the lease rollover schedule at the Hall of the States property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
MTM & 2026	26,193	4.2%	4.2%	$1,903,029	5.4%	$72.65	25
2027	19,798	3.2%	7.4%	$1,502,366	4.3%	$75.88	16
2028	25,083	4.1%	11.5%	$1,651,105	4.7%	$65.83	12
2029	144,125	23.3%	34.7%	$10,963,540	31.1%	$76.07	30
2030	73,430	11.9%	46.6%	$4,971,063	14.1%	$67.70	17
2031	25,153	4.1%	50.7%	$1,879,583	5.3%	$74.73	16
2032	61,257	9.9%	60.6%	$4,656,251	13.2%	$76.01	14
2033	9,499	1.5%	62.1%	$659,757	1.9%	$69.46	2
2034	83,677	13.5%	75.6%	$5,170,437	14.7%	$61.79	12
2035(2)	0	0.0%	75.6%	$0	0.0%	$0.00	1
2036 & Thereafter	53,764	8.7%	84.3%	$1,932,439	5.5%	$35.94	11
Vacant	97,349	15.7%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	619,328	100.0%		$35,289,571	100.0%	$67.61	156
(1)	Based on the underwritten rent roll dated August 16, 2026, including contractual rent steps of $853,519 through October 31, 2027.
(2)	Colonial Parking, Inc.’s lease expires in 2035; however, no underwritten base rent is included in the 2035 expiration bucket, as parking revenue is reflected separately in the cash flow.
B-98

Office – CBD 400-444 North Capitol Street Northwest Washington, DC 20001	Collateral Asset Summary – Loan No. 12 Hall of the States	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 48.3% 2.64x 18.1%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Hall of the States property:

Cash Flow Analysis
	2022	2023	2024	2025	TTM 5/31/2026	UW	UW PSF
Base Rent(1)	$35,165,732	$34,446,482	$34,406,148	$35,517,881	$35,828,645	$35,289,571	$56.98
Rent Step(2)	0	0	0	0	0	100,437	$0.16
Overage / Percentage Rent	0	45,464	90,793	(24,257)	(36,257)	0	$0.00
Potential Income from Vacant Space	0	0	0	0	0	7,581,392	$12.24
Gross Potential Rent	$35,165,732	$34,491,946	$34,496,941	$35,493,624	$35,792,389	$42,971,400	$69.38
Total Reimbursements(3)	$1,961,147	$1,565,129	$2,919,381	$3,378,263	$3,603,155	$3,143,260	$5.08
Net Rental Income	$37,126,879	$36,057,075	$37,416,322	$38,871,888	$39,395,544	$46,114,660	$74.46
Other Income(4)	3,319,669	4,720,402	4,043,365	3,620,109	3,674,657	3,979,586	$6.43
(Vacancy & Credit Loss) (5)	(1,037,124)	(1,191,473)	(4,162,448)	(1,374,049)	(1,198,829)	(7,581,392)	($12.24)
Effective Gross Income	$39,409,424	$39,586,004	$37,297,240	$41,117,948	$41,871,372	$42,512,854	$68.64

Real Estate Taxes(6)	$6,492,296	$6,726,905	$6,315,267	$6,222,247	$5,702,690	$5,439,159	$8.78
Insurance	$386,723	$464,789	$419,643	$430,939	$609,684	$437,700	$0.71
Management Fee	$765,004	$940,268	$930,039	$1,150,422	$1,347,444	$850,257	$1.37
Other Expenses	$14,190,889	$15,016,747	$15,829,549	$18,016,139	$18,352,417	$10,404,161	$16.80
Total Expenses	$21,834,912	$23,148,709	$23,494,498	$25,819,746	$26,012,234	$17,131,277	$27.66

Net Operating Income(7)	$17,574,513	$16,437,294	$13,802,741	$15,298,202	$15,859,138	$25,381,577	$40.98
Replacement Reserves	$0	$0	$0	$0	$0	$123,866	$0.20
TI/LC	$0	$0	$0	$0	$0	$713,213	$1.15
Net Cash Flow	$17,574,513	$16,437,294	$13,802,741	$15,298,202	$15,859,138	$24,544,498	$39.63

Occupancy %(8)	89.7%	87.3%	87.1%	87.7%	NAV	83.9%
NCF DSCR(9)	1.89x	1.77x	1.48x	1.64x	1.70x	2.64x
NOI Debt Yield(9)	12.6%	11.7%	9.9%	10.9%	11.3%	18.1%
(1)	Base Rent based on underwritten rent roll dated August 16, 2026, with rent steps of $853,519 through October 31, 2027, excluding 16 known tenant vacates.
(2)	Rent Step based on a straight-line average of credit tenant rent steps over the Hall of the States whole loan term.
(3)	Based on In-Place Contractual Leases and Historical Reimbursement Schedules for CAM and Real Estate Taxes accounting for PY adjustments applied in year incurred and based on TTM Direct Bills for Utilities.
(4)	Other Income includes parking income and other revenue.
(5)	Vacancy & Credit Loss include vacancy loss, concessions, and bad debt.
(6)	Real Estate Taxes based on actual 2026 taxes.
(7)	The increase from TTM 5/31/2026 NOI to UW NOI is primarily attributable to the elimination of the annual ground lease obligation due to the acquisition of the Hall of the States property.
(8)	Occupancy based on historical financials and U/W based on the August 16, 2026 rent roll.
(9)	DSCRs and Debt Yields are based on the Hall of the States whole loan.

B-99

Office – CBD 400-444 North Capitol Street Northwest Washington, DC 20001	Collateral Asset Summary – Loan No. 12 Hall of the States	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 48.3% 2.64x 18.1%

Appraisal. According to the appraisal, the Hall of the States property had an “as-is” appraised value of $289,600,000, as of June 26, 2026.

Hall of the States Appraised Value(1)
Property	Value	Capitalization Rate
Hall of the States	$289,600,000	9.50%
(1)	Source: Appraisal.

The table below presents certain information relating to office leases comparable to those at the Hall of the States property identified by the appraisal:

Comparable Office Leases(1)
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (years)	Annual Rent PSF
Hall of the States Washington, DC	1976 / 2018-2022	619,328(2)	Multi State Tax Commission National Council of State Housing Agencies Rumble, Inc.	6,820(2) 4,689(2) 3,249(2)	Feb-12(2)(3) Feb-12(2)(4) Nov-26(2)	12.5(2)(5) 11.0(2)(5) 5.0(2)(5)	$70.01(2) $71.75(2) $73.00(2)
20 F Street Northwest Washington, DC	2010 / NAP	178,148	Bose McKinney & Evans LLP	1,250	Apr-26	10.0	$61.00
The Portrait Building Washington, DC	2005 / NAP	135,798	The Beer Institute	6,179	Feb-26	12.0	$68.00
601 Pennsylvania Avenue Northwest Washington, DC	1990 / 2022	224,486	American Land Title Association	6,730	Sep-25	11.6	$77.90
Capitol Place III Washington, DC	1985 / 2020	211,542	Adler Colvin	4,555	Feb-25	6.0	$64.50
(1)	Source: Appraisal unless otherwise noted.
(2)	Information derived from the rent roll dated August 16, 2026.
(3)	Multi State Tax Commission renewed their lease on July 1, 2024. The date reflected in the table represents the initial lease start date.
(4)	National Council of State Housing Agencies renewed their lease on May 13, 2026. The date reflected in the table represents the initial lease start date.
(5)	Lease Term is calculated based on the period between the current lease commencement date and lease expiration date as reflected on the August 16, 2026 rent roll.

B-100

Office – Suburban 1205, 1225, 1305 and 1325 Franklin Avenue Garden City, NY 11530	Collateral Asset Summary – Loan No. 13 Franklin Avenue Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 45.8% 1.70x 14.7%
Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Office – Suburban
Borrower Sponsor(s):	Joshua Roshanzamir and Behzad Nehmadi	Collateral:	Fee
Borrower(s):	CE FAP Owner LLC	Location:	Garden City, NY
Original Balance(1):	$20,000,000	Year Built / Renovated:	1980 / 2008
Cut-off Date Balance(1):	$20,000,000	Property Management:	Monument Property Management LLC and Cushman & Wakefield U.S., Inc.
% by Initial UPB:	2.9%	Size:	489,492 SF
Interest Rate:	7.62400%	Appraised Value / Per SF:	$93,800,000 / $192
Note Date:	October 22, 2026	Appraisal Date:	July 1, 2026
Original Term:	60 months	Occupancy:	77.3% (as of September 30, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	78.4%
Original Amortization:	NAP	Underwritten NOI(3):	$6,328,810
Interest Only Period:	60 months	Underwritten NCF:	$5,637,124
First Payment Date:	December 6, 2026
Maturity Date:	November 6, 2031	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI(3):	$5,134,812 (TTM June 30, 2026)
Additional Debt Balance(1):	$23,000,000	2025 NOI:	$5,961,528
Call Protection(2):	L(24),D(29),O(7)	2024 NOI:	$6,442,432
Lockbox / Cash Management:	Hard / Springing	2023 NOI:	$6,682,968

Reserves				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$88
Taxes:	$409,251	$102,313	NAP	Maturity Date Loan / SF:	$88
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	45.8%
Replacement Reserves:	$0	$10,198	NAP	Maturity Date LTV:	45.8%
TI / LC:	$4,000,000	$81,587	NAP	UW NOI DY:	14.7%
Unfunded Obligations:	$1,167,104	$0	NAP	UW NCF DSCR:	1.70x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan:(1)	$43,000,000	100.0%	Loan Payoff:	$27,971,297	65.0%
			Equity Repatriation:	7,572,992	17.6
			Upfront Reserves:	5,576,355	13.0
			Closing Costs:	1,879,356	4.4
Total Sources	$43,000,000	100.0%	Total Uses	$43,000,000	100.0%
(1)	The Franklin Avenue Plaza mortgage loan is part of the Franklin Avenue Plaza whole loan, which is comprised of four pari passu promissory notes with an aggregate original principal balance of $43,000,000. The Financial Information in the chart above is based on the Franklin Avenue Plaza whole loan
(2)	Defeasance of the Franklin Avenue Plaza whole loan is permitted on any date after the lockout period, provided no event of default exists. The lockout period extends from closing date to but excluding the first payment date following the earlier to occur of (a) the third anniversary of the closing date and (b) the second anniversary of the date of which the Franklin Avenue Plaza whole loan, has been securitized. The assumed defeasance lockout period of 24 payments is based on the expected Benchmark 2026-V25 securitization trust closing date in November 2026. The actual lockout period may be longer.
(3)	The increase from Most Recent NOI to Underwritten NOI is attributable to an increase in operational efficiencies.

The table below identifies the promissory notes that comprise the Franklin Avenue Plaza whole loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1(1)	$15,000,000	$15,000,000	GSBI	Yes
A-2	$10,000,000	$10,000,000	Benchmark 2026-V25	No
A-3	$10,000,000	$10,000,000	Benchmark 2026-V25	No
A-4(1)	$8,000,000	$8,000,000	GSBI	No
Total	$43,000,000	$43,000,000
(1)	Expected to be contributed to one or more future securitizations or may otherwise be transferred at any time.

B-101

Office – Suburban 1205, 1225, 1305 and 1325 Franklin Avenue Garden City, NY 11530	Collateral Asset Summary – Loan No. 13 Franklin Avenue Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 45.8% 1.70x 14.7%

The following table presents certain information relating to the top tenants at the Franklin Avenue Plaza property based on underwritten base rent:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P / Fitch)(2)	Net Rentable Area (SF)	% of NRSF	U/W Base Rent	U/W Base Rent Per SF	% Annual U/W Base Rent	Lease Expiration	Renewal Option	Termination Option (Y/N)(3)
Major Tenants-Office
Merrill Lynch, Pierce, Fenner & Smith Incorporated	A1/A-/AA-	54,552	11.1%	$1,824,145	$33.44	14.3%	11/30/2028	1 x 5 year	Y(4)
Stifel, Nicolaus & Company, Inc.	NR/BBB/BBB+	28,721	5.9%	$1,349,078	$46.97	10.6%	3/31/2028	N	N
Stark Business Solutions	NR/NR/NR	18,377	3.8%	$631,618	$34.37	4.9%	10/31/2039	1 x 5 year	N
Friedman Vartolo LLP	NR/NR/NR	20,887	4.3%	$610,343	$29.22	4.8%	12/6/2030	N	N
Kaufman Borgeest & Ryan LLP	NR/NR/NR	15,760	3.2%	$603,657	$38.30	4.7%	6/30/2027	N	N
Dell & Dean, PLLC	NR/NR/NR	14,231	2.9%	$528,565	$37.14	4.1%	1/25/2037	N	N
Bessemer Trust Company	NR/NR/NR	14,718	3.0%	$485,105	$32.96	3.8%	10/31/2035	1 x 5 year	N
Gerber Ciano Kelly Brady LLP	NR/NR/NR	8,448	1.7%	$311,699	$36.90	2.4%	1/20/2028	N	N
LSC Communications Book, LLC	NR/NR/NR	8,726	1.8%	$296,237	$33.95	2.3%	7/31/2030	N	N
Brosnan & Associates, LLP	NR/NR/NR	9,416	1.9%	$295,194	$31.35	2.3%	11/30/2029	N	N
Top 10 Tenants		193,836	39.6%	$6,935,641	$35.78	54.2%
Other Tenants		184,347	37.7%	$5,851,287	$31.74	45.8%
Total Occupied		378,183	77.3%	$12,786,928	$33.81	100.0%
Vacant		111,309	22.7%
Total		489,492	100.0%
(1)	Based on the underwritten rent roll date September 30, 2026, with rent steps through November 1, 2027.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Termination Option (Y/N) denotes unilateral tenant termination rights. Other tenant termination or contraction rights may exist. See also “Description of the Mortgage Pool--Tenant Issues—Lease Expirations and Terminations” in the Preliminary Prospectus.
(4)	Merrill Lynch, Pierce, Fenner & Smith Incorporated has ongoing rights to terminate the lease with respect to Suite 100 and up to 20.0% of the rentable square footage of Suite 350, effective at any time on or after November 30, 2026, upon at least 12 months’ prior written notice, subject to the terms and conditions of the lease.

The following table presents certain information relating to the lease rollover schedule at the Franklin Avenue Plaza property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
MTM & 2026	4,263	0.9%	0.9%	$92,520	0.7%	$21.70	5
2027	43,223	8.8%	9.7%	$1,358,071	10.6%	$31.42	16
2028	122,474	25.0%	34.7%	$4,471,131	35.0%	$36.51	15
2029	51,094	10.4%	45.2%	$1,602,730	12.5%	$31.37	16
2030	47,731	9.8%	54.9%	$1,515,275	11.9%	$31.75	8
2031	23,392	4.8%	59.7%	$683,405	5.3%	$29.22	7
2032	1,970	0.4%	60.1%	$68,886	0.5%	$34.97	1
2033	7,353	1.5%	61.6%	$275,573	2.2%	$37.48	3
2034	10,281	2.1%	63.7%	$400,816	3.1%	$38.99	2
2035(2)	33,794	6.9%	70.6%	$1,158,339	9.1%	$34.28	4
2036 & Thereafter	32,608	6.7%	77.3%	$1,160,182	9.1%	$35.58	2
Vacant	111,309	22.7%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	489,492	100.0%		$12,786,928	100.0%	$33.81	79
(1)	Based on the underwritten rent roll date September 30, 2026, with rent steps through November 1, 2027.
(2)	Certain tenants may have termination, contraction or renewal options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

B-102

Office – Suburban 1205, 1225, 1305 and 1325 Franklin Avenue Garden City, NY 11530	Collateral Asset Summary – Loan No. 13 Franklin Avenue Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 45.8% 1.70x 14.7%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Franklin Avenue Plaza property:

Cash Flow Analysis
	2023	2024	2025	TTM 6/30/2026	UW	UW PSF
Base Rent(1)	$13,044,601	$13,205,115	$13,128,666	$12,870,095	$12,786,928	$26.12
Credit Tenant Rent Steps	0	0	0	0	43,815	$0.09
Potential Income from Vacant Space	0	0	0	0	3,759,143	$7.68
Gross Potential Rent	$13,044,601	$13,205,115	$13,128,666	$12,870,095	$16,589,886	$33.89
Total Reimbursements(2)	1,244,295	942,504	1,027,689	923,252	722,211	$1.48
Net Rental Income	$14,288,896	$14,147,619	$14,156,355	$13,793,347	$17,312,097	$35.37
Other Income	375,638	359,888	210,620	231,210	291,078	$0.59
(Vacancy & Credit Loss)	(190,030)	0	0	(28,044)	(3,759,143)	-$7.68
Effective Gross Income	$14,474,504	$14,507,506	$14,366,974	$13,996,513	$13,844,032	$28.28

Real Estate Taxes(3)	$2,694,426	$2,493,112	$2,388,985	$2,388,985	$2,076,113	$4.24
Insurance(4)	392,713	438,797	698,969	706,550	321,017	$0.66
Management Fee	514,265	542,458	578,172	679,364	540,000	$1.10
Other Expenses	4,190,132	4,590,707	4,739,320	5,086,802	4,578,093	$9.35
Total Expenses	$7,791,536	$8,065,075	$8,405,447	$8,861,701	$7,515,222	$15.35

Net Operating Income	$6,682,968	$6,442,432	$5,961,528	$5,134,812	$6,328,810	$12.93
Replacement Reserves	0	0	0	0	122,373	$0.25
TI/LC	0	0	0	0	569,313	$1.16
Net Cash Flow	$6,682,968	$6,442,432	$5,961,528	$5,134,812	$5,637,124	$11.52

Occupancy %(5)	NAV	78.5%	82.5%	77.3%(6)	78.4%(7)
NCF DSCR(8)	2.01x	1.94x	1.79x	1.54x	1.70x
NOI Debt Yield(8)	15.5%	15.0%	13.9%	11.9%	14.7%
(1)	Based on underwritten rent roll as of September 30, 2026, with rent steps through November 1, 2027.
(2)	Based on underwritten rent roll as of September 30, 2026.
(3)	Based on 2026/2027 tax estimate which is inclusive of a recent successful tax appeal with the county.
(4)	Based on actual insurance premium.
(5)	Occupancy based on historical physical occupancies.
(6)	Occupancy based on physical occupancy as of September 30, 2026.
(7)	Occupancy based on underwritten economic occupancy.
(8)	DSCRs and Debt Yields are based on the Franklin Avenue Plaza whole loan.

B-103

Office – Suburban 1205, 1225, 1305 and 1325 Franklin Avenue Garden City, NY 11530	Collateral Asset Summary – Loan No. 13 Franklin Avenue Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 45.8% 1.70x 14.7%

Appraisal. According to the appraisal, the Franklin Avenue Plaza property had an “as-is” appraised value of $93,800,000, as of July 1, 2026.

Franklin Avenue Plaza Appraised Value(1)
Property	Value	Capitalization Rate
Franklin Avenue Plaza	$93,800,000	8.00%
(1)	Source: Appraisal.

The table below presents certain information relating to office leases comparable to those at the Franklin Avenue Plaza property identified by the appraisal:

Comparable Office Leases(1)
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (years)	Annual Rent PSF
Franklin Avenue Plaza Garden City, NY	1980 / 2008	489,492(2)	Gerber Ciano Kelly Brady LLP(2)	8,448(2)	9/21/2020(2)	7.33(2)	$36.90(2)
585 Stewart Avenue Garden City, NY	1967 / 2020	155,000	Marc W Roberts Esq	3,030	5/1/2025	10.0	$45.00
Atria West Garden City, NY	1987 / 2014	608,052	Garfunkel Wild	41,556	2/22/2025	10.0	$35.00
1010 & 1050 Franklin Avenue Garden City, NY	1978 / NAP	111,674	Mound Cotton	3,255	8/1/2024	5.0	$36.50
585 Stewart Avenue Garden City, NY	1967 / 2020	155,000	Big Apple Acupuncture, P.C. BMMR Enterprises	1,658 2,097	6/1/2024 2/1/2024	5.0 5.0	$33.10 $31.51
100-400 Garden City Plaza Garden City, NY	1969 / NAP	594,813	Newman Company	1,493	5/31/2023	5.0	$36.00
1100 Franklin Avenue Garden City, NY	1970 / NAP	29,260	Dr. Tangredi Endodontist	2,500	1/7/2023	15.0	$38.00
(1)	Source: Appraisal unless otherwise noted.
(2)	Information derived from the underwritten rent roll as of September 30, 2026, with rent steps through November 1, 2027.

B-104

Industrial – R&D Various San Jose, CA 95134	Collateral Asset Summary – Loan No. 14 The Assembly	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,165,500 64.0% 1.46x 11.1%
Mortgage Loan Information		Property Information
Loan Seller:	Barclays	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Acquisition	Property Type - Subtype:	Industrial – R&D
Borrower Sponsor(s):	Brett Michael Lipman and Farshid Steve Shokouhi	Collateral:	Fee
Borrower(s):	Preylock Assembly, LLC	Location:	San Jose, CA
Original Balance(1):	$18,165,500	Year Built / Renovated:	1980-1999 / 2023-2026
Cut-off Date Balance(1):	$18,165,500	Property Management:	Preylock Property Management, LLC
% by Initial UPB:	2.7%	Size:	491,458 SF
Interest Rate:	7.03000%	Appraised Value / Per SF:	$269,000,000 / $547
Note Date:	September 29, 2026	Appraisal Date:	August 10, 2026
Original Term:	60 months	Occupancy:	100.0% (as of September 30, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	90.0%
Original Amortization:	NAP	Underwritten NOI(2):	$19,159,471
Interest Only Period:	60	Underwritten NCF:	$17,881,681
First Payment Date:	November 6, 2026
Maturity Date:	October 6, 2031	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI(2):	$11,983,793 (T-5 Ann. May 31, 2026)
Additional Debt Balance(1):	$154,035,750	2025 NOI (2):	$6,656,736
Call Protection:	YM1(56),O(4)	2024 NOI(2):	$655,681
Lockbox / Cash Management:	Hard / Springing	2023 NOI(3):	NAV

Reserves				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan Per SF:	$350
Taxes:	$1,316,968	Springing	NAP	Maturity Date Loan Per SF:	$350
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	64.0%
TI/LC Reserve:	$0	Springing	NAP	Maturity Date LTV:	64.0%
Replacement Reserves:	$0	Springing	$98,292	UW NOI DY:	11.1%
Free Rent Reserve:	$15,148,113	$0	NAP	UW NCF DSCR:	1.46x
Unfunded Obligations:	$17,567,240	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1):	$172,201,250	56.1%	Purchase Price:	$264,925,000	86.3%
Borrower Sponsor Equity:	134,950,978	43.9	Upfront Reserves:	34,032,321	11.1
			Closing Costs:	8,194,907	2.7
Total Sources	$307,152,228	100.0%	Total Uses	$307,152,228	100.0%
(1)	The fourteenth largest mortgage loan, The Assembly mortgage loan, is part of The Assembly whole loan, which is evidenced by seven pari passu promissory notes with an aggregate principal balance of $172,201,250. Financial information presented in the chart above is based on The Assembly whole loan.
(2)	The increase in 2024 Most Recent NOI, 2025 Most Recent NOI, Most Recent NOI and Underwritten NOI from its respective previous period is primarily due to The Assembly property being fully renovated between 2023 and 2026 as part of a $136 million repositioning by the Assembly property seller. The Assembly property was 37.6% leased up until August 2025 and reached stabilization following the repositioning efforts from 2023 to 2026. Figure AI’s (321,740 SF, 65.5% of NRA) lease commenced in August 2025, Logitech’s (86,243 SF, 17.5% of NRA) lease commenced in April 2023 and Teradyne’s (83,475 SF, 17.0% of NRA) leased commenced in September 2026.
(3)	2023 NOI is not available as The Assembly property was fully renovated beginning in 2023.

B-105

Industrial – R&D Various San Jose, CA 95134	Collateral Asset Summary – Loan No. 14 The Assembly	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,165,500 64.0% 1.46x 11.1%

The table below identifies the promissory notes that comprise The Assembly whole loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1-A	$55,867,500	$55,867,500	BBCMS 2026-5C43	Yes
A-1-1-B	$3,165,500	$3,165,500	Benchmark 2026-V25	No
A-1-2	$15,000,000	$15,000,000	Benchmark 2026-V25	No
A-1-3(1)	$24,709,080	$24,709,080	BCREI	No
A-2-1-A	$41,632,500	$41,632,500	BBCMS 2026-5C43	No
A-2-1-B(1)	$2,284,500	$2,284,500	WFB	No
A-2-2(1)	$29,542,170	$29,542,170	WFB	No
Total	$172,201,250	$172,201,250
(1)	Expected to be contributed to one or more future securitization transactions.

The Assembly property is a 491,458 square foot, six-building advanced industrial R&D campus situated on an approximately 27.0-acre site along the North First Street Corridor in North San Jose, California.

The table below summarizes certain characteristics of the six buildings that comprise The Assembly property:

The Assembly – Property Summary(1)
Building(1)	Electrical(2)	SF(1)	Allocated Loan Amounts	Tenant(1)	WALT(1)	Rent PSF/YR(1)	Year Built / Renovated(2)	Max Clear Height(2)	Dock-High Loading(2)	Grade-Level Loading(2)	Buildout(2)
3930 N 1st St.	2,000 amps	86,243	$34,151,000	Logitech	7.1	$49.30	1982 / 2023	21'-6"	2	0	60% open floorplan creative office, 40% industrial
3940 N 1st St.	2,000 amps	61,750	$20,702,500	Figure AI	8.6	$43.92	1980 / 2026	16'-7"	3	1	100% industrial (manufacturing)
3950 N 1st St.	4,000 amps	46,142	$15,467,750	Figure AI	8.6	$43.92	1985 / 2026	16'-7"	2	1	100% industrial (manufacturing)
3960 N 1st St.	3,200 amps	98,674	$33,061,500	Figure AI	8.6	$43.92	1984 / 2025	28'-1"	1	1	100% industrial (manufacturing)
4000 N 1st St.	8,000 amps	115,174	$38,535,500	Figure AI	8.6	$43.88	1999 / 2026	33'-1"	1	1	25% open floorplan creative office, 75% industrial
90 Headquarters Dr.	6,500 amps	83,475	$30,283,000	Teradyne	15.8	$43.88	1983 / 2026	30'-6"	1	2	10% open floorplan creative office, 90% industrial
Total / W.A.	25,700 amps	491,458	$172,201,250		9.5	$44.85	1987 / 2025	26'-0"	10	6
(1)	Based on underwritten rent roll dated September 30, 2026.
(2)	Source: Appraisal.

B-106

Industrial – R&D Various San Jose, CA 95134	Collateral Asset Summary – Loan No. 14 The Assembly	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,165,500 64.0% 1.46x 11.1%

The table below identifies the total tenant capital overview at The Assembly property:

The Assembly Tenant Capital Summary
Building	Tenant	SF	Tenant Investment	Tenant Investment $ PSF	TI Allowance	TI Allowance $ PSF	Total Capital	Total Capital $ PSF
3930 N 1st St.	Logitech	86,243	$9,486,730	$110	$10,349,160	$120	$19,835,890	$230
3940 N 1st St.	Figure AI	61,750	$8,643,283	$140	$6,792,500	$110	$15,435,783	$250
3950 N 1st St.	Figure AI	46,142	$6,458,597	$140	$5,075,620	$110	$11,534,217	$250
3960 N 1st St.	Figure AI	98,674	$13,814,360	$140	$10,854,140	$110	$24,668,500	$250
4000 N 1st St.	Figure AI	115,174	$21,883,060	$190	$13,169,140	$114	$35,052,200	$304
90 Headquarters Dr.	Teradyne	83,475	$13,356,000	$160	$13,154,960	$158	$26,510,960	$318
Total		491,458	$73,642,030	$150	$59,395,520	$121	$133,037,550	$271

The following table presents certain information relating to the tenants at The Assembly property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(2)	UW Base Rent(2)	% of Total UW Base Rent(2)	Lease Expiration Date
Figure AI	NR/NR/NR	321,740	65.5%	$43.91	$14,126,244	64.1%	5/31/2035
Logitech	NR/NR/NR	86,243	17.5%	$49.30	$4,251,546	19.3%	11/30/2033
Teradyne	NR/NR/NR	83,475	17.0%	$43.88	$3,662,716	16.6%	8/31/2042
Occupied Collateral Total / Wtd. Avg.		491,458	100.0%	$44.85	$22,040,506	100.0%

Vacant Space		0	0.0%

Collateral Total		491,458	100.0%

(1)	Based on underwritten rent roll dated September 30, 2026.
(2)	UW Base Rent, UW Base Rent PSF and % of Total UW Base Rent includes contractual rent steps through August 2027.

The following table presents certain information relating to the tenant lease expirations at The Assembly property:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(2)	% of UW Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(2)	Cumulative % of UW Base Rent Expiring(2)
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2026 & MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2027	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2028	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2029	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2030	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2031	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2032	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2033	1	86,243	17.5%	$4,251,546	19.3%	86,243	17.5%	$4,251,546	19.3%
2034	0	0	0.0%	$0	0.0%	86,243	17.5%	$4,251,546	19.3%
2035	1	321,740	65.5%	$14,126,244	64.1%	407,983	83.0%	$18,377,790	83.4%
2036	0	0	0.0%	$0	0.0%	407,983	83.0%	$18,377,790	83.4%
2037 & Beyond	1	83,475	17.0%	$3,662,716	16.6%	491,458	100.0%	$22,040,506	100.0%
Total	3	491,458	100.00%	$22,040,506	100.0%
(1)	Based on the underwritten rent roll dated September 30, 2026.
(2)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative Base Rent Expiring and Cumulative % of UW Base Rent Expiring include rent steps through August 2027.
B-107

Industrial – R&D Various San Jose, CA 95134	Collateral Asset Summary – Loan No. 14 The Assembly	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,165,500 64.0% 1.46x 11.1%

The following table presents certain information relating to the underwritten cash flows of The Assembly property:

Operating History and Underwritten Net Cash Flows(1)(2)
	2024	2025	5/31/2026 YTD Ann. 2026	Underwritten(3)	Per Square Foot	%(4)
In-Place Base Rent	$3,862,455	$9,243,699	$12,680,944	$22,040,506	$44.85	84.4%
Expense Reimbursements	1,139,129	2,568,509	3,287,285	6,281,297	$12.78	24.0%
Vacancy Factor	0	0	0	(2,204,051)	($4.48)	(8.4%)
Effective Gross Income	$5,001,584	$11,812,208	$15,968,229	$26,117,752	$53.14	100.0%

Real Estate Taxes	$2,556,255	$2,565,916	$1,556,574	$3,334,422	$6.78	12.8%
Insurance	241,870	256,818	245,144	561,045	$1.14	2.1%
Management Fee	127,384	343,959	330,920	783,533	$1.59	3.0%
Utilities	546,685	1,079,834	1,110,703	232,587	$0.47	0.9%
Repairs and Maintenance	231,984	178,860	213,471	1,233,005	$2.51	4.7%
Janitorial	24,243	28,885	45,762	50,680	$0.10	0.2%
Snow and Trash Removal	3,110	11,174	1,445	0	$0.00	0.0%
General and Administrative	216,068	154,582	100,128	393,250	$0.80	1.5%
Marketing	0	3,313	0	0	$0.00	0.0%
Security	398,305	532,132	380,288	369,760	$0.75	1.4%
Total Expenses	$4,345,903	$5,155,472	$3,984,436	$6,958,281	$14.16	26.6%
Net Operating Income(5)	$655,681	$6,656,736	$11,983,793	$19,159,471	$38.98	73.4%
Replacement Reserves	0	0	0	49,146	$0.10	0.2%
TI/LC	0	0	0	1,228,645	$2.50	4.7%
Net Cash Flow	$655,681	$6,656,736	$11,983,793	$17,881,681	$36.38	68.5%
(1)	Based on the underwritten roll dated September 30, 2026.
(2)	2023 historical cash flows are not available as the Assembly property was fully renovated beginning in 2023.
(3)	Underwritten Rents in Place includes contractual rent steps through August 2027.
(4)	% column represents percent of Effective Gross Income.
(5)	The increase in 2024, 2025, YTD Ann. 2025 and Underwritten NOI is primarily due to The Assembly property being fully renovated between 2023 and 2026 as part of a $136 million repositioning by The Assembly property seller. The Assembly property was 37.6% leased up until August 2025 and reached stabilization following the repositioning efforts from 2023 to 2026. Figure AI’s (321,740 SF, 65.5% of NRA) lease commenced in August 2025, Logitech’s (86,243 SF, 17.5% of NRA) lease commenced in April 2023 and Teradyne’s (83,475 SF, 17.0% of NRA) leased commenced in September 2026

The following table presents certain information relating to comparable industrial leases to The Assembly property:

Summary of Comparable Leases(1)
Property / Location	Year Built / Renovated	Gross Leasable Area (GLA)	Occupancy	Transaction Type	Sale Date	Sales Price	Sales Price per SF
The Assembly	1980-1999 / 2023-2026	491,458(2)	100.0%(2)	Sale	September 2026	$264,925,000	$539
3930, 3940, 3950, 3960 & 4000 North First Street, 90 Headquarters Drive
San Jose, CA
Tesla Advanced Manufacturing Facility	2025 / NAV	267,099	100.0%	Sale	June 2026	$132,300,000	$495
49000 Milmont Drive
Fremont, CA
An R&D Property	1983 / NAV	138,887	100.0%	Sale	September 2025	$51,000,000	$367
47173 & 47266 Benicia Street
Fremont, CA
An R&D Property	1986 / 2022	72,776	100.0%	Sale	June 2025	$27,100,000	$372
401 Whitney Place
Fremont, CA
Intermolecular – R&D Facility	1986 / 2013	146,882	100.0%	Sale	August 2024	$81,750,000	$557
3011 N. 1st Street
San Jose, CA
CPF Northport Loop II, LLC	1996 / 2012	44,256	100.0%	Under Contract	June 2026	$18,800,000	$425
45738-45778 West Northport Loop
Fremont, CA
(1)	Source: Appraisal, unless stated otherwise.
(2)	Based on the underwritten rent roll as of September 30, 2026.
B-108

Multifamily – Student Housing 1421 North 16th Street and 1700 Lowes Drive Murray, KY 42071	Collateral Asset Summary – Loan No. 15 CEV Murray	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,000,000 61.2% 1.56x 13.4%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Student Housing
Borrower Sponsor(s):	Joey Y. Abraham	Collateral:	Fee
Borrower(s):	CEV South Holdings DE LLC and CEV Murray Holdings DE LLC	Location:	Murray, KY
Original Balance:	$18,000,000	Year Built / Renovated:	2000, 2008 / 2022
Cut-off Date Balance:	$18,000,000	Property Management:	Better Living PX, LLC
% by Initial UPB:	2.6%	Size:	898 Beds
Interest Rate:	7.81000%	Appraised Value / Per Bed:	$29,400,000 / $32,739
Note Date:	October 15, 2026	Appraisal Date:	June 3, 2026
Original Term:	60 months	Occupancy:	83.0% (as of September 24, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	85.8%
Original Amortization:	NAP	Underwritten NOI:	$2,405,481
Interest Only Period:	60 months	Underwritten NCF:	$2,228,242
First Payment Date:	December 6, 2026
Maturity Date:	November 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$2,560,635 (TTM August 31, 2026)
Additional Debt Balance:	NAP	2025 NOI(1):	$2,349,628
Call Protection:	L(24),D(29),O(7)	2024 NOI(1):	$1,782,647
Lockbox / Cash Management:	Springing / Springing	2023 NOI:	$1,648,555

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Bed:	$20,045
Taxes:	$159,000	$13,250	NAP	Maturity Date Loan / Bed:	$20,045
Insurance:	$97,360	$13,909	NAP	Cut-off Date LTV:	61.2%
Replacement Reserves:	$0	$14,770	NAP	Maturity Date LTV:	61.2%
Deferred Maintenance:	$662,400	$0	NAP	UW NOI DY:	13.4%
				UW NCF DSCR:	1.56x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$18,000,000	100.0%	Loan Payoff:	$13,219,327	73.4%
			Sponsor Equity:	3,174,792	17.6
			Upfront Reserves:	918,761	5.1
			Closing Costs:	687,120	3.8
Total Sources	$18,000,000	100.0%	Total Uses	$18,000,000	100.0%
(1)	The increase from 2024 NOI to 2025 NOI is primarily attributable to lower Vacancy/Credit Loss and higher Other Income at the CEV Murray property. Occupancy increased from 84.1% to 88.1% during the period, contributing to the reduction in Vacancy/Credit Loss.

B-109

Multifamily – Student Housing 1421 North 16th Street and 1700 Lowes Drive Murray, KY 42071	Collateral Asset Summary – Loan No. 15 CEV Murray	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,000,000 61.2% 1.56x 13.4%

The following table presents certain information relating to the bed mix at the CEV Murray property:

Bed Mix(1)
Unit Type	# of Beds(2)	% of Total Beds	Occupancy(2)	Average Bed Size (Sq. Ft.)	Average Monthly Rent Per Bed(2)	Average Monthly Market Rent Per Bed(3)
2BR/2BA (South)	24	2.7%	91.7%	488	$898	$725
3BR/3BA (North)	210	23.4%	91.9%	437	$465	$425
4BR/4BA (South)	384	42.8%	76.0%	361	$402	$380
4BR/4BA (North)	280	31.2%	85.0%	384	$445	$420
Total/Wtd. Avg.	898	100.0%	83.0%	389	$445	$412
(1)	Based on the underwritten rent roll dated September 24, 2026. Average Monthly Rent Per Bed is based on occupied beds.
(2)	# of Beds and Occupancy includes 26 non-revenue generating beds which are comprised of seven model beds, five courtesy officer beds, and four additional beds for which no underwritten rent is attributable. Average Monthly Rent Per Bed excludes these 26 beds. 385 of the 898 beds at the CEV Murray property have leases of less than 12 months (generally ranging from 9 to 11 months) and 8 of the 898 beds are on month-to-month leases.
(3)	Source: Appraisal.

B-110

Multifamily – Student Housing 1421 North 16th Street and 1700 Lowes Drive Murray, KY 42071	Collateral Asset Summary – Loan No. 15 CEV Murray	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,000,000 61.2% 1.56x 13.4%

The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the CEV Murray property:

Cash Flow Analysis(1)
	2023	2024(2)	2025(2)	TTM 8/31/2026	U/W	U/W Per Bed
Base Rent	$3,823,609	$3,897,920	$3,831,735	$3,935,731	$3,838,329	$4,274
Potential Income from Vacant Beds	0	0	0	0	735,300	$819
Gross Potential Income	$3,823,609	$3,897,920	$3,831,735	$3,935,731	$4,573,629	$5,093
Other Income(3)	658,454	642,889	905,832	892,190	770,778	$858
Net Rental Income	$4,482,062	$4,540,809	$4,737,567	$4,827,921	$5,344,407	$5,951
(Vacancy / Credit Loss)	(534,523)	(449,557)	(169,781)	(149,135)	(735,300)	($819)
Effective Gross Income	$3,947,539	$4,091,252	$4,567,785	$4,678,786	$4,609,107	$5,133

Real Estate Taxes	$246,509	$228,303	$207,345	$175,924	$212,031	$236
Insurance(4)	256,232	273,881	240,429	225,947	158,955	$177
Management Fee	120,811	122,738	137,034	140,364	138,273	$154
Utilities	851,687	792,538	898,679	801,618	828,240	$922
Other Expenses(5)	823,746	891,146	734,671	774,298	866,127	$965
Total Expenses	$2,298,984	$2,308,605	$2,218,158	$2,118,151	$2,203,626	$2,454

Net Operating Income	$1,648,555	$1,782,647	$2,349,628	$2,560,635	$2,405,481	$2,679
Replacement Reserves	0	0	0	0	177,239	$197
Net Cash Flow	$1,648,555	$1,782,647	$2,349,628	$2,560,635	$2,228,242	$2,481

Occupancy	89.7%	84.1%	88.1%	83.0%(6)	85.8%(7)
NCF DSCR	1.16x	1.25x	1.65x	1.80x	1.56x
NOI Debt Yield	9.2%	9.9%	13.1%	14.2%	13.4%
(1)	Based on the underwritten rent roll dated September 24, 2026.
(2)	The increase from 2024 NOI to 2025 NOI is primarily attributable to lower Vacancy/Credit Loss and higher Other Income at the CEV Murray property. Occupancy increased from 84.1% to 88.1% during the period, contributing to the reduction in Vacancy/Credit Loss.
(3)	Other Income includes utility reimbursements, renters’ insurance, damages, furniture, application fees, late charges, transfer fees, and lease violation income.
(4)	Underwritten Insurance reflects the current insurance premium of approximately $177 per bed, compared to the CEV Murray property's historical average of approximately $277 per bed. The lower underwritten amount is primarily attributable to the CEV Murray property's participation in the borrower's blanket insurance program and is consistent with the budgeted insurance expense.
(5)	Other Expenses includes payroll and benefits, contract services, general operating expenses, repairs and maintenance, advertising and marketing, and general and administrative.
(6)	Represents occupancy as of September 24, 2026 underwritten rent roll.
(7)	Represents economic occupancy.

B-111

Multifamily – Student Housing 1421 North 16th Street and 1700 Lowes Drive Murray, KY 42071	Collateral Asset Summary – Loan No. 15 CEV Murray	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,000,000 61.2% 1.56x 13.4%

Appraisal. According to the appraisal, the CEV Murray property had an “as-is” appraised value of $29,400,000 as of June 3, 2026.

CEV Murray Appraised Value(1)
Property	Value	Capitalization Rate
CEV Murray	$29,400,000	7.50%
(1)	Source: Appraisal.

The following table presents certain information relating to student housing properties that are comparable to the CEV Murray property:

Student Housing Rent Comparables(1)
Property Name / Location	Distance from Subject(2)	Year Built / Renovated	Occupancy	Number of Beds	Bed Type	Average Bed Size	Average Rent Per Bed
	-	2000, 2008 / 2022	83.0%(3)	898(3)	2BR/2BA (South) (3)	488 SF(3)	$898(3)
CEV Murray					3BR/3BA (North) (3)	437 SF(3)	$465(3)
Murray, KY					4BR/4BA (South) (3)	361 SF(3)	$402(3)
					4BR/4BA (North) (3)	384 SF(3)	$445(3)
Station 74 at Murray State University	0.2 mi	2015 / NAP	100.0%	268	2BR / 2BA	373 SF	$385
Murray, KY					4BR / 4BA	315 SF	$282
The Nest	49.9 mi	2000 / NAP	100.0%	336	3BR / 2BA	467 SF	$400
Martin, TN					4BR / 4BA	361 SF	$400
University Landing Apartments	68.0 mi	2006 / NAP	93.0%	440	Studio	500 SF	$1,075
Clarksville, TN					1BR / 1BA	600 SF	$1,163
					2BR / 2BA	500 SF	$815
					3BR / 3BA	400 SF	$750
					4BR / 4BA	350 SF	$705
Hawks Landing	95.0 mi	2018 / NAP	92.0%	591	1BR / 1BA	550 SF	$930
Cape Girardeau, MO					2BR / 2BA	434-442 SF	$620-$645
					4BR / 4BA	352 SF	$520
The Reserve at Saluki Pointe	110.0 mi	2008 / NAP	100.0%	768	2BR / 2BA	498 SF	$690
Carbondale, IL					3BR / 3BA	466 SF	$585
					4BR / 4BA	404 SF	$485
Storyboard at SIU	112.0 mi	2015 / NAP	93.0%	349	1BR / 1BA	518 SF	$1,445
Carbondale, IL					2BR / 1BA	355 SF	$784
					3BR / 2BA	447 SF	$625
					4BR / 2BA	278 SF	$453
The Registry	120.0 mi	2005 / NAP	99.0%	592	1BR / 1BA	574-864 SF	$565-$1,260
Bowling Green, KY					2BR / 2BA	440-579 SF	$625-$670
					3BR / 3BA	301-383 SF	$600-$635
					4BR / 4BA	356-383 SF	$455-$535
(1)	Source: Appraisal.
(2)	Distance from Subject is based on the distance of the comparable property from the CEV Murray Property.
(3)	Based on the underwritten rent roll dated September 24, 2026. Average Rent Per Bed reflects the average rent for occupied beds. Number of Beds and Occupancy includes 26 non-revenue generating beds which are comprised of seven model beds, five courtesy officer beds and four additional beds for which no underwritten rent is attributable. Average Monthly Rent Per Bed excludes these 26 beds.

B-112

ANNEX C

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Benchmark 2026-V25
Annex C

Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date/ARD LTV
Refinance	27	$531,468,000	77.8%	$19,684,000	1.48x	7.503%	59	60.7%	60.3%
Acquisition	7	127,465,500	18.7	$18,209,357	1.72x	7.204%	59	60.3%	60.3%
Refinance / Acquisition	1	24,400,000	3.6	$24,400,000	1.54x	5.950%	58	62.7%	62.7%
Total/Avg./Wtd.Avg.	35	$683,333,500	100.0%	$19,523,814	1.52x	7.3916%	59	60.7%	60.4%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date/ARD LTV
Interest Only	31	$572,683,500	83.8%	$18,473,661	1.49x	7.402%	59	62.0%	62.0%
Amortizing Balloon	2	76,250,000	11.2	$38,125,000	1.73x	7.482%	60	50.5%	48.0%
Interest Only - ARD	1	22,700,000	3.3	$22,700,000	1.95x	6.990%	58	55.2%	55.2%
Interest Only, Amortizing Balloon(2)	1	11,700,000	1.7	$11,700,000	1.21x	7.081%	59	74.1%	73.4%
Total/Avg./Wtd.Avg.	35	$683,333,500	100.0%	$19,523,814	1.52x	7.3916%	59	60.7%	60.4%

(1) All of the mortgage loans will have balloon payments at maturity date.
(2) Original partial interest is for 48 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date/ARD LTV
4,700,000 - 9,999,999	8	$58,993,000	8.6%	$7,374,125	1.49x	7.204%	60	62.7%	62.2%
10,000,000 - 19,999,999	14	187,340,500	27.4	$13,381,464	1.38x	7.421%	59	64.0%	64.0%
20,000,000 - 29,999,999	8	191,000,000	28.0	$23,875,000	1.72x	7.002%	59	59.4%	59.4%
30,000,000 - 39,999,999	2	60,000,000	8.8	$30,000,000	1.47x	7.715%	59	60.2%	60.2%
50,000,000 - 59,999,999	1	50,000,000	7.3	$50,000,000	1.36x	7.810%	60	61.6%	61.6%
60,000,000 - 68,000,000	2	136,000,000	19.9	$68,000,000	1.55x	7.683%	60	56.9%	55.7%
Total/Avg./Wtd.Avg.	35	$683,333,500	100.0%	$19,523,814	1.52x	7.392%	59	60.7%	60.4%

	Min	$4,700,000
	Max	$68,000,000
	Average	$19,523,814

C-1

Benchmark 2026-V25
Annex C

Distribution of Underwritten Debt Service Coverage Ratios

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date/ARD LTV
1.20 - 1.49	24	$423,283,500	61.9%	$17,636,813	1.34x	7.427%	59	64.0%	64.0%
1.50 - 1.99	8	203,800,000	29.8	$25,475,000	1.69x	7.321%	59	55.0%	54.2%
2.00 - 2.49	2	36,250,000	5.3	$18,125,000	2.09x	7.839%	59	60.9%	60.0%
2.50 - 2.64	1	20,000,000	2.9	$20,000,000	2.64x	6.553%	59	48.3%	48.3%
Total/Avg./Wtd.Avg.	35	$683,333,500	100.0%	$19,523,814	1.52x	7.3916%	59	60.7%	60.4%

	Min	1.20x
	Max	2.64x
	Average	1.52x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date/ARD LTV
5.9500 - 5.9999	1	$24,400,000	3.6%	$24,400,000	1.54x	5.950%	58	62.7%	62.7%
6.0000 - 6.4999	2	29,046,000	4.3	$14,523,000	1.22x	6.174%	60	71.7%	71.7%
6.5000 - 6.9999	6	85,400,000	12.5	$14,233,333	1.83x	6.811%	58	58.8%	58.8%
7.0000 - 8.1740	26	544,487,500	79.7	$20,941,827	1.49x	7.612%	59	60.3%	59.9%
Total/Avg./Wtd.Avg.	35	$683,333,500	100.0%	$19,523,814	1.52x	7.392%	59	60.7%	60.4%

	Min	5.9500%
	Max	8.1740%
	Average	7.3916%

Distribution of Cut-off Date Loan-to-Value Ratios(1)

Range of Cut-off Date Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date/ARD LTV
38.9 - 49.9	3	$54,300,000	7.9%	$18,100,000	1.94x	7.236%	60	44.9%	44.9%
50.0 - 59.9	4	128,950,000	18.9	$32,237,500	1.76x	7.490%	59	52.2%	50.7%
60.0 - 69.9	24	437,883,500	64.1	$18,245,146	1.43x	7.446%	59	63.5%	63.5%
70.0 - 74.1	4	62,200,000	9.1	$15,550,000	1.29x	6.939%	59	72.4%	72.3%
Total/Avg./Wtd.Avg.	35	$683,333,500	100.0%	$19,523,814	1.52x	7.392%	59	60.7%	60.4%

(1) Unless otherwise indicated, the Cut-off Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to one mortgage loan, representing approximately 4.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date Loan-to-Value Ratio was calculated using "prospective when complete" appraised value. The weighted average Cut-off Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 60.9%.

	Min	38.9%
	Max	74.1%
	Average	60.7%

C-2

Benchmark 2026-V25
Annex C

Distribution of Maturity Date Loan-to-Value Ratios(1)

Range of Maturity Date/ARD Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance		Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date/ARD LTV
38.9 - 49.9	4	$122,300,000	17.9%		$30,575,000	1.80x	7.326%	60	47.7%	46.4%
50.0 - 59.9	3	60,950,000	8.9		$20,316,667	1.86x	7.593%	59	54.6%	54.1%
60.0 - 69.9	24	437,883,500	64.1		$18,245,146	1.43x	7.446%	59	63.5%	63.5%
70.0 - 73.4	4	62,200,000	9.1		$15,550,000	1.29x	6.939%	59	72.4%	72.3%
Total/Avg./Wtd.Avg.	35	$683,333,500	100.0%		$19,523,814	1.52x	7.392%	59	60.7%	60.4%

(1) Unless otherwise indicated, the Maturity Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to one mortgage loan, representing approximately 4.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date Loan-to-Value Ratio was calculated using "prospective when complete" appraised value. The weighted average Maturity Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 60.6%.

	Min	38.9%
	Max	73.4%
	Average	60.4%

Distribution of Original Terms to Maturity

Original Term to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance		Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date/ARD LTV
60	35	$683,333,500	100.0%		$19,523,814	1.52x	7.392%	59	60.7%	60.4%
Total/Avg./Wtd.Avg.	35	$683,333,500	100.0%		$19,523,814	1.52x	7.392%	59	60.7%	60.4%

	Min	60	month	s
	Max	60	month	s
	Average	60	month	s

Distribution of Remaining Terms to Maturity

Range of Remaining Term to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance		Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date/ARD LTV
52 - 58	5	$81,600,000	11.9%		$16,320,000	1.56x	6.652%	57	62.7%	62.7%
59 - 60	30	601,733,500	88.1		$20,057,783	1.52x	7.492%	59	60.4%	60.1%
Total/Avg./Wtd.Avg.	35	$683,333,500	100.0%		$19,523,814	1.52x	7.392%	59	60.7%	60.4%

	Min	52	month	s
	Max	60	month	s
	Average	59	month	s

C-3

Benchmark 2026-V25
Annex C

Distribution of Original Amortization Terms

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance		Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date/ARD LTV
Interest Only	32	$595,383,500	87.1%		$18,605,734	1.50x	7.386%	59	61.7%	61.7%
300	1	8,250,000	1.2		$8,250,000	2.11x	8.174%	60	55.0%	51.2%
360	2	79,700,000	11.7		$39,850,000	1.61x	7.351%	60	53.5%	51.4%
Total/Avg./Wtd.Avg.	35	$683,333,500	100.0%		$19,523,814	1.52x	7.392%	59	60.7%	60.4%

	Min(1)	300	month	s
	Max(1)	360	month	s
	Average(1)	354	month	s

(1) Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

Distribution of Remaining Amortization Terms

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance		Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date/ARD LTV
Interest Only	32	$595,383,500	87.1%		$18,605,734	1.50x	7.386%	59	61.7%	61.7%
300	1	8,250,000	1.2		$8,250,000	2.11x	8.174%	60	55.0%	51.2%
360	2	79,700,000	11.7		$39,850,000	1.61x	7.351%	60	53.5%	51.4%
Total/Avg./Wtd.Avg.	35	$683,333,500	100.0%		$19,523,814	1.52x	7.392%	59	60.7%	60.4%

	Min(1)	300	month	s
	Max(1)	360	month	s
	Average(1)	354	month	s

(1) Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

Mortgage Loans with Original Partial Interest Only Period

Range of Original Partial Interest Only Period (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance		Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date/ARD LTV
48	1	$11,700,000	1.7%		$11,700,000	1.21x	7.081%	59	74.1%	73.4%

C-4

Benchmark 2026-V25
Annex C

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date/ARD LTV
Defeasance	24	$548,447,000	80.3%	$22,851,958	1.57x	7.457%	59	60.2%	59.8%
Yield Maintenance	10	124,886,500	18.3	$12,488,650	1.34x	7.149%	60	62.7%	62.7%
Yield Maintenance or Defeasance	1	10,000,000	1.5	$10,000,000	1.47x	6.820%	57	64.3%	64.3%
Total/Avg./Wtd.Avg.	35	$683,333,500	100.0%	$19,523,814.29	1.52x	7.392%	59	60.7%	60.4%

Distribution of Debt Yields on Underwritten Net Operating Income

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date/ARD LTV
7.6 - 8.9	4	$53,046,000	7.8%	$13,261,500	1.23x	6.501%	58	69.8%	69.8%
9.0 - 9.9	9	119,672,000	17.5	$13,296,889	1.31x	7.001%	59	66.5%	66.4%
10.0 - 10.9	4	96,875,000	14.2	$24,218,750	1.35x	7.674%	60	58.6%	58.6%
11.0 - 11.9	6	92,590,500	13.5	$15,431,750	1.42x	7.377%	59	63.5%	63.5%
12.0 - 12.9	3	94,200,000	13.8	$31,400,000	1.46x	7.835%	59	63.2%	63.2%
13.0 - 13.9	1	18,000,000	2.6	$18,000,000	1.56x	7.810%	60	61.2%	61.2%
14.0 - 22.1	8	208,950,000	30.6	$26,118,750	1.88x	7.481%	59	53.6%	52.7%
Total/Avg./Wtd.Avg.	35	$683,333,500	100.0%	$19,523,814	1.52x	7.392%	59	60.7%	60.4%

	Min	7.6%
	Max	22.1%
	Average	12.3%

C-5

Benchmark 2026-V25
Annex C

Distribution of Debt Yields on Underwritten Net Cash Flow

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date/ARD LTV
7.5 - 8.9	4	$53,046,000	7.8%	$13,261,500	1.23x	6.501%	58	69.8%	69.8%
9.0 - 9.9	9	$119,672,000	17.5	$13,296,889	1.31x	7.001%	59	66.5%	66.4%
10.0 - 10.9	8	169,640,500	24.8	$21,205,063	1.38x	7.515%	59	60.7%	60.7%
11.0 - 11.9	5	114,025,000	16.7	$22,805,000	1.45x	7.802%	59	63.2%	63.2%
12.0 - 12.9	1	18,000,000	2.6	$18,000,000	1.56x	7.810%	60	61.2%	61.2%
13.0 - 13.9	5	152,700,000	22.3	$30,540,000	1.73x	7.518%	60	52.6%	51.5%
14.0 - 19.8	3	56,250,000	8.2	$18,750,000	2.29x	7.382%	59	56.4%	55.8%
Total/Avg./Wtd.Avg.	35	$683,333,500	100.0%	$19,523,814	1.52x	7.392%	59	60.7%	60.4%

	Min	7.5%
	Max	19.8%
	Average	11.6%

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	14	$380,015,500	55.6%
Springing	19	262,118,000	38.4
Soft	1	29,500,000	4.3
Hard (Commercial); Soft (Residential)	1	11,700,000	1.7
Total/Avg./Wtd.Avg.	35	$683,333,500	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	32	$630,633,500	92.3%
Replacement Reserves(1)	29	$552,468,000	80.8%
TI/LC(2)	10	$328,800,000	77.6%
Insurance	19	$281,700,000	41.2%

(1) Includes mortgage loans with FF&E reserves.
(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, industrial and mixed use properties or multifamily properties with commercial tenants.

C-6

Benchmark 2026-V25
Annex C

Distribution of Property Types
Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date/ARD LTV(2)
Office	6	$203,500,000	29.8%	$33,916,667	1.65x	7.718%	59	59.6%	59.6%
Suburban	4	155,500,000	22.8%	$38,875,000	1.44x	7.864%	59	60.5%	60.5%
CBD	2	48,000,000	7.0%	$24,000,000	2.32x	7.245%	59	56.6%	56.6%
Multifamily	36	$194,572,000	28.5%	$5,404,778	1.31x	7.237%	59	66.6%	66.6%
Garden	14	94,550,000	13.8%	$6,753,571	1.31x	7.387%	59	65.9%	65.9%
Mid Rise	10	41,019,199	6.0%	$4,101,920	1.26x	7.243%	59	67.2%	67.0%
High Rise	1	24,000,000	3.5%	$24,000,000	1.20x	6.198%	60	73.0%	73.0%
Student Housing	1	18,000,000	2.6%	$18,000,000	1.56x	7.810%	60	61.2%	61.2%
Low Rise	10	17,002,801	2.5%	$1,700,280	1.28x	7.254%	60	66.0%	66.0%
Retail	2	$97,500,000	14.3%	$48,750,000	1.60x	7.377%	60	53.2%	51.5%
Super Regional Mall	1	68,000,000	10.0%	$68,000,000	1.68x	7.398%	60	50.0%	47.6%
Anchored	1	29,500,000	4.3%	$29,500,000	1.42x	7.330%	60	60.6%	60.6%
Industrial	6	$73,865,500	10.8%	$12,310,917	1.61x	7.069%	59	56.2%	56.2%
Warehouse/Distribution	3	24,300,000	3.6%	$8,100,000	1.38x	7.308%	59	49.4%	49.4%
Warehouse/Manufacturing	1	22,700,000	3.3%	$22,700,000	1.95x	6.990%	58	55.2%	55.2%
R&D	1	18,165,500	2.7%	$18,165,500	1.46x	7.030%	59	64.0%	64.0%
Flex	1	8,700,000	1.3%	$8,700,000	1.70x	6.688%	60	61.9%	61.9%
Hospitality	3	$50,250,000	7.4%	$16,750,000	1.76x	7.984%	59	58.0%	57.4%
Limited Service	2	42,000,000	6.1%	$21,000,000	1.69x	7.947%	59	58.6%	58.6%
Full Service	1	8,250,000	1.2%	$8,250,000	2.11x	8.174%	60	55.0%	51.2%
Mixed Use	2	$25,100,000	3.7%	$12,550,000	1.29x	7.456%	56	67.0%	67.0%
R&D/Office	1	15,100,000	2.2%	$15,100,000	1.29x	7.903%	59	68.6%	68.6%
Lab/Office	1	10,000,000	1.5%	$10,000,000	1.28x	6.781%	52	64.7%	64.7%
Self Storage	16	24,400,000	3.6%	$1,525,000	1.54x	5.950%	58	62.7%	62.7%
Manufactured Housing	4	14,146,000	2.1%	$3,536,500	1.30x	6.863%	59	64.3%	64.3%
Total / Wtd Avg	75	$683,333,500	100.0%	$9,111,113	1.52x	7.392%	59	60.7%	60.4%

(1) Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.

C-7

Benchmark 2026-V25
Annex C

Geographic Distribution

Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date/ARD LTV(2)
New York	14	$108,901,926	15.9%	$7,778,709	1.47x	7.255%	60	60.5%	60.4%
Texas	7	96,295,645	14.09	$13,756,521	1.42x	7.738%	59	63.3%	63.3%
Missouri	1	68,000,000	9.95	$68,000,000	1.68x	7.398%	60	50.0%	47.6%
Ohio	7	60,896,000	8.91	$8,699,429	1.68x	7.080%	59	60.4%	59.9%
New Jersey	5	59,475,712	8.70	$11,895,142	1.35x	7.286%	60	57.5%	57.5%
Washington	1	50,000,000	7.32	$50,000,000	1.36x	7.810%	60	61.6%	61.6%
California	5	49,665,500	7.27	$9,933,100	1.33x	7.464%	59	66.2%	66.2%
Virginia	1	28,000,000	4.10	$28,000,000	2.09x	7.740%	59	62.6%	62.6%
Florida	5	24,070,017	3.52	$4,814,003	1.49x	7.360%	59	62.3%	62.3%
Pennsylvania	3	23,389,615	3.42	$7,796,538	1.46x	7.403%	56	67.4%	67.4%
District of Columbia	1	20,000,000	2.93	$20,000,000	2.64x	6.553%	59	48.3%	48.3%
Louisiana	6	19,961,851	2.92	$3,326,975	1.59x	6.923%	59	63.2%	63.2%
Kentucky	1	18,000,000	2.63	$18,000,000	1.56x	7.810%	60	61.2%	61.2%
Georgia	2	15,302,094	2.24	$7,651,047	1.27x	7.040%	58	71.3%	71.3%
Arizona	3	13,600,000	1.99	$4,533,333	1.22x	7.540%	59	66.3%	66.3%
Indiana	2	10,175,000	1.49	$5,087,500	1.35x	7.400%	59	63.4%	63.4%
New Mexico	3	9,100,000	1.33	$3,033,333	1.30x	7.308%	59	63.7%	63.7%
Illinois	6	5,772,000	0.84	$962,000	1.28x	7.240%	60	65.0%	65.0%
Michigan	1	1,961,809	0.29	$1,961,809	1.54x	5.950%	58	62.7%	62.7%
Tennessee	1	766,332	0.11	$766,332	1.54x	5.950%	58	62.7%	62.7%
Total	75	$683,333,500	100.0%	$9,111,113	1.52x	7.392%	59	60.7%	60.4%

(1) Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.

C-8

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

D-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date:
Determination Date:
CONTACT INFORMATION	CONTENTS
	Distribution Summary	2
	Distribution Summary (Factors)	3
	Interest Distribution Detail	4
	Principal Distribution Detail	5
	Reconciliation Detail	6
	Mortgage Loan Detail	7
	NOI Detail	8
	Delinquency Loan Detail	9
	Appraisal Reduction Detail Loan	11
	Modification Detail Specially	13
	Serviced Loan Detail	15
	Unscheduled Principal Detail	17
	Liquidated Loan Detail	19

Deal Contact:

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Determination Date:

Distribution Summary

DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Pass- Through Rate (4)	Accrual Day Count Fraction (5)	Accrual Dates (6)	Interest Distributed (7)	Principal Distributed (8)	Yield Maintenance Distributed (9)	Prepayment Penalties Distributed (10)	Total Distributed (11)=(7+8+9+10)	Deferred Interest (12)	Realized Loss (13)	Current Principal Balance (14)=(3-8+12-13)

Totals

Notional Classes

Totals

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Determination Date:

Distribution Summary (Factors)

PER $1,000 OF ORIGINAL BALANCE

Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

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Determination Date:

Interest Distribution Detail

 DISTRIBUTION IN DOLLARS

Class (1)	Prior Principal Balance (2)	Pass- Through Rate (3)	Next Pass- Through Rate (4)	Accrual Day Count Fraction (5)	Optimal Accrued Interest (6)	Prior Unpaid Interest (7)	Interest on Prior Unpaid Interest (8)	Non-Recov. Interest Shortfall (9)	Interest Due (10)=(6)+(7)+(8)-(9)	Deferred Interest (11)	Interest Distributed (12)	Current Unpaid Interest (13)=(10)-(11)-(12)

Totals
Notional Classes

Totals

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Determination Date:

Principal Distribution Detail

 DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Scheduled Principal Distribution (4)	Unscheduled Principal Distribution (5)	Accreted Principal (6)	Current Realized Loss (7)	Current Principal Recoveries (8)	Current Principal Balance (9)=(3)-(4)-(5)+(6)-(7)+(8)	Cumulative Realized Loss (10)	Original Class (%) (11)	Current Class (%) (12)	Original Credit Support (13)	Current Credit Support (14)

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Determination Date:

Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS
Interest Funds Available	Scheduled Fees
Total Interest Funds Available:	Total Scheduled Fees:
Principal Funds Available	Additional Fees, Expenses, etc.
Total Principal Funds Available:	Total Additional Fees, Expenses, etc.:
Other Funds Available	Distribution to Certificateholders
Total Other Funds Available:	Total Distribution to Certificateholders:
Total Funds Available	Total Funds Allocated

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Determination Date:

Mortgage Loan Detail

Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)
A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties
Mod. Code (3)
1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

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Determination Date:

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

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Determination Date:

Delinquency Loan Detail

Loan Number	OMCR	# of Months Delinq	Actual Principal Balance	Paid Through Date	Current P & I Advances (Net of ASER)	Total P & I Advances Outstanding	Cumulative Accrued Unpaid Advance Interest	Other Expense Advance Outstanding	Payment Status of Loan (1)	Workout Strategy (2)	Most Recent Special Serv Transfer Date	Foreclosure Date	Bankruptcy Date	REO Date
There is no Delinquency Loan Detail for the current distribution period.
Totals

Payment Status of Loan (1)
A. In Grace Period	3. 90+ Days Delinquent
B. Late, but less than 30 Days	4. Performing Matured Balloon
0. Current	5. Non Performing Matured Balloon
1. 30-59 Days Delinquent	7. Foreclosure
2. 60-89 Days Delinquent	9. REO

Workout Strategy (2)
1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

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Determination Date:

Historical Delinquency Information

Distribution Date	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

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Determination Date:

Appraisal Reduction Detail

Loan Number	OMCR	Property Name	Appraisal Reduction Amount	Appraisal Reduction Date	Most Recent ASER Amount	Cumulative ASER Amount
There is no Appraisal Reduction activity for the current distribution period.
Totals

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Determination Date:

Historical Appraisal Reduction Detail

Distribution Date	Loan Number	OMCR	Property Name	Appraisal Reduction Amount	Appraisal Reduction Date	Most Recent ASER Amount	Cumulative ASER Amount
There is no historical Appraisal Reduction activity.
Totals

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Determination Date:

Loan Modification Detail

Loan Number	OMCR	Property Name	Modification Date	Modification Code (1)	Modification Description
There is no Loan Modification activity for the current distribution period.
Totals

Modification Code (1)
1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

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Distribution Date:
Determination Date:

Historical Loan Modification Detail

Distribution Date	Loan	OMCR	Property Name	Modification Date	Modification Code (1)	Modification Description
There is no historical Loan Modification activity.
Totals

Modification Code (1)
1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

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Distribution Date:
Determination Date:

Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer
There is no Specially Serviced Loan activity for the current distribution period.
Totals

Workout Strategy (1)
1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

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Distribution Date:
Determination Date:

Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART
There is no historical Specially Serviced Loan activity.
Totals

Workout Strategy (1)
1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

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Distribution Date:
Determination Date:

Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

There is no unscheduled principal activity for the current distribution period.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

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Distribution Date:
Determination Date:

Historical Unscheduled Principal Detail

Distribution Date	Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penality	Yield Maintenance Premium
Totals	There is no historical unscheduled principal activity.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

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Distribution Date:
Determination Date:

Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)
There is no Liquidated Loan activity for the current distribution period.
Totals

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Distribution Date:
Determination Date:

Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)
There is no historical Liquidated Loan activity.
Totals

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ANNEX E-1A

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(CITI REAL ESTATE FUNDING INC., GERMAN AMERICAN CAPITAL CORPORATION
BARCLAYS CAPITAL REAL ESTATE INC. and bank of montreal)

Each of CREFI, GACC, Barclays and BMO (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes,

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Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents, the material terms of the related Mortgage, related Mortgage Note, related Mortgage Loan guaranty and other related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after November 1, 2026.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-1B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any
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advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1A-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.
(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard
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Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).
(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder
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(except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

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An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or
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current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.
(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.
(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.
(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.
(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable,
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manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.
(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property
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(reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.
(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-1B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the
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Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1A or the exceptions thereto set forth in Annex E-1B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1A-1, or future permitted mezzanine debt as set forth on Schedule E-1A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-1A-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor
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is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its
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successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;
(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.
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(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.
(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)
(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.
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(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.
(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.
(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-1A-3.
(44)	Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the related Other Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the seller of the note which is contributed to the related Other Securitization Trust or its designee providing notice of the transfer of such note to the related Other Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of an Outside Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of an Outside Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.
(45)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.
(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage

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Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-1A-15

SCHEDULE E-1A-1 to ANNEX E-1A

LOANS WITH EXISTING MEZZANINE DEBT

CREFI Mortgage Loans	GACC Mortgage Loans	Barclays Mortgage Loans	BMO Mortgage Loans
None	None	None	None

E-1A-16

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

CREFI Mortgage Loans	GACC Mortgage Loans	Barclays Mortgage Loans	BMO Mortgage Loans
Houma Portfolio Google Campus Phase II	None	None	Whirlpool Portfolio

E-1A-17

SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

CREFI Mortgage Loans	GACC Mortgage Loans	Barclays Mortgage Loans	BMO Mortgage Loans
None	None	None	None

E-1A-18

ANNEX E-1B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(CITI REAL ESTATE FUNDING INC.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance	Google Campus Phase II (Loan No. 3)	The sole tenant, Google LLC, has a right of first refusal to purchase the Mortgaged Property. Prior to the borrower entering into a binding purchase and sale agreement for the Mortgaged Property with a third party, or marketing the Mortgaged Property for sale, the borrower must provide the tenant with written notice of the price and terms on which it is willing to sell the Mortgaged Property, along with a purchase and sale agreement in a form set forth in the lease. The tenant will then have 60 days to elect whether or not to purchase the Mortgaged Property on such price and terms. Pursuant to a subordination, non-disturbance and attornment agreement executed by the tenant, the tenant has agreed that such right is expressly inapplicable to any transfer of title to the lender by foreclosure, conveyance in lieu of foreclosure or otherwise, and, if applicable, to the immediately succeeding sale of the Mortgaged Property by the holder of the deed of trust or its affiliate or nominee; however, such right will be binding upon any succeeding owner after any such foreclosure and immediately succeeding sale
(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance	Fairfield Inn & Suites Brooklyn (Loan No. 4)	The related franchisor, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property in the event that the borrower proposes to transfer the Mortgaged Property to a Competitor of the franchisor. A “Competitor” is defined as any person or entity that owns, has an interest in, has management responsibility for, or is an affiliate, principal, officer or director of, a person or entity that owns or has an interest in a hotel brand, trade name, trademark, system or chain (a “Brand”) that is comprised of at least (i) 20 full-service or (ii) 50 limited-service hotels. For the purpose of the foregoing definition, “full -service” hotels are those that typically offer at least three meals per day and have an average of 3,000 square feet or more of meeting space per hotel in the Brand, and limited-service hotels are all hotels that are not full-service hotels. Such right of first refusal would apply to a foreclosure or deed-in-lieu of foreclosure if the
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Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
issuing entity were determined to be a Competitor of the franchisor or an affiliate of a Competitor.
(16) Insurance	All CREFI Mortgage Loans	The Mortgage Loan documents may permit the related borrower to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(16) Insurance	Houma Portfolio (Loan No. 32)	The lender has agreed to accept 80% coinsurance with no agreed amount endorsement for coverage for the Tanglewood Mortgaged Property.
(24) Local Law Compliance; (25) Licenses and Permits	Elder Portfolio (Loan No. 5)	The Appian Way, The View, Glen Court, 237 Leavenworth and 620 Eddy Street Mortgaged Properties are legal non-conforming with respect to their use as multifamily properties.
(24) Local Law Compliance; (25) Licenses and Permits	1530 Wilson Boulevard (Loan No. 7)	There are missing tenant certificates of occupancy for the Mortgaged Property, which is considered a violation.
(24) Local Law Compliance; (25) Licenses and Permits	Compass Storage National Portfolio (Loan No. 8)	The Marble Falls (1), Sewickley and Acworth Mortgaged Properties are legal non-conforming as to their use as self-storage facilities.
(24) Local Law Compliance; (25) Licenses and Permits	South IN Multi Portfolio (Loan No. 25)	A portion of the Tracks at Seymour Mortgaged Property is legal non-conforming with respect to its use as a multifamily property.
(24) Local Law Compliance; (25) Licenses and Permits	216 Thompson Street (Loan No. 28)	The Mortgaged Property is legal non-conforming with respect to the use of its ground-floor restaurant as a commercial space.
(24) Local Law Compliance; (25) Licenses and Permits	Houma Portfolio (Loan No. 32)	The Tanglewood and Crestwood Mortgaged Properties are legal non-conforming with respect to their use as a multifamily property.
(26) Recourse Obligations	All CREFI Mortgage Loans	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.
(29) Acts of Terrorism Exclusion	All CREFI Mortgage Loans	All exceptions to Representation and Warranty No. 16 are also exceptions to this Representation and Warranty No. 29.

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Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(31) Single Purpose Entity	Harrison and Park (Loan No. 20)	Prior to origination, the borrowers were parties to a blanket management agreement and a blanket parking lease that also covered two other affiliated entities. Upon origination, each borrower terminated the original blanket agreements and entered into a new, stand-alone Management Agreement and Parking Lease. Since the borrowers cannot accurately make backward-looking SPE representations and warranties for the period during which the blanket agreements were in place, such agreements are carved out of the single purpose entity representations.
(39) Organization of Mortgagor	Kensington Ridge (Loan No. 24)	The Mortgagors are affiliates.

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EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(GERMAN AMERICAN CAPITAL CORPORATION)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(16) Insurance	900 Broken Sound (Loan No. 16)	The Loan Documents provide that as an alternative to the insurance policies required to be maintained thereunder, the Mortgagor will not be in default under the Loan Documents if the Mortgagor maintains (or causes to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Loan Documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Loan Documents (any such policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), the Mortgagor must have (i) received the lender’s prior written consent thereto and (ii) confirmed that the lender has received a rating agency confirmation with respect to any such Non-Conforming Policy.
(16) Insurance	Cameleo Multifamily Portfolio (Loan No. 33)	The Loan Documents provide that as an alternative to the insurance policies required to be maintained thereunder, the Mortgagor will not be in default under the Loan Documents if the Mortgagor maintains (or causes to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Loan Documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Loan Documents (any such policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), the Mortgagor must have (i) received the lender’s prior written consent thereto and (ii) confirmed that the lender has received a rating agency confirmation with respect to any such Non-Conforming Policy.
(24) Local Law Compliance	900 Broken Sound (Loan No. 16)	The related Mortgagor has not yet delivered to the lender a final zoning report for the Mortgaged Property. The Loan documents require the Mortgagor to provide the lender with a complete and final zoning report for such Mortgaged Property.
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Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(24) Local Law Compliance	New Mexico MHC Portfolio (Loan No. 29)

The Carlsbad Manor Mortgaged Property is legal non-conforming as to use as a mobile home park, because such Mortgaged Property was developed prior to the enactment of the current zoning code, which permits mobile home park uses subject to special regulations including particular setback requirements, and the Mortgaged Property does not conform to such setback requirements. A legally non-conforming structure that was damaged or partially destroyed by fire or other calamity may be restored or a former use may be resumed; provided that (i) such restoration or restoration of a former use is commenced within six months after such damage and diligently pursued to completion to bring such non-conforming structure into compliance with the current zoning code to the greatest extent possible and (ii) if such structure is completely destroyed or damaged by fire or calamity or voluntarily or required by law to be razed, it may only be restored in accordance with the current zoning code.

The Sweetwater Mortgaged Property is legal non-conforming as to use as a mobile home park, because such Mortgaged Property was developed prior to the enactment of the current zoning code, which permits mobile home park uses subject to special regulations including particular setback requirements and the granting of a conditional use permit, and the Mortgaged Property does not conform to such setback requirements and no conditional use permit was granted. A legally non-conforming structure that was damaged or partially destroyed by fire or other calamity may be restored or a former use may be resumed; provided that (i) such restoration or restoration of a former use is commenced within six months after such damage and diligently pursued to completion to bring such non-conforming structure into compliance with the current zoning code to the greatest extent possible and (ii) if such structure is completely destroyed or damaged by fire or calamity or voluntarily or required by law to be razed, it may only be restored in accordance with the current zoning code.

(26) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.

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Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(27) Mortgage Releases	All GACC Mortgage Loans	In most cases, the Loan Documents provide that in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions if the Mortgagor delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as a REMIC.
(29) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 16 are also exceptions to this Representation 29.
(31) Single-Purpose Entity	900 Broken Sound (Loan No. 16)	The related Mortgagor is a recycled Single-Purpose Entity that previously owned a parcel of land containing a parking lot located adjacent to the Mortgaged Property (the “Previously Owned Property”) that was transferred by the Mortgagor to an affiliate of the Mortgagor prior to a recording of the related security instruments for the Mortgage Loan. The Mortgaged Property’s 434 parking spaces are located on the Previously Owned Property and are accessible pursuant to certain easement agreements.

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EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(BARCLAYS CAPITAL REAL ESTATE INC.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(16) Insurance	West County Center (Loan No. 1); The Assembly (Loan No. 14); Hampton Inn & Suites Harrisburg North (Loan No. 21); Vinegar Hill Portfolio (Loan No. 22)	The Mortgage Loan documents provide that the Mortgagor may maintain (or cause to be maintained), as an alternative to the insurance policies required to be maintained under the Mortgage Loan documents, insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents (any such policy, a “Non-Conforming Policy”); provided, that, prior to obtaining any such Non-Conforming Policy (or permitting such Non-Conforming Policy to be obtained), the Mortgagor must have (i) received the Mortgagee’s prior written consent and (ii) confirmed that the Mortgagee has received a rating agency confirmation with respect to any such Non-Conforming Policy.
(16) Insurance	The Assembly (Loan No. 14)

The Mortgage Loan documents permit the insurance required thereunder to be obtained and maintained by the Mortgagor or the applicable parcel’s tenant. As of the origination date, the Mortgagor maintains insurance under a blanket insurance policy.

The Mortgage Loan documents permit a property insurance deductible of up to $250,000. As of the origination date of the Mortgage Loan, the in-place property insurance deductible is $100,000.

(24) Local Law Compliance	Vinegar Hill Portfolio (Loan No. 22)	Certain building and municipal code violations are open at all of the Mortgaged Properties. The Mortgage Loan documents require the related Mortgagor to cure and discharge the violations.
(24) Licenses and Permits	Hampton Inn & Suites Harrisburg North (Loan No. 21)	As part of the acquisition of the Mortgaged Property and pursuant to the Mortgaged Loan documents, the Mortgagor is required to obtain a new liquor license by January 20, 2027. The Mortgagor has suspended the service of alcoholic beverages at the Mortgaged Property until a new liquor license is obtained.
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Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(26) Recourse Obligations	The Assembly (Loan No. 14)

The Mortgage Loan documents provide that the guarantors’ personal liability for covered environmental losses is conditionally waived if the Mortgagor maintains a pollution legal liability-type environmental insurance satisfying certain requirements, including such policy’s being in a form acceptable to the Mortgagees, having minimum limits of $5,000,000 per occurrence and in the aggregate with a self-insured retention no greater than $100,000, having a policy period continuing 36 months beyond the Mortgage Loan maturity date, naming the Mortgagees and their assignees as additional insureds and requiring reinstatement to original policy limits if claims made erode the policy limits by 50% or more. At origination, the Mortgagor delivered and the Mortgagees approved a pollution legal liability-type environmental insurance policy issued by Great American Insurance Group with $10,000,000 limits per occurrence and in the aggregate with a self-insured retention of $25,000 for pollution legal liability and $100,000 for any on-site or off-site clean-up costs, having a policy period to September 23, 2036 (the Mortgage Loan matures October 6, 2031) and naming the Mortgagees and their assignees as additional insureds.

In addition, the Mortgage Loan documents provide for recourse against the Mortgagor and the guarantor for intentional material physical waste in compliance with clause (a)(iii), except to the extent that funds were in a reserve or escrow with or on behalf of the Mortgagees which were to be used to prevent such waste and such funds were not made available by the Mortgagees to the Mortgagor.

(27) Mortgage Releases	West County Center (Loan No. 1)	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.

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EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(BANK OF MONTREAL)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Whirlpool Portfolio (Loan No. 26)	The sole tenant at the Mortgaged Properties, Whirlpool Corporation, has a right of first offer to purchase such Mortgaged Properties (or any applicable portion thereof) in the event of a proposed sale of all or any portion of any such Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, the right of first offer is subject and subordinate to the Mortgage Loan documents and will not apply to a foreclosure or deed-in-lieu thereof or to any person or entity taking title by foreclosure or a deed-in-lieu thereof.
(6) Permitted Liens; Title Insurance	Whirlpool Portfolio (Loan No. 26)	See exceptions to Representation and Warranty No. 5 above.
(16) Insurance	All BMO Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(16) Insurance	Whirlpool Portfolio (Loan No. 26)	The lender is entitled to hold and disburse net proceeds only if they equal or exceed the Casualty/Condemnation Threshold Amount, which is defined, with respect to each Individual Property, as seven and one-half of one percent (7.5%) of the allocated loan amount for such Individual Property. Under certain circumstances, net proceeds that exceed 5% of the outstanding principal balance (but not 7.5% of the allocated loan amount for an Individual Property) may not be required to be held and disbursed by the lender.
(24) Local Law Compliance	636 West 158th Street (Loan No. 9)	The related Mortgaged Property is subject to certain building code violations.
(26) Recourse Obligations	Whirlpool Portfolio (Loan No. 26)	There is no recourse to the guarantor for breaches of the environmental covenants contained in the related Mortgage Loan documents, nor was an environmental indemnity obtained from an entity distinct from the related borrower.
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Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(27) Mortgage Releases	All BMO Mortgage Loans	In the event of a taking of any portion of any of the Mortgaged Property by a state or any political subdivision or authority thereof, the Mortgagor cannot be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC provisions if the related Mortgagor provides an opinion of counsel to the holder of the Mortgage Loan that the trust will continue to maintain its status as a REMIC trust if such amount is not paid.
(29) Acts of Terrorism Exclusion	All BMO Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, as applicable, at the related Mortgaged Property.

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ANNEX E-2A

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(Goldman Sachs Mortgage Company)

GSMC (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each GSMC Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the GSMC Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the GSMC Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Outside Servicing Agreement with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes,

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Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)	Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents, the material terms of the related Mortgage, related Mortgage Note, related GSMC Mortgage Loan guaranty and other related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after November 1, 2026.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the
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indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-2A-1 to this Annex E-2A, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.
(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such
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items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. To GSMC’s knowledge, based on evaluation of the Title Policy (as defined in paragraph (6)), an engineering report or property condition assessment as described in paragraph (10), applicable local law compliance materials as described in paragraph (24), the ESA (as defined in paragraph (40)), written litigation diligence responses provided by the related mortgagor to the related originator, the related loan agreement, and public record litigation and judgment lien searches obtained by the related originator, as of origination, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Purchaser or its servicer.
(15)	No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters
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with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

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An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or
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current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.
(20)	REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan or any related Whole Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.
(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.
(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.
(24)	Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation
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conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the related mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).
(27)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would
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not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)	Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.
(29)	Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified
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percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-2A or the exceptions thereto set forth on Annex E-2B, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule E-2A-1 or future permitted mezzanine debt as set forth on Schedule E-2A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule E-2A-3 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
(31)	Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(32)	Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral
E-2A-10

right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Annex E-2A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;
E-2A-11

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;
(f)	GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;
(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and
E-2A-12

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)	Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-2A.
(37)	No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex E-2A (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.
(38)	Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.
(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been
E-2A-13

escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.
(42)	Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement.
(43)	Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex E-2A-3.
(44)	Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.
(45)	Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.
E-2A-14

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-2A-15

Schedule E-2A-1 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

NONE

E-2A-16

Schedule E-2A-2 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

NONE

E-2A-17

Schedule E-2A-3 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

NONE

E-2A-18

ANNEX E-2B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(GOLDMAN SACHS MORTGAGE COMPANY)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(16) Insurance	West County Center (Loan No. 1); Legacy Central (Loan No. 2); Hall of the States (Loan No. 12); Franklin Avenue Plaza (Loan No. 13); 2800 South MacArthur Drive (Loan No. 30); Best Western Plus Strongsville (Loan No. 31)	The Mortgage Loan documents provide that as an alternative to the insurance policies required to be maintained thereunder, the Mortgagor will not be in default under the Mortgage Loan documents if the Mortgagor maintains (or causes to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents (any such policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), the Mortgagor must have (i) received the Mortgagee’s prior written consent thereto and (ii) confirmed that the Mortgagee has received a rating agency confirmation with respect to any such Non-Conforming Policy.
(24) Local Law Compliance	Legacy Central (Loan No. 2)	The Mortgaged Property is subject to open building code violations. The Mortgage Loan documents require the Mortgagor to cause to be removed such open violations.
(24) Local Law Compliance	Franklin Avenue Plaza (Loan No. 13)	The Mortgaged Property is subject to open fire code violations. The Mortgage Loan documents require the Mortgagor to cause to be removed such open violations.
(24) Local Law Compliance	2800 South MacArthur Drive (Loan No. 30);	The Mortgaged Property is legally non-conforming as to use solely with respect to a vacant, non-income producing single family residence located on the Mortgaged Property. Such use as a single family residence is a preexisting legal nonconforming use as residential use is no longer a permitted use under the current zoning ordinance. Should such non-conforming single family residence or a portion thereof be destroyed by any means to an extent of more than 50% of the replacement cost at time of destruction, such
E-2B-1

Representation Number on Annex E-2A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
non-conforming single family residence may not be reconstructed except in conformity with the provisions of the local zoning code. The borrower has indicated that it intends to tear down or find a different use for the single family residence that is more consistent with or ancillary to the other uses at the Mortgaged Property.
(24) Local Law Compliance	Best Western Plus Strongsville (Loan No. 31)	The Mortgaged Property is subject to open fire code violations. The Mortgage Loan documents require the Mortgagor to cause to be removed such open violations.
(26) Recourse Obligations	Legacy Central (Loan No. 2)

With respect to prong (a)(iii), the Mortgage Loan is fully recourse for voluntary transfers of all or any portion of title to the Mortgaged Property or of direct or indirect equity interests in the Mortgagor in violation of the Mortgage Loan documents, except for (a) failure to provide notice of a transfer of equity interests or if such transfer relates to the granting of an easement or entering a lease in the ordinary course of business if such transfer would otherwise be permitted under the Mortgage Loan documents but for the failure of the Mortgagor to provide notice or for the failure to deliver other administrative documents for an otherwise permitted transfer of equity interests, granting of an easement or entering a lease or (b) if such transfer is rescinded or otherwise fully unwound within 30 days following the occurrence of such transfer.

With respect to prong (b)(ii)(B), the Mortgage Loan is recourse for misappropriation of security deposits, but not explicitly for failure to deliver security deposits to Mortgagee upon a foreclosure.

(27) Mortgage Releases	All GSMC Mortgage Loans	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
(31) Single-Purpose Entity	400 Arcola Road (Loan No. 26)	The Mortgagor owned property adjacent to the Mortgaged Property prior to submitting the deed of such Mortgaged Property for recording in connection with the loan origination. Upon creation of the new tax lots, the deeds to the non-collateral property were recorded and from and after such date, the Mortgagor owned only the Mortgaged Property. The Mortgage Loan documents provide recourse for any losses related to the Mortgagor’s ownership of such property.
E-2B-2

Representation Number on Annex E-2A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(32) Defeasance	Legacy Central (Loan No. 2)	In connection with a defeasance, the Mortgagor’s obligation to pay servicing fees is capped at $25,000.
(32) Defeasance	400 Arcola Road (Loan No. 26)	In connection with a defeasance, the Mortgagor’s obligation to pay servicing fees is capped at $35,000.

E-2B-3

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in this Prospectus	13
Summary of Terms	21
Summary of Risk Factors	69
Risk Factors	71
Description of the Mortgage Pool	176
Transaction Parties	243
Description of the Certificates	304
The Mortgage Loan Purchase Agreements	339
The Pooling and Servicing Agreement	348
Use of Proceeds	452
Yield, Prepayment and Maturity Considerations	453
Certain State, Local and Other Tax Considerations	475
ERISA Considerations	475
Legal Investment	483
Certain Legal Aspects of the Mortgage Loans	484
Ratings	505
Plan of Distribution (Underwriter Conflicts of Interest)	507
Incorporation of Certain Information by Reference	508
Where You Can Find More Information	509
Financial Information	509
Legal Matters	509
Index of Certain Defined Terms	510

Annex A – Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1
Annex B – Significant Loan Summaries	B-1
Annex C – Mortgage Pool Information	C-1
Annex D – Form of Distribution Date Statement	D-1
Annex E-1A – Mortgage Loan representations and warranties (CREFI, GACC, Barclays and BMO)	E-1A-1
Annex E-1B – Mortgage Loan Representations and Warranties (GSMC)	. E-2A-1
Annex E-2B – Exceptions to Sponsor Representations and Warranties (GSMC)	E-2B-1

$572,889,000
(Approximate)

Benchmark 2026-V25 Mortgage Trust
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2026-V25

Class A-1	$3,100,000
Class A-2	$0 - $175,000,000
Class A-3	$276,316,000 – $451,316,000
Class X-A	$454,416,000
Class X-B	$118,473,000
Class A-S	$60,048,000
Class B	$33,270,000
Class C	$25,155,000

PROSPECTUS

Citigroup

Goldman Sachs & Co. LLC

Deutsche Bank Securities

Barclays

BMO Capital Markets

Co-Lead Managers and Joint Bookrunners

Academy Securities

Drexel Hamilton

Co-Managers

November       , 2026

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.